As filed with the Securities and Exchange Commission on November 3, 2022.

Registration Statement No. 333-266838

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

Amendment No. 3 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

Larkspur Health Acquisition Corp.
(Exact Name of Registrant as Specified in Its Charter)

_____________________

Delaware	6770	86-2685744
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

___________________________

100 Somerset
Corporate Blvd.
2nd Floor
Bridgewater, NJ 08807
Tel: (609) 310-0722
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________

Daniel J. O’Connor
Chairman and Chief Executive Officer
Larkspur Health Acquisition Corp.
100 Somerset Corporate Blvd., 2nd Floor
Bridgewater, New Jersey 08807
Telephone: (609) 310-0722
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copies to:

Matthew W. Mamak Stuart Rogers Alston & Bird LLP 90 Park Avenue New York, NY 10016 (212) 210-1256	Michael Lerner Jared Kelly Steven Skolnick Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700

_____________________

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective and on completion of the Business Combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2022

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
LARKSPUR HEALTH ACQUISITION CORP.,
AND
PROSPECTUS FOR
10,531,725 SHARES OF COMMON STOCK

The board of directors of Larkspur Health Acquisition Corp., a blank check company incorporated as a Delaware corporation (the “Company,” “Larkspur,” “we,” “us” or “our”), has approved the Business Combination Agreement, dated as of July 20, 2022 (as may be amended from time to time, the “BCA” or the “Business Combination Agreement”), by and among Larkspur, Larkspur Merger Sub Inc., the Securityholder Representative and ZyVersa Therapeutics, Inc., a Florida corporation (“ZyVersa”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the consummation of the transactions contemplated thereby (the “Business Combination”). ZyVersa is a clinical stage specialty biopharmaceutical company. Following the consummation of the Business Combination, the Company (at such stage, referred to herein as the “Combined Entity”) will be renamed “ZyVersa Therapeutics, Inc.”

As part of these transactions, Larkspur has formed a wholly owned subsidiary, Larkspur Merger Sub, Inc. (“Merger Sub”), which at the closing of the Business Combination (the “Closing”) will merge with and into ZyVersa (the “Acquisition Merger”), with ZyVersa being the surviving entity in the Acquisition Merger. Upon the completion of the Business Combination and as a result of the Business Combination, ZyVersa will become a directly wholly owned subsidiary of the Company, and the Company will be owned in part by former public stockholders of Larkspur and Larkspur Health LLC, a Delaware limited liability company (the “Sponsor”), and in part by continuing equity owners of ZyVersa. At the effective time (the “Effective Time”) of the Acquisition Merger, ZyVersa shareholders will receive in the aggregate a number of shares of Company common stock equal to $85,000,000 (increased by the amount of cash proceeds received by ZyVersa from March 15, 2022 to the Effective Time to the effect that the cash remains on ZyVersa’s balance sheet at the Effective Time) divided by $10.00.

As described in this proxy statement/prospectus, Larkspur’s stockholders are being asked to consider and vote upon (among other things) the Business Combination and the other proposals set forth herein.

This proxy statement/prospectus covers 10,531,725 shares of common stock, which includes shares issuable as consideration for the ownership interests in ZyVersa in connection with the Acquisition Merger.

Larkspur’s units, public shares of common stock and public warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “LSPRU”, “LSPR” and “LSPRW”, respectively.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 39 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the BCA or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , 2022, and is first being mailed to Larkspur’s stockholders on or about            , 2022.

LARKSPUR HEALTH ACQUISITION CORP.
100 Somerset Corporate Blvd., 2nd Floor
Bridgewater, New Jersey 08807

NOTICE OF SPECIAL MEETING
TO BE HELD ON            , 2022

TO THE STOCKHOLDERS OF LARKSPUR HEALTH ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of Larkspur Health Acquisition Corp., a Delaware corporation (“Larkspur,” “we,” “us” or “our”), will be held virtually at             a.m., Eastern Time, on,            2022 at https://www.cstproxy.com/lsprhealth/2022.

You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the adoption of the Business Combination Agreement, dated as of July 20, 2022 (the “Business Combination Agreement”), as amended from time to time, by and among Larkspur, Larkspur Merger Sub Inc. (“Merger Sub”), the Security Representative named therein and ZyVersa Therapeutics, Inc. (“ZyVersa”), pursuant to which Merger Sub will merge with and into ZyVersa (the “Acquisition Merger” and, together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with ZyVersa surviving the Acquisition Merger as a wholly owned subsidiary of the Company (we refer to this proposal as the “Business Combination Proposal”);

Proposal No. 2 — The Charter Proposals — to consider and vote upon proposals to approve and adopt the second Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Annex B (the “Proposed Charter”), which, if approved, would become the Company’s organizational document, effective upon filing with the Secretary of State of the State of Delaware (we refer to this proposal as the “Charter Proposal”);

Proposal No. 3 — The Governance Proposals — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter and Proposed Bylaws in the form attached hereto as Annex C (the “Proposed Bylaws,” and, together with the Proposed Charter, the “Proposed Organizational Documents”) and to eliminate various provisions in our Amended and Restated Certificate of Incorporation and Bylaws (the “Existing Organizational Documents”) applicable only to blank check companies, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements (we refer to this proposal as the “Governance Proposals”);

Proposal No. 4 — The Omnibus Incentive Plan Proposal — to consider and vote upon a proposal to approve 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E (we refer to this proposal as the “Omnibus Incentive Plan Proposal”);

Proposal No. 5 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Proposals are approved and adopted, for the purposes of complying with the applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), (a) the issuance of shares of common stock in connection with the Acquisition Merger, and (b) the issuance of shares of preferred stock pursuant to the subscription agreement governing the private placement (“PIPE”) transaction to be consummated in connection with the Business Combination (the “PIPE Subscription Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex F and (c) the issuance of shares of preferred stock and the underlying shares of common stock upon any conversion thereof as payment for certain advisory services (we refer to this proposal as the “Nasdaq Proposal”) and together with the Business Combination Proposal, the Charter Proposals, and the Omnibus Incentive Plan Proposal, the “Condition Precedent Proposals”);

Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to approve under Delaware General Corporation Law (the “DGCL”) the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

Only holders of record of Larkspur’s shares of common stock at the close of business on            , 2022 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting.

The resolutions to be voted upon in person or by proxy at the Special Meeting relating to the above proposals are set forth in the proxy/statement prospectus sections entitled “Proposal No. 1 — The Business Combination Proposal”, “Proposal No. 2 — The Charter Proposals”, “Proposal No. 3 — The Governance Proposals”, “Proposal No. 4 — The Omnibus Incentive Plan Proposal”, “Proposal No. 5 — The Nasdaq Proposal”, and “Proposal No. 6 — The Adjournment Proposal”, respectively.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting.

Whether or not you plan to attend the Special Meeting, we urge you to read when available the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, Larkspur’s board of directors has determined that each of the proposals set forth above is in the best interests of Larkspur and its stockholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of Larkspur’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Larkspur and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals.    See the section entitled “The Business Combination Proposal — Interests of Larkspur Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.

Under the Business Combination Agreement, the approval of each of the Condition Precedent Proposals is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all the Condition Precedent Proposals. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

In connection with Larkspur’s initial public offering of units (“the IPO”), on December 23, 2021, Larkspur Health LLC, a Delaware limited liability company (the “Sponsor”), certain investors, and our officers and directors entered into a letter agreement (the “IPO Letter Agreement”) pursuant to which they agreed, among other things, to vote their shares of common stock purchased prior to the IPO (“founder shares”), as well as any shares of Class A common stock sold in the IPO (“public shares”) purchased by them during or after the IPO, in favor of Larkspur’s initial business combination. Accordingly, we expect them to vote their shares in favor of all proposals being presented at the Special Meeting.

Pursuant to Larkspur’s existing organizational documents, a holder of public shares (“public stockholder”) may request that Larkspur redeem all or a portion of its public shares for cash if the Business Combination is consummated. For the purposes of Article 9.2 of the Amended and Restated Certificate of Incorporation of Larkspur, and pursuant to the DGCL, the exercise of Redemption Rights shall be treated as an election to have such public shares repurchased for cash and references in the proxy statement/prospectus relating to the Business Combination shall be interpreted accordingly. You will be entitled to receive cash for any public shares to be redeemed only if you:

•        hold (a) public shares or (b) units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your Redemption Rights with respect to the public shares; and

•        prior to 5:00 p.m., Eastern Time, on            , 2022, (a) submit a written request to Continental Stock Transfer & Trust Company, Larkspur’s transfer agent (the “Transfer Agent”), that Larkspur redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising Redemption Rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent, directly and instruct it to do so.

Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal.

If the Business Combination is not consummated, the public shares will not be redeemed for cash in connection with such failure as Larkspur has until December 23, 2022 (subject to extensions) to consummate a business combination. If the Business Combination is consummated and a public stockholder properly has exercised its right to redeem its public shares and timely delivers its shares to the Transfer Agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest (less taxes paid or payable, if any, and up to $100,000 of interest earned to pay dissolution expenses) divided by the number of then issued and outstanding public shares. For illustrative purposes, as of            , 2022, this would have amounted to approximately $            per public share. If a public stockholder exercises its Redemption Rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See “The Special Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The closing of the Acquisition Merger and the transactions contemplated by the Business Combination Agreement are subject to certain customary conditions, including, among other things: (i) the approval of the Business Combination and other matters by Larkspur’s stockholders, and the approval of the Business Combination by ZyVersa’s stockholders; (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain additional regulatory approvals; (iii) the accuracy of the representations and warranties as determined in accordance with the Business Combination Agreement; (iv) covenant bring down conditions to an “all material respects” standard; (v) the absence of a material adverse effect with respect to ZyVersa; (vi) the effectiveness of this registration statement and the listing of the Company’s common stock to be issued in the Business Combination on the Nasdaq Capital Market (“Nasdaq”); and (vii) consummation of the PIPE. To the extent permitted by law, the conditions in the Business Combination Agreement may be waived by the parties thereto.

In connection with entering into the Business Combination Agreement, Larkspur entered into a Securities Purchase Agreement, dated as of July 20, 2022 (the “Securities Purchase Agreement” or the PIPE Subscription Agreement), as amended, with certain investors (the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors agreed to purchase up to 12,500 shares of preferred stock (together with warrants to purchase common stock) at a price of $1,000 per share immediately prior to and conditioned upon the Closing resulting in aggregate proceeds to be received by Larkspur of up to $12,500,000. The Securities Purchase Agreement contains customary representations, warranties, covenants and agreements of Larkspur and the PIPE Investors and are subject to customary Closing conditions which include, among other things (i) the absence of any amendment or modification to the Business Combination Agreement that would reasonably be expected to adversely affect the economic benefits under the PIPE Subscription Agreement; (ii) the consummation of the Business Combination; and (iii) the right to terminate the PIPE Subscription Agreements if the PIPE has not closed by December 31, 2022.

All Larkspur stockholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding shares of common stock, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, your failure to vote will have no effect on the vote count for the proposals to be voted on at the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted.

If you have any questions or need assistance voting your shares of common stock, please contact Morrow Sodali, our proxy solicitor, by calling (203) 658-9395.

Thank you for your participation. We look forward to your continued support.

, 2022	By Order of the Board of Directors,
Daniel J. O’Connor
Chairman and Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES OF COMMON STOCK WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (III) DELIVER YOUR SHARES OF COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES OF COMMON STOCK IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

This notice was mailed by Larkspur on or about            , 2022.

i

ii

ADDITIONAL INFORMATION

If you have questions about the Business Combination or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact Larkspur’s proxy solicitor listed below. You will not be charged for any of the documents you request.

Morrow Sodali
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (203) 658-9395
Email: c.rice@morrowsodali.com

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on            , 2022, you must request the information no later than seven business days prior to the date of the Special Meeting, by            , 2022.

For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” of the enclosed proxy statement/prospectus.

TRADEMARKS AND TRADENAMES

This proxy statement/prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable owner or licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry position and industry data and forecasts that Larkspur and ZyVersa obtained or derived from internal company reports, independent third-party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses or review of internal company reports as well as the independent sources referred to above.

Although both Larkspur and ZyVersa believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. Statements as to industry position are based on market data currently available. While Larkspur and ZyVersa are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

SELECTED DEFINITIONS

When used in this proxy statement/prospectus, unless the context otherwise requires:

•        “Adjournment Proposal” refers to the Stockholder Proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal or the Omnibus Incentive Plan Proposal.

•        “Amended and Restated Certificate of Incorporation” refers to Larkspur’s Amended and Restated Certificate of Incorporation, effective as of December 20, 2021.

•        “Amended and Restated Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement, to be entered into by and among Larkspur, certain stockholders of Larkspur and the Sponsor, and certain stockholders of ZyVersa, substantially in the form attached to this proxy statement/prospectus as Annex D, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•        “BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of July 20, 2022, by and among Larkspur, Merger Sub, the Security Representative named therein and ZyVersa, substantially in the form attached to this proxy statement/prospectus as Annex A as the same may be further amended, modified, supplemented or waived from time to time in accordance with its terms.

•        “Board” refers to Larkspur’s board of directors.

•        “Business Combination” refers to the transactions contemplated by the BCA.

•        “Cassel Salpeter” refers to Cassel Salpeter & Co., LLC., who acted as financial advisor to Larkspur’s board of directors.

•        “Charter Proposal” means the proposal to be considered at the Special Meeting to approve the amendment and restatement of the Articles of Incorporation and Bylaws by their deletion and replacement with the Proposed Charter and the Proposed Bylaws.

•        “Closing” refers to the closing of the Business Combination.

•        “Closing Date” refers to the day on which the Closing takes place.

•        “Combined Entity” refers to the Company following the consummation of the Business Combination.

•        “common stock” refers to the common stock, par value $0.0001 per share, of the Combined Entity, including any shares of such common stock issuable upon the exercise of any warrant or other right to acquire shares of such common stock.

•        “DGCL” refers to the Delaware General Corporation Law, as amended.

•        “dollars” or “$” refers to U.S. dollars.

•        “FBCA” means the Florida Business Corporation Act, as amended and supplemented from time to time.

•        “founder shares” refers to the shares of common stock of Larkspur, par value $0.0001, each of Larkspur, held by the Sponsor, the representative of the IPO underwriter, and Larkspur directors.

•        “Founder Shareholder” of “Larkspur Founder Shareholder” refers to purchasers of founder shares in connection with the IPO.

•        “GAAP” refers to United States generally accepted accounting principles, consistently applied.

•        “Governance Proposals” means the four sub-proposals to take effect upon the Closing if the Charter Proposals are approved.

•        “IPO” refers to Larkspur’s initial public offering of its units, public shares and public warrants pursuant to the IPO registration statement, completed on December 23, 2021.

•        “Larkspur” refers to Larkspur Health Acquisition Corp., a blank check company incorporated as a Delaware corporation.

•        “Larkspur public shares” refers to the 7,767,159 shares of Class A common stock, par value $0.0001, of Larkspur issued in connection with the IPO.

•        “Merger Sub” refers to Larkspur Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Larkspur.

•        “Nasdaq” means the Nasdaq Capital Market.

•        “Nasdaq Proposal” means the proposal to be considered at the Special Meeting to approve (i) the issuance of stock in connection with the Acquisition Merger, (ii) the issuance of the underlying shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants pursuant to the PIPE Subscription Agreement, and (iii) the issuance of shares of preferred stock and the underlying shares of common stock upon any conversion thereof as payment for certain advisory services, in order to comply with the rules of Nasdaq.

•        “Omnibus Incentive Plan” refers to the Combined Entity 2022 Omnibus Incentive Plan, substantially in the form attached to this proxy statement/prospectus as Annex E, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•        “Omnibus Incentive Plan Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the Omnibus Incentive Plan.

•        “PIPE” or “PIPE Investment” means the private placement pursuant to which the PIPE Investors have committed to make a private investment in the aggregate amount of up to $12,500,000 in exchange for shares of preferred stock and warrants immediately prior to and conditioned upon the Closing on the terms and conditions set forth in the PIPE Subscription Agreement.

•        “PIPE Investors” refers to the investors that has signed the PIPE Subscription Agreement.

•        “PIPE Securities” refers to the shares of preferred stock and warrants to be sold to the PIPE Investors pursuant to the PIPE Subscription Agreement.

•        “PIPE Subscription Agreement” refers to the Securities Purchase Agreement, dated as of July 20, 2022, as amended, by and between Larkspur and the PIPE Investors, pursuant to which Larkspur has agreed to issue an aggregate of up to 12,500 shares of convertible preferred stock and warrants in an amount equal to 100% of the underlying shares of common stock issuable upon conversion of such preferred stock to the PIPE Investors at a purchase price of $1,000 per share of preferred stock, substantially in the form attached to this proxy statement/prospectus as Annex F, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•        “private placement units” refers to the units purchased by our Sponsor and certain sponsor investors in a private placement simultaneously with the closing of the IPO (including shares of common stock issuable upon conversion thereof).

•        “Proposed Bylaws” refers to the bylaws of the Combined Entity following the Closing, substantially in the form attached to this proxy statement/prospectus as Annex C, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•        “Proposed Charter” refers to the charter of the Combined Entity following the Closing, substantially in the form attached to this proxy statement/prospectus as Annex B, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•        “public stockholders” refers to the holders of the public shares or public warrants underlying the units that were sold in the IPO.

•        “public shares” refers to the shares of Class A common stock, par value $0.0001 each of Larkspur, underlying the units issued in the IPO.

•        “public warrants” refers to the warrants underlying the units issued in the IPO, entitling the holder thereof to purchase one share of common stock of Larkspur, at an exercise price of $11.50, subject to adjustment.

•        “record date” refers to            , 2022, the date for determining the Larkspur stockholders entitled to receive notice of and to vote at the Special Meeting.

•        “Redemption Rights” refer to the rights of the public stockholders to demand redemption of their public shares for cash in accordance with the procedures set forth in the Amended and Restated Certificate of Incorporation and this proxy statement/prospectus.

•        “Revenue” is income generated via ZyVersa revenue streams.

•        “SEC” refers to the U.S. Securities and Exchange Commission.

•        “Securities Act” refers to the Securities Act of 1933, as amended.

•        “Shareholder Support Agreement” refers to the Shareholder Support Agreement, dated as of July 20, 2022, by and among Larkspur, ZyVersa and certain ZyVersa shareholders party thereto, pursuant to which certain ZyVersa shareholders have committed to, among other things, vote their shares in favor of the transactions contemplated by the Business Combination Agreement.

•        “Stockholder Proposals” refer, collectively, to (i) the Business Combination Proposal, (ii) the Charter Proposals, (iii) the Governance Proposals, (iv) the Omnibus Incentive Plan Proposal, (v) the Nasdaq Proposal and (vi) the Adjournment Proposal.

•        “Special Meeting” refers to the special meeting of the stockholders of Larkspur to be held on            at            a.m., Eastern Time, to vote on matters relating to the Business Combination.

•        “Sponsor” refers to Larkspur Health LLC, a Delaware limited liability company.

•        “Transfer Agent” refers to Continental Stock Transfer & Trust Company.

•        “Trust Account” refers to the trust account of Larkspur which holds the net proceeds from the IPO and a portion of the proceeds from the sale of the private placement units, together with interest earned thereon, less amounts withdrawn to pay taxes.

•        “Warrant Agent” refers to Continental Stock Transfer & Trust Company.

•        “Warrants” refers, collectively, to the public warrants and the warrants that are part of the private placement units of Larkspur.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Forward-looking statements involve substantial risks and uncertainties. These statements are based on the beliefs and assumptions of the respective management teams of Larkspur and ZyVersa. Although Larkspur and ZyVersa believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Larkspur nor ZyVersa can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,”“will,”“should,”“expect,”“plan,”“anticipate,”“could,”“intend,”“target,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern Larkspur’s and ZyVersa’s expectations, strategy, plans or intentions. Forward-looking statements contained in this proxy statement/prospectus include statements about:

•        the anticipated benefits of the Business Combination;

•        the ability of Larkspur and ZyVersa to complete the Business Combination, including satisfaction or waiver of the conditions to the Business Combination;

•        the anticipated costs associated with the proposed Business Combination;

•        ZyVersa’s financial and business performance following the Business Combination, including financial projections and business metrics;

•        ZyVersa’s ability to effectively return to growth and to effectively expand operations;

•        the potential business or economic disruptions caused by current and future pandemics, such as the COVID-19 pandemic;

•        the ability to obtain and/or maintain the listing of the Company’s common stock and the warrants on Nasdaq, and the potential liquidity and trading of its securities;

•        the risk that the proposed Business Combination disrupts current plans and operations of ZyVersa as a result of the announcement and consummation of the proposed Business Combination;

•        the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, and retain its key employees;

•        changes in applicable laws or regulations;

•        ZyVersa’s ability to raise financing in the future;

•        ZyVersa’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•        the strength of ZyVersa’s network, effectiveness of its technology, and quality of the offerings provided through its platform;

•        the projected financial information, growth rate, strategies, and market opportunities for ZyVersa;

•        ZyVersa’s ability to successfully launch its product and be accepted by the market;

•        ZyVersa’s ability, assessment of and strategies to compete with its competitors;

•        the success of ZyVersa’s research and development strategies;

•        ZyVersa’s ability to attract and retain talent and the effectiveness of its compensation strategies and leadership;

•        ZyVersa’s ability to maintain its licenses and operate in the heavily regulated pharmaceutical industries;

•        ZyVersa’s ability to prevent and guard against cybersecurity attacks;

•        ZyVersa’s reliance on third-party service providers for processing payments, web and mobile operating systems, software, background checks, and insurance policies;

•        ZyVersa’s future capital requirements and sources and uses of cash;

•        the outcome of any known and unknown litigation and regulatory proceedings, including the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against Larkspur and ZyVersa that could give rise to the termination of the Business Combination Agreement;

•        ZyVersa’s ability to maintain and protect its brand and its intellectual property; and

•        other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or ZyVersa. There can be no assurance that future developments affecting us and/or ZyVersa will be those that we and/or ZyVersa have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of ZyVersa), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the potential business or economic disruptions caused by current and future pandemics, such as the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We and ZyVersa undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any stockholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the Special Meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the stockholder meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:     WHAT IS THE BUSINESS COMBINATION?

A:     Larkspur and ZyVersa have entered into the Business Combination Agreement, pursuant to which, among other things, the Business Combination will be effected in the following way:

At the Effective Time, Merger Sub will merge with and into ZyVersa, with ZyVersa surviving the merger as a wholly owned subsidiary of the Company. ZyVersa shareholders will receive in the aggregate a number of shares of Company common stock equal to $85,000,000 (increased by the amount of cash proceeds received by ZyVersa from March 15, 2022 to the Effective Time to the effect that the cash remains on ZyVersa’s balance sheet at the Effective Time) divided by $10.00.

Larkspur will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement. Stockholders of Larkspur are receiving this proxy statement/prospectus in connection with such meeting. See “The Business Combination Agreement” beginning on page 100. In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the Business Combination Agreement in their entirety.

Q:     WHY AM I RECEIVING THIS DOCUMENT?

A:     Larkspur is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of common stock of Larkspur with respect to the matters to be considered at the Special Meeting.

The Business Combination cannot be completed unless Larkspur’s stockholders approve the Business Combination Proposal, the Charter Proposals, the Omnibus Incentive Plan Proposal and the Nasdaq Proposal set forth in this proxy statement/prospectus. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of Larkspur and a prospectus for shares of Larkspur common stock to be issued in the Business Combination. It is a proxy statement because the board of directors of Larkspur is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because Larkspur, in connection with the Business Combination, is offering shares of its common stock in exchange for ZyVersa’s outstanding shares of common stock. See “The Business Combination Agreement — Consideration to be Received in the Business Combination”.

Q:     WHAT EQUITY STAKE WILL LARKSPUR’S CURRENT STOCKHOLDERS HOLD IN THE COMPANY FOLLOWING THE BUSINESS COMBINATION?

A:     Following completion of the Business Combination, public stockholders (including A.G.P./Alliance Global Partners (“A.G.P.”), the representative of the underwriters in Larkspur’s IPO) will own approximately 41.0% of the common equity of the Combined Entity (assuming that no shares of common stock of Larkspur are elected to be redeemed by public stockholders and subject to the other assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Information”). Assuming maximum redemptions by public stockholders and subject to the other assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Information”, Larkspur’s non-redeeming public stockholders will own 0% of the common equity of the Combined Entity.

Q:     WHAT EQUITY STAKE WILL LARKSPUR CURRENT STOCKHOLDERS, THE SPONSOR, THE PIPE INVESTORS AND CONTINUING ZYVERSA STOCKHOLDERS HOLD IN THE COMBINED ENTITY IMMEDIATELY AFTER THE CONSUMMATION OF THE BUSINESS COMBINATION?

A:     It is anticipated that, upon completion of the Business Combination, the ownership of the Combined Entity will be as follows:

•        Larkspur’s public stockholders are expected to hold 7,767,159 shares of Combined Entity common stock, or approximately 41.5% of the outstanding Combined Entity common stock;

•        the PIPE Investors are expected to beneficially own 1,955,200 shares of Combined Entity common stock, or approximately 10.5% of the outstanding Combined Entity common stock underlying the preferred stock and warrants issued to the PIPE Investors;

•        the Sponsor is expected to hold 2,262,062 shares of Combined Entity common stock, or approximately 12.1% of the outstanding Combined Entity common stock;

•        the continuing ZyVersa stockholders are expected to hold 6,719,730 shares of Combined Entity common stock, or approximately 35.9% of the outstanding Combined Entity common stock.

The number of shares and the interests set forth above (a) assume that (i) the number of shares to be issued upon Closing of the Business Combination is 8,661,520, (ii) no public stockholders elect to have their public shares redeemed, (iii) there are no other issuances of equity interests of Larkspur or ZyVersa, (iv) none of Larkspur’s initial stockholders or current ZyVersa stockholders purchase shares of common stock of Larkspur in the open market, (v) there are no exercises of ZyVersa options or ZyVersa warrants, (vi) the PIPE Investors do not purchase shares in the open market between the date of the PIPE Subscription Agreement and the close of business on the third trading day prior to the Special Meeting of Larkspur’s stockholders called in connection with the Business Combination, and (vii) the conversion price for the shares of preferred stock issued to the PIPE Investors is $10.00 and the exercise price for the warrants issued to the PIPE Investors is $11.50, and (b) does not take into account the Company warrants that will remain outstanding following the Business Combination and may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of Larkspur’s stockholders will decrease.

If the assumptions set forth in the foregoing clauses (a)(ii) — (vi) and (b) remain true, except that the PIPE Investors do not convert the preferred stock or exercise the warrants, the ownership of the Combined Entity upon the Acquisition Closing will be as follows:

•        Larkspur’s public stockholders are expected to hold 7,767,159 shares of Combined Entity common stock, or approximately 46.4% of the outstanding Combined Entity common stock;

•        the Sponsor is expected to hold 2,262,062 shares of Combined Entity common stock, or approximately 13.5% of the outstanding Combined Entity common stock;

•        the continuing ZyVersa stockholders are expected to hold 6,719,730 shares of Combined Entity common stock, or approximately 40.1% of the outstanding Combined Entity common stock.

If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 7,767,159 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii) — (vi) and (b) remain true, the ownership of the Combined Entity upon the Acquisition Closing will be as follows:

•        Larkspur’s public stockholders (including A.G.P.) are expected to hold 0 shares of Combined Entity common stock, or approximately 0% of the outstanding Combined Entity common stock;

•        the PIPE Investors are expected to beneficially own 1,955,200 shares of Combined Entity common stock, or approximately 17.9% of the outstanding Combined Entity common stock underlying the preferred stock and warrants issued to the PIPE Investors;

•        the Sponsor is expected to hold 2,262,062 shares of Combined Entity common stock, or approximately 20.7% of the outstanding Combined Entity common stock; and

•        the continuing ZyVersa stockholders are expected to hold 6,719,730 shares of Combined Entity common stock, or approximately 61.4% of the outstanding Combined Entity common stock.

The ownership percentages with respect to the Combined Entity set forth above do not take into account the shares of common stock that may be issued in connection with the previously issued ZyVersa stock options and the shares of common stock to be issued upon exercise of Larkspur warrants that will remain outstanding immediately following the Business Combination. If the facts are different from these assumptions, the percentage ownership retained by Larkspur’s existing stockholders in the Combined Entity will be different. For example, if we assume that all outstanding public warrants and private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public stockholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of the Combined Entity would be as follows:

•        Larkspur’s public stockholders (including A.G.P.) are expected to hold 13,592,528 shares of Combined Entity common stock, or approximately 54.9% of the outstanding Combined Entity common stock;

•        the PIPE Investors are expected to beneficially own 1,955,200 shares of Combined Entity common stock, or approximately 7.9% of the outstanding Combined Entity common stock underlying the preferred stock and warrants issued to the PIPE Investors;

•        the Sponsor is expected to hold 2,502,266 shares of Combined Entity common stock, or approximately 10.1% of the outstanding Combined Entity common stock;

•        the continuing ZyVersa stockholders are expected to hold 6,719,730 shares of Combined Entity common stock, or approximately 27.1% of the outstanding Combined Entity common stock.

The Larkspur warrants will become exercisable on the later of the one year following the completion of Larkspur’s IPO and 30 days following the completion of the Business Combination.

Refer to the pro forma post-combination company common stock issued and outstanding immediately after the Business Combination and PIPE Investment in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.

Q:     WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?

A:     The parties currently expect that the Business Combination will be completed in the fourth quarter of 2022. However, neither Larkspur nor ZyVersa can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of Larkspur and ZyVersa could result in the Business Combination being completed at a different time or not at all. The outside date for consummation of the Business Combination is December 15, 2022. Larkspur must first obtain the approval of Larkspur stockholders for each of the Condition Precedent Proposals, ZyVersa must obtain the approval of its stockholders, and Larkspur and ZyVersa must also obtain certain necessary regulatory approvals and satisfy other Closing conditions. See “The Business Combination Agreement — Conditions to Closing of the Business Combination Agreement.”

Q:     WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:     If Larkspur does not complete the Business Combination with ZyVersa for any reason, Larkspur would need to search for another target business with which to complete a business combination. If Larkspur does not complete the Business Combination with ZyVersa or a business combination with another target business by December 23, 2022 (or a later time upon election of Larkspur to extend the time period to complete initial business combination subject to satisfaction of certain conditions), Larkspur must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (less taxes paid or payable, if any, and up to $100,000 of interest earned to pay dissolution expenses) divided by the number of then outstanding public shares. The Founder Shareholders have no Redemption

Rights in the event a business combination is not effected in the required time period and, accordingly, its founder shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to Larkspur’s outstanding warrants. Accordingly, such warrants will expire worthless.

QUESTIONS AND ANSWERS ABOUT OUR SPECIAL MEETING

Q:     WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:     Larkspur stockholders are being asked to vote on the following Stockholder Proposals:

1.      the Business Combination Proposal;

2.      the Charter Proposals;

3.      the Governance Proposals;

4.      the Omnibus Incentive Plan Proposal;

5.      the Nasdaq Proposal; and

6.      the Adjournment Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, the Charter Proposals, the Omnibus Incentive Plan Proposal and the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the approval of the Governance Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

Q:     WHY IS LARKSPUR PROPOSING THE BUSINESS COMBINATION?

A:     Larkspur was incorporated to effect a merger, stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities (each, a “business combination”).

On December 23, 2021, Larkspur completed its IPO, generating gross proceeds of $77,675,190 (including the partial exercise of the underwriter’s over-allotment option on January 6, 2022). Since Larkspur’s IPO, Larkspur’s activity has been limited to the evaluation of business combination candidates. ZyVersa is a clinical stage specialty biopharmaceutical company leveraging advanced proprietary technologies to develop first-in-class drugs for patients with inflammatory or kidney diseases with high unmet medical needs.

The board of directors of Larkspur and the board of directors of ZyVersa have approved the proposed transaction.

Based on its due diligence investigation of ZyVersa and the industry in which it operates, including the financial and other information provided by ZyVersa in the course of its negotiations in connection with the Business Combination Agreement, Larkspur believes that the Business Combination with ZyVersa will provide Larkspur stockholders with an opportunity to participate in the ownership of a company with significant growth potential.

Q:     DO I HAVE REDEMPTION RIGHTS?

A:     If you are a holder of public shares, you have the right to demand that Larkspur redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of Larkspur’s IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to Larkspur to pay its taxes) upon the Closing of the transactions contemplated by the Business Combination Agreement (such rights, “Redemption Rights”).

Notwithstanding the foregoing, a holder of shares of common stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the shares of common stock. Accordingly, all shares of common stock in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group”, will not be redeemed.

If passed, the Charter Proposals would remove the requirement that Larkspur have at least $5,000,001 of net tangible assets after giving effect to the redemption of all such shares.

Q:     WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:     No. You may exercise your Redemption Rights whether you vote your shares of common stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Stockholder Proposal. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their shares of common stock and no longer remain stockholders and subject to the terms and conditions of the Business Combination Agreement, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. Also, with fewer shares of common stock and public stockholders, the trading market for shares of common stock of Larkspur may be less liquid than the market for shares of common stock of Larkspur prior to the Business Combination and Larkspur may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into ZyVersa’s business will be reduced.

Q:     HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:     If you are a holder of shares of common stock and wish to exercise your Redemption Rights, you must demand that Larkspur redeem your shares for cash no later than 5:00 p.m., Eastern Time on            , 2022 by delivering your share certificates (if any) and other redemption forms to Larkspur’s Transfer Agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system prior to the vote at the Special Meeting. Holders of units must elect to separate the underlying shares of common stock and public warrants prior to exercising Redemption Rights with respect to the shares of common stock. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into underlying shares of common stock and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Larkspur’s Transfer Agent, directly and instruct them to do so. Any holder of shares of common stock will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of            the amount then in the Trust Account (which, for illustrative purposes, was approximately $            million, or $            per share, as of            , 2022, the record date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to Larkspur to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), will be paid promptly upon consummation of the Business Combination. However, the proceeds deposited in the Trust Account could become subject to the claims of Larkspur’s creditors, if any, which could have priority over the claims of Larkspur’s public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Stockholder Proposal will have No impact on the amount you will receive upon exercise of your Redemption Rights.

Any written demand of Redemption Rights must be received by Larkspur’s Transfer Agent prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent prior to the vote at the Special Meeting.

If a holder of shares of common stock properly makes a request for redemption and the certificates for the shares of common stock (if any) along with the redemption forms are delivered as described to Larkspur’s Transfer Agent as described herein, then, if the Business Combination is consummated, Larkspur will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption Rights, then you will be exchanging your shares of common stock for cash.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Larkspur’s consent, until the Closing of the Business Combination. If Larkspur receives valid redemption requests from holders of public shares prior to the redemption deadline, Larkspur may, at its sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. Larkspur may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account following payment of the aggregate amount of cash proceeds that will be required to satisfy any redemptions and payment of all transaction expenses. If you delivered your public shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting Larkspur’s Transfer Agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:     WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:     We expect that a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) that exercises its Redemption Rights to receive cash from the Trust Account in exchange for its Combined Entity common stock will generally be treated as selling such Combined Entity common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Combined Entity common stock that a U.S. holder owns or is deemed to own (including through the ownership of Combined Entity warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of Redemption Rights, see “Material U.S. Federal Income Tax Considerations.”

The tax consequences of exercising Redemption Rights are discussed more fully below under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Effect to U.S. Holders of the Public Shares Exercising Redemption Rights.”

All holders considering exercising Redemption Rights are urged to consult their tax advisor on the tax consequences to them o an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:     DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION?

A:     No. Neither Larkspur stockholders nor Larkspur warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Q:     WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:     The net proceeds of Larkspur’s IPO, together with a portion of the funds raised from the sale of private placement units in connection with the consummation of Larkspur’s IPO and the exercise of the underwriter’s over-allotment option, was placed in the Trust Account immediately following Larkspur’s IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the shares of common stock who exercise Redemption Rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $3,375,000 as deferred underwriting commissions related to Larkspur’s IPO) and, together with the proceeds of the PIPE Investment, will be deposited with the Combined Entity to be used for general corporate purposes.

Q:     WHAT HAPPENS IF A SUBSTANTIAL NUMBER OF PUBLIC STOCKHOLDERS VOTE IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL AND EXERCISE THEIR REDEMPTION RIGHTS?

A:     Larkspur’s public stockholders may vote in favor of the Business Combination and still exercise their Redemption Rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders.

If a Larkspur public stockholder exercises its Redemption Rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that there are maximum redemptions or        public shares held by Larkspur’s public stockholders were redeemed, the        retained outstanding Larkspur public warrants would have had an aggregate value of $            (based on the closing price of the Larkspur public warrants (on            , 2022). If a substantial number of, but not all, Larkspur public stockholders exercise their Redemption Rights, any non-redeeming stockholders would experience dilution to the extent such warrants are exercised and additional shares of Combined Entity shares are issued.

In no event will Larkspur redeem its public shares in an amount that would cause its (or the Combined Entity’s) net tangible assets to be less than $5,000,001, as provided in the Existing Organizational Documents.

With fewer public shares and public stockholders, the trading market for Combined Entity common stock may be less liquid than the market for Larkspur’s public shares was prior to the Business Combination and the Combined Entity may not be able to meet the listing standards for Nasdaq. If the Combined Entity’s securities are not listed on Nasdaq and certain other conditions are not met, the PIPE Investment will not close and any monies paid by the applicable subscriber to Larkspur pursuant to the subscription agreement shall promptly (but not later than two business days after termination) be returned to the subscriber without any deduction for or on account of any tax, withholding, charges, or set-off. In addition, with fewer funds available from the Trust Account, the working capital infusion from the Trust Account into the Combined Entity’s business will be reduced. See “Risk Factors” for more details.

The below table shows the anticipated beneficial ownership of various holders of Combined Entity common stock upon Closing of the Business Combination in the no redemption and maximum redemption scenarios and is based on the following assumptions: (i) there are no other issuances of equity interests of Larkspur or ZyVersa, (ii) neither the Sponsor nor any of ZyVersa’s current stockholders purchase Larkspur public shares in the open market, (iii) no Larkspur or Combined Entity warrants are exercised, (iv) the PIPE Investors do not purchase shares in the open market between the date of the PIPE Subscription Agreement and the close of business on the third trading day prior to the Special Meeting of Larkspur’s stockholders called in connection with the Business Combination, and (v) the conversion price for the shares of preferred stock issued to the PIPE Investors is $10.00 and the exercise price for the warrants issued to the PIPE Investors is $11.50.

Percentage Share Ownership in the Combined Entity	No Redemptions	Maximum Redemptions
Larkspur Public Stockholders (including A.G.P.)	41.5%	—%
ZyVersa Stockholders	35.9%	61.4%
PIPE Investors	10.5%	17.9%
Sponsor	12.1%	20.7%
Value of the Shares Owned by Non-Redeeming Stockholders
Total Shares Outstanding Excluding Warrants	18,704,151	10,936,992
Total Equity Value Post-Redemptions	$83,448,000	$5,000,000
Per Share Value	$4.46	$0.46

____________

(1)      Assumes that Larkspur’s public stockholders exercise Redemption Rights with respect to 7,767,159 public shares, which represents redemption of 100% of Larkspur public shares, for an aggregate redemption payment of $77,671,590 million.

(2)      The Sponsor and its Affiliates will hold up to 1,941,790 shares of common stock, which will be cancelled and exchanged on a one-for-one basis for Combined Entity common stock upon consummation of the proposed Business Combination. Accounting for the subsequent forfeiture of shares related to the underwriter’s partial exercise of their over-allotment option, the Sponsor paid $25,000 for the 1,941,790 founder shares, or approximately $0.013 per founder share. Assuming a value of $10.00 per share of Combined Entity common stock, based on the deemed value of $10.00 per share of Combined Entity common stock in the proposed Business Combination, this represents an appreciation in value of approximately $9.99 per share of Combined Entity common stock. Assuming a value of $            per share of Combined Entity common stock, the Closing price of a share of common stock of Larkspur on            , 2022, this represents an appreciation in value of approximately $            per share of Combined Entity common stock.

Q:     HOW DOES THE SPONSOR INTEND TO VOTE ON THE STOCKHOLDER PROPOSALS?

A:     The Sponsor owns of record and is entitled to vote an aggregate of approximately             % of the outstanding shares of common stock of Larkspur. The Sponsor has agreed to vote any founder shares and any shares of common stock held by it as of the record date in favor of the Stockholder Proposals.

Q:     WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:     The holders of a majority of the voting power of the issued and outstanding shares of common stock of Larkspur entitled to vote at the Special Meeting must be present, in person or virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the founder shares, who currently own approximately 19% of the issued and outstanding shares of common stock of Larkspur, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, holders of            shares of common stock of Larkspur would be required to be present to achieve a quorum.

Q:     WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:     The Business Combination Proposal:

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of common stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Larkspur stockholders must approve the Business Combination Proposal in order for the Business Combination to occur. If Larkspur stockholders fail to approve the Business Combination Proposal, the Business Combination will not occur. Pursuant to the IPO Letter Agreement, the Sponsor, AGP and each of Daniel J. O’Connor, David S. Briones, Raj Mehra, Ph.D., J.D., Gregory Skalicky, and Christopher Twitty, Ph.D., have agreed to vote shares representing approximately 21.54% of the aggregate voting power of the shares of common stock of Larkspur in favor of the Business Combination Proposal.

The Charter Proposals:

The approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Larkspur common stock on the record date. The Charter Proposals are conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Charter Proposals will have no effect, even if approved by Larkspur’s public stockholders. Pursuant to the IPO Letter Agreement, the Larkspur Founder Stockholders have agreed to vote shares representing approximately 21.54% of the aggregate voting power of the shares of common stock of Larkspur in favor of the Charter Proposals.

The Governance Proposals:

The approval of any of the Governance Proposals is not required by Delaware law separate and apart from the Charter Proposals, but pursuant to SEC guidance, Larkspur is required to submit these provisions to its stockholders separately for approval. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Larkspur or the Larkspur Board (separate and apart from the approval of the Charter Proposals). Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposals).

The Omnibus Incentive Plan Proposal:

The approval of the Omnibus Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of common stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Omnibus Incentive Plan Proposal is conditioned on the approval of the Nasdaq Proposal and, therefore, also conditioned on the approval the Business Combination Proposal, and the Charter Proposals. Therefore, if any of those proposals is not approved, the Omnibus Incentive Plan Proposal will have no effect, even if approved by Larkspur’s public stockholders.

The Nasdaq Proposal:

The approval of the Nasdaq Proposal requires the affirmative vote of the holders of a majority of the shares of common stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Nasdaq Proposal is conditioned on the approval of the Charter Proposals, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if any of the Business Combination Proposal or the Charter Proposals is not approved, the Nasdaq Proposal will have no effect, even if approved by Larkspur’s public stockholders. Pursuant to the IPO Letter Agreement, the Larkspur Founder Stockholders have agreed to vote shares representing approximately 21.54% of the aggregate voting power of the shares of common stock of Larkspur in favor of the Nasdaq Proposal.

The Adjournment Proposal:

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of common stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other Stockholder Proposal.

Q:     DO ANY OF LARKSPUR’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF LARKSPUR STOCKHOLDERS?

A:     Larkspur’s executive officers and certain non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Larkspur’s stockholders generally. The Larkspur board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by the stockholders of Larkspur. See “The Business Combination Proposal — Interests of Larkspur Directors and Officers in the Business Combination.”

Q:     WHAT DO I NEED TO DO NOW?

A:     After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:     HOW DO I VOTE?

A:     If you are a stockholder of record of Larkspur as of            , 2022 (the “record date”) you may submit your proxy before the Special Meeting in any of the following ways, if available:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the internet; or

•        complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record of Larkspur as of the record date, you may also cast your vote at the Special Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:     WHEN AND WHERE IS THE SPECIAL MEETING?

A:     The Special Meeting will be held virtually on            , 2022. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/lsprhealth/2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing 1 800-450-7155 (within the U.S. and Canada and toll-free) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). All Larkspur stockholders as of the record date, or their duly appointed proxies, may attend the Special Meeting.

Q:     IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:     If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Larkspur or by voting at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you plan to attend the Special Meeting, but are not a stockholder of record because you hold your shares in “street name”, please have evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you at the Special Meeting.

Under the rules of Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the Stockholder Proposals are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular Stockholder Proposal for which the broker does not have discretionary voting power.

If you are a Larkspur stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Proposals, the Governance Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal or the Adjournment Proposal. Such abstentions and broker non-votes will have no effect on the vote count for any of the proposals.

Q:     WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:     For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.

If you are an Larkspur stockholder that attends the Special Meeting and fails to vote on the Business Combination Proposal, the Charter Proposals, the Governance Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such proposals.

Q:     WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:     If you sign and return your proxy card without indicating how to vote on any particular Stockholder Proposal, the shares of common stock of Larkspur represented by your proxy will be voted as recommended by the Larkspur board of directors with respect to that Stockholder Proposal.

Q:     MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:     Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

•        filing a notice with Larkspur or its proxy solicitor;

•        mailing a new, subsequently dated proxy card; or

•        by attending the Special Meeting and electing to vote your shares.

If you are a stockholder of record of Larkspur and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Larkspur Health Acquisition Corp., 100 Somerset Corporate Blvd., 2nd Floor, Bridgewater, New Jersey 08807 and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 5:00 p.m. Eastern time on            , 2022, or by voting at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of shares of common stock of Larkspur, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:     WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a stockholder of Larkspur. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your Redemption Rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of Larkspur while Larkspur searches for another target business with which to complete a business combination.

Q:     WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     WHO CAN HELP ANSWER MY QUESTIONS?

A:     If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact Larkspur’s proxy solicitor at:

Morrow Sodali
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (203) 658-9395
Email: c.rice@morrowsodali.com

To obtain timely delivery, Larkspur’s stockholders must request the materials no later than seven business days prior to the Special Meeting.

You may also obtain additional information about Larkspur from documents filed with the SEC by following the instructions in the section entitled “Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to Larkspur’s Transfer Agent at least two business days prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my Redemption Rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
E-mail: eharris@continentalstock.com
Tel: (212) 845-5262

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal — The Business Combination Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of Redemption Rights by the public stockholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.

The Parties to the Business Combination

Larkspur Health Acquisition Corp. (“Larkspur”)

Larkspur Health Acquisition Corp. is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On December 23, 2021, Larkspur consummated its IPO of 7,767,159 units, including 267,159 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Each unit consists of one share of Class A common stock and three-fourths of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share (subject to adjustment). The units were sold at an offering price of $10.00 per unit, resulting in gross proceeds of $77,671,590. Concurrently with the completion of Larkspur’s initial public offering and the underwriter’s exercise of their over-allotment option, Larkspur consummated a private placement of an aggregate of 320,272 private placement units, each at a purchase price of $10.00 per unit, generating total proceeds of $3,202,720. Of the proceeds received from the consummation of the IPO, a portion of the sale of the private placement units, and the exercise of the over-allotment option on January 6, 2022, $78,451,910 was placed in the Trust Account.

Like most blank check companies, Larkspur’s Existing Organizational Documents provided for the return of the proceeds of Larkspur’s IPO held in the Trust Account to the holders of public shares if there is no qualifying business combination(s) consummated on or before a certain date (in Larkspur’s case, December 23, 2022 (unless such date is extended in accordance with the Existing Organizational Documents)). Larkspur intends to consummate the Business Combination Agreement and the transactions contemplated therein as soon as practicable and will not use the full amount of time through December 23, 2022 to consummate the transactions unless necessary. Larkspur’s units, shares of common stock, and warrants are listed on Nasdaq under the symbols “LSPRU,” “LSPR,” and “LSPRW,” respectively.

Larkspur’s principal executive office is located at 100 Somerset Corporate Blvd., 2nd Floor and its telephone number is (609) 310-0722.

Larkspur Merger Sub, Inc. (“Merger Sub”)

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Larkspur. Merger Sub does not own any material assets or operate any business. After the consummation of the Business Combination Agreement and the transactions contemplated therein, Larkspur will cease to exist because it will have merged with and into Merger Sub in the Acquisition Merger.

ZyVersa Therapeutics, Inc. (“ZyVersa”)

ZyVersa is a clinical stage specialty biopharmaceutical company leveraging advanced proprietary technologies to develop drugs for patients with chronic renal or inflammatory diseases with high unmet medical needs. ZyVersa’s mission is to develop drugs that optimize health outcomes and improve patients’ quality of life. ZyVersa has two proprietary globally licensed drug development platforms, each of which was discovered by research scientists at the University of Miami, Miller School of Medicine (the “University of Miami” or “University”). These development platforms are:

•        VAR 200 (2-hydroxypropyl-beta-cyclodextrin or “2HPβCD”), an injectable cholesterol efflux mediator in development for treatment of renal diseases. For ZyVersa’s lead renal indication, FSGS (VAR 200-01), the U.S. Food and Drug Administration has provided authorization to conduct a Phase 2a study in patients with FSGS. This clinical study has not yet been implemented; and

•        IC 100, a monoclonal antibody inflammasome ASC inhibitor in preclinical development for treatment of inflammatory conditions. ZyVersa believes that each of its product candidates has the potential to treat numerous indications in their respective therapeutic areas. ZyVersa’s strategy is to focus on indication expansion to maximize commercial potential.

ZyVersa licensed from L&F Research LLC exclusive, worldwide rights to intellectual property related to the use of 2HPβCD (VAR 200) for the treatment of kidney disease in humans. Additionally, ZyVersa licensed from InflamaCORE, LLC exclusive worldwide rights to intellectual property related to a monoclonal antibody inflammasome ASC inhibitor (IC 100) for all inflammatory conditions.

ZyVersa’s principal executive office is located at 2200 North Commerce Parkway, Suite 208, Weston, Florida 33326. Its telephone number is 754-231-1688. ZyVersa’s website can be found at https://www.zyversa.com. ZyVersa’s website and information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Proxy Statement/Prospectus. For more information regarding ZyVersa, see the section entitled “Information About ZyVersa.”

ZyVersa is a clinical stage biopharmaceutical company with no commercial products. As a result, ZyVersa has not generated any revenue from operations since inception, and has incurred substantial net losses to date. ZyVersa’s independent registered public accounting firm’s report for the fiscal years ended December 31, 2021 and December 31, 2020 includes an explanatory paragraph regarding substantial doubt about ZyVersa’s ability to continue as a going concern.

The Business Combination Agreement

The terms and conditions of the Business Combination are contained in the BCA, substantially in the form attached to this proxy statement/prospectus as Annex A, which is incorporated by reference herein in its entirety. Larkspur encourages you to read the BCA carefully, as it is the legal document that governs the Business Combination. For more information on the BCA, see the section entitled “The Business Combination Agreement.”

ZyVersa Equity Commitments

On March 29, 2022, July 8, 2022, September 16, 2022, and             , 2022, ZyVersa entered into Series A Subscription Agreements with certain institutional and other accredited investors (“the Series A Investors”), pursuant to which, among other things, the Series A Investors purchased an aggregate 625,639 shares of Series A Preferred Stock and Warrants (the “Series A Shares”) at a cash purchase price of $3.14 per shares, resulting in aggregate proceeds to ZyVersa of $1,964,525 (the “Series A Investment”).

Larkspur Special Meeting and the Proposals

The Special Meeting will be held virtually at https://www.cstproxy.com/lsprhealth/2022 at            a.m., Eastern Time, on,            2022. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing 1 800-450-7155 (within the U.S. and Canada and toll-free) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). At the Special Meeting, Larkspur’s stockholders will be asked to approve the Business Combination Proposal, Charter Proposal, the Governance Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal and the Adjournment Proposal (if necessary).

The Larkspur board of directors has fixed the close of business on            (the “record date”) as the record date for determining the holders of shares of common stock of Larkspur entitled to receive notice of and to vote at the Special Meeting. As of the record date, there were            shares of common stock of Larkspur outstanding and entitled to vote at the Special Meeting. Each share of shares of common stock of Larkspur entitles the holder to one vote at the Special Meeting on each proposal to be considered at the Special Meeting. As of the record date, the Sponsor and Larkspur’s directors and officers and their affiliates owned and were entitled to vote 1,872,033 shares of common stock of Larkspur, representing approximately 21.54% of the shares of common stock of Larkspur outstanding on that date. Larkspur currently expects that the Sponsor and its directors and officers will vote their shares in favor of the Stockholder Proposals and, pursuant to the IPO Letter Agreement, the Sponsor and directors and officers have agreed to do so. As of the record date, ZyVersa did not beneficially hold any shares of shares of common stock of Larkspur.

A majority of the voting power of the issued and outstanding shares of common stock of Larkspur entitled to vote at the Special Meeting must be present, in person or virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting.

Approval of the Business Combination Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, and the Adjournment Proposal (if necessary) each requires the affirmative vote of the holders of a majority of the shares of common stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Larkspur common stock on the record date.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal and the Omnibus Incentive Plan Proposal subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Governance Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Stockholder Proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

Recommendation of Larkspur’s Board of Directors

Larkspur’s board of directors has determined that the Business Combination Proposal is in the best interests of Larkspur and its stockholders, has approved the Business Combination Proposal, and recommends that stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” each of the Governance Proposals, “FOR” the Nasdaq Proposal, “FOR” for the Omnibus Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

Larkspur’s Board of Directors’ Reasons for Approval of the Business Combination

On July 14, 2022, the Larkspur board of directors (i) determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Larkspur and its stockholders, (ii) approved and adopted the Business Combination Agreement and the transactions contemplated thereby and declared their advisability and (iii) directed that the Business Combination Agreement, related transaction documentation and other Stockholder Proposals be submitted to Larkspur’s stockholders for approval and adoption, and recommended that Larkspur’s stockholders approve and adopt the Business Combination Agreement, related transaction documentation and such other Stockholder Proposals. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Larkspur board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Larkspur board of directors viewed its decision as being based on all of the information available and the factors presented and considered by it. In addition, individual directors may have given different weight to different factors. For more information, see the section entitled “The Business Combination Agreement — Larkspur Board of Directors’ Reasons for the Approval of the Business Combination.” This explanation of Larkspur’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward- Looking Statements.”

Consistent with its investment philosophy and strategy, Larkspur planned to identify target companies in the biopharmaceutical industry that are positioned for growth and where we can add value through margin enhancement, the ability to capitalize on market trends, and advancing business-to-business relationships. These criteria were not intended to be exhaustive, and the evaluation relating to the merits of Larkspur’s initial Business Combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that Larkspur’s management team deemed relevant. In considering the Business Combination with ZyVersa, the Board concluded that it met all of the above criteria.

The Board also gave consideration to certain risks related to the Business Combination, which are described in this proxy statement/prospectus under the caption “Risk Factors”.

Opinion of Financial Advisor to Larkspur

On July 14, 2022, Cassel Salpeter rendered its oral opinion to the Larkspur board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), to the effect that, as of July 14, 2022, the Merger Shares to be issued by Larkspur, in the aggregate, in the Business Combination pursuant to the Agreement was fair, from a financial point of view, to Larkspur.

The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex G to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Business Combination or otherwise, including, without limitation, whether any such stockholder should redeem its shares or any party should participate in the PIPE.

The Larkspur Board determined to seek this opinion in order to obtain a view from a third party with experience in de-SPAC transactions regarding the fairness, from a financial point of view, to Larkspur of the consideration paid by Larkspur pursuant to the Business Combination Agreement. The opinion did not address whether the Merger Shares to be issued in the Business Combination in the aggregate pursuant to the Business Combination Agreement was fair, from a financial point of view, to the unaffiliated stockholders of Larkspur.

Certain Regulatory Approvals

The parties will use their respective reasonable best efforts to promptly file all notices, reports and other documents required to be filed by such party with any governmental authority with respect to the Business Combination, and to submit promptly any additional information requested by any such governmental authority. The parties will use their respective reasonable best efforts to promptly obtain all authorizations, approvals, clearances, consents, actions or non-actions of any governmental authority in connection with the applicable filings, applications or notifications. Each party will promptly inform the other parties of any material communication between itself or its representatives and any governmental authority regarding the Business Combination. If a party or any of its affiliates receives any request for supplemental information or documentary material from any governmental authority with respect to the Business Combination, then the party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable.

Conditions to Closing

The Closing is subject to certain customary conditions, including, among other things: (i) the approval of the Business Combination and other matters by Larkspur’s stockholders, and the approval of the Business Combination by ZyVersa’s stockholders; (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain additional regulatory approvals; (iii) the accuracy of the representations and warranties as determined in accordance with the Business Combination Agreement; (iv) covenant bring down conditions to an “all material respects” standard; (v) the absence of a material adverse effect with respect to ZyVersa; and (vi) the effectiveness of this registration statement and the listing of Combined Entity common stock to be issued in the Business Combination on Nasdaq. To the extent permitted by law, the conditions in the Business Combination Agreement may be waived by the parties thereto.

Termination

The Business Combination Agreement may be terminated by Larkspur or ZyVersa under certain circumstances, including, among others, (i) by mutual written consent of ZyVersa and Larkspur, (ii) by either Larkspur or ZyVersa if the Acquisition Merger Effective Time shall not have occurred prior to December 15, 2022, (iii) by either ZyVersa or Larkspur if any of the Required SPAC Proposals, as defined in the Business Combination Agreement, fail to receive the requisite vote for approval at the Special Meeting of Larkspur’s Stockholders’, or (iv) by a Terminating Company Breach or Terminating SPAC Breach, each as defined in the Business Combination Agreement. See Article IX of the Business Combination Agreement for more information.

Date, Time and Place of Special Meeting of Larkspur’s Stockholders

The Special Meeting will be held virtually on            , 2022. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/lsprhealth/2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing 1 800-450-7155 (within the U.S. and Canada and toll-free) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply).

Voting Power; Record Date

Larkspur has fixed the close of business on            , 2022 as the “record date” for determining Larkspur stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the record date, there were              shares of common stock of Larkspur outstanding and entitled to vote. The holder of each share of common stock of Larkspur is entitled to one vote per share at the Special Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted.

Quorum and Vote of Larkspur Stockholders

A quorum of Larkspur stockholders is necessary to hold a valid meeting of stockholders. The presence in person or by proxy of the holders of at least 50% of the shares of common stock entitled to vote constitutes a quorum.

The approval of each of the Business Combination Proposal, the Governance Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal and the Adjournment Proposal, respectively, requires the affirmative vote of a majority of the votes cast by Larkspur’s stockholders present in person (virtually) or represented by proxy at the Special Meeting and entitled to vote on such matter (and absent stockholders, stockholders who are present but do not vote, blanks and abstentions are not counted). The approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Larkspur common stock on the record date.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination. Any public stockholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (less taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Larkspur’s initial stockholders will not have Redemption Rights with respect to any shares of common stock owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     hold (a) public shares or (b) units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your Redemption Rights with respect to the public shares; and

(ii)    prior to            p.m., Eastern Time, on            , 2022, (a) submit a written request to the Transfer Agent that Larkspur redeem your public shares for cash and (b) deliver your share certificates for your public shares (if any) to the Transfer Agent, physically or electronically through DTC.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Larkspur’s consent, until the Closing of the Business Combination. If Larkspur receives valid redemption requests from holders of public shares prior to the redemption deadline, Larkspur may, at its sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. Larkspur may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account following payment of the aggregate amount of cash proceeds that will be required to satisfy any redemptions and payment of all transaction expenses. If you delivered your public shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting Larkspur’s Transfer Agent at the email address or address listed under the question “Who can help answer my questions?” below. If the Business Combination is not approved or completed for any reason, then Larkspur’s public stockholders who elected to exercise their Redemption Rights will not be entitled to redeem their shares. In such case, Larkspur will promptly return any shares previously delivered by public holders.

If a public stockholder exercises its Redemption Rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares no later than the close of the vote on the Business Combination Proposal, and deliver your shares of common stock (either physically or electronically) to the Transfer Agent, prior to 5:00 p.m., Eastern Time, on            , 2022, and the Business Combination is consummated.

In order for public stockholders to exercise their Redemption Rights in respect of the Business Combination, public stockholders must properly exercise their right to redeem the public shares no later than the close of the vote on the Business Combination Proposal and deliver their shares of common stock (either physically or electronically) to the Transfer Agent, prior to 5:00 p.m., Eastern Time on            , 2022. For the purposes the Amended and Restated Certificate of Incorporation and Bylaws of Larkspur and the DGCL, the exercise of Redemption Rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. Immediately following the consummation of the Business Combination, public stockholders who properly exercised their Redemption Rights in respect of their public shares shall be paid.

No Appraisal Rights

Larkspur’s stockholders will not have appraisal rights under Delaware General Corporation Law or otherwise in connection with the Business Combination Proposal or the other Stockholder Proposals.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Larkspur has engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later- dated proxy as described in the section entitled “The Special Meeting — Revoking Your Proxy.”

Interests of Larkspur’s Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of Larkspur to vote in favor of approval of the Business Combination Proposal, the Charter Proposals and the other Stockholder Proposals, stockholders should keep in mind that the Sponsor and certain members of the board of directors and officers of Larkspur and the Sponsor, including its directors and officers, have interests in such Stockholder Proposals that are different from, or in addition to, those of Larkspur’s stockholders generally. In particular:

•        If Larkspur does not consummate a business combination by December 23, 2022 (unless such date is extended in accordance with the Amended and Restated Certificate of Incorporation), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding shares of common stock for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Delaware General Corporation Law to provide for claims of creditors and the requirements of other applicable law. In such event, the

7,767,159 shares of common stock would be worthless because following the redemption of the public shares, Larkspur would likely have few, if any, net assets and because the holders of our founder shares have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the founder shares if we fail to complete a business combination within the required period.

•        The Sponsor owns 1,941,790 shares of Larkspur Class B common stock, or founder shares, which were acquired prior to Larkspur’s IPO for a purchase price of $0.013 per share. Following consummation of the Business Combination, the Sponsor and its Affiliates will hold up to 1,941,790 shares of Combined Entity common stock. Assuming a value of $10.00 per share of Combined Entity common stock, based on the deemed value of $10.00 per share of Combined Entity common stock in the proposed Business Combination, this represents an appreciation in value of approximately $9.99 per share. Given the difference in the purchase price the Sponsor paid for the founder shares as compared to the deemed value of the Combined Entity common stock, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Entity common stock trades below its deemed value and public stockholders experience a negative rate of return following the completion of the Business Combination. However, given such shares will be subject to lock-up restrictions, we believe such shares have less value.

•        Sponsor and certain additional sponsor investors purchased 320,272 private placement units in a private placement, at a purchase price of $10.00 per unit, generating total proceeds of $3,202,720. Each Private Placement Unit consists of one share of Class A common stock and three-fourths of one redeemable private placement warrant. Each private placement warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. With respect to the private shares or private warrants, which will expire worthless if we do not consummate a business combination within 12 months from the initial public offering (unless such date is extended in accordance with the Existing Organizational Documents).

•        Certain directors and officers of Larkspur, including Daniel J. O’Connor, David S. Briones, Raj Mehra, Ph.D., J.D., Gregory Skalicky and Christopher Twitty, Ph.D., may be deemed to have or share beneficial ownership of the founder shares held directly by the Sponsor by virtue of their ownership interest in the manager of the Sponsor.

•        Larkspur’s existing directors and officers will be eligible for continued indemnification and continued coverage under Larkspur’s directors’ and officers’ liability insurance after the Business Combination.

•        In order to protect the amounts held in the Trust Account, Sponsor has agreed that it will be liable to Larkspur if and to the extent any claims by a vendor for services rendered or products sold to Larkspur, or a prospective target business with which Larkspur has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of Larkspur’s IPO against certain liabilities, including liabilities under the Securities Act.

•        Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Larkspur from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Larkspur fails to consummate a business combination within the required period, Sponsor and Larkspur’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•        Under the terms of the Amended and Restated Registration Rights Agreement, the Combined Entity grants Larkspur Founder Stockholders certain customary demand, shelf and piggyback registration rights with respect to their shares of Combined Entity common stock.

•        Specifically, the Sponsor (and Larkspur’s officers and directors who are members of the Sponsor, or whose affiliates are members of the Sponsor) has invested an aggregate of $3,227,720 in Larkspur securities, comprising the $25,000 purchase price for 1,941,790 founder shares and the $3,202,720 purchase price for 320,272 Private Placement Shares. Assuming a trading price of $             per share of

(based upon the closing price of $             per share of Class A Common Stock on Nasdaq on the Record Date), these 1,941,790 founder shares and 320,272 Private Placement Shares have an implied aggregate market value of $            . Accordingly, even if the trading price for shares of Combined Entity common stock following the Business Combination was as low as approximately $1.42 per share, the aggregate market value of the founder shares and Private Placement Shares (which would be shares of Combined Entity common stock) would be approximately equal to the initial investment in Larkspur by the Sponsor (and Larkspur’s officers and directors who are members of the Sponsor, or whose affiliates are members of the Sponsor). As a result, the Sponsor (and Larkspur’s officers and directors who are members of the Sponsor, or whose affiliates are members of the Sponsor) are likely to be able to make a substantial profit on their investment in Larkspur at a time when shares of Combined Entity common stock have lost significant value. On the other hand, and as noted in the bullet above, if Larkspur does not complete a business combination by December 23, 2022 and liquidates, the Sponsor (and Larkspur’s officers and directors who are members of the Sponsor, or whose affiliates are members of the Sponsor) will lose their entire investment in Larkspur of $3,227,720. The Sponsor and its affiliates have not extended any loans, do not have any fees or out-of-pocket expenses due, and are not waiting on any reimbursements. No additional monetary value is at risk for Larkspur’s officers and directors, other than those individuals who are also members of the Sponsor. These financial interests may mean that the Sponsor (and Larkspur’s officers and directors who are members of the Sponsor, or whose affiliates are members of the Sponsor) may be incentivized to complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to stockholders than they would otherwise recommend or approve, as the case may be, rather than allow Larkspur to wind up having failed to consummate a business combination and lose their entire investment.

•        Under the terms of the Business Combination Agreement, following the Acquisition Closing, in the event that the Combined Entity conducts a tender offer or other redemption, termination or cancellation of the assumed Larkspur warrants, each of (x) the Larkspur Founder Stockholders, collectively, and (y) certain members of the Combined Entity’s management, collectively, shall be entitled to receive five percent (5%) of any cash proceeds actually received by the Combined Entity as a result of the exercise of any such assumed Larkspur warrants in connection with such redemption.

•        Because of these interests, the Sponsor could benefit from the completion of a business combination that is not favorable to its public shareholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. For example, if the share price of the Larkspur common stock declined to $5.00 per share after the close of the Business Combination, Larkspur’s public shareholders that purchased shares in the initial public offering, would have a loss of $5.00 per share, while the Sponsor would have a gain of $4.99 per share because it acquired the founder shares for a nominal amount. In other words, the Sponsor can earn a positive rate of return on their investment even if public shareholders experience a negative rate of return in the post-combination company.

In negotiating and in determining to recommend the Business Combination, the board of directors of Larkspur took into account these interests, as well as other factors, including the redemption rights of the public stockholders and the receipt by the Larkspur board of an opinion of its financial advisor regarding the fairness to Larkspur of the consideration to be paid in the Business Combination. In addition, and to the Company’s knowledge, the waiver of the corporate opportunities doctrine did not impact the Company’s search for an acquisition target.

Stock Exchange Listing

We expect to list the shares of the Combined Entity’s common stock and warrants to purchase shares of common stock on Nasdaq under the proposed symbols “ZVSA” and “ZVSAW”, respectively.

Sources and Uses of Funds for the Business Combination

The following tables summarize the estimated sources and uses for funding the Business Combination assuming (i) that none of Larkspur’s outstanding shares of common stock are redeemed in connection with the Business Combination (“No Redemptions”) and (ii) that 7.8 million outstanding shares of common stock are redeemed in connection with the Business Combination (representing all the outstanding public shares (“Maximum Redemptions”)). The number of shares of common stock redeemable assuming Maximum Redemptions assumes that the per share Redemption Price is $10.10; the actual per share Redemption Price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses (No Redemptions, in millions)

Sources		Uses
Proceeds from Trust Account	$78.6	Cash from Balance Sheet	$88.4
PIPE and Bridge Investments	11.3	Transaction Costs	1.5
Total Sources	$89.9	Total Uses	$89.9

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources		Uses
Proceeds from Trust Account	$—	Cash from Balance Sheet	$9.8
PIPE and Bridge Investments	11.3	Transaction Costs	1.5
Total Sources	$11.3	Total Uses	$11.3

The foregoing has been prepared using the following assumptions:

•        Assuming No Redemptions:    This “minimum scenario” presentation assumes that none of the 7,767,159 public shares outstanding as of the record date are redeemed by Larkspur’s public stockholders.

•        Assuming Maximum Redemptions:    This presentation assumes that Larkspur’s public stockholders redeem 7,767,159 shares of Larkspur’s shares of common stock. This calculation assumes that the full $11.3 million in aggregate proceeds are received from the PIPE ($9.8 million) and Bridge ($1.5) Investments and that the amount in the Trust Account (prior to any redemptions) is equal to $78.6 million (approximately the amount in the Trust Account as of June 30, 2022), resulting in an aggregate redemption payment (based on an estimated redemption price per share of approximately $10.10) of $78.6 million.

For additional information, including the assumptions underlying the Assuming No Redemptions and Assuming Maximum Redemptions scenarios presented above, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Comparison of Corporate Governance and Stockholder Rights

Following the consummation of the Business Combination, the rights of Larkspur stockholders who become Combined Entity stockholders in the Business Combination will no longer be governed by the Existing Organizational Documents and instead will be governed by the Proposed Charter and the Proposed Bylaws of the Combined Entity. See “Corporate Governance”

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the exercise of Redemption Rights, please see “Material U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Larkspur will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of ZyVersa issuing shares for the net assets of Larkspur, accompanied by a recapitalization.

The net assets of Larkspur will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded. This determination is primarily based on ZyVersa stockholders comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate a majority of the members of the Board of the Combined Entity. The Combined Entity’s senior management will comprise of the senior management of ZyVersa. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of ZyVersa, with the Business Combination being treated as the equivalent of ZyVersa issuing stock for the net assets of Larkspur, accompanied by a recapitalization. Operations prior to the Acquisition Merger will be presented as those of ZyVersa in future reports of the Combined Entity.

Regulatory Matters

The Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, except for regulatory requirements or approvals under the laws of Delaware and the laws of Florida.

Emerging Growth Company

Larkspur is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Larkspur has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Larkspur, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Larkspur’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Summary of Risk Factors

You should consider carefully all of the risks described below, together with the other information contained in this proxy statement/prospectus, before voting on the Stockholder Proposals. For purposes of the below summary of risk factors, “we” and “our” refers to ZyVersa or the Combined Entity, as the context may require. Such risks include, but are not limited to:

•        We may be subject to cybersecurity risks and changes to data protection regulation;

•        We face increasing competition in many aspects of our business;

•        We may not realize the anticipated benefits of our business acquisitions, and any acquisition, strategic relationship, joint venture or investment could disrupt our business and harm our operating results and financial condition;

•        If we are unable to manage our growth and expand our operations successfully, our reputation, brands, business and results of operations may be harmed;

•        We are subject to risks related to our dependency on our key management members and other key personnel, as well as attracting, retaining and developing qualified personnel in a highly competitive talent market;

•        We may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result;

•        Our businesses are subject to extensive domestic and foreign regulations that may subject us to significant costs and compliance requirements;

•        We may be subject to risks related to our status as an emerging growth company within the meaning of the Securities Act;

•        Because the Combined Entity will become a publicly traded company by means other than a traditional underwritten initial public offering, the Company’s stockholders may face additional risks and uncertainties;

•        Larkspur and ZyVersa are subject to risks that may prevent the consummation and completion of the Business Combination, including the approval of each Condition Precedent Proposal, the failure to meet Closing conditions and the failure of the PIPE Investment to close;

•        Some of Larkspur’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether ZyVersa is appropriate for Larkspur’s initial business combination;

•        If third parties bring claims against Larkspur, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.10 per share;

•        You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash;

•        The grant of registration rights to certain of our investors and the future exercise of such rights may adversely affect the market price of our common stock;

•        We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of common stock purchasable upon exercise of a warrant could be decreased, all without approval of each warrant affected;

•        Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations which could have a material adverse effect on our business and stock price; and

•        The compliance obligations of Larkspur and ZyVersa under the Sarbanes-Oxley Act require substantial financial and management resources, and increase the time and costs of completing an acquisition.

SUMMARY HISTORICAL CONDENSED FINANCIAL INFORMATION OF LARKSPUR

The following table shows selected historical financial information of Larkspur Health Acquisition Corp. for the periods and as of the dates indicated. The selected historical financial information of Larkspur Health Acquisition Corp. was derived from the historical financial statements of Larkspur Health Acquisition Corp. included elsewhere in this proxy statement/prospectus. The following table should be read in conjunction with “Larkspur Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Larkspur’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

$ in thousands	For the six months ended June 30, 2022	For the period March 17, 2021 (inception) through December 31, 2021
Statement of Operations Data:
Net loss	$(1,113)	$(241)
Basic and diluted net loss per share – redeemable shares of common stock	$(0.11)	$(0.12)
Basic and diluted net loss per share – non-redeemable shares of common stock	$(0.11)	$(0.12)
Statement of Cash Flow Data:
Net cash used in operating activities	$(588)	$(429)
Net cash used in investing activities	$(2,698)	$(75,750)
Net cash provided by financing activities	$2,698	$77,107

$ in thousands	As of June 30, 2022	As of December 31, 2021
Balance Sheet Data:
Total cash	$340	$928
Total assets	79,226	77,143
Total liabilities	4,150	3,652
Total shares of common stock subject to possible redemption	7,767,159	7,500,000
Total stockholders’ equity (deficit)	(3,372)	(2,258)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ZYVERSA

The following tables show selected historical financial data of ZyVersa for the periods ended and as of the dates indicated. The selected historical statements of operations data of ZyVersa for the years ended December 31, 2021 and 2020, the historical balance sheet data as of December 31, 2021 and 2020, and the historical statements of cash flows for the years ended December 31, 2021 and 2020, are derived from ZyVersa’s audited financial statements included elsewhere in this proxy statement/prospectus. In the opinion of ZyVersa’s management, the financial statements include all adjustments necessary to state fairly ZyVersa’s financial position as of December 31, 2021 and the consolidated results of operations for the years ended December 31, 2021 and 2020.

The summary statements of operations data for the six months ended June 30, 2022 and 2021 and the summary balance sheet data as of June 30, 2022 are derived from ZyVersa’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus. ZyVersa’s unaudited interim condensed financial statements were prepared on a basis consistent with its audited financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that ZyVersa considers necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this proxy statement/prospectus.

The financial information contained in this section relates to ZyVersa, prior to and without giving pro forma effect to the impact of the Acquisition Merger and, as a result, the results reflected in this section may not be indicative of the results of the post-combination company going forward. For more information regarding such financial information, see “Summary Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

Additionally, the following selected historical financial information should be read together with the financial statements and accompanying notes and “ZyVersa Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace ZyVersa’s consolidated financial statements and the related notes. ZyVersa’s historical results are not necessarily indicative of the results that may be expected in the future and ZyVersa’s consolidated results for the year ended December 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any other period.

Selected Historical Balance Sheet Information

(dollars in thousands)	As of June 30, 2022	As of December 31,
		2021	2020
Cash	$31	$329	$175
Restricted Cash	297	—	—
Working capital deficiency	(15,411)	(12,815)	(7,217)
Total assets	1,936	1,126	686
Total Liabilities	17,158	13,626	9,243
Total stockholders’ deficiency	(15,553)	(12,831)	(8,889)

Selected Historical Income Statement Information

(dollars in thousands, except for share and per share amounts)	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
Total Revenue	$—	$—	$—	$—
Total operating expenses	5,252	3,813	7,704	11,833
Loss from operations	(5,252)	(3,813)	(7,704)	(11,833)
Total other expense	501	422	380	850
Net loss	(5,753)	(4,235)	(8,084)	(12,683)
Net loss per share, basic and diluted	(0.25)	(0.18)	(0.33)	(0.54)
Weighted-average shares used to compute net loss per share, basic and diluted	24,167,257	24,167,257	24,167,257	23,636,577

Selected Historical Statement of Cash Flows Information

	Six Months Ended June 30,		Year Ended December 31,
(dollars in thousand)	2022	2021	2021	2020
Net cash provided by (used in):
Operating activities	$(689)	$(3,762)	$(5,076)	$(5,110)
Financing activities	690	5,230	5,230	4,560

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial statements of Larkspur present the combination of the historical financial information of Larkspur and ZyVersa adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical balance sheet of Larkspur and the historical balance sheet of ZyVersa as of June 30, 2022, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2022.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 combine the historical statements of operations of Larkspur and ZyVersa for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021 the beginning of the period presented.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 combine the historical statements of operations of Larkspur for the period March 17, 2021 (inception) through December 31, 2021 and ZyVersa for the year ended December 31, 2021 on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the period presented.

On July 20, 2022, Larkspur, announced it entered into a Business Combination Agreement, dated as of July 20, 2022, by and among Larkspur, Larkspur Merger Sub Inc. (“Merger Sub”), Stephen Glover and ZyVersa, a clinical stage biopharmaceutical company developing first-in-class product candidates for treatment of renal and inflammatory diseases. The purchase price, subject to certain adjustments, is $85 million in stock at a price of $10.00 per share.

Additionally, the Company will issue preferred stock of $14.8 million ($9.8 million to investors and $5.0 million to settle certain liabilities and transaction costs). The preferred stock will include warrants of 1.0 million. The Company will also issue preferred stock (bridge financing) of $1.5 million to Investors.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

the historical unaudited financial statements of Larkspur as of and for the three and six months ended June 30, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

the historical unaudited financial statements of ZyVersa as of and for the three and six months ended June 30, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of Larkspur as of and for the period from March 17, 2021 (inception) to December 31, 2021 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of ZyVersa as of and for the year ended December 31, 2021 and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Larkspur,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ZyVersa,” and other financial information relating to Larkspur and ZyVersa included elsewhere in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under “The Business Combination.”

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Combined Entity’s financial condition or results of operations would have been had the Business Combination, convertible notes issuance and private placement occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The Combined Entity believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination, convertible notes issuance and private placement based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Pursuant to the existing Larkspur Charter public stockholders are being offered the opportunity to redeem, upon the Closing of the merger, shares of Larkspur Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing). The unaudited pro forma condensed combined information contained herein assumes that Larkspur stockholders approve the Business Combination. Larkspur’s public stockholders may elect to redeem their Class A common stock for cash even if they approve the Business Combination. Larkspur cannot predict how many of its stockholders will exercise their right to have their shares redeemed for cash. As a result, for illustrative purposes, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of additional redemptions of Larkspur Class A common stock:

•        Assuming Minimum Additional Redemptions (“Minimum Redemption”) — this scenario assumes that no shares of Larkspur Class A common stock are redeemed; and

•        Assuming Maximum Redemptions (“Maximum Redemption”) — This scenario assumes additional redemption of 7.8 million shares of Larkspur Class A common stock, for aggregate payment of approximately $78.4 million from the Trust Account

Under both redemption scenarios, the transaction is expected to be accounted for as a reverse recapitalization. Under the reverse recapitalization model, the Business Combination will be treated as ZyVersa issuing equity for the net assets of Larkspur, with no goodwill or intangible assets recorded. Factors considered to determine that ZyVersa is the acquirer include:

•        ZyVersa ownership interest post combination

•        Majority of Board of Directors determined by ZyVersa

•        ZyVersa’s senior management will be the senior management of the Combined Entity

•        ZyVersa’s name will be the name of the Combined Entity

•        ZyVersa’s business activities will be the business activities of the Combined Entity

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands)

	For the Six Months Ended June 30, 2022(1)	For the Year Ended December 31, 2021(1)
Operating costs and expenses:
Research and development	$1,786	$2,124
Selling, general and administrative expenses	4,365	6,215
Total operating costs and expenses	6,151	8,339
Loss from operations	(6,151)	(8,339)

Other income (expense):
Interest expense	(35)	(317)
Change in fair value of derivative liability	77	(5)
Gain on forgiveness of PPP Loan	—	213
Total other income (expense)	42	(109)
Net loss before income tax provision	(6,109)	(8,448)
Deemed dividend to preferred stockholders	(331)	—
Income tax provision	—	—
Net income loss	$(6,440)	$(8,448)

____________

(1)      For both the minimum and maximum scenarios.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022
(in thousands)

	Assuming Minimum Redemption	Assuming Maximum Redemption
ASSETS
Current assets:
Cash and cash equivalents	$88,516	$10,068
Restricted cash	297	297
Prepaid expenses and other current assets	754	754
Total current assets	89,567	11,119

Non-current assets:
Prepaid expenses	101	101
Property and equipment, net	23	23
Other assets	167	167
Total non-current assets	291	291
TOTAL ASSETS	$89,858	$11,410

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,314	$3,314
Accrued expenses	2,469	2,469
Investor deposits	296	296
Total liabilities	6,079	6,079

COMMITMENTS AND CONTINGENCIES

Temporary equity:
Redeemable common stock, subject to possible redemption	331	331

Stockholders’ equity:
ZyVersa Series A Preferred Stock – Bridge	—	—
Series A convertible preferred stock	4,342	4,342
Series B convertible preferred stock	5,015	5,015
Common stock	2	1
Additional paid-in capital	132,739	54,292
Accumulated deficit	(58,650)	(58,650)
Total shareholders’ equity	83,448	5,000
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$89,858	$11,410

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE
FINANCIAL INFORMATION

The following table sets forth historical comparative per share information of ZyVersa, on a stand-alone basis, and the unaudited Pro Forma Condensed Combined per share information after giving effect to the Business Combination, assuming No Redemptions and Maximum Redemptions, respectively.

The historical information should be read in conjunction with the sections of this proxy statement/prospectus entitled “ZyVersa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Larkspur’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical financial statements and related notes thereto of each of Larkspur and ZyVersa included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of ZyVersa would have been had the Business Combination been completed or to project ZyVersa’s results of operations that may be achieved after the Business Combination. The unaudited pro forma combined net loss per share information below does not purport to represent what the actual results of operations of ZyVersa would have been had the Business Combination been completed or to project ZyVersa’s results of operations that may be achieved after the Business Combination. The unaudited pro forma stockholders’ equity per share information below does not purport to represent what the value of Larkspur equity and ZyVersa equity would have been had the Business Combination been completed nor the stockholders’ equity per share for any future date or period.

The following table sets forth:

•        Historical per share information of Larkspur for the six months ended June 30, 2022;

•        Historical per share information of ZyVersa for the six months ended June 30, 2022; and

•        Unaudited pro forma per share information of the combined company for the six months ended June 30, 2022 after giving effect to the Business Combination, assuming the redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no Larkspur public stockholder exercises Redemption Rights with respect to its shares for a pro rata portion of the funds in the Trust Account.

•        Assuming Maximum Redemptions:    This scenario assumes that 7,767,159 shares of common stock of Larkspur are redeemed for their pro rata share (assumed redemption price of $10.10 per share based on the funds held in the Trust Account as of June 30, 2022) for aggregate redemption proceeds of $78.4 million.

The pro forma book value shares outstanding, and net loss per share information reflects the Business Combination, assuming the Post-Combination Company shares were outstanding since January 1, 2021. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had occurred on January 1, 2021.

In both scenarios, the amount of cash available is sufficient to pay transaction expenses.

As of and for the Six months Ended June 30, 2022 (In thousands, except per share data)	Larkspur Acquisition Corp. (Historical)	ZyVersa (Historical)	Unaudited Pro Forma Combined
			No Redemption	Maximum Redemption
Book value per share(1)(2)	$(1.61)	$(0.64)	$4.98	$0.56
Number of shares outstanding of Larkspur Founder shares – basic and diluted	1,939,935	—	—	—
Number of shares outstanding of Larkspur Public shares – basic and diluted	8,079,936	—	—	—
Weighted average shares outstanding of ZyVersa – basic and diluted	—	24,167,257	16,748,951	8,981,792
Net loss per share of Larkspur Founder shares – basic and diluted	$(0.11)	—	(0.38)	(0.72)
Net loss per share of Larkspur Public shares – basic and diluted	$(0.11)	—	(0.38)	(0.72)
Net loss per share of ZyVersa – basic and diluted	—	$(0.25)	$—	$—

____________

(1)      Historical book value per share is equal to the total stockholders’ equity divided by weighted average common stock shares outstanding.

(2)      Pro Forma book value per share is equal to pro forma total stockholders’ equity divided by pro forma common stock shares outstanding.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Larkspur

Larkspur’s units, shares of common stock and public warrants are currently listed on Nasdaq under the symbols “LSPRU”, “LSPR” and “LSPRW”, respectively.

The Closing price of the units, shares of common stock and public warrants on July 19, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.01, $9.97 and $0.07, respectively. As of            , 2022 the record date for the Special Meeting, the most recent Closing price of the units, shares of common stock and public warrants were $            , $            and $            , respectively.

Holders of the units, shares of common stock and public warrants should obtain current market quotations for their securities. The market price of Larkspur’s securities could vary at any time before the Business Combination.

Holders

As of April 13, 2022, there were nine holders of record of Larkspur’s units, and 12 holders of record of our shares of Class B Common Stock. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, public shares and public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Larkspur has not paid any cash dividends on its shares of common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Entity’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Entity’s board of directors at such time. The Combined Entity’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing.

ZyVersa

Historical market price information for ZyVersa’s common stock is not provided because there is no public market for any equity interest of ZyVersa.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Special Meeting. The following risk factors related to ZyVersa apply to the business and operations of ZyVersa and will also apply to the business and operations of the post-combination company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the post-combination company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein. Unless the context otherwise requires, all references in this section to “ZyVersa,” “we,” “us” or “our” refer to the business of ZyVersa Therapeutics, Inc., a Delaware corporation, and its subsidiary prior to the consummation of the Business Combination, which will be the business of the post-combination company and its subsidiary following the consummation of the Business Combination.

Risks Related to Our Financial Position and Need for Capital

We are a development stage company with a limited operating history and no revenues, and there are a number of factors that may affect our prospects.

We are a development stage pharmaceutical company with a limited operating history and no revenues. The likelihood of success of our business plan must be considered in light of the problems, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the regulatory and competitive environment in which we operate. Pharmaceutical and biopharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk and is a capital-intensive business. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by development stage pharmaceutical companies such as our Company, and note that we cannot assure you that we will be able to successfully address these risks.

Our operations to date have been primarily limited to our organizational and capital-raising activities, negotiating our license agreements, and conducting development activities for VAR 200 and IC 100. We have not demonstrated our ability to successfully complete large-scale, pivotal clinical trials, obtain regulatory approvals, manufacture a commercial scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Because of our limited operating history, we have limited insight into trends that may emerge and affect our business, and errors may be made in developing an approach to address those trends and the other challenges faced by development stage pharmaceutical companies such as our Company. Failure to adequately respond to such trends and challenges could cause our business, results of operations and financial condition to suffer or fail. Further, our limited operating history may make it difficult for our stockholders to make any predictions about our likelihood of future success or viability.

Factors relating to our business that may affect our prospects may include other such as:

•        our ability to obtain additional funding to develop and commercialize our product candidates;

•        any delays in regulatory review and approval for implementation of our development plans;

•        delays in the commencement, enrollment and timing of clinical trials;

•        the success of our preclinical and clinical trials through all phases of preclinical and clinical development;

•        any delays in regulatory review and approval of our product candidates;

•        our ability to obtain and maintain regulatory approval for our product candidates that we seek to develop in the United States and foreign jurisdictions;

•        potential side effects of our product candidates that could delay or prevent commercialization, limit the indications for our product candidates, if approved, require the establishment of Risk Evaluation and Mitigation Strategies (“REMS”), cause an approved drug to be taken off the market or subject us to fines and penalties and third-party claims;

•        market acceptance of our product candidates, if approved for marketing;

•        our dependence on third parties to manufacture and supply our product candidates;

•        our dependence on clinical research organizations (“CROs”) to conduct our clinical trials;

•        our dependence on contract manufacturing organizations (“CMOs”) to produce our products for clinical purposes and commercialization;

•        our ability to establish or maintain collaborations, licensing or other arrangements;

•        our ability to identify, acquire and incorporate other businesses, products and/or technologies;

•        our ability to establish and maintain an effective sales and marketing infrastructure, either through the creation of a commercial infrastructure or through strategic collaborations;

•        competition from existing products or new products that may emerge;

•        the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for our product candidates;

•        our ability and our licensors’ abilities to successfully obtain, maintain, defend and enforce intellectual property rights important to our business;

•        our ability to leverage our partners’ proprietary technology platform to discover and develop additional product candidates;

•        our ability to attract and retain key personnel to manage our business effectively;

•        our ability to build our finance infrastructure and improve our accounting systems and controls;

•        potential product liability claims;

•        potential liabilities associated with hazardous materials; and

•        our ability to obtain and maintain adequate insurance policies.

We have never been profitable. To date, we do not have data to support regulatory approval of any of our drug products, we have no products approved for commercial sale in any jurisdiction, and we have not generated any Revenue from product sales. As a result, our ability to curtail our losses and reach profitability is unproven, and we may never achieve or sustain profitability.

We have never been profitable and do not expect to be profitable for the foreseeable future. As of December 31, 2021, our accumulated net loss was approximately ($53,824,569) million. We have devoted most of our financial resources to our organizational and capital-raising activities and negotiating our license agreements, and other strategic partnerships and collaborations. We have not completed development of any product candidate through the receipt of marketing approval, and we have therefore not generated any revenues from product sales. Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve or maintain profitability. We expect to incur increased expenses as we continue the clinical development of VAR 200 and preclinical development of IC 100 and other product candidates that we may seek to develop and for which we may seek marketing approval in the United States and elsewhere. We also expect an increase in our expenses associated with creating additional infrastructure (including hiring additional personnel) to commence clinical trials and continue the development and commercialization of VAR 200 and IC 100 and other product candidates that we may seek to develop. As a result, we expect to continue to incur net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

To date, we have financed our operations through the sale of our equity securities. The amount of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues. If we are unable to develop and commercialize VAR 200, IC 100, or any other product candidates that we may seek to develop, either alone or with collaborators, or if revenues from any product candidate that receives marketing approval are insufficient, we will not achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability.

We may be unable to continue as a going concern.

We are a development stage pharmaceutical company with no commercial products. Our primary product candidates are in the process of being developed, and will require significant additional preclinical and clinical development and investment before they could potentially be commercialized. As a result, we have not generated any Revenue from operations since inception, and we have incurred substantial net losses to date. Moreover, our cash position is vastly inadequate to support our business plans and substantial additional funding will be needed in order to pursue those plans, which include research and development of our primary product candidates, seeking regulatory approval for those product candidates, and pursuing their commercialization in the United States and other markets. Those circumstances raise substantial doubt about our ability to continue as a going concern. In particular, we believe that our current cash and cash equivalents on hand will only be sufficient to meet our anticipated cash requirements through the third quarter of 2022. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. In addition, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect the value of our capital stock and our ability to raise new capital or to enter into critical contractual relations with third parties.

We will need additional capital to develop and commercialize our product candidates. If we are unable to raise sufficient capital, we would be forced to delay, reduce or eliminate our product development programs.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We expect our research and development expenses to increase in connection with our ongoing activities, particularly as we start clinical trials for VAR 200 and conduct preclinical development of IC 100. We have no commitments or arrangements for any additional financing to fund our development and commercialization efforts for VAR 200, IC 100, or any other product candidate that we may seek to develop. We will need to raise substantial additional capital to develop and commercialize VAR 200, IC 100, and any other product candidate that we may seek to develop. Because successful development of VAR 200 or IC 100 is uncertain, we are unable to estimate the actual funds required to complete their development and commercialization.

Until we can generate a sufficient amount of Revenue from VAR 200, IC 100, or any other product candidate that we may seek to develop, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaborations and licensing arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or curtail, our operations. To the extent that we raise additional funds by issuing equity securities, or securities convertible into equity securities, the ownership of our then existing stockholders may be diluted, which dilution could be significant depending on the price at which we may be able to sell our securities. Also, if we raise additional capital through the incurrence of indebtedness, we may become subject to additional covenants restricting our business activities, the holders of debt instruments may have rights and privileges senior to those of our equity investors, and servicing the interest and principal repayment obligations under such debt instruments could divert funds that would otherwise be available to support research and development, clinical or commercialization activities. Corresponding, we may not be able to enter into collaborations that we seek to establish. To the extent that we raise additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

•        the initiation, progress, timing, costs and results of preclinical and clinical trials for our product candidates;

•        whether the FDA requires that we perform additional studies for our product candidates that we seek to develop beyond those that we anticipate;

•        the terms and timing of any future collaboration, licensing or other arrangements that we may establish;

•        the outcome, timing and cost of regulatory approvals;

•        the effect of competing technological and market developments;

•        the cost and timing of establishing commercial-scale outsourced manufacturing capabilities;

•        market acceptance of our product candidates, if we receive regulatory approval;

•        the cost of establishing sales, marketing and distribution capabilities for our product candidates, if we receive regulatory approval; and

•        the extent to which we acquire, license or invest in businesses, products or technologies.

We are subject to various U.S. anti-corruption laws and other anti-bribery and anti-kickback laws and regulations.

ZyVersa is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anticorruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which it does business. These laws generally prohibit ZyVersa and ZyVersa’s employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person, or gain any improper advantage. The FCPA and other applicable anti-bribery and anti-corruption laws also may hold ZyVersa liable for acts of corruption and bribery committed by ZyVersa’s third-party business partners, representatives, and agents who are acting on ZyVersa’s behalf. ZyVersa and its third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and it may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries and its employees, representatives, contractors, and agents, even if it does not explicitly authorize such activities. These laws also require that ZyVersa keeps accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While ZyVersa has policies and procedures to address compliance with such laws, it cannot assure that its employees and agents will not take actions in violation of its policies or applicable law, for which it may be ultimately held responsible and its exposure for violating these laws increases as its international presence expands and as it increases sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a drop in the Combined Entity’s stock price, or overall adverse consequences to ZyVersa’s business, all of which may have an adverse effect on ZyVersa’s reputation, business, financial condition, and operating results.

Risks Related to Development, Regulatory Approval and Commercialization

A pandemic, epidemic, or outbreak of an infectious disease, such as COVID-19 could cause a disruption to the development of our product candidates.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. In December 2019, a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes COVID-19, surfaced in Wuhan, China and has since spread worldwide. The coronavirus pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The extent to which the coronavirus impacts our operations or those of our third-party partners, including our preclinical studies or clinical trial operations, will also depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The continued spread of COVID-19 globally could adversely impact our preclinical or clinical trial operations in the U.S. and abroad, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19. For example, similar to other biopharmaceutical companies, we may experience delays in enrolling our current and/or planned clinical trials. COVID-19 may also affect employees of third-party CROs located in affected geographies that we rely upon to carry out our clinical trials. In addition, the patient populations that our lead and other core product candidates target may be particularly susceptible to COVID-19, which may make it more difficult for us to identify patients able to enroll in our future clinical trials and may impact the ability of enrolled patients to complete any such trials. Any negative impact COVID-19 has to patient enrollment or treatment or the execution of our product candidates could cause costly delays to clinical trial activities, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses, and have a material adverse effect on our financial results.

Additionally, timely enrollment in planned clinical trials is dependent upon clinical trial sites which could be adversely affected by global health matters, such as pandemics. We plan to conduct clinical trials for our product candidates in geographies which are currently being affected by the coronavirus. Some factors from the coronavirus outbreak that will delay or otherwise adversely affect enrollment in the clinical trials of our product candidates, as well as our business generally, include:

•        the potential diversion of healthcare resources away from the conduct of clinical trials to focus on pandemic concerns, including the attention of physicians serving as our clinical trial investigators, hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our prospective clinical trials;

•        limitations on travel that could interrupt key trial and business activities, such as clinical trial site initiations and monitoring, domestic and international travel by employees, contractors or patients to clinical trial sites, including any government-imposed travel restrictions or quarantines that will impact the ability or willingness of patients, employees or contractors to travel to our clinical trial sites or secure visas or entry permissions, a loss of face-to-face meetings and other interactions with potential partners, any of which could delay or adversely impact the conduct or progress of our prospective clinical trials;

•        the potential negative effect on the operations of our third-party manufacturers;

•        interruption in global shipping, affecting the transport of raw materials for our products, clinical trial materials, such as patient samples, investigational drug product and conditioning drugs and other supplies used in our prospective clinical trials; and

•        business disruptions caused by potential workplace, laboratory and office closures and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory experiments and operations, staffing shortages, travel limitations or mass transit disruptions, any of which could adversely impact our business operations or delay necessary interactions with local regulators, ethics committees and other important agencies and contractors.

We have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees, including having all of our employees to work remotely, suspending all non-essential travel worldwide for our employees and discouraging employee attendance at industry events and in-person work-related meetings, which could negatively affect our business. We cannot presently predict the scope and severity of the planned and potential shutdowns or disruptions of businesses and government agencies, such as the SEC or FDA.

Our business is dependent on the successful development, regulatory approval and commercialization of our product candidates, in particular VAR 200 and IC 100.

The success of our business, including our ability to finance our company and generate any Revenue in the future, will primarily depend on the successful development, regulatory approval and commercialization or partnering of our product candidates. In the future, we may also become dependent on just one of our product candidates or any future product candidates that we may in-license, acquire or develop. The preclinical and clinical and commercial success of our product candidates will depend on a number of factors, including the following:

•        the ability to raise additional capital on acceptable terms, or at all;

•        timely completion of our clinical trials, which may be significantly slower or cost more than we currently anticipate and will depend substantially upon the performance of third-party contractors;

•        whether we are required by the FDA, or similar foreign regulatory agencies to conduct additional preclinical or clinical trials beyond those planned to support the approval and commercialization of our product candidates or any future product candidates;

•        acceptance of our proposed indications and primary endpoint assessments relating to the proposed indications of our product candidates by the FDA and similar foreign regulatory authorities;

•        our ability to demonstrate to the satisfaction of the FDA and similar foreign regulatory authorities, the safety and efficacy of our product candidates or any future product candidates;

•        our ability to identify an active compound within the drug product that can be detected in a pharmacokinetics study;

•        the prevalence, duration and severity of potential side effects experienced in connection with our product candidates or future approved products, if any;

•        the timely receipt of necessary marketing approvals from the FDA and similar foreign regulatory authorities;

•        achieving and maintaining, and, where applicable, ensuring that our third-party contractors achieve and maintain, compliance with our contractual obligations and with all regulatory requirements applicable to our product candidates or any future product candidates or approved products, if any;

•        the ability of third parties with whom we contract to manufacture clinical trial and commercial supplies of our product candidates or any future product candidates, remain in good standing with regulatory agencies and develop, validate and maintain commercially viable manufacturing processes that are compliant with current good manufacturing practices, or cGMP, or good agricultural and collection practices, or GACP;

•        a continued acceptable safety profile during preclinical and clinical development and following approval of our product candidates or any future product candidates;

•        our ability to successfully commercialize our product candidates or any future product candidates in the United States and internationally, if approved for marketing, sale and distribution in such countries and territories, whether alone or in collaboration with others;

•        acceptance by physicians, patients and payors of the benefits, safety and efficacy of our product candidates or any future product candidates, if approved, including relative to alternative and competing treatments;

•        our ability to comply with numerous post-approval regulatory requirements;

•        our and our partners’ ability to establish and enforce intellectual property rights in and to our product candidates or any future product candidates;

•        our and our partners’ ability to avoid third-party patent interference or intellectual property infringement claims; and

•        our ability to in-license or acquire additional product candidates or commercial-stage products that we believe we can successfully develop and commercialize.

VAR 200 may not obtain an FDA designation as an Orphan Drug for FSGS. A request for Orphan Drug Designation was submitted by ZyVersa and received by the FDA on September 17, 2018. Orphan Drug Designation was unable to be granted because (1) the FSGS preclinical model used to support the request reflected prevention rather than treatment of FSGS, which was the proposed indication for VAR 200, and (2) FDA felt that the prevalence estimate provided was underestimated based on the assumptions and calculations used. ZyVersa plans to reapply for Orphan Drug Designation when clinical data are available for VAR 200, using additional information to support the prevalence rate of FSGS.

If we are unable to achieve one or more of the above factors, many of which are beyond our control, in a timely manner or at all, we could experience significant delays and increased costs or an inability to obtain regulatory approvals or commercialize our product candidates. Even if regulatory approvals are obtained, we may never be able to successfully commercialize any of our product candidates. Accordingly, we cannot assure you that we will be able to generate sufficient Revenue through the sale of our product candidates or any future product candidates to continue operations.

Preclinical drug development for our product candidate IC 100 is very expensive, time-consuming and uncertain. Our preclinical trials may fail to adequately demonstrate pharmacologic activity in therapeutic areas of interest; cause unintended short- or long-term effects in other bodily systems; or produce unexpected toxicity that may alter or risk benefit assessment. The class of compounds reflective of IC 100 has not entered into clinical trials, and the effects of the pharmacologic class are unknown. These and other factors could prevent or delay further development.

The scientific discoveries that form the basis for ZyVersa’s efforts to generate and develop its product candidates are relatively recent. The scientific evidence to support the feasibility of developing agents based on ZyVersa’s approach is both preliminary and limited. IC 100 represents a novel therapeutic modality and the successful development may require additional studies and efforts to optimize its therapeutic potential. IC 100 may not demonstrate in patients the therapeutic properties ascribed to it in the laboratory or preclinical studies, and may interact with human biological systems in unforeseen, ineffective or even harmful ways. If ZyVersa is not able to successfully develop and commercialize IC 100 it may never become profitable and the value of its capital stock may decline.

IC 100 is a relatively novel technology, which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval, if at all.

ZyVersa has concentrated its research and development efforts on a limited number of initial targeted disease indications. There can be no assurance that ZyVersa will not experience problems or delays in developing its current or future indications and that such problems or delays will not cause unanticipated costs, or that any such development problems can be solved. Preclinical data generated on IC 100 along with a proposed clinical development plan requires review and allowance by the FDA under an Investigational New Drug Application. ZyVersa has not generated the data to support such an application, and the results of preclinical studies will require FDA review prior to the initiation of clinical studies which may not be granted.

ZyVersa may not be successful in its efforts to use and expand its development platform to build a pipeline of product candidates.

A key element of ZyVersa’s strategy for IC 100 is to use its experienced management and scientific team to evaluate IC 100 in broad range of human disease in order to build a pipeline of product candidates. Although ZyVersa’s research and development efforts to date have resulted in potential product candidates, ZyVersa may not be able to continue to identify and develop additional product candidates. Even if ZyVersa is successful in continuing to build its pipeline, the potential product candidates that ZyVersa identifies may not be suitable for clinical development. For example, these potential product candidates may be shown to have harmful side effects or other characteristics that indicate that they are unlikely to receive marketing approval and achieve market acceptance. If ZyVersa does not successfully develop and commercialize product candidates based upon its approach, ZyVersa will not be able to obtain product Revenue in future periods, which likely would result in significant harm to its financial position. There is no assurance that ZyVersa will be successful in its preclinical and clinical development, and the process of obtaining regulatory approvals will, in any event, require the expenditure of substantial time and financial resources.

Clinical drug development for our product candidates is very expensive, time-consuming and uncertain. Our clinical trials may fail to adequately demonstrate the safety and efficacy of our product candidates, which could prevent or delay regulatory approval and commercialization.

Clinical drug development for our product candidates is very expensive, time-consuming, difficult to design and implement and its outcome is inherently uncertain. Before obtaining regulatory approval for the commercial sale of a product candidate, we must demonstrate through clinical trials that a product candidate is both safe and effective for use in the target indication, which is impossible to predict. Most product candidates that commence clinical trials are never approved by regulatory authorities for commercialization. Our product candidates are in various stages of development and a failure of one more clinical trial can occur at any stage of testing or at any time during the trial process. We expect that clinical trials for these product candidates will continue for several years, but may take significantly longer than expected to complete. Not all of our product candidates have been tested in humans and the first use in humans may reveal unexpected effects. We have not completed all clinical trials for the approval of any of our product candidates.

We may experience delays in ongoing and future clinical trials for our product candidates and do not know if future clinical trials, if any, will begin on time, need to be redesigned, enroll adequate number of patients on time or be completed on schedule, if at all. In addition, we, any partner with which we currently or may in the future collaborate, the FDA, an IRB or other regulatory authorities, including state and local agencies and counterpart agencies in foreign countries, may suspend, delay, require modifications to or terminate our clinical trials at any time, for various reasons, including:

•        discovery of safety or tolerability concerns, such as serious or unexpected toxicities or side effects or exposure to otherwise unacceptable health risks, experienced by study participants or other safety issues;

•        lack of effectiveness of any product candidate during clinical trials or the failure of our product candidates to meet specified endpoints;

•        slower than expected rates of subject recruitment and enrollment rates or inability to enroll a sufficient number of patients in clinical trials resulting from numerous factors, including the prevalence of other companies’ clinical trials for their product candidates for the same indication, or clinical trials for indications for which patients do not as commonly seek treatment;

•        delays or difficulties in our clinical trials due to quarantines or other restrictions resulting from the COVID-19 pandemic;

•        difficulty in retaining subjects who have initiated a clinical trial but may withdraw at any time due to adverse side effects from the therapy, insufficient efficacy, fatigue with the clinical trial process or for any other reason;

•        difficulty in obtaining IRB approval for studies to be conducted at each clinical trial site;

•        delays in manufacturing or obtaining, or inability to manufacture or obtain, sufficient quantities of materials for use in clinical trials;

•        inadequacy of or changes in our manufacturing process or the product formulation or method of delivery;

•        changes in applicable laws, regulations and regulatory policies;

•        delays or failure in reaching agreement on acceptable terms in clinical trial contracts or protocols with prospective CROs, clinical trial sites and other third-party contractors;

•        inability to add a sufficient number of clinical trial sites;

•        uncertainty regarding proper formulation and dosing;

•        failure by us, our employees, our CROs or their employees or other third-party contractors to comply with contractual and applicable regulatory requirements or to perform their services in a timely or acceptable manner;

•        failure by us, our employees, our CROs or their employees or any partner with which we may collaborate or their employees to comply with applicable FDA or other regulatory requirements relating to the conduct of clinical trials or the handling, storage, security and recordkeeping for drug and biologic products;

•        scheduling conflicts with participating clinicians and clinical institutions;

•        failure to design appropriate clinical trial protocols;

•        insufficient data to support regulatory approval;

•        inability or unwillingness of medical investigators to follow our clinical protocols; or

•        difficulty in maintaining contact with subjects during or after treatment, which may result in incomplete data.

We or any partner with which we may collaborate may suffer significant setbacks in our clinical trials similar to the experience of a number of other companies in the pharmaceutical and biotechnology industries, even after receiving promising results in earlier trials. In the event that we or our potential partners abandon or are delayed in the clinical development efforts related to our product candidates, we may not be able to execute on our business plan effectively and our business, financial condition, operating results and prospects would be harmed.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. Such changes may also require additional testing, FDA notification or FDA approval. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials.

We may be unable to obtain regulatory approval for VAR 200 or IC 100, our early-stage product candidates under applicable regulatory requirements. The FDA and foreign regulatory bodies have substantial discretion in the approval process, including the ability to delay, limit or deny approval of product candidates. The delay, limitation or denial of any regulatory approval would adversely impact commercialization, our potential to generate Revenue, our business and our operating results.

We currently have no products approved for sale, and we may never obtain regulatory approval to commercialize any of our current or future product candidates. The research, testing, manufacturing, safety surveillance, efficacy, quality control, recordkeeping, labeling, packaging, storage, approval, sale, marketing, distribution, import, export, and reporting of safety and other post-market information related to our drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and in foreign countries, and such regulations differ from country to country. We are not permitted to market any of our current product candidates in the United States until we receive approval of a NDA, BLA, or other applicable regulatory filing from the FDA. We are also not permitted to market any of our current product candidates in any foreign countries until we or our partners receive the requisite approval from the applicable regulatory authorities of such countries. To gain approval to market a new drug such as VAR 200 or IC 100, the FDA and/or foreign regulatory authorities must receive, among other things, preclinical and clinical data that adequately demonstrate the safety, purity, potency, efficacy, and compliant manufacturing of the drug product for the intended indication applied for in a NDA, BLA or other applicable regulatory filing. The development and approval of new drug products involves a long, expensive and uncertain process, and delay or failure can occur at any stage. A number of companies in the pharmaceutical and biopharmaceutical industry have suffered significant setbacks in nonclinical development, clinical trials, including in Phase 3 clinical development, even after promising results in earlier preclinical studies or clinical trials. These setbacks have been caused by, among other things, findings made while clinical trials were underway and safety or efficacy observations made in clinical trials, including previously unreported adverse events. Success in clinical trials does not ensure that later clinical trials will be successful, or that nonclinical studies will be successful. The results of clinical trials by other parties may not be indicative of the results in trials we or our partners may conduct.

The FDA and foreign regulatory bodies have substantial discretion in the drug development and approval process, including the ability to delay, limit drug development or limit or deny approval of product candidates for many reasons. The FDA or the applicable foreign regulatory body may:

•        disagree with the design or implementation of one or more clinical trials;

•        not deem a product candidate safe and effective for its proposed indication, or may deem a product candidate’s safety or other perceived risks to outweigh its clinical or other benefits;

•        not find the data from preclinical studies and clinical trials sufficient to support approval, or the results of clinical trials may not meet the level of statistical or clinical significance required by the FDA or the applicable foreign regulatory body for approval;

•        disagree with our interpretation of data from preclinical studies or clinical trials performed by us or third parties, or with the interpretation of any partner with which we may collaborate;

•        determine the data collected from preclinical or clinical trials may not be sufficient to support the submission of an IND or NDA, or other applicable regulatory filing;

•        require additional preclinical studies or clinical trials;

•        identify deficiencies in the formulation, quality control, labeling or specifications of our current or future product candidates;

•        require clinical trials in pediatric patients in order to establish pharmacokinetics or safety for this more drug-sensitive population;

•        grant approval contingent on the performance of costly additional post-approval clinical trials;

•        approve our current or any future product candidates for a more limited indication or a narrower patient population than we originally requested or with strong warnings that may affect marketability;

•        not approve the labeling that we believe is necessary or desirable for the successful commercialization of our product candidates;

•        not approve of the manufacturing processes, controls or facilities of third-party manufacturers or testing labs with which we contract;

•        consider our products a device instead of a drug requiring a different approval process and manufacturing needs;

•        consider one of our products a combination product instead of a singular drug requiring additional clinical trials or increased number of patients per study, or

•        change its approval policies or adopt new regulations in a manner rendering our clinical data or regulatory filings insufficient for approval.

Any delay, limitation or denial in any applicable regulatory approval for any of our product candidates would delay or adversely impact commercialization of our product candidates and would harm our business, financial condition, operating results and prospects.

Even if our current product candidates or any future product candidates obtain regulatory approval, they may fail to achieve the broad degree of physician and patient adoption and use necessary for commercial success.

The commercial success of any of our current or future product candidates, if approved, will depend significantly on the broad adoption and use of the resulting product by physicians, patients and payors for approved indications, and may not be commercially successful. The degree and rate of adoption of our current or future product candidates, if approved, will depend on a number of factors, including:

•        the clinical indications for which the product is approved and patient demand for approved products that treat those indications;

•        the effectiveness of our product as compared to other available therapies;

•        the availability of coverage and adequate reimbursement from managed care plans and other healthcare payors for any of our product candidates that may be approved;

•        the cost of treatment with our product candidates in relation to alternative treatments and willingness to pay for the product, if approved, on the part of patients;

•        acceptance by physicians, major operators of clinics and patients of the product as a safe and effective treatment;

•        physician and patient willingness to adopt a new therapy over other available therapies to treat approved indications;

•        overcoming any biases physicians or patients may have toward particular therapies for the treatment of approved indications;

•        proper training and administration of our product candidates by physicians and medical staff;

•        patient satisfaction with the results and administration of our product candidates and overall treatment experience;

•        the Revenue and profitability that our product candidate may offer a physician as compared to alternative therapies;

•        the prevalence and severity of side effects;

•        limitations or warnings contained in the FDA-approved labeling for our product candidates;

•        any FDA requirement to undertake a risk evaluation and mitigation strategy, or REMS;

•        the effectiveness of our sales, marketing and distribution efforts;

•        our ability to maintain sufficient quantities of supply to meet demand;

•        adverse publicity about our product candidates or favorable publicity about competitive products; and

•        potential product liability claims.

If any of our current or future product candidates are approved for use but fail to achieve the broad degree of physician and patient adoption necessary for commercial success, our operating results and financial condition will be adversely affected, which may delay, prevent or limit our ability to generate Revenue and continue our business.

Our product candidates, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration.

The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition, and a strong emphasis on developing proprietary therapeutics. Numerous pharmaceutical companies, generic drug companies, biotechnology companies, and academic and research institutions are engaged in the development, patenting, manufacturing, and marketing of health care products competitive with those that we are developing, including Travere, Pfizer, Goldfinch Bio, Boehringer Ingelheim, Astra Zeneca, Sanofi, Novartis, Roche, and others. Many of our competitors have greater financial resources, marketing capabilities, sales forces, manufacturing capabilities, research and development capabilities, clinical trial expertise, intellectual property portfolios, experience in obtaining patents and regulatory approvals for product candidates and other resources than us. Some of the companies that offer competing products also have a broad range of other product offerings, large direct sales forces and long-term customer relationships with our target physicians, which could inhibit our market penetration efforts. In addition, certain of our product candidates, if approved, may compete with a share of some patients’ discretionary budgets and for physicians’ attention within their clinical practices.

We anticipate that, if we obtain regulatory approval of our product candidates, we will face significant competition from other approved therapies. If approved, our product candidates may also compete with unregulated, unapproved, off-label, and over the counter treatments. Certain of our product candidates, if approved, will present novel therapeutic approaches for the approved indications and will have to compete with existing therapies, some of which are widely known and accepted by physicians and patients. To compete successfully in this market, we will have to demonstrate that the relative cost, safety and efficacy of our approved products, if any, provide an attractive alternative to existing and other new therapies. Such competition could lead to reduced market share for our product candidates and contribute to downward pressure on the pricing of our product candidates, which could harm our business, financial condition, operating results and prospects.

We expect to face generic or similar type of product competition for our product candidates, which could adversely affect our business, financial condition, operating results and prospects.

Upon the expiration or loss of any patent protection for any of our product candidates that are approved, or upon the “at-risk” launch, despite pending patent infringement litigation against the generic product or its equivalent, by a generic competitor of a generic version of any of our product candidates that are approved, which may be sold at significantly lower prices than our approved product candidates, we could lose a significant portion of sales of that product in a short period of time, which would adversely affect our business, financial condition, operating results and prospects.

Any product candidates that we commercialize, or that any partner with which we may collaborate commercializes, will be subject to ongoing and continued regulatory review.

Even after we or our partners achieve U.S. regulatory approval for a product candidate, if any, we or our partners will be subject to continued regulatory review and compliance obligations. For example, with respect to our product candidates, the FDA may impose significant restrictions on the approved indicated uses for which the product may be marketed or on the conditions of approval. A product candidate’s approval may contain requirements for potentially costly post-approval studies and surveillance, including Phase 4 clinical trials or a REMS, to monitor the safety and efficacy of the product. We will also be subject to ongoing FDA obligations and continued regulatory review with respect to, among other things, the manufacturing, processing, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for our product candidates. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP requirements, with the FDA’s good clinical practice, or GCP, or good agricultural and collections practices, or GACP, requirements and good laboratory practice, or GLP, requirements, which are regulations and guidelines enforced by the FDA for all of our product candidates in clinical and preclinical development, and for any clinical trials that we conduct post-approval. To the extent that a product candidate is approved for sale in other countries, we may be subject to similar restrictions and requirements imposed by laws and government regulators in those countries.

If we, our partners, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•        impose restrictions on the marketing or manufacturing of the product, suspend or withdraw product approvals or revoke necessary licenses;

•        mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

•        require us or our partners to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•        issue warning letters, show cause notices or untitled letters describing alleged violations, which may be publicly available;

•        commence criminal investigations and prosecutions;

•        impose injunctions, suspensions or revocations of necessary approvals or other licenses;

•        impose other civil or criminal penalties;

•        suspend any ongoing clinical trials;

•        delay or refuse to approve pending applications or supplements to approved applications filed by us or our potential partners;

•        refuse to permit drugs or precursor chemicals to be imported or exported to or from the United States;

•        suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•        seize or detain products or require us or our partners to initiate a product recall.

The regulations, policies or guidance of the FDA and other applicable government agencies may change and new or additional statutes or government regulations may be enacted that could prevent or delay regulatory approval of our product candidates or further restrict or regulate post-approval activities. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to achieve and maintain regulatory compliance, we may not be permitted to market our product candidates, which would adversely affect our ability to generate Revenue and achieve or maintain profitability.

We may in the future conduct clinical trials for our product candidates outside the United States and the FDA and applicable foreign regulatory authorities may not accept data from such trials.

We may in the future choose to conduct one or more of our clinical trials outside the United States, including in Canada, Europe and South America. Although the FDA or applicable foreign regulatory authority may accept data from clinical trials conducted outside the United States or the applicable jurisdiction, acceptance of such study data by the FDA or applicable foreign regulatory authority may be subject to certain conditions. Where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless those data are applicable to the U.S. population and U.S. medical practice; the studies were performed by clinical investigators of recognized competence; and the data are considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Many foreign regulatory bodies have similar requirements. In addition, such foreign studies would be subject to the applicable local laws of the foreign jurisdictions where the studies are conducted. There can be no assurance the FDA or applicable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or applicable foreign regulatory authority does not accept such data, it would likely result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan.

Our product candidates may cause undesirable side effects or have other unexpected properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in post-approval regulatory action.

Unforeseen side effects from any of our product candidates could arise either during clinical development or, if approved, after the approved product has been marketed. Undesirable side effects caused by product candidates could cause us, any partners with which we may collaborate or regulatory authorities to interrupt, modify, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or comparable foreign authorities. Results of clinical trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us, or our potential partners, to cease further development of or deny approval of product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in product liability claims. Any of these occurrences may harm our business, financial condition, operating results and prospects.

Additionally, if we or others identify undesirable side effects, or other previously unknown problems, caused by our product candidates after obtaining U.S. or foreign regulatory approval or other products with the same or related active ingredients, a number of potentially negative consequences could result, including:

•        regulatory authorities may withdraw their approval of the product;

•        regulatory authorities may require a recall of the product or we or our potential partners may voluntarily recall a product;

•        regulatory authorities may require the addition of warnings or contraindications in the product labeling, narrowing of the indication in the product label or field alerts to physicians and pharmacies;

•        we may be required to create a medication guide outlining the risks of such side effects for distribution to patients or institute a REMS;

•        we may have limitations on how we promote the product;

•        we may be required to change the way the product is administered or modify the product in some other way; the FDA or applicable foreign regulatory authority may require additional clinical trials or costly post-marketing testing and surveillance to monitor the safety or efficacy of the product;

•        the FDA or applicable foreign regulatory authority may require additional clinical trials or costly post-marketing testing and surveillance to monitor the safety or efficacy of the product

•        sales of the product may decrease significantly;

•        we could be sued and held liable for harm caused to patients; and

•        our brand and reputation may suffer.

Any of the above events resulting from undesirable side effects or other previously unknown problems could prevent us or our potential partners from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing our product candidates.

We may face product liability exposure, and if successful claims are brought against us, we may incur substantial liability if our insurance coverage for those claims is inadequate.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. This risk exists even if a product is approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority. Our products and product candidates are designed to affect important bodily functions and processes. Any side effects, manufacturing defects, misuse or abuse associated with our product candidates could result in injury to a patient or even death. We cannot offer any assurance that we will not face product liability suits in the future, nor can we assure you that our insurance coverage will be sufficient to cover our liability under any such cases.

In addition, a liability claim may be brought against us even if our product candidates merely appear to have caused an injury. Product liability claims may be brought against us by consumers, health care providers, pharmaceutical companies or others selling or otherwise coming into contact with our product candidates, among others. If we cannot successfully defend ourselves against product liability claims we will incur substantial liabilities and reputational harm. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•        withdrawal of clinical trial participants;

•        termination of clinical trial sites or entire trial programs;

•        inability to gain regulatory approval of our product candidates;

•        the inability to commercialize our product candidates;

•        decreased demand for our product candidates;

•        impairment of our business reputation;

•        product recall or withdrawal from the market or labeling, marketing or promotional restrictions;

•        substantial costs of any related litigation or similar disputes;

•        distraction of management’s attention and other resources from our primary business;

•        substantial monetary awards to patients or other claimants against us that may not be covered by insurance; or

•        loss of revenue.

We currently maintain product liability insurance coverage, which may not be sufficient to cover all of our product liability related expenses or losses and may not cover us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost, in sufficient amounts or upon adequate terms to protect us against losses due to product liability. We will need to increase our product liability coverage if any of our product candidates receive regulatory approval, which will be costly, and we may be unable to obtain this increased product liability insurance on commercially reasonable terms, or at all. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could decrease our cash and could harm our business, financial condition, operating results and prospects.

If any of our product candidates are approved for marketing and we are found to have improperly promoted off-label uses, or if physicians misuse our products or use our products off-label, we may become subject to prohibitions on the sale or marketing of our products, product liability claims and significant fines, penalties and sanctions, and our brand and reputation could be harmed.

The FDA and other regulatory agencies strictly regulate the marketing and promotional claims that are made about drug and biologic products. In particular, a product may not be promoted for uses or indications that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling and comparative safety or efficacy claims cannot be made without direct comparative clinical data. If we are found to have promoted off-label uses of any of our product candidates, we may receive warning or untitled letters and become subject to significant liability, which would materially harm our business. Both federal and state governments have levied large civil and criminal fines against companies for alleged improper promotion and have enjoined several companies from engaging in off-label promotion. If we become the target of such an investigation or prosecution based on our marketing and promotional practices, we could face similar sanctions, which would materially harm our business. In addition, management’s attention could be diverted from our business operations, significant legal expenses could be incurred and our brand and reputation could be damaged. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we are deemed by the FDA to have engaged in the promotion of our products for off-label use, we could be subject to FDA regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our business activities constitute promotion of an off-label use, which could result in significant penalties, including criminal, civil or administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment or restructuring of our operations.

We cannot, however, prevent a physician from using our product candidates outside of those indications for use when in the physician’s independent professional medical judgment he or she deems appropriate. Physicians may also misuse our product candidates or use improper techniques, potentially leading to adverse results, side effects or injury, which may lead to product liability claims. If our product candidates are misused or used with improper technique, we may become subject to costly litigation by physicians or their patients. Furthermore, the use of our product candidates for indications other than those cleared by the FDA may not effectively treat such conditions, which could harm our reputation among physicians and patients.

We may choose not to continue developing or commercializing any of our product candidates at any time during development or after approval, which would reduce or eliminate our potential return on investment for those product candidates.

At any time, we may decide to discontinue the development of any of our product candidates or not to continue commercializing one or more of our approved product candidates for a variety of reasons, including the appearance of new technologies that make our product obsolete, competition from a competing product or changes in or failure to comply with applicable regulatory requirements. If we terminate a program in which we have invested significant resources, we will not receive any return on our investment and we will have missed the opportunity to have allocated those resources to potentially more productive uses.

We or our current and prospective partners may be subject to product recalls in the future that could harm our brand and reputation and could negatively affect our business.

We or our current and prospective partners may be subject to product recalls, withdrawals or seizures if any of our product candidates, if approved for marketing, fail to meet specifications or are believed to cause injury or illness or if we are alleged to have violated governmental regulations including those related to the manufacture, labeling, promotion, sale or distribution. Any recall, withdrawal or seizure in the future could materially and adversely affect consumer confidence in our brands and lead to decreased demand for our approved products. In addition, a recall, withdrawal or seizure of any of our approved products would require significant management attention, would likely result in substantial and unexpected expenditures and would harm our business, financial condition and operating results.

If we or any partners with which we may collaborate are unable to achieve and maintain coverage and adequate levels of reimbursement for any of our product candidates for which we receive regulatory approval, or any future products we may seek to commercialize, their commercial success may be severely hindered.

For any of our product candidates that become available only by prescription, successful sales by us or by any partners with which we may collaborate depend on the availability of coverage and adequate reimbursement from third-party payors. Patients who are prescribed medicine for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. The availability of coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and private third-party payors is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new drug products when more established or lower cost therapeutic alternatives are already available or subsequently become available. If any of our product candidates do not demonstrate attractive efficacy profiles, they may not qualify for coverage and reimbursement. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate or may require co-payments that patients find unacceptably high. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products.

In addition, the market for our product candidates will depend significantly on access to third-party payors’ drug formularies or lists of medications for which third-party payors provide coverage and reimbursement. The industry competition to be included in such formularies often leads to downward pricing pressures on pharmaceutical companies. Also, third-party payors may refuse to include a particular branded drug in their formularies or otherwise restrict patient access to a branded drug when a less costly generic equivalent or another alternative is available.

Further, third-party payors, whether foreign or domestic, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In addition, in the United States, although private third-party payors tend to follow Medicare, no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

Further, we believe that future coverage and reimbursement will likely be subject to increased restrictions both in the United States and in international markets. Third-party coverage and reimbursement for any of our product candidates for which we may receive regulatory approval may not be available or adequate in either the United States or international markets, which could harm our business, financial condition, operating results and prospects.

Healthcare legislative or regulatory reform measures, including government restrictions on pricing and reimbursement, may have a negative impact on our business and results of operations.

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval.

Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, in the United States, the Patient Protection and Affordable Care Act of 2010, or the ACA, substantially changed the way health care is financed by both governmental and private insurers and significantly affects the pharmaceutical industry. Many provisions of the ACA impact the biopharmaceutical industry, including that in order for a biopharmaceutical product to receive federal reimbursement under the Medicare Part B and Medicaid programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the drug pricing program under the Public Health Services Act, or PHS. Since its enactment, there have been judicial and Congressional challenges and amendments to certain aspects of the ACA. There is continued uncertainty about the implementation of the ACA, including the potential for further amendments to the ACA and legal challenges to or efforts to repeal the ACA.

Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the now-departed Trump administration proposed numerous prescription drug cost control measures. Similarly, the new Biden administration has made lowering prescription drug prices one of its priorities. The Biden administration has not yet proposed any specific plans, but we expect that these will be forthcoming in the near term. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Other examples of proposed changes include, but are not limited to, expanding post-approval requirements, changing the Orphan Drug Act, and restricting sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether government regulations, guidance or interpretations will be changed, or what the impact of such changes would be on the marketing approvals, sales, pricing, or reimbursement of our drug candidates or products, if any, may be. We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved drug. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate Revenue, attain profitability, or commercialize our drugs.

In addition, FDA regulations and guidance may be revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or guidance, or revisions or reinterpretations of existing regulations or guidance, may impose additional costs or lengthen FDA review times for DMT310 or any future product candidates. We cannot determine how changes in regulations, statutes, policies, or interpretations when and if issued, enacted or adopted, may affect our business in the future. Such changes could, among other things, require:

•        additional clinical trials to be conducted prior to obtaining approval;

•        changes to manufacturing methods;

•        recalls, replacements, or discontinuance of one or more of our products; and

•        additional recordkeeping.

Such changes would likely require substantial time and impose significant costs, or could reduce the potential commercial value of our product candidates. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any other products would harm our business, financial condition, and results of operations.

We may also be subject to healthcare laws, regulation and enforcement and our failure to comply with those laws could adversely affect our business, operations and financial condition.

Certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We are subject to regulation by both the federal government and the states in which we or our partners conduct our business. The laws and regulations that may affect our ability to operate include:

•        the federal Anti-Kickback Statute, which prohibits, among other things, any person or entity from knowingly and willfully offering, soliciting, receiving or providing any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce either the referral of an individual or in return for the purchase, lease, or order of any good, facility item or service, for which payment may be made, in whole or in part, under federal healthcare programs such as the Medicare and Medicaid programs;

•        federal civil and criminal false claims laws and civil monetary penalty laws, including, for example, the federal civil False Claims Act, which impose criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•        the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters;

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, which impose obligations on covered entities, including healthcare providers, health plans, and healthcare clearinghouses, as well as their respective business associates that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•        the federal physician sunshine requirements under the Affordable Care Act, which require manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services information related to payments and other transfers of value provided to physicians and teaching hospitals, and ownership and investment interests held by physicians and their immediate family members; and

•        state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments that may be provided to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to healthcare providers or marketing expenditures; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the recently enacted Affordable Care Act, among other things, amended the intent requirement of the federal Anti-Kickback Statute and certain criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it. In addition, the Affordable Care Act provided that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

Achieving and sustaining compliance with these laws may prove costly. In addition, any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the laws described above or any other governmental laws or regulations that apply to us, we may be subject to penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, the exclusion from participation in federal and state healthcare programs, individual imprisonment or the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results.

Our business involves the use of hazardous materials and we and our third-party suppliers and manufacturers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

The manufacturing activities of our third-party suppliers and manufacturers involve the controlled storage, use and disposal of hazardous materials owned by us, including the components of our product candidates and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our suppliers’ or manufacturers’ facilities pending use and disposal. We and our suppliers and manufacturers cannot completely eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, injury to our service providers and others and environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party suppliers and manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources. We do not currently carry biological or hazardous waste insurance coverage.

Our employees, independent contractors, principal investigators, consultants, vendors, CROs and any partners with which we may collaborate may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, principal investigators, consultants, vendors, CROs and any partners with which we may collaborate may engage in fraudulent or other illegal activity. Misconduct by these persons could include intentional, reckless or negligent conduct or unauthorized activity that violates: laws or regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA or foreign regulatory authorities; manufacturing standards; federal, state and foreign healthcare fraud and abuse laws and data privacy; or laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws may restrict or prohibit a wide range of business activities, including research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials, or illegal misappropriation of drug product, which could result in regulatory sanctions or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations, and serious harm to our reputation. In addition, federal procurement laws impose substantial penalties for misconduct in connection with government contracts and require certain contractors to maintain a code of business ethics and conduct. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our operating results.

Our future growth depends, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize our product candidates in foreign markets for which we intend to rely on collaborations with third parties. If we commercialize VAR 200 or IC 100 or our other product candidates in foreign markets, we would be subject to additional risks and uncertainties, including:

•        our customers’ ability to obtain market access and appropriate reimbursement for our product candidates in foreign markets;

•        our inability to directly control commercial activities because we are relying on third parties;

•        the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

•        different medical practices and customs in foreign countries affecting acceptance in the marketplace

•        import or export licensing requirements;

•        longer accounts receivable collection times;

•        longer lead times for shipping;

•        language barriers for technical training;

•        reduced protection of intellectual property rights in some foreign countries;

•        foreign currency exchange rate fluctuations; and

•        the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of our product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our results of operations.

Risks Related to Our Dependence on Third Parties

We have in the past relied and expect to continue to rely on third-party CROs and other third parties to conduct and oversee our clinical trials and other aspects of product development. If these third parties do not meet our requirements or otherwise conduct the trials as required, we may not be able to satisfy our contractual obligations or obtain regulatory approval for, or commercialize, our product candidates when expected or at all.

We have in the past relied and expect to continue to rely on third-party CROs to conduct and oversee our clinical trials and other aspects of product development. We also rely upon various medical institutions, clinical investigators and contract laboratories to conduct our trials in accordance with our clinical protocols and all applicable regulatory requirements, including the FDA’s regulations and GCPs, which are an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors, and state regulations governing the handling, storage, security and recordkeeping for drug and biologic products. These CROs and other third parties play a significant role in the conduct of these trials and the subsequent collection and analysis of data from the clinical trials. We rely heavily on these parties for the execution of our clinical trials and preclinical studies, and control only certain aspects of their activities. We and our CROs and other third-party contractors are required to comply with GCP, GLP, and GACP requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for products in clinical development. Regulatory authorities enforce these GCP, GLP and GACP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable GCP, GLP and GACP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or other regulatory authority may require us to perform additional clinical trials before approving our or our partners’ marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical or preclinical trials complies with applicable GCP and GLP requirements. In addition, our clinical trials must generally be conducted with product produced under cGMP regulations. Our failure to comply with these regulations and policies may require us to repeat clinical trials, which would delay the regulatory approval process.

Our CROs are not our employees, and we do not control whether or not they devote sufficient time and resources to our clinical trials. Our CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities, which could harm our competitive position. We face the risk of potential unauthorized disclosure or misappropriation of our intellectual property by CROs, which may reduce our trade secret protection and allow our potential competitors to access and exploit our proprietary technology. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for any other reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize any product candidate that we develop. As a result, our financial results and the commercial prospects for any product candidate that we develop would be harmed, our costs could increase, and our ability to generate Revenue could be delayed.

If any of our CROs or clinical trial sites terminate their involvement in one of our clinical trials for any reason, we may not be able to enter into arrangements with alternative CROs or clinical trial sites, or do so on commercially reasonable terms. In addition, if our relationship with clinical trial sites is terminated, we may experience the loss of follow-up information on patients enrolled in our ongoing clinical trials unless we are able to transfer the care of those patients to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and could receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be questioned by the FDA.

We rely completely on third-party contractors to supply, manufacture and distribute clinical drug supplies for our product candidates, including certain sole-source suppliers and manufacturers, we intend to rely on third parties for commercial supply, manufacturing and distribution if any of our product candidates receive regulatory approval and we expect to rely on third parties for supply, manufacturing and distribution of preclinical, clinical and commercial supplies of any future product candidates.

We do not currently have, nor do we plan to acquire, the infrastructure or capability to supply, manufacture or distribute preclinical, clinical or commercial quantities of drug substances or products. Our ability to develop our product candidates depends and our ability to commercially supply our products will depend, in part, on our ability to successfully obtain the raw materials and APIs and other substances and materials used in our product candidates from third parties and to have finished products manufactured by third parties in accordance with regulatory requirements and in sufficient quantities for preclinical and clinical testing and commercialization. If we fail to develop and maintain supply relationships with these third parties, we may be unable to continue to develop or commercialize our product candidates.

We rely and will continue to rely on certain third parties as the sole source of the materials they supply or the finished products they manufacture. Any of our existing suppliers or manufacturers may:

•        fail to supply us with product on a timely basis or in the requested amount due to unexpected damage to or destruction of facilities or equipment or otherwise;

•        fail to increase manufacturing capacity and produce drug product and components in larger quantities and at higher yields in a timely or cost-effective manner, or at all, to sufficiently meet our commercial needs;

•        be unable to meet our production demands due to issues related to their reliance on sole-source suppliers and manufacturers;

•        supply us with product that fails to meet regulatory requirements;

•        become unavailable through business interruption or financial insolvency;

•        lose regulatory status as an approved source;

•        be unable or unwilling to renew current supply agreements when such agreements expire on a timely basis, on acceptable terms or at all; or

•        discontinue production or manufacturing of necessary drug substances or products.

In the event of any of the foregoing, if we do not have an alternative supplier or manufacturer in place, we would be required to expend substantial management time and expense to identify, qualify and transfer processes to alternative suppliers or manufacturers. Transferring technology to other sites may require additional processes, technologies and validation studies, which are costly, may take considerable amounts of time, may not be successful and, in most cases, require review and approval by the FDA. Any need to find and qualify new suppliers or manufacturers could significantly delay production of our product candidates, adversely impact our ability to market our product candidates and adversely affect our business. Replacements may not be available to us on a timely basis, on acceptable terms or at all. Additionally, we and our manufacturers do not currently maintain significant inventory of drug substances and other materials. Any interruption in the supply of a drug substance or other material or in the manufacture of our product candidates could have a material adverse effect on our business, financial condition, operating results and prospects.

We do not have direct control over the ability of our contract suppliers and manufacturers to maintain adequate capacity and capabilities to serve our needs, including quality control, quality assurance and qualified personnel. Although we are ultimately responsible for ensuring compliance with regulatory requirements such as cGMPs and GACP, we are dependent on our contract suppliers and manufacturers for day-to-day compliance with cGMPs or GACP for production of raw materials, APIs, and finished products. Facilities used by our contract suppliers and manufacturers to produce the APIs and other substances and materials or finished products for commercial sale must pass inspection and be approved by the FDA and other relevant regulatory authorities. Our contract suppliers and manufacturers must comply with cGMP and GACP requirements enforced by the FDA through its facilities inspection program and review of submitted technical information. If the safety of any product or product candidate or component is compromised due to a failure to adhere to applicable laws or for other reasons, we may not be able to successfully commercialize or obtain regulatory approval for the affected product or product candidate, and we may be held liable for injuries sustained as a result. Any of these factors could cause a delay or termination of preclinical studies, clinical trials or regulatory submissions or approvals of our product candidates, and could entail higher costs or result in our being unable to effectively commercialize our approved products on a timely basis, or at all.

In addition, these contract manufacturers are engaged with other companies to supply and manufacture materials or products for such companies, which also exposes our suppliers and manufacturers to regulatory risks for the production of such materials and products. As a result, failure to meet the regulatory requirements for the production of those materials and products may also affect the regulatory clearance of a contract supplier’s or manufacturer’s facility. If the FDA or a comparable foreign regulatory agency does not approve these facilities for the supply or manufacture of our product candidates, or if it withdraws its approval in the future, we may need to find alternative supply or manufacturing facilities, which would negatively impact our ability to develop, obtain regulatory approval of or market our product candidates, if approved.

Our reliance on contract manufacturers and suppliers further exposes us to the possibility that they, or third parties with access to their facilities, will have access to and may misappropriate our trade secrets or other proprietary information.

In addition, the manufacturing facilities of certain of our suppliers, including our supplier of Spongilla lacustris, are located outside of the United States. This may give rise to difficulties in importing our products or product candidates or their components into the United States or other countries as a result of, among other things, regulatory agency approval requirements or import inspections, incomplete or inaccurate import documentation or defective packaging.

If we are not able to establish and maintain collaborations, we may have to alter our development and commercialization plans.

The development and potential commercialization of our product candidates will require substantial additional cash to fund expenses. In order to fund further development of our product candidates, we may collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates. We face significant competition in seeking appropriate partners. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the partner’s resources and experience, the terms and conditions of the proposed collaboration and the proposed partner’s evaluation of a number of factors. Those factors may include the design or results of clinical trials; the likelihood of approval by the FDA or other regulatory authorities; the potential market for the subject product candidate; the costs and complexities of manufacturing and delivering such product candidate to patients; the potential of competing products; any uncertainty with respect to our ownership of our intellectual property; and industry and market conditions generally. The partner may also consider alternative product candidates or technologies for similar indications that may be available for collaboration and whether such a collaboration could be more attractive than the one with us for our product candidate. We may also be restricted under future license agreements from entering into agreements on certain terms with potential partners. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future partners.

Future collaborations we may enter into may involve the following risks:

•        collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•        collaborators may not perform their obligations as expected;

•        changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition, may divert resources or create competing priorities;

•        collaborators may delay discovery and preclinical development, provide insufficient funding for product development of targets selected by us, stop or abandon discovery and preclinical development for a product candidate, repeat or conduct new discovery and preclinical development for a product candidate;

•        collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed than ours;

•        product candidates discovered in collaboration with us may be viewed by our collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the development of our product candidates;

•        disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the discovery, preclinical development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•        collaborators may not properly maintain or defend our intellectual property rights or intellectual property rights licensed to us or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

•        collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

•        collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

Collaborations typically impose detailed obligations on each party. If we were to breach our obligations, we may face substantial consequences, including potential termination of the collaboration, and our rights to our partners’ product candidates, in which we have invested substantial time and money, would be lost.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product Revenue.

Risks Related to Managing Our Growth, Our Employees and Our Operations

We will need to further increase the size and complexity of our organization in the future, and we may experience difficulties in executing our growth strategy and managing any growth.

Our management, personnel, systems and facilities currently in place are not adequate to support our business plan and near-term future growth. We will need to further expand our chemistry and manufacturing team, clinical team, managerial, operational, financial, and other resources to support our planned research, development and commercialization activities.

To manage our operations, growth and various projects effectively requires that we:

•        continue to improve our operational, financial, management and regulatory compliance controls and reporting systems and procedures;

•        attract and retain sufficient numbers of talented employees;

•        develop a marketing, sales and distribution capability;

•        manage our commercialization activities for our product candidates effectively and in a cost-effective manner;

•        establish and maintain relationships with development and commercialization partners;

•        manage our preclinical and clinical trials effectively;

•        manage our third-party supply and manufacturing operations effectively and in a cost-effective manner, while increasing production capabilities for our current product candidates to commercial levels; and

•        manage our development efforts effectively while carrying out our contractual obligations to partners and other third parties.

In addition, historically, we have utilized and continue to utilize the services of part-time outside consultants to perform a number of tasks for us, including tasks related to preclinical and clinical testing. Our growth strategy may also entail expanding our use of consultants to implement these and other tasks going forward. We rely on consultants for certain functions of our business and will need to effectively manage these consultants to ensure that they successfully carry out their contractual obligations and meet expected deadlines. There can be no assurance that we will be able to manage our existing consultants or find other competent outside consultants, as needed, on economically reasonable terms, or at all. If we are not able to effectively manage our growth and expand our organization by hiring new employees and expanding our use of consultants, we might be unable to implement successfully the tasks necessary to execute effectively on our planned research, development and commercialization activities and, accordingly, might not achieve our research, development and commercialization goals.

If we fail to attract and retain management and other key personnel, we may be unable to continue to successfully develop or commercialize our product candidates or otherwise implement our business plan.

Our ability to compete in the highly competitive pharmaceuticals industry depends upon our ability to attract and retain highly qualified managerial, scientific, medical, sales and marketing and other personnel. We are highly dependent on our management, including: Stephen Glover, Peter Wolfe, Nick A. Labella, Jr. and Karen A. Cashmere. The loss of the services of any of these individuals could impede, delay or prevent the successful development of our product pipeline, completion of our planned clinical trials, commercialization of our product candidates or in-licensing or acquisition of new assets and could negatively impact our ability to successfully implement our business plan. If we lose the services of any of these individuals, we might not be able to find suitable replacements on a timely basis or at all, and our business could be harmed as a result. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. In order to retain valuable employees at our company, in addition to salary and cash incentives, we provide stock options that vest over time. The value to employees of stock options that vest over time will be significantly affected by movements in our stock price that are beyond our control, and may at any time be insufficient to counteract offers from other companies.

We might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses, particularly in the Weston, FL area where the Combined Entity will be headquartered. We could have difficulty attracting experienced personnel to our company and may be required to expend significant financial resources in our employee recruitment and retention efforts. Many of the other pharmaceutical companies with whom we compete for qualified personnel have greater financial and other resources, different risk profiles and longer histories in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will harm our ability to implement our business strategy and achieve our business objectives.

In addition, we have scientific and clinical advisors who assist us in formulating our development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

We currently have limited marketing capabilities and no sales organization. If we are unable to establish sales and marketing capabilities on our own or through third parties, we will be unable to successfully commercialize our product candidates, if approved, or generate product Revenue.

We currently have limited marketing capabilities and no sales organization. To commercialize our product candidates, if approved, in the United States, Canada, the European Union and other jurisdictions we seek to enter, we must build our marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. Although our management team has experience in the marketing, sale and distribution of pharmaceutical products from prior employment at other companies, we as a company have no prior experience in the marketing, sale and distribution of pharmaceutical products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may choose to collaborate with additional third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize our product candidates. If we are unable to successfully commercialize our product candidates, either on our own or through collaborations with one or more third parties, our business, financial condition, operating results and prospects would suffer.

Our failure to successfully in-license, acquire, develop, and market additional product candidates or approved products would impair our ability to grow our business.

We intend to in-license, acquire, develop and market additional products and product candidates and we may in-license or acquire commercial-stage products or engage in other strategic transactions. Because our internal research and development capabilities are limited, we may be dependent upon pharmaceutical companies, academic scientists and other researchers to sell or license products or technology to us. The success of this strategy depends partly upon our ability to identify and select promising pharmaceutical product candidates and products, negotiate licensing or acquisition agreements with their current owners and finance these arrangements.

The process of proposing, negotiating and implementing a license or acquisition of a product candidate or approved product is lengthy and complex. Other companies, including some with substantially greater financial, marketing, sales and other resources, may compete with us for the license or acquisition of product candidates and approved products. We have limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into our current infrastructure. Moreover, we may devote resources to potential acquisitions or licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts. We may not be able to acquire the rights to additional product candidates on terms that we find acceptable, or at all.

Further, any product candidate that we acquire may require additional development efforts prior to commercial sale, including preclinical or clinical testing and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to risks of failure typical of pharmaceutical product development, including the possibility that a product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot provide assurance that any approved products that we acquire will be manufactured or sold profitably or achieve market acceptance.

Additional potential transactions that we may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require us to incur non-recurring or other charges, may increase our near- and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, these transactions entail numerous potential operational and financial risks, including:

•        exposure to unknown liabilities;

•        disruption of our business and diversion of our management’s time and attention in order to develop acquired products, product candidates or technologies;

•        incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;

•        substantial acquisition and integration costs;

•        write-downs of assets or impairment charges;

•        increased amortization expenses;

•        difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

•        impairment of relationships with key suppliers, partners or customers of any acquired businesses due to changes in management and ownership; and

•        inability to retain our key employees or those of any acquired businesses.

Accordingly, there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, and any transaction that we do complete could harm our business, financial condition, operating results and prospects.

Manufacturing and supply of the APIs and other substances and materials used in our product candidates is a complex and technically challenging undertaking, and there is potential for failure at many points in the manufacturing, testing, quality assurance and distribution supply chain, as well as the potential for latent defects after products have been manufactured and distributed.

Manufacturing and supply of APIs, other substances and materials and finished drug products is technically challenging. Changes beyond our direct control can impact the quality, volume, price and successful delivery of our product candidates and can impede, delay, limit or prevent the successful development and commercialization of our product candidates. Mistakes and mishandling are not uncommon and can affect successful production and supply. Some of these risks include:

•        failure of our manufacturers to follow cGMP or GACP requirements or mishandling of product while in production or in preparation for transit;

•        inability of our contract suppliers and manufacturers to efficiently and cost-effectively increase and maintain high yields and batch quality, consistency and stability;

•        our inability to develop an FDA approved bioassay for release of any future product;

•        difficulty in establishing optimal drug delivery substances and techniques, production and storage methods and packaging and shipment processes;

•        transportation and import/export risk, particularly given the global nature of our supply chain;

•        delays in analytical results or failure of analytical techniques that we depend on for quality control and release of any future product;

•        natural disasters, pandemics, labor disputes, financial distress, lack of raw material supply, issues with facilities and equipment or other forms of disruption to business operations of our contract manufacturers and suppliers; and

•        latent defects that may become apparent after the product has been released and which may result in recall and destruction of product.

Any of these factors could result in delays or higher costs in connection with our clinical trials, regulatory submissions, required approvals or commercialization of our product candidates, which could harm our business, financial condition, operating results and prospects.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations.

Our operations to date have been primarily limited to researching and developing our product candidates and undertaking preclinical studies and clinical trials of our product candidates. We have not yet obtained regulatory approvals for any of our product candidates. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history or approved products on the market. Furthermore, our operating results may fluctuate due to a variety of other factors, many of which are outside of our control and may be difficult to predict, including the following:

•        delays in the commencement, enrollment and the timing of clinical testing for our product candidates;

•        the timing and success or failure of clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•        any delays in regulatory review and approval of product candidates in clinical development;

•        the timing and cost of, and level of investment in, research and development activities relating to our product candidates, which may change from time to time;

•        the cost of manufacturing our product candidates, which may vary depending on FDA guidelines and requirements, and the quantity of production;

•        our ability to obtain additional funding to develop our product candidates;

•        expenditures that we will or may incur to acquire or develop additional product candidates and technologies;

•        the level of demand for our product candidates, should they receive approval, which may vary significantly;

•        potential side effects of our product candidates that could delay or prevent commercialization or cause an approved drug to be taken off the market;

•        the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for our product candidates, if approved;

•        our dependency on third-party manufacturers to supply or manufacture our product candidates;

•        our ability to establish an effective sales, marketing and distribution infrastructure in a timely manner;

•        market acceptance of our product candidates, if approved, and our ability to forecast demand for those product candidates;

•        our ability to receive approval and commercialize our product candidates outside of the United States;

•        our ability to establish and maintain collaborations, licensing or other arrangements;

•        our ability and third parties’ abilities to protect intellectual property rights;

•        costs related to and outcomes of potential litigation or other disputes;

•        our ability to adequately support future growth;

•        our ability to attract and retain key personnel to manage our business effectively;

•        potential liabilities associated with hazardous materials;

•        our ability to maintain adequate insurance policies; and

•        future accounting pronouncements or changes in our accounting policies.

Our operating results and liquidity needs could be negatively affected by market fluctuations and economic downturn.

Our operating results and liquidity could be negatively affected by economic conditions generally, both in the United States and elsewhere around the world. The market for discretionary medical products and procedures may be particularly vulnerable to unfavorable economic conditions. Some patients may consider certain of our product candidates to be discretionary, and if full reimbursement for such products is not available, demand for these products may be tied to the discretionary spending levels of our targeted patient populations. Domestic and international equity and debt markets have experienced and may continue to experience heightened volatility and turmoil based on domestic and international economic conditions and concerns. In the event these economic conditions and concerns continue or worsen and the markets continue to remain volatile, our operating results and liquidity could be adversely affected by those factors in many ways, including weakening demand for certain of our products and making it more difficult for us to raise funds if necessary, and our stock price may decline. Additionally, although we plan to market our products primarily in the United States, we could in the future have partners with extensive global operations, indirectly exposing us to risk.

Our business and operations would suffer in the event of failures in our internal computer systems.

Despite the implementation of security measures, our computer systems and those of our current and any future partners, contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our manufacturing activities, development programs and our business operations. For example, the loss of manufacturing records or clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further commercialization and development of our products and product candidates could be delayed.

We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. The size and complexity of our information technology systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners or vendors, from attacks by malicious third parties, or from intentional or accidental physical damage to our systems infrastructure maintained by us or by third parties. Maintaining the secrecy of this confidential, proprietary, or trade secret information is important to our competitive business position. While we have taken steps to protect such information and invested in information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect our business operations or result in the loss, dissemination, or misuse of critical or sensitive information. A breach of our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other reason, could enable others to produce competing products, use our proprietary technology or information, or adversely affect our business or financial condition. Further, any such interruption, security breach, loss or disclosure of confidential information, could result in financial, legal, business, and reputational harm to us and could have a material adverse effect on our business, financial position, results of operations or cash flow.

Risks Related to Our Intellectual Property

Failure to adequately protect Our intellectual property could adversely affect Our business, financial condition, and operating results.

Our business depends on its intellectual property and proprietary technology, the protection of which is crucial to the success of its business. We rely on a combination of trademark, copyright, and trade secret laws, license agreements, intellectual property assignment agreements, and confidentiality procedures to protect its intellectual property. Additionally, we rely on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable, or that we believe is best protected by means that do not require public disclosure. We generally attempt to protect our intellectual property, technology, and confidential information by requiring our employees and consultants who develop intellectual property on our behalf to enter into confidentiality and invention assignment agreements and third parties we share information with to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property, or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information or technology, or infringement of our intellectual property. For example, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be willfully breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our intellectual property rights and other proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position.

Despite our efforts to protect our proprietary rights, other parties may unintentionally or willfully disclose, obtain or use our technologies or systems, which may allow unauthorized parties to copy aspects of our platform or other software, technology, and functionality or obtain and use information that we consider proprietary. In addition, unauthorized parties may also attempt, or successfully endeavor, to obtain our intellectual property, confidential information and trade secrets through various methods, including through scraping of public data or other content from our website or mobile applications, cybersecurity attacks, and legal or other methods of protecting this data may be inadequate. Monitoring unauthorized use and disclosures of our intellectual property, proprietary technology, or confidential information can be difficult and expensive and we cannot be sure that the steps we have taken will prevent misappropriation or infringement of our intellectual property or proprietary rights.

We have registered domain names for websites that we use in our business, such as www.zyversa.com and other variations. The inclusion of the website address in this proxy statement/prospectus does not include or incorporate by reference the information on the ZyVersa website into this proxy statement/prospectus.

Competitors have and may continue to adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. For additional information see other risk factors in this section titled, “Risk Factors — Risks Related to Our Intellectual Property.” Further, litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others. Any litigation initiated by ZyVersa concerning the violation by third parties of its intellectual property rights is likely to be expensive and time-consuming and could lead to the invalidation of, or render unenforceable, its intellectual property, or could otherwise have negative consequences for ZyVersa. Even when ZyVersa sues other parties for such infringement, that suit may have adverse consequences for our business. In addition, ZyVersa may not timely or successfully apply for a patent or register its trademarks or otherwise secure its intellectual property, which could result in negative effects to our market share, financial condition and results of operations. our efforts to protect, maintain, or enforce its proprietary rights may not be respected in the future or may be invalidated, circumvented, or challenged. and could result in substantial costs and diversion of resources, which could adversely affect its business, financial condition, and operating results.

We may be unable to continue to use the domain names that we use in our business or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

We have registered domain names that we use in, or are related to, its business. If we lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market our offerings under a new domain name, which could cause us substantial harm, or to incur significant expense in order to purchase rights to the domain name in question. We may not be able to obtain preferred domain names outside the United States due to a variety of reasons, including because they are already held by others. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to our domain names. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Protecting, maintaining, and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of resources, which could in turn adversely affect our business, financial condition, and operating results.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our future patents.

Our ability to obtain patents is highly uncertain because, to date, some legal principles remain unresolved, there has not been a consistent policy regarding the breadth or interpretation of claims allowed in patents in the United States and the specific content of patents and patent applications that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific, and factual issues. Changes in either patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

For example, on September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The United States Patent and Trademark Office, or USPTO, has developed new and untested regulations and procedures to govern the full implementation of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective in March 2013. The Leahy-Smith Act has also introduced procedures making it easier for third parties to challenge issued patents, as well as to intervene in the prosecution of patent applications. Finally, the Leahy-Smith Act contains new statutory provisions that require the USPTO to issue new regulations for their implementation, and it may take the courts years to interpret the provisions of the new statute. It is too early to tell what, if any, impact the Leahy-Smith Act will have on the operation of our business and the protection and enforcement of our intellectual property. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our future patents. Further, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents that we have owned or licensed or that we might obtain in the future. An inability to obtain, enforce, and defend patents covering our proprietary technologies would materially and adversely affect our business prospects and financial condition.

Similarly, changes in patent laws and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we may obtain in the future. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. For example, if the issuance to us, in a given country, of a patent covering an invention is not followed by the issuance, in other countries, of patents covering the same invention, or if any judicial interpretation of the validity, enforceability, or scope of the claims, or the written description or enablement, in a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in those countries may be limited. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product candidates in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly developing countries. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement on infringing activities is inadequate. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, certain countries in Europe and certain developing countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we may have limited remedies if our patents are infringed or if we are compelled to grant a license to our patents to a third party, which could materially diminish the value of those patents. This could limit our potential Revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we own or license. Finally, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market, which would have an adverse effect on our business.

If we fail to comply with our obligations under our intellectual property license agreements, we could lose license rights that are important to our business.

We are a party to certain license agreements that impose various diligence, milestone, royalty, insurance and other obligations on us. If we fail to comply with these obligations, the respective licensors may have the right to terminate the license, in which event we may not be able to develop or market the affected product candidate.

The loss of such rights could materially adversely affect our business, financial condition, operating results and prospects. For more information about these license arrangements, see “Business-Collaborations and License Agreements.”

If we are sued for infringing intellectual property rights of third parties, it will be costly and time-consuming, and an unfavorable outcome in that litigation could have a material adverse effect on our business.

Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. We cannot guarantee that marketing and selling such candidates and using such technologies will not infringe existing or future patents. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields relating to our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that others may assert that our product candidates, technologies or methods of delivery or use infringe their patent rights. Moreover, it is not always clear to industry participants, including us, which patents cover various drugs, biologics, drug delivery systems or their methods of use, and which of these patents may be valid and enforceable. Thus, because of the large number of patents issued and patent applications filed in our fields, there may be a risk that third parties may allege they have patent rights encompassing our product candidates, technologies or methods.

In addition, there may be issued patents of third parties that are infringed or are alleged to be infringed by our product candidates or proprietary technologies. Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our own and in-licensed issued patents or our pending applications. Our competitors may have filed, and may in the future file, patent applications covering our product candidates or technology similar to ours. Any such patent application may have priority over our own and in-licensed patent applications or patents, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to those owned or in-licensed to us, we or, in the case of in-licensed technology, the licensor may have to participate, in the United States, in an interference proceeding to determine priority of invention.

We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that our product candidates or proprietary technologies infringe such third parties’ intellectual property rights, including litigation resulting from filing under Paragraph IV of the Hatch-Waxman Act. These lawsuits could claim that there are existing patent rights for such drug and this type of litigation can be costly and could adversely affect our operating results and divert the attention of managerial and technical personnel, even if we do not infringe such patents or the patents asserted against us are ultimately established as invalid. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party’s patents.

As a result of patent infringement claims, or to avoid potential claims, we may choose or be required to seek licenses from third parties. These licenses may not be available on commercially acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property, or such rights might be restrictive and limit our present and future activities. Ultimately, we or a licensee could be prevented from commercializing a product, or forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms.

In addition to possible infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference, derivation, re-examination or other post-grant proceedings declared or granted by the USPTO, and similar proceedings in foreign countries, regarding intellectual property rights with respect to our current or of our other products.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries generally. To date, no litigation asserting infringement claims has ever been brought against us. If a third-party claims that we infringe its intellectual property rights, we may face a number of issues, including:

•        infringement and other intellectual property claims which, regardless of merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business;

•        substantial damages for infringement, which we may have to pay if a court decides that the product or technology at issue infringes or violates the third party’s rights, and if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

•        a court prohibiting us from selling or licensing the product or using the technology unless the third party licenses its intellectual property rights to us, which it is not required to do;

•        if a license is available from a third party, we may have to pay substantial royalties or upfront fees or grant cross-licenses to intellectual property rights for our products or technologies; and

•        redesigning our products or processes so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could harm our ability to raise additional funds or otherwise adversely affect our business, financial condition, operating results and prospects.

Because we rely on certain third-party licensors and partners, and will continue to do so in the future, if one of our licensors or partners is sued for infringing a third party’s intellectual property rights, our business, financial condition, operating results and prospects could suffer in the same manner as if we were sued directly. In addition to facing litigation risks, we have agreed to indemnify certain third-party licensors and partners against claims of infringement caused by our proprietary technologies, and we have entered or may enter into cost-sharing agreements with some our licensors and partners that could require us to pay some of the costs of patent litigation brought against those third parties whether or not the alleged infringement is caused by our proprietary technologies. In certain instances, these cost-sharing agreements could also require us to assume greater responsibility for infringement damages than would be assumed just on the basis of our technology.

The occurrence of any of the foregoing could adversely affect our business, financial condition or operating results.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property or the patents of our licensors, which could be expensive and time-consuming.

Competitors may infringe our intellectual property, including our patents or the patents of our licensors. As a result, we may be required to file infringement claims to stop third-party infringement or unauthorized use. This can be expensive and time-consuming, particularly for a company of our size. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent claims do not cover its technology or that the factors necessary to grant an injunction against an infringer are not satisfied. An adverse determination of any litigation or other proceedings could put one or more of our patents at risk of being invalidated, interpreted narrowly or amended such that they do not cover our product candidates. Moreover, such adverse determinations could put our patent applications at risk of not issuing, or issuing with limited and potentially inadequate scope to cover our product candidates or to prevent others from marketing similar products.

Interference, derivation or other proceedings brought at the USPTO may be necessary to determine the priority or patentability of inventions with respect to our patent applications or those of our licensors or potential partners. Litigation or USPTO proceedings brought by us may fail or may be invoked against us by third parties. Even if we are successful, domestic or foreign litigation or USPTO or foreign patent office proceedings may result in substantial costs and distraction to our management. We may not be able, alone or with our licensors or potential partners, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other proceedings, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings. In addition, during the course of this kind of litigation or proceedings, there could be public announcements of the results of hearings, motions or other interim proceedings or developments or public access to related documents. If investors perceive these results to be negative, the market price for our common stock or warrants could be significantly harmed.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that our trade secrets will be misappropriated or disclosed, and confidentiality agreements with employees and third parties may not adequately prevent disclosure of trade secrets and protect other proprietary information.

We consider proprietary trade secrets or confidential know-how and unpatented know-how to be important to our business. We may rely on trade secrets or confidential know-how to protect our technology, especially where patent protection is believed by us to be of limited value.

To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, collaborators, contractors and advisors to enter into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with us prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. However, current or former employees, consultants, collaborators, contractors and advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. The need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business and results of operations. Enforcing a claim that a third party obtained illegally and is using trade secrets or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

In addition, these agreements typically restrict the ability of our employees, consultants, collaborators, contractors and advisors to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed to us alleged trade secrets of their former employers or their former or current customers.

As is common in the biotechnology and pharmaceutical industries, certain of our employees were formerly employed by other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Moreover, we engage the services of consultants to assist us in the development of our products and product candidates, many of whom were previously employed at or may have previously been or are currently providing consulting services to, other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees and consultants or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Although we have no knowledge of any such claims being alleged to date, if such claims were to arise, litigation may be necessary to defend against any such claims. Even if we are successful in defending against any such claims, any such litigation could be protracted, expensive, a distraction to our management team, not viewed favorably by investors and other third parties and may potentially result in an unfavorable outcome.

If our patent term expires before or soon after our products are approved, or if manufacturers of generic or biosimilar drugs successfully challenge our patents, our business may be materially harmed.

Patents have a limited duration. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates, their manufacture, or use are obtained, once the patent life has expired, we may be open to competition from competitive medications, including generic or biosimilar medications.

Depending upon the timing, duration and conditions of FDA marketing approval of our product candidates, one or more of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act, and similar legislation in the European Union. The Hatch-Waxman Act permits a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. The patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only one patent applicable to an approved drug may be extended. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened and our competitors may obtain approval to market competing products sooner than we expect. Also, the scope of our right to exclude during any patent term extension period may be limited or may not cover a competitor’s product or product use. As a result, our Revenue from applicable products could be reduced, possibly materially.

Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such drug candidates might expire before or shortly after such drug candidates are commercialized. As a result, our patents and patent applications may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

Manufacturers of generic or biosimilar drugs may challenge the scope, validity, or enforceability of our patents in court or before a patent office, and we may not be successful in enforcing or defending those intellectual property rights and, as a result, may not be able to develop or market the relevant product exclusively, which would have a material adverse effect on any potential sales of that product. Upon the expiration of our issued patents or patents that may issue from our pending patent applications, we will not be able to assert such patent rights against potential competitors and our business and results of operations may be adversely affected.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our unregistered trademarks or trade names. Over the long term, if we are unable to successfully register our trademarks and trade names and establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact our financial condition or results of operations.

Our proprietary information may be lost, or we may suffer security breaches.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, clinical trial data, proprietary business information, personal data and personally identifiable information of our clinical trial subjects and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Although, to our knowledge, we have not experienced any such material security breach to date, any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, significant regulatory penalties, disrupt our operations, damage our reputation and cause a loss of confidence in us and our ability to conduct clinical trials, which could adversely affect our reputation and delay our clinical development of our product candidates.

Risks Related to Ownership of Combined Entity Common Stock and this Business Combination

Larkspur may redeem your unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your public warrants worthless.

Larkspur will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Larkspur Common Stock equals or exceeds $18.00 per share (as may be adjusted) on each of twenty (20) trading days within any thirty (30) trading day period commencing after the public warrants become exercisable and ending on the third trading day prior to the date on which Larkspur sends the notice of redemption to public warrant holders and provided certain other conditions are met. Neither current nor recent stock prices meet or exceed the threshold that would allow Larkspur to redeem public warrants. In the event Larkspur elects to redeem all of the public warrants that are subject to redemption, Larkspur shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by Larkspur not less than thirty (30) days prior to the Redemption Date to the registered holders of the public warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. If and when the public warrants become redeemable by Larkspur, Larkspur may not exercise its redemption right if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, may be substantially less than the market value of your public warrants. None of the private warrants will be redeemable by Larkspur.

The Combined Entity will be an emerging growth company and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make the Combined Entity’s common stock less attractive to investors.

Larkspur currently is, and following the Business Combination, the Combined Entity will be, an “emerging growth company,” as defined in the JOBS Act. For as long as it continues to be an emerging growth company, the Combined Entity may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•        not being required to have independent registered public accounting firm audit the Combined Entity’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•        reduced disclosure obligations regarding executive compensation in the Combined Entity’s periodic reports and annual report on Form 10-K; and

•        exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

As a result, the stockholders may not have access to certain information that they may deem important. The Combined Entity’s status as an emerging growth company will end as soon as any of the following takes place:

•        the last day of the fiscal year in which the Combined Entity has at least $1.07 billion in annual revenue;

•        the date the Combined Entity qualifies as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;

•        the date on which the Combined Entity has issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•        the last day of the fiscal year ending after the fifth anniversary of the Larkspur IPO.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Combined Entity may elect to take advantage of this extended transition period and as a result, its financial statements may not be comparable with similarly situated public companies.

The Combined Entity cannot predict if investors will find the Combined Entity’s common stock less attractive if it chooses to rely on any of the exemptions afforded emerging growth companies. If some investors find the Combined Entity’s common stock less attractive because the Combined Entity relies on any of these exemptions, there may be a less active trading market for the Combined Entity’s common stock and the market price of the Combined Entity’s common stock may be more volatile and may decline.

If the Combined Entity fails to maintain an effective system of disclosure controls and internal control over financial reporting, the Combined Entity’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in the Combined Entity and, as a result, the market price of Combined Entity common stock.

As a public company, the Combined Entity will be required to comply with the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including, among other things, that the Combined Entity maintain effective disclosure controls and procedures and internal control over financial reporting. ZyVersa continues to develop and refine its disclosure controls and other procedures that are designed to ensure that information the Combined Entity is required to disclose in the reports that the Combined Entity will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to the Combined Entity’s management, including the Combined Entity’s principal executive and financial officers.

ZyVersa must continue to improve its internal control over financial reporting. The Combined Entity will be required to make a formal assessment of the effectiveness of its internal control over financial reporting and once the Combined Entity ceases to be an emerging growth company, the Combined Entity will be required to include an attestation report on internal control over financial reporting issued by the Combined Entity’s independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, the Combined Entity will be engaging in a process to document and evaluate the Combined Entity’s internal control over financial reporting, which is both costly and challenging. In this regard, the Combined Entity will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of the Combined Entity’s internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that the Combined Entity will not be able to conclude, within the prescribed time period or at all, that the Combined Entity’s internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, the Combined Entity’s testing, or the subsequent testing by the Combined Entity’s independent registered public accounting firm, may reveal additional deficiencies in the Combined Entity’s internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of the Combined Entity’s financial statements and reports, which would likely adversely affect the market price of the Combined Entity’s common stock. In addition, the Combined Entity could be subject to sanctions or investigations by the stock exchange on which the Combined Entity’s common stock is listed, the SEC and other regulatory authorities.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Larkspur’s securities prior to the Closing may decline. The market values of the Combined Entity’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Larkspur’s stockholders vote on the Business Combination Proposal and the other proposals presented to them.

Following the Business Combination, fluctuations in the price of the Combined Entity’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for ZyVersa’s Capital Stock. Accordingly, the valuation Larkspur has ascribed to ZyVersa in the Business Combination may not be indicative of the price that will be implied in the trading market for the Combined Entity’s securities following the Business Combination. If an active market for the Combined Entity’s securities develops and continues after the Business Combination, the trading price of such securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Combined Entity’s control. Any of the factors listed below could have a material adverse effect on your investment in the Combined Entity’s securities and the Combined Entity’s securities may trade at prices significantly below the price you paid for them or that were implied by the conversion of ZyVersa Capital Stock you owned into the Combined Entity’s securities as a result of the Business Combination. In such circumstances, the trading price of the Combined Entity’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Entity’s securities may include:

•        the impact of the ongoing COVID-19 pandemic on the Combined Entity’s business;

•        general economic and political conditions;

•        actual or anticipated changes or fluctuations in the Combined Entity’s operating results, changes in the market’s expectations about the Combined Entity’s operating results; or failure to meet the expectation of securities analysts or investors in a particular period;

•        announcements by the Combined Entity or its competitors of new technology, features, or services;

•        competitors’ performance;

•        developments or disputes concerning the Combined Entity’s intellectual property or other proprietary rights;

•        actual or perceived data security breaches or other data security incidents;

•        announced or completed acquisitions of businesses by the Combined Entity or its competitors;

•        actual or anticipated fluctuations in the Combined Entity’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        any actual or anticipated changes in the financial projections the Combined Entity may provide to the public or the Combined Entity’s failure to meet those projections

•        any major change in the Combined Entity’s Board or management;

•        changes in laws and regulations affecting the Combined Entity’s business actual or anticipated developments in the Combined Entity’s business, its competitors’ businesses, or the competitive landscape generally and any related market speculation;

•        litigation involving the Combined Entity, its industry or both;

•        governmental or regulatory actions or audits;

•        regulatory or legal developments in the United States;

•        announcement or expectation of additional financing efforts;

•        changes in accounting standards, policies, guidelines, interpretations, or principles;

•        the Combined Entity’s ability to meet compliance requirements;

•        the public’s reaction to the Combined Entity’s press releases, other public announcements, and filings with the SEC;

•        operating and share price performance of other companies that investors deem comparable to the Combined Entity;

•        price and volume fluctuations in the overall stock market from time to time;

•        changes in operating performance and stock market trading volumes and trading prices of other technology companies generally, or those in the pharmaceutical industry in particular;

•        changes in financial estimates and recommendations by securities analysts concerning the Combined Entity or the pharmaceutical industry in general;

•        changes in the Combined Entity’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of the Combined Entity’s common stock available for public sale;

•        sales of shares of the Combined Entity’s common stock by the Combined Entity or its stockholders;

•        expiration of market stand-off or lock-up agreements;

•        sales of substantial amounts of shares of the Combined Entity’s common stock by the Combined Entity’s directors, executive officers, or significant stockholders or the perception that such sales could occur;

•        failure of securities analysts to maintain coverage of the Combined Entity; and

•        the other risk factors under “Risk Factors”.

Broad market and industry factors may materially harm the market price of the Combined Entity’s securities irrespective of the Combined Entity’s operating performance. The stock markets in general, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks and of the Combined Entity’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Combined Entity could depress the Combined Entity’s share price regardless of the Combined Entity’s business, prospects, financial conditions, or results of operations. A decline in the market price of the Combined Entity’s securities also could adversely affect the Combined Entity’s ability to issue additional securities and the Combined Entity’s ability to obtain additional financing in the future.

Insiders will continue to have substantial influence over the Combined Entity after the Closing, which could limit your ability to affect the outcome of key transactions, including a change of control.

Upon the Closing, the Combined Entity’s executive officers, directors, and their affiliates will beneficially own approximately 11.4% of the Combined Entity’s common stock outstanding, assuming maximum redemptions, representing 18.9% of the vote.

As a result, these stockholders, if they act together, will be able to influence the Combined Entity’s management and affairs and all matters requiring stockholder approval, including the election of directors, amendments of the Combined Entity’s organizational documents, and approval of significant corporate transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control of the Combined Entity and might affect the market price of the Combined Entity’s common stock. In addition, the Sponsor will hold the right to designate a director to the Combined Entity’s Board following the Closing. This control could have the effect of delaying or preventing a change of control of the Combined Entity or changes in its management and will make the approval of certain transactions difficult or impossible without the support of these stockholders and their votes.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including: (1) the maximum number of redemptions; (2) that Larkspur does not issue any additional equity securities prior to the Business Combination, other than with respect to the PIPE Investment; and (3) that there are no future exercises of the Larkspur Warrants. If the actual facts differ from these assumptions, the numbers of shares and percentage interests set forth above will be different.

If securities or industry analysts either do not publish research about the Combined Entity or publish inaccurate or unfavorable research about the Combined Entity, the Combined Entity’s business or the Combined Entity’s market, or if they adversely change their recommendations regarding the Combined Entity’s common stock, the trading price or trading volume of the Combined Entity’s common stock could decline.

The trading market for the Combined Entity’s common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, the Combined Entity’s business, the Combined Entity’s market, or the Combined Entity’s competitors. If one or more securities analysts initiate research with an unfavorable rating or downgrade the Combined Entity’s Common Stock, provide a more favorable recommendation about the Combined Entity’s competitors or publish inaccurate or unfavorable research about the Combined Entity’s business, the Combined Entity’s Common Stock price would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of the Combined Entity, or fail to publish reports on the Combined Entity regularly, the Combined Entity could lose visibility in the financial markets and demand for the Combined Entity’s securities could decrease, which in turn could cause the price and trading volume of the Combined Entity’s common stock to decline.

A significant portion of the Combined Entity’s total outstanding shares is restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of the Combined Entity’s common stock to decline significantly, even if the Combined Entity’s business is doing well.

The market price of the Combined Entity’s common stock could decline as a result of sales of a large number of shares of the Combined Entity’s common stock in the market after the Closing, or the perception that these sales could occur. Following the Closing, based on the number of shares of ZyVersa’s Capital Stock outstanding as of October 31, 2022, the Combined Entity will have a total of 17,519,152 shares of the Combined Entity’s common stock outstanding. At any time after the expiration of a lock-up to which such shares are subject, certain stockholders will be entitled, under the Combined Entity’s Amended and Restated Registration Rights Agreement, to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act, including requesting the Combined Entity file a registration statement to register the offer and sale of their shares.

In addition, the Combined Entity intends to file a registration statement to register shares reserved for future issuance under the Combined Entity’s equity compensation plans. Upon effectiveness of that registration statement, subject to the satisfaction of applicable vesting restrictions and the expiration or waiver of the market standoff agreements and lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options, restricted stock unit awards, and warrants or the vesting of other equity awards granted under such plans will be available for immediate resale in the public market.

Sales of the Combined Entity’s common stock as restrictions end or pursuant to registration rights may make it more difficult for the Combined Entity to sell equity securities in the future at a time and at a price that the Combined Entity deems appropriate. These sales also could cause the trading price of the Combined Entity’s common stock to fall and make it more difficult for you to sell shares of the Combined Entity’s common stock at a time and price that you deem appropriate.

Larkspur’s Sponsor, directors, officers, advisors or their affiliates may enter into certain transactions, including purchasing shares or warrants from the public, which may influence the outcome of the Business Combination and reduce the public “float” of the shares of common stock of Larkspur.

Larkspur’s Sponsor, directors, officers, advisors or their affiliates may purchase public shares or public warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the Closing, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Larkspur’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise his, her or its Redemption Rights. If Larkspur’s

Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Additionally, at any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information),

Larkspur’s Sponsor, directors, officers, advisors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination or not redeem their public shares. However, they have no current commitments, plans, or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. The purpose of any such transaction could be to: (1) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination; or (2) reduce the number of Larkspur warrants outstanding. This may result in the Closing that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of shares of common stock of Larkspur or Larkspur warrants and the number of beneficial holders of Larkspur’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing, or trading of Larkspur’s securities on a national securities exchange.

Because there are no current plans to pay cash dividends on the Combined Entity common stock for the foreseeable future, you may not receive any return on investment unless you sell your Combined Entity common stock at a price greater than what you paid for it.

The Combined Entity intends to retain future earnings, if any, for future operations, expansion, and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of the Combined Entity’s common stock will be at the sole discretion of the Combined Entity’s Board. The Combined Entity’s Board may take into account general and economic conditions, the Combined Entity’s financial condition and results of operations, the Combined Entity’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by the Combined Entity to its stockholders or by its subsidiaries to it, and such other factors as the Combined Entity’s Board may deem relevant. As a result, you may not receive any return on an investment in the Combined Entity’s common stock unless you sell your Combined Entity common stock for a price greater than that which you paid for it.

The Combined Entity stockholders may experience dilution in the future.

The percentage of shares of Combined Entity common stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions, or otherwise, including, without limitation, equity awards that the Combined Entity may grant to its directors, officers, and employees, exercise of the Combined Entity warrants.

The Proposed Charter will provide, subject to limited exceptions, that the Court of Chancery will be the sole and exclusive forum for certain stockholder litigation matters, which could limit the Combined Entity’s stockholders’ ability to obtain a chosen judicial forum for disputes with the Combined Entity or its directors, officers, employees or stockholders.

The Proposed Charter will require, to the fullest extent permitted by law, that derivative actions brought in the Combined Entity’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of the Combined Entity’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter. In addition, the Proposed Charter and amended and restated bylaws will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. While the exclusive forum provision does not restrict the ability of shareholders to bring claims under the Securities Act, it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs on the shareholders, which may discourage the filing of claims under the Securities Act against the Combined Entity, its directors and officers.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. The Combined Entity intends to enforce this provision, but it does not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Combined Entity or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, the Combined Entity may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Additionally, it is uncertain whether this choice of forum provision is enforceable. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. In light of this uncertainty, investors bringing a claim may face certain additional risks, including increased costs and uncertainty of litigation outcomes.

Anti-takeover provisions in the Proposed Organizational Documents could delay or prevent a change of control.

Certain provisions of the Proposed Charter and the Proposed Bylaws to become effective upon the consummation of the Business Combination may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the Combined Entity’s stockholders.

These provisions provide for, among other things:

•        the ability of the Combined Entity’s board of directors to issue one or more series of preferred stock;

•        a classified board;

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at the Combined Entity’s annual meetings;

•        certain limitations on convening special stockholder meetings;

•        limiting the persons who may call special meetings of stockholders;

•        limiting the ability of stockholders to act by written consent; and

•        the Combined Entity’s board of directors have the express authority to make, alter or repeal the Combined Entity’s amended and restated bylaws.

These anti-takeover provisions could make it more difficult or frustrate or prevent a third party from acquiring the Combined Entity, even if the third party’s offer may be considered beneficial by many of the Combined Entity’s stockholders. Additionally, the provisions may frustrate or prevent any attempts by the Combined Entity stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the Combined Entity’s board of directors, which is responsible for appointing the members of its management. As a result, the Combined Entity’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause the Combined Entity to take other corporate actions you desire. See “Description of the Combined Entity’s Securities.”

Claims for indemnification by the Combined Entity’s directors and officers may reduce the Combined Entity’s available funds to satisfy successful third-party claims against the Combined Entity and may reduce the amount of money available to the Combined Entity.

The Proposed Organizational Documents will provide that the Combined Entity will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, the amended and restated bylaws and its indemnification agreements that it will enter into with its directors and officers will provide that:

•        the Combined Entity will indemnify its directors and officers for serving the Combined Entity in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•        the Combined Entity may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•        the Combined Entity will be required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•        the Combined Entity will not be obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against the Combined Entity or its other indemnitees, except with respect to proceedings authorized by its board of directors or brought to enforce a right to indemnification;

•        the rights conferred in the amended and restated bylaws are not exclusive, and the Combined Entity is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•        the Combined Entity may not retroactively amend its bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

Risks Related to Being a Public Company

Our management team has limited experience managing a public company and may not successfully manage our transition to public company status.

Most members of our management team have limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations and financial condition.

Following the Closing, the Combined Entity will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition, and operating results.

Following the Closing, the Combined Entity will face increased legal, accounting, administrative, and other costs and expenses as a public company that ZyVersa does not incur as a private company and these expenses may increase even more after the Combined Entity is no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges and the listing standards of the Nasdaq, impose additional reporting and other obligations on public companies.

Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Entity to carry out activities ZyVersa has not done previously. For example, the Combined Entity will create new board committees, enter into new insurance policies, and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if management or the Combined Entity’s independent registered public accounting firm identifies material weaknesses in the internal control over financial reporting), the Combined Entity could incur additional costs rectifying those issues, the existence of those issues could adversely affect the Combined Entity’s reputation or investor perceptions of it and it may be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Entity’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Combined Entity’s Board or as executive officers. In addition, as a public company, the Combined Entity may be subject to stockholder activism, which can lead to substantial costs, distract management, and impact the manner in which the Combined Entity operates the Combined Entity’s business in ways the Combined Entity does not currently anticipate. As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, the Combined Entity’s business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, the Combined Entity’s business and results of operations could be materially adversely affected and even if the claims do not result in litigation or are resolved in the Combined Entity’s favor, these claims and the time and resources necessary to resolve them, could divert the resources of the Combined Entity’s management and adversely affect the Combined Entity’s business and results of operations. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting, and administrative activities. These increased costs will require the Combined Entity to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The requirements of being a public company may strain our resources, divert management’s attention and affect its ability to attract and retain qualified board members.

After the completion of the Business Combination, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of Nasdaq. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight will be required and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of our board of directors. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements can have a material adverse effect on our operations, business, financial condition or results of operations.

In order to satisfy our obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.

As a newly public company, we will need to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from research and development efforts.

ZyVersa may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the per share price of the common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.

Because ZyVersa will become a publicly traded company by means other than a traditional underwritten initial public offering, ZyVersa’s stockholders may face additional risks and uncertainties.

Because ZyVersa will become a publicly traded company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of ZyVersa’s common stock, and, accordingly, ZyVersa’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions.

Although Larkspur performed a due diligence review and investigation of ZyVersa in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in ZyVersa because Larkspur’s due diligence review and investigation may not have uncovered facts that would be important to a potential investor.

In addition, because ZyVersa will not become a publicly traded company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of ZyVersa. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of ZyVersa than they might otherwise be if ZyVersa became a publicly traded company by means of a traditional underwritten initial public offering because they may be less familiar with ZyVersa as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for ZyVersa’s common stock could have an adverse effect on ZyVersa’s ability to develop a liquid market for ZyVersa’s common stock.

Risks Related to the Business Combination and Larkspur

Changes to SEC Rules Regarding SPACs Could Have an Adverse Effect on Larkspur or its Ability to Consummate the Business Combination

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended. These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect the Larkspur’s ability to negotiate and complete the Business Combination and may increase the costs and time related thereto.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement conditions Closing of the Business Combination to a number of conditions, including approval of the Business Combination Agreement by ZyVersa stockholders, approval of the proposals required to effect the Business Combination by Larkspur stockholders, receipt of certain regulatory approvals, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of the Combined Entity common stock to be issued to ZyVersa stockholders for listing on Nasdaq, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement), and the performance by both parties of their covenants and agreements (subject to the materiality standards set forth in the Business Combination Agreement). These Closing conditions may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approvals, or Larkspur or ZyVersa may elect to terminate the Business Combination Agreement in certain other circumstances.

Some of Larkspur’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether the ZyVersa is appropriate for Larkspur’s initial business combination.

The personal and financial interests of Larkspur’s Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of the Combined Entity following the Business Combination.

Larkspur’s Sponsor owns 1,941,790 shares of Class B common stock, which were initially acquired prior to Larkspur’s IPO for a purchase price of $0.013 per share, and Larkspur’s officers have pecuniary interests in such shares of common stock through indirect ownership interests in the Sponsor. Such shares had an aggregate market value of approximately $            based on the last sale price of $            per share on Nasdaq on            , the record date. In addition, the Sponsor purchased an aggregate of 320,272 private placement units for a purchase price of $3,202,720, or $10.00 per warrant. Each private placement unit consists of one share of Class A common stock and three-fourths of one redeemable private warrant. Each whole private warrant is exercisable to purchase one share of common stock of Larkspur at $11.50 per share. Larkspur’s Amended and Restated Certificate of Incorporation require Larkspur to complete an initial business combination (which will be the Business Combination should it occur) within 12 months from the closing of the initial public offering (unless such date is extended in accordance with the Existing Organizational Documents) (the “Combination Period”). If the Business Combination is not completed and Larkspur is forced to wind up, dissolve and liquidate in accordance with the Amended and Restated Certificate of Incorporation, the 1,425,190 shares of common stock currently held by Larkspur’s Sponsor and independent directors, respectively, and the private placement units held by the Sponsor will be worthless (as the holders have waived liquidation rights with respect to such shares of common stock and warrants).

Larkspur’s Sponsor, directors and officers, and their respective affiliates have incurred significant out-of-pocket expenses in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the Closing of the Business Combination, Larkspur’s Sponsor, directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Larkspur’s behalf such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. On May 7, 2021, Larkspur issued unsecured promissory notes to the Sponsor’s investors, which were amended and restated on October 7, 2021 (the “Promissory Notes”), pursuant to which Larkspur may borrow up to an aggregate principal amount of $750,000. The Promissory Notes are non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. As of December 31, 2021, there was no amount outstanding under the Promissory Notes.

The exercise of Larkspur’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether changes to the terms of the Business Combination or waivers of conditions are appropriate and in Larkspur’s stockholders’ best interest.

In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, may require Larkspur to agree to amend the Business Combination Agreement, to consent to certain actions taken by ZyVersa or to waive rights that Larkspur is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of ZyVersa’s business, a request by ZyVersa to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on ZyVersa’s business and would entitle Larkspur to terminate the Business Combination Agreement. In any of such circumstances, it would be at Larkspur’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for Larkspur and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Larkspur does not believe there will be any changes or waivers that Larkspur’s directors and executive officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Larkspur will circulate a new or amended proxy statement/prospectus and resolicit Larkspur’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

A portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if the Combined Entity’s business is doing well.

Sales of a substantial number of shares of the common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the common stock. While the Sponsor has agreed, and will continue to be subject, to certain restrictions regarding the transfer of the common stock, these shares may be sold after the expiration of the applicable restrictions. The Combined Entity may file one or more registration statements prior to or shortly after the Closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of the common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If the sale of some or all of the PIPE Investment fails to close and sufficient stockholders exercise their Redemption Rights in connection with the Business Combination, Larkspur may lack sufficient funds to consummate the Business Combination.

In connection with the Business Combination Agreement, Larkspur entered into the PIPE Subscription Agreement with the PIPE Investors, which provides for the purchase of an aggregate of up to 10,073 shares of convertible preferred stock and warrants in an amount equal to 100% of the shares of common stock issuable upon conversion of such preferred stock (the “PIPE Securities”) immediately prior to the Closing in a private placement to close concurrently with, and contingent upon, the Closing of the Business Combination, for a purchase price of $1,000 per share of preferred stock, or an aggregate of up to $10,073,000. In addition, prior to giving effect to the exercise of any Redemption Rights, the Trust Account has approximately $78.6 million, plus accrued interest since the completion of the Larkspur IPO.

However, if the sale of the PIPE Securities does not close by reason of the failure by some or all of the PIPE Investors to fund the purchase price for their PIPE Securities, for example, and a sufficient number of holders of shares of common stock exercise their Redemption Rights in connection with the Business Combination, we may lack sufficient funds to consummate the Business Combination. Additionally, the PIPE Investors’ obligations to purchase the PIPE Securities are subject to termination prior to the closing of the sale of the PIPE Securities by mutual written consent of Larkspur, ZyVersa and the PIPE Investors, if the Business Combination is not consummated on or before December 15, 2022. The PIPE Investors’ obligations to purchase the PIPE Securities are subject to fulfilment of customary Closing conditions, including that the Business Combination must be consummated substantially concurrently with, and immediately following, the purchase of the PIPE Securities. In the event of any such failure to fund, any termination of such obligation, or if any such condition is not satisfied and not waived, we may not be able to obtain additional funds to account for such shortfall on terms favorable to us or at all. Any such shortfall would also reduce the amount of funds that we have available for working capital of the Combined Entity. While the PIPE Investors represented to us that it has sufficient funds to satisfy its obligations under the PIPE Subscription Agreement, we have not obligated the PIPE Investors to reserve funds for such obligations.

For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to the Business Combination and Larkspur.”

Subsequent to the completion of the Business Combination, ZyVersa may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Larkspur cannot assure you that the due diligence Larkspur has conducted on ZyVersa will reveal all material issues that may be present with regard to ZyVersa, or that factors outside of Larkspur’s or ZyVersa’s control will not later arise. As a result of unidentified issues or factors outside of Larkspur’s or ZyVersa’s control, the Combined Entity may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Larkspur’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by Larkspur. Even though these charges may be non-cash items that would not have an immediate impact on the Combined Entity’s liquidity, the fact that the Combined Entity reports charges of this nature could contribute to negative market perceptions about the Combined Entity or its securities. In addition, charges of this nature may cause the Combined Entity to violate leverage or other covenants to which it may be subject. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.

Larkspur’s public stockholders will experience dilution due to the issuance to ZyVersa’s existing equityholders of securities entitling them to a significant voting stake in the Combined Entity.

Based upon the assumptions described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” Larkspur’s non-redeeming public stockholders, the PIPE Investor and the Sponsor would hold in the aggregate approximately 41.5%, 10.5% and 12.1%, respectively, of the outstanding economic interests in the Combined Entity following the consummation of the Business Combination. Without limiting the other assumptions described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” these ownership percentages do not take into account:

•        any warrants or options to purchase the common stock, including the public warrants and the private placement warrants, that will be outstanding following the Business Combination; and

•        any equity awards that may be issued by the Combined Entity.

If any shares of common stock are redeemed in connection with the Business Combination, the percentage of the Combined Entity’s outstanding voting stock held by the current holders of Larkspur will decrease relative to the percentage held if none of the shares of common stock are redeemed. To the extent that any of the outstanding public warrants and private placement warrants are exercised for shares of common stock, Larkspur’s existing stockholders may experience substantial dilution.

Larkspur public stockholders who do not redeem their shares of common stock will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management of the Combined Entity.

Upon the issuance of Larkspur common stock in connection with the Business Combination, the percentage ownership of public stockholders who do not redeem their shares of common stock will be diluted. The percentage of the Combined Entity’s common stock that will be owned by public stockholders as a group will vary based on the number of shares of common stock for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of public stockholders under different redemption levels, based on the number of issued and outstanding shares of common stock on June 30, 2022, and based on the Larkspur shares of common stock expected to be issued in the Business Combination and the common stock expected to be issued as part of the PIPE Investment, non-redeeming public stockholders, as a group, will own:

•        if there are no redemptions of public shares, 41.5% of the Combined Entity’s common stock expected to be outstanding immediately after the Business Combination; or

•        if there are maximum redemptions, 0% of the Combined Entity’s common stock expected to be outstanding immediately after the Business Combination.

Because of this, public stockholders, as a group, will have less influence on the board of directors, management and policies of the Combined Entity than they now have on the board of directors, management and policies of Larkspur. For further discussion of the assumptions underlying the no redemption and maximum redemptions scenarios set forth above, please see “Unaudited Pro Forma Condensed Combined Financial Information.”

The ownership percentage with respect to the Combined Entity following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to public stockholders who do not redeem their public shares:

•        the issuance of up to 5,825,369 shares upon exercise of the public warrants at a price of $11.50 per share;

•        the issuance of up to 240,204 shares upon exercise of the private placement warrants held by the Sponsor at a price of $11.50 per share; and

•        the issuance of shares under the Omnibus Incentive Plan.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of common stock of Larkspur, and based on the common stock expected to be issued in the Business Combination and the common stock expected to be issued as part of the PIPE Investment, non-redeeming public stockholders, as a group, would own:

•        if there are no redemptions of public shares, 54.9% of the Combined Entity’s common stock outstanding assuming all such shares were issued immediately after the Business Combination; or

•        if there are maximum redemptions of the outstanding public shares, 34.3% of the Combined Entity’s common stock outstanding assuming all such shares were issued immediately after the Business Combination.

Larkspur has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that Larkspur will be unable to continue as a going concern if it does not consummate an initial business combination by December 23, 2022 (unless such date is extended in accordance with the Existing Organizational Documents). If Larkspur is unable to effect an initial business combination by such date, Larkspur will be forced to liquidate and its warrants will expire worthless.

Larkspur is a blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that Larkspur will be unable to continue as a going concern if it does not consummate an initial business combination by December 23, 2022. Unless Larkspur amends its Existing Organizational Documents (which would require the affirmative vote of the holders of 65% of all then outstanding shares of common stock) and certain other agreements into which Larkspur has entered to expand the life of Larkspur, if Larkspur does not complete an initial business combination by December 23, 2022, Larkspur will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Larkspur to pay its income taxes, if any (less up to $100,000 of interest earned to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Larkspur’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Delaware General Corporation Law to provide for claims of creditors and the requirements of other applicable law. There will be no Redemption Rights or liquidating distributions with respect to Larkspur’s warrants, which will expire and be worthless if Larkspur fails to consummate an initial business combination within 12 months from the closing of the initial public offering (unless such date is extended in accordance with the Existing Organizational Documents).

Larkspur’s Amended and Restated Certificate of Incorporation provide that, if it winds up for any other reason prior to the consummation of the initial business combination, Larkspur will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Delaware General Corporation Law. In such case, based on the amount of funds on deposit in the Trust Account as of the record date, Larkspur’s public stockholders would receive only approximately $10.10 per public share upon the redemption of their shares and their warrants would expire worthless.

Because the market price of shares of the Combined Entity Common Stock will fluctuate, ZyVersa’s stockholders cannot be certain of the value of the merger consideration they will receive until the Closing of the Business Combination.

Upon completion of the Business Combination, each share of ZyVersa common stock and ZyVersa preferred stock will be converted into the right to receive shares of Combined Entity common stock. The stock component of the merger consideration that ZyVersa stockholders will receive is a fixed number of shares of Combined Entity common stock; it is not a number of shares with a particular fixed market value. The market price of Combined Entity common stock at the Effective Time of the Business Combination may vary significantly from its price on the date the Business Combination Agreement was executed or on other dates, including the date on which ZyVersa stockholders provide written consent to the adoption of the Business Combination Agreement and the transactions contemplated thereby. Stock price changes may result from a variety of factors, including changes in the business, operations, or prospects of Larkspur, regulatory considerations, and general business, market, industry, or economic conditions. Many of these factors are outside of the control of Larkspur and ZyVersa.

Larkspur has a limited ability to assess the management of ZyVersa’s business and, as a result, cannot assure you that ZyVersa’s management has all the skills, qualifications, or abilities to manage a public company.

Larkspur’s ability to assess ZyVersa’s management may be limited due to a lack of time, resources, or information. Larkspur’s assessment of the capabilities of ZyVersa’s management, therefore, may prove to be incorrect, and ZyVersa management may lack the skills, qualifications, or abilities that Larkspur believed ZyVersa management had. Should ZyVersa’s management not possess the skills, qualifications, or abilities necessary to manage a public company, the operations and profitability of the Combined Entity post-Business Combination may be negatively impacted.

Larkspur stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares of the Combined Entity common stock to ZyVersa stockholders, the percentage ownership of current Larkspur stockholders will be diluted. Additionally, the Proposed Bylaws allow the Combined Entity’s Board to set the number of directors and fill any vacancies as a result of an increase in the size of the board of directors. The size of the Combined Entity’s Board is expected to initially be set at four immediately after the closing of the Business Combination, with the Combined Entity’s Board expected to expand the size of the board up to a maximum of seven members as qualified candidates present themselves in the future. The Business Combination Agreement grants (i) ZyVersa or the Securityholder Representative (who is Stephen C. Glover) the right to appoint six members of the Combined Entity’s Board and (ii) Larkspur the ability to appoint one member of the Combined Entity’s Board. The initial ZyVersa appointees will be the current ZyVersa board members, Stephen C. Glover, Robert G. Finizio, and Dr. Min-Chlu Park and the initial Larkspur appointee will be current Larkspur director Daniel J. O’Connor. Because of this, current Larkspur stockholders, as a group, will have less influence on the directors, management, and policies of the Combined Entity than they now have on the board of directors, management, and policies of Larkspur.

The market price of shares of the Combined Entity’s common stock after the Business Combination may be affected by factors different from those currently affecting the prices of Larkspur’s shares of common stock.

Upon completion of the Business Combination, holders of shares of ZyVersa common stock and preferred stock will become holders of shares of Combined Entity common stock. Prior to the Business Combination, Larkspur has had limited operations. Upon completion of the Business Combination, the Combined Entity’s results of operations will depend upon the performance of the Combined Entity’s businesses, which are affected by factors that are different from those currently affecting the results of operations of Larkspur.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Larkspur Board will not have the ability to adjourn the Special Meeting in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The Larkspur Board is seeking approval to adjourn the Special Meeting if at the Special Meeting there are insufficient votes to approve consummation of the Business Combination. If the Adjournment Proposal is not approved, the Larkspur Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have sufficient time to solicit votes to approve consummation of the Business Combination, which would not be completed.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is for illustrative purposes only and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what the Combined Entity’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Larkspur and ZyVersa currently believe are reasonable. The unaudited pro forma condensed combined financial information for the Combined Entity following the Business Combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Combined Entity’s financial condition or results of operations following the Closing. Any potential decline in the Combined Entity’s financial condition or results of operations may cause significant variations in the stock price of the Combined Entity.

We cannot assure you that the Combined Entity’s common stock will be approved for listing on Nasdaq or that the Combined Entity will be able to comply with the continued listing standards of Nasdaq.

In connection with the Closing, Larkspur intends to list the Combined Entity’s common stock and warrants on Nasdaq under the symbols “ZVSA” and “ZVSAW”, respectively. The Combined Entity’s continued eligibility for listing may depend on the number of shares of common stock of Larkspur that are redeemed. If, after the Business Combination, Nasdaq delists the Combined Entity’s common stock from trading on its exchange for failure to meet the listing standards and the Combined Entity is not able to list such securities on another national securities exchange, the Combined Entity expects such securities could be quoted on an over-the-counter market. If this were to occur, the Combined Entity and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for the Combined Entity’s securities;

•        reduced liquidity for the Combined Entity’s securities;

•        a determination that the Combined Entity’s common stock is a “penny stock”, which will require brokers trading the Combined Entity’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Combined Entity’s common stock;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Larkspur and ZyVersa will be subject to business uncertainties while the Business Combination is pending.

Uncertainty about the Closing or effect of the Business Combination may affect the relationship between Larkspur and ZyVersa and their respective suppliers, users, distributors, licensors, and licensees during the pendency of the Business Combination. Any such impact may have an adverse effect on Larkspur or ZyVersa, and consequently on the Combined Entity. These uncertainties may cause parties that deal with Larkspur or ZyVersa to seek to change existing business relationships with them and to delay or defer decisions concerning Larkspur or ZyVersa. Changes to existing business relationships, including termination or modification, could negatively affect each of Larkspur’s and ZyVersa’s Revenue, earnings and cash flow, as well as the market price of Larkspur’s shares of common stock. Adverse effects arising from the pendency of the Business Combination could be exacerbated by any delays in Closing of the Business Combination or termination of the Business Combination Agreement.

Additionally, the attention of Larkspur’s and ZyVersa’s management may be directed towards the completion of the Business Combination, including obtaining regulatory approvals and other transaction-related considerations, and may be diverted from the day-to-day business operations of Larkspur and ZyVersa, as applicable, and matters related to the Business Combination may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Larkspur and ZyVersa, as applicable. Further, the Business Combination may give rise to potential liabilities, including as a result of pending and future stockholder lawsuits relating to the Business Combination. Any of these matters could adversely affect the businesses, financial condition, or results of operations of Larkspur and ZyVersa.

Third parties may terminate or alter existing contracts or relationships with Larkspur or ZyVersa.

Larkspur and ZyVersa have contracts with distributors, affiliates, landlords, licensors, and other business partners that may require Larkspur or ZyVersa, as applicable, to obtain consent from these other parties in connection with the Business Combination. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which Larkspur or ZyVersa currently have relationships may have the ability to terminate, reduce the scope of, or otherwise materially adversely alter their relationships with either or both parties in anticipation of the Business Combination, or with the Combined Entity following the Business Combination. The pursuit of such rights may result in Larkspur, ZyVersa, or the Combined Entity suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements and losing rights that are material to its business. Any such disruptions could limit the Combined Entity’s ability to achieve the anticipated benefits of the Business Combination. The adverse effect of such disruptions could also be exacerbated by a delay in the Closing of the Business Combination or the termination of the Business Combination Agreement.

Larkspur and ZyVersa will incur substantial transaction fees and costs in connection with the Business Combination and the integration of their businesses.

Larkspur and ZyVersa have incurred and expect to incur additional material non-recurring expenses in connection with the Business Combination and the completion of the transactions contemplated by the Business Combination Agreement and related transaction agreements. While both Larkspur and ZyVersa have assumed that a certain level of expenses would be incurred in connection with the Business Combination, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses. Additional unanticipated costs may be incurred in the course of conducting the business of the Combined Entity after the completion of the Business Combination.

Termination of the Business Combination Agreement could negatively impact Larkspur and ZyVersa.

If the Business Combination is not completed for any reason, including as a result of ZyVersa stockholders declining to adopt the Business Combination Agreement and related proposals or Larkspur stockholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of ZyVersa and Larkspur may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, ZyVersa and Larkspur would be subject to a number of risks, including the following:

•        ZyVersa or Larkspur may experience negative reactions from the financial markets, and Larkspur may experience a negative reaction to its stock price (including to the extent that current market prices reflect a market assumption that the Business Combination will be completed);

•        ZyVersa may experience negative reactions from its users, vendors, and employees;

•        ZyVersa and Larkspur will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•        since the Business Combination Agreement restricts the conduct of ZyVersa’s and Larkspur’s businesses prior to the completion of the Business Combination, each of ZyVersa and Larkspur may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination Agreement — Representations, Warranties and Covenants”.

If the Business Combination Agreement is terminated and the ZyVersa Board seeks another business combination, ZyVersa stockholders cannot be certain that ZyVersa will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Larkspur has agreed to provide in the Business Combination or that such other merger or business combination is completed. If the Business Combination Agreement is terminated and the Larkspur Board seeks another merger or business combination, Larkspur stockholders cannot be certain that Larkspur will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See “The Business Combination Agreement — Termination”.

ZyVersa directors and officers may have interests in the Business Combination different from the interests of ZyVersa stockholders.

The executive officers of ZyVersa negotiated the terms of the Business Combination Agreement with the executive officers of Larkspur, and the ZyVersa Board determined that entering into the Business Combination Agreement was in the best interests of ZyVersa and its stockholders, declared the Business Combination Agreement advisable, and recommended that ZyVersa stockholders adopt the Business Combination Agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that ZyVersa executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of ZyVersa stockholders. The ZyVersa Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to ZyVersa stockholders that they vote to approve the Business Combination. See “The Business Combination Agreement — Interests of ZyVersa’s Directors and Officers in the Business Combination”.

Larkspur directors and officers may have interests in the Business Combination different from the interests of Larkspur stockholders.

Executive officers of Larkspur negotiated the terms of the Business Combination Agreement with their counterparts at ZyVersa, and the Larkspur Board determined that entering into the Business Combination Agreement was in the best interests of Larkspur and its stockholders, declared the Business Combination Agreement advisable, and recommended that Larkspur stockholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Larkspur executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Larkspur stockholders. The Larkspur Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to Larkspur stockholders that they vote to approve the Business Combination. See “The Business Combination — Interests of Larkspur’s Directors and Officers in the Business Combination”.

Larkspur and ZyVersa may be materially adversely affected by negative publicity related to the proposed Business Combination and in connection with other matters.

From time to time, political and public sentiment in connection with the Business Combination and in connection with other matters could result in a significant amount of adverse press coverage and other adverse public statements affecting Larkspur and ZyVersa. Adverse press coverage and other negative publicity, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or ultimately in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of Larkspur’s and ZyVersa’s respective businesses. Addressing any adverse publicity, governmental scrutiny, or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of Larkspur and ZyVersa, on the morale and performance of their employees, and on their relationships with regulators. It may also have an adverse impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Larkspur’s and ZyVersa’s respective businesses, financial condition, and results of operations.

The Business Combination Agreement and Stockholder Support Agreement contains provisions that may discourage other companies from attempting to acquire ZyVersa for greater merger consideration.

The Business Combination Agreement contains provisions that may discourage a third party from submitting a business combination proposal to ZyVersa that might result in greater value to ZyVersa stockholders than the Business Combination with Larkspur or may result in a potential competing acquirer proposing to pay a lower per share price to acquire ZyVersa than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on ZyVersa from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by the ZyVersa Board, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions, and a commitment by certain holders of ZyVersa Capital Stock to vote in favor of the transactions contemplated by the Business Combination Agreement.

The Business Combination Agreement contains provisions that may discourage Larkspur from seeking an alternative business combination.

The Business Combination Agreement and Shareholder Support Agreement contains provisions that prohibit Larkspur, subject to certain exceptions relating to the exercise of fiduciary duties by the Larkspur Board, from seeking alternative business combinations during the pendency of the Business Combination. Further, if Larkspur is unable to obtain the requisite approval of its stockholders, either party may terminate the Business Combination Agreement.

During the pendency of the Business Combination, Larkspur will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Business Combination Agreement.

During the pendency of the Business Combination, Larkspur will not be able to enter into a business combination with another party because of non-solicitation provisions in the Business Combination Agreement which prohibit Larkspur from soliciting other business combinations. If the Business Combination is not completed, these non-solicitation provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions remain in effect.

The Combined Entity’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause the Combined Entity to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Combined Entity’s common stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the board of directors’ attention and resources from the Combined Entity’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to the Combined Entity’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Combined Entity may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

In connection with the Business Combination, the Sponsor, and Larkspur’s directors, executive officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of our shares of common stock.

In connection with the Business Combination, the Sponsor and the directors, executive officers, advisors or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions.

In the event that the Sponsor and the directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our shares of common stock or public warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

There is no guarantee that a Larkspur public stockholder’s decision whether to redeem its shares of Larkspur’s common stock for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

We cannot assure you as to the price at which a public stockholder may be able to sell the shares of the Combined Entity’s common stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in the Combined Entity’s stock price, and may result in a lower value realized now than a Larkspur stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s public shares. Similarly, if a Larkspur public stockholder does not redeem his, her, or its shares, such stockholder will bear the risk of ownership of the Combined Entity’s common stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her, or its shares of the Combined Entity’s common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Larkspur public stockholder should consult his, her, or its own tax or financial advisor for assistance on how this may affect its individual situation.

If Larkspur public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

Larkspur intends to comply with the U.S. federal proxy rules when conducting redemptions in connection with the Business Combination. However, despite Larkspur’s compliance with these rules, if a Larkspur stockholder fails to receive Larkspur’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of common stock of Larkspur. In addition, the proxy materials that Larkspur will furnish to holders of public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a public stockholder fails to comply with these or any other procedures, its public shares may not be redeemed.

In order to exercise their Redemption Rights, public stockholders are required to deliver their public shares, either physically or electronically using the Depository Trust Company’s DWAC System, to Larkspur’s Transfer Agent prior to the vote at the Special Meeting. If a public stockholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with ZyVersa is consummated, Larkspur will redeem these public shares for a pro rata portion of the funds deposited in the Trust Account and the public stockholder will no longer own such public shares following the Business Combination. See the section entitled “Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your Redemption Rights.

If you or a “group” of stockholders are deemed to hold in excess of 15% of our shares of common stock, you will lose the ability to redeem all such shares in excess of 15% of our shares of common stock.

The Amended and Restated Certificate of Incorporation of Larkspur provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in the IPO without our prior consent, which we refer to as the “Excess Shares.” However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

ZyVersa stockholders will have their rights as stockholders governed by the organizational documents of the Combined Entity.

As a result of the completion of the Business Combination, holders of shares of ZyVersa common stock and preferred stock will become holders of shares of the Combined Entity’s common stock, which will be governed by the organizational documents of the Combined Entity. As a result, there will be differences between the rights currently enjoyed by ZyVersa stockholders and the rights of those stockholders who become the Combined Entity’s stockholders. See “Comparison of Stockholders’ Rights”.

If third parties bring claims against Larkspur, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Larkspur stockholders may be less than $10.10 per share.

The deposit of funds in the Trust Account by Larkspur may not protect those funds from third-party claims against Larkspur. Although Larkspur has sought to have all vendors, service providers, prospective target businesses, and other entities with which it does business execute agreements with Larkspur waiving any right, title, interest, or claim of any kind in or to any monies held in the Trust Account for the benefit of the Larkspur public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility, or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Larkspur’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Larkspur’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Larkspur than any alternative. Making such a request of potential target businesses may make Larkspur’s acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that Larkspur might pursue.

Examples of possible instances where Larkspur may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with Larkspur and will not seek recourse against the Trust Account for any reason.

The Sponsor has agreed that it will be liable to Larkspur for any claims by a third party for services rendered or products sold to Larkspur, or by a prospective target business with which Larkspur has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account resulting from reductions in the value of the trust assets, in each case, net of the amount of interest that may be withdrawn to pay taxes. This liability will not apply to claims by a third party that executed a waiver of any and all rights to seek access to the funds in the Trust Account and except as to any claims under Larkspur’s indemnity of the underwriters of the Larkspur IPO against certain liabilities, including liabilities under the Securities Act. Moreover, if an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Larkspur has not independently verified whether the Sponsor, which is a newly formed entity, has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Larkspur. Larkspur has not asked the Sponsor to reserve for such indemnification obligations.

Therefore, Larkspur cannot assure you that the Sponsor would be able to comply with those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Larkspur’s initial business combination and redemptions could be reduced to less than $10.10 per public share. In such event, Larkspur may not be able to complete its initial business combination, and Larkspur stockholders would receive such lesser amount per public share in connection with any redemption of their public shares. None of Larkspur’s officers will indemnify Larkspur for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.10 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination (which shall be the Business Combination should it occur). Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy or winding-up petition or an involuntary or winding-up bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy or winding-up petition or an involuntary or winding-up bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer common stock from such exercise than if you were to exercise such warrants for cash.

The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the Warrant Agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

The grant of registration rights to certain holders, including pursuant to the PIPE Subscription Agreement, and the future exercise of such rights may adversely affect the market price of our common stock.

Upon the completion of the Business Combination, the Amended and Restated Registration Rights Agreement will be entered into by and among the Combined Entity and certain other parties thereto, replacing Larkspur’s existing registration rights agreement. The Amended and Restated Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex D. Pursuant to the Amended and Restated Registration Rights Agreement, the holders of registrable securities subject thereto, and their permitted transferees and assigns will have customary registration rights (including demand, shelf and piggy-back rights, subject to cooperation and cut-back provisions) with respect to their shares of common stock. Further, pursuant to the registration rights agreement to be entered into in connection with the consummation of the PIPE Investment, we agreed that we will use commercially reasonable best efforts (i) to file within five business days after the Closing of the Business Combination a registration statement with the SEC for, in the case of the PIPE Investment, a secondary offering of the shares of common stock underlying the PIPE Securities (ii) to cause such registration statement to be declared effective promptly thereafter and (iii) to maintain the effectiveness of such registration statement until such time as there are no longer any registrable securities outstanding. In addition, the PIPE Subscription Agreement provides that these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by us. We have also agreed to grant registration rights to holders of Series B Preferred Stock (as defined below) whereby such holders will receive customary registration rights (including demand, shelf and piggy-back rights, subject to cooperation and cut-back provisions) with respect to the shares of common stock underlying the Series B Preferred Stock.

We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the common stock of the Combined Entity.

The provisions of the Amended and Restated Certificate of Incorporation that relate to the rights of holders of our shares of common stock (and corresponding provisions of the agreement governing the release of funds from our Trust Account) may be amended with the approval of holders of at least two-thirds of our shares of common stock who attend and vote at a general meeting of Larkspur, which is a lower amendment threshold than that of some other blank check companies. It may be easier for us, therefore, to amend the Amended and Restated Certificate of Incorporation to facilitate the completion of the Business Combination that some of our stockholders may not support.

Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to the rights of a company’s stockholders, without approval by a certain percentage of the company’s stockholders. In those companies, amendment of these provisions typically requires approval by between 90% and 100% of the company’s stockholders. The Amended and Restated Certificate of Incorporation provide that any of its provisions related to the rights of holders of our shares of common stock (including the requirement to deposit proceeds of the IPO and the Private Placement of Warrants into the Trust Account and not release such amounts except in specified circumstances, and to provide Redemption Rights to public stockholders as described herein) may be amended if approved by special resolution, meaning holders of at least two-thirds of our shares of common stock who attend and vote at a general meeting of Larkspur, and corresponding provisions of the trust agreement governing the release of funds from our Trust Account may be amended if approved by holders of 65% of our shares of common stock; provided that the provisions of our Amended and Restated Certificate of Incorporation governing the appointment or removal of directors prior to our initial business combination may only be amended by a special resolution passed by not less than two-thirds of our shares of common stock who attend and vote at our general meeting. Larkspur’s Sponsor and its permitted transferees, if any, who collectively beneficially owned 15% of our issued and outstanding shares of common stock, will participate in any vote to amend the Amended and Restated Certificate of Incorporation and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of the Amended and Restated Certificate of Incorporation which govern our pre-Business Combination actions more easily than some other special purpose acquisition companies, and this may increase our ability to complete the Business Combination with which you may not agree. Our stockholders may pursue remedies against us for any breach of the Amended and Restated Certificate of Incorporation.

The Sponsor, executive officers and directors have agreed, pursuant to agreements with us, that they will not propose any amendment to the Amended and Restated Certificate of Incorporation to modify the substance or timing of our obligation to provide for the redemption of our shares of common stock in connection with the Business Combination or to redeem 100% of our shares of common stock if we do not complete the Business Combination 12 months from the closing of the initial public offering (unless such date is extended in accordance with the Existing Organizational Documents) or with respect to any other provision relating to the rights of holders of our shares of common stock, unless we provide our public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of then outstanding shares of common stock. Our stockholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, our stockholders would need to pursue a stockholder derivative action, subject to applicable law.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of common stock purchasable upon exercise of a warrant could be decreased, all without approval of each warrant affected.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of common stock, as applicable, purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to holders of warrants, thereby making such warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last sale price of our shares of common stock or common stock, as applicable, equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the issuance of the shares of common stock or common stock, as applicable, issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of common stock or common stock, as applicable, is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares upon the exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders thereof to (i) exercise warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) sell warrants at the then-current market price when such holder might otherwise wish to hold warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of such warrants.

Our warrants may have an adverse effect on the market price of our common stock.

We issued warrants to purchase 7,767,159 shares of our common stock as part of the units offered in the IPO and, simultaneously with the closing of the IPO, we issued in a private placement an aggregate of 320,272 private placement units, each exercisable to purchase one share of common stock at $11.50 per share. The warrants will entitle the holders to purchase shares of common stock of the Combined Entity. Such warrants, when exercised, will increase the number of issued and outstanding common stock and reduce the value of the common stock.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2022. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Further, for as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Following the Business Combination, we will be required to assure that we are in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of our internal controls. The development of the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations on the Combined Entity following the Business Combination.

Public stockholders who redeem their shares of common stock of Larkspur may continue to hold any public warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the public warrants.

Public stockholders who redeem their shares may continue to hold any public warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such public warrants. Assuming (i) all redeeming public stockholders acquired units in the IPO and continue to hold the public warrants that were included in the units, and (ii) maximum redemption of the shares of common stock held by the redeeming public stockholders, 7,767,159 public warrants would be retained by redeeming public stockholders with a value of $            , based on the market price of $            of the public warrants as of            . As a result, the redeeming public stockholders would recoup their entire investment and continue to hold public warrants with an aggregate market value of $            , while non-redeeming public stockholders would suffer additional dilution in their percentage ownership and voting interest in the Combined Entity upon exercise of the public warrants held by redeeming public stockholders.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

Larkspur Health Acquisition Corp. (“Larkspur”)

Larkspur is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. For more information regarding Larkspur, see the section entitled “Information About Larkspur.”

Larkspur Merger Sub, Inc. (“Merger Sub”)

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Larkspur. Merger Sub does not own any material assets or operate any business.

ZyVersa Therapeutics, Inc. (“ZyVersa”)

ZyVersa is a clinical stage specialty biopharmaceutical company leveraging advanced proprietary technologies to develop drugs for patients with chronic renal or inflammatory diseases with high unmet medical needs. ZyVersa’s mission is to develop drugs that optimize health outcomes and improve patients’ quality of life. ZyVersa has two proprietary globally licensed drug development platforms, each of which was discovered by research scientists at the University of Miami, Miller School of Medicine (the “University of Miami” or “University”). These development platforms are:

•        VAR 200 (2-hydroxypropyl-beta-cyclodextrin or “2HPβCD”), an injectable cholesterol efflux mediator in clinical development for treatment of renal diseases with IND authorization from the FDA to conduct a Phase 2a study in patients with FSGS that has not yet been implemented; and

•        IC 100, a monoclonal antibody inflammasome ASC inhibitor in preclinical development for treatment of inflammatory conditions. ZyVersa believes that each of its product candidates has the potential to treat numerous indications in their respective therapeutic areas. ZyVersa’s strategy is to focus on indication expansion to maximize commercial potential.

ZyVersa licensed from L&F Research LLC exclusive, worldwide rights to intellectual property related to use of 2HPβCD (VAR 200) for the treatment of kidney disease in humans, and they licensed from InflamaCORE, LLC exclusive worldwide rights to intellectual property related to a monoclonal antibody inflammasome ASC inhibitor (IC 100) for all inflammatory conditions).

ZyVersa’s principal executive office is located at 2200 North Commerce Parkway, Suite 208, Weston, Florida 33326. Its telephone number is 754-231-1688. ZyVersa’s website can be found at https://www.zyversa.com. ZyVersa’s website and information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Proxy Statement/Prospectus. For more information regarding ZyVersa, see the section entitled “Information About ZyVersa.”

THE BUSINESS COMBINATION AGREEMENT

This section describes the material provisions of the Business Combination Agreement and certain additional agreements entered into or to be entered into at Closing pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and each of the Related Agreements. Stockholders and other interested parties are urged to read the Business Combination Agreement and such Related Agreements in their entirety.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

Explanatory Note Regarding the Business Combination Agreement

The Business Combination Agreement and this summary are included to provide you with information regarding the terms of the Business Combination Agreement. The Business Combination Agreement contains representations and warranties by Larkspur and ZyVersa. The representations, warranties and covenants made in the Business Combination Agreement by Larkspur and ZyVersa were qualified and subject to important limitations agreed to by Larkspur and ZyVersa in connection with negotiating the terms of the Business Combination Agreement. In particular, in your review of the representations and warranties contained in the Business Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Business Combination Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Business Combination Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some representations, warranties and covenants were qualified by the matters contained in the confidential disclosure letters that Larkspur and ZyVersa each delivered in connection with the Business Combination Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Business Combination Agreement.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of Larkspur or ZyVersa, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

Larkspur will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Business Combination Agreement and will update such disclosure as required by federal securities laws.

Ownership of the Combined Entity

The following table shows the anticipated beneficial ownership of various holders of the Combined Entity’s common stock upon Closing of the Business Combination in the no redemption and maximum redemption scenarios and is based on the following assumptions: (i) there are no other issuances of equity interests of Larkspur or ZyVersa, (ii) neither the Sponsor nor any of ZyVersa’s current stockholders purchase Larkspur public shares in the open market, (iii) no Larkspur or Combined Entity warrants are exercised, (iv) the PIPE Investors do not purchase shares in the open market between the date of the PIPE Subscription Agreement and the close of business on the third trading day prior to the Special Meeting of Larkspur’s stockholders called in connection with the Business

Combination, and (v) the conversion price for the shares of preferred stock issued to the PIPE Investors is $10.00 and the exercise price for the warrants issued to the PIPE Investors is $11.50. The residual equity value owned by non-redeeming stockholders will remain $10.00 per share as illustrated in the sensitivity table below.

Percentage Beneficial Ownership in the Combined Entity	No Redemptions	Maximum Redemptions
Larkspur Public Stockholders	41.5%	—%
ZyVersa Stockholders	35.9%	61.4%
PIPE Investors	10.5%	17.9%
Sponsor	12.1%	20.7%
Value of the Shares Owned by Non-Redeeming Stockholders
Total Shares Outstanding Excluding Warrants	18,704,151	10,936,992
Total Equity Value Post-Redemptions	$83,448,000	$5,000,001
Per Share Value	$4.46	$0.46

____________

(1)      Assumes that Larkspur’s public stockholders exercise Redemption Rights with respect to 7,767,159 public shares, which represents redemption of 100% of Larkspur public shares, for an aggregate redemption payment of $78.4 million.

(2)      The Sponsor and its Affiliates will hold up to 1,941,790 shares of common stock, which will be cancelled and exchanged on a one-for-one basis for the Combined Entity’s common stock upon consummation of the proposed Business Combination. The Sponsor paid approximately $0.01 per founder share. Assuming a value of $10.00 per share of the Combined Entity’s common stock, based on the deemed value of $10.00 per share of the Combined Entity’s common stock in the proposed Business Combination, this represents an appreciation in value of approximately $9.99 per share of the Combined Entity’s common stock. Assuming a value of $            per share of the Combined Entity’s common stock, the Closing price of a shares of common stock of Larkspur on            , 2022, this represents an appreciation in value of approximately $            per share of the Combined Entity’s common stock.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of negotiations between the representatives of Larkspur and ZyVersa. The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. This chronology does not purport to catalogue every conversation or correspondence among representatives of Larkspur, ZyVersa, their respective representatives or any other party.

Larkspur is a blank check company incorporated on March 17, 2021 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Larkspur focused its search on the technology industry, specifically within the biotechnology sector in the United States, which complements the expertise of its officers, directors, and advisors.

On December 23, 2021, Larkspur consummated its IPO of 7,767,159 units, including 267,159 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Each unit consists of one share of Class A common stock and three-fourths of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share (subject to adjustment). The units were sold at an offering price of $10.00 per unit, resulting in gross proceeds of $77,671,590. Concurrently, with the completion of Larkspur’s initial public offering, Larkspur consummated a private placement of an aggregate of 317,600 units, each at a purchase price of $10.00 per unit, generating total proceeds of $3,176,000. Of the proceeds received from the consummation of the IPO, the sale of the private placement units and the exercise of the over-allotment option on January 6, 2022, $78,451,910 was placed in Larkspur’s Trust Account.

Prior to the consummation of the IPO, neither Larkspur, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a potential business combination transaction with Larkspur.

As discussed herein, after the completion of Larkspur’s IPO, Larkspur’s management began to seek potential candidates for a business combination. In addition, Larkspur was contacted by a number of individuals and entities with respect to potential business combination opportunities. During the course of this search process, representatives of Larkspur regularly updated and received input from members of Larkspur’s board of directors, certain of whom were regular participants in the ongoing meetings and discussions with representatives of several potential target opportunities, on the status of the search process.

Larkspur’s management team was led by Daniel J. O’Connor, our Chairman of the Board and Chief Executive Officer, and David S. Briones, our Chief Financial Officer, Treasurer, Secretary, and Director. The Larkspur team was formed to be a collective team experienced in capital market and buy-side investments, with significant operational experience across the biotechnology sector. Messrs. O’Connor and Briones believed that a team that had capital markets experience and significant biotech operational experience, including but not limited to science and drug development operational experience, would both differentiate Larkspur and optimize the opportunity for its success. This cross-functional operational experience was important to them as they built out the Larkspur team and they believed the team’s combination of experiences would be an important strategic advantage in the market. Additionally, they felt their sizing of sub-$100 million would be an advantage as many SPACs over the past two years had raised significantly more capital, but offered more dilution for SPAC targets.

In evaluating potential business combination opportunities, the Larkspur team focused on a number of attributes. The management team sought out biopharmaceutical companies that had some or all of the following: (i) compelling technology; (ii) validating data with respect to the technology, (iii) a compelling underlying value proposition(s), (iv) the potential of technology value accretion via the infusion of capital/access to the capital markets, (v) technology that would be attractive to other larger pharma companies/acquirors/licensees, (vi) a competitive advantage of some level, (vii) a scalable platform with public company readiness, (vii) a highly driven and experienced management team, (viii) public market reception, (ix) barriers to entry, and (x) competitive advantages. These criteria are not intended to be exhaustive.

Larkspur interacted with and/or received information from over twenty (20) biopharmaceutical companies, several of which were introduced to Larkspur and represented by bankers. Larkspur held several teleconferences (either via Zoom or Teams) with fourteen (14) of these target companies and subsequently entered into confidentiality agreements with nine (9). Exclusive of meetings held with ZyVersa (further described below), the Larkspur management team conducted over seventeen (17) teleconference meetings with target companies, including numerous calls with the banking representatives of several of these companies and well as several calls with the management of three targets.

In January, 2022, Larkspur entered into a confidentiality agreement, reviewed and met with a clinical stage biotech company developing novel oncology product candidates. While the technology was attractive, this potential target was organized outside the U.S., which Larkspur considered suboptimal. This target opportunity was also in advanced discussions with another SPAC, which eventually resulted in a discontinuation of discussions.

Another target biopharmaceutical company Larkspur reviewed and met with in January, 2022, was a pre-clinical stage company possessing an experimental COVID-19 treatment technology developed by renowned scientist. However, Larkspur’s management determined that the potential target company’s product candidate was too focused on a specific niche area of the market and the potential target company’s focus had become crowded industry was too small for the public markets.

In January, 2022, Larkspur entered into a confidentiality agreement and representatives of Larkspur met via teleconference on several occasions with representatives of a clinical-stage biopharmaceutical company developing immunomodulatory vaccines and cell-based immunotherapies for cancer and other diseases. While the potential target business was novel and compelling and its management was interested in going public to continue growing their portfolio of brands, the Larkspur team passed on the opportunity because it lacked audited financial statements sufficient to achieve Larkspur’s timelines and also because it was largely organized outside the U.S.

In January, 2022, Larkspur entered into a confidentiality agreement and representatives of Larkspur reviewed and had several teleconferences with representatives of a scientific research and development biopharmaceutical company developing in therapeutics, including proprietary cannabinoid formulations and protein-based therapeutics focused on a developing a safer, more effective alternative to current pain management therapies (including opioids) for chronic pain and neuropathic pain. The Larkspur management team felt that while the target market was attractive, the business may not be well-received in the market as there already exist several cannabinoid focused companies.

In January, 2022, Larkspur entered into a confidentiality agreement and representatives of Larkspur reviewed and had several teleconferences with the management of a spinoff biopharmaceutical company from a large, successful private company. The Larkspur team was interested in the overall opportunity but felt that the majority stake that the large private company maintained in the spinoff may not be attractive in the public markets.

In January, 2022, representatives of Larkspur reviewed and had a teleconference with representatives of a spinoff biopharmaceutical company from a successful private company, seeking to reposition and repurpose existing drugs to address unmet medical needs. Larkspur’s representatives were impressed with the background and experience of the potential target company’s management and management’s focus and the operating results from the parent business; however, the target business decided not to pursue the public markets at this time.

In January, 2022, Larkspur entered into a confidentiality agreement and representatives of Larkspur met with representatives of a clinical-stage biopharmaceutical company developing a platform designed to develop safe and effective product candidates to promote immune tolerance. The potential target business was novel and compelling, and its management was interested in going public to continue growing their product candidate pipeline.

The Larkspur management team had teleconferences and several calls with the business leaders and focused on a deeper understanding of the potential target company’s overall business. Members of Larkspur’s Board participated on some of these teleconferences and calls. While both the target company and the Larkspur team were interested in potentially entering into a term sheet and Larkspur subsequently shared with the potential target company an initial draft of a term sheet Larkspur had created with its legal team; ultimately, Larkspur’s management did not finalize the term sheet or sign an exclusivity agreement as the target company decided to delay its pursuit of entry into the public markets.

Another target biopharmaceutical company Larkspur reviewed and met with in late January, 2022, was a clinical stage company developing gene therapy programs targeting severe CNS disorders. The Larkspur management team felt that while the technology was attractive, the target company had a pre-existing broad relationship with a major pharmaceutical company that may affect its ability to partner with others.

In February, 2022, Larkspur entered into a confidentiality agreement, reviewed and met with a clinical stage biotech leveraging new uses for existing therapies and technologies, potentially resulting in accelerated development and a streamlined regulatory process such new uses. The Larkspur team appreciated the strategy; however, this target opportunity was also in advanced discussions with another SPAC, which eventually resulted in a discontinuation of discussions.

In May, 2022, Larkspur entered into a confidentiality agreement and representatives of Larkspur reviewed and had teleconferences with representatives of a biopharmaceutical company developing proprietary cannabinoid therapeutics to treat various diseases. The Larkspur management had several calls with the business leaders and focused on a deeper understanding of the potential target company’s overall business. While both the target company and the Larkspur team were interested in potentially entering into a term sheet, and Larkspur subsequently shared with the potential target company an initial draft of a term sheet; ultimately, Larkspur’s management did not finalize the term sheet or sign an exclusivity agreement. The Larkspur management team reasoned that, while the company had existing resources which potentially obviated the need for additional financing, the business may not be well-received in the market as there already exist several cannabinoid focused companies.

In June, 2022, Larkspur entered into a confidentiality agreement and representatives of Larkspur reviewed and had several teleconferences with representatives of a developer, producer and marketer of food extracts that could potentially ameliorate health issues related to obesity. The Larkspur management team felt that while the target market was attractive, the business was largely located outside the United States and was in an industry not directly related to the biopharmaceutical industry.

During the week of January 3, 2022, representatives of BTIG, LLC (“BTIG”) and Noble Capital Markets (Noble), in their capacity as financial advisor to ZyVersa (the “ZyVersa Advisors”), introduced ZyVersa’s business to Larkspur management shortly thereafter ZyVersa Advisors felt that Larkspur management’s understanding of the markets and operator-led team would be a good match for ZyVersa.

Larkspur executed a confidentiality agreement with ZyVersa dated January 5, 2022, to facilitate due diligence review of confidential materials. The first call between Larkspur’s and ZyVersa’s respective management teams took place on January 5, 2022. The Larkspur management team was impressed with ZyVersa’s management track record of prior success, the future potential of the company’s two product candidates, VAR 200 and IC 100 and the market reception that they felt ZyVersa’s business could receive if ZyVersa went public.

Throughout January and February 2022, teleconferences were held between the management team and Board members of Larkspur and ZyVersa. Generally, during this time, the Larkspur team was conducting a review of ZyVersa’s business model and its future opportunities. Among several other topics, during these meetings the Larkspur team focused on the history of the business, current operational status, mechanism of action with respect to VAR 200 and IC 100, pre-clinical data, IP, manufacturing status, staffing, key opinion leaders, as well as potential risks and issues.

On January 19, 2022, the Larkspur team were granted access to ZyVersa’s digital data room that included confidential information regarding the business and operations of ZyVersa (the “Data Room”).

During the month of January, 2022, Larkspur held several teleconferences and calls internally to discuss ZyVersa’s overall business, valuation and future outlook. Larkspur worked with A.G.P./Alliance Global Partners, the underwriter in Larkspur’s initial public offering, to get their understanding of ZyVersa. In addition to serving as Larkspur’s underwriter, A.G.P./Alliance Global Partners served in an advisory capacity in connection with the Business Combination and also served as the Larkspur’s placement agent in connection with the PIPE Investment. AGP assisted the Larkspur in structuring and negotiating the Business Combination Agreement, introduced the Larkspur to potential investors to purchase Larkspur’s securities in connection with the Business Combination, assisted Larkspur with preparing press releases related to the Business Combination, and organized and participated in agenda driven conference calls.

On January 12, 2022, the Larkspur team traveled to ZyVersa’s offices in Fort Lauderdale, Florida, for an all-day face-to-face meeting with the management of ZyVersa and several of their KOL’s. Messrs. O’Connor and Briones attended in person, Drs. Mehra and Twitty, members of the Larkspur board of directors, attended via teleconference.

On January 13, 2022, a face-to-face meeting was held at the offices of ZyVersa’s advisors, Nobel, to discuss the furtherance of due diligence. Present were members of management teams from Larkspur and ZyVersa, as well as attorneys from their respective counsels. The aspects of ZyVersa’s business that were among the most significant to Larkspur were the perceived competitive advantages of IC 100, combined with the interest, activity and the potential for collaborations with major pharmaceutical companies. Additionally, with respect to VAR 200, management teams discussed the proof of concept and pre-clinical data (FSGS, Alport syndrome, diabetic kidney disease), combined with the fact that 2HPßCD (VAR-200) had been used as excipients in other approved drugs.

In late January and early February, 2022, the Larkspur management team and ZyVersa Advisors held several phone calls whereby they discussed the proposed term sheet and challenges that Larkspur’s management and board of directors identified regarding ZyVersa. ZyVersa Advisors communicated that there were multiple SPACs considering a potential business combination with ZyVersa but ZyVersa’s management and board of directors were most interested in the Larkspur team. On these calls, Larkspur’s and ZyVersa Advisors’ representatives discussed the valuation and thoughts around the total cash Larkspur would aim to raise in a PIPE Investment.

Throughout the month of January, 2022, and thereafter, the Larkspur team continued to conduct diligence on ZyVersa’s pre-clinical data and have discussions with its Board members on ZyVersa’s pipeline. During this time, Larkspur’s Board and its management team evaluated and discussed the potential transaction with ZyVersa, including the pros and cons of the opportunity. Larkspur management asked the Board members to review the company presentation and share any questions. Larkspur Board member, Dr. Mehra, had a one-on-one teleconference with ZyVersa CEO, Stephen Glover, wherein Mr. Glover and Dr. Mehra discuss ZyVersa and its product candidates. Messrs. O’Connor and Briones discussed with members of the Board their positive views on the opportunity and valuation based on their experience in the biotechnology industry. Larkspur’s management believed that the potential transaction with ZyVersa presented a compelling opportunity and recommended that Larkspur sign a 30-day exclusivity letter with ZyVersa. In late January, the Larkspur team worked on an initial draft of a non-binding term sheet to submit to ZyVersa’s management team and the ZyVersa Advisors, which was then forwarded to ZyVersa’s management.

On February 3, 2022, Larkspur and ZyVersa executed a confidential non-binding term sheet (the “Term Sheet”), which included the financial terms of the transaction, the anticipated pro forma ownership of New ZyVersa, transaction consideration of $130 million, and the agreed framework with respect to post-Closing governance of New ZyVersa. The Term Sheet also included a binding mutual exclusivity provision through March 4, 2022.

Around February 6, 2022, in order to enable Larkspur to further conduct its due diligence review, Larkspur and certain of its advisors, including Larkspur’s counsel, McDermott Will & Emery LLP (“MWE”), were granted access to the Data Room. Larkspur conducted due diligence in traditional functional areas, including but not limited to, corporate structure and organization, capitalization, employee benefits, labor and employment matters, material contracts, regulatory and other healthcare matters, data privacy and cybersecurity, intellectual property, real property, pre-clinical data, pre-reviewed publications, clinical development plans, drug supply, and manufacturing.

On March 11, 2022, without members of the ZyVersa management team present, members of the Larkspur team had a teleconference with Alessia Fornoni, MD, PhD, Professor of Medicine and Chief, Katz Family Division of Nephrology and Hypertension, University of Miami Miller School of Medicine and the inventor of VAR 200 (described below) to discuss the VAR 200 program. Dr. Fornoni is a tenured Professor of Medicine and Molecular and Cellular Pharmacology at the University of Miami Miller School of Medicine. She is the Chief of the Katz Family Division of Nephrology and Hypertension and serves as and Director and Chair of the Peggy and Harold Katz Drug Discovery Center.

On March 11, 2022, without members of the ZyVersa management team present, members of the Larkspur team had a teleconference Drs. Juan Pablo De Rivero Vaccari, PhD, Research Assistant Professor in the Department of Neurological Surgery & The Miami Project to Cure Paralysis at the University of Miami, Miller School of Medicine, and Robert Keane, Professor, Physiology and Biophysics, Neurological Surgery and Microbiology, and Immunology, University of Miami Miller School of Medicine to discuss the IC 100 program with the co-inventors of IC 100 (described below). Dr. de Rivero Vaccari is an Assistant Professor in the Department of Neurological Surgery & The Miami Project to Cure Paralysis, and a Distinguished Faculty Member of the Center for Cognitive Neuroscience & Aging at the University of Miami Miller School of Medicine. He has studied the innate immune response for over 17 years and was the first to show the involvement of the inflammasome in the Central Nervous System. Dr. Keane is Professor of Physiology and Biophysics, Neurological Surgery and Microbiology and Immunology at the University of Miami, Miller School of Medicine. Over the last 30 years his research has focused on understanding the innate immune response in the central nervous system. Dr. Keane is the discoverer of inflammasomes in neurons after central nervous system injury.

On or about February 15, 2022, representatives of MWE provided Lowenstein Sandler LLP (“Lowenstein”), counsel to ZyVersa, with an initial draft of the Business Combination Agreement and an initial draft of the Form S-4.

On February 21, 2022, representatives of MWE submitted an initial due diligence request list to representatives of ZyVersa. Representatives of MWE, Lowenstein, Larkspur, ZyVersa and certain other advisors also met telephonically to discuss issues presented by the draft of the Business Combination Agreement and certain proposed terms of the ancillary agreements thereto.

On February 18, 2022, MWE sent an initial draft of a business combination agreement to Lowenstein, who in turn sent comments back to MWE on February 24, 2022.

On February 24, 2022, representatives of MWE met telephonically with representatives of ZyVersa and representatives of Lowenstein as part of Larkspur’s due diligence review of ZyVersa. Representatives of MWE discussed questions regarding general corporate and organizational matters, financing, material contracts and arrangements, data privacy and cybersecurity, litigation matters, intellectual property regulatory, labor and employment, employee benefits, environmental, and insurance matters.

On February 25, 2022, MWE and Lowenstein completed a conference call to discuss open items and structural terms of the Business Combination Agreement.

On March 3, 2022, Larkspur and ZyVersa entered into an amendment to the Term Sheet which extended the term of the mutual exclusivity provision until April 6, 2022. Other than the exclusivity extension, no other provisions of the Term Sheet were modified or changed.

On March 7, 2022, representatives of MWE also submitted a revised draft of its due diligence request list to representatives of ZyVersa.

On March 9, 2022, Larkspur engaged Cassel Salpeter & Co., LLC (“Cassel Salpeter”) to evaluate the proposed transaction and render to the Larkspur Board an opinion as to whether the consideration to be paid or issued by Larkspur in the transaction is fair, from a financial point of view to Larkspur. The opinion also did not consider whether the Aggregate Merger Shares to be issued in the Business Combination in the aggregate pursuant to the Business Combination Agreement was fair, from a financial point of view, to the unaffiliated stockholders of Larkspur. The Larkspur Board determined to seek this opinion in order to obtain a view from a third party with experience in de-SPAC transactions regarding the fairness, from a financial point of view, to Larkspur of the consideration paid by Larkspur to ZyVersa pursuant to the Business Combination Agreement.

On March 14, 2022, representatives of MWE met telephonically with representatives of ZyVersa as part of Larkspur’s due diligence review of ZyVersa. Representatives of MWE discussed questions regarding intellectual property and regulatory matters.

On March 15, 2022, representatives of Lowenstein sent a further revised markup of the Business Combination Agreement to MWE.

On March 17, 2022, Lowenstein and MWE completed a conference call to discuss certain securities and structural issues regarding the Business Combination and to negotiate certain terms of the Business Combination Agreement.

On March 25, 2022, representatives of MWE sent a markup of the Business Combination Agreement to Lowenstein.

On April 1, 2022, Larkspur engaged Alston & Bird LLP (“A&B”) as counsel and thereafter provided access to the ZyVersa data room.

On April 5, 2022, representatives of Lowenstein sent a markup of the Business Combination Agreement to Larkspur, which Larkspur then forwarded to A&B on April 14, 2022.

On May 3, 2022, A&B provided to Lowenstein a request for certain diligence items.

During the week of May 9, 2022, ZyVersa advisors and ZyVersa prepared materials for a financing and, thereafter during May, June and July, ZyVersa advisors and ZyVersa to begin meeting with investors with respect to a bridge financing.

On May 3, representatives of A&B sent a revised draft of the Business Combination Agreement to Lowenstein.

On May 3, representatives of A&B submitted a revised draft of the supplemental diligence request list to representatives of ZyVersa.

On May 5, representatives of A&B sent a revised draft of the PIPE Subscription Agreement reflecting revised business terms to Lowenstein. Representatives of Lowenstein sent revised drafts of the Lock-Up Agreement, the Stockholder Support Agreement, and Larkspur Founders Stock Letter to A&B. The parties also finalized drafts of the Proposed Organizational Documents.

On May 11, representatives of A&B, Larkspur, Alliance Global Partners (“AGP”), Lowenstein and ZyVersa completed a conference call to discuss open items regarding the PIPE financing terms, the Business Combination Agreement and the drafting process with respect to the proxy/registration statement.

On May 18, representatives of A&B sent a further revised draft of the PIPE Subscription Agreement to Lowenstein.

On May 18, representatives of A&B submitted a revised draft of the supplemental diligence request list to representatives of ZyVersa. Representatives of Lowenstein sent a markup of the PIPE and Backstop Subscription Agreement to A&B.

On May 20, representatives of A&B sent a revised draft of the Amended and Restated Registration Rights Agreement to Lowenstein. Representatives of Lowenstein also sent revised drafts of the Lock-Up Agreement and the Stockholder Support Agreement to A&B.

On May 20, representatives of A&B sent a revised draft of the PIPE and Backstop Subscription Agreement to Lowenstein.

On May 21, representatives of Lowenstein sent a revised draft of the Amended and Restated Registration Rights Agreement to A&B.

On May 21, representatives of ZyVersa provided written diligence responses to A&B’s supplemental due diligence request list.

On May 22, representatives of Lowenstein sent a revised draft of the Business Combination Agreement to A&B.

On May 23, representatives from the Company, A&B, AGP, and Cassel Salpeter discussed market conditions.

On May 24, representatives of A&B and Lowenstein met telephonically to discuss issues presented by the draft of the Business Combination Agreement. Representatives of Lowenstein also sent a revised draft of the Amended and Restated Registration Rights Agreement to MWE. Representatives of ZyVersa provided written diligence responses to A&B’s supplemental due diligence request list. Representatives of MWE also sent revised drafts of the Lock-Up Agreement, the Stockholder Support Agreement, and Larkspur Founders Stock Letter to Lowenstein.

On May 25, representatives of A&B also sent a revised draft of the Business Combination Agreement to Lowenstein.

On May 25, representatives of Lowenstein and A&B exchanged drafts of the Business Combination Agreement, the Larkspur Founders Stock Letter, the Amended and Restated Registration Rights Agreement, the Lock-Up Agreement and the Stockholder Support Agreement. The parties finalized the Larkspur Founders Stock Letter, the Amended and Restated Registration Rights Agreement, the Lock-Up Agreement and the Stockholder Support Agreement.

In June 2022, A.G.P. provided feedback that the $130 million valuation, which was based upon market conditions in February 2022, was disconnected from then-current market conditions. Specifically, the XBI biotech index was down approximately 30% from February 2022, and the small cap biotech valuations also experienced significant decreases from the February 2022 valuation. These factors led to a corresponding decrease of approximately 35% in transaction consideration from $130 million to $85 million. Following this change, the Business Combination Agreement was revised accordingly.

On June 30, 2022, A&B and Lowenstein completed a conference call to discuss updated terms of the Business Combination Agreement and the PIPE Investment documents.

During May, June and July 2022, AGP led a PIPE Investment process where its representatives went out to investors to raise capital in connection with the potential Business Combination.

In July 2022, seven funds extended offers to invest in ZyVersa via a PIPE relating to a Business Combination. The offers were well-received by ZyVersa and Larkspur’s management and board of directors. ZyVersa, Larkspur, and the respective law firms started to work towards announcing a transaction that would include PIPE financing.

On July 1, 2022, representatives of A&B, Larkspur, AGP, ZyVersa and Lowenstein completed a conference call with an updated framework and timeline for completing the definitive documents regarding the Business Combination and the PIPE financing and for announcing the signing of such documents. Certain changes to the terms regarding the PIPE financing were summarized by AGP.

On July 12, 2022, a quorum of the Larkspur Board convened via videoconference with all Board members present and with representatives of A&B in attendance, as well as representatives from AGP in attendance for an initial portion of the meeting and thereafter dismissed from the meeting. During the meeting, the Larkspur Board received an update of the current status of transaction negotiations and copies of the proposed Business Combination Agreement and other agreements and documents to be reviewed by the Larkspur Board in connection with the proposed Business Combination. Following a review and discussion among the directors of the Business Combination Agreement, PIPE, press release, and related documents and agreements, the Larkspur Board agreed adjourn the meeting and reconvene on July 14, 2022 following their review of the materials provided.

On July 13, 2022, representatives of A&B, Lowenstein, Larkspur, ZyVersa and AGP met telephonically to discuss issues presented by the draft of the Business Combination Agreement and the PIPE Subscription Agreement. Representatives of Lowenstein also sent revised drafts of the Placement Agent Agreement and Lock-Up Agreement. Representatives of AGP circulated a draft press release to be reviewed by all parties. A&B and Lowenstein circulated multiple revised drafts of the Business Combination Agreement.

On July 14, 2022, a quorum of the Larkspur Board convened again via videoconference with all Board members present and with representatives of A&B in attendance, as well as representatives from AGP and CS, and Mr. Glover, in attendance for a portion of the meeting to answer any questions the Larkspur Board may have. The representatives from AGP and Cassel Salpeter, and Mr. Glover, were thereafter dismissed from the meeting. Prior to his dismissal, Mr. Salpeter, from Cassel Salpeter, provided to the Larkspur Board its opinion to the effect that the Merger Shares to be issued by Larkspur in the Business Combination pursuant to the Business Combination Agreement was fair to Larkspur from a financial point of view. Following a review and discussion among the directors of the Business Combination Agreement, the PIPE, the press release, the Cassel Salpeter fairness opinion and related documents and agreements, the Larkspur Board unanimously approved that Larkspur Management enter into the Business Combination Agreement, PIPE and related agreements.

On July 20, 2022, the Business Combination Agreement, PIPE and related agreements were signed in connection with the Business Combination Agreement and a joint press release announcing the Business Combination and corresponding PIPE financing was issued.

Recommendation of the Larkspur Health Acquisition Corp. Board and Reasons for the Business Combination

The Larkspur Health Acquisition Corp. management and Board, in evaluating the Business Combination, reviewed a number of materials, including the investor presentation and analyses therein, the transaction documentation, and certain due diligence summary materials prepared by Larkspur’s management team, and consulted with Larkspur’s management team and legal advisors. In reaching its resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of Larkspur and its shareholders and (ii) to recommend that Larkspur public shareholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, the Larkspur Board considered a range of factors, including, but not limited to, the factors discussed below.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Larkspur Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Larkspur Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Larkspur’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the Larkspur Board obtained a fairness opinion. The officers and directors of Larkspur have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

In addition, Larkspur’s officers, directors and advisors have substantial experience with mergers and acquisitions across a variety of different industries.

In evaluating the Business Combination, the Larkspur Board considered the criteria and guidelines to evaluate prospective business opportunities set by the Larkspur management team in the Larkspur IPO prospectus:, including, but not limited to these general guidelines:

•        Compelling proprietary technology supported by validating data;

•        Compelling underlying value proposition(s) and a compelling risk/reward proposition;

•        Addressing unmet medical need;

•        Potential of technology value accretion via the infusion of capital/access to the capital markets;

•        Attractiveness of the technology to other larger pharma companies/acquirors/licensees;

•        Scalable platform with public company readiness;

•        Multiple assets with the ability to create value, diversifying risk, looking for multiple shots on goal;

•        Premier scientific and clinical leadership;

•        Highly driven and experienced management team with experience in the public market;

•        Significant growth potential;

•        Public market reception;

•        Barriers to entry;

•        Competitive advantages;

•        Leveraging Larkspur’s management team’s experiences; and

•        Other criteria.

The criteria above were not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that Larkspur’s management and the Larkspur Board deemed relevant.

The Larkspur Board determined that ZyVersa meets many of the above criteria following a presentation from Larkspur’s management team which noted, among other things, that:

•        Transformative Market Opportunity.    The Larkspur Board considered the fact that ZyVersa has two proprietary globally licensed product candidate platforms (IC 100 and VAR 200) invented by top tier research scientists at University of Miami Miller School of Medicine with highly differentiated mechanisms of action which address numerous unmet medical needs, including orphan indications, in renal disease and diseases caused by excessive inflammation. ZyVersa’s advantages with respect to both product platforms puts it in a position to be a preferred licensing partner to larger biopharmaceutical companies. Further, ZyVersa is positioned to be a long-term leader in the renal disease and inflammasome space because of the relationships ZyVersa has established with two entities founded by such inventors and researchers at University of Miami Miller School of Medicine to discover, in-license, develop, and commercialize therapeutics to treat diverse disease states with these product platforms, including (i) InflamaCore, LLC in the case of our IC 100 platform; and (ii) L&F Research LLC in the case of our VAR 200 platform. For additional information about the agreements with InflamaCore, LLC and the L&F License Agreement, see the section entitled “Information about ZyVersa — Strategic Alliances and Arrangements”.

•        Product Pipeline.    The Larkspur Board considered the fact that ZyVersa has a deep pipeline with IC 100 and VAR 200 product candidates, both having the potential to improve care across a wide range of therapeutic areas. Specifically, ZyVersa has created two product platforms to treat both renal and inflammatory diseases.

•        IC 100, is a novel humanized IgG4 monoclonal antibody that inhibits the inflammasome adaptor protein ASC. IC 100 is subject to a License Agreement with InflamaCORE, LLC, pursuant to which InflamaCORE, LLC granted ZyVersa an exclusive, worldwide license for the development and commercialization of IC 100.

•        VAR 200 (2-Hydroxypropyl-Beta-Cyclodextrin or 2HPβCD) is a cholesterol efflux mediator designed to alleviate excess cholesterol in podocytes that contributes to the pathology of various glomerular diseases. VAR 200 is subject to a License Agreement with L&F Research LLC, pursuant to which L&F Research LLC granted ZyVersa an exclusive, worldwide license for the development and commercialization of VAR 200.

•        Inflammasome Discovery, Research Focus and IC 100.    The Larkspur Board considered that the discovery of a macromolecular complex, termed the “inflammasome,” that senses ‘danger’ and initiates the inflammatory response contributed to a resurgence of interest in the fields of innate immunity and cell death. Subsequent research linking inflammasomes to hereditary and metabolic diseases has led to creation of a new class of therapeutics targeting inflammasomes.

Broadly defined, inflammasomes regulate the innate immune response going from detection of external threats to the mounting of a counterattack. Inflammasomes are multiprotein complexes involved in the activation of caspase-1 and the processing of the pro-inflammatory cytokines, interleukin (IL)-1b and IL-18 as well as the cell death mechanism of pyroptosis. Specifically, inflammasomes are molecular protein complexes comprised of three main elements: i) a “sensor” molecule including NLRP1, NLRP2, NLRP3, NLRC4, AIM2, and Pyrin (NLR pyrin domain-containing 3 or NLRP3 is the best known); ii) an adapter protein known as “apoptosis-associated speck-like protein containing a caspase recruitment domain” (“ASC”); and iii) pro-caspase/caspase-1. Each of the sensor molecules (e.g., NLRP3) respond to different pathogens or danger signals, forming unique inflammasomes. ASC recruits pro-caspase 1 into the inflammasome and subsequently caspase-1 activates the cytokine IL-1β, triggering a pro-inflammatory immune response. Following activation, inflammasomes oligomerize to produce massive cytokine signaling platforms termed ASC specks. Importantly, ASC is involved with not only the formation of the NLRP3 inflammasome, but also eleven or more other types of inflammasomes, each associated with a unique sensor molecule (generally, inflammasomes are named by their associated sensor molecule, e.g., “NLRP3 inflammasome”). ASC specks are released into the extracellular space or into tissue fluids causing excessive inflammation leading to cellular and tissue damage.

Previous attempts to inhibit inflammasome initiated inflammation focused on downstream blockade of cytokines (immune inflammation signaling proteins) produced by inflammasome activation. This has led to mixed results (Strategies for Targeting the NLRP3 Inflammasome in the Clinical and Preclinical Space, Journal of Medicinal Chemistry, J. Med. Chem. 2021, 64, 101−122). Recent attempts to inhibit the NLRP3 inflammasome focuses on compounds to bind or inhibit NLRP3 or perturb its function. (J. Med. Chem. 2021, 64, 101−122). Targeting the NLRP3 inflammasome has been characterized as “an exploding field of research.” (J. Med. Chem. 2021, 64, 101−122). IC 100 is a monoclonal antibody (mAb) targeting the ASC protein component of inflammasomes. IC 100 inhibits intracellular ASC to block inflammasome formation, and it also inhibits both intracellular and extracellular ASC in ASC specks (ASC assembles into a large protein complex, which is termed “speck”), thereby disrupting its (ASC speck) structure and function by preventing the recruitment of pro-caspase 1 and the subsequent activation of the cytokine IL-1β to trigger an immune response. Thus, in doing so, IC 100 inhibits initiation and perpetuation of damaging inflammation contributing to inflammatory diseases.

•        Compelling Value Proposition with IC 100.    The Larkspur Board considered that IC 100 represents a so-called “pipeline within a product” because one product candidate (IC 100) offers a significant opportunity to improve care across a wide range of therapeutic areas because chronic inflammation associated with overactivation of inflammasomes underlies a large number of diverse inflammatory diseases, to include:

•        Autoimmune diseases — multiple sclerosis, systemic lupus erythematosus, lupus nephritis, rheumatoid arthritis and colitis;

•        Metabolic diseases diabetes — atherosclerosis, non-alcoholic fatty liver disease and gout;

•        Neurodegenerative diseases — Alzheimer’s disease, Parkinson’s disease and amyotrophic lateral sclerosis; and

•        Injuries — spinal cord injury, traumatic brain injury and stroke.

•        Attractiveness of Inflammasome Technology to Pharma Companies/Acquirors/Licensees — Major Inflammasome Acquisitions.    The Larkspur Board considered that as therapeutics targeting inflammasomes has become an area of high research interest, it has also become highly attractive to biopharmaceutical companies. This is evidenced by the acquisition of several start-up companies focusing on NLRP3 sensor molecules by large pharmaceutical companies at an early stage of development.

•        Since 2016, several small pharmaceutical companies have developed targeted NLRP3 inhibitors, and over the past twenty-four months large pharmaceutical companies have acquired several of those smaller companies in significant deals or have started developing inhibitors of their own. (“Pharma Looks to Inflammasome Inhibitors as All-Around Therapies” The Scientist, April 2021).

•        Beginning in late 2017 and continuing to September 2020, M&A activity with respect to preclinical/Phase 1 inflammasome product candidates included the following:

•        BMS acquisition of IMF Therapeutics, Inc. (NLRP3 and STING Inhibitors), September, 2017, for $300mm upfront and $1.01 billion in milestone payments;

•        Roche acquisition of Jecure Therapeutics, Inc. (NLRP3), November, 2019, for undisclosed amounts;

•        Novartis acquisition of IMF Tre (NLRP3), April, 2019, $310mm upfront and undisclosed milestone payments; and

•        Roche acquisition of Inflazome (NLRP3), September, 2020, $450mm upfront and $1.265 billion in milestone payments.

•        Recent Attractiveness of Inflammasome Technology to Institutional Investors — The Larkspur Board considered that as therapeutics targeting inflammasomes has become an area of high research interest, it has also become highly attractive to health care focused institutional investors. This is evidenced by the two private companies focusing on NLRP3 sensor molecules at an early stage of development.

•        NodThera, Inc., a private company developing NLRP3 inhibitors, has received approximately $95mm from well-known healthcare focused investors, including Sofinnova Partners, Nova Holdings and Sanofi Ventures; and

•        Ventus Therapeutics, a private company developing NLRP3 inhibitors, has received approximately $300mm from well-known healthcare focused investors, including SoftBank Vision Fund 2 and RA Capital Management.

•        Competitive Advantages of IC 100.    The Larkspur Board considered the fact that ZyVersa’s IC 100 has several distinct proprietary competitive advantages, including the following:

•        The inventors of IC 100 discovered that certain critical amino acids in one domain of the ASC protein were involved in inflammasome and ASC speck formation. Based on this discovery, they designed a blocking mAb against those specific amino acids. As such, IC 100 has a highly differentiated mechanism of action (MOA) because it inhibits ASC, which is a common component among several different types of inflammasomes.

•        IC 100 is differentiated from other inflammasome inhibitor product candidates in development because it targets adaptor ASC with a mAb, whereas other inflammasome inhibitors in development target only specific sensor proteins (primarily NLRP3) with a small molecule.

•        Of the three potential target components of the inflammasome described above, i) sensor molecules (e.g. NLRP3), ii) adaptor ASC, and iii) pro-caspase/caspase-1, IC 100’s target, ASC, has potential to be the most effective target because:

•        Inhibition of sensor molecules (e.g. NLRP3) blocks only intracellular inflammasome formation, whereas inhibition of ASC both blocks intracellular inflammasome formation and disrupts structure and subsequent function of intracellular and extracellular ASC Specks to block perpetuation of the inflammatory response; and

•        Sensor molecules (e.g. NLRP3) are each associated with only one type of inflammasome, whereas the adaptor protein ASC, a common component of inflammasomes, is associated with numerous different types of inflammasomes.

Figure 1: ASC, a common component of inflammasomes, is associated with several different types of inflammasomes.

Unlike NLRP3 inflammasome inhibitors, the Larkspur Board considered it a key differentiating feature that IC 100 targets more than one type of inflammasome via ASC inhibition as multiple types of inflammasomes are implicated in a given disease or condition and that such inhibition may be critical to achieve a meaningful anti-inflammatory therapeutic effect in a broad range of inflammatory conditions associated with activation of more than one type of inflammasome.

Disease/Condition	Inflammasomes Implicated	Reference
Multiple Sclerosis	AIM2, NLRP1, NLRP3, NLRC4	Soulika 2009; Maver 2017; Freeman 2017; Noroozi 2017; Soares 2019
Lupus Nephritis	AIM2, NLRP3	Choubey and Panchanathan 2017; Zhu 2021; Fu 2019
Diabetic Nephropathy	AIM2, NLRP3, NLRC4	Komada 2018; Hutton 2016; Yuan 2016
CNS Injury	AIM2, NLRP1, NLRP2, NLRP3	de Rivero Vaccari 2008, 2009, 2012; Abulafia 2009; Liu 2013; Bartolotti 2018; Ducza 2021
Alzheimer’s Disease	AIM2, NLRP1, NLRP3	Ahmed 2017; Venegas 2017; White 2017; Wu 2017; Lang 2018
Rheumatoid Arthritis	AIM2, NLRP1, NLRP3, NLRP6	Goh 2017; Addobbatti 2018; Li 2016; Sode 2015; Wang 2014; Ghimire 2020
Inflammatory Bowel Disease	AIM2, NLRP1, NLRP3, NLRP6, NLRC4	Vanhove 2015; Ratsimandresy 2017; Lazaridis 2017; Kanneganti 2017; Normand 2011; Levy 2015; Seregin 2017; Tye 2018; Williams 2018; Opipari and Franchi, 2015

Figure 2: Multiple types of inflammasomes implicated in several different disease types.

•        Targeting caspase-1 may be inadequate to achieve a therapeutic effect since it is associated with only one of the two inflammasome pathways, the canonical pathway (the non-canonical pathway is associated with caspase-4 and 5). In the absence of caspase 1, caspase 4 and 5 can still activate cytokines. Additionally, safety may be a concern with caspase-1 inhibitors, such as VX-740 (Pralnacasan) (analog is VX-765), which demonstrated liver toxicity in clinical trials for rheumatoid arthritis requiring suspension of the trial.

•        Targeting IL-1β, which is activated by caspase-1, may be inadequate to achieve a therapeutic effect since inhibition of IL-1β will not address inflammation associated with IL-18 or IL-1β-independent pyroptosis, which also releases cytokines, ASC specks, and alarmins into the extracellular space, heightening and perpetuating the damaging inflammatory response in neighboring cells and tissues.

•        Targeting ASC with IC 100 has further competitive advantages because, intracellularly, ASC polymerizes into long ASC filaments (ASC specks) that are crucial for inflammasome activation. ASC specks are released into the extracellular space following pyroptosis (cell death) with continued activation of pro-IL-1β, heightening and perpetuating the inflammatory response in neighboring cells and tissues. As such, IC 100 has potential to attenuate both initiation and perpetuation of inflammation.

•        Significant Preclinical Data for IC 100.    The Larkspur Board considered that ZyVersa has IND-enabling preclinical proof-of-concept data for MS and ARDS, and non-GLP toxicology and safety data in mice and non-human primates demonstrating no adverse safety signals at very high doses. Specifically, preclinical data demonstrated potential for the clinical development of IC 100 across multiple indications (multiple sclerosis (“MS”), acute respiratory distress syndrome (“ARDS”), spinal cord injury, and traumatic brain injury. Initial preclinical toxicology studies in rodents and non-human primates showed no significant safety issues at doses up to 300 mg/kg.

•        Significant Intellectual Property (“IP”) Protection for IC 100.    The Larkspur Board considered that ZyVersa has exclusive worldwide rights to an IP portfolio for IC 100 and a cell line technology licensed from InflamaCore, LLC (founded by IC 100 inventors/researchers at the University of Miami Miller School of Medicine, who licensed the IP from the University and Selexis SA, a cell line development company in Switzerland). The IP portfolio for IC 100 covers both therapeutics and diagnostics. There are currently five patent families covering composition of matter, biomarkers, and method-of-use patents. There are six issued patents in the US, EP, CA and JP and 36 patent applications pending world-wide. A Notice of Allowance has been received for a composition-of-matter patent, which is valid at least until December 28, 2037. ZyVersa has the potential to continue to actively file patents related to formulations in development, dosing regimens, administration routes, and new indications.

•        VAR 200 Supported by Favorable Macro Trends.    The Larkspur Board considered the recent trends in public health initiatives to improve identification of populations at risk and those in early stages of kidney disease, which indicate a need for VAR 200. Specifically, the HHS’ Advancing American Kidney Health Initiative (2019) is a program with three goals: to reduce the number of patients developing renal failure through better diagnosis, treatment, and preventative care; to maximize the provision of home dialysis care; and to expand the pool of kidneys available for transplant. The Larkspur Board considered that VAR 200 potentially addresses the first of these goals.

Another trend is the increasingly sophisticated diagnostics that are carving out niches with smaller, yet significant, renal indications. These niches include FSGS (focal segmental glomerulosclerosis) and Alport Syndrome, both of which are a focus of ZyVersa’s VAR 200.

Lastly, no disease-modifying drugs (i.e., treatments or interventions that affect the underlying pathophysiology of the disease and have a beneficial outcome on its course) that substantially slow progression of CKD to end-stage disease are currently available.

Given these healthcare trends and initiatives, the Larkspur Board considered that renal therapies will likely come into increasing focus in coming quarters, and that VAR 200 will be well-positioned to capitalize on these developments.

•        Compelling Value Proposition with VAR 200.    The Larkspur Board considered the following contributed to create a compelling value proposition with respect to VAR 200;

•        A large body of clinical and experimental studies support that altered lipid metabolism may contribute to the pathogenesis and progression of kidney disease and that accumulation of renal lipids has been observed in several conditions of genetic and nongenetic origins, linking local fat to the pathogenesis of kidney disease. (Excess intracellular glomerular lipids accumulation contributes to kidney damage and disfunction, Am J Physiol Renal Physiol. 2016 Mar 15; 310(6): F433 — F445).

•        Pre-clinical data in three different animal models of kidney disease (FSGS, Alport syndrome, diabetic kidney disease) has shown that VAR 200 has the potential to extract excess intracellular renal lipids for metabolism and excretion. As such, VAR 200 has a strong value proposition since it has the potential to be the first kidney disease-modifying drug that inhibits pathogenic glomerular lipid accumulation to mediate progression of glomerular injury, reduce proteinuria, and thereby delay kidney disease progression.

•        The clinical program was both accelerated and de-risked via the U.S. Food and Drug Administration (“FDA”) concurrence that, based upon the preclinical data and the human safety data of 2HPβCD as an excipient ZyVersa did not need to conduct a Phase 1 clinical study and could move directly into a Phase 2a evaluation.

•        An IND for VAR 200 is active, and initiation of an Investigator Initiated Trial (IIT) dosing patients with renal disease is expected to begin in 2022. As a cholesterol efflux mediator, VAR 200 offers potential for indication expansion beyond ZyVersa’s initial focus on orphan indications of FSGS and Alport syndrome, into a range of larger non-orphan kidney disease indications, including diabetic kidney disease and other forms of chronic kidney diseases.

•        Competitive Advantages of VAR 200.    The Larkspur Board considered the fact that ZyVersa’s VAR 200 has several distinct proprietary competitive advantages.

•        VAR 200 has a highly differentiated MOA in that it is the only product in development that mediates the removal of excess renal intracellular lipids that contribute to kidney damage and dysfunction. Intracellular podocyte lipid accumulation from reduced cholesterol efflux causes podocyte injury and flattened foot processes leading to proteinuria (elevated protein in the urine). Proteinuria is strongly associated with kidney disease progression, and it is predictive of a poor prognosis.

•        Because 2HPβCD has a demonstrated safety profile from decades of use as an excipient in marketed drugs, VAR 200 received clearance from the U.S. Food and Drug Administration (FDA) to proceed to a Phase 2a study in adult as well as pediatric FSGS patients.

•        Significant Preclinical Data for VAR 200.    The Larkspur Board considered that VAR 200 has preclinical proof-of-concept data in 3 different animal models of kidney disease (FSGS, Alport syndrome, diabetic kidney disease), supporting clinical trials for each indication.

•        Significant IP Protection for VAR 200.    The Larkspur Board considered that pursuant to the license agreement with L&F Research LLC (founded by VAR 200 inventors/researchers at the University of Miami Miller School of Medicine, who licensed the IP from the University), VAR 200 has potential for seven years of orphan drug exclusivity for FSGS and Alport Syndrome in the US, ten years in the EU, and an exclusive worldwide license to IP related to use of 2HPβCD for treatment of kidney diseases in humans, including FSGS, as described in certain method-of-use patents and pending applications filed in the United States and selected foreign countries (Canada, China, Europe, Japan, and Mexico). Current method of use patent terms are valid to 2031, 2032, and 2033. New patent applications are planned to expand the scope of protection throughout development of VAR 200 (e.g., related to new formulations, including SubQ formulations in development, dosing regimens and administration routes).

•        Financial Condition.    The Larkspur Board also considered factors such as ZyVersa’s historical financial results, outlook and expansion opportunities, and financial plan. In considering those factors, Larkspur’s Board reviewed ZyVersa’s historical finances and its current prospects for growth if ZyVersa achieves its business plan. In reviewing those factors, the Larkspur Board determined that ZyVersa is well-positioned for strong future growth.

•        Experienced and Proven Management Team.    The Larkspur Board considered the fact that ZyVersa was co-founded and is led by a CEO with a proven track record of successfully building biopharmaceutical companies and who has assembled a strong management team led by a mix of seasoned life science and technology employees. The senior management of ZyVersa intends to remain with ZyVersa in the capacity of officers and/or directors, providing helpful continuity in advancing ZyVersa’s strategic and growth goals.

•        Mr. Glover, Co-Founder, President and CEO of ZyVersa, has extensive experience building successful biopharmaceutical companies, with a focus on pharmaceutical business strategy, corporate development, product development, commercialization and business optimization. His experience spans Fortune 100, start-up and entrepreneurial environments and his transaction experience covers over 25 transactions totaling over $10 billion. His strategic and operational experience, which covers most therapeutic classes of biopharmaceuticals, includes strategic planning, corporate development, operations management, product development, clinical and regulatory, product marketing and sales management. Prior to co-founding ZyVersa, Mr. Glover was Co-Founder and Chief Business Officer of Coherus BioSciences, a late-stage commercial biologics platform Company focused on delivering biosimilar therapeutics which went public in 2014. Previously, he was President of Insmed Therapeutic Proteins and EVP and Chief Business Officer of Insmed Incorporated, where he was responsible for the creation of its biosimilar business unit and sale of that business to Merck and led the strategic review process that resulted in the merger of Insmed and Transave. Prior to joining Insmed, Mr. Glover held senior-level positions in sales, marketing and operations at Andrx Corporation, Roche Laboratories, Amgen and IMS Health.

The Larkspur Board also considered a number of other factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Due Diligence.    Due diligence examinations of ZyVersa and discussions with ZyVersa’s management and Larkspur’s management team, business advisors and legal advisors concerning Larkspur’s due diligence examination of ZyVersa;

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between Larkspur and ZyVersa;

•        Lock-Up.    The ZyVersa founders and senior management of ZyVersa have agreed to be subject to a 180-day lock-up in respect of their New ZyVersa Common Stock subject to early release upon achievement of a specified price target for New ZyVersa Common Stock (see “The Business Combination Agreement — Related Agreements — Lock-Up Agreement” and “Description of New ZyVersa’s Securities”);

•        Fairness Opinion.    The financial analyses of Cassel Salpeter reviewed with the Board on July 14, 2022 and the opinion of Cassel Salpeter, dated as of July 14, 2022, as to the fairness, from a financial point of view, of the Merger Shares to be issued by the Company, in the aggregate, in the Business Combination pursuant to the Business Combination Agreement; and

•        Other Alternatives.    The Larkspur Board believes, after a thorough review of other business combination opportunities reasonably available to Larkspur, that the proposed Business Combination represents the best potential business combination for Larkspur and the most attractive opportunity for Larkspur’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the Larkspur Board believes that such process has not presented a better alternative.

The Larkspur Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Early Stage Company and Limited Operating History.    The fact that ZyVersa is an early-stage company with a history of losses and a limited operating history, and previously had a material weakness in its internal control over financial reporting arising from an accumulation of significant deficiencies relating to, among other things, its limited accounting and financial reporting personnel and insufficient segregation of duties;

•        Growth Initiatives May Not be Achieved.    The risk that ZyVersa’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•        Intellectual Property Risk.    The risk that ZyVersa may not have adequate intellectual property rights to carry out its business, may need to defend itself against patent, copyright, trademark, trade secret or other intellectual property infringement or misappropriation claims, and may need to enforce its intellectual property rights from unauthorized use by third parties;

•        Regulatory Risk.    The risk that are associated with ZyVersa operating in the highly-regulated healthcare industry. Failure to comply with regulations or laws could subject ZyVersa to significant regulatory risk, including the risk of litigation, regulatory actions and compliance issues that could subject ZyVersa to significant fines, penalties, judgments, remediation costs, negative publicity and requirements resulting in increased expenses;

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the continuing impacts of the COVID-19 pandemic, and the effects it could have on the Post-Combination Company’s revenues.

•        Redemption Risk.    The potential that a significant number of Larkspur public shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents, which would potentially make the Business Combination more difficult or impossible to complete;

•        Shareholder Vote.    The risk that Larkspur public shareholders may fail to provide the respective votes necessary to effect the Business Combination;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Larkspur’s control;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Listing Risks.    The challenges associated with preparing ZyVersa, a private entity, for the applicable disclosure and listing requirements to which New ZyVersa will be subject as a publicly traded company on Nasdaq;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Liquidation of Larkspur.    The risks and costs to Larkspur if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities;

•        Costs Savings and Growth Initiatives May Not be Achieved.    The risk that the cost savings and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•        Larkspur Public Shareholders Receiving a Minority Position in New ZyVersa.    The risk that Larkspur public shareholders will hold a minority position in New ZyVersa;

•        Evolving Regulatory Regime Governing Special Purpose Acquisition Companies.    The risk that regulation of special purpose acquisition companies continues to evolve and the SEC, Nasdaq and other regulators may revisit and update their laws, regulations and policies; and

•        Fees and Expenses.    The fees and expenses that are associated with completing the Business Combination.

In addition to considering the factors described above, the Larkspur Board also considered other factors including, without limitation:

•        Interests of Certain Persons.    Some officers and directors of Larkspur may have interests in the Business Combination (see “— Interests of Larkspur’s Directors and Officers in the Business Combination” and “Risk Factors — Risks Related to the Business Combination and Larkspur — Some of Larkspur’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether New ZyVersa is appropriate for Larkspur’s initial business combination.”); and

•        Other Risk Factors.    Various other risk factors associated with the business of ZyVersa, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Larkspur Board concluded that the potential benefits that it expects Larkspur and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. The Larkspur Board also noted that Larkspur public shareholders would have a substantial economic interest in New ZyVersa (depending on the level of Larkspur public shareholders that sought redemption of their public shares for cash). Accordingly, the Larkspur Board determined that the Business Combination and the transactions contemplated by the Business Combination Agreement were advisable and in the best interests of Larkspur and its shareholders.

Opinion of Cassel Salpeter & Co., LLC

Opinion of Financial Advisor to the Larkspur Board

On July 14, 2022, Cassel Salpeter rendered its oral opinion to the Larkspur board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), to the effect that, as of July 14, 2022, the shares of Larkspur common stock to be issued by Larkspur, in the aggregate (the “Aggregate Merger Shares”), in the Business Combination pursuant to the Business Combination Agreement was fair, from a financial point of view, to Larkspur.

The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex G to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Business Combination or otherwise, including, without limitation, whether any such stockholder should redeem its shares or any party should participate in the PIPE.

The opinion was addressed to the Larkspur Board for the use and benefit of the members of the Larkspur Board (in their capacities as such) in connection with the Larkspur Board’s evaluation of the Business Combination. Cassel Salpeter’s opinion was just one of the several factors the Larkspur Board took into account in making its determination to approve the Business Combination, including those described elsewhere in this proxy statement/prospectus.

Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the Aggregate Merger Shares to be issued in the Business Combination in the aggregate pursuant to the Business Combination Agreement was fair, from a financial point of view, to Larkspur. It did not address any other terms, aspects, or implications of the Business Combination, the Business Combination Agreement or any related or other transaction or agreement, including, without limitation, (i) other than assuming the consummation thereof, the PIPE Investment or the conversion of ZyVersa preferred stock into shares of ZyVersa common stock; (ii) the Shareholder Support Agreement, the Lock-Up Agreement, and the Amended and Restated Registration Rights Agreement to be entered into in connection with, and as described in, the Business Combination Agreement, (iii) any term or aspect of the Business Combination that is not susceptible to financial analysis, (iv) the fairness of the Business Combination, or all or any portion of the Aggregate Merger Shares, to any security holders of Larkspur, ZyVersa or any other person or any creditors or other constituencies of Larkspur, ZyVersa or any other person, (v) the appropriate capital structure of Larkspur or ZyVersa or whether Larkspur should be issuing debt or equity securities or a combination of both in the Business Combination, (vi) any capital raising or financing transaction contemplated by Larkspur or the Company, including, without limitation, the PIPE Investment, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Business Combination, or any class of such persons, relative to the Aggregate Merger Shares, or otherwise. The opinion also did not consider whether the Aggregate Merger Shares to be issued in the Business Combination in the aggregate pursuant to the Business Combination Agreement was fair, from a financial point of view, to the unaffiliated stockholders of Larkspur. Cassel Salpeter did not express any opinion as to what the value of shares of Larkspur Class A Stock, Larkspur Class B Stock or any other security of Larkspur actually will be when issued in the Business Combination or the prices at which shares of Larkspur Class A Stock, Larkspur Class B Stock, or any other securities of Larkspur or ZyVersa could trade, be purchased or sold at any time.

Cassel Salpeter’s opinion did not address the relative merits of the Business Combination as compared to any alternative transaction or business strategy that might have existed for Larkspur, or the merits of the underlying decision by the Larkspur Board or Larkspur to engage in or consummate the Business Combination. The financial and other terms of the Business Combination were determined pursuant to negotiations between the parties to the Business Combination Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving Larkspur.

Cassel Salpeter was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Acquisition Merger, the securities, assets, businesses or operations of Larkspur, ZyVersa or any other party, or any alternatives to the Acquisition Merger, (b) negotiate the terms of the Business Combination, or (c) advise the Larkspur Board, Larkspur or any other party with respect to alternatives to the Business Combination. Cassel Salpeter’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of Cassel Salpeter’s opinion and upon certain assumptions regarding such financial, economic, market and other conditions, which were subject to unusual volatility and which, if different than assumed, could have a material impact on Cassel Salpeter’s analyses and opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm its opinion to Larkspur or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of its opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

Reviewed a draft, dated July 13, 2022, of the Business Combination Agreement.

Reviewed certain publicly available financial information and other data with respect to Larkspur and ZyVersa that Cassel Salpeter deemed relevant.

Reviewed certain other information and data with respect to Larkspur and ZyVersa made available to Cassel Salpeter by Larkspur and ZyVersa, including projections for the years ending December 31, 2022, 2023 and 2024 with respect to the future financial performance of ZyVersa prepared by management of ZyVersa (referred to in this section as the “Projections”) and other internal financial information (consisting of historical unaudited financial information of ZyVersa for and as of the years ended December 31, 2018 through 2022 and six months ended June 30, 2022) furnished to Cassel Salpeter by or on behalf of Larkspur and ZyVersa.

Considered and compared the financial and operating performance of ZyVersa with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.

Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.

Discussed the business, operations, and prospects of ZyVersa and the proposed Business Combination with Larkspur’s and ZyVersa’s managements and certain of Larkspur’s and ZyVersa’s representatives.

Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

For purposes of its analyses and opinion, Cassel Salpeter, at Larkspur’s direction, assumed that (i) each share of SPAC Class A Stock had a value equal to $10.00 (with such $10.00 value being based on the approximate cash per outstanding share of SPAC Class A Stock (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of SPAC Class B Stock that were not issued in Larkspur’s initial public offering or any warrants to purchase SPAC Common Stock), and (ii) the Aggregate Merger Shares would consist of 8,500,000 shares of SPAC Class A Stock with an aggregate value of $85,000,000.

In arriving at its opinion, Cassel Salpeter, with Larkspur’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to it or available from public sources, and Cassel Salpeter further relied upon the assurances of Larkspur’s and the Company’s management that they were not aware of any facts or circumstances that would have made any such information inaccurate or misleading. Cassel Salpeter also relied upon, without independent verification, the assessments of the management of Larkspur and ZyVersa as to the ZyVersa’s existing and future technology, products, projects, and services (including, without limitation, the development, testing, marketing, and life of such technology, products, projects, and services), and Cassel Salpeter assumed, at Larkspur’s direction, that there will be no developments with respect to any such matters that would adversely affect its analysis and opinion. Cassel Salpeter is not a legal, tax, accounting, environmental, regulatory, technology or science advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental, regulatory, technology or science matters relating to Larkspur, ZyVersa, the Business Combination, or otherwise. Cassel Salpeter understood and assumed that the Larkspur Board had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, technology, science and other professionals, that such advice was sound and reasonable and that the Larkspur Board and Larkspur had acted or would act in accordance with such advice.

Larkspur advised Cassel Salpeter and Cassel Salpeter assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ZyVersa with respect to the future financial performance of ZyVersa, and Cassel Salpeter assumed, at Larkspur’s direction, that the Projections provided a reasonable basis upon which to analyze and evaluate ZyVersa and form an opinion. At Larkspur’s direction, Cassel Salpeter used and relied upon the Projections for purposes of its analyses and opinion. Cassel Salpeter expressed no view or opinion with respect to the Projections or the assumptions on which they were based. In reaching its conclusions hereunder, Cassel Salpeter did not perform a risk-adjusted net present value analysis of ZyVersa, because Larkspur advised Cassel Salpeter and Cassel Salpeter assumed, forecasts with respect to the future financial performance of ZyVersa reflecting the best currently available estimates and judgments of the management of ZyVersa or Larkspur were not available for the period beyond December 31, 2024 or for any period with sufficient detail to conduct a risk-adjusted net present value analysis. Cassel Salpeter did not evaluate the solvency or creditworthiness of Larkspur, ZyVersa or any other party to the Business Combination, the fair value of Larkspur, ZyVersa or any of their respective assets or liabilities, or whether Larkspur, ZyVersa or any other party to the Business Combination is paying or receiving reasonably equivalent value in the Business Combination under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of Larkspur, ZyVersa or any other party to the Business Combination to pay its obligations when they come due. Cassel Salpeter did not physically inspect Larkspur’s or ZyVersa’s properties or facilities and did not make or obtain any evaluations or appraisals of Larkspur’s or ZyVersa’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether Larkspur or ZyVersa had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the Larkspur Board, Larkspur, or any other party.

Cassel Salpeter assumed, with Larkspur’s consent, that the Business Combination would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Business Combination, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Larkspur, ZyVersa or the Business Combination. Cassel Salpeter also assumed, with Larkspur’s consent, that the final executed form of the Business Combination Agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the Acquisition Merger would be consummated on the terms set forth in the Business Combination Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that would be material to its analyses or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Business Combination Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Business Combination Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Business Combination Agreement or the likelihood that the conditions to the consummation of the Business Combination set forth in the Business Combination Agreement would be satisfied. Larkspur also advised Cassel Salpeter, and Cassel Salpeter assumed, that for U.S. federal tax income purposes the Business Combination would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied valuation reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

Summary of Material Financial Analyses.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses and opinion Cassel Salpeter, at Larkspur’s direction, assumed that (i) each share of SPAC Class A Stock had a value equal to $10.00 (with such $10.00 value being based on the approximate cash per outstanding share of SPAC Class A Stock (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of SPAC Class B Stock that were not issued in Larkspur’s initial public offering or any warrants to purchase SPAC Common Stock), and (ii) the Aggregate Merger Shares consisted of 8,500,000 shares of SPAC Class A Stock with an aggregate value of $85,000,000.

Share prices for the selected companies used in the selected companies analysis described below were as of July 12, 2022. Estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies. Estimates of financial performance for ZyVersa were based on the Projections.

Selected Companies Analysis.    Cassel Salpeter considered certain financial data for ZyVersa and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant in its professional judgement due to among other things similarities, for purposes of its analyses, of the selected companies with ZyVersa in one or more respects. The financial and operating data reviewed included market value, total invested capital, cash as a percentage of total invested capital, estimated 2022 revenue and estimated 2023 revenue. The selected companies with publicly traded equity securities and the resulting high, low, mean and median financial data were:

•        ChemoCentryx, Inc.

•        Travere Therapeutics, Inc.

•        Reata Pharmaceuticals, Inc.

•        FibroGen, Inc.

•        Chinook Therapeutics, Inc.*

•        CinCor Pharma, Inc.*

•        Akebia Therapeutics, Inc.

•        Tricida, Inc.

•        DiaMedica Therapeutics Inc.*

•        Angion Biomedica Corp.*

•        Trevi Therapeutics, Inc.*

•        Regulus Therapeutics Inc.*

•        Unicycive Therapeutics, Inc.*

•        XORTX Therapeutics Inc.*

•        Immunic, Inc.*

•        MediciNova, Inc.*

•        NervGen Pharma Corp.*

•        Edesa Biotech, Inc.

____________

*        Companies with less than $10,000 2003E Revenue

(Dollars in Thousands)	Market Value	Total Invested Capital	Cash/Total Invested Capital	2023E Revenue	2024E Revenue
All Selected Companies
High	$1,652,514	$2,020,006	198.4%	$323,509	$400,807
Mean	487,404	552,581	62.9%	64,038	91,188
Median	121,350	137,727	44.0%	2,518	17,589
Low	12,925	13,194	12.8%	—	—

Selected Companies with Less Than $10,000 2023 E Revenue
High	$1,111,081	$1,154,123	198.4%	$4,550	$27,106
Mean	225,557	232,007	78.7%	1,001	6,498
Median	77,217	77,217	78.9%	—	—
Low	12,925	13,194	12.8%	—	—

The selected companies analysis indicated an implied value reference range for ZyVersa of $75,000,000 to $95,000,000 as compared to the assumed value of the Aggregate Merger Shares of $85,000,000.

None of the selected companies have characteristics identical to ZyVersa. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis.    Cassel Salpeter considered the financial terms of the following business transactions Cassel Salpeter deemed relevant in its professional judgement due to among other things similarities, for purposes of its analyses, of the target companies with ZyVersa in one or more respects. The financial data reviewed included the up front consideration, the announced milestone consideration and the sum of the up-front consideration and the announced milestone consideration (the “combined consideration”), in each case payable in the subject transaction. The selected transactions and the resulting high, low, mean and median financial data were:

Date	Target	Acquiror
15-Dec-20	Prevail Therapeutics Inc.	Eli Lilly and Company
15-Oct-20	Disarm Therapeutics, Inc.	Eli Lilly and Company
21-Sep-20	Inflazome Ltd.	Roche Holding AG (SWX:ROG)
7-Sep-20	Alkahest, Inc.	Grifols, S.A.
1-Apr-19	IFM Tre, Inc.	Novartis AG (SWX:NOVN)
14-Jan-19	inRegen/Twin City Bio, LLC	ProKidney LLC
9-Oct-18	Vector Neurosciences Inc.	MeiraGTx Holdings plc
11-Jul-18	Visterra, Inc.	Otsuka America, Inc.
28-Jun-18	Keryx Biopharmaceuticals, Inc.	Akebia Therapeutics, Inc.
3-Aug-17	IFM Therapeutics, LLC	Bristol-Myers Squibb Company (NYSE:BMY)
22-Nov-16	Chase Pharmaceuticals Corporation, Inc.	Allergan plc
(Dollars in Thousands)
Business Transactions	Up Front	Milestone	Total
High	$782,690	$2,020,000	$2,320,000
Mean	318,395	506,732	825,127
Median	300,000	21,300	630,550
Low	2,680		23,980

The selected transactions analysis indicated an implied value reference range for ZyVersa of $75,000,000 to $100,000,000 as compared to the assumed value of the Aggregate Merger Shares of $85,000,000.

None of the target companies or transactions in the selected transactions have characteristics identical to ZyVersa or the proposed Business Combination. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Selected Initial Public Offerings/Reverse Merger Analysis.    Cassel Salpeter considered the financial terms of the following initial public offerings (“IPOs”) and reverse merger transactions which Cassel Salpeter deemed relevant in its professional judgement due to among other things similarities, for purposes of its analyses, of the selected companies with ZyVersa in one or more respects. The financial data reviewed included gross raise, implied pre-money equity value, and implied post-money equity value. The selected IPOs and reverse mergers and the resulting high, low, mean and median financial data were:

Date	Company
IPOs
7-Jan-22	CinCor Pharma (NasdaqGM:CINC)
12-Jul-21	Unicycive (NasdaqCM:UNCY)*
4-Feb-21	Angion Biomedical (NasdaqGS:ANGN)
7-May-19	Trevi Therapeutics (NasdaqGM:TRVI)
15-Mar-19	NervGen Pharma (TSXV:GEN)*
27-Jun-18	Tricida (NasdaqGS:TCDA)
25-May-16	Reata Pharmaceuticals (NasdaqGM:RETA)
13-Nov-14	FibroGen (NasdaqGS:FGEN)
14-Feb-14	Akebia (NasdaqGM:AKBA)
4-Oct-12	Regulus (NasdaqCM:RGLS)*
8-Feb-12	ChemoCentryx (NasdaqGS:CCXI)
Reverse Mergers
2-June-20	Chinook (NasdaqGS:KDNY)
8-Mar-19	Edesa (NasdaqCM:EDSA)
7-Jan-19	Immunic (NasdaqGS:IMUX)

____________

*        Represents transactions completed prior to Phase I trials.

(Dollars in Thousands)	Gross Raise	Implied Pre-Money Value	Implied Post-Money Value
All IPOs and Reverse Merger Transactions
High	$255,645	$875,592	$1,043,262
Mean	97,768	256,781	346,344
Median	69,575	213,782	306,047
Low	7,497	12,896	15,288
All IPOs and Reverse Merger Transactions at or prior to Phase I Trials
High	$51,750	$91,522	$143,272
Mean	29,332	50,634	78,265
Median	28,750	47,484	76,234
Low	7,497	12,896	15,288

The selected IPO and reverse merger analysis indicated an implied value reference range for ZyVersa of $45,000,000 to $90,000,000 as compared to the assumed value of the Aggregate Merger Shares of $85,000,000.

None of the companies in the selected IPOs have characteristics identical to ZyVersa and none of the reverse merger transactions have characteristics identical to ZyVersa or the Business Combination. Accordingly, an analysis of selected IPOs and reverse merger transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies in the selected IPOs and reverse merger transactions and other factors that could affect the respective values of the companies and IPOs and reverse merger transactions reviewed.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter received a fee of $140,000 for rendering its opinion, no portion of which was contingent upon the completion of the Business Combination. In addition, Larkspur agreed to reimburse certain of Cassel Salpeter’s expenses and to indemnify Cassel Salpeter and certain related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee of Cassel Salpeter was not required to, and did not, approve the issuance of Cassel Salpeter’s opinion.

Certain Unaudited ZyVersa Prospective Financial Information

Neither Larkspur nor ZyVersa, as a matter of course, makes public projections as to future projected revenue, earnings, or other results. In September, 2021, ZyVersa prepared and provided to Larkspur certain internal market assessments previously prepared by ZyVersa to provide it with an understanding of clinically and commercially viable indications to which IC-100 and VAR-200 may apply. Such assessments were intended to provide ZyVersa’s management a view of the opportunity IC-100 and VAR-200 may have within certain indications or disease states (i.e., Parkinson’s disease, systemic lupus erythematosus, lupis nephrilis, IgA nephropathy, acute respiratory distress syndrome, multiple sclerosis, pancreatic cancer, Alport syndrome and FSGS), by assessing an overview of the disease, including its epidemiology, the current disease treatment and prognosis, impact of the disease, competitive overview, market size, drivers and barriers, any unmet medical needs, SWOT analysis and gross revenue forecast scenarios. With respect to gross revenue forecast scenarios, the opportunity assessments were not intended to serve as financial projections or forecasts of either of ZyVersa’s products within a certain disease setting, but rather designed to provide ZyVersa’s management with an understanding of potential commercially viable indications for IC-100 and VAR-200. These market assessments were provided to Larkspur in connection with the evaluation of the Business Combination.

In addition, ZyVersa management created limited financial projections regarding expenses and operating losses of ZyVersa, as summarized in the table below. Such information was provided to Larkspur which Larkspur provided to Cassel Salpeter in connection with its fairness opinion described in this proxy statement/prospectus under “— Opinion of Cassel Salpeter & Co., LLC”. ZyVersa management prepared such market assessments and projected expenses and operating losses based on its judgment and assumptions, as summarized below the table.

	Year Ended December 31,
	2022E	2023E	2024E
Revenue	$—	$—	$—
Total Operating Expenses	30,522	18,349	10,688
Operating (Loss)	(30,522)	(18,349)	(10,688)

The above estimates are based on the assumption that ZyVersa would complete the Business Combination and become a publicly-traded company in fiscal year 2022. With the entry into the public markets, ZyVersa expects to incur significant expenditures for transaction-related and underwriting fees, patent portfolio expansion, remuneration for milestone fees from licensing agreements, and additional expenses for professional fees and compliance costs. In fiscal years 2022 and 2023, ZyVersa expects increased research and development costs regarding its two product candidates. Such increased costs are due to progressing through the FDA filing processes, increased manufacturing expenses and other related studies, which all require large up-front expenditures that are not expected to continue into fiscal year 2024. The estimates above assume ZyVersa will not be in a position to generate revenue through fiscal year 2024. The assumptions upon which the estimates above were based are, in ZyVersa management’s opinion, reasonable in light of the facts and circumstances know to ZyVersa management as of the date such estiamtes were created. Neither ZyVersa nor Larkspur undertake any responsibility to update such estimates should any of the assumptions become materially incorrect or no longer applicable.

The inclusion of the above information should not be regarded as an indication that Larkspur, ZyVersa, or any of their respective financial advisors or any other recipient of this information, considered — or now considers — it to be predictive of actual future results. The information regarding projected expenses and operating losses is speculative in many respects. As a result, there can be no assurance that the actual results will not be significantly lower than estimated.

This information was not prepared with a view toward public disclosure, or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information. This information was prepared exclusively by ZyVersa. Neither Larkspur’ nor ZyVersa’s independent auditors, independent accountants nor any other financial advisors of Larkspur or ZyVersa, have compiled, examined or performed any procedures with respect to the information contained in this section, nor have they expressed any opinion, representation or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, this information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the projected information and should not be read to do so. The summary of the information included above is not being included to influence your decision whether to vote to approve the Business Combination, but is being provided solely because it was made available by ZyVersa in connection with the Business Combination.

Satisfaction of 80% Test

It is a requirement under the Existing Organizational Documents that any business acquired by Larkspur have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding any deferred underwriter’s fees and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of ZyVersa generally used to approve the Business Combination described herein, the Larkspur Board determined that this requirement was met. In reaching this determination, the Larkspur Board concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, and business model as well as quantitative factors such as ZyVersa’s potential for future growth in Revenue and profits.

The Larkspur Board reviewed ZyVersa’s financial business model and qualitative factors as previously described throughout the due diligence process. After consideration of these factors, the Larkspur Board determined that the value of ZyVersa was substantially in excess of the 80% threshold. The Larkspur Board believed that the financial skills and background of its members qualified it to conclude that the acquisition of ZyVersa met this requirement.

Structure of the Business Combination

On July 20, 2022, Larkspur, Merger Sub, and ZyVersa entered into the Business Combination Agreement, pursuant to which on the Closing Date, Merger Sub will merge with and into ZyVersa, with ZyVersa surviving the Acquisition Merger as a wholly owned subsidiary of Larkspur. The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, Closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below.

Larkspur will adopt and file a certificate of incorporation with the Secretary of State of the State of Delaware, pursuant to which Larkspur will change its name to “ZyVersa Therapeutics, Inc.”, and adopt bylaws. No later than three business days following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time), the Acquisition Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Conversion and Issuance of Securities

On the Closing Date and immediately prior to the Acquisition Merger Effective Time, each then-outstanding share of ZyVersa preferred stock will convert automatically into a number of shares of ZyVersa common stock at the then-effective conversion rate in accordance with the terms of the existing ZyVersa charter. Each share of ZyVersa preferred stock is expected to convert in connection with the Conversion on a one a one- for-one basis into a share of ZyVersa common stock.

At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Combined Entity, Merger Sub, ZyVersa, or the holders of the following securities:

•        each then-outstanding share of ZyVersa common stock (including shares of ZyVersa common stock resulting from the Conversion) will be canceled and converted into the right to receive a number of shares of the Combined Entity’s common stock equal to the Exchange Ratio;

•        all shares of ZyVersa common stock and ZyVersa preferred stock held in the treasury of ZyVersa will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•        each then-outstanding share of Merger Sub Common Stock will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of the common stock of the surviving company in the Acquisition Merger;

•        each then-outstanding and unexercised warrant to purchase shares of ZyVersa common stock (each, a “ZyVersa Warrant”) will automatically be assumed and converted into a warrant to purchase a number of shares of the Combined Entity’s common stock equal to the product of (x) the number of shares of ZyVersa common stock to such Combined Entity warrant and (y) the Exchange Ratio, at an exercise price per share of Combined Entity’s common stock equal to (i) the exercise price per share of such ZyVersa Warrant divided by (ii) the Exchange Ratio;

•        each then-outstanding and unexercised options to purchase shares of ZyVersa common stock (each, a “ZyVersa Option”), whether or not vested, will be assumed and converted into an option to purchase number of shares of the Combined Entity’s common stock equal to the product of (x) the number of shares of ZyVersa common stock subject to such ZyVersa Option and (y) the Exchange Ratio, at an exercise price per share of the Combined Entity’s common stock equal to (i) the exercise price per share of such ZyVersa Option immediately prior to the Acquisition Merger Effective Time divided by (ii) the Exchange Ratio (which option will remain subject to the same vesting terms as such ZyVersa Option).

The “Exchange Ratio” means the following ratio (rounded down to the nearest whole number): (i) the Company Merger Shares divided by (ii) the Fully-Diluted Share Number.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of Larkspur, Merger Sub and ZyVersa relating to, among other things, their ability to enter into the Business

Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Acquisition Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement and should not be relied on by you as characterizations of the actual state of facts about the respective parties.

The Business Combination Agreement contains representations and warranties made by ZyVersa to Larkspur and Merger Sub relating to a number of matters, including the following:

•        organization and qualification to do business;

•        subsidiaries;

•        certificate of incorporation and bylaws;

•        accuracy of ZyVersa’s capitalization;

•        authority to enter into the Business Combination Agreement;

•        absence of conflicts with organizational documents, applicable laws, or certain other agreements and required filings and consents;

•        possession and effectiveness of material permits and compliance with such permits;

•        preparation of ZyVersa’s financial statements in accordance with GAAP and fair presentation, in all material respects, of the financial position, results of operations, and cash flows of ZyVersa and its subsidiaries as of the date of such financial statements and for the periods indicated therein;

•        conduct of business and absence of certain changes or events since December 31, 2020;

•        absence of litigation;

•        employee benefit plans;

•        labor and employment matters;

•        real property and title to assets;

•        intellectual property;

•        taxes;

•        compliance with environmental law and other environmental matters;

•        ZyVersa’s material contracts, the validity and binding effect of such material contracts and absence of breach, violation, or default thereunder;

•        validity and coverage of material insurance policies;

•        approval of the Board and stockholders required to consummate the transactions contemplated by the Business Combination Agreement;

•        compliance with anti-corruption and sanctions laws;

•        interested party transactions and side letter agreements;

•        payments received in connection with the CARES Act or any other government-sponsored relief program relating to COVID-19;

•        insurance company matters;

•        inapplicability of the Exchange Act; and

•        brokers entitled to fees or commissions in connection with the transactions contemplated by the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties made by Larkspur and Merger Sub to ZyVersa relating to a number of matters, including the following:

•        corporate organization;

•        organizational documents;

•        accuracy of Larkspur and Merger Sub’s capitalization;

•        authority to enter into the Business Combination Agreement;

•        absence of conflicts with organizational documents, applicable laws, or certain other agreements and required filings and consents;

•        compliance with applicable laws and material contracts;

•        proper filing of documents with the SEC, financial statements, and compliance with the Sarbanes-Oxley Act;

•        conduct of business and absence of certain changes or events since August 30, 2021;

•        absence of litigation;

•        approval of the Board and the stockholders required to consummate the transactions contemplated by the Business Combination Agreement;

•        brokers entitled to fees or commissions in connection with the transactions contemplated by the Business Combination Agreement;

•        the Trust Account;

•        absence of employees;

•        taxes;

•        the listing of shares of common stock of Larkspur, Larkspur warrants, and Larkspur units;

•        insurance;

•        intellectual property;

•        absence of breach or default under material agreements, contracts, and commitments;

•        title to property;

•        inapplicability of the Investment Company Act of 1940, as amended;

•        private placements;

•        financing; and

•        investigation and reliance.

No Survival

The representations, warranties, covenants, obligations, and other agreements of ZyVersa, Larkspur, and Merger Sub contained in the Business Combination Agreement or any certificate or instrument delivered pursuant to the Business Combination Agreement will terminate at the Acquisition Closing, and only the covenants and agreements that by their terms survive the Acquisition Closing and certain miscellaneous provisions of the Business Combination Agreement will survive the Acquisition Closing.

Acquisition Closing

The Acquisition Closing will occur in no event later than three business days following the satisfaction or waiver of all of the conditions to the Acquisition Closing (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time).

Conduct of Business Pending the Business Combination

ZyVersa agreed that, between the date of the Business Combination Agreement and the Acquisition Merger Effective Time or the earlier termination of the Business Combination Agreement, subject to specified exceptions, unless Larkspur otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), ZyVersa will use reasonable best efforts to conduct its business, and cause its subsidiaries to use reasonable best efforts to conduct their respective businesses, in the ordinary course of business taking into account recent past practice in light of COVID-19, including COVID-19 measures by ZyVersa taken prior to the date of the Business Combination Agreement; and provided that, any action taken, or omitted to be taken, that is required by applicable law will be deemed to be in the ordinary course of business. ZyVersa agreed to use its reasonable best efforts to preserve substantially intact the business organization of ZyVersa and its subsidiaries, keep available the services of the current officers, key employees and consultants of ZyVersa and its subsidiaries, and preserve the current relationships of ZyVersa and its subsidiaries with customers, suppliers and other persons with which ZyVersa or any of its subsidiaries has significant business relations in all material respects.

In addition to the general covenants above, ZyVersa agreed that prior to the Acquisition Merger Effective Time, subject to specified exceptions, ZyVersa will not, and will cause its subsidiaries not to, without the prior written consent of Larkspur (which consent may not be unreasonably withheld, conditioned or delayed):

•        amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of ZyVersa or its subsidiaries;

•        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ZyVersa or its subsidiaries (other than the Merger Steps);

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of ZyVersa or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of ZyVersa or its subsidiaries, except for (1) the exercise or settlement of any ZyVersa Options or ZyVersa Warrants in effect on the date of the Business Combination Agreement, (2) the issuance of shares of ZyVersa common stock (or other class of equity security of ZyVersa, as applicable) pursuant to the terms of the ZyVersa preferred stock and ZyVersa Warrants, in each case, in effect on the date of the Business Combination Agreement, and (3) the Series A Investment Transaction and all actions required for the consummation of the Series A Investment Transaction so long as consummated solely in accordance with the existing ZyVersa charter and the Series A Subscription Agreements (it being further understood and agreed that ZyVersa shall not enter into any other agreements, side letters, or arrangements relating to the Series A Investment Transaction without the prior written consent of Larkspur); or (b) any material assets of ZyVersa or its subsidiaries, except for (1) depositions of obsolete or worthless equipment, (2) transactions among ZyVersa and its subsidiaries and (3) the sale or provision of goods or services to customers in the ordinary course of business;

•        acquire any equity interest in, or enter into a joint venture with, any other entity (excluding any wholly owned subsidiary of ZyVersa);

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned subsidiary of ZyVersa to ZyVersa or any other wholly owned subsidiary of ZyVersa;

•        acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $100,000 individually or $250,000 in the aggregate;

•        incur any indebtedness for borrowed money having a principal or stated amount in excess of $250,000, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets, except for (a) advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of ZyVersa or its subsidiaries not to exceed $250,000;

•        make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each, in excess of $250,000, individually or in the aggregate, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (a) advances to employees or officers of ZyVersa or its subsidiaries in the ordinary course of business or (b) prepayments and deposits paid to suppliers of ZyVersa or its subsidiaries in the ordinary course of business;

•        make any material capital expenditures (or commit to making any capital expenditures) in excess of $2,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with ZyVersa’s annual capital expenditure budget for periods following the date of the Business Combination Agreement, made available to Larkspur;

•        acquire any fee interest in real property;

•        except as required by applicable law or the terms of any existing employee benefit plan as in effect on the date hereof, (a) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former employee, officer, director or individual consultant of ZyVersa or its subsidiaries (each, a “Service Provider”) (other than executive officers), except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider (other than executive officers) (and any corresponding bonus opportunity increases); (b) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business with new hires permitted pursuant to subsection (e) below); (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of ZyVersa Options; (d) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of employees of ZyVersa; (e) hire any new employees of ZyVersa or its subsidiaries unless (i) necessary to replace an employee whose employment has ended (and in which case such hiring will be on terms substantially similar to the terms applicable to the employment of the employee being replaced), (ii) such employees are hired with an annual base salary below $300,000 or (iii) such employees are appointed as the Chief Financial Officer or Chief Medical Officer; or (f) terminate the employment of any employee with an annual base salary at or above $300,000, other than any such termination for cause or due to death or disability; except that, in each case and without limiting the generality of the foregoing subclauses (a) — (f), ZyVersa may (A) take action as required under any existing employee benefit plan or other employment or consulting agreement (or offer letter) in effect on the date of the Business Combination Agreement, (B) change the title of its employees in the ordinary course of business and (C) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans applicable to employees with an annual base salary below $300,000;

•        implement any employee layoffs, plant closings or similar events that individually or in the aggregate would give rise to any material obligations or liabilities on the part of ZyVersa under the federal Work Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” law;

•        pay, distribute or advance any assets or property to any of its officers, directors, employees, partners, stockholders or other affiliates, other than payments or distributions in the ordinary course of business consistent with past practice;

•        make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by the Business Combination Agreement to the transactions contemplated thereby or (B) required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

•        (a) amend any material tax return; (b) change any material method of tax accounting; (c) make, change or rescind any material election relating to taxes; (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes; or (e) surrender any right to claim a material refund of income or other taxes; in each case that is reasonably likely to result in an increase to tax liability to ZyVersa and its subsidiaries taken as a whole;

•        change its jurisdiction of tax residence;

•        (a) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of ZyVersa’s or any of its subsidiaries’ material rights thereunder, in each case in a manner that is adverse to ZyVersa or its subsidiaries, taken as a whole; or (b) enter into any contract or agreement that would have been a material contract had it been entered into prior to the date of the Business Combination Agreement, in each case, except in the ordinary course of business consistent with past practice;

•        fail to use reasonable efforts to protect the confidentiality of any material trade secrets constituting all intellectual property rights owned or purported to be owned by ZyVersa or its subsidiaries (“ZyVersa-Owned IP”);

•        enter into any contract, agreement or arrangement that obligates ZyVersa or its subsidiaries to develop any intellectual property related to the business of ZyVersa or its products, which such intellectual property would be owned by a third party;

•        permit any material item of ZyVersa-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in material items of ZyVersa-Owned IP;

•        waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $350,000 individually or $500,000 in the aggregate, in each case in excess of insurance proceeds;

•        enter into any new line of business that is materially different from the general nature of the business currently conducted by ZyVersa or its subsidiaries;

•        voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to ZyVersa and its subsidiaries and their assets and properties or change coverage in a manner materially detrimental to ZyVersa and its subsidiaries, taken as a whole, any material insurance policy insuring the business of ZyVersa or its subsidiaries;

•        fail to use reasonable best efforts to keep current and in full force and effect, or to comply in all material respects with the requirements of, any permit that is material to the conduct of the business of ZyVersa and its subsidiaries taken as a whole; or

•        enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Larkspur agreed that, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement (including entering into the PIPE Subscription Agreement and consummating the PIPE Investment) and except as required by applicable law, from the date of the Business Combination Agreement until the earlier of the termination of the Business Combination Agreement and the Acquisition Merger Effective Time, unless ZyVersa otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), Larkspur will use reasonable best efforts to, and will cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. In addition, Larkspur and Merger Sub have agreed that prior to the Acquisition Merger Effective Time, subject to specified exceptions, they will not, without the prior written consent of ZyVersa (which may not be unreasonably withheld, conditioned or delayed):

•        amend or otherwise change their organizational documents or form any subsidiary of Larkspur other than Merger Sub;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their capital stock, other than redemptions from the Trust Account that are required pursuant to Larkspur’s organization documents, including the Existing Organizational Documents and any distributions to the Larkspur Founder Stockholders in accordance with the Business Combination Agreement;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of shares of common stock of Larkspur, the Combined Entity’s common stock or Larkspur warrants except for redemptions from the Trust Account;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Larkspur or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Larkspur or Merger Sub;

•        (a) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (b) enter into any strategic joint ventures, partnerships or alliances with any other person or (c) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned subsidiary or joint venture;

•        incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Larkspur, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by Larkspur’s independent accountants;

•        (a) amend any material tax return; (b) change any material method of tax accounting; (c) make, change or rescind any material election relating to taxes; (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes, enter into any tax closing agreement, or consent to any extension or waiver of the limitation period applicable to or relating to any tax claim or assessment; or (e) surrender any right to claim a material refund of income or other taxes, in each case that is reasonably likely to result in an increase to tax liability to Larkspur or Merger Sub;

•        change its jurisdiction of tax residence;

•        liquidate, dissolve, reorganize or otherwise wind up the business and operations of Larkspur or Merger Sub;

•        amend or modify the Trust Agreement or any agreement related to the Trust Account;

•        (a) hire any employee or (b) adopt or enter into any employee benefit plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of Larkspur (other than consultants, advisors, including legal counsel, or institutional service providers engaged by Larkspur)); or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Acquisition Closing and (b) the valid termination of the Business Combination Agreement, except as otherwise required by applicable law (including the fiduciary duties of the members of the ZyVersa Board), none of ZyVersa and any of its subsidiaries, Larkspur, nor Merger Sub will, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (A) in the case of ZyVersa, (1) sale of 15% or more of the consolidated assets of ZyVersa and its subsidiaries, taken as a whole, (2) sale of 15% or more of the outstanding capital stock of ZyVersa or one or more of its subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of ZyVersa and its subsidiaries, taken as a whole, or (3) merger, consolidation, liquidation, dissolution or similar transaction involving ZyVersa or one or more of its subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of ZyVersa and its subsidiaries, taken as a whole, in each case, other than with Larkspur and its representatives (a “ZyVersa Alternative Transaction”), and (B) in the case of Larkspur and Merger Sub, merger, consolidation, or acquisition of stock or assets or any other business combination involving Larkspur and any other corporation, partnership or other business organization other than ZyVersa and its subsidiaries (a “Larkspur Alternative Transaction” and together with the ZyVersa Alternative Transaction, each an “Alternative Transaction”); (ii) in the case of ZyVersa, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of ZyVersa or any of its subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to a ZyVersa Alternative Transaction; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction; (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to Alternative Transaction; (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of their respective representatives to take any such action. Each of ZyVersa and its subsidiaries, on the one hand, and Larkspur and Merger Sub, on the other hand, agreed to immediately cease any and all existing discussions or negotiations with any person conducted prior to the execution of the Business Combination Agreement with respect to any Alternative Transaction. Any violation of the foregoing restrictions by ZyVersa and its subsidiaries, Larkspur or Merger Sub or any of their respective affiliates or representatives will be deemed to be a breach under the Business Combination Agreement.

From the date of the Business Combination Agreement and ending on the earlier of (a) the Acquisition Closing and (b) the valid termination of the Business Combination Agreement, each of ZyVersa and Larkspur agreed to notify the other party promptly in writing after receipt of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating ZyVersa or any of its subsidiaries or Larkspur, as applicable, or for access to the business, properties, assets, personnel, books or records of ZyVersa or any of its subsidiaries or Larkspur, as applicable, by any third party, in each case that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the party giving the notice will identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The party who received the inquiry will keep the other party informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

If either party receives any inquiry or proposal as described above, then that party has agreed to notify such inquirer in writing that the party receiving the inquiry is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

Registration Statement; Proxy Statement

As promptly as practicable after the execution of the Business Combination Agreement, Larkspur agreed to prepare and file with the SEC the registration statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of the shares of the Combined Entity’s common stock to be issued or issuable to the stockholders of ZyVersa pursuant to the Business Combination Agreement, which registration statement includes a proxy statement in preliminary form relating to the Special Meeting (including any adjournment thereof) to be held to consider the Stockholder Proposals.

ZyVersa Stockholder Approval; Lock-Up Agreements

ZyVersa will obtain and deliver to Larkspur the requisite consent of ZyVersa’s stockholders holding shares of ZyVersa common stock and ZyVersa preferred stock sufficient under the DGCL and ZyVersa’s certificate of incorporation and bylaws to approve the Business Combination Agreement and the Business Combination (the “Requisite ZyVersa Stockholder Approval” and such ZyVersa stockholders, the “Key ZyVersa Shareholders”), (i) in the form of a written consent executed by the Key ZyVersa Shareholders (pursuant to the Shareholder Support Agreement) (the “Written Consent”), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within 48 hours after the Registration Statement is declared effective, and (ii) in accordance with the terms and subject to the conditions of ZyVersa’s certificate of incorporation and bylaws and other organizational documents, and (b) take all other action necessary or advisable to secure the Requisite ZyVersa Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto. If ZyVersa fails to deliver the Written Consent to Larkspur within 48 hours of the Registration Statement becoming effective, Larkspur will have the right to terminate the Business Combination Agreement pursuant to the terms therein.

Prior to the Acquisition Closing, ZyVersa will deliver to Larkspur copies of joinders to the Lock-Up Agreement, duly executed by (i) all members of ZyVersa’s management who hold securities of ZyVersa and (ii) the securityholders of ZyVersa, who, together with the Key Company Stockholders and such management securityholders, hold at least 75% of the aggregate issued and outstanding securities of ZyVersa.

Larkspur’s Special Meeting

Larkspur agreed to call and hold the Special Meeting as promptly as practicable after the date on which this Registration Statement becomes effective for the purpose of voting solely upon the Stockholder Proposals, and to use its reasonable best efforts to hold the Special Meeting as soon as practicable after the date on which this Registration Statement becomes effective; provided, that Larkspur may (or, upon the receipt of a request to do so from ZyVersa, will) postpone or adjourn the Special Meeting on one or more occasions for up to 30 days in the aggregate (or, if earlier, prior to December 15, 2022 (the “Outside Date”)) upon the good faith determination by the Larkspur Board that such adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Stockholder Proposals or otherwise take actions consistent with Larkspur’s obligations). Larkspur has agreed to use its reasonable best efforts to obtain the approval of the Stockholder Proposals at the Special Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Stockholder Proposals, and to take all other action necessary or advisable to secure the required vote or consent of its stockholders. Larkspur agreed, through the Larkspur Board, to recommend to its stockholders that they approve the Stockholder Proposals and to include the recommendation of the Larkspur Board in this proxy statement/prospectus (the “Larkspur Recommendation”). Neither the Larkspur Board nor any committee thereof will (a) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Larkspur Recommendation, or fail to include the Larkspur Recommendation in the Registration Statement; or (b) approve, recommend or declare advisable (or publicly propose to do so) any Larkspur Alternative Transaction.

Notwithstanding (a) the making of any inquiry or proposal with respect to a Larkspur Alternative Transaction or (b) anything to the contrary contained in the Business Combination Agreement, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will Larkspur or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Larkspur Alternative Transaction or terminate the Business Combination

Agreement in connection therewith and (ii) Larkspur and Merger Sub will otherwise remain subject to the terms of the Business Combination Agreement, including Larkspur’s obligation to use reasonable best efforts to obtain the approval of the Stockholder Proposals at the Special Meeting.

Stock Exchange Listing

Each of Larkspur and ZyVersa will use its reasonable best efforts to cause the Combined Entity’s Common Stock to be issued in connection with the Business Combination (including the shares of the Larkspur Common Stock to be issued in the PIPE Investment and the Larkspur warrants (and the Combined Entity Common Stock issuable upon exercise thereof) to be approved for listing on Nasdaq at the Acquisition Closing. Larkspur will use its commercially reasonable best efforts to keep the Larkspur units, shares of common stock of Larkspur and Larkspur warrants listed for trading on Nasdaq.

Payment of Transaction Costs

All expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses, whether or not the Business Combination is consummated; provided that the Combined Entity will pay all of the aggregate fees, costs and expenses incurred by, or attributable to, ZyVersa in connection with the transactions contemplated by the Business Combination Agreement and all of the aggregate fees, costs and expenses incurred by, or attributable to, Larkspur in connection with the transactions contemplated by the Business Combination Agreement.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements that must be satisfied or waived, including covenants related to:

•        ZyVersa and Larkspur providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•        the Omnibus Incentive Plan Proposal;

•        director and officer indemnification;

•        prompt notification of certain matters;

•        ZyVersa, Larkspur, and Merger Sub using reasonable best efforts to consummate the Business Combination;

•        the PIPE Investment;

•        ZyVersa delivering to Larkspur copies of certain third-party notices;

•        public announcements relating to the Business Combination;

•        cooperation regarding any filings required under the HSR Act;

•        Larkspur making disbursements from the Trust Account;

•        the intended tax treatment of the Business Combination;

•        ZyVersa and Larkspur taking all necessary action so that immediately after the Acquisition Merger Effective Time, the Combined Entity’s Board is comprised of seven directors which will initially include (i) at least four “independent” director nominees, (ii) one director nominee who will be designated by Larkspur, and (iii) six director nominees who will be designated by ZyVersa;

•        Larkspur keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities law;

•        Larkspur notifying ZyVersa and keeping ZyVersa reasonably informed of any litigation brought, or to Larkspur’s knowledge, threatened in writing, against Larkspur or the Larkspur Board by any of Larkspur’s stockholders related to the Business Combination Agreement and the status thereof;

•        ZyVersa notifying Larkspur and keeping Larkspur reasonably informed of material litigation pending or, to ZyVersa’s knowledge, threatened against ZyVersa or any of its subsidiaries by or on behalf of any of their respective current or former employees or other service providers and the status thereof; and

•        Larkspur distributing any cash on hand of Larkspur (excluding funds in the Trust Account) to the Larkspur Founder Stockholders or if no such distribution to the Larkspur Founder Stockholders is made, remitting such cash to the Larkspur Founder Stockholders on the Closing Date.

Conditions to Consummation of the Business Combination Agreement

Mutual Conditions

The obligations of ZyVersa, Larkspur, and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

•        the Written Consent having been delivered to Larkspur;

•        the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of Larkspur stockholders at the Special Meeting in accordance with this proxy statement/prospectus, the Delaware General Corporation Law, Larkspur’s Existing Organizational Documents and the rules and regulations of Nasdaq;

•        no governmental authority having enacted, issued, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

•        all required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated;

•        the Registration Statement of which this proxy statement/prospectus forms a part having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC;

•        the shares of Larkspur Common Stock to be issued pursuant to the Business Combination Agreement and the PIPE Investment and the Larkspur warrants (and the Combined Entity’s Common Stock issuable upon exercise thereof) having been approved for listing on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof; and

•        Larkspur having at least $5,000,001 of net tangible assets after giving effect to the redemption of public shares by Larkspur’s public stockholders, in accordance with the Existing Organizational Documents and after giving effect to the Financing and the PIPE Investment unless shares of common stock of Larkspur otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

Larkspur and Merger Sub Conditions

The obligations of Larkspur and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

•        the accuracy of the representations and warranties of ZyVersa as determined in accordance with the Business Combination Agreement;

•        ZyVersa having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;

•        no material adverse effect with respect to ZyVersa or its subsidiaries having occurred; and

•        ZyVersa having delivered to Larkspur a customary officer’s certificate, dated as of the Closing Date, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement.

Some of the conditions to Larkspur’s obligations are qualified by the concept of a “ZyVersa Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “ZyVersa Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of ZyVersa and its subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by ZyVersa of its obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a ZyVersa Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which ZyVersa and its subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), and including any impact of such pandemics on the health of any officer, employee or consultant of ZyVersa or any subsidiaries of ZyVersa; (v) any actions taken or not taken by ZyVersa or its subsidiaries as required by the Business Combination Agreement or at the request of, or with the written consent of, Larkspur; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of Revenue, earnings, cash flow or cash position, provided that this clause (vii) will not prevent a determination that any Effect underlying such failure has resulted in a ZyVersa Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of ZyVersa Material Adverse Effect), except in the cases of clauses (i) through (iv), to the extent that ZyVersa and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which ZyVersa and its subsidiaries operate.

ZyVersa Conditions

The obligations of ZyVersa to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Acquisition Merger Effective Time of the following additional conditions:

•        the accuracy of the representations and warranties of Larkspur and Merger Sub as determined in accordance with the Business Combination Agreement;

•        each of Larkspur and Merger Sub having performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;

•        Larkspur having delivered to ZyVersa a customary officer’s certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Larkspur, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•        Larkspur having made all necessary and appropriate arrangements with Wilmington Trust, National Association, acting as trustee, to have all of the funds in the Trust Account disbursed to Larkspur prior to the Acquisition Merger Effective Time, and all such funds released from the Trust Account being available to Larkspur in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of Larkspur’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination;

•        Larkspur having provided the holders of ZyVersa Common Stock with the opportunity to redeem their shares thereof in connection with the Business Combination; and

•        the resignation or removal of certain Larkspur officers and directors.

Some of the conditions to ZyVersa’s obligations are qualified by the concept of a “Larkspur Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Larkspur Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of Larkspur or (b) would prevent, materially delay or materially impede the performance by Larkspur or Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Larkspur Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Larkspur operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), and including any impact of such pandemics on the health of any officer, employee or consultant of ZyVersa or any subsidiaries of ZyVersa; (v) any actions taken or not taken by Larkspur or Merger Sub as required by the Business Combination Agreement or at the request of, or with the written consent of, ZyVersa; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby); or (vii) the accounting treatment of the Larkspur warrants or the Larkspur warrants, except in the cases of clauses (i) through (iv) and clause (vii), to the extent that Larkspur is disproportionately affected thereby as compared with other similarly situated participants in the industry in which Larkspur operates. Notwithstanding the foregoing, the amount of redemptions from the Trust Account pursuant to the exercise of Redemption Rights will not be deemed to be a Larkspur Material Adverse Effect.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the transactions contemplated thereby by the securityholders of ZyVersa or Larkspur, as follows:

•        by mutual written consent of Larkspur and ZyVersa;

•        by either Larkspur or ZyVersa if the Acquisition Merger Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Business Combination on or prior to the Outside Date;

•        by either Larkspur or ZyVersa if any governmental order has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

•        by either Larkspur or ZyVersa if any of the Condition Precedent Proposals fails to receive the requisite vote for approval at the Special Meeting (subject to any adjournment or recess of such meeting);

•        by Larkspur, in the event ZyVersa fails to deliver the Written Consent to Larkspur within 48 hours of the Registration Statement becoming effective (the “Written Consent Failure”); provided, that Larkspur may not terminate the Business Combination Agreement for so long as ZyVersa continues to exercise its reasonable efforts to cure such Written Consent Failure, unless such Written Consent Failure is not cured within five business days after notice of such Written Consent Failure is provided by Larkspur to ZyVersa;

•        by Larkspur upon a breach of any representation, warranty, covenant or agreement on the part of ZyVersa set forth in the Business Combination Agreement, or if any representation or warranty of ZyVersa will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating ZyVersa Breach”); provided, that Larkspur has not waived such Terminating ZyVersa Breach and Larkspur and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating ZyVersa Breach is curable by ZyVersa, Larkspur may not terminate the Business Combination Agreement for so long as ZyVersa continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Larkspur to ZyVersa; or

•        by ZyVersa upon a breach of any representation, warranty, covenant or agreement on the part of Larkspur or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Larkspur or Merger Sub will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating Larkspur Breach”); provided, that ZyVersa has not waived such Terminating Larkspur Breach and ZyVersa is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Larkspur Breach is curable by Larkspur and Merger Sub, ZyVersa may not terminate the Business Combination Agreement for so long as Larkspur and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by ZyVersa to Larkspur.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to fraud or a willful material breach of the Business Combination Agreement by a party thereto occurring prior to such termination.

Related Agreements

PIPE Transactions and Related Agreements

PIPE Subscription Agreement

In connection with the Business Combination, Larkspur entered into the PIPE Subscription Agreement, as amended, with the PIPE Investors, pursuant to which, among other things, Larkspur agreed to sell to the PIPE Investors, in a private placement to close immediately prior to the Closing of the Business Combination, an aggregate of (i) 10,073 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) for an aggregate purchase price of $10,073,000, convertible into shares of Larkspur’s Common Stock at a conversion price equal to $10.00 per share, subject to certain adjustments, including a downward adjustment based on the public trading price of the Combined Entity’s common shares calculated at 90 days and 150 days following the issuance of such securities and (ii) common stock purchase warrants (each, a “PIPE Warrant”) to purchase up to a number of shares of Common Stock equal to 100% of the shares of Common Stock issued and issuable upon conversion of the Series A Preferred Stock in accordance with the terms of the Series A Certificate of Designation and the PIPE Warrant, with an exercise price equal to $11.50 per share, subject to certain adjustments. The exercise price of the PIPE Warrants will be subject to certain adjustments including those resulting from (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro-rata distributions, (iv) fundamental transactions, (v) certain voluntary adjustments and (vi) issuances of other securities at a price at or below the exercise price then in effect, in each case, in accordance with the terms of the PIPE Warrant. The Series A Certificate of Designation includes the right for the issuer to redeem such shares at 120% of the issue price of the Series A Preferred Stock then outstanding. Additionally, the PIPE Subscription Agreement contains customary representations and warranties, and certain transfer restrictions. The closing of the sale of the Series A Preferred Stock and the Preferred Warrants are conditioned upon, among other things, customary Closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The issuance of the securities pursuant to the PIPE Subscription Agreement will be consummated substantially concurrently with the Closing of the Business Combination.

PIPE Warrant Agreement

In connection with the PIPE Subscription Agreement, Larkspur and the other the PIPE Investors will enter into a warrant agreement, pursuant to which Larkspur will issue common stock purchase warrants (each, a “PIPE Warrant”) to purchase up to a number of shares of Common Stock equal to 100% of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, with an exercise price equal to $11.50 per share, subject to certain adjustments. The exercise price of the PIPE Warrants will be subject to certain adjustments including those resulting from (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro-rata distributions, (iv) fundamental transactions, (v) certain voluntary adjustments and (vi) issuances of other securities at a price at or below the exercise price then in effect, in each case, in accordance with the terms of the PIPE Warrant.

Series A Preferred Registration Rights Agreement

In connection with the consummation of the Business Combination, Larkspur and the other the PIPE Investors will enter into a registration rights agreement (the “Series A Preferred Registration Rights Agreement”), pursuant to which Larkspur is to prepare and file with the SEC, no later than 5 business days after the closing of the Business Combination, an initial registration statement on Form S-1 (or other applicable registration statement) under the Securities Act of 1933, as amended, covering the resale of all of the shares of common stock issuable upon conversion or exercise of the Series A Preferred Stock and the PIPE Warrants issued pursuant to the PIPE Subscription Agreement and the PIPE Warrants. Larkspur is further required to use its best efforts to cause the initial registration statement (and additional registration statements required to be filed under the Registration Rights Agreement), to be declared effective by the SEC as soon as practicable after filing, but in no event later than 20 calendar days thereafter (or, 45 calendar days thereafter in the event of a “full review” by the SEC). In addition, pursuant to the terms of the Series A Preferred Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to certain demand rights that may be exercised, the PIPE Investors shall also have certain “piggy-back” registration rights, subject to certain requirements and customary conditions. Larkspur will bear the expenses incurred in connection with the filing of any such registration statement.

Shareholder Support Agreement

In connection with the Business Combination Agreement, Larkspur, ZyVersa and the Key ZyVersa Shareholders entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), providing that, among other things, the Key ZyVersa Shareholders, whose ownership interests collectively represent the outstanding ZyVersa Common Stock and ZyVersa Series A Preferred Stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of ZyVersa, would support the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, and agree to, among other things, execute and deliver the Written Consent, within 48 hours of the Registration Statement on Form S-4 filed with the SEC in connection with the Business Combination becoming effective. The Shareholder Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms, (c) the adoption by Larkspur and ZyVersa of any material amendment to the Business Combination Agreement, and (d) the written agreement by Larkspur, ZyVersa, and the ZyVersa Key Shareholders terminating the Shareholder Support Agreement (the “Expiration Time”). The Key ZyVersa Shareholders also agreed, until the Expiration Time, to certain transfer restrictions (excluding the Conversion).

Lock-Up Agreement

In connection with the Shareholder Support Agreement, Larkspur and the Key ZyVersa Shareholders entered into a lock-up agreement, which we refer to as the “Lock-Up Agreement.” Pursuant to the Business Combination Agreement, approximately 75% of the aggregate issued and outstanding securities issued to ZyVersa in connection with the Business Combination will be subject to the restrictions described below from the Acquisition Closing until the termination of applicable lock-up periods.

Larkspur and the Key ZyVersa Shareholders have agreed not to, without the prior written consent of the Audit Committee of the Combined Entity’s Board and subject to certain exceptions, during the applicable lock-up period:

•        sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of the Combined Entity’s common stock held by it immediately after the Acquisition Merger Effective Time or issued or issuable to it in connection with the Acquisition Merger (including the Combined Entity’s common stock acquired as part of the PIPE Investment or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE Investment), any shares of the Combined Entity’s common stock issuable upon the exercise of options to purchase shares of the Combined Entity’s common stock held by it immediately after the Acquisition Merger Effective Time, or any securities convertible into or exercisable or exchangeable for the Combined Entity’s common stock held by it immediately after the Acquisition Merger Effective Time (the “Lock-Up Shares”);

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or

•        publicly announce any intention to effect any transaction specified in the foregoing clauses.

Pursuant to the Lock-Up Agreement, Larkspur and the Key ZyVersa Shareholders agreed to the foregoing transfer restrictions during the period beginning on the Closing Date and ending on the date that is the earlier of (x) 180 days after the Closing Date and (y) the date on which the Combined Entity completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares for cash, securities or other property.

Amended and Restated Registration Rights Agreement

In connection with the Business Combination, that certain Registration Rights Agreement, dated December 10, 2021, by and among Larkspur and certain persons and entities holding securities of Larkspur (the “IPO Registration Rights Agreement”), will be amended and restated, and the Combined Entity, the Sponsor, certain persons and entities holding securities of Larkspur prior to the Closing (together with the Sponsor, the “Larkspur Holders”) and certain persons and entities holding securities of ZyVersa prior to the Closing (the “ZyVersa Holders,” together with the Larkspur Holders, the “Registration Rights Holders”) will enter into the Amended and Restated Registration Rights Agreement substantially in the form attached to this proxy statement/ prospectus as Annex D. Pursuant to the Amended and Restated Registration Rights Agreement, the Combined Entity will agree that, (i) the Registration Rights Holders will be allowed certain demand registration rights six months after the consummation of the Business Combination, (ii) the Combined Entity will use its commercially reasonable efforts to file with the SEC (at the Combined Entity’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and (iii) the Combined Entity will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to two underwritten offerings and such holders will be entitled to customary piggyback registration rights. The Amended and Restated Registration Rights Agreement does not provide for the payment of any cash penalties by the Combined Entity if it fails to satisfy any of its obligations under the Amended and Restated Registration Rights Agreement.

Series B Convertible Preferred Stock Purchase Agreement

In connection with the Business Combination, Larkspur has agreed to issue to certain purchasers that have provided services to Larkspur, in a private placement to close immediately prior to the Closing of the Business Combination (“Series B Purchase Agreement”), an aggregate of 561,400 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) for an aggregate purchase price of $5,614,000, convertible into shares of Larkspur’s Common Stock at a conversion price equal to $10.00 per share issuable upon conversion of the Series B Preferred Stock in accordance with the terms of the Series B Certificate of Designation, subject to certain adjustments. The Series B Certificate of Designation includes the right for the issuer to redeem such shares at 120% of the issue price of the Series B Preferred Stock then outstanding. Additionally, the Series B Purchase Agreement contains customary representations and warranties, and certain transfer restrictions. The closing of the sale of the Series B Preferred Stock is conditioned upon, among other things, customary Closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The issuance of the securities will be consummated substantially concurrently with the Closing of the Business Combination.

Series B Preferred Stock Registration Rights Agreement

In connection with the Series B Purchase Agreement, Larkspur and the other the Purchasers will enter into a registration rights agreement (the “Series B Preferred Registration Rights Agreement”), pursuant to which Larkspur is to prepare and file with the SEC an initial registration statement on Form S-1 (or other applicable registration statement) under the Securities Act of 1933, as amended, covering the resale of all of the shares of common stock issuable upon conversion or exercise of the Series B Preferred Stock issued pursuant to the Series B Purchase Agreement. Larkspur is further required to use its best efforts to cause the initial registration statement (and additional registration statements required to be filed under the Registration Rights Agreement), to be declared effective by the SEC as soon as practicable after filing. In addition, pursuant to the terms of the Series B Preferred Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to certain demand rights that may be exercised, the Purchasers shall also have certain “piggy-back” registration rights, subject to certain requirements and customary conditions. Larkspur will bear the expenses incurred in connection with the filing of any such registration statement.

THE SPECIAL MEETING

General

Larkspur is furnishing this proxy statement/prospectus to Larkspur’s stockholders as part of the solicitation of proxies by Larkspur’s board of directors for use at the Special Meeting to be held on            , 2022, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Larkspur’s stockholders on or about            , 2022 in connection with the vote on the Stockholder Proposals. This proxy statement/prospectus provides Larkspur’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held virtually on            , 2022. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/lsprhealth/2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing 1 800-450-7155 (within the U.S. and Canada and toll-free) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). All Larkspur stockholders as of the record date, or their duly appointed proxies, may attend the Special Meeting.

Purpose of the Special Meeting

At the Special Meeting, Larkspur is asking holders of shares of common stock to:

•        consider and vote upon a proposal to approve the adoption of the Business Combination Agreement (a copy of which is attached to this proxy statement/prospectus as Annex A) and to approve the transactions contemplated by the Business Combination Agreement (we refer to this proposal as the “Business Combination Proposal”);

•        to consider and vote upon a proposal to approve and adopt the Proposed Charter in the form attached hereto as Annex B, which, if approved, would become the Combined Entity’s organizational document, effective upon filing with the Secretary of State of the State of Delaware;

•        to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Organizational Documents and to eliminate various provisions in our Existing Organizational Documents applicable only to blank check companies, presented separately in accordance with SEC requirements;

•        to consider and vote upon a proposal to approve the Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E);

•        to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Proposals are approved and adopted, for the purposes of complying with the applicable listing rules of Nasdaq, (a) the issuance of shares of common stock in connection with the Acquisition Merger, (b) the issuance of shares of preferred stock pursuant to the PIPE Subscription Agreement, and (c) the issuance of shares of preferred stock and the underlying shares of common stock upon any conversion thereof as payment for certain advisory services, a copy of which is attached to this proxy statement/prospectus as Annex F; and

•        consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the general meeting, any of the Condition Precedent Proposals (as defined in the Business Combination Agreement) would not be duly approved and adopted by our stockholders or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

Recommendation of Larkspur’s Board of Directors

Larkspur’s board of directors has determined that the Business Combination Proposal is in the best interests of Larkspur and its stockholders, has approved the Business Combination Proposal, and recommends that stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” each of the Governance Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of Larkspur’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Larkspur and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Larkspur Directors and Officers in the Business Combination” for a further discussion.

Record Date; Who Is Entitled to Vote

Larkspur has fixed the close of business on            , 2022, as the “record date” for determining Larkspur stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on            , 2022, there were shares of common stock outstanding and entitled to vote. The holder of each share of common stock is entitled to one vote per share at the general meeting.

In connection with our initial public offering, our initial stockholders (consisting of our Sponsor) and our independent directors at the time of our initial public offering entered into letter agreements to vote their founder shares, as well as any public shares purchased during or after our initial public offering, in favor of the Business Combination Proposal and we also expect them to vote their shares in favor of all other Stockholder Proposals. As of the date hereof, our Sponsor owns approximately 11.34% of our total outstanding shares of common stock.

Quorum

The presence, in person, virtually or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote constitutes a quorum at the general meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Larkspur but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. They will also not be treated as shares voted on the matter. If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such the Business Combination Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of common stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Larkspur common stock on the record date. The Charter Proposals are conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Charter Proposals will have no effect, even if approved.

The approval of any of the Governance Proposals is not otherwise required by Delaware law separate and apart from the Charter Proposals, but pursuant to SEC guidance, Larkspur is required to submit these provisions to its stockholders separately for approval. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Larkspur or the Larkspur Board (separate and apart from the approval of the Charter Proposals). Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposals).

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the holders of the shares of common stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Nasdaq Proposal is conditioned on the approval of the Charter Proposals, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal or the Charter Proposals are not approved, the Nasdaq Proposal will have no effect, even if approved by our public stockholders.

The approval of the Omnibus Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of common stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Omnibus Incentive Plan Proposal is conditioned on the approval of the Nasdaq Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal and the Charter Proposals. Therefore, if any of those proposals is not approved, the Omnibus Incentive Plan Proposal will have no effect, even if approved by Larkspur’s public stockholders.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of common stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other proposal.

In each case, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting.

Voting Your Shares

Each share of common stock that you own in your name entitles you to one vote per share. Your proxy card shows the number of shares of common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted.

There are two ways to vote your shares of common stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Larkspur’s Board “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote in Person.    You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Larkspur can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a Larkspur stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Morrow Sodali, Larkspur’s proxy solicitor, in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote in person or virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of common stock, you may contact Larkspur’s proxy solicitor at:

Morrow Sodali

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (203) 658-9395

Email: c.rice@morrowsodali.com

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination. Any public stockholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (less taxes paid or payable, if any, and up to $100,000 of interest earned to pay dissolution expenses), divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Larkspur’s initial stockholders will not have Redemption Rights with respect to any shares of common stock owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     hold (a) public shares or (b) public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your Redemption Rights with respect to the public shares; and

(ii)    prior to 5:00 p.m., Eastern Time, on            , 2022, (a) submit a written request to the Transfer Agent that Larkspur redeem your public shares for cash and (b) deliver your share certificates for your public shares (if any) to the Transfer Agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $80, and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising Redemption Rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so.

A Larkspur stockholder may not withdraw a redemption request once submitted to Larkspur unless the board of directors of Larkspur determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request Larkspur to permit the withdrawal of the redemption request and instruct its Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then Larkspur’s public stockholders who elected to exercise their Redemption Rights will not be entitled to redeem their shares. In such case, Larkspur will promptly return any shares previously delivered by public holders.

The Closing price of shares of common stock on            , 2022, the record date, was $            . Prior to exercising Redemption Rights, stockholders should verify the market price of shares of common stock as they may receive higher proceeds from the sale of their shares of common stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. Larkspur cannot assure its stockholders that they will be able to sell their shares of common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a public stockholder exercises its Redemption Rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares no later than the close of the vote on the Business Combination Proposal, and deliver your shares of common stock (either physically or electronically) to the Transfer Agent, prior to 5:00 p.m., Eastern Time on            , 2022, and the Business Combination is consummated.

In order for public stockholders to exercise their Redemption Rights in respect of the Business Combination, public stockholders must properly exercise their right to redeem the public shares no later than the close of the vote on the Business Combination Proposal and deliver their shares of common stock (either physically or electronically) to the Transfer Agent, prior to 5:00 p.m., Eastern Time on            , 2022. For the purposes of the Amended and Restated Certificate of Incorporation and bylaws of Larkspur and Delaware General Corporation Law, the exercise of Redemption Rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. Immediately following the consummation of the Business Combination, public stockholders who properly exercised their Redemption Rights in respect of their public shares shall be paid.

No Appraisal Rights

Neither Larkspur stockholders nor Larkspur warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

Larkspur is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Larkspur and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Larkspur will bear the cost of the solicitation.

Larkspur has hired Morrow Sodali to assist in the proxy solicitation process. Larkspur will pay that firm a customary fee for its services. Such fee will be paid with non-Trust Account funds.

Larkspur will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Larkspur will reimburse them for their reasonable expenses.

Delivery of Documents to Security Holders Sharing an Address

Only one joint proxy statement/prospectus is being delivered to multiple security holders sharing an address unless Larkspur has received contrary instructions from one or more of its security holders. Larkspur undertakes to deliver promptly upon written or oral request a separate copy of the joint proxy statement/prospectus to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify Larkspur that the security holder wishes to receive a separate copy of a joint proxy statement/prospectus.

Security holders sharing an address and receiving a single copy may request to receive a separate joint proxy statement/prospectus at c.rice@morrowsodali.com. Security holders sharing an address can request delivery of a single copy of joint proxy statement/prospectus or if they are receiving multiple copies may also request to receive a separate joint proxy statement/prospectus at c.rice@morrowsodali.com.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Holders of shares of common stock of Larkspur are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Larkspur stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, substantially in the form attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Larkspur may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of common stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

Interests of Larkspur Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of Larkspur to vote in favor of the Business Combination Proposal, the Charter Proposals and the other Stockholder Proposals, stockholders should keep in mind that certain members of the board of directors and officers of Larkspur and the Sponsor, including its directors and officers, have interests in such proposals that are different from, or in addition to, those of Larkspur’s stockholders generally. In particular:

•        If Larkspur does not consummate a business combination by December 23, 2022 (unless such date is extended in accordance with the Amended and Restated Certificate of Incorporation), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding shares of common stock for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Delaware General Corporation Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 7,767,159 shares of common stock would be worthless because following the redemption of the public shares, Larkspur would likely have few, if any, net assets and because the holders of our founder shares have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the founder shares if we fail to complete a business combination within the required period.

•        The Sponsor purchased the founder shares prior to our initial public offering for approximately $0.013 per share. The shares of common stock that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $            based upon the Closing price of $            per share of public share on Nasdaq on, the record date. Given such shares will be subject to lock-up restrictions, we believe such shares have less value.

•        Sponsor purchased an aggregate of 320,272 private units at a price of $10.00 per unit for an aggregate purchase price of $3,202,720 (which amount includes units purchased pursuant to the partial exercise of the underwriter’s over-allotment option). Each whole warrant is exercisable to purchase one whole share of Class A common stock at $11.50 per share. There will be no Redemption Rights or liquidating distributions from the Trust Account with respect to the founder shares, the private units, the private shares, or the private warrants, which will expire worthless if we do not consummate a business combination within 12 months from the closing of the IPO (unless such date is extended in accordance with the Existing Organizational Documents).

•        Certain directors and officers of Larkspur may be deemed to have or share beneficial ownership of the founder shares held directly by the Sponsor by virtue of their ownership interest in the manager of the Sponsor.

•        Larkspur’s existing directors and officers will be eligible for continued indemnification and continued coverage under Larkspur’s directors’ and officers’ liability insurance after the Business Combination.

•        In order to protect the amounts held in the Trust Account, Sponsor has agreed that it will be liable to Larkspur if and to the extent any claims by a vendor for services rendered or products sold to Larkspur, or a prospective target business with which Larkspur has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of Larkspur’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•        Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Larkspur from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Larkspur fails to consummate a business combination within the required period, Sponsor and Larkspur’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•        Under the terms of the Amended and Restated Registration Rights Agreement, the Combined Entity grants Larkspur Founder Stockholders certain customary demand, shelf and piggyback registration rights with respect to their shares of the Combined Entity’s common stock.

•        Under the terms of the Business Combination Agreement, following the Acquisition Closing, in the event that the Combined Entity conducts a tender offer or other redemption, termination or cancellation of the assumed Larkspur warrants, each of (x) the Larkspur Founder Stockholders, collectively, and (y) certain members of the Combined Entity’s management, collectively, shall be entitled to receive five percent (5%) of any cash proceeds actually received by the Combined Entity as a result of the exercise of any such assumed Larkspur warrants in connection with such redemption.

Vote Required for Approval

The approval of this Business Combination Proposal (and consequently, the transactions contemplated by the Business Combination Agreement, including the Business Combination) the affirmative vote of the holders of a majority of the shares of common stock who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

Failure to submit a proxy or to vote virtually at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other Stockholder Proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Sponsor and Larkspur’s directors and officers have agreed to vote the founder shares and any shares of common stock owned by them in favor of the Business Combination Proposal.

Recommendation of the Larkspur Board of Directors

LARKSPUR’S BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSALS

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Larkspur is asking its stockholders to approve the Charter Proposals. Under the Business Combination Agreement, the approval of the Charter Proposals is also a condition to the consummation of the Business Combination. If, however, the Charter Proposals are approved but the Business Combination Proposal is not approved, then the Business Combination will not be consummated. As required by SEC guidance to give stockholders the opportunity to present their separate views on important charter provisions, Larkspur is requesting that our stockholders vote upon the Charter Proposals, which are separately being presented in accordance with SEC guidance.

If each of the other Condition Precedent Proposals and the Charter Proposals are each approved and the Business Combination is to be consummated, then the Proposed Charter and the Proposed Bylaws will be substantially in the form set forth on Annex B and Annex C, respectively, and each of the matters contemplated by the Governance Proposal will be included in the Proposed Charter adopted by the Combined Entity. The approval or lack thereof of any of the Governance Proposals will not affect the effectiveness of the Charter Proposals if approved by Larkspur’s stockholders.

The Charter Proposals are composed of the following amendments to the Existing Organizational Documents:

(i)     General Amendments (Proposal 2A)

•        Name Change.    Change Larkspur’s name to “ZyVersa Therapeutics, Inc.”;

•        Corporate Purpose.    Change the purpose of Larkspur to “any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware”;

•        Blank Check Company.    Remove the provisions relating to Larkspur’s status as a blank check company; and

•        Action by Written Consent.    Provide that, subject to the rights of any series of the Combined Entity’s preferred stock, no action will be taken by any holders of shares of the Combined Entity’s common stock, except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action will be taken by the stockholders by written consent.

(ii)    Bylaws Amendment (Proposal 2B)

Provide that any amendment to the bylaws will require the approval of either the Combined Entity’s board of directors or the holders of at least 66⅔% of the voting power of the Combined Entity’s then outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

(iii)   Charter Amendment — Supermajority Voting Standard (Proposal 2C)

Provide that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66⅔% of the voting power of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

(iv)    Charter Amendment — Quorum Standard (Proposal 2D)

Provide that the holders of 33⅓% of the voting power of the stock issued and outstanding and entitled to vote at a meeting, present in person, or by remote communications, if applicable, or represented by proxy, constitute a quorum for the transaction of business at all meetings of the stockholders.

All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

The Proposed Charter also provides for a classified Board structure dividing directors into three classes with only one class of directors being elected in each year and each class serving a three-year term, which is consistent with the provisions contained in Larkspur’s Amended and Restated Certificate of Incorporation and bylaws.

Reasons for the Charter Proposals

Each of the Proposed Charter and the Proposed Bylaws was negotiated as part of the Business Combination. The Board’s specific reasons for each of the Governance Proposals (each of which are included in the Proposed Charter) are set forth in the Section “The Governance Proposals.”

Vote Required for Approval

If the Business Combination proposal is not approved, the Charter Proposals will not be presented at the Special Meeting. The approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Larkspur common stock on the record date. Accordingly, if a valid quorum is established, a Larkspur stockholder’s failure to vote by proxy or to vote at the Special Meeting with regard to each of the Charter Proposals will have the same effect as a vote “against” such proposal. Abstentions and broker-non-votes will count as a vote “against” each of the Charter Proposals.

Recommendation of the Larkspur Board of Directors

LARKSPUR’S BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE CHARTER PROPOSALS.

PROPOSAL NO. 3 — THE GOVERNANCE PROPOSALS

As required by SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, Larkspur is requesting that our stockholders vote upon, on a non-binding advisory basis, the Governance Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposals. However, the stockholder vote regarding each of the Governance Proposals is an advisory vote, and is not binding on the Company or our Board (separate and apart from the approval of the Charter Proposals). Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposals). Accordingly, regardless of the outcome of the non-binding advisory vote on the Governance Proposals, Larkspur intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Charter Proposals).

Descriptions of and Reasons for the Governance Proposals

(i)     Authorized Shares (Proposal 3A)

Our Existing Organizational Documents authorized 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock and (c) 1,000,000 preference shares. This proposal authorizes capital stock of 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock and (b) 1,000,000 shares of preferred stock. The shares would be issuable as consideration for the Business Combination and the other transactions contemplated in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans. Our board of directors believes that this capital structure is appropriate for a newly public company such as the Combined Entity.

(ii)    Forum Selection (Proposal 3B)

Our Existing Organizational Documents do not contain an exclusive forum provision. This proposal provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims. This amendment is intended to assist Larkspur in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolutions of such claims. We believe that the Delaware courts are best suited to address disputes involving such matters given that Larkspur intends to incorporate in Delaware, Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and Larkspur with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this proposal is intended to promote judicial fairness and avoid conflicting results, as well as make Larkspur’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. At the same time, we believe that Larkspur should retain the ability to consent to an alternative forum on a case-by-case basis where Larkspur determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

The foregoing exclusive forum provision shall not apply to any claim arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XI of the Proposed Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Further, Section 22 of the Securities Act of 1933 creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by that act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce this forum selection provision as written as to claims arising under the Securities Act.

(iii)   Removal of Blank Check Company Provisions (Proposal 3C)

Our Existing Organizational Documents contain various provisions applicable only to blank check companies. This proposal eliminates certain provisions related to our status as a blank check company, including the provisions requiring that Larkspur have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Larkspur and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for Larkspur following the Business Combination. In addition, certain other provisions in our Existing Organizational Documents require that proceeds from Larkspur’s initial public offering be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Anti-Takeover Provisions of Delaware Law

The Proposed Organizational Documents will contain, and the DGCL contains, provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire Larkspur. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Larkspur by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders. See “Description of the Combined Entity’s Securities — Anti-Takeover Provisions of Delaware Law” for more information.

Vote Required for Approval

The approval of each of the Governance Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of the holders of at least a majority of the shares of common stock who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. As discussed above, the Governance Proposals are advisory votes and therefore are not binding on Larkspur or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposals). Accordingly, regardless of the outcome of the non-binding advisory vote on the Governance Proposals, Larkspur intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Charter Proposals).

Recommendation of the Larkspur Board of Directors

LARKSPUR’S BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSALS.

PROPOSAL NO. 4 — THE OMNIBUS INCENTIVE PLAN PROPOSAL
APPROVAL OF THE ZYVERSA THERAPEUTICS, INC.
2022 OMNIBUS EQUITY INCENTIVE PLAN

General

In connection with the Business Combination, our Board of Directors adopted the ZyVersa Therapeutics, Inc. 2022 Omnibus Equity Incentive Plan (named in anticipation of the Business Combination). The 2022 Omnibus Equity Incentive Plan, which we refer to as the 2022 Plan, is being submitted for approval by the stockholders at the Special Meeting. The effective date of the 2022 Plan will be the date of the Business Combination, provided that the 2022 Plan is approved by the stockholders of Larkspur on or before such date.

The general purpose of the 2022 Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. By means of the 2022 Plan, we seek to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for our success and the success of our subsidiaries.

Description of the 2022 Plan

The following description of the principal terms of the 2022 Plan is a summary and is qualified in its entirety by the full text of the 2022 Plan, which is attached as Annex E hereto.

Administration.    In general, the 2022 Plan will be administered by the Compensation Committee of the board of directors. The Compensation Committee will determine the persons to whom options to purchase shares of common stock, stock appreciation rights (or SARs), restricted stock units, restricted or unrestricted shares of common stock, performance shares, performance units, incentive bonus awards, other stock-based awards and other cash-based awards may be granted. The Compensation Committee may also establish rules and regulations for the administration of the 2022 Plan and amendments or modifications of outstanding awards. The Compensation Committee may delegate authority to the chief executive officer and other executive officers to grant options and other awards to employees (other than themselves), subject to applicable law and the 2022 Plan. No options, stock purchase rights or awards may be made under the 2022 Plan on or after the date that is 10 years after the effective date of the 2022 Plan, 2032 (or, the expiration date), but the 2022 Plan will continue thereafter while previously granted options, SARs or other awards remain outstanding.

Eligibility.    Persons eligible to receive options, SARs or other awards under the 2022 Plan are those employees, officers, directors, consultants, advisors and other individual service providers of our Company and our subsidiaries who, in the opinion of the Compensation Committee, are in a position to contribute to our success, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any subsidiary. As of October 31, 2022, the Company and its subsidiaries had a total of seven employees, including four executive officers and two non-employee directors. As awards under the 2022 Plan are within the discretion of the Compensation Committee, we cannot determine how many individuals in each of the categories described above will receive awards.

Shares Subject to the 2022 Plan.    The aggregate number of shares of common stock available for issuance in connection with options and other awards granted under the 2022 Plan will be 12% of the issued and outstanding common stock of the Company after giving effect to the consummation of the Business Combination.

The number of shares of common stock available for issuance under the 2022 Plan will automatically increase on January 1st of each year, commencing with January 1, 2023, and on each January 1 thereafter until the expiration date, in an amount equal to 4% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless the board of directors takes action prior thereto to provide that there will not be an increase in the share reserve for such year or that the increase in the share reserve for such year will be of a lesser number of shares of common stock than would otherwise occur.

“Incentive stock options”, or ISOs, that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (or, the Code) may be granted under the 2022 Plan with respect to up to 2,500,000 shares of common stock authorized for issuance under the 2022 Plan. None of the additional shares of common stock available for issuance pursuant to the previous paragraph may be subject to ISOs.

If any option or SAR granted under the 2022 Plan terminates without having been exercised in full or if any award is forfeited, or if shares of common stock are withheld to cover withholding taxes on options or other awards or applied to the payment of the exercise price of an option or purchase price of an award, the number of shares of common stock as to which such option or award was forfeited, withheld or paid, will be available for future grants under the 2022 Plan. Awards settled in cash will not count against the number of shares available for issuance under the 2022 Plan.

No non-employee director may receive awards in any calendar year having an accounting value in excess of $250,000 (inclusive of any cash awards to the non-employee director for such year that are not made pursuant to the 2022 Plan); provided that in the case of a new non-employee director, such amount is increased to $500,000 for the initial year of the non-employee director’s term.

The number of shares authorized for issuance under the 2022 Plan and the foregoing share limitations are subject to customary adjustments for stock splits, stock dividends, similar transactions or any other change affecting our common stock.

Terms and Conditions of Options.    Options granted under the 2022 Plan may be either ISOs or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the 2022 Plan. The exercise price of stock options may not be less than the fair market value per share of our common stock on the date of grant (or 110% of fair market value in the case of ISOs granted to a ten-percent stockholder).

If on the date of grant the common stock is listed on a stock exchange or is quoted on the automated quotation system of the Nasdaq Stock Market, the fair market value will generally be the closing sale price on the date of grant (or the last trading day before the date of grant if no trades occurred on the date of grant). If no such prices are available, the fair market value will be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method.

No option may be exercisable for more than ten years (five years in the case of an ISO granted to a ten-percent stockholder) from the date of grant. Options granted under the 2022 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive ISOs that first become exercisable in any calendar year in an amount exceeding $100,000.

The Compensation Committee may, in its discretion, permit a holder of an option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.

Generally, the option price may be paid in cash or by certified check, bank draft or money order. The Compensation Committee may permit other methods of payment, including (a) through delivery of shares of our common stock having a fair market value equal to the purchase price, (b) by a full recourse, interest bearing promissory note having such terms as the Compensation Committee may permit, or (c) a combination of these methods, as set forth in an award agreement or as otherwise determined by the Compensation Committee. The Compensation Committee is authorized to establish a cashless exercise program and to permit the exercise price (or tax withholding obligations) to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of an option, SAR or other award to transfer the option, right or other award to immediate family members, a family trust for estate planning purposes or by gift to charitable institutions. The Compensation Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Stock Appreciation Rights.    The Compensation Committee may grant SARs under the 2022 Plan. The Compensation Committee will determine the other terms applicable to SARs. The exercise price per share of a SAR will not be less than 100% of the fair market value of a share of our common stock on the date of grant, as determined by the Compensation Committee. The maximum term of any SAR granted under the 2022 Plan is ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

•        the excess of the fair market value on the exercise date of one share of our common stock over the exercise price, multiplied by

•        the number of shares of common stock covered by the SAR.

Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units.    The Compensation Committee may award restricted common stock and/or restricted stock units under the 2022 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The restrictions and conditions applicable to each award of restricted stock or restricted stock units may include performance-based conditions. Dividends or distributions with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Compensation Committee. If any dividends or distributions are paid in stock before the restricted stock vests they will be subject to the same restrictions. Dividend equivalent amounts may be paid with respect to restricted stock units either when cash dividends are paid to stockholders or when the units vest. Unless the Compensation Committee determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units.    The Compensation Committee may award performance shares and/or performance units under the 2022 Plan. Performance shares and performance units are awards, denominated in either shares or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Incentive Bonuses.    The Compensation Committee may grant incentive bonus awards under the 2022 Plan from time to time. The terms of incentive bonus awards will be set forth in award agreements. Each award agreement will have such terms and conditions as the Compensation Committee determines, including performance goals and amount of payment based on achievement of such goals. Incentive bonus awards are payable in cash and/or shares of our common stock.

Other Stock-Based and Cash-Based Awards.    The Compensation Committee may award other types of equity-based or cash-based awards under the 2022 Plan, including the grant or offer for sale of shares of our common stock that do not have vesting requirements and the right to receive one or more cash payments subject to satisfaction of such conditions as the Compensation Committee may impose.

Effect of Certain Corporate Transactions.    The Compensation Committee may, at the time of the grant of an award provide for the effect of a change in control (as defined in the 2022 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and SARs to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock for cash and/or other substitute consideration; (f) cancel or terminate any award for cash and/or other substitute consideration in exchange for an amount of cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the change in control, but if the change in control consideration with respect to any option or SAR does not exceed its exercise price, the option or SAR may be canceled without payment of any consideration; or (g) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate.

Amendment, Termination.    The board of directors may at any time amend the 2022 Plan for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of our stockholders, the board of directors may not (a) increase the number of shares of common stock available under the 2022 Plan, (b) change the group of individuals eligible to receive options, SARs and/or other awards, or (c) extend the term of the 2022 Plan.

Other Information

A “new plan benefits” table, as described in the SEC’s proxy rules, is not provided because the grant of options and other awards under the 2022 Plan is discretionary, and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group.

U.S. Federal Income Tax Consequences

Following is a summary of the U.S. federal income tax consequences of option and other grants under the 2022 Plan. Optionees and recipients of other rights and awards granted under the 2022 Plan are advised to consult their personal tax advisors before exercising an option or SAR or disposing of any stock received pursuant to the exercise of an option or SAR or following the vesting and payment of any award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local, foreign or other tax laws.

Treatment of Options

The Code treats incentive stock options and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the 2022 Plan, nor will our Company be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option (including an option intended to be an incentive stock option but which has not continued to so qualify at the time of exercise), an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. Our Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year. We will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of our common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a disqualifying disposition, our Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an incentive stock option, tenders shares of common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of the common stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Stock Appreciation Rights

Generally, the recipient of a SAR will not recognize any income upon grant of the SAR, nor will our Company be entitled to a deduction at that time. Upon exercise of a SAR, the holder will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the excess of fair market value of our common stock at that time over the exercise price.

Treatment of Stock Awards

Generally, absent an election to be taxed currently under Section 83(b) of the Code (or, a Section 83(b) Election), there will be no federal income tax consequences to either the recipient or our Company upon the grant of a restricted stock award or award of performance shares. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and our Company generally will be entitled to a corresponding deduction equal to the fair market value of the common stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time, less any amount paid by the recipient for the shares. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of an unrestricted stock award, including a performance unit award, will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of our common stock that is the subject of the award when the Award is made.

The recipient of a restricted stock unit generally will recognize ordinary income as and when the units vest and are settled. The amount of the income will be equal to the fair market value of the shares of our common stock issued at that time, and our Company will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election with respect to such award.

Treatment of Incentive Bonus Awards and Other Stock or Cash Based Awards

Generally, the recipient of an incentive bonus or other stock or cash based award will not recognize any income upon grant of the award, nor will our Company be entitled to a deduction at that time. Upon payment with respect to such an award, the recipient will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the amount of cash paid and/or the fair market value of our common stock issued at that time.

Potential Limitation on Company Deductions

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year by a publicly held corporation to its chief executive officer and certain other “covered employees.” Our Board and the Compensation Committee intend to consider the potential impact of Section 162(m) on grants made under the 2022 Plan, but reserve the right to approve grants of options and other awards for an executive officer that exceed the deduction limit of Section 162(m).

Tax Withholding

As and when appropriate, we shall have the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the 2022 Plan to pay any federal, state or local taxes required by law to be withheld.

Approval Required

Stockholder approval of the Omnibus Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Special Meeting. As a result, abstentions and broker non-votes, if any, will not affect the outcome of the vote of this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE 2022 OMNIBUS EQUITY INCENTIVE PLAN.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL

Prior to and in connection with the Business Combination, we intend to effect (a) the issuance of up to 6,719,730 shares of Larkspur common stock in connection with the Acquisition Merger, and (b) the issuance and sale in the PIPE Investment (which will occur substantially concurrently with, and is contingent upon, the consummation of the Share Acquisition) of the preferred stock and warrants to the PIPE Investors convertible into and exercisable for up to 1,955,200 shares of Larkspur common stock.

Why Larkspur Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Larkspur will issue shares representing 20% or more of the number of outstanding shares of common stock of Larkspur prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement and the PIPE Investment.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of: (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Vote Required for Approval

If any of the Business Combination Proposal or the Charter Proposals is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The approval of this Nasdaq Proposal requires the majority of the of the holders of the shares of common stock who, being present (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Nasdaq Proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor and has agreed to vote the any shares of common stock owned by it in favor of the Nasdaq Proposal.

Recommendation of the Larkspur Board of Directors

LARKSPUR’S BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow Larkspur’s board of directors to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal or the Omnibus Incentive Plan Proposal or if Larkspur’s board of directors determines that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived. In No event will Larkspur’s board of directors adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under our Existing Organizational Documents and DGCL.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Larkspur’s stockholders, Larkspur’s board of directors may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal or the Omnibus Incentive Plan Proposal. If we do not consummate the Business Combination and fail to complete an initial business combination by December 23, 2022 (subject to the requirements of law, and such date is not extended in accordance with the Existing Organizational Documents), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the majority of the holders of the shares of common stock who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non- votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

Recommendation of the Larkspur Board of Directors

LARKSPUR’S BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax consequences of the Business Combination applicable to U.S. holders of shares of ZyVersa stock that exchange their shares of ZyVersa stock for shares of the Combined Entity common stock in the Business Combination and of the potential redemption by holders of Larkspur public stock. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date thereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of ZyVersa stock or Larkspur stock.

This discussion does not address the tax consequences of U.S. federal taxes (other than U.S. federal income taxes) such as estate or gift taxes, the alternative minimum tax, the Medicare on investment income or other considerations arising under the tax laws of any state, local or non-U.S. jurisdiction.

This discussion assumes and is limited to U.S. Holders who hold their stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances. This discussion also does not address holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation:

•        persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

•        persons whose functional currency is not the U.S. dollar;

•        persons holding stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        persons who are not U.S. Holders;

•        banks, insurance companies, and other financial institutions;

•        mutual funds, real estate investment trusts or regulated investment companies;

•        brokers, dealers, or traders in securities;

•        partnerships, other entities or arrangements treated as partnerships for U.S. federal income tax purposes, and other pass-through entities (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons who own (or are deemed to own 5% or more (by vote or value) of the outstanding shares of stock;

•        persons deemed to sell stock under the constructive sale provisions of the Code;

•        persons who hold or receive stock pursuant to the exercise of any employee stock options or otherwise as compensation;

•        persons who hold stock as “qualified small business stock” pursuant to Section 1202 of the Code;

•        persons holding stock who exercise dissenters’ rights; and

•        tax-qualified retirement plans.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding ZyVersa or Larkspur stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ZyVersa or Larkspur stock that, for U.S. federal income tax purposes, is or is treated as:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF ZYVERSA STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTCIULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF ZYVERSA STOCK.

U.S. Federal Income Tax Consequences of the Business Combination to Holders of ZyVersa Stock

Tax Consequences if the Business Combination Qualifies as a Reorganization Within the Meaning of Section 368(a) of the Code

It is the opinion of Lowenstein Sandler LLP that the Business Combination is not a taxable event for shareholders of the parties to the Business Combination Agreement, including Larkspur holders and the ZyVersa holders, and will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). This opinion is based on facts and representations contained in representation letters provided by Larkspur and ZyVersa, and on customary factual assumptions, and further assumes that the Business Combination is completed in the manner set forth in the Business Combination Agreement and the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the Business Combination could be adversely affected. Neither Larkspur nor ZyVersa has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Business Combination. A tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the IRS. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of Larkspur and ZyVersa stock is urged to consult its tax advisor with respect to the particular tax consequence of the Business Combination to such holder. If the Business Combination fails to qualify for the Intended Tax Treatment, a holder holding ZyVersa stock generally would be subject to tax as described below under the section entitled “Tax Consequences if the Business Combination Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code.”

If the Business Combination qualifies for the Intended Tax Treatment, the U.S. federal income tax consequences of the Business Combination to U.S. holders of ZyVersa stock generally will be as follows:

•        A U.S. holder of ZyVersa stock will not recognize gain or loss in the exchange of ZyVersa stock for the Combined Entity common stock pursuant to the Business Combination;

•        The aggregate tax basis of the Combined Entity common stock received in the Business Combination will be the same as the aggregate tax basis of the ZyVersa stock exchanged for the Combined Entity common stock; and

•        The holding period of Combined Entity stock received in exchange for shares of ZyVersa stock will include the holding period of the ZyVersa stock exchanged for the Combined Entity common stock.

If holders of ZyVersa stock acquired different blocks of ZyVersa stock at different times or at different prices, such holders’ basis and holding periods in such holders’ shares of the Combined Entity common stock may be determined with reference to each block of ZyVersa stock. Any such holders should consult their tax advisors regarding the manner in which the Combined Entity common stock received in exchange should be allocated among different blocks of ZyVersa stock and with respect to identifying the bases or holding periods of the particular shares of the Combined Entity common stock received in the Business Combination.

Tax Consequences if the Business Combination Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code

If the Business Combination does not qualify for the Intended Tax Treatment, then, for U.S. federal income tax purposes, a U.S. holder of ZyVersa stock generally would be treated as selling its ZyVersa stock in exchange for the Combined Entity common stock in a taxable transaction.

In such event, a U.S. holder that receives the Combined Entity common stock generally would recognize capital gain or loss, determined separately for each block of identifiable block of ZyVersa stock surrendered in the Business Combination, in an amount equal to the difference, if any, between (i) the fair market value of the Combined Entity common stock which such U.S. holder received with respect to such block of ZyVersa stock and (ii) such U.S. holder’s adjusted tax basis in the block of ZyVersa stock surrendered. Such gain or loss generally would be long-term capital gain or loss provided the U.S. holder’s holding period in such block of ZyVersa stock exceeds one year at the time of the Business Combination. Long-term capital gain of certain non-corporate U.S. holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations. U.S. holders that realize a loss should consult their tax advisors regarding the allowance of this loss.

If the Business Combination is treated as a taxable sale of ZyVersa stock, a U.S. holder’s initial tax basis in the Combined Entity common stock received in the Business Combination will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the Business Combination. Holders should consult their tax advisors about the U.S. federal income tax consequences of the Business Combination in the event that the Business Combination does not qualify for the Intended Tax Treatment.

Redemption of Larkspur’s Public Shares

In the event a holder of Larkspur public shares successfully exercises its right to redeem its public shares for cash pursuant to the terms and conditions of the Amended and Restated Certificate of Incorporation the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of Larkspur public shares under Section 302 of the Code.

(A)     If the redemption qualifies as a sale or other exchange of Larkspur public shares, then:

(i)     a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. Holder’s adjusted tax basis in its Larkspur public shares redeemed or otherwise sold, exchanged or disposed of. Any such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period of the redeemed public shares exceeds one year. It is unclear, however, whether the redemption rights with respect to the Larkspur public shares could suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of Larkspur public shares that were purchased or acquired on different dates or at different prices should consult their tax advisor to determine how the above rules apply to them. Generally, the amount of gain or loss that would be recognized by a U.S. Holder in connection with a redemption of its Larkspur public shares is an amount equal to the difference between (a) the sum of the amount of cash and the fair market value of any property received in such disposition and (b) the U.S. Holder’s adjusted tax basis in the Larkspur public shares redeemed. A U.S. Holder’s adjusted tax basis in its Larkspur public shares will generally equal the U.S. Holder’s acquisition cost less any prior distributions paid to such U.S. Holder with respect to its Larkspur public shares treated as a return of capital.

(ii)    a holder of Larkspur public shares other than a U.S. Holder (a “Non-U.S. Holder”) will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a redemption, sale, exchange or other taxable disposition of Larkspur public shares, unless (a) he gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or (b) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the Larkspur public shares, and, in the case where the Larkspur public shares are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of such Larkspur public shares at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the Larkspur public shares.

a.      Unless an applicable treaty provides otherwise, gain described in paragraph (A)(ii)(a) above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. In the event the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, such gain may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower treaty rate).

b.      If paragraph (A)(ii)(b) above applies to a Non-U.S. Holder, gain recognized by such holder on the redemption or other taxable disposition of Larkspur public shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, if the Larkspur public shares are not regularly traded on an established securities market, Larkspur could be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. There can be no assurance that the Larkspur public shares will be treated as regularly traded on an established securities market. Larkspur believes it is not and has not been at any time since our formation a United States real property holding company and does not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

(B)    Alternatively, if the redemption does not qualify as a sale of Larkspur public shares, a holder will be treated as receiving a corporate distribution such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent paid from Larkspur’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, distributions in excess of current and accumulated earnings and profits will constitute a return of capital applied against and reducing (but not below zero) such holder’s adjusted tax basis in its Larkspur public shares, and any remaining excess will be treated as gain realized on the sale, exchange or other disposition of the Larkspur public shares and will be treated for U.S. federal income tax purposes.

(i)     Dividends received by a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate applicable to long-term capital gains. It is unclear whether the redemption rights with respect to the Larkspur public shares could prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income.

(ii)    Dividends received by a Non-U.S. Holder, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, will generally be subject to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). The withholding tax described above does not apply to a dividend paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that such dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividend will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. Holder, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes and is receiving an effectively connected dividend may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

Information Reporting and Backup Withholding

Cash received in the Business Combination may be subject to information reporting to the IRS and possible U.S. backup withholding (currently, at a rate of 24%). Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

To prevent backup withholding, U.S. holders of ZyVersa stock should provide the exchange agent with a properly completed IRS Form W-9. Backup withholding is not an additional tax, but an advance payment, which may be refunded or credited against a holder’s U.S. federal income tax liability. A holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Holders of ZyVersa stock that receive the Combined Entity common stock in the Business Combination will be required to retain records pertaining to the Business Combination. In addition, each holder of ZyVersa stock that is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return for the taxable year of the Business Combination in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the Business Combination, the date of the Business Combination, such holder’s basis in the ZyVersa stock surrendered and the fair market value of the Combined Entity common stock received in the Business Combination. A holder of ZyVersa stock generally will be treated as a “significant holder” if, immediately before the Business Combination, such holder owned at least one percent (by vote or value) of the ZyVersa stock.

The conclusions expressed above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions.

This discussion is intended to provide only a summary of certain material U.S. federal income tax consequences of the Business Combination to holders of ZyVersa stock. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Business Combination. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial statements of Larkspur present the combination of the historical financial information of Larkspur and ZyVersa adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical balance sheet of Larkspur and the historical balance sheet of ZyVersa as of June 30, 2022, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2022.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 combine the historical statements of operations of Larkspur and ZyVersa for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the period presented.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 combine the historical statements of operations of Larkspur for the period March 17, 2021 (inception) through December 31, 2021 and ZyVersa for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the period presented.

On July 20, 2022, Larkspur, announced it entered into a Business Combination Agreement, dated as of July 20, 2022, by and among Larkspur, Larkspur Merger Sub Inc. (“Merger Sub”), Stephen Glover and ZyVersa Therapeutics, Inc. (“ZyVersa”), a clinical stage biopharmaceutical company developing first-in-class product candidates for treatment of renal and inflammatory diseases. The purchase price, subject to certain adjustments, is $85 million in stock at a price of $10.00 per share.

Additionally, the Company will issue preferred stock of $9.8 million to PIPE Investors. The preferred stock will include 1.0 million warrants. The Company will issue preferred stock of $5.0 million to settle certain liabilities and transaction costs. The Company has issued preferred stock (bridge financing) of $1.5 million to Investors subsequent to the June 30, 2022 balance sheet date.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical unaudited financial statements of Larkspur as of and for the three and six months ended June 30, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of ZyVersa as of and for the three and six months ended June 30, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of Larkspur as of and for the period from March 17, 2021 (inception) to December 31, 2021 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of ZyVersa as of and for the year ended December 31, 2021 and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Larkspur,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ZyVersa,” and other financial information relating to Larkspur and ZyVersa included elsewhere in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under “The Business Combination.”

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Combined Entity’s financial condition or results of operations would have been had the Business Combination, convertible notes issuance and private placement occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The Combined Entity believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination, convertible notes issuance and private placement based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Pursuant to the existing Larkspur Charter public stockholders are being offered the opportunity to redeem, upon the Closing of the merger, shares of Larkspur Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing). The unaudited pro forma condensed combined information contained herein assumes that Larkspur stockholders approve the Business Combination. Larkspur’s public stockholders may elect to redeem their Class A common stock for cash even if they approve the Business Combination. Larkspur cannot predict how many of its stockholders will exercise their right to have their shares redeemed for cash. As a result, for illustrative purposes, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of additional redemptions of Larkspur Class A common stock:

•        Assuming Minimum Additional Redemptions (“Minimum Redemption”) — this scenario assumes that no shares of Larkspur Class A common stock are redeemed; and

•        Assuming Maximum Redemptions (“Maximum Redemption”) — This scenario assumes additional redemption of 7.8 million shares of Larkspur Class A common stock, for aggregate payment of approximately $78.4 million from the Trust Account

Under both redemption scenarios, the transaction is expected to be accounted for as a reverse recapitalization. Under the reverse recapitalization model, the Business Combination will be treated as ZyVersa issuing equity for the net assets of Larkspur, with no goodwill or intangible assets recorded. Factors considered to determine that ZyVersa is the acquirer include:

•        ZyVersa ownership interest post combination

•        Majority of Board of Directors determined by ZyVersa

•        ZyVersa senior management will be the senior management of the Combined Entity

•        ZyVersa’s name will be the name of the Combined Entity

•        ZyVersa’s business activities will be business activities of the Combined Entity

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022
(in thousands)

	ZyVersa (Historical)	Larkspur (Historical)	Pro Forma Adjustments Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments Assuming Maximum Redemption		Pro Forma Combined Assuming Maximum Redemption
ASSETS
Current assets:
Cash and cash equivalents	$31	$340	$78,558	A	$88,516	(78,448)	I	10,068
			9,776	D
			(1,734)	C
			1,545	J
Restricted cash	297				297			297
Prepaid expenses and other current assets	1,418	227	(891)	C	754			754
Total current assets	1,746	567	87,254		89,567	(78,448)		11,119

Non-current assets:
Prepaid expenses		101			101			101
Cash and marketable securities held in Trust Account		78,558	(78,558)	A	—			—
Property and equipment, net	23				23			23
Other assets	167				167			167
Total non-current assets	190	78,659	(78,558)		291	—		291
TOTAL ASSETS	1,936	79,226	8,696		89,858	(78,448)		11,410

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	4,205		(891)	C	3,314			3,314
Accrued expenses	2,716	775	(1,022)	E	2,469			2,469
Derivative liability	753		(753)	E	—			—
Convertible notes payable	6,013		(6,013)	E	—			—
Convertible notes payable – related parties	3,175		(3,175)	E	—			—
Investor deposits	296				296			296
Total current liabilities	17,158	775	(11,854)		6,079			6,079

Non-current liabilities:
Deferred underwriting commission		3,375	(3,375)	B
Total non-current liabilities	—	3,375	(3,375)		—			—
Total liabilities	17,158	4,150	(15,225)		6,079			6,079

COMMITMENTS AND CONTINGENCIES

Temporary equity:
Redeemable common stock, subject to possible redemption	331				331			331
Class A common stock subject to possible redemption		78,448	(78,448)	G	—			—
								—
Stockholders’ equity (deficit):								—
ZyVersa Series A Preferred Stock — Bridge			—	F
Series A convertible preferred stock			4,342	D	4,342			4,342
Series B convertible preferred stock			1,640	C	5,015			5,015
			3,375	B
Common stock	—		1	F	2	(1)	I	1
			1	G
Class A common stock		—
								—
Class B common stock		—			—			—
Additional paid-in capital	43,097	—	78,447	G	132,739	(78,447)	I	54,292
			(1)	F
			5,434	D
			(3,374)	C				—
			10,963	E
			(3,372)	H
			1,545	J
Accumulated deficit	(58,650)	(3,372)	3,372	H	(58,650)			(58,650)
Total shareholders’ equity (deficit)	(15,553)	(3,372)	102,373		83,448	(78,448)		5,000
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	1,936	79,226	8,696		89,858	(78,448)		11,410

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(in thousands, except share and per share data)

	ZyVersa (Historical)	Larkspur (Historical)	Pro Forma Adjustments Assuming Minimum and Maximum Redemption		Pro Forma Combined Assuming Minimum and Maximum Redemption
Operating costs and expenses:
Research and development	1,786				1,786
Selling, general and adminstrative expenses	3,465	1,300	(400)	CC	4,365
Total operating costs and expenses	5,251	1,300	(400)		6,151
Loss from operations	(5,251)	(1,300)	400		(6,151)

Other income (expense):
Interest expense	(308)		273	AA	(35)
Change in fair value of derivative liability	(193)	77	193	BB	77
Interest income on Trust Account		110	(110)	DD	—
Total other income (expense)	(501)	187	356		42
Net loss before income tax provision	(5,752)	(1,113)	756		(6,109)
Deemed dividend to preferred stockholders	(331)		(331)		(331)
Income tax provision					—
Net income loss	(6,083)	(1,113)	425		(6,440)
	ZyVersa (Historical)	Larkspur (Historical)	Assuming Minimum Redemption	Assuming Maximum Redemption
Weighted average shares outstanding – Common stock	24,167,257	—	—	—
Basic and diluted net income per share – Common stock	(0.25)	—	—	—
Weighted average shares outstanding – Class A common stock	—	8,079,936	16,748,951	8,981,792
Basic and diluted net income per share – Class A common stock	—	(0.11)	(0.38)	(0.72)
Weighted average shares outstanding – Class B common stock	—	1,939,935	—	—
Basic and diluted net income per share – Class B common stock	—	(0.11)	—	—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)

	ZyVersa (Historical)	Larkspur(1) (Historical)	Pro Forma Adjustments Assuming Minimum and Maximum Redemption		Pro Forma Combined Assuming Minimum and Maximum Redemption
Operating costs and expenses:
Research and development	2,124				2,124
Selling, general and administrative expenses	5,580	235	400	CC	6,215
Total operating costs and expenses	7,704	235	400		8,339
Loss from operations	(7,704)	(235)	(400)		(8,339)

Other income (expense):
Interest expense	(821)		504	AA	(317)
Change in fair value of derivative liability	228	(5)	(228)	BB	(5)
Gain on forgiveness of PPP Loan	213				213
Total other income (expense)	(380)	(5)	276		(109)
Net loss before income tax provision	(8,084)	(240)	(124)		(8,448)
Income tax provision					—
Net loss attributable to common shareholders	(8,084)	(240)	(124)		(8,448)
	ZyVersa (Historical)	Larkspur (Historical)	Assuming Minimum Redemption	Assuming Maximum Redemption
Weighted average shares outstanding – Common stock	24,167,257	—	—	—
Basic and diluted net income per share – Common stock	(0.33)	—	—	—
Weighted average shares outstanding – Class A common stock	—	216,404	16,748,951	8,981,792
Basic and diluted net income per share – Class A common stock	—	(0.12)	(0.50)	(0.94)
Weighted average shares outstanding – Class B common stock	—	1,875,000	—	—
Basic and diluted net income per share – Class B common stock	—	(0.12)	—	—

____________

(1)      For the period from March 17, 2021 (inception) through December 31, 2021

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Merger

On July 20, 2022, Larkspur, announced it entered into a Business Combination Agreement, dated as of July 20, 2022, by and among Larkspur, Larkspur Merger Sub Inc. (“Merger Sub”), Stephen Glover and ZyVersa Therapeutics, Inc. (“ZyVersa”), a clinical stage biopharmaceutical company developing first-in-class product candidates for treatment of renal and inflammatory diseases. The purchase price, subject to certain adjustments, is $85 million in stock at a price of $10.00 per share.

Additionally, the following financing is expected.

•        Series A preferred stock of $9.8 million, as well as 1.0 million warrants, issued to investors.

•        Bridge financing of $1.5 million, issued to investors.

Note 2 — Accounting Policies

The unaudited pro forma condensed financials have been prepared using the historical accounting policies of the acquirer.

The combined company will need to adopt conforming accounting policies. Although the companies have not completed an analysis of accounting policies, the companies have not identified any accounting policies that need to be conformed for the Combined Entity

Note 3 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of Larkspur and ZyVersa include transaction accounting adjustments to illustrate the estimated effect of the Business Combination, the private placement and certain other adjustments to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions described herein.

The unaudited pro forma condensed combined financial statements of Larkspur present the combination of the historical financial information of Larkspur and ZyVersa adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical balance sheet of Larkspur and the historical balance sheet of ZyVersa as of June 30, 2022, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2022.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 combine the historical statements of operations of Larkspur and ZyVersa for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021 the beginning of the period presented.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 combine the historical statements of operations of Larkspur for the period March 17, 2021 (inception) through December 31, 2021 and ZyVersa for the year ended December 31, 2021 on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the period presented.

Under both redemption scenarios, the transaction is expected to be accounted for as a reverse recapitalization. Under the reverse recapitalization model, the Business Combination will be treated as ZyVersa issuing equity for the net assets of Larkspur, with no goodwill or intangible assets recorded.

The unaudited pro forma combined financial information has been prepared using both the Minimum Redemption and Maximum Redemption scenarios with respect to the potential redemption of Public Shares into cash.

The unaudited pro forma combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given the companies’ incurred losses during the historical period presented.

Note 4 — Transaction Accounting Adjustments to the Unaudited Pro Forma Combined Balance Sheet as of June 30, 2022

The transaction accounting adjustments included in the unaudited pro forma combined balance sheet as of June 30, 2022 are as follows:

(A)    Reflects the reclassification of approximately $78.6 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination or future cash needs of the Company.

(B)    Reflects the settlement of approximately $3.4 million of deferred underwriters’ fees in Series B preferred stock.

(C)    Represents transaction costs totaling approximately $3.4 million, comprised of $0.9 million of accrued costs and $2.5 million costs to be incurred as of June 30, 2022. Settlement of such amounts will be comprised of $1.7 million in Series B preferred stock and $1.7 million in cash.

We expect to convert a portion of the fees and expenses related to the Business Combination and a portion of existing ZyVersa liabilities to equity in order to satisfy certain Nasdaq listing requirements prior to the consummation of the Business Combination.

(D)    Reflects the issuance of $9.8 million of Series A preferred stock and warrants. $4.3 million of the proceeds is allocated to the preferred stock and $5.5 million is allocated to the warrants and participation rights based on the relative fair value. The Company evaluated the preferred stock for equity versus liability treatment. First the Company assessed if the preferred stock should be a liability, temporary equity of equity under ASC 480. The Company noted no provisions that would result in liability or temporary equity treatment. Finally, the Company assessed if there were any provisions that would require bifurcation and derivative accounting under ASC 815. The Company note no such provisions.

(E)    Reflects the settlement of certain liabilities, primarily convertible notes payable and convertible notes payable — related parties, in common stock.

(F)    Represents the issuance of approximately 6.7 million shares of Larkspur’s Class A common stock to ZyVersa equity holders as consideration for the Business Combination.

(G)    Reflects the reclassification of approximately $78.4 million of Class A common stock subject to possible redemption to permanent equity.

(H)    Reflects the reclassification of Larkspur’s historical accumulated deficit.

(I)     Reflects the maximum redemption of approximately 7.8 million shares for approximately $78.4 million.

(J)     Reflects equity bridge financing received subsequent to the balance sheet date of $1.5 million which converts to common stock through the closing of business combination. Of the $2.0 million disclosed on page 19, the Company only included funds received after the balance sheet date (June 30, 2022) of approximately $1.5 million as the Company has assumed that funds received before the balance sheet date have been spent.

Note 5 — Transaction Accounting Adjustments to the Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 2022 and the Year Ended December 31, 2021

The transaction accounting adjustments included in the unaudited pro forma combined statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 are as follows:

(AA) Elimination of ZyVersa’s interest expense incurred on debt converted to common stock. See note 4 (E)

(BB) Elimination of ZyVersa’s change in fair value of derivative liability related to instruments that are converted to common stock.

(CC) Remove non-recurring Larkspur transactions costs from the statement of operations for the six months ended June 30, 2022 and add such amounts to the statement of operations for the year ended December 31, 2021.

(DD) Elimination of investment income in the trust.

Note 6 — Shares

Presented below is the detail of shares outstanding under the minimum and maximum redemption scenarios

	no redemption		maximum redemption
Larkspur public stockholders	7,767,159	46.4%	—	0.0%
Larkspur other stockholders	320,272	1.9%	320,272	3.6%
Larkpsur public stockholders	8,087,431	48.3%	320,272	3.6%
Larkspur Sponsor	1,941,790	11.6%	1,941,790	21.6%
ZyVersa stockholders	6,719,730	40.1%	6,719,730	74.8%
Total	16,748,951	100%	8,981,792	100%

Note 7 — Loss Per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is adjusted to eliminate such shares for the entire periods. Potentially dilutive securities have been excluded from the calculations as their inclusion would be anti-dilutive. The detail of potentially dilutive securities is as follows (in thousands).

Series A preferred stock	978
Series A preferred stock warrants	978
Series B preferred stock	502
Public warrants	5,665
Private warrants	240
ZyVersa options and warrants(1)	3,812
Total	12,174

____________

(1)      Represents underlying shares of common stock of the Continuing Company issuable upon exercise of existing ZyVersa options and warrants that will be assumed by Larkspur in connection with the consummation of the Business Combination and become outstanding options and warrants of the Continuing Company. Approximately 1.1 million of such underlying shares are issuable at strike prices below $10.00 and approximately 3.4 million of such underlying shares are issuable at strike prices above $10.00.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption for the six months ended June 30, 2022 and year ended December 31, 2021.

For the Six Months Ended June 30, 2022	ZyVersa Historical		Larkspur Historical		Minimum Redemption		Maximum Redemption
Weighted average shares outstanding – Common stock		24,167,257
Basic and diluted net income per share – Common stock		$(0.25)	$		$		$
Weighted average shares outstanding – Class A common stock				8,079,936		16,748,951		8,981,792
Basic and diluted net income per share – Class A common stock	$			$(0.11)		$(0.38)		$(0.72)
Weighted average shares outstanding – Class B common stock				1,939,935
Basic and diluted net income per share – Class B common stock	$			$(0.11)	$		$
For the Year Ended December 31, 2021	ZyVersa Historical	Larkspur Historical	Minimum Redemption	Maximum Redemption
Weighted average shares outstanding – Common stock	24,167,257	—	—	—
Basic and diluted net income per share – Common stock	$(0.33)	$—	$—	$—
Weighted average shares outstanding – Class A common stock	—	216,404	16,748,951	8,981,792
Basic and diluted net income per share – Class A common stock	$—	$(0.12)	$(0.50)	$(0.94)
Weighted average shares outstanding – Class B common stock	—	1,875,000	—	—
Basic and diluted net income per share – Class B common stock	$—	$(0.12)	$—	$—

INFORMATION ABOUT LARKSPUR

General

Larkspur is a blank check company incorporated on March 17, 2021 as a Delaware corporation organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “initial business combination”).

Initial Public Offering and Private Placement

On December 23, 2021, Larkspur consummated its IPO of 7,767,159 units, including 267,159 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Each unit consists of one share of Class A common stock and three-fourths of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock of Larkspur at a price of $11.50 per share (subject to adjustment). The units were sold at an offering price of $10.00 per unit, resulting in gross proceeds of $77,671,590. Concurrently with the completion of Larkspur’s initial public offering and the underwriter’s exercise of their over-allotment option, Larkspur consummated a private placement of an aggregate of 320,272 private placement units, each at a purchase price of $10.00 per unit, generating total proceeds of $3,202,720. Of the proceeds received from the consummation of the IPO, and a portion of the proceeds from the sale of the private placement units and the exercise of the over-allotment option on January 6, 2022, $78,451,910 was placed in Larkspur’s Trust Account.

Fair Market Value of Target Business

The Nasdaq Capital Market (“Nasdaq”) rules require that the initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of Larkspur signing a definitive agreement in connection with the initial business combination. Larkspur’s board of directors has determined that this test was met in connection with the proposed Business Combination at the time the Business Combination Agreement was signed.

Effecting the Initial Business Combination

General

Larkspur is not presently engaged in any operations other than to seek an initial business combination. Larkspur intends to effectuate the initial business combination using cash from the proceeds of its initial public offering and a portion of the proceeds from the sale of the private placement units to the Sponsor, the PIPE Investment described herein and the Closing Seller Equity Consideration.

Stockholder Approval of the Business Combination and Redemption

Pursuant to the terms of the proposed Business Combination, as described in the section titled “The Special Meeting” in this proxy statement/prospectus, Larkspur is seeking stockholder approval at a meeting called for such purpose at which public stockholders may seek to redeem all or a portion of their shares of common stock for cash at a price per share equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the proposed Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Larkspur to pay its income taxes, if any, divided by the number of then-outstanding shares of common stock in accordance with the procedures set forth in this proxy statement/prospectus. The Redemption Rights require that a beneficial holder must identify itself in order to validly redeem its shares. There will be no Redemption Rights upon the completion of the proposed Business Combination with respect to Larkspur’s warrants.

Further, Larkspur will not proceed with redeeming its shares of common stock, even if a public stockholder has properly elected to redeem its shares, if the proposed Business Combination does not close.

The approval of the Business Combination requires the affirmative vote of the holders of a majority of the shares of common stock who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. A majority of the voting power of the issued and outstanding shares of common stock of Larkspur entitled to vote at the Special Meeting must be present, in person or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The holders of the founder shares, who currently own approximately 19% of the issued and outstanding shares of common stock, will count towards this quorum.

Voting Restrictions in Connection with Stockholder Meeting

The Sponsor and each member of Larkspur’s management team have entered into an agreement with Larkspur, pursuant to which they have agreed to waive their Redemption Rights with respect to any founder shares and public shares held by them in connection with (i) the completion of the proposed Business Combination, and (ii) a stockholder vote to approve the amendments to Larkspur’s Amended and Restated Certificate of Incorporation and bylaws (A) that would modify the substance or timing of Larkspur’s obligation to provide holders of its shares of common stock the right to have their shares redeemed in connection with the proposed Business Combination or to redeem 100% of its public shares if Larkspur does not complete the initial business combination within 12 months from the closing of the initial public offering (unless such date is extended in accordance with the Existing Organizational Documents) or (B) with respect to any other provision relating to the rights of holders of Larkspur’s shares of common stock. No consideration was received by the Sponsor or the members of Larkspur’s management team for their waiver of Redemption Rights.

Liquidation If No Initial Business Combination

Larkspur’s Amended and Restated Certificate of Incorporation and bylaws provide that it will have only 12 months from the closing of its initial public offering to consummate an initial business combination. If Larkspur has not consummated an initial business combination within 12 months from the closing of its initial public offering, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Larkspur to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Larkspur’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no Redemption Rights or liquidating distributions with respect to Larkspur’s warrants, which will expire and be worthless if Larkspur fails to consummate an initial business combination within 12 months from the closing of the initial public offering (unless such date is extended in accordance with the Existing Organizational Documents). Larkspur’s Amended and Restated Certificate of Incorporation and bylaws provide that, if it winds up for any other reason prior to the consummation of the initial business combination, Larkspur will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable DGCL.

The Sponsor and each member of Larkspur’s management team have entered into an agreement with Larkspur, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if Larkspur fails to consummate an initial business combination within 12 months from the closing of its initial public offering or during any extension period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Larkspur fails to complete the initial business combination within the prescribed time frame).

The Sponsor and Larkspur’s executive officers and directors have agreed, pursuant to a written agreement with Larkspur, that they will not propose any amendment to Larkspur’s Amended and Restated Certificate of Incorporation and bylaws (A) that would modify the substance or timing of Larkspur’s obligation to provide holders of Larkspur’s shares of common stock the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of Larkspur’s public shares if it does not complete the initial business combination within 12 months from the closing of its initial public offering (which is extendable to up to 18 months at Larkspur’s election) or (B) with respect to any other provision relating to the rights of holders of Larkspur’s shares of common stock, unless Larkspur provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Larkspur to pay its income taxes, if any, divided by the number of the then-outstanding public shares.

Larkspur expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the funds held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to Larkspur to pay dissolution expenses, although Larkspur cannot assure you that there will be sufficient funds for such purpose.

If Larkspur were to expend all of the net proceeds of its initial public offering and the sale of the private placement units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon Larkspur’s dissolution would be $10.10. The proceeds deposited in the Trust Account could, however, become subject to the claims of Larkspur’s creditors which would have higher priority than the claims of Larkspur’s public stockholders. Larkspur cannot assure you that the actual per-share redemption amount received by stockholders will not be less than $10.10. While Larkspur intends to pay such amounts, if any, Larkspur cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Larkspur will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Larkspur’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Larkspur’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Larkspur than any alternative. Examples of possible instances where Larkspur may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. A.G.P./Alliance Global Partners as sole book-running manager in connection with Larkspur’s initial public offering, did not execute an agreement with Larkspur waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Larkspur and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Larkspur if and to the extent any claims by (A) a third party for services rendered or products sold to Larkspur (other than Larkspur’s independent registered public accounting firm), or (B) a prospective target business with which Larkspur has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Larkspur’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under Larkspur’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, Larkspur has not asked the Sponsor to reserve for such indemnification obligations, nor has Larkspur independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Larkspur believes that the Sponsor’s only assets are securities of Larkspur. Therefore, Larkspur cannot assure you that the Sponsor would be able to satisfy those obligations. None of Larkspur’s officers or directors will indemnify Larkspur for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per public share due to reductions in the value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay Larkspur’s income tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Larkspur’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Larkspur currently expects that its independent directors would take legal action on Larkspur’s behalf against the Sponsor to enforce its indemnification obligations to Larkspur, it is possible that Larkspur’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Larkspur cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per public share.

Larkspur will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which Larkspur does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Larkspur’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Larkspur has had access to up to $1,250,000 following its initial public offering and the sale of the private placement units with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that Larkspur liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from Larkspur’s Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the Trust Account received by any such stockholder.

If Larkspur files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Larkspur that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in its bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of Larkspur’s stockholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, Larkspur cannot assure you it will be able to return $10.10 per public share to its public stockholders. Additionally, if Larkspur files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by Larkspur’s stockholders. Furthermore, Larkspur’s board of directors may be viewed as having breached its fiduciary duty to Larkspur’s creditors and/or may have acted in bad faith, and thereby exposing itself and Larkspur to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Larkspur cannot assure you that claims will not be brought against Larkspur for these reasons.

Larkspur’s public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of Larkspur’s public shares if it does not complete the initial business combination within 12 months from the closing of the initial public offering (unless such date is extended in accordance with the Existing Organizational Documents), (ii) in connection with a stockholder vote to amend Larkspur’s Amended and Restated Certificate of Incorporation and bylaws (A) to modify the substance or timing of its obligation to provide holders of its shares of common stock the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of its public shares if it does not complete the initial business combination within 12 months from the closing of the initial public offering (unless such date is extended in accordance with the Existing Organizational Documents) or (B) with respect to any other provision relating to the rights of holders of Larkspur’s shares of common stock, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public stockholders who redeem their shares of common stock in connection with a stockholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if Larkspur has not consummated an initial business combination within 12 months from the closing of the initial public offering (unless such date is extended in accordance with the Existing Organizational Documents), with respect to such shares of common stock so redeemed. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In connection with the proposed Business Combination, a stockholder’s voting alone will not result in a stockholder’s redeeming its shares to Larkspur for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its Redemption Rights described above.

Facilities

Larkspur currently maintains its executive offices at 100 Somerset Corporate Blvd., 2nd Floor Bridgewater, New Jersey 08807 and our telephone number is (609) 310-0722. The executive offices are provided by Larkspur Health LLC. Larkspur considers the current office space adequate for our current operations.

Upon consummation of the Business Combination, the principal executive offices of the Combined Entity will be those at 2200 N. Commerce Parkway, Suite 208 Weston, FL 33326, at which time nothing more will be paid to such affiliate of the Sponsor.

Employees

Larkspur currently has two officers. These individuals are not obligated to devote any specific number of hours to Larkspur’s matters but they intend to devote as much of their time as they deem necessary to Larkspur’s affairs until it has completed the initial business combination. The amount of time they will devote in any time period will vary based on the stage of the Business Combination process Larkspur is in. Larkspur does not intend to have any full-time employees prior to the completion of the initial business combination.

Periodic Reporting and Financial Information

Larkspur’s units, shares of common stock and warrants are registered under the Exchange Act, and Larkspur has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Larkspur’s annual reports contain financial statements audited and reported on by its independent registered public accountants.

Larkspur will be required to evaluate its internal control procedures for the fiscal year ending December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event that Larkspur is deemed to be a large accelerated filer or an accelerated filer and no longer qualifies as an emerging growth company, will Larkspur not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting.

Larkspur is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Larkspur is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Larkspur’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find Larkspur’s securities less attractive as a result, there may be a less active trading market for Larkspur’s securities and the prices of its securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Larkspur intends to take advantage of the benefits of this extended transition period.

Larkspur will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Larkspur IPO, (b) in which Larkspur has total annual gross revenue of at least $1.07 billion, or (c) in which Larkspur is deemed to be a large accelerated filer, which means the market value of its shares of common stock that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which Larkspur has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, Larkspur is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Larkspur will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its shares of common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) its annual revenues exceeded $100 million during such completed fiscal year and the market value of its shares of common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Legal Proceedings

From time to time, we may be subject to various legal proceedings arising in the ordinary course of our business, including claims relating to personal injury and indemnification, property damage, intellectual property, labor and employment (particularly in jurisdictions where the laws with respect to the liability of online marketplaces or the employment classification of service providers who use online marketplaces are uncertain, unfavorable or unclear), threatened litigation, breach of contract, liability of online marketplaces, and other matters. In addition, from time to time, we receive communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which we operate. At this time, and except as is noted below, we are unable to predict the outcome of or the costs associated with, and cannot reasonably estimate the impact of, any pending litigation matters, matters concerning allegations of non-compliance with laws or regulations and matters concerning other allegations of other improprieties, or the incidence of any such matters in the future. While litigation is inherently unpredictable, we believe we have valid defenses with respect to the legal matters pending against us. For additional information on risks relating to litigation, please see the section titled “Risk Factors”.

Management

Officers and Directors

Our officers and directors are as follows:

Name	Age	Position
Daniel J. O’Connor	57	Chairman, Chief Executive Officer, and Director
David S. Briones	46	Chief Financial Officer and Treasurer, and Director
Raj Mehra, Ph.D., J.D.	61	Director
Gregory Skalicky	49	Director
Christopher Twitty, Ph.D.	49	Director

Daniel J. O’Connor has served as our Chair and Chief Executive Officer since our inception. Between September 2017 and June 2021, Mr. O’Connor served as the Chief Executive Officer, President and Director of OncoSec Medical Incorporated, a NJ based biotech company an intratumoral cancer immunotherapy that utilizes IL-12. While CEO of OncoSec, Mr. O’Connor has launched two KEYNOTE studies combining Merck’s Keytruda® in PD-1 checkpoint refractory metastatic melanoma and in late-stage chemo-refractory triple negative breast cancer, raised more than $150 million and in 2019, successfully coordinated a $30 million strategic financing and collaboration with well-established biopharma partners. Prior to OncoSec, Mr. O’Connor served as President and CEO of Advaxis Inc., where he successfully up-listed the company to NASDAQ, implemented a turnaround strategy that resulted in more than $300 million raised in funding and licensing deals and established major partnerships with companies such as Amgen Inc., Merck & Co. and Bristol Myers Squibb. Under his leadership, the company advanced four new cancer immunotherapy drug candidates into clinical trials and several PD-1 combination clinical studies with Keytruda® and Opdivo®, which ultimately transformed Advaxis into a patient-focused, leading cancer immunotherapy company. Earlier in his career, Mr. O’Connor was the General Counsel and Senior Vice President for ImClone Systems where he led the clinical development, launch and commercialization of ERBITUX®, and positioned ImClone for sale to Eli Lilly in 2008. Mr. O’Connor served as General Counsel at PharmaNet (today, Syneos Health) and was part of the senior leadership team that grew PharmaNet from a start-up clinical research organization (CRO) into a well-established leader in clinical research. Mr. O’Connor is a founding member the Board of Directors for Seelos Therapeutics (NASDAQ: SEEL) and was previously Chairman of the Audit Committee. In July, 2022, Mr. O’Connor joined the Board of Directors of Cromocell Corporation. Mr. O’Connor was also a member of the Board of Trustees of BioNJ from 2015 to 2021 and previously served as its Vice Chairman and Chairman of its Nominating Committee for several years. In 2015, Ernst & Young named Mr. O’Connor Entrepreneur of the Year® in New Jersey. Also in 2015, he was the “Highly Commended” award winner for the 8th Vaccine Industry Excellence Award (ViE) Best Biotech CEO. In 2017, he was appointed by the governor of New Jersey to serve on the New Jersey Biotechnology Task Force. The Task Force was created to improve communication between State government and the industry to find ways to help retain and attract biotechnology companies to New Jersey. In 2018, he received Irish American Magazine Healthcare & Life Sciences 50 Honoree. In May, 2021, he was named a finalist for the Ernst & Young Entrepreneur of the Year® in New Jersey. He is a 1995 graduate of the Penn State University’s Dickinson School of Law in Carlisle, Pennsylvania and previously served as a Trusted Advisor to its Dean. Mr. O’Connor graduated from the United States Marines Corps Officer Candidate School in 1988 and was commissioned as a Lieutenant in the U.S. Marines, attaining the rank of Captain and was deployed to Saudi Arabia for Operation Desert Shield. Prior to his career in drug development, Mr. O’Connor was a former criminal prosecutor in Somerset County, New Jersey. Mr. O’Connor has extensive experience leading companies in capital-raising transactions, mergers and acquisitions and establishing partnerships with leaders in the pharmaceutical industry. In addition, his experience with biotechnology companies has provided him with expertise in the clinical development, launch and commercialization of drug candidates. This experience and expertise are the primary qualifications the Board considered in nominating him as a director.

David Briones has served as our Chief Financial Officer, Treasurer, and Secretary since our inception, and as our Director since September 2021. Mr. Briones is the founder and managing member of the Brio Financial Group (“Brio”), a full-service financial consulting firm that brings experienced finance and accounting expertise to both public and private companies. Since 2010, Brio has served over 75 companies as well as numerous banks, hedge funds, venture capital funds and private equity firms. Mr. Briones has provided several public companies in financial reporting, internal control development and evaluation, budgeting and forecasting services. He has developed a specialty representing private companies as the outsourced CFO/Financial reporting specialist as a private company navigates toward becoming a public company through a self-filing, a reverse merger or through a traditional initial public offering. In addition, since March 2019, Mr. Briones has served as the Chief Financial Officer of Hoth Therapeutics, Inc. From August 2013 to January 2020, Mr. Briones served as Chief Financial Officer of Petro River Oil Corp., an independent energy company focused on the exploration and development of conventional oil and gas assets. Mr. Briones also served as interim Chief Financial Officer of AdiTx Therapeutics, Inc. (NASDAQ: ADTX), a pre-clinical stage, life sciences company with a mission to prolong life and enhance life quality of transplanted patients from January 2018 to July 2020 (until the Company’s IPO). From October 2017 to May 2018, Mr. Briones served as the Chief Financial Officer of Bitzumi, Inc., a Bitcoin exchange and marketplace. Prior to founding Brio Financial Group, LLC, Mr. Briones was an auditor with Bartolomei Pucciarelli, LLC in Lawrenceville, New Jersey and PricewaterhouseCoopers LLP in New York, New York. Since May 2020, Mr. Briones has served as a member of the board of directors of Unique Logistics International Inc (OTC Pink: UNQL). Mr. Briones received a Bachelor’s of Science degree in accounting from Fairfield University.

Raj Mehra, Ph.D., J.D. has served on our board of directors since July 2021. Dr. Mehra has served as Seelos Therapeutics’s President, Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board of Directors since January 2019. Prior to founding Seelos, Dr. Mehra spent nine years at Auriga USA, LLC as a Managing Director focused on private and public equity investments in global healthcare companies. Prior to Auriga, Dr. Mehra was the sector head for healthcare equity investments at Bennett Lawrence Management, LLC in New York. He also founded and managed a long-short equity hedge fund at Weiss, Peck & Greer LLC. Dr. Mehra started his career as an investment professional at Cowen Asset Management, LLC. Dr. Mehra holds M.S., M.Phil., Ph.D., JD and MBA degrees from Columbia University in New York. He is also a graduate of Indian Institute of Technology, Kanpur, where he was ranked first in his class.

Gregory Skalicky has served on our board of directors since July 2021. Mr. Skalicky is EVERSANA’S Chief Revenue Officer. He has worked in the pharmaceutical industry since 1995 and has a diverse background in both clinical development and product commercialization. He has functioned in a variety of executive leadership positions including global operations, business development and executive management with full P&L responsibility. Specific positions include Chief Revenue Officer, Chief Commercial Officer, Chief Business Officer and EVP/General Manager. Mr. Skalicky’s previous roles include Chief Enterprise Business Officer and Executive Vice President and General Manager at a Syneos Health, a global bio-pharmaceutical solutions organization, where he successfully managed business units and teams of several thousand employees. Mr. Skalicky bring a very strong experience working across private equity backed organizations and served as front line leader representing 3 successful company transactions. As an executive leader, he also offers expertise spanning the entire product life-cycle (clinical development and commercialization) combined with large scale organizational oversight including the management of business units/teams Mr. Skalicky holds a Bachelor of Science in Biology from Temple University and a Master of Business Administration from Villanova University.

Christopher Twitty, Ph.D. has served on our board of directors since July 2021. Dr. Twitty has over 20 years of experience in tumor immunology and cancer immunotherapy and is currently the Chief Scientific Officer of Onchilles Pharma where he is responsible for leading the development of its first-in-class therapeutics based on novel neutrophil immunobiology. This ground-breaking work has revealed that therapeutic modulation of this innate immune axis has the potential to selectively kill many cancer cell types while sparing non-cancer cells and for universal anti-cancer activity, independent of genetic mutation. Prior to his role at Onchilles Pharma, Dr. Twitty was the Chief Scientific Officer of OncoSec Medical Incorporated, where he oversaw its R&D program and was responsible for the development of its clinical immune monitoring and biomarker program. Dr. Twitty earned his PhD from Oregon Health & Science University where his work focused on novel tumor vaccine strategies and was awarded an American Cancer Society fellowship training grant for his post-doctoral studies in Dr. Bernard Fox’s Molecular Tumor Immunology Laboratory. After developing a pre-clinical and clinical immunological program focused on glioblastoma at Tocagen. Previously, Dr. Twitty held scientific positions at Bayer Pharmaceuticals and Cell Genesys, Inc.

Family Relationships

There are no family relationships between any of our current officers or directors.

Number and Terms of Office of Officers and Directors

Larkspur’s board of directors currently consists of five members and is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to Larkspur’s first annual general meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason. In connection with the consummation of the Business Combination, the members of the Larkspur board of directors (except for Daniel J. O’Connor) will resign from the board of directors and will not continue to serve on the board of directors of the Combined Entity.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Amended and Restated Certificate of Incorporation and bylaws as it deems appropriate. Our Amended and Restated Certificate of Incorporation and bylaws provide that our officers may consist of one or more chairman of the Board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Executive Officer and Director Compensation

None of Larkspur’s executive officers or directors have received any cash compensation for services rendered to Larkspur. Since the consummation of Larkspur’s initial public offering and until the earlier of the consummation of the initial business combination and Larkspur’s liquidation, Larkspur will reimburse the Sponsor for office space and secretarial and administrative services provided to Larkspur. In addition, Larkspur’s Sponsor, executive officers and directors and their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on Larkspur’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Larkspur’s audit committee reviews all payments that Larkspur makes to the Sponsor, executive officers and directors and their respective affiliates on a quarterly basis. Any such payments prior to an initial business combination are made using funds held outside of the Trust Account. Other than quarterly audit committee review of such reimbursements, Larkspur does not expect to have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred on behalf of Larkspur and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by Larkspur to the Sponsor, executive officers and directors or any of their respective affiliates, prior to completion of the initial business combination.

Larkspur does not intend to take any action to ensure that members of its management team maintain their positions with Larkspur after the consummation of the proposed Business Combination, although it is possible that some or all of Larkspur’s executive officers and directors may negotiate employment or consulting arrangements to remain with Larkspur after the proposed Business Combination. Larkspur is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

INFORMATION ABOUT ZYVERSA

“We,” “us,” and “our” in this section generally refer to ZyVersa Therapeutics, Inc. (“ZyVersa”) prior to the consummation of the Business Combination, which will be the business of the post-combination company following the consummation of the Business Combination. Unless otherwise indicated or the context otherwise requires, references in this ZyVersa’s Business section to “ZyVersa,” “we,” “us,” “our” and other similar terms refer to ZyVersa prior to the Business Combination and to the Company after giving effect to the Business Combination.

Overview

We are a clinical stage biopharmaceutical company leveraging proprietary technologies to develop drugs for patients with chronic renal or inflammatory diseases with high unmet medical needs. Our mission is to develop drugs that optimize health outcomes and improve patients’ quality of life.

We have two proprietary globally licensed drug development platforms, each of which was discovered by research scientists at the University of Miami, Miller School of Medicine (the “University of Miami” or “University”). These development platforms are:

•        VAR 200 (2-hydroxypropyl-beta-cyclodextrin or “2HPβCD”) is an injectable cholesterol efflux mediator in clinical development for treatment of renal diseases. VAR 200 was licensed from L&F Research LLC on December 15, 2015. L&F Research was founded by the University of Miami research scientists who discovered the use of VAR 200 for renal diseases

•        IC 100 is a monoclonal antibody inflammasome ASC inhibitor in preclinical development for treatment of inflammatory conditions. IC 100 was licensed from InflamaCore, LLC on April 18, 2019. InflamaCore, LLC was founded by the University of Miami research scientists who invented IC 100.

We believe that each of our product candidates has the potential to treat numerous indications in their respective therapeutic areas. Our strategy is to focus on indication expansion to maximize commercial potential.

Our renal pipeline is initially focused on rare, chronic glomerular diseases. Our lead indication for VAR 200 is focal segmental glomerulosclerosis (“FSGS”). On January 21, 2020 we filed an Investigational New Drug application (“IND”) for VAR 200, and the United States Food and Drug Administration (“FDA”) has allowed our development plans to proceed to a Phase 2a trial in patients with FSGS based on the risk/benefit profile of the active ingredient (2HPβCD) which has been established over decades from its use as a drug excipient. Prior to initiating a Phase 2a trial in patients with FSGS, we are planning to support an open-label investigator-initiated trial (“IIT”) in Q4-2022 where we expect to obtain human proof-of-concept data in up to three renal patient cohorts. This will enable assessment of drug effects as patients proceed through treatment and will provide insights for developing our Phase 2a protocol. In addition to FSGS, VAR 200 has pharmacologic proof-of-concept data in animal models representative of Alport Syndrome and diabetic kidney disease, each of which may be developed based on our indication expansion strategy.

Our inflammasome ASC inhibitor program, IC 100, is in preclinical development. Our focus is on advancing 1C 100 toward a currently planned IND submission in Q2-2023, followed by initiation of a Phase 1 trial. IC 100 has pharmacologic proof-of-concept data in animal models representative of acute respiratory distress syndrome (“ARDS”) and multiple sclerosis (“MS”). We plan to conduct additional animal studies in six indications in our next waves of preclinical development (including, immunoglobulin A (“IgA”) nephropathy, pancreatic cancer, Parkinson’s Disease, Huntington’s Disease, congestive heart failure, and early cognitive impairment). We anticipate that one or more lead indications for IC 100 will be selected based on data from our preclinical program.

About Chronic Kidney Disease (CKD)

Chronic kidney disease (“CKD”) is an increasing public health problem which affects over 75 million people worldwide and approximately 37 million in the United States. It is estimated that approximately 80 million adults are at risk for kidney disease in the United States. With no disease modifying drug therapies available, a sizeable percentage of kidney patients progress to end-stage renal disease (“ESRD”), requiring dialysis or transplant to survive. In 2018, approximately 131,600 people in the United States started treatment for ESRD, and nearly 786,000 people are currently living with ESRD in the United States (and of those 786,000 people, approximately 71% are on dialysis, and 29% are living with a kidney transplant). Further, the economic burden associated with chronic kidney disease can be substantial, as Medicare Fee-for-Service spending was greater than $130 billion in 2018. We believe the high incidence level and the steep monetary burden caused by CKD create a need for effective, disease modifying drug therapies.

CKD is associated with poor prognosis and in 2017, CKD was the ninth-leading cause of death in the United States. To address this significant health problem, on July 10, 2019, the White House and Department of Health and Human Services launched the Advancing American Kidney Health (“AAKH”) initiative to advance kidney disease prevention and care in the United States, which has three goals: (1) to reduce the number of patients developing renal failure through better diagnosis, treatment, and preventative care; (2) to maximize provision of home dialysis care; and (3) to expand the pool of kidneys available for transplant. We believe that by mediating removal of excess renal intracellular cholesterol that contributes to kidney damage and dysfunction, VAR 200 has the potential to help address the AAKH initiative’s first goal to reduce the number of patients developing renal failure.

Our lead renal indication is FSGS, which is a progressive form of kidney disease with no approved drug therapies. More than 35% of FSGS patients develop end stage kidney disease within 10 years, requiring dialysis and ultimately kidney transplant to survive. FSGS is an orphan disease affecting approximately 40,000 to 80,000 people in the United States. It is characterized by injury to the kidneys’ filtration system or “glomerular podocytes” leading to scarring that is focal (i.e., affecting only some glomerulus) and segmental (i.e., affecting only part of glomerulus). Accumulation of cholesterol and lipids in renal glomeruli, which has been associated with structural damage and impaired kidney function, has been seen in FSGS patient biopsies and in representative FSGS animal models. Damage to the glomeruli causes protein to leak into urine, a condition known as proteinuria. As the level of protein increases in the urine, patients develop a specific set of symptoms known as nephrotic syndrome. Proteinuria is strongly associated with kidney disease progression, and nephrotic syndrome is generally predictive of a poor prognosis. Approximately 70% of FSGS patients present with nephrotic syndrome at diagnosis. By mediating removal of excess cholesterol from renal glomeruli, we believe that VAR 200 has the potential to preserve renal structure and function and thereby reduce proteinuria that leads to FSGS progression.

About Inflammatory Diseases

Chronic inflammatory diseases have been recognized as one of the most significant causes of death in the world today, with more than 50% of all deaths worldwide attributable to inflammation-related diseases such as ischemic heart disease, stroke, cancer, diabetes mellitus, chronic kidney disease, non-alcoholic fatty liver disease (“NAFLD”) and autoimmune and neurodegenerative conditions. Excessive and persistent activation of inflammasomes have been linked to the pathophysiology of these types of chronic diseases.

Inflammasomes are comprised of 3 proteins: (i) one of several types of sensor molecules, (ii) an apoptosis-associated speck-like protein containing a caspase recruitment domain (“ASC”), and the proinflammatory caspase (“pro-caspase 1”). There are multiple types of inflammasomes that trigger inflammation. They are named based on their associated sensor molecule, such as NLRP1, NLRP2, NLRP3, NLRC4, AIM2, and Pyrin. Numerous inflammatory diseases are often associated with activation of multiple types of inflammasomes. For example, multiple sclerosis is associated with activation of AIM2, NLRP1, NLRP3, and NLRC4. The ASC component of inflammasomes is a promising drug target since it is a component of the six most common types of inflammasomes referenced above. We believe this is more advantageous than targeting a specific sensor protein, a component of one type of inflammasome, which is the focus of several potential competitors. In addition to its pivotal role in inflammasome formation and activation required for initiation of an inflammatory response, ASC also plays a role in the perpetuation of inflammation associated with extracellular release of ASC specks. By targeting ASC, we believe IC 100 has potential to effectively control inflammation in a multitude of inflammatory diseases

Our Pipeline

The goal of our pipeline is to target renal and inflammatory indications with high unmet medical needs, which we believe can be addressed by our mechanisms of action. We intend to further enhance and expand our product portfolio through the development of multiple indications for each of VAR 200 and IC 100, and through potential in-licensing of promising renal and anti-inflammatory product candidates.

Our current pipeline consists of the following:

1.      Development Phase: Phase in which a drug formulation is developed that ensures the proper drug delivery parameters are met.

2.      Pre-clinical Phase: Phase in which in vitro (laboratory) and in vivo (animal) studies are conducted to gather evidence to justify clinical trials in humans.

3.      FDA concurred that a Phase 1 trial was not required for VAR 200 based on VAR 200’s established historical safety profile.

For VAR 200, our lead renal indication and initial focus is FSGS (VAR 200-01). For IC 100, we will select one or more lead indications prior to our IND filing planned for Q2-2023. This will be based on data from existing and future preclinical studies.

With the myriad of diverse diseases and conditions mediated by chronic inflammation, we believe IC 100 has potential to treat a multitude of inflammatory diseases. The following is a summary of the market for IC 100’s current pipeline as part of our indication expansion strategy.

1.      Quintanilla E, et al. Front Genet. 2021 December

2.      National Multiple Sclerosis Society

3.      IgA Nephropathy Market. DelveInsight Report, October, 2021

4.      National Cancer Institute

5.      Parkinson’s Foundation

6.      Huntington’s Disease Market. DelveInsight Report, October 2021

7.      Centers for Disease Control and Prevention

Business Strategy

We seek to be recognized as a leading biopharmaceutical company at the forefront of innovation for patients with high unmet medical needs. We are committed to restoring health and transforming the lives of patients through development of biopharmaceutical products. Our strategy is to:

•        Advance the development of VAR 200.    We intend to advance the development of VAR 200 by supporting an open-label IIT in up to 3 cohorts of renal patients beginning in Q4-2022, to be followed by initiation of a Phase 2a clinical trial. The IIT will enable assessment of drug effects in patients as they proceed through the trial. Key learnings will be used for design of the Phase 2a trial.

•        Advance our IC 100 preclinical program.    We intend to advance our IC 100 preclinical program toward a planned IND submission in Q2-2023. We currently have non-GLP toxicology data in mice and non-human primates (“NHP”) demonstrating no adverse effects at doses as high as 300mg/kg, and pharmacologic proof-of-concept data for IC 100 in animal models representative of acute respiratory distress syndrome and multiple sclerosis. We plan to conduct GLP toxicology studies in mice and NHP, and additional animal studies in 6 additional indications (including, IgA nephropathy, pancreatic cancer, Parkinson’s Disease, Huntington’s Disease, congestive heart failure, and early cognitive impairment). This will enable optimal selection of one or more lead indications to take into the clinic.

•        Capitalize on our indication expansion strategy to maximize the commercial potential for each of our product platforms by developing multiple indications in their respective therapeutic areas.    Our current pipeline includes three potential indications for our VAR 200 cholesterol efflux mediator platform (including, FSGS, Alport Syndrome, and diabetic kidney disease), and eight potential indications for our IC 100 inflammasome ASC inhibitor platform (including, ARDS, multiple sclerosis, IgA nephropathy, pancreatic cancer, Parkinson’s Disease, Huntington’s Disease, congestive heart failure, and early cognitive impairment). We intend to leverage our knowledge from preclinical and clinical programs from both product platforms to identify other opportunities for indication expansion.

•        Maintain rights to develop and commercialize our product candidates.    We intend to maintain the rights to develop and commercialize our product candidates in the United States, while pursuing strategic alliances and collaborations with other pharmaceutical companies to accelerate development, share risk, supplement our resources, and maximize potential outside the United States.

•        Expand our product candidate portfolio.    We plan to expand our product portfolio by leveraging our expertise in development and commercialization to identify and in-license additional drug candidates with significant clinical and commercial potential. In addition to indication expansion for our VAR 200 and IC 100 platforms, our business strategy includes identifying, and opportunistically acquiring development and commercialization rights to technologies relating to the treatment of kidney and inflammatory diseases.

•        Continue to strengthen and expand our intellectual property portfolio.    The intellectual property for VAR 200 is comprised of a portfolio of issued and pending patents in the United States and other countries. We have 2 patent families covering glomerular disorders and disease, and diabetic kidney disease. Likewise, we plan to seek orphan drug designation for FSGS and Alport Syndrome, which would provide 7 years exclusivity in United States and 10 years in European Union, if approved for each of those jurisdictions. Intellectual Property for IC 100 is comprised of a portfolio of issued and pending patents in the United States and other countries. We have 5 patent families covering composition of matter, biomarkers, and methods of use. Additionally, we plan to seek orphan exclusivity for any rare disease indications we develop for IC 100. For both product platforms, our proprietary position is reinforced by additional technical know-how and trade secrets. We plan to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our product candidates by filing for patents or other applicable intellectual property protection covering new or enhanced proprietary technology, and new formulations, dosing regimens, and administration routes in development.

The dates and events reflected in the foregoing are estimates only, and there can be no assurances that the events included will be completed on the anticipated timeline presented, or at all. Further, there can be no assurances that we will be successful in the development of any of our product candidates, or any other products or product candidates we may develop in the future, or that any product candidate we may develop in the future, will receive FDA approval for any indication.

Our Product Candidates

VAR 200 (2-hydroxypropyl-beta-cyclodextrin, 2HPβCD)

VAR 200 is an injectable cholesterol efflux mediator in clinical development for treatment of chronic glomerular diseases, initially focusing on FSGS. Alport Syndrome and diabetic kidney disease indications may be pursued based on our indication expansion strategy.

VAR 200 was developed with the intent to preserve renal structure and function, and reduce proteinuria that leads to glomerular disease progression by mediating removal of excess cholesterol that damages renal glomeruli. For our lead renal indication, FSGS (VAR 200-01), we are planning to support an open-label IIT in Q4-2022 where we expect to obtain human proof-of-concept data in up to 3 renal patient cohorts, to be followed by initiation of a Phase 2a trial in patients with FSGS. Based on the anticipated data and key learnings from these trials, we may progress development of VAR 200 for Alport Syndrome (VAR 200-02) and for diabetic kidney disease (VAR 200-03) based on our indication expansion strategy.

Role of Cholesterol and Lipid Accumulation in Glomerular Diseases (Including FSGS, Alport Syndrome, and Diabetic Kidney Disease)

In chronic glomerular diseases, cholesterol accumulates in glomerular podocytes, due in part to impaired transport out of the cell, or “efflux”, resulting from reduced expression of the cholesterol transporters ABCA1 and ABCG1. Glomerular lipid accumulation has been demonstrated by in vitro podocyte studies, in human biopsy data, and in animal models of various kidney diseases, including FSGS, Alport Syndrome, and diabetic kidney disease. As shown below, the lipid accumulation causes distorted podocyte structure, damaged podocyte foot processes, and podocyte detachment and loss, which impairs kidney filtration resulting in proteinuria and disease progression. We hypothesize that restoration of lipid homeostasis and podocyte integrity has the potential to slow ongoing kidney damage progression to kidney failure, and delay the need for dialysis and ultimately transplant.

Normal: Intact podocytes foot process

Abnormal: Flattened podocytes

Capillary

Image adapted from D’Agati et al: N Engl J Med 2011; 365:2398-2411

VAR 200 Mechanism of Action

VAR 200’s active ingredient, 2HβCD, is comprised of seven sugar molecules bound together in a 3-D ring with a hydrophobic core and hydrophilic exterior. VAR 200 mediates cholesterol efflux both passively and actively by interacting with hydrophilic components of the glomerular membrane. The cholesterol efflux capabilities of VAR 200’s mechanism of action are further described below:

Passive Cholesterol Efflux

Passive cholesterol efflux occurs with formation of 2HPβCD dimers, which bind to the cell membrane surface and incorporate cholesterol into its hydrophobic core as an inclusion complex. Release of the 2HPβCD/cholesterol inclusion complex from the cell membrane surface brings the cholesterol into solution for transfer to cholesterol acceptors, such as high-density lipoprotein (“HDL”).

Active Cholesterol Efflux

Active cholesterol efflux occurs through mediating metabolism of free cholesterol into oxysterols. Oxysterols activate the liver X receptor (“LXR”)-transcription factors, resulting in induction of cellular cholesterol efflux pathways, including upregulation cholesterol efflux transporters, ABCA1 and ABCG1, which transport free cholesterol outside the cell to cholesterol acceptors, such as HDL.

Preclinical Support for VAR 200

We believe that VAR 200 has an established benefit/risk profile supported by our in vivo studies and decades of use as an excipient. Additionally, it is our belief that data from animal models representing FSGS, Alport Syndrome, and diabetic kidney disease demonstrate that VAR 200 promotes cholesterol removal from podocytes, protecting the kidney’s filtration system from damage and reducing protein spillage into the urine or “proteinuria”. These types of outcomes are thought to be key to delaying or preventing progression of kidney disease.

VAR 200 and FSGS

VAR 200 was evaluated in two FSGS mouse models, an experimental nuclear factor of activated T-cells (“NFAT”) FSGS model and an Adriamycin (“ADR”)-induced FSGS model, which is characterized by a milder, less progressive form of nephropathy than the NFAT model.

Nuclear Factor of Activated T-Cells (NFAT) Model

In a study to examine the role of altered podocyte cholesterol homeostasis in NFAT-mediated podocyte injury and the effects of treatment with VAR 200, researchers administered VAR 200 subcutaneously at 4,000 mg/kg to 6-week-old NFATc1nuc mice 24 hours prior to induction with doxycycline, and then every other day for 4 days. Single transgenic (“ST”) mice served as a control.

VAR 200 (indicated by “CD” in the graphs below) significantly reduced cholesterol in the renal cortex of FSGS mice compared to untreated double transgenic mice (indicated by “DT” in the graphs below). This was associated with a significant reduction in proteinuria (albumin/creatine ratio) as shown below.

Adriamycin (ADR)-induced Model

In the second FSGS model, researchers injected 5-week-old BALB/c mice with one dose of Adriamycin at 11 mg/kg. Subsequently, VAR 200 was administered 24 hours later at 40 mg/kg via subcutaneous osmotic pump for 10 weeks. Non-induced mice served as a control.

VAR 200 (indicated by “CD” in the graphs below) significantly reduced mesangial expansion, which is commonly associated with lipid deposition, compared to untreated ADR-induced mice as shown below. This was associated with a significant reduction in proteinuria (albumin/creatine) and blood urea nitrogen (“BUN”) in VAR 200-treated) ADR-induced mice compared to untreated ADR-induced mice as shown below.

VAR 200 and Alport Syndrome

In another study, to evaluate whether VAR 200 has a protective effect in Alport Syndrome, researchers injected four-week-old female Col4a3 knockout (Col4a3−/−) mice with VAR 200 at 4000 mg/kg subcutaneously 3 times per week for 4 weeks. Wild type Col4a3 (“Col43+/+”) mice served as controls.

VAR 200 (indicated by “CD” in the graphs below) significantly reduced renal neutral lipid, cholesterol ester, and cholesterol crystal accumulation in Alport Syndrome mice when compared to untreated Alport Syndrome mice as shown below.

The decreased intracellular lipids in VAR 200-treated) Alport Syndrome mice were associated with a significant reduction in renal damage (reduced mesangial expansion, fibrosis, and foot process effacement), and renal function was maintained when compared to untreated Alport Syndrome mice, as evidenced by reduced proteinuria (albumin/creatinine), blood urea nitrogen, and serum creatinine when compared to untreated Alport Syndrome mice as shown below.

VAR 200 and Diabetic Kidney Disease

In another study to determine if VAR 200 can sequester intracellular cholesterol and protect podocytes from cholesterol-dependent damage in diabetic kidney disease, researchers treated 4-week old BTBR ob/ob homozygous mice, a diabetic model of progressive kidney disease, with 3 weekly subcutaneous injections of VAR 200 at 4,000 mg/kg for 5 months. Heterozygous mice served as controls.

VAR 200 (indicated by “CD” in the graphs below) significantly reduced total cholesterol in the kidney cortex compared with untreated diabetic mice. This was associated with a significant reduction in renal damage (mesangial expansion) and reduced proteinuria (albumin/creatinine) compared to untreated diabetic mice starting at 2 months following treatment, with statistically significant reduced levels from 3 months to end of study as shown below.

Based on the results in animal models of 3 different renal diseases summarized above, we believe that VAR 200 has potential to induce and maintain partial or complete remission of proteinuria in renal patients with nephrotic syndrome, thereby reducing the rate of renal disease progression.

IC 100 (Inflammasome ASC Inhibitor)

IC 100 is a monoclonal antibody inflammasome ASC inhibitor in preclinical development for the treatment of numerous inflammatory diseases. IC 100 was developed with the intent of mediating chronic aberrant inflammation that is pathogenic in a multitude of inflammatory diseases by blocking initiation and perpetuation of the innate inflammatory response to stop disease progression and improve quality of life.

A lead indication as not yet been identified for IC 100. Our focus is on advancing IC 100 toward a planned submission of an IND application in Q2-2023, which we intend to be followed by initiation of a Phase 1 trial. IC 100 has pharmacologic proof-of-concept data in animal models representative of ARDS and MS. We plan to conduct GLP toxicology studies in mice and NHP and conduct additional animal studies in 6 additional indications in our next waves of preclinical development (including, IgA nephropathy, pancreatic cancer, Parkinson’s Disease, Huntington’s Disease, congestive heart failure, and early cognitive impairment). One or more lead indications for IC 100 will be selected based on data from our preclinical program.

Role of Inflammasomes in Inflammatory Diseases

Excessive and persistent activation of inflammasomes have been linked to the pathophysiology of inflammatory diseases. Inflammasomes are multiprotein complexes that initiate an immune response to pathogens or internal danger signals. They are comprised three basic proteins: (i) one of several types of sensor molecules (e.g., NLRP1, NLRP2, NLRP3, NLRC4, AIM2, and Pyrin), (ii) adaptor protein, ASC, and (iii) pro-caspase 1. Each sensor molecule responds to different pathogens or internal danger signals. As depicted below, in the presence of harmful pathogens or cell damage, an intracellular sensor molecule (e.g., NLRP3) is triggered, stimulating recruitment of adaptor ASC, which in turn recruits pro-caspase-1 to form an inflammasome. The inflammasome is the organizing center that recruits additional ASC and polymerizes in a prion-like structure to form a large filamentous signaling platform, known as an ASC Speck. ASC Specks provide a scaffold for pro-caspase-1 recruitment, which triggers conversion of pro-caspase-1 to active caspase-1, which in turn converts the cytokine pro-IL-1ß to its active form IL-1ß, initiating the inflammatory response. Activated caspase-1 also drives cleavage of Gasdermin D, which triggers pyroptosis, a form of programmed cell death, releasing active cytokines and ASC Specks into the extracellular space, with continued activation of pro-IL-1ß, heightening and perpetuating the inflammatory response in neighboring cells and tissues. Although inflammasome triggering of the innate immune response is essential for protection against pathogens, persistent overactivation of inflammasomes can lead to chronic inflammation underlying a multitude of inflammatory conditions and diseases. Numerous inflammatory diseases are associated with activation of multiple types of inflammasomes. For example, multiple sclerosis is associated with activation of AIM2, NLRP1, NLRP3, and NLRC4.

IC 100 Mechanism of Action

IC 100 was designed to bind to key amino acids in adaptor protein ASC that govern ASC recruitment into the inflammasome complex and ASC Speck formation:

•        By inhibiting ASC recruitment into the inflammasome complex, inflammasome formation is inhibited thereby blocking initiation of the inflammatory cascade; and

•        By disrupting ASC Speck formation, both intracellularly and extracellularly, damaging perpetuation of inflammation is blocked.

Preclinical Support for IC 100

Non-GLP toxicology studies in mice and non-human primates demonstrate that IC 100 has a good safety profile. There were no drug-related adverse events at doses up to 300 mg/kg in either species. Likewise, epigenetic screening demonstrates a lower immunogenicity potential than many biologics. Based on our preclinical study in an animal model representing MS, inflammation was attenuated without immunosuppression. IC 100 has pharmacologic proof-of-concept data in animal models representative of ARDS and MS, and mechanistic proof-of-concept data in animal models representative of age-related inflammation (early cognitive impairment), traumatic brain injury, and spinal cord injury.

IC 100 and MS

In one study to determine if IC 100 protects against MS progression, researchers induced active experimental autoimmune encephalomyelitis (“EAE”) in C57BL/6 mice through immunization with myelin oligodendrocyte glycoprotein peptide 35 – 55 (“MOG35 – 55”). IC 100 was administered via intraperitoneal (“IP”) injection at 10, 30, or 45 mg/kg on day 8 before appearance of clinical symptoms, followed by treatment every 4 days for 32 days. Vehicle served as a control.

IC 100 penetrated the spinal cord and decreased the number of spinal cords activated microglial CD4+, CD8+, and myeloid cells. This was associated with delayed onset and significantly improved functionality based on MS clinical scores as shown below.

MS Clinical Scores in EAE Mice Administered IC 100 or Vehicle

Vehicle
30 mg/Kg
**p<0.05
**
Clinical Score
0
1
2
3
4
0
10
20
30
Days post-immunization

IC 100 and ARDS

In another study to determine if IC 100 can improve histopathological outcomes in ARDS, researchers induced acute lung injury and subsequent ARDS in naïve mice by delivering extracellular vesicles (“EV”) from mice with traumatic brain injury, followed by IV administration of a functional prototype of IC 100 at 5 mg/kg 1 hour after EV delivery; animals were sacrificed 24 hours later. Data were compared to naïve, sham (saline), untreated, or enoxaparin at 3mg/kg experimental groups.

IC 100 inhibited inflammasome and cytokine activation in lungs as evidenced by a reduction in caspase-1, ASC, IL-1β, AIM2, HMGB1 when compared with untreated positive control animals. This was associated with improved histological outcomes and reduced acute lung injury scores indicative of decreased lung injury severity.

IC 100 Mechanistic Proof of Concept Data

Age-related Inflammation (Early Cognitive Impairment)

To determine the effects of IC 100 on age-related inflammation, which is representative of early cognitive impairment, a functional prototype of IC 100 was administered via IP injection at 10 mg/kg for 3 days to aged mice (i.e., 18 months old). Aged mice receiving saline control, and untreated young mice (i.e., 3 months old) served as controls. IC 100 reduced inflammasome protein levels (i.e., NLRP1, ASC, capsase-1) and ASC Specks associated with a reduction of IL-1β, indicating that IC 100 reduces inflammasome activation in the cortex of aged mice.

Traumatic Brain Injury

The effects of ASC neutralization in traumatic brain injury were evaluated in two different animal models, a penetrating ballistic-like brain injury model, and a fluid percussion injury model.

In the penetrating ballistic-like brain injury model, researchers performed IV administration of a functional prototype of IC 100 at 5 mg/kg four hours after injury in Sprague-Dawley rats receiving a penetrating ballistic-like brain injury. IC 100 decreased inflammasome activation, as evidenced by decreased caspase-1 activity, and pyroptosis in microglia and infiltrating leukocytes compared with vehicle control.

In the fluid percussion injury model, researchers performed IV administration of anti-ASC tool antibody at 15 mcg immediately after injury in Sprague — Dawley rats receiving a fluid-percussion injury. Immunoglobulin G (“IgG”) served as a control. Neutralization of ASC interfered with NLRP1 inflammasome signaling, leading to a significant reduction caspase-1 compared with IgG. This was associated with a significant reduction in contusion volume.

Spinal Cord Injury

To determine the effects of ASC neutralization in spinal cord injury, researchers administered 50 mcg of anti-ASC tool antibody IV and IP 20 minutes after injury in Fischer rats subjected to moderate cervical spinal cord injury (“SCI”). Anti-ASC neutralizing antibodies decreased caspase-1 activation and cytokine levels, improved histopathological outcomes and decreased spinal cord lesion volume, and improves functional outcomes (e.g., motor skills) compared to controls.

Based on the promising results in animal models of various inflammatory diseases, we believe IC 100 has potential to mediate the persistent damaging inflammation associated with inflammatory disease and improve outcomes.

ASC as a Biomarker

Biomarkers are valuable tools to predict, diagnose, and monitor disease progression. They can also be used to target patients who are likely to respond to specific treatments, and to monitor ongoing efficacy of those treatments over time.

Researchers at the University of Miami evaluated serum inflammasome proteins as potential biomarkers for inflammatory disorders and identified ASC as a potential candidate. Serum ASC levels were elevated in patients with various inflammatory disorders when compared to healthy people. Additionally, when compared to caspase-1 as a biomarker in patients with multiple sclerosis, ASC had a similar sensitivity to caspase-1, but a significantly higher specificity than caspase-1.

ASC levels have been demonstrated to correlate with disease outcomes and disease severity, for example:

•        In brain injured patients, levels of ASC proteins within the first 5 days after injury were predictive of outcomes 5 months after trauma.

•        In patients with MS segmented into those with mild or moderate disease severity, serum ASC levels were higher in patients with moderate versus mild disease.

Market and Commercial Opportunity

We believe that our lead product candidates have potential for treatment of diseases with significant unmet medical needs, including (i) our lead renal product candidate, VAR 200, in development for potential treatment of multiple renal indications such as focal segmental glomerulosclerosis (FSGS), and Alport Syndrome (orphan indications), and diabetic nephropathy; and (ii) our lead anti-inflammatory product candidate, IC 100, for treatment of multiple inflammatory diseases, including, but not limited to multiple sclerosis and acute respiratory distress syndrome. VAR 200 has not yet been granted orphan drug designation by the FDA for FSGS or Alport Syndrome.

VAR 200 Opportunity

FSGS Market

The total addressable market for disease-specific drug therapies for FSGS has not been established because there are no approved drug therapies specific to the condition (please see the next section which discusses the current treatment limitations). FSGS, an orphan indication, is estimated to affect between 40,000 to 80,000 people in the United States, with more than 5,400 new cases diagnosed annually, according to Nephcure Kidney International and our internal data. FSGS is most common in adults 18 to 45 years of age, and its occurrence is three to four times more common in men than women. FSGS occurs in Blacks at a rate that is seven times higher than in Caucasians.

Current FSGS Treatments and Limitations

At present, there are no disease-specific treatments for FSGS and there is no cure. Current therapy focuses on maintaining adequate nutrition, controlling blood pressure and serum lipids, minimizing loss of protein in the urine, and preventing complications from edema, thereby stabilizing kidney function. The most common drug therapy includes diuretics for edema, ACE inhibitors and ARBs for reduction of proteinuria, other antihypertensive agents, and lipid lowering drugs. Steroids and calcineurin inhibitors are also used to induce partial remission of proteinuria.

We believe that there is a significant unmet need for effective FSGS-specific treatments that can delay disease progression, prevent end-stage renal disease, improve patients’ quality of life, and reduce the health economic burden.

Alport Syndrome (AS)

AS, an orphan indication, is a progressive, inherited form of kidney disease that is often associated with hearing loss and abnormalities of the eye. It is caused by genetic mutations in genes encoding members of the type IV collagen family that ultimately cause lipid accumulation and scarring of the basement membranes of the kidney, or “glomerulus”, the inner ear, or “cochlea”, and the eye. A key, early feature of AS is blood in the urine, or “hematuria”, with a progressive decline in kidney function ultimately resulting in kidney failure. Hearing loss affecting both ears occurs in late childhood or early adolescence, generally before the onset of kidney failure. Patients may also have misshapen lenses in the eyes (anterior lenticonus) and abnormal retina coloration, but these abnormalities seldom lead to vision loss. Prognosis for patients with AS is poor.

AS Market

The total addressable market for disease-specific drug therapies for AS has not been established because there are no approved drug therapies specific to the condition (please see the next section which discusses the current treatment limitations). AS represents all geographic and ethnic groups. Although the overall incidence in the general population is unknown, U.S. data demonstrates AS accounts for three percent of children and 0.2% of adults with end-stage kidney disease. The gene frequency of AS in the United States has been estimated at 1:5,000 to 1:10,000 people, suggesting there are approximately 30,000 to 60,000 affected individuals, according to the National Organization of Rare Diseases.

Current AS Treatments and Limitations

There are currently no disease-specific treatments for AS. Current therapy focuses on minimizing loss of protein in the urine and preventing complications from edema to help stabilize kidney function. Angiotensin-converting enzyme (“ACE”) inhibitor therapy or angiotensin receptor blocker (“ARB”) therapy is recommended in individuals with AS who show overt proteinuria. We believe that there is a significant unmet need for effective AS-specific treatments that can delay disease progression, prevent end-stage renal disease and hearing loss, and improve patients’ quality of life.

Diabetic Nephropathy

Kidney disease or “nephropathy” has been recognized as a common complication of diabetes since the 1950s. Currently, diabetic nephropathy is the leading cause of chronic kidney disease in the United States and other Western societies. It is also one of the most significant long-term complications in terms of morbidity and mortality for individual patients with diabetes. Diabetes is responsible for 30 to 40% of all end-stage renal disease (“ESRD”) cases in the United States. Proteinuria is a predictor of morbidity and mortality. Patients with proteinuria have a 40-fold higher relative mortality rate. Microalbuminuria, (small quantities of albumin in the urine) independently predicts cardiovascular morbidity, and spillage of the protein, albumin into the urine (or “microalbuminuria and macroalbuminuria”) increase mortality from any cause in diabetes mellitus.

Diabetic Nephropathy Market

The total addressable market for disease-specific drug therapies for Diabetic Nephropathy has not been established because there are no approved drug therapies specific to the condition (please see the next section which discusses the current treatment limitations). Up to 50% of patients who have had diabetes for more than 20 years have diabetic nephropathy. It is estimated that up to 12 million people in the United States according to the Center for Disease Control and Prevention.

Current Diabetic Nephropathy Treatments and Limitations

High blood sugar, or “hyperglycemia”, has been shown to be a major determinant of the progression of diabetic nephropathy, so good blood glucose control is a key to management of the condition. As with other kidney diseases, there are no renal-specific drug therapies. Control of blood pressure using ACE inhibitors and ARBs is standard of care. New treatment guidelines recommend sodium-glucose co-transporter 2 (“SGLT2”) inhibitors for patients with Type 2 diabetes, diabetic nephropathy, and an estimated glomerular filtration rate (“eGFR”) ≥30 ml/min per 1.73 m2 at any level of current glycemic control. SGLT2 inhibitors have been proven to improve kidney and cardiovascular outcomes in this population.

We believe there is a significant unmet need for effective diabetic nephropathy-specific treatments that can delay disease progression, prevent end-stage renal disease, and improve patients’ quality of life.

IC 100 Opportunity

Anti-Inflammatory Biologics Market

The global anti-inflammatory biologics market was valued at $64.84 billion in 2019 and is projected to reach $149.80 billion by 2027 according to Fortune Business Insights.

Multiple Sclerosis (MS)

MS is a potentially disabling disease of the brain and spinal cord, which occurs as a result of the immune system attacking the protective myelin sheath that covers nerve fibers, resulting in communication problems between the brain and the rest of the body. Eventually, the disease can cause permanent damage or deterioration of the nerves.

Signs and symptoms of MS vary widely and depend on the amount of nerve damage and the specific nerves are affected. Common symptoms include numbness or weakness in one or more limbs, electric-shock sensations with certain neck movements, tremor, lack of coordination, or unsteady gait. Some people with severe MS may lose the ability to walk independently or at all, while others may experience long periods of remission without any new symptoms. Vison problems are also common in patients with MS, including partial or complete loss of vision, usually in one eye at a time, prolonged double vision, or blurry vision. Other symptoms may include slurred speech, fatigue, dizziness, and tingling or pain in parts of the body. Significant disability occurs within 20 to 25 years in greater than 30% of patients.

MS Market

In 2019, U.S. disease modifying drugs for MS achieved $14.4 billion in sales according to a 2020 report by Cowan and Company. Based on current estimates, MS affects 1 million people in the United States and 2.8 million people worldwide, according to data from the National Multiple Sclerosis Society. Approximately 85% of patients with MS have relapsing-remitting MS, and experience periods of new symptoms or relapses that develop over days or weeks and usually improve partially or completely. These relapses are followed by quiet periods of disease remission that can last months or even years. About 60% to 70% of people with relapsing-remitting MS eventually develop a steady progression of symptoms, with or without periods of remission, known as secondary-progressive MS. Some people with MS experience a gradual onset and steady progression of signs and symptoms without any relapses. This is known as primary-progressive MS.

Current MS Treatments and Limitations

Current treatment of MS includes immunomodulatory therapy (“IMT”) to address the underlying immune disorder and therapies to relieve or modify symptoms. The goal of IMT is to reduce the frequency of relapses and slow disease progression. Although there are numerous disease-modifying agents on the market, most have been approved for use only in relapsing forms of MS. There is only one approved IMT for treatment of primary progressive MS. We believe there is a significant need for drugs that are effective in treating progressive MS, and we believe that IC 100 has potential to address this unmet need.

Acute Respiratory Disease Syndrome (ARDS)

ARDS is a life-threatening form of respiratory failure characterized by rapid onset of widespread inflammation in the lungs, noncardiogenic pulmonary edema, hypoxemia refractory to oxygen therapy, diffuse abnormalities on chest radiographs, and decreased lung compliance. Patients require prolonged ICU stays and hospitalizations, consuming significant healthcare resources. Prognosis is poor with numerous complications, and high mortality; survivors have significant functional impairment for years following recovery. The most common causes of ARDS are COVID-19, pneumonia, aspiration of gastric contents, and sepsis.

ARDS Market

The total addressable drug therapy market for ARDS has not been established because drug therapy is currently not used for treatment (please see the next section which discusses the current treatment limitations).ARDS affects approximately 90,600 patients per year in the United States, with mortality up to 45% according to Quintanilla et al (2021 publication). Globally, ARDS accounts for 10% of intensive care unit admissions, representing more than 3 million patients with ARDS annually. While the incidence of ARDS does not differ by gender, it increases with advancing age.

Current ARDS Treatments and Limitations

There are no drug treatments for ARDS. Current treatment of ARDS is focused on the underlying condition, supportive care, noninvasive or mechanical ventilation using low tidal volumes, and conservative fluid management. We believe IC 200 has potential to treat the widespread inflammation pathogenic in ARDS.

Other Development Candidates

We continue to seek to identify and acquire commercialization rights to other technologies relating to renal and inflammatory diseases.

Strategic Alliances and Arrangements

L&F Research LLC License Agreement

We entered into a License Agreement with L&F Research LLC (“L&F Research”) effective December 15, 2015, as amended (the “L&F License Agreement”), pursuant to which L&F Research granted us an exclusive, royalty-bearing, worldwide, sublicensable license under the patent and intellectual property rights and know-how specific to and for the development and commercialization of VAR 200, for the treatment, inhibition or prevention of kidney disease in humans and symptoms thereof, including FSGS. L&F Research was founded by the VAR 200 inventors and researchers at the University of Miami Miller School of Medicine, who licensed the intellectual property from the University of Miami. Pursuant to the L&F License Agreement, we (i) paid L&F Research an upfront license fee of $200,000 upon signing; (ii) agreed to make additional payments to L&F Research upon the achievement of certain development milestones up to an aggregate maximum of $21.5 million; and (iii) agreed to pay L&F Research royalty payments on net sales of any resulting product upon the achievement of certain net sales milestones, ranging from 5% to 10% based on certain annual net sales thresholds. In addition, upon the signing of and pursuant to the L&F License Agreement, we issued to L&F Research four (4) warrants (the “L&F Warrants”), exercisable in the aggregate for 878,947 shares of our common stock upon certain terms and conditions set forth in the L&F License Agreement and the L&F Warrants.

The L&F License Agreement will terminate at the expiration of the last-to-expire of all royalty payment obligations under the L&F License Agreement and we have the right to terminate the L&F License Agreement upon 60 days’ notice.

The L&F License is terminable by either party if the other party is in material breach of the agreement, and has not cured the breach within 60 days of notice. If we fail to make payments under the agreement, L&F Research may terminate the agreement on 10 days’ notice. Further, L&F Research has the right to terminate the L&F License Agreement immediately upon written notice to us if we directly, or through assistance granted to a third party, commence any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Licensor Patent Right (as defined in the agreement).

In the event we do not complete the Throughput Milestones by the Throughput Milestone Completion Date (as each term is defined in the agreement), L&F Research may elect upon 90 days written notice to us to either (a) terminate the agreement in its entirety; or (b) terminate the exclusivity provisions of the agreement and convert the license to non-exclusive. However, before L&F Research terminates the agreement or terminates exclusivity, the parties will negotiate in good faith to agree upon a revised date for the relevant Throughput Milestone if we fail to achieve a particular Throughput Milestone by the specified time occurs because of a Force Majeure Event or a Significant Change (as those terms are defined in the agreement). In the event we cannot agree as to whether a Force Majeure Event or Significant Change has occurred by the later of the date of failure to meet the original Throughput Milestone Completion Date or 15 days after our notice that a Force Majeure Event or Significant Change has occurred, L&F Research may exercise its termination rights.

InflamaCORE, LLC License Agreement

We entered into a License Agreement with InflamaCORE, LLC (“InflamaCORE”) effective as of April 18, 2019 (the “InflamaCORE License Agreement”), pursuant to which InflamCORE granted us an exclusive, worldwide, royalty-bearing, sublicensable license to patents, intellectual property rights, technology, and know-how to and for the development and commercialization of IC 100, in all therapeutic and diagnostic uses in all diseases and conditions. InflamaCORE was founded by the IC 100 inventors and researchers at the University of Miami Miller School of Medicine, who licensed the intellectual from the University of Miami and Selexis SA, a cell line development company in Switzerland. Pursuant to the InflamaCORE License Agreement, we (i) paid InflamaCORE an upfront license fee of $346,321.08 upon signing; (ii) agreed to make additional payments to InflamaCORE upon the achievement of certain development milestones up to an aggregate maximum of $22.5 million; (iii) agreed to pay InflamaCORE royalty payments on net sales of certain resulting products upon the achievement of certain net sales milestones, ranging from 5% to 10% depending on the level of net sales; (iv) agreed to pay University of Miami royalty payments on net sales of certain resulting products upon the achievement of certain net sales milestones, ranging from 3% to 6% of net sales, depending on the level of net sales; and (v) were granted a sublicense to all third-party technologies, including the Selexis cell line technology, and agreed to pay to InflamaCORE the obligations of their Selexis license. Pursuant to the Selexis license, we paid an upfront license fee to Selexis of CHF 50,000. We are also obligated to pay to Selexis (through reimbursement of InflamaCORE) (i) an annual maintenance fee of CHF 10,000, (ii) payments upon the achievement of certain development milestones up to an aggregate maximum of approximately CHF 1.1 million, and (iii) a royalty payment on net sales equal to a low single digit. Additionally, upon the execution of and pursuant to the InflamaCORE License Agreement, we issued (i) 200,000 shares of our common stock to the University of Miami, (ii) and four (4) warrants to InflamaCORE

Research (the “InflamaCORE Warrants”) exercisable in the aggregate for 1,000,000 shares of our common stock upon certain terms and conditions set forth in the InflamaCORE License Agreement and the InflamaCORE Warrants.

The InflamaCORE License Agreement will terminate at the expiration of the last-to-expire of all royalty payment obligations under the InflamaCORE License Agreement and we have the right to terminate the InflamaCORE License Agreement upon 60 days’ notice. The license may be terminated by either party if the other party is in material breach of the agreement, and has not cured the breach within 60 days of notice. If we fail to make payments under the agreement, InflamaCORE may terminate the agreement on 10 days’ notice. Further, the agreement may be terminated by a party upon the bankruptcy or insolvency of the other party.

Upon any termination of the InflamaCORE License Agreement, the license granted to us will automatically terminate and revert back to InflamaCORE.

Manufacturing

We do not currently own or operate any facilities to formulate, manufacture, test, store, package or distribute VAR 200, IC 100 and any other product candidate that we are developing or may seek to develop and do not currently have the capabilities to conduct such activities. We currently rely on third parties to manufacture, store and test VAR 200, IC 100 and any other product candidate that we may seek to develop. We will depend on third-party suppliers and manufacturing organizations for all our required raw materials and drug substance and to formulate, manufacture, test, store, package and distribute clinical trial quantities of VAR 200, IC 100 and any other product candidate that we may seek to develop. We plan to continue developing our network of third-party suppliers and manufacturing organizations, but in the future we may decide to consider investing in our own manufacturing and supply capabilities if there is a technical need or a strategic or financial benefit.

We have internal personnel and utilizes consultants with extensive technical, manufacturing, analytical and quality experience to oversee our contract manufacturing and testing activities. Manufacturing is subject to extensive regulations that impose procedural and documentation requirements, including, but not limited to, record-keeping, manufacturing processes and controls, personnel, quality control and quality assurance. Our systems, procedures and contractors are required to be in compliance with these regulations and are assessed through regular monitoring and formal audits.

Research and Development

We spent approximately $6.5 million on research and development activities in 2020, $2.2 million during the year ended December 31, 2021, and $1.8 million for the six months ended June 30, 2022.

Sales and Marketing

We currently have no marketing, sales or distribution capabilities. To commercialize any product that is approved for commercial sale, we must either develop our own sales, marketing and distribution infrastructure or collaborate with third parties that have such commercial infrastructure and relevant marketing and sales experience. We expect to be able to build our commercial infrastructure over time in advance of any anticipated launch of our products, and we may rely on licensing, co-sale and co-promotion agreements with strategic partners for the commercialization of our products. If we establish the commercial infrastructure to support the potential marketing of VAR 200, IC 100 and any other product candidate that we may seek to develop, such commercial infrastructure could be expected to include a targeted sales force supported by sales management, internal sales support, an internal marketing group and distribution support. In order to establish the proper commercial infrastructure, we would need to invest significant financial and management resources prior to any approval of VAR 200, IC 100 and any other product candidate that we may seek to develop.

Competition

The pharmaceutical and biotechnology industry is highly competitive. These competitors include many public and private companies, universities, governmental agencies and other research organizations actively engaged in the research and development of products that may be similar to our product candidates that we seek to develop or address similar indications. Many competitors have substantially greater financial, technical and human resources than we possess and may be better equipped to develop, manufacture and market their products. We also expect that the number of companies seeking to develop products and therapies similar to our products may increase over time. Competitive factors in the pharmaceutical and biotechnology industry include product efficacy, safety, ease of use, price, demonstrated cost-effectiveness, marketing effectiveness, service, reputation, and access to technical information. Any products that we develop and seek to commercialize may not be able to compete with the products of our competitors with respect to one or more of these considerations.

For instance, there are currently several other companies with drugs in clinical development for FSGS, targeting inflammation, fibrosis, and vasoconstriction. Among our competitors, there are products in various phases of development, including compounds in Phase 2 and Phase 3 of development. However, we believe that VAR 200 may be the only drug currently in development that addresses lipid accumulation in the glomerulus. The current treatment algorithm for renal disease includes multiple drug therapies to address the various pathways contributing to renal disease. We believe that VAR 200 could potentially be used in combination with other treatment modalities addressing other pathogenic pathways.

Additionally, there are a number of other companies developing drugs targeting the inflammasome pathway, some of which have clinical trials underway in multiple indications. Among these competitors, we are aware of a number of products in various stages of development, including those with Phase 2 clinical trials underway or completed, encompassing indications such as gout, Schnitzler’s Syndrome, COVID-19 respiratory symptoms, symptomatic knee osteoarthritis, familial cold auto-inflammatory syndrome, corneal epithelial defects, dry/wet macular degeneration, diabetic retinal disease, and melanoma. Additionally, there are a number of Phase 1 clinical trials underway encompassing indications such as CAPS, mild COVID-19, systolic heart failure, and solid tumors, in addition to healthy subjects. We believe that IC 100 may be the only monoclonal antibody targeting the ASC component of the inflammasome, which can potentially inhibit multiple types of inflammasomes to prevent initiation and perpetuation of inflammation.

Intellectual Property

We seek to protect our products and technologies through a combination of patents, regulatory exclusivity, and proprietary know-how. Our goal is to obtain, maintain, and enforce patent protection for our products, formulations, processes, methods, and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current compositions and methods and any future compositions and methods under development, proprietary information, and proprietary technology through a combination of contractual arrangements and patents, where applicable, both in the United States and abroad. However, even patent protection may not always afford complete protection against competitors who seek to circumvent our patents. For additional information, see section entitled “Risk Factors — Risks Relating to Our Intellectual Property Rights.”

Pursuant to the L&F License Agreement, we have an exclusive, sublicensable, worldwide license to the inventions relating to 2-hydroxypropyl-beta-cyclodextrin (“2HPβCD”) for the treatment of kidney disease in humans, including FSGS, as described in certain method-of-use patents and pending applications filed in the United States and selected foreign countries (Canada, China, Europe, Japan, and Mexico) from two international patent applications filed pursuant to the provisions of the Patent Cooperation Treaty (“PCT”). Currently, there are 3 issued United States patents and 7 foreign granted or allowed applications. These patents, and any patents that issue from the pending applications, are anticipated to have a term to at least 2033, absent of any patent term adjustments or extensions.

Pursuant to the InflamaCORE License Agreement, we have an exclusive, sublicensable, worldwide license to the inventions relating to recognition, diagnosis, and treatment of inflammatory responses and inflammation mediated by inflammasomes and components thereof, including but not limited to IC 100 which is a humanized IgG4 antibody directed against a specific amino acid sequence of the pyrin domain of Apoptosis-associated speck-like protein (“ASC”). The patent portfolio for IC 100 includes 5 patent families covering composition of matter, biomarker, and method-of-use patents and their related national stage filings in the United States and selected foreign countries (Australia, Brazil, Canada, Chile, China, Colombia, Europe, India, Indonesia, Israel, Japan, Malaysia, Mexico, Philippines, Singapore, South Africa, South Korea, Thailand, Vietnam). Currently, there are 5 issued United States patents, 3 foreign granted or allowed applications and 56 pending applications. These patents, and any patents that issue from the pending applications, are anticipated to have a term at least 2028, absent of any patent term adjustments or extensions.

At this time, ZyVersa has no patents or patent applications outside of those connected to the L&F or InflamaCORE License Agreements.

Even though we have licensed issued patents, there is no guarantee that the validity of the patents will be upheld if challenged by a third party. There can be no assurance that any of our intellectual property rights will afford us any protection from competition.

We have not filed any application for trademark protection of any names or logos for products or technologies in development. We plan to seek trademark protection inside and outside of the United States where available and when appropriate. We intend to use these registered marks in connection with our pharmaceutical research and development, including proprietary technologies, as well as our product candidates.

Regulatory Matters

In the United States, the FDA regulates drug products, biological products, and medical devices under the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), and other federal laws and regulations. These FDA-regulated products are also subject to state and local statutes and regulations, as well as applicable laws or regulations in foreign countries. The FDA, and comparable regulatory agencies in state and local and local jurisdictions and in foreign countries, impose substantial requirements on the research, development, testing, manufacture, quality control, labeling, packaging, storage, distribution, record-keeping, approval, post-approval monitoring, advertising, promotion, marketing, sampling and import and export of FDA-regulated products.

Government Regulation

Any product development activities related to VAR 200, IC 100, and any other product candidates that we may seek to develop or acquire in the future will be subject to extensive regulation by various government authorities, including the FDA and other federal, state and local statutes and regulations and comparable regulatory authorities in other countries, which regulate the design, research, clinical and non-clinical development, testing, manufacturing, storage, distribution, import, export, labeling, advertising and marketing of pharmaceutical products and devices. Generally, before a new drug can be sold, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific to each regulatory authority, submitted for review and approved by the regulatory authority. The data is often generated in two distinct development states: pre-clinical and clinical. VAR 200, IC 100, and any other product candidates that we may seek to develop or acquire in the future must be approved by the FDA through the New Drug Application (“NDA”), Biologic Licensing Application (“BLA”) or other applicable approval process before they may be legally marketed in the United States.

The clinical stages of development can generally be divided into three sequential phases that may overlap: Phase 1, Phase 2 and Phase 3 clinical trials. In Phase 1, generally, small numbers of healthy volunteers are exposed to single escalating doses and then multiple escalating doses of the product candidate. The primary purpose of these studies is to assess the metabolism, pharmacologic action, side effect tolerability and safety of the drug. Phase 2 trials typically involve studies in disease-affected patients to determine the dose required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected. In some instances, formal Phase 1 and Phase 2 trials may not be deemed necessary or required by the FDA. Such is often the case when the safety and efficacy of an API is considered to be well understood by the FDA. In Phase 3 studies, the drug or treatment is given to large groups of people to confirm its effectiveness, monitor side effects, compare it to commonly used treatments, and collect information that will allow the drug or treatment to be used safely. Under established regulatory pathways, pharmaceutical products with APIs equal or similar to those known by the FDA often enter more streamlined development programs than compounds entirely new to the agency.

Post-approval studies, sometime referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These studies may be used to gain additional experience from the treatment of patients in the intended therapeutic condition or to gain additional indications for a medication. In certain instances, the FDA may mandate the performance of Phase 4 studies.

Development of Drugs and Biological Products in the United States

In the United States, the process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls or withdrawal from the market, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties.

Prior to the start of human clinical studies for a new drug or biological product in the United States, pre-clinical laboratory and animal tests are often performed under the FDA’s Good Laboratory Practices regulations. The Sponsor must submit the results of the pre-clinical tests, together with manufacturing information, analytical data, any available clinical data and literature and a proposed clinical protocol to the FDA as part of the Investigational New Drug (“IND”) application. Similar filings are required in other countries. The amount of data that must be supplied in the IND depends on the phase of the study. Phase 1 studies typically require less data than larger Phase 3 studies. A clinical plan must be submitted to the FDA prior to commencement of a clinical trial. If the FDA has concerns about the clinical plan or the safety of the proposed study, they may suspend or terminate the study at any time. Studies must be conducted in accordance with good clinical practice and regular reporting of study progress and any adverse experiences is required. Studies are also subject to review by independent institutional review boards responsible for overseeing studies at particular investigator sites and protecting human research study subjects. An independent institutional review board may also suspend or terminate a study once initiated. Accordingly, submission of an IND does not guarantee approval by the FDA allowing clinical trials to begin, or, once begun, that issues will not arise that could cause the trial to be suspended or terminated.

Review and Approval of Drugs and Biological Products in the United States

Following completion of Phase 3 trials, data from the trials are analyzed to determine safety and effectiveness. Complete development data is then filed with the FDA in a NDA or BLA, along with proposed labeling for the product and information about the manufacturing and testing processes and facilities that will be used to ensure product quality. The NDA and BLA applications are the vehicle through which drug sponsors formally propose that the FDA approve a new pharmaceutical product for sale and marketing in the United States. The NDA or BLA must contain proof of safety, purity, potency and efficacy, which entails extensive pre-clinical and clinical testing. The data gathered during the animal studies and human clinical trials of an IND become part of the NDA or BLA.

The review and evaluation of a NDA or BLA by the FDA may take several years to complete. The FDA may conduct pre-approval inspections of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements and may also audit data from clinical and pre-clinical trials.

The FDA may place conditions on approvals including the requirement for a risk evaluation and mitigation strategy (“REMS”) to assure the safe use of the agent. If the FDA concludes a REMS is needed, the Sponsor of the application must submit a proposed REMS, which may include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.

IND and Clinical Trials of Drugs and Biological Products

Prior to commencing a human clinical trial of a drug or biological product, an IND, which contains the results of preclinical studies along with other information, such as information about product chemistry, manufacturing and controls and a proposed protocol, must be submitted to the FDA. An IND is a request for authorization from the FDA to administer an investigational drug or biological product to humans. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA within the 30-day time period raises concerns or questions about the conduct of the clinical trial. In such a case, the IND sponsor must resolve any outstanding concerns with the FDA before the clinical trial may begin. A separate submission to the existing IND must be made for each successive clinical trial to be conducted during drug development.

An independent Institutional Review Board (IRB) for each site proposing to conduct the clinical trial must review and approve the investigational plan for the trial before it commences at that site. Informed written consent must be obtained from each trial subject.

Human clinical trials for drug and biological products typically are conducted in sequential phases that may overlap:

•        Phase I:    The investigational drug/biologic is given initially to healthy human subjects or patients with the target disease or condition in order to determine metabolism and pharmacologic actions of the drug in humans, side effects and, if possible, to gain early evidence on effectiveness. During Phase I clinical trials, sufficient information about the investigational drug/biologic’s pharmacokinetics and pharmacologic effects may be obtained to permit the design of well-controlled and scientifically valid Phase II clinical trials.

•        Phase II:    Clinical trials are conducted to evaluate the effectiveness of the drug/biologic for a particular indication or in a limited number of patients in the target population to identify possible adverse effects and safety risks, to determine the efficacy of the drug/biologic for specific targeted diseases and to determine dosage tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the Sponsor to obtain information prior to beginning larger and more expensive Phase III clinical trials.

•        Phase III:    When Phase II clinical trials demonstrate that a dosage range of the drug/biologic appears effective and has an acceptable safety profile, and provide sufficient information for the design of Phase III clinical trials, Phase III clinical trials in an expanded patient population at multiple clinical sites may begin. They are intended to further evaluate dosage, effectiveness and safety, to establish the overall benefit-risk relationship of the investigational drug/biologic and to provide an adequate basis for product labeling and approval by the FDA. In most cases, the FDA requires two adequate and well-controlled Phase III clinical trials to demonstrate the efficacy of the drug in an expanded patient population at multiple clinical trial sites.

All clinical trials must be conducted in accordance with FDA regulations, including good clinical practice (GCP) requirements, which are intended to protect the rights, safety and well-being of trial participants, define the roles of clinical trial sponsors, administrators and monitors and ensure clinical trial data integrity. Regulatory authorities, including the FDA, an IRB, a data safety monitoring board or the Sponsor, may suspend or terminate a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable health risk or that the clinical trial is not being conducted in accordance with FDA requirements.

During the development of a new drug or biologic, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase II clinical trials, and before a NDA or BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the Sponsor to share information about the data gathered to date, for the FDA to provide advice and for the Sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the end-of-Phase II clinical trials meetings to discuss their Phase II clinical trials results and present their plans for the pivotal Phase III registration trial that they believe will support approval of the new drug/biologic.

An investigational drug product that is a combination of two different drugs in the same dosage form must comply with an additional rule that requires that each component make a contribution to the claimed effects of the drug product. This typically requires larger studies that test the drug against each of its components.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, biologics, and devices, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial, is made public as part of the registration. Sponsors also are obligated to discuss the results of their clinical trials after completion. Disclosure of the clinical trial results can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

The New Drug Application (NDA) and Biologics License Application (BLA) Approval Processes

Our drug or biological products must be approved by the FDA through the NDA and BLA approval processes, respectively, before they may be legally marketed in the U.S. These FDA-required processes for drugs or biological products to be marketed in the U.S. generally involve the following:

•        completion of non-clinical laboratory tests, in the case of a NDA, completion of animal studies and formulation studies conducted according to good laboratory practice or other applicable regulations;

•        submission of an IND application;

•        performance of human clinical trials conducted in accordance with GCP to establish the safety and efficacy of the proposed drug or biological product for its intended use or uses;

•        submission to the FDA of a NDA or BLA (as applicable) after completion of all pivotal clinical trials;

•        FDA pre-approval inspection of manufacturing facilities and audit of clinical trial sites; and

•        FDA approval of a NDA or BLA, as applicable.

In order to obtain approval to market a drug or biological product in the U.S., a marketing application must be submitted to the FDA that provides data establishing to the FDA’s satisfaction the safety and effectiveness of the investigational drug for the proposed indication. The cost of preparing and submitting a NDA or BLA is substantial. Each NDA or BLA submission requires a user fee payment (exceeding $2.5 million in fiscal year 2019), unless a waiver or exemption applies. The manufacturer or sponsor of an approved BLA is also subject to annual establishment fees. The application includes all relevant data available from pertinent non-clinical studies, or preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other information. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators that meet GCP requirements.

Companies also must develop additional information about the characteristics of the drug or biological product and finalize a process for the NDA or BLA sponsor’s manufacturing the product in compliance with current good manufacturing practice (“cGMP”) requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate, and the manufacturer must develop methods for testing the finished drug or biological product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf-life.

The results of drug or biological product development, non-clinical studies and clinical trials, along with descriptions of the manufacturing process, tests conducted on the drug or biological product, proposed labeling and other relevant information are submitted to the FDA as part of a NDA or BLA requesting approval to market the product.

The FDA reviews all NDAs or BLAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. FDA may request additional information rather than accept a NDA or BLA for filing. In this event, the NDA or BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. The FDA has 60 days from its receipt of a NDA or BLA to conduct an initial review to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review.

Once the NDA or BLA submission is accepted for filing, the FDA begins an in-depth review of the NDA or BLA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to ensure the product’s identity, strength, quality and purity. The FDA has agreed to specific performance goals on the review of NDAs and BLA’s and seeks to review standard NDAs or BLAs within 12 months and prior review biologics within 8 months from submission of the respective applications. The review process may be extended by the FDA for three additional months to consider certain late submitted information or information intended to clarify information already provided in the submission.

After the FDA evaluates the NDA or BLA, it will issue either an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the drug or biologic product with specific prescribing information for specific indications. A complete response letter indicates that the application is not ready for approval. A complete response letter may require additional clinical data and/or an additional pivotal clinical trial(s), and/or other significant, expensive and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. Even if such additional information is submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. The FDA may also refer applications for novel drug or biological products or drug or biological products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and, if so, under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it considers such recommendations carefully and generally follows such recommendations when making decisions.

Before approving a NDA or BLA, the FDA typically will inspect the facilities where the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. After the FDA evaluates the NDA or BLA and the manufacturing facilities, it issues either the approval letter or the complete response letter. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, its complete response letter typically will outline the deficiencies and often will request additional testing or information, which may include additional large-scale clinical testing or information in order for the FDA to reconsider the application. This may significantly delay further review of the application.

If the FDA finds that a clinical site did not conduct the clinical trial in accordance with GCP regulations, the FDA may determine the data generated by the clinical site should be excluded from the primary efficacy analyses provided in the NDA or BLA. Additionally, notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA or BLA, the FDA will issue the approval letter. The FDA has committed to reviewing such resubmissions in 2 or 6 months depending on the type of information included. An approval letter authorizes commercial marketing and distribution of the product with specific prescribing information for specific indications. As a condition of approval, the FDA may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy after a product is approved, including additional clinical trials and may impose other conditions, including labeling restrictions, which can materially affect the product’s potential market and profitability. These so-called Phase IV or post-approval clinical trials may be a condition for continuing drug approval. The results of Phase IV clinical trials can confirm the effectiveness of a product candidate and can provide important safety information. In addition, the FDA now has express statutory authority to require sponsors to conduct post-marketing trials to specifically address safety issues identified by the agency. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems or safety issues are identified following initial marketing.

The FDA also has authority to require a Risk Evaluation and Mitigation Strategy (“REMS”) to ensure that the benefits of a drug or biological product outweigh its risks. A sponsor may also voluntarily propose a REMS as part of the NDA submission. The need for a REMS is determined as part of the review of the NDA or BLA. Elements of a REMS may include “dear doctor letters,” a medication guide, more elaborate targeted educational programs, and in some cases elements to assure safe use (“ETASU”), which is the most restrictive REMS. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. These elements are negotiated as part of the NDA or BLA approval, and in some cases the approval date may be delayed. Once implemented, REMS are subject to periodic assessment and modification.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, device components or manufacturing processes or facilities, may require submission and FDA approval of a new NDA or BLA, or NDA or BLA supplement before the change can be implemented. A NDA or BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA or BLA supplements as it does in reviewing NDAs or BLAs.

Even if a product candidate receives regulatory approval, the approval may be limited to specific disease states, patient populations and dosages, or might contain significant limitations on use in the form of warnings, precautions or contraindications, or in the form of onerous risk management plans, restrictions on distribution or post-marketing trial requirements. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delay in obtaining, or failure to obtain, regulatory approval for our products, or obtaining approval but for significantly limited use, would harm our business. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products in development. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

Hatch-Waxman Act

Under the Drug Price Competition and Patent Term Restoration Act of 1984, as amended, commonly known as the Hatch-Waxman Act, a portion of a product’s U.S. patent term that was lost during clinical development and regulatory review by the FDA may be restored. The Hatch-Waxman Amendments also provide a process for listing patents pertaining to approved products in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book) and for a competitor seeking approval of an application that references a product with listed patents to make certifications pertaining to such patents. In addition, the Hatch-Waxman Amendments provide for a statutory protection, known as non-patent exclusivity, against the FDA’s acceptance or approval of certain competitor applications.

Patent Term Restoration

Patent term restoration can compensate for time lost during drug development and the regulatory review process by returning up to five years of patent life for a patent that covers a new product or its use. This period is generally one-half the time between the effective date of an IND (falling after issuance of the patent) and the submission date of a NDA, plus the time between the submission date of a NDA and the approval of that application, provided the Sponsor acted with diligence. Patent term restorations, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

Orange Book Listing

In seeking approval for a drug through a NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed by the NDA holder in the drug’s application or otherwise are published in the FDA’s Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application (ANDA). An ANDA permits marketing of a drug product that has the same active ingredient(s) in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, preclinical studies or clinical trials to prove the safety or effectiveness of their drug product. Drugs approved under and ANDA are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug. Any applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA that (i) no patent information on the drug product that is the subject of the application has been submitted to the FDA; (ii) such patent has expired; (iii) the date on which such patent expires; or (iv) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. This last certification is known as a paragraph IV certification. A notice of the paragraph IV certification must be provided to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the ANDA or 505(b)(2) application refers. The applicant also may elect to submit a “section viii” statement certifying that its proposed label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the reference NDA holder and patent owners assert a patent challenge directed to one of the Orange Book listed patents within 45 days of the receipt of the paragraph IV certification notice, the FDA is prohibited from approving the application until the earlier of 30 months from the receipt of the notice of the paragraph IV certification, the expiration of the patent, when the infringement case concerning each such patent was favorably decided in the applicant’s favor or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the thirty-month stay. The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the branded reference drug has expired. Thus, approval of an ANDA or 505(b)(2) NDA could be delayed for a significant period depending on the patent certification the applicant makes and the reference drug sponsor’s decision to initiate patent litigation.

Market Exclusivity

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain drug applications. The Hatch-Waxman Act establishes periods of regulatory exclusivity for certain approved drug products, during which the FDA cannot approve (or in some cases accept) an ANDA or 505(b)(2) application that relies on the branded reference drug. For instance, the FDCA provides a five-year period of non-patent marketing exclusivity within the U.S. to the first applicant to gain approval of a NDA for a new chemical entity (NCE). A drug is a NCE if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a Paragraph IV certification. The Hatch- Waxman Act also provides three years of marketing exclusivity to the holder of a NDA (including a 505(b)(2) NDA) for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) conducted or sponsored by the applicant were deemed by the FDA to be was essential to the approval of the application, including, for example, new indications, dosages or strengths of an existing drug. This three- year exclusivity period protects against FDA approval of ANDAs and 505(b)(2) NDA for drugs that include the innovation that required the new clinical data, but does not prohibit the FDA from approving ANDAs for drugs containing the original active ingredient. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA is required to conduct or obtain a right of reference to all of the non-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Biosimilar Exclusivity

The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which creates an abbreviated approval pathway for biosimilar products under section 351(k) of the Public Health Service Act (“PHSA”). A biosimilar product or “biosimilar” is a biological product that is highly similar to and has no clinically meaningful differences from an existing FDA-licensed reference product. Biosimilarity must be shown through analytical studies, animal studies, and at least one clinical study, absent a waiver. A biosimilar product may be deemed interchangeable with a prior licensed product if it is biosimilar and meets additional requirements under the BPCIA, including that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. An interchangeable product may be substituted for the reference product without the involvement of the prescriber.

Under the BPCIA, no section 351(k) application for a biosimilar may be submitted for four (4) years from the date of licensure of the reference product. Additionally, a reference biologic is granted twelve (12) years of exclusivity from the time of first licensure of the reference product, During this twelve (12)-year exclusivity period, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product submitted under section 351(a) of the PHSA containing the competing sponsor’s own pre-clinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of the other company’s product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product may obtain exclusivity against a finding of interchangeability for other biologics for the same condition of use for the lesser of (i) one (1) year after first commercial marketing of the first interchangeable biosimilar; (ii) eighteen (18) months after the first interchangeable biosimilar is approved if there is no patent challenge; (iii) eighteen (18) months after resolution of a lawsuit over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant; or (iv) forty-two (42) months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit is ongoing within the forty-two (42)-month period.

Expedited Development and Review Programs

Fast Track Designation

Fast track designation may be granted for a product that is intended to treat a serious or life-threatening disease or condition for which preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. The sponsor of an investigational drug product may request that the FDA designate the drug candidate for a specific indication as a fast track drug concurrent with, or after, the submission of the IND for the drug candidate. The FDA must determine if the drug candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request. For fast track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a fast track product’s NDA before the application is complete. This rolling review is available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a fast track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. At the time of NDA filing, the FDA will determine whether to grant priority review designation. Additionally, fast track designation may be withdrawn if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Breakthrough Therapy Designation

The FDA may also accelerate the approval of a designated Breakthrough Therapy, which is a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The sponsor of a Breakthrough Therapy may request the FDA to designate the drug as a Breakthrough Therapy at the time of, or any time after, the submission of a IND for the drug. If the FDA designates a drug as a Breakthrough Therapy, it must take actions appropriate to expedite the development and review of the application, which may include (i) holding meetings with the sponsor and the review team throughout the development of the drug; (ii) providing timely advice to, and interactive communication with, the sponsor regarding the development of the drug to ensure that the development program to gather the nonclinical and clinical data necessary for approval is as efficient as practicable; (iii) involving senior managers and experienced review staff, as appropriate, in a collaborative, cross-disciplinary review; (iv) assigning a cross-disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor; and (v) taking steps to ensure that the design of the clinical trials is as efficient as practicable, when scientifically appropriate, such as by minimizing the number of patients exposed to a potentially less efficacious treatment.

Accelerated Approval

Accelerated approval may be granted for a product that is intended to treat a serious or life-threatening condition and that generally provides a meaningful therapeutic advantage to patients over existing treatments. A product eligible for accelerated approval may be approved on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. The accelerated approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. The accelerated approval pathway is contingent on a sponsor’s agreement to conduct additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. These confirmatory trials must be completed with due diligence and, in some cases, the FDA may require that the trial be designed, initiated, and/or fully enrolled prior to approval. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the

United States, or more than 200,000 individuals in the United States but for which there is no reasonable expectation that the cost of developing and making the product for this type of disease or condition will be recovered from sales of the product in the United States.

Orphan drug designation must be requested before submitting a NDA. After the FDA grants orphan drug designation, the identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

The first NDA applicant to receive FDA approval for a particular active moiety to treat a rare disease for which it has such designation is entitled to a seven-year exclusive marketing period in the U.S. for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care, or in instances of drug supply issues. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Other benefits of orphan drug designation include tax credits for certain research and an exemption from the NDA user fee.

Pediatric Information

Under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted, with certain exceptions.

The Best Pharmaceuticals for Children Act, or BPCA, provides NDA holders a six-month extension of any exclusivity — patent or nonpatent — for a drug if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, the FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

Post-Marketing FDA Regulations

Following approval of a new product, a pharmaceutical company and the approved product are subject to continuing regulation by the FDA and other federal and state regulatory authorities, including, among other things, monitoring and record-keeping activities, reporting to applicable regulatory authorities of adverse experiences with the product, providing the regulatory authorities with updated safety and efficacy information, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations not described in the drug’s approved labeling (known as “off-label use”), limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses. Modifications or enhancements to the products or labeling or changes of site of manufacture are often subject to the approval of the FDA and other regulators, which may or may not be received or may result in a lengthy review process.

The FDA, state and foreign regulatory authorities have broad enforcement powers. Failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include the following:

•        untitled letters or warning letters;

•        fines, disgorgement, restitution or civil penalties;

•        injunctions (e.g., total or partial suspension of production) or consent decrees;

•        product recalls, administrative detention, or seizure;

•        customer notifications or repair, replacement or refunds;

•        operating restrictions or partial suspension or total shutdown of production;

•        delays in or refusal to grant requests for future product approvals or foreign regulatory approvals of new products, new intended uses, or modifications to existing products;

•        withdrawals or suspensions of FDA product marketing approvals or foreign regulatory approvals, resulting in prohibitions on product sales;

•        clinical holds on clinical trials;

•        FDA refusal to issue certificates to foreign governments to export products for sale in other countries; and

•        criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations. Such actions by government agencies could also require us to expend a large amount of resources to respond to the actions. Any agency or judicial enforcement action could have a material adverse effect on our business.

Prescription drug advertising is subject to federal, state and foreign regulations. In the United States, the FDA regulates prescription drug promotion, including direct-to-consumer advertising. Prescription drug promotion materials must be submitted to the FDA in conjunction with their first use. Any distribution of prescription drug products and pharmaceutical samples must comply with the U.S. Prescription Drug Marketing Act (“PDMA”), a part of the FDCA. Once a product is approved, its manufacture is subject to comprehensive and continuing regulations by the FDA. The FDA regulations require the products be manufactured in specific approved facilities and in accordance with cGMP, and NDA or BLAholders must list their products and register their manufacturing establishments with the FDA. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws.

NDA or BLAholders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms. These firms are subject to inspections by the FDA at any time, and the discovery of violations could result in enforcement actions that interrupt the operation of any such facilities or the ability to distribute products manufactured, processed or tested by them. Newly-discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures.

Healthcare and Reimbursement Regulation

If VAR 200, IC 100 and any other product candidate that we seek to develop, are approved by the FDA, government coverage and reimbursement policies will both directly and indirectly affect our ability to successfully commercialize the product, and such coverage and reimbursement policies will be affected by future healthcare reform measures. Government health administration authorities, private health insurers and other organizations generally decide which drugs they will pay for and establish reimbursement levels for healthcare. In particular, in the United States, private health insurers and other third-party payors often provide reimbursement for products based on the level at which the government (through the Medicare or Medicaid programs) provides reimbursement for such treatments. Patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Many patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. Sales of our products will therefore depend substantially, both domestically and abroad, to the extent they are reimbursed by government health administration authorities, such as Medicare and Medicaid, private health coverage insurers and other third-party payors. The market for our products will depend significantly on access to third-party payors’ formularies, or lists of products or treatments for which third-party payors provide coverage and reimbursement. Also, third-party payors are developing increasingly sophisticated methods of controlling healthcare costs. Coverage and reimbursements for therapeutic products can differ significantly from payor to payor. A third-party payors’ decision to provide coverage for a medical product or service does not imply that an adequate reimbursement rate will be approved. One third-party payor’s decision to cover a particular medical product or service does not assure that other payors will also provide coverage for the medical product or services, or to provide coverage at an adequate reimbursement rate. As a result, the coverage determination process will require us to provide scientific and clinical support for the use of or products to each payor separately, with no assurance that adequate coverage and reimbursement will be obtained.

In the United States and other potentially significant markets for VAR 200, IC 100 and any other product candidate that we seek to develop, government authorities and other third-party payors are developing increasingly sophisticated methods of controlling healthcare costs. For example, third-party payors are attempting to limit or regulate the price of medical products, particularly for new and innovative products and therapies, which has resulted in lower average selling prices. Further, the increased emphasis on managed healthcare in the United States will put additional pressure on product pricing, reimbursement and usage. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general.

The United States and some foreign jurisdictions have enacted or are considering a number of additional legislative and regulatory proposals designed to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives, including the Patient Protection and Affordable Care Act, or ACA, enacted in March 2010. In the future, there may be additional proposals relating to the reform of the United States health care system, some of which could further limit the prices we are able to charge for our products, or the amounts of reimbursement available for our products. If drug products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

Further, if a drug product is reimbursed by Medicare, Medicaid or other federal or state healthcare programs, we, and our business activities, including but not limited to our sales, marketing and scientific/educational grant programs must comply with the False Claims Act, as amended, the federal Anti-Kickback Statute, as amended, other healthcare fraud and abuse laws and similar state laws. Additionally, if an outpatient prescription drug product is reimbursed by Medicare or Medicaid, pricing and rebate programs must comply with, as applicable, the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990, as amended, and the Medicare Prescription Drug Improvement and Modernization Act of 2003.

Other Regulatory Matters and Compliance Requirements

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the United States, the Centers for Medicare & Medicaid Services (“CMS”), other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, and state and local governments. Sales, marketing and scientific/educational programs must also comply with federal and state fraud and abuse laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair completion laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The Federal Physician Payments Sunshine Act within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates”— independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. For example, California recently enacted legislation, the California Consumer Privacy Act, or CCPA, which went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach.

Corruption Laws

The U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws generally prohibit companies and their intermediaries from making improper payments or providing anything of value to improperly influence foreign government officials for the purpose of obtaining or retaining business, or obtaining an unfair advantage. In recent years, there has been a substantial increase in the global enforcement of anti-corruption laws. Our anticipated non-U.S. operations and our anticipated expansion into additional countries outside the United States, including in developing countries, could increase the risk of such violations. Violations of these laws may result in severe criminal or civil sanctions, could disrupt our business, and could adversely affect our reputation, business and results of operations or financial condition.

International Regulation of Drugs

Before we can market VAR 200, IC 100 and any other product candidate that we seek to develop, in any jurisdiction outside of the United States, we must obtain the necessary marketing authorizations in such jurisdiction. Many such jurisdictions require extensive safety and efficacy data similar to the data required by the FDA before granting marketing authorization. We may not be successful in obtaining marketing authorizations that we seek outside of the United States. If we are successful in obtaining marketing authorization in one jurisdiction, including the United States, that authorization does not ensure that we will receive marketing authorization in any other jurisdiction. The authorizations that are required to market a pharmaceutical product vary greatly from jurisdiction to jurisdiction. If we obtain marketing approval in any jurisdiction outside of the United States, we will be subject to ongoing regulation in such jurisdiction, consistent with the ongoing regulations to which we would be subject in the United States.

International Data Privacy and Security Laws

Certain non-U.S. laws, such as the GDPR govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, in Europe, the GDPR went into effect in May 2018 and introduces strict requirements for processing the personal data of individuals within the EEA. The GDPR also increases the scrutiny of transfers of personal data from clinical trial sites located in the EEA to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws. Further, recent legal developments in Europe have created complexity and compliance uncertainty regarding certain transfers of information from the EEA to the United States. For example, on June 16, 2020, the Court of Justice of the European Union, or the CJEU, declared the EU-U.S. Privacy Shield framework, or the Privacy Shield, to be invalid. As a result, Privacy Shield is no longer a valid mechanism for transferring personal data from the EEA to the United States. Moreover, it is uncertain whether the standard contractual clauses will also be invalidated by the European courts or legislature, which seems possible given the rationale behind the CJEU’s concerns about U.S. law and practice on government surveillance. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Additionally, following the United Kingdom’s withdrawal from the European Union and the EEA, companies have to comply with the GDPR and the GDPR as incorporated into United Kingdom national law, the latter regime having the ability to separately fine up to the greater of £17.5 million or 4% of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, for example around how data can lawfully be transferred between each jurisdiction, which exposes us to further compliance risk. In Canada, PIPEDA and similar provincial laws impose obligations on companies with respect to processing personal information, including health-related information, and provides individuals certain rights with respect to such information, including the right to access and challenge the accuracy of their personal information held by an organization. Failure to comply with PIPEDA could result in significant fines and penalties.

Properties

On January 18, 2019, the Company entered into a lease agreement (the “Lease”) for approximately 3,502 square feet of office space located at 2200 North Commerce Parkway, Suite 208, Weston, Florida 33326. The lease term is for 60 months beginning in January 2019 and ends in January 2024. We believe that our existing facility is adequate for our current needs, but additional office space may be required in connection with any anticipated expansion of our staff.

Employees

We have five (5) full time employees, including Stephen Glover, our Founder, Chairman and Chief Executive Officer. We currently rely on several consultants who provide services to our Company. None of our employees are represented by a labor union or covered by collective bargaining agreements. We consider our relationship with our employees to be good. We anticipate that the number of employees will significantly increase as we continue to develop VAR 200, IC 100 and other product candidates that we seek to develop. Additionally, we utilize and expect to continue to utilize clinical research organizations and third parties to perform our pre-clinical studies, clinical studies and manufacturing.

Legal Proceedings

We are not currently party to or aware of being subject to any material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business, which could have a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation could impact our business due to defense and settlement costs, diversion of management resources and other factors.

Corporate Information

ZyVersa Therapeutics, Inc. was incorporated under the laws of the State of Florida on March 11, 2014. Our principal executive offices are located at 2200 North Commerce Parkway, Suite 208, Weston, Florida 33326. Our telephone number is 754-231-1688, and our website can be found at https://www.zyversa.com.

LARKSPUR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “us,” “our” or “we” refer to Larkspur Health Acquisition Corp. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes included herein.

Cautionary Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this Report including, without limitation, statements under this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward- looking statements. When used in this Report, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward- looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are qualified in their entirety by this paragraph.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Liquidity, Capital Resources Going Concern

On December 23, 2021, we consummated our initial public offering of 7,500,000 units. Each unit consists of one share of Class A common stock of the Company, par value $0.0001 per share, and three-fourths of one redeemable warrant of the Company, with each warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per whole share. The units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $75,000,000.

Simultaneously with the closing of the IPO, the Company consummated a private placement with the Sponsors of 317,600 units in the aggregate, each unit consisting of one Class A common stock of the Company and three-fourths of one redeemable warrant, each at a purchase price of $10.00 per unit, generating gross proceeds to the Company of $3,176,000.

A total of $75,750,000 of the proceeds from the initial public offering and sale of the placement units was placed in the trust account maintained by maintained by Continental Stock Transfer and Trust Co., acting as trustee.

On January 6, 2022, we issued an additional 267,159 units and 2,672 placement units in connection with the exercise of the underwriters’ over-allotment option, generating an additional $2,698,306 of gross proceeds.

For the six months ended June 30, 2022, the net decrease in cash was $588,350. For the same period, cash used in operating activities was $588,350, primarily as a result of a net loss of $1,113,645 partially offset by a change in accrued liabilities of $575,217. Cash used in investing activities was $2,698,306, used for cash deposited into the Trust, and cash provided by financing activities was $2,698,306 and primarily relates to the underwriters partial exercise of the over allotment option.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Our sponsors, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsors, officers or directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsors or an affiliate of our sponsors or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsors or an affiliate of our sponsors as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Our sponsors have agreed to waive their redemption rights with respect to their founder shares (i) in connection with the consummation of a business combination, (ii) in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination within 12 months from the completion of the IPO (or up to 18 months from the closing of the IPO, at the election of the Company, in two separate three month extensions subject to satisfaction of certain conditions, including the deposit $776,716 ($0.10 per unit) for each three month extension, into the trust account, or as extended by the Company’s stockholders in accordance with our amended and restated certificate of incorporation) and (iii) if we fail to consummate a business combination within 12 months from the completion of the IPO (or up to 18 months from the closing of the IPO at the election of the Company in two separate three month extensions subject to satisfaction of certain conditions, including the deposit $776,716 ($0.10 per unit) for each three month extension, into the trust account, or as extended by the Company’s stockholders in accordance with our amended and restated certificate of incorporation) or if we liquidate prior to the expiration of the 12-month period (or up to 18-month period). However, our initial stockholders will be entitled to redemption rights with respect to any public shares held by them if we fail to consummate a business combination or liquidate within the 12-month period (or up to 18-month period). In addition, the representative has agreed (i) to waive its redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of our initial business combination and (ii) to waive its rights to liquidating distributions from the trust account with respect to such shares if we fail to complete our initial business combination within 12 months from the closing of the IPO (or up to 18 months from the closing of the IPO at the election of the Company in two separate three month extensions subject to satisfaction of certain conditions, including the deposit of $776,716 ($0.10 per unit) for each three month extension, into the trust account, or as extended by the Company’s stockholders in accordance with our amended and restated certificate of incorporation).

Pursuant to a registration rights agreement we entered into with our initial stockholders on December 20, 2021, we may be required to register certain securities for sale under the Securities Act. Our initial stockholders (including the representative), and holders of units issued upon conversion of working capital loans, if any, are entitled under the registration rights agreement to make up to three demands that we register certain of our securities held by them for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by us. We will bear the costs and expenses of filing any such registration statements.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies or estimates.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of stock, which are referred to as Class A Common Stock and Class B Common Stock. Income and losses are shared pro rata between the two classes of stock. Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

The calculation of diluted loss per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of June 30, 2022 and June 30, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and is accounted for as a liability pursuant to ASC 480. The warrants issued in connection with the initial public offering and the private placement are recorded in equity as they qualify for equity treatment under ASC 815-40.

Class A common stock subject to possible redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2022 and December 31, 2021, the shares of Class A common stock subject to possible redemption in the amount of $78,448,306 and $75,750,000, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

ZYVERSA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of ZyVersa’s results of operations and financial condition should be read in conjunction with the information set forth in ZyVersa’s audited financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.    This discussion contains forward-looking statements based upon ZyVersa’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of ZyVersa Therapeutics, Inc., a Florida corporation, and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the post-combination company and its subsidiaries following the consummation of the Business Combination.

Business Overview

We are a clinical stage specialty biopharmaceutical company leveraging advanced proprietary technologies to develop products for patients with renal or inflammatory diseases with high unmet medical needs.

Our lead renal drug candidate, which we refer to as VAR 200 (2-hydroxypropyl-beta-cyclodextrin or “2HβCD”), is a cholesterol efflux mediator with potential to treat multiple renal indications. Our lead anti-inflammatory drug candidate, which we refer to as IC 100, is a humanized monoclonal antibody inflammasome ASC inhibitor with potential to treat multiple inflammatory diseases.

Impact of the COVID-19 Pandemic

In December 2019, there was an outbreak of a novel strain of coronavirus, or COVID-19. In March 2020, the World Health Organization declared COVID-19 a pandemic. The current COVID-19 pandemic has presented a substantial public health and economic challenge around the world and is affecting our employees, patients, communities and business operations, as well as the U.S. economy and financial markets. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19, the actions taken to contain it or mitigate its impact and the economic impact on local, regional, national and international markets. To date, the pandemic has caused some delays in the IC 100 preclinical program and we had to delay initiation of the VAR 200 phase 2a clinical trial. We will continue to monitor the overall impact of the COVID-19 pandemic on our business, financial condition, liquidity, assets and operations, including our personnel, programs, expected timelines, expenses, third-party contract manufacturing, contract research organizations and clinical trials.

While we have not experienced any significant interruptions to our contract manufacturers’ processes, it is possible that the pandemic and response efforts may have an impact in the future on our third-party contract manufacturers’ ability to produce quantities of our product candidates for preclinical testing and clinical trials. In addition, we rely on contract research organizations or other third parties to assist us with clinical trials, and we cannot guarantee that they will be able to operate in a timely and satisfactory manner as a result of the pandemic. Likewise, we cannot guarantee that clinical investigators will be able to operate in a timely and satisfactory manner during the pandemic. We and our contract research organizations may also need to make certain adjustments to the operation of planned clinical trials in an effort to minimize risk to trial integrity during the pandemic and generally.

We have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees, including having all of our employees work remotely, suspending all non-essential travel worldwide for our employees and discouraging employee attendance at industry events and in-person work-related meetings, which could negatively affect our business.

Financial Operations Overview

We have not generated any Revenue to date and have incurred significant operating losses. Our net losses were $8,084,161 and $12,683,166 for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, we had an accumulated deficit of $53 million and cash of $328,581. We expect to continue to incur significant expenses for the foreseeable future and to incur operating losses. We expect our expenses will increase in connection with our ongoing activities as we:

•        Progress development of VAR 200 and IC 100

•        prepare and file regulatory submissions;

•        begin to manufacture our product candidates for clinical trials;

•        hire additional research and development, finance, and general and administrative personnel;

•        protect and defend our intellectual property.

We will need additional financing to support our continuing operations. We will seek to fund our operations through public or private equity or debt financings or other sources, which may include government grants and collaborations with third parties. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. We will need to generate significant Revenues to achieve profitability, and we may never do so.

Components of Operating Results

Revenue

Since inception, we have not generated any Revenue and do not expect to generate any Revenue from the sale of products in the near future. If our development efforts for our product candidates are successful and result in regulatory approval, or if we enter into collaboration or license agreements with third parties, we may generate Revenue in the future from a combination of product sales or payments from collaboration or license agreements.

Operating Expenses

Research and Development Expenses

Research and development expenses consist of costs incurred in the discovery and development of our product candidates, and primarily include:

•        expenses incurred under third party agreements with contract research organizations (CROs), and investigative sites, that conducted or will conduct our clinical trials and a portion of our pre-clinical activities;

•        costs of raw materials, as well as manufacturing cost of our materials used in clinical trials and other development testing;

•        expenses, including salaries, stock-based compensation and benefits of employees engaged in research and development activities;

•        costs of equipment, depreciation and other allocated expenses; and

•        fees paid for contracted regulatory services as well as fees paid to regulatory authorities including the US Food and Drug Administration for review and approval of our product candidates.

We expense research and development costs as incurred. Costs for external development activities are recognized based on an evaluation of the progress to completion of specific tasks using information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and are reflected in our financial statements as prepaid expenses or accrued expenses.

Research and development activities are central to our business model. We expect that our research and development expenses will continue to increase for the foreseeable future as we continue clinical development for our product candidates. As products enter later stages of clinical development, they will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Historically, our research and development costs have primarily related to the development of VAR 200 and IC 100. As we advance VAR 200 and IC 100, as well as identify any other potential product candidates, we will continue to allocate our direct external research and development costs to the products. We expect to fund our research and development expenses from our current cash and cash equivalents and any future equity or debt financings, or other capital sources, including potential collaborations with other companies or other strategic transactions.

The successful development of our product candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the remainder of the development of, or when, if ever, material net cash inflows may commence from our product candidates. This uncertainty is due to the numerous risks and uncertainties associated with the duration and cost of clinical trials, which vary significantly over the life of a project as a result of many factors, including:

•        the number of clinical sites included in the clinical trials;

•        the length of time required to enroll suitable patients;

•        the size of patient populations participating in the clinical trials;

•        the number of doses a patient receives;

•        the duration of patient follow-ups;

•        the development state of the product candidates; and

•        the efficacy and safety profile of the product candidates

Our expenditures are subject to additional uncertainties, including the terms and timing of regulatory approvals, and the expense of filing, prosecuting, defending and enforcing any patent claims or other intellectual property rights. We may never succeed in achieving regulatory approval for our product candidates. We may obtain unexpected results from our clinical trials. We may elect to discontinue, delay or modify clinical trials of our product candidates. A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or other regulatory authorities were to require us to conduct clinical trials beyond those that we currently anticipate, or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development. Product commercialization will take several years and likely millions of dollars in development costs.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, stock-based compensation and related costs for our employees in administrative, executive and finance functions. General and administrative expenses also include professional fees for legal, accounting, audit, tax and consulting services, insurance, human resource, information technology, office, and travel expenses.

We expect that our general and administrative expenses will increase in the future as we increase our general and administrative headcount to support our continued research and development and potential commercialization of our product candidates. We also expect to incur increased expenses associated with being a public company, including costs of accounting, audit, legal, regulatory and tax compliance services, director and officer insurance, and investor and public relations costs.

Other (Income) Expense

Interest expense includes interest on indebtedness and accretion of debt discount which are associated with the unsecured convertible promissory notes which bear interest at a rate equal to 6% per annum.

Change in fair value of derivative liability represents the periodic mark-to-market of our derivative liabilities. The Company recorded derivative liabilities that were measured at fair value at issuance, related to the redemption features and put options of certain convertible notes payable. For the six months ended June 30, 2022, the change in fair value was $0.2 million.

Gain on forgiveness of PPP Loan represents the income from the derecognition of our PPP Loan liability.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (or, U.S. GAAP). The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during a reporting period. Actual results could differ from estimates.

While our significant accounting policies are described in more detail in Note 3 to our full year financial statements, we believe that the following accounting policies are those most critical to the judgements and estimates used in the preparation of our financial statements.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The embedded derivative in certain of the Company’s convertible notes is bifurcated from the debt host and recorded as a derivative liability on the Company’s balance sheet. The derivative liability is $560,600 as of December 31, 2021. The fair value of the embedded derivative is determined using a combination of a discounted cash flow and a Black-Scholes valuation technique. Significant assumptions in the discounted cash flow valuation include a discount rate, the probability of a qualified offering occurring, the probability of a change of control occurring, and the probability of a dissolution. Significant assumptions in the Black-Scholes valuation include the fair value of common stock, risk free interest rate, expected term, and expected volatility.

Research and Development Expenses

Research and development costs are expensed as incurred and include all direct and indirect costs associated with the development of our product candidates. These expenses include payments to third parties for research, development and manufacturing services, personnel costs and depreciation on manufacturing equipment. At the end of the reporting period, we compare payments made to third party service providers to the estimated progress toward completion of the research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to service providers and the progress that we estimate have been made as a result of the service provided, we may record net prepaid or accrued expense relating to these costs.

Fair Value of Stock Options and Warrants

The Company has computed the fair value of stock options and warrants granted using the Black-Scholes option pricing model. Option forfeitures are accounted for at the time of occurrence. As there has been no public market for ZyVersa’s common stock to the date of this proxy statement/prospectus, the fair value of the Company’s common stock was determined by the board of directors at each grant date and at quarter-end. For the year-ended

December 31, 2021, the Company determined the fair value of their common stock with the assistance of a third-party valuation specialist using an income approach. A discount for lack of marketability of the common stock is applied to arrive at an indication of value for the common stock. This third-party valuation was performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The third-party valuation was performed as of March 31, 2021, which resulted in a fair value of $3.25 per share. ZyVersa’s board of directors considered various objective and subjective factors to determine any changes in fair value of its common stock as of each grant date and at quarter-end, including:

•        ZyVersa’s financial position, including cash on hand, and its historical and forecasted performance and results of operations;

•        the progress of its research and development programs, including the status and results of studies;

•        ZyVersa’s stage of development and commercialization and its business strategy;

•        external market conditions affecting the biopharmaceutical industry;

•        the likelihood of achieving a liquidity event, such as an initial public offering, or IPO; and

•        the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.

Application of this approach involves the use of estimates, judgment, and assumptions that are complex and subjective, such as those regarding the expected future Revenue, expenses, and cash flows, discount rates, and the selection of comparable companies. Changes in any of these estimates and assumptions may impact the valuation and may have a material impact on the valuation of common stock which is the key input into the calculation of stock-based compensation.

During 2020, the fair value of the Company’s common stock was determined using a market approach based on recent sales of the Company’s common stock to third parties.

The expected term used for options is the estimated period of time that options granted are expected to be outstanding. The expected term used for warrants is the contractual life. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” option grants. The Company does not currently have a public trading history for the common shares to support its historical volatility calculations. Accordingly, the Company is utilizing an expected volatility figure based on a review of the historical volatility of six comparable entities over a period of time equivalent to the expected life of the instrument being valued. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued.

Results of Operations

Comparison of the Six Months Ended June 30, 2022 and 2021

The following table summarizes our results of operations for the six months ended June 30, 2022 and 2021:

	For the Six Months Ended June 30,		Favorable (Unfavorable)	% Change
(in thousands)	2022	2021
Operating expenses:
Research and development	$1,786	$1,083	$(703)	(64.9)%
General and administrative	3,466	2,730	(736)	(27.0)%
Total Operating Expense	5,252	3,813	(1,439)	(37.7)%

Total Operating Loss	(5,252)	(3,813)	(1,439)	(37.7)%

Other Income (Expense), Net	(501)	(422)	(79)	(18.7)%

Net loss	$(5,753)	$(4,235)	$(1,518)	(35.8)%

Research and development expenses

The following table summarizes our research and development expenses for the six months ended June 30, 2022 and 2021:

	For the Six Months Ended June 30,		Favorable (Unfavorable)	% Change
(in thousands)	2022	2021
Research and development
Personnel expenses	$749	$653	$(96)	(14.7)%
Clinical operations
VAR200	(100)	5	105	1965.5%
Pre-clinical operations
VAR200	—	—	—	0.0%
IC100	30	161	131	81.4%
Drug manufacturing and formulation
VAR200	6	20	15	72.5%
IC100	1,021	114	(907)	(796.1)%
Other costs
VAR200	23	21	(2)	(7.1)%
IC100	58	109	51	46.8%
Total research and development	$1,786	$1,083	$(703)	(64.9)%

Research and development expenses were $1.8 million for the six months ended June 30, 2022, an increase of $0.7 million or 65% from the six months ended June 30, 2021.

Personnel expenses increased by approximately $0.1 million, or 15%, to approximately $0.7 million for the six months ended June 30, 2022 from approximately $0.6 million for the six months ended June 30, 2021. The increase in personnel expenses is primarily related to an increase in stock-based compensation of approximately $0.1 million as a result of options granted to consultants that immediately vested.

Clinical operations decreased by approximately $105 thousand, or 1966%, for the six months ended June 30, 2022 from approximately $5 thousand for the six months ended June 30, 2021. The decrease in clinical operations is primarily related to a credit received from a vendor for work that was not completed due to the COVID-19 pandemic.

Pre-clinical operations decreased by approximately $0.1 million to $0.0 million for the six months ended June 30, 2022 from approximately $0.2 million for the six months ended June 30, 2021. The decrease is a result of minimal pharmacology spending occurring during the six months ended June 30, 2022.

Drug manufacturing and formulation increased by approximately $0.9 million to approximately $1.0 million for the six months ended June 30, 2022 from approximately $0.1 million for the six months ended June 30, 2021. The increase is driven by a $0.9 million purchase of materials for the anticipated batch manufacturing.

Other research and development costs decreased by approximately $49 thousand to approximately $81 thousand for the six months ended June 30, 2022 from approximately $130 thousand for the six months ended June 30, 2021. The decrease is driven by a decrease in expenses during the six months ended June 30, 2022 related to less Scientific Advisory Board meetings.

General and administrative expenses

The following table summarizes our general and administrative (or, G&A) expenses the six months ended June 30, 2022 and 2021:

	For the Six Months Ended June 30,		Favorable (Unfavorable)	% Change
(in thousands)	2022	2021
General and administrative:
Personnel expenses	$2,777	$2,096	$(681)	(32.5)%
Legal and professional fees	508	365	(143)	(39.2)%
Rent expense	76	74	(2)	(2.7)%
Other	105	195	90	46.1%
Total general and administrative	$3,466	$2,730	$(736)	(27.0)%

General and administrative expenses were $3.5 million for the six months ended June 30, 2022, an increase of $0.7 million or 27% from the six months ended June 30, 2021.

Personnel expenses increased by approximately $0.7 million, or 33%, to approximately $2.8 million for the six months ended June 30, 2022 from approximately $2.1 million for the six months ended June 30, 2021. The increase in personnel expenses is primarily related to an increase in stock-based compensation of $1.0 million as a result of options granted during the six months ended June 30, 2022 that immediately vested.

Legal and professional fees increased by approximately $0.1 million, or 39%, to approximately $0.5 million for the six months ended June 30, 2022, from $0.4 million for the six months ended June 30, 2021 due to potential business combination which are not directly related to the transaction.

Rent expense was approximately $76 thousand for the six months ended June 30, 2022 and 2021.

Other general and administrative expense decreased by approximately $90 thousand, or 46%, to approximately $105 thousand for the six months ended June 30, 2022 from approximately $195 thousand for the six months ended June 30, 2021. The decrease in other expenses is primarily related to an approximately $50 thousand reduction in advisory service fees in addition to approximately $20 thousand in board fees due to the retirement of the chairman of the board of directors.

Interest and other income (expense), net

The following table summarizes interest and other income (expense), net for the six months ended June 30, 2022 and 2021:

	For the Six Months Ended June 30,		Favorable (Unfavorable)	% Change
(in thousands)	2022	2021
Other Expense
Interest expense	$308	$391	$83	21.1%
Change in fair value of derivative liability	193	31	(162)	(528.9)%
Total Other Expense, Net	$501	$422	$(79)	(18.8)%

Total other expense, net was $0.5 million during the six months ended June 30, 2022, an increase of $0.1 million or 19% compared to the six months ended June 30, 2021. The change was a result of an increased loss from the change in the fair value of the derivative liability of $0.2 million.

Cash Flows

The following table summarizes our cash flows from operating, investing and financing activities for the six months ended June 30, 2022 and 2021:

	June 30,		Increase (decrease)
(in thousands)	2022	2021
Net cash provided by (used in)
Operating activities	$(689)	$(3,762)	$3,072
Financing activities	$690	$5,230	(4,540)

Cash Flows from Operating Activities

Net cash used in operating activities for the six months ended June 30, 2022 and 2021 was approximately $0.7 million and $3.8 million, respectively. During the six months ended June 30, 2022 and 2021, the net cash used in operating activities was primarily attributable to the net loss from continuing operations of approximately $5.8 million and $4.2 million, respectively, offset by $2.9 million and $2.1 million, respectively, of net non-cash expenses the majority of which was driven by stock based compensation, and approximately $2.2 million and $1.6 million, respectively, of cash provided by/used in changes in the levels of operating assets and liabilities, respectively.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2022 was approximately $0.7 million compared to approximately $5.2 million for the six months ended June 30, 2021. Cash provided by financing activities during the six months ended June 30, 2022 represented proceeds from the issuance of preferred stock in private placement of $0.4 million. During the six months ended June 30, 2021, we received $5.2 million of proceeds from the issuance of convertible notes payable.

Comparison of the years ended December 31, 2021 and December 31, 2020

The following table summarizes our results of operations for the years ended December 31, 2021 and 2020:

	For the Years Ended December 31,		Favorable (Unfavorable)	% Change
(in thousands)	2021	2020
Operating expenses:
Research and development	$2,124	$6,469	$4,345	67.2%
General and administrative	5,580	5,364	(216)	(4.0)%
Total Operating Expense	7,704	11,833	4,129	34.9%

Total Operating Loss	(7,704)	(11,833)	4,129	34.9%

Other Income (Expense), Net	(380)	(850)	470	(55.3)%
Net loss	$(8,084)	$(12,683)	$4,599	36.3%

Research and development expenses

The following table summarizes our research and development expenses for the years ended December 31, 2021 and 2020:

	For the Years Ended December 31,		Favorable (Unfavorable)	% Change
(in thousands)	2021	2020
Research and development
Personnel expenses	$1,307	$1,998	$692	34.6%
Clinical operations
VAR200	259	67	(192)	(287.4)%
Pre-clinical operations
VAR200	—	107	107	100.0%
IC100	161	773	612	79.2%
Drug manufacturing and formulation
VAR200	25	381	356	93.5%
IC100	144	1,057	913	86.4%
Other costs
VAR200	42	1,707	1,665	97.6%
IC100	187	379	191	50.6%
Total research and development	$2,125	$6,469	$4,344	67.2%

Research and development expenses were $2.1 million for the year ended December 31, 2021, a decrease of $4.3 million or 67% compared to the year ended December 31, 2020. The decrease in research and development expenses was due to an overall decrease in spending due to the COVID-19 pandemic.

Personnel expenses decreased by approximately $0.7 million, or 35%, to approximately $1.3 million for the year ended December 31, 2021 from approximately $2.0 million for the year ended December 31, 2020. The decrease is a result of $0.2 million in reduced wages due to reduction in staff in addition to increased stock-based compensation of $0.5 million in 2020 as a result of a reduction in staff due to the COVID-19 pandemic as all reduced staff received immediate vesting of their stock compensation.

Clinical operations increased by approximately $0.2 million, or 287%, to approximately $0.3 million for the year ended December 31, 2021 from approximately $0.07 million for the year ended December 31, 2020. The increase in clinical operations is primarily related to $0.2 million in additional expenses for VAR200.

Pre-clinical operations decreased by approximately $0.7 million to approximately $0.2 million for the year ended December 31, 2021 from approximately $0.9 million for the year ended December 31, 2020. The decrease is a result of a decrease in pre-clinical activities of $0.1 million and $0.6 million relating to VAR 200 and IC 100, respectively.

Drug manufacturing and formulation decreased by approximately $1.3 million to approximately $0.2 million for the year ended December 31, 2021 from approximately $1.4 million for the year ended December 31, 2020. The decrease was driven by a $ 1.3 million reduction in spending as a result of an unfavorable investment environment in 2021 in addition to the COVID-19 pandemic.

Other research and development costs decreased by approximately $1.9 million to approximately $0.2 million for the year ended December 31, 2021 from $2.1 million for the year ended December 31, 2020. The decrease was driven by a decrease in research and development activities of approximately $0.2 million related to IC 100 in 2021 and $1.7 million in additional costs in 2020 related to VAR 200. We expect our research and development expenses to increase commensurate with our funding levels, and such expenses are expected to be apportioned across all categories as needed.

General and administrative expenses

The following table summarizes our general and administrative expenses for the years ended December 31, 2021 and 2020:

	For the Years Ended December 31,		Favorable (Unfavorable)	% Change
(in thousands)	2021	2020
General and administrative:
Personnel expenses	$4,474	$3,765	$(708)	(18.8)%
Legal and professional fees	639	929	290	31.2%
Rent expense	148	248	99	40.2%
Other	319	423	103	24.4%
Total general and administrative	$5,580	$5,365	$(216)	(4.0)%

General and administrative expenses were $5.6 million for the year ended December 31, 2021, an increase of $0.2 million or 4% from the year ended December 31, 2020.

Personnel expenses increased by approximately $0.7 million, or 19%, to approximately $4.5 million for the year ended December 31, 2021 from approximately $3.8 million for the year ended December 31, 2020. The increase in personnel expenses is primarily related to an increase in stock-based compensation of $0.7 as a result of additional options granted in 2021.

Legal and professional fees decreased by approximately $0.3 million, or 31%, to approximately $0.6 million for the year ended December 31, 2021 from approximately $0.9 million for the year ended December 31, 2020. The decrease in legal and professional fees was driven by a decrease of $0.3 as a result of efficiencies gained for professional fees.

Rent expense decreased by approximately $0.1 million, or 40%, to approximately $0.1 million for the year ended December 31, 2021 from approximately $0.2 million for the year ended December 31, 2020. The decrease was driven by the closure of the Philadelphia office in December 2020 because of COVID-19 government restrictions.

Other general and administrative expense decreased by approximately $0.1 million, or 24%, to approximately $0.3 million for the year ended December 31, 2021 from approximately $0.4 million for the year ended December 31, 2020. The decrease in other expenses is primarily related to a $0.06 million decrease in marketing sponsorship programs and a $0.04 million decrease in Board fees due to fewer Board members.

Other (income) expense

The following table summarizes other (income) expense for the years ended December 31, 2021 and 2020:

	For the Years Ended December 31,		Favorable (Unfavorable)	% Change
(in thousands)	2021	2020
Other (Income) Expense
Interest expense	$821	$516	$(305)	59.1%
Change in fair value of derivative liability	(228)	334	562	168.3%
Gain on forgiveness of PPP loan	(213)	—	213	0.0%
Total Other Expense, Net	$380	$850	$470	55.3%

Total other expense, net was $0.4 million for the year ended December 31, 2021, a decrease of $0.5 million or 55% compared to the year ended December 31, 2020. The change was a result of an increase in interest expense of approximately $0.3 million as a result of the incremental convertible debt issued in 2021 which was offset by an increased gain from the change in the fair value of the derivative liability of $0.6 million and a gain on the forgiveness of the PPP loan in 2021 of approximately $0.2 million.

Cash Flows

The following table summarizes our cash flows from operating and financing activities for the years ended December 31, 2021 and 2020:

	For the Years Ended December 31,
(in thousands)	2021	2020
Net cash provided by (used in)
Operating activities	$(5,076)	$(5,110)
Financing activities	$5,230	$4,560

Cash Flows from Operating Activities

Net cash used in operating activities for the years ended December 31, 2021 and 2020 was approximately $5.1 million. During the years ended December 31, 2021 and 2020, the net cash used in operating activities was primarily attributable to the net loss from continuing operations of approximately $8.1 million and $12.7 million, respectively, offset by $4.0 million and $4.5 million, respectively, of net non-cash expenses, and approximately $1.0 million and $3.1 million, respectively, of cash used to fund or provided by changes in the levels of operating assets and liabilities, respectively.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2021 was approximately $5.2 million compared to approximately $4.6 million for the year ended December 31, 2020. Cash provided by financing activities during the year ended December 31, 2021 represented proceeds from the issuance of convertible notes payable. During the year ended December 31, 2020, we received $3.0 million of proceeds from the issuance of common stock and approximately $1.5 million from the issuance of convertible debt, and approximately $0.2 million from the issuance of notes payable. This was partially offset by approximately $0.1 million of debt issuance costs.

Liquidity and Capital Resources

The following table summarizes our total current assets, liabilities and working capital deficiency at June 30, 2022 and June 30, 2021, respectively.

	Six Months Ended June 30,
(in thousands)	2022	2021
Current Assets	$1,747	$1,751
Current Liabilities	$17,158	$13,111
Working Capital Deficiency	$(15,411)	$(11,361)

Since our inception in 2014 through June 30, 2022, we have not generated any revenue and have incurred significant operating losses and negative cash flows from our operations. Based on our current operating plan, we expect our cash of $0.1 million as of June 30, 2022 will be sufficient to fund our operating expenses and capital expenditure requirements on a month-to-month basis. However, it is difficult to predict our spending for our product candidates prior to obtaining FDA approval. Moreover, changing circumstances may cause us to expend cash significantly faster than we currently anticipate, and we may need to spend more cash than currently expected because of circumstances beyond our control.

Going Concern

Since inception we have been engaged in organizational activities, including raising capital and research and development activities. We have not generated revenues and have not yet achieved profitable operations, nor have we ever generated positive cash flow from operations. There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. We are subject to those risks associated with any pre-clinical stage pharmaceutical company that has substantial expenditures for research and development. There can be no assurance that our research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, we operate in an environment of rapid technological change and are largely dependent on the services of our employees and consultants. Further, our future operations are dependent on the success of the Company’s efforts to raise additional capital. These uncertainties raise substantial doubt about our ability to continue as a going concern for 12 months after the issuance date of our financial statements. The accompanying financial statements have been prepared on a going concern basis. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the company to continue as a going concern, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. We incurred a loss of $5.8 million for the six months ended June 30, 2022 and a net loss of $4.2 million for the six months ended June 30, 2021, and we had an accumulated deficit of $58.6 million at June 30, 2022. We incurred a loss of $8.1 million for the year ended December 31, 2021 and a net loss of $12.7 million for the year ended December 31, 2020, and had an accumulated deficit of $52.9 million at December 31, 2021. We anticipate incurring additional losses until such time, if ever, that we can generate significant revenue from our product candidates currently in development. Our primary source of capital has been the issuance of debt and equity securities. We believe that current cash is sufficient to fund operations and capital requirements on a month-to-month basis. Additional financings will be needed by us to fund our operations, to complete development of and to commercially develop our product candidates. There is no assurance that such financing will be available when needed or on acceptable terms.

Contractual Obligations

The following summarizes our contractual obligations as of June 30, 2022 that will affect our future liquidity. Based on our current operating plan, we plan to satisfy the obligations identified below from our current cash balance and future financing.

Cash requirements for our current liabilities include approximately $6.9 million for accounts payable and accrued expenses. Also, if not converted prior to maturity, convertible debt in the amount of $9.2 million will mature on December 31, 2022. There are no cash requirements for long term liabilities at June 30, 2022 or December 31, 2021.

Post-Business Combination Capital Needs

Following the completion of the reverse recapitalization and the related bridge financing transactions, we expect that our cash on hand, will enable us to make investments in our continued development of VAR200 and IC100 through at least early 2023. We intend to raise additional capital in the future to fund continued development.

Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve the principal balance and provide liquidity while producing a modest return on investment. Accordingly, our cash equivalents will be invested primarily in money market funds which are currently providing only a minimal return given the current interest rate environment.

We expect to continue to incur substantial additional operating losses for at least the next several years as we continue to develop our product candidates and seek marketing approval and, subject to obtaining such approval, the eventual commercialization of our product candidates. If we obtain marketing approval for our product candidates, we will incur significant sales, marketing and outsourced manufacturing expenses. In addition, we expect to incur additional expenses to add operational, financial and information systems and personnel, including personnel to support our planned product commercialization efforts. We also expect to incur significant costs to comply with corporate governance, internal controls and similar requirements applicable to us as a public company.

Our future use of operating cash and capital requirements will depend on many forward-looking factors, including the following:

•        the initiation, progress, timing, costs and results of clinical trials for our product candidates;

•        the clinical development plans we establish for each product candidate;

•        the number and characteristics of product candidates that we develop or may in-license;

•        the terms of any collaboration agreements we may choose to execute;

•        the outcome, timing and cost of meeting regulatory requirements established by the FDA or other comparable foreign regulatory authorities;

•        the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•        the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us;

•        the cost and timing of the implementation of commercial scale manufacturing activities; and

•        the cost of establishing, or outsourcing, sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own.

To continue to grow our business over the longer term, we plan to commit substantial resources to research and development, clinical trials of our product candidates, and other operations and potential product acquisitions and in-licensing. We have evaluated and expect to continue to evaluate a wide array of strategic transactions as part of our plan to acquire or in-license and develop additional products and product candidates to augment our internal development pipeline. Strategic transaction opportunities that we may pursue could materially affect our liquidity and capital resources and may require us to incur additional indebtedness, seek equity capital or both. In addition, we may pursue development, acquisition or in-licensing of approved or development products in new or existing therapeutic areas or continue the expansion of our existing operations. Accordingly, we expect to continue to opportunistically seek access to additional capital to license or acquire additional products, product candidates or companies to expand our operations, or for general corporate purposes. Strategic transactions may require us to raise additional capital through one or more public or private debt or equity financings or could be structured as a collaboration or partnering arrangement. We have no arrangements, agreements, or understandings in place at the present time to enter into any acquisition, in-licensing or similar strategic business transaction. In addition, we continue to evaluate commercial collaborations and strategic relationships with established pharmaceutical companies, which would provide us with more immediate access to marketing, sales, market access and distribution infrastructure.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences that are not favorable to us or our existing stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future Revenue streams or product candidates or to grant licenses on terms that may not be favorable to us.

JOBS Act Accounting Election

Each of Larkspur and ZyVersa is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. Following the Closing of the Business Combination, The Combined Entity expects to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Combined Entity (1) is no longer an emerging growth company or (2) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, following the Closing of the Business Combination, the Combined Entity intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act.

Recent Accounting Pronouncements Adopted

In August 2020, the FASB issued ASU 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” which simplifies the accounting for convertible instruments by eliminating certain accounting models when the conversion features are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in-capital. Under this ASU, certain debt instruments with embedded conversion features will be accounted for as a single liability measured at its amortized cost. Additionally, this ASU eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments. The new guidance is effective for annual periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. ZyVersa early adopted ASU 2020-06 effective January 1, 2021 which eliminated the need to assess whether a beneficial conversion feature needed to be recognized upon either (a) the 2021 issuance of new convertible notes; or (b) the 2021 resolution of any contingent beneficial conversion features.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (“The FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. This amendment is effective for private entities for fiscal years beginning after December 15, 2021, including interim periods within fiscal years beginning after December 15, 2022. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” and ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” in July 2018, and ASU No. 2018-20 “Leases (Topic 842) — Narrow Scope Improvements for Lessors” in December 2018. ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. ZyVersa Company does not expect the adoption of ASU 2016-02 to have a significant impact on its statements of operations and cash flows. Management believes the primary effect of adopting the new standard will be to record right-of-use assets and obligations for current operating leases. ZyVersa intends to adopt ASU 2016-02 in its fiscal year ended December 31, 2022 and for interim periods during the year ended December 31, 2023.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021. ZyVersa does not expect the adoption of this standard to have a material effect on its financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This new standard provides clarification and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (such as warrants) that remain equity classified after modification or exchange. This standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Companies should apply the new standard prospectively to modifications or exchanges occurring after the effective date of the new standard. Early adoption is permitted, including adoption in an interim period. If a Company elects to early adopt the new standard in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. ZyVersa does not expect the adoption of this standard to have a material effect on its financial statements.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations.

EXECUTIVE COMPENSATION OF ZYVERSA

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “ZyVersa,” “we,” “us” or “our” refers to ZyVersa prior to the consummation of the Business Combination and to the post-combination company and its consolidated subsidiary following the Business Combination.

Introduction

This section discusses the material components of the executive compensation program for ZyVersa’s executive officers who are named in the “Summary Compensation Table” below. As a smaller reporting company, ZyVersa is not required to include a Compensation Discussion and Analysis and has elected to comply with the scaled disclosure requirements applicable to smaller reporting companies. In 2021, ZyVersa’s executive officers who were “named executive officers” were as follows:

•        Stephen C. Glover, Co-Founder, Chief Executive Officer, and Chairman;

•        Nicholas A. LaBella, Jr., Chief Scientific Officer and Sr. Vice-President of Research and Development:

•        Karen A. Cashmere, Chief Commercial Officer; and

•        Peter Wolfe, Senior Vice President, Finance and Administration

All of the executive officers of ZyVersa will remain with the post-combination company.

This discussion may contain forward-looking statements that are based on ZyVersa’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that ZyVersa adopts following the effectiveness of this proxy statement/prospectus may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table for the Year Ended December 31, 2021

The following Summary Compensation Table sets forth information regarding the compensation paid to, awarded to, or earned by our Named Executive Officers in 2021 and 2020 for services rendered in all capacities to us and our subsidiaries during 2021 and 2020.

Name and principal position	Year	Salary ($)	Option Awards(1) ($)	Total Compensation ($)
Stephen C. Glover Co-Founder, Chief Executive Officer, and Chairman	2021 2020	450,500 450,500	1,803,896 —	2,254,396 450,500
Nicholas A. LaBella, Jr. Chief Scientific Officer and Sr. Vice-President of Research and Development	2021 2020	325,000 325,000	425,902 —	750,902 325,000
Karen A. Cashmere Chief Commercial Officer	2021 2020	300,000 300,000	312,328 —	612,328 300,000
Peter Wolfe Senior Vice President, Finance and Administration	2021 2020	275,000 275,000	312,328 —	587,328 275,000

____________

(1)      On February 8, 2021, the Company granted ten-year stock options to purchase an aggregate of 1,005,320 shares of common stock, which vest in equal annual installments over three years and have an exercise price of $3.25 per share, which represents the Company’s market price on the date of grant.

Executive Compensation Arrangements

Stephen C. Glover

On January 1, 2019, we entered into an employment agreement with Stephen Glover (the “Glover Employment Agreement”). Under the terms of the Glover Employment Agreement, he holds the position of Chief Executive Officer and receives a base salary of $450,000 annually, which base salary amount is subject to periodic adjustment by the board of directors or the compensation committee. In addition, Mr. Glover is eligible to receive an annual bonus, with a target amount equal to fifty percent (50%) of Mr. Glover’s base salary. The actual amount of each annual bonus will be based upon the level of achievement of our corporate objectives and Mr. Glover’s individual objectives, in each case, as established by us and Mr. Glover for the calendar year with respect to which the annual bonus relates. The determination of the level of achievement of the corporate objectives and the Mr. Glover’s individual performance objectives for a year shall be made by us in our reasonable discretion. In addition, pursuant to the terms of the Glover Employment Agreement, Mr. Glover is eligible to receive, from time to time, equity awards under our existing equity incentive plan, or any other equity incentive plan we may adopt in the future, and the terms and conditions of such awards, if any, will be determined by our board of directors or Compensation Committee, in their discretion. Mr. Glover is also eligible to participate in any executive benefit plan or program we adopt.

Pursuant to the Glover Employment Agreement, we may terminate Mr. Glover’s employment at any time without Cause (as that term is defined in the Glover Employment Agreement) upon 60 days prior written notice to Mr. Glover. Mr. Glover may terminate his employment for Good Reason (as that term is defined in Mr. Glover’s employment agreement) upon 90 days written notice to us, upon which notice we have 30 days to cure the conditions that Mr. Glover considers to be Good Reason, subject to certain conditions set forth in the Glover Employment Agreement.

If Mr. Glover’s employment is terminated without Cause or for Good Reason other than during a Post-Change in Control Period (as defined in the Glover Employment Agreement), Mr. Glover will be entitled to receive (i) the Accrued Obligations (as defined in the Glover Employment Agreement), (ii) severance payments equal to 15 months of Mr. Glover’s base salary (to be paid in a lump sum on the next regular payroll date within 60 days of Mr. Glover’s termination), and (iii) if elected, the Company will reimburse Mr. Glover for certain COBRA health benefits for 15 months.

Notwithstanding the above, if Mr. Glover’s employment is terminated without Cause or he resigns for Good Reason within 12 months after a Change of Control (as defined in the Glover Employment Agreement), Mr. Glover will receive (i) the Accrued Obligations, (ii) severance payments equal to 36 months of Mr. Glover’s base salary (to be paid in bimonthly payments commencing on the next regular payroll date within 60 days of Mr. Glover’s termination), (iii) any deferred compensation due to Mr. Glover, (iv) if elected, the Company will reimburse Mr. Glover for certain COBRA health benefits for 24 months, (v) a payment equal to Mr. Glover’s target annual bonus amount for the calendar year in which the termination occurs, (vi) in lieu of shares of common stock issuable upon exercise of outstanding options granted to Mr. Glover, Mr. Glover shall receive an amount in cash equal to the product of (A) the excess of the closing price of our common stock as reported on Nasdaq (if not so reported, on the basis of the average of the lowest asked and highest bid prices on or nearest the date of termination), over the per share exercise price of each option held by Mr. Glover (whether or not then fully exercisable) plus the amount of any applicable cash appreciation rights, times (B) the number of shares of common stock covered by each such option, and (vii) a payment equal to the amount of any and all legal fees incurred by Mr. Glover as a result of such termination.

Pursuant to the Glover Employment Agreement, we may terminate Mr. Glover’s employment at any time for Cause upon written notice to Mr. Glover. Mr. Glover may voluntarily terminate his employment at any time without Good Reason upon ninety (90) days prior written notice to the Company; provided, however, that we reserve the right, upon written notice to Mr. Glover, to accept Mr. Glover’s notice of resignation and to accelerate such notice and make Mr. Glover’s resignation effective immediately, or on such other date prior to Mr. Glover’s intended last day of work as we deem appropriate. If Mr. Glover’s employment is terminated with Cause or without Good Reason, he is entitled to receive (i) his earned but unpaid base salary through the final day of his employment, (ii) his accrued, but unused, vacation, (iii) expenses reimbursable under the employment agreement incurred on or prior to the last day of his employment, and (iv) any amounts or benefits that are vested amounts or benefits that Mr. Glover is entitled to receive under any of our equity compensation plans.

Pursuant to the Glover Employment Agreement, we may terminate Mr. Glover’s employment at any time for Cause upon written notice to Mr. Glover. Mr. Glover may voluntarily terminate his employment at any time without Good Reason upon two weeks prior written notice to us.

On September 13, 2022, we entered into a new executive employment agreement with Stephen Glover (the “New Glover Agreement”), pursuant to which we agreed to continue to retain Mr. Glover as our Chief Executive Officer following the closing of the Acquisition Merger, subject to the terms and conditions of the New Glover Agreement. The New Glover Agreement shall become effective at the effective time of the Acquisition Merger, and shall thereon supersede the Glover Employment Agreement. Under the New Glover Agreement, the conditions of Mr. Glover’s employment include, among other things, his agreement and execution of a Proprietary Information & Restrictive Covenant Agreement.

Under the terms of the New Glover Agreement, Mr. Glover will continue to hold the position of Chief Executive Officer and receive a base salary of $550,000 annually, subject to our standard payroll practices. Mr. Glover’s base salary and future increases in compensation are subject to periodic review and approval by the board of directors. In addition, Mr. Glover is eligible to receive an annual performance-based cash bonus, with a target amount equal to fifty-five percent (55%) of Mr. Glover’s base salary, subject to review and adjustment by the board of directors based upon Mr. Glover’s achievement of certain performance goals. Mr. Glover’s receipt of an annual bonus is also contingent upon Mr. Glover’s continued employment with us at the time such bonus is to be paid, otherwise the annual bonus is forfeited. In addition, pursuant to the terms of the New Glover Agreement, Mr. Glover may be eligible for certain grants of equity awards of our common stock, subject to vesting and other terms and conditions of our equity plan to which the award is granted and an agreement to be provided by us and entered into with Mr. Glover. Mr. Glover is also eligible to participate on the same basis as similarly situated employees in our benefit plans in effect from time during his employment.

Pursuant to the New Glover Agreement, we may terminate Mr. Glover’s employment at any time without Cause (as that term is defined in the New Glover Agreement) upon written notice to Mr. Glover. Provided Mr. Glover has not previously been notified of our intention to terminate his employment, Mr. Glover may resign from his employment with us for Good Reason (as that term is defined in the New Glover Agreement) upon 60 days written notice to us, upon which notice we have 30 days to cure the conditions that Mr. Glover considers to be Good Reason, subject to certain conditions set forth in the New Glover Agreement. In the event Mr. Glover resigns for Good Reason, and provided that such termination constitutes a Separation from Service (as that term is defined in the New Glover Agreement), then subject to Mr. Glover’s compliance with his obligations under the New Glover Agreement, Mr. Glover shall be eligible to receive the Severance Benefits (as that term is defined in the New Glover Agreement) on the same terms and conditions as he would be entitled for our termination of his employment without Cause.

In the event we terminate Mr. Glover’s employment at any time without Cause, or if Mr. Glover resigns for Good Reason, provided that such termination constitutes a Separation from Service, then Mr. Glover shall be entitled to receive the Accrued Obligations (as that term is defined in the New Glover Agreement) and, subject to Mr. Glover’s compliance with his obligations under the New Glover Agreement, Mr. Glover shall also be entitled to receive the following Severance Benefits: (i) an amount equal to Mr. Glover’s then current base salary for 24 months, paid in equal instalments on our regularly scheduled payroll dates following the Release Effective Date (as that term is defined in the New Glover Agreement); (ii) an amount equal to any unpaid bonus earned for the preceding year in which Mr. Glover’s termination occurs, paid in a single lump sum payment within 60 days following Mr. Glover’s termination; (iii) an amount equal to the greater of (a) the bonus paid for the performance year ending prior to Mr. Glover’s termination, and (b) the bonus that Mr. Glover would have earned for the performance year in which such termination occurs, in each case prorated for the period of Mr. Glover’s employment through the date of his termination, paid as a single lump sum payment within 60 days following Mr. Glover’s termination; (iv) any equity awards issued to Mr. Glover that are outstanding as of the date of Mr. Glover’s termination will become 100% vested and any stock options outstanding will remain exercisable until the earliest of (A) 18 months following Mr. Glover’s termination, or (B) the original expiration date for such vested options as provided in the applicable award agreement; and (iv) if elected, we will reimburse Mr. Glover for certain COBRA health benefits for up to 18 months, subject in each case to the terms and conditions of the New Glover Agreement and applicable laws and regulations.

Notwithstanding the above, if we (or any surviving or acquiring corporation) terminate Mr. Glover’s employment without Cause or Mr. Glover resigns for Good Reason within 90 days before and 24 months following the effective date of a Change of Control (as defined in the Glover Employment Agreement), then Mr. Glover will be entitled to receive the Accrued Obligations and, subject to Mr. Glover’s compliance with his obligations under the New Glover Agreement, Mr. Glover shall be eligible to receive the Severance Benefits on the same conditions as he would be entitled for our termination of his employment without Cause; provided, however, that Mr. Glover shall receive a bonus for the year in which his termination occurs equal to fifty-five percent (55%) of Mr. Glover’s base salary; and provided further, that if the Change in Control is a change in ownership of a corporation, a change in the effective control of a corporation, or a change in ownership of a substantial portion of a corporation’s assets, the cumulative amount of the severance payments payable (or remaining payable) for such termination shall be paid in a single lump sum on or within 30 days following such Change in Control.

Pursuant to the New Glover Agreement, we may terminate Mr. Glover’s employment at any time for Cause upon written notice to Mr. Glover. In the event Mr. Glover’s employment is terminated at any time for Cause, Mr. Glover will not receive Severance Benefits or any other severance compensation or benefits, except that, pursuant to our standard payroll policies, we shall pay to Mr. Glover the Accrued Obligations. Mr. Glover may resign from his employment with us at any time upon not less than 30 days’ advance written notice to us of such resignation. In the event Mr. Glover resigns from employment with us for any reason (other than a resignation for Good Reason), Mr. Glover will not receive Severance Benefits or any other severance compensation or benefits, except that we shall pay and provide the Accrued Obligations.

Mr. Glover’s entitlement to receive certain Severance Benefits is conditioned upon, among other things, his obligation to sign and deliver an effective Release (as that term is defined in the New Glover Agreement) in a form acceptable to us by the 60th day following such termination or such earlier date as set forth in the Release.

Nicholas A. Labella, Jr.

On December 28, 2018, we entered into an employment agreement with Nicholas Labella (the “Labella Employment Agreement”). Under the terms of the Labella Employment Agreement, he holds the position of Chief Science Officer and Senior Vice President of Research and Development and receives a base salary of $325,000 annually, which base salary amount is subject to periodic adjustment by the board of directors or the compensation committee.

In addition, Mr. Labella is eligible to receive an annual bonus, with a target amount equal to 35% of Mr. Labella’s base salary under the Labella Employment Agreement. The actual amount of each annual bonus will be based upon the level of achievement of our corporate objectives as established by us and Mr. Glover for the calendar year with respect to which the annual bonus relates. In addition, pursuant to the terms of his employment agreement, Mr. Glover is eligible to receive, from time to time, equity awards under our existing equity incentive plan, or any other equity incentive plan we may adopt in the future, and the terms and conditions of such awards, if any, will be determined by our board of directors or Compensation Committee, in their discretion.

If at any time after the effective date, other than during a Change of Control Period (as defined in the Labella Employment Agreement), we terminate Mr. Labella’s employment without Cause (as defined in the Labella Employment Agreement), then subject to Mr. Labella executing and not revoking a general release of claims against the Company within sixty (60) days of such termination of employment, Mr. Labella will be entitled to receive: (i) six months continuation of his base salary including a pro rata portion of the annual bonus, less applicable Federal and State Tax withholding, paid in accordance with the Company’s normal payroll practices; (ii) a sum equal to the product of (A) the per month medical and dental coverage premium pursuant to COBRA and (B) 6, to be paid on the 60th day following such termination of employment; (iii) vesting number of shares subject to any stock options and equity awards held by Mr. Labella immediately prior to such termination that would have become vested in the six months immediately following his termination of employment; and (iv) three months following such termination of employment in which to exercise vested shares subject to the options granted during his employment.

If, during the 12 month period commencing upon a Change of Control (as defined in the Labella Employment Agreement), we terminate Mr. Labella’s employment without Cause (as defined in the Labella Employment Agreement) or he resigns for Good Reason (as defined in the Labella Employment Agreement), then subject to his executing and not revoking a general release of claims against the Company in a form acceptable to the Company within 60 days of such termination of employment, in addition to the severance payments and benefits discussed above, 100% of the unvested shares subject to any stock options and equity awards that Mr. Labella holds at the time of his termination will accelerate and become fully vested and he will be entitled to six months following such termination of employment in which to exercise vested shares subject to the options granted during Mr. Labella’s employment.

On September 13, 2022, we entered into a new executive employment agreement with Nicholas Labella (the “New Labella Agreement”), pursuant to which we agreed to continue to retain Mr. Labella as our Chief Science Officer and Senior Vice President of Research and Development following the closing of the Acquisition Merger, subject to the terms and conditions of the New Labella Agreement. The New Labella Agreement shall become effective at the effective time of the Acquisition Merger, and shall thereon supersede the Labella Employment Agreement. Under the New Labella Agreement, the conditions of Mr. Labella’s employment include, among other things, his agreement and execution of a Proprietary Information & Restrictive Covenant Agreement.

Under the terms of the New Labella Agreement, Mr. Labella will continue to hold the position of Chief Science Officer and Senior Vice President of Research and Development and receive a base salary of $400,000 annually, subject to our standard payroll practices. Mr. Labella’s base salary and future increases in compensation are subject to periodic review and approval by the board of directors. In addition, Mr. Labella is eligible to receive an annual performance-based cash bonus, with a target amount equal to thirty-five percent (35%) of Mr. Labella’s base salary, subject to review and adjustment by the board of directors based upon Mr. Labella’s achievement of certain performance goals. Mr. Labella’s receipt of an annual bonus is also contingent upon Mr. Labella’s continued employment with us at the time such bonus is to be paid, otherwise the annual bonus is forfeited. In addition, pursuant to the terms of the New Labella Agreement, Mr. Labella may be eligible for certain grants of equity awards of our common stock, subject to vesting and other terms and conditions of our equity plan to which the award is granted and an agreement to be provided by us and entered into with Mr. Labella. Mr. Labella is also eligible to participate on the same basis as similarly situated employees in our benefit plans in effect from time during his employment.

Pursuant to the New Labella Agreement, we may terminate Mr. Labella’s employment at any time without Cause (as that term is defined in the New Labella Agreement) upon written notice to Mr. Labella. Provided Mr. Labella has not previously been notified of our intention to terminate his employment, Mr. Labella may resign from his employment with us for Good Reason (as that term is defined in the New Labella Agreement) upon 30 days written notice to us, upon which notice we have 30 days to cure the conditions that Mr. Labella considers to be Good Reason, subject to certain conditions set forth in the New Labella Agreement. In the event Mr. Labella resigns for Good Reason, and provided that such termination constitutes a Separation from Service (as that term is defined in the New Labella Agreement), then subject to Mr. Labella’s compliance with his obligations under the New Labella Agreement, Mr. Labella shall be eligible to receive the Severance Benefits (as that term is defined in the New Labella Agreement) on the same terms and conditions as he would be entitled for our termination of his employment without Cause.

In the event we terminate Mr. Labella’s employment at any time without Cause, or if Mr. Labella resigns for Good Reason, provided that such termination constitutes a Separation from Service, then Mr. Labella shall be entitled to receive the Accrued Obligations (as that term is defined in the New Labella Agreement) and, subject to Mr. Labella’s compliance with his obligations under the New Labella Agreement, Mr. Labella shall also be entitled to receive the following Severance Benefits: (i) an amount equal to Mr. Labella’s then current base salary for 12 months, paid in equal instalments on our regularly scheduled payroll dates following the Release Effective Date (as that term is defined in the New Labella Agreement); (ii) an amount equal to any unpaid bonus earned for the preceding year in which Mr. Labella’s termination occurs, paid in a single lump sum payment within 60 days following Mr. Labella’s termination; and (iv) if elected, we will reimburse Mr. Labella for certain COBRA health benefits for up to 12 months, subject in each case to the terms and conditions of the New Labella Agreement and applicable laws and regulations.

Notwithstanding the above, if we (or any surviving or acquiring corporation) terminate Mr. Labella’s employment without Cause or Mr. Labella resigns for Good Reason within 90 days before and 24 months following the effective date of a Change of Control (as defined in the Labella Employment Agreement), then Mr. Labella will be entitled to receive the Accrued Obligations and, subject to Mr. Labella’s compliance with his obligations under the New Labella Agreement, Mr. Labella shall be eligible to receive the Severance Benefits on the same conditions as he would be entitled for our termination of his employment without Cause and each of the following, provided, however, that if the Change in Control is a change in ownership of a corporation, a change in the effective control of a corporation, or a change in ownership of a substantial portion of a corporation’s assets, the cumulative amount of the severance payments payable (or remaining payable) for such termination shall be paid in a single lump sum on or within 30 days following such Change in Control: (i) Mr. Labella shall receive a bonus for the year in which his termination occurs equal to thirty-five percent (35%) of Mr. Labella’s base salary, paid as a single lump sum payment within 60 days following Mr. Labella’s termination; and (ii) in the event that any equity awards issued by us to Mr. Labella are outstanding as of the closing of such Change in Control are assumed or continued (in accordance with their terms) by the surviving entity in such Change in Control, then 100% of the unvested portion of such equity awards shall become vested as of Mr. Labella’s termination.

Pursuant to the New Labella Agreement, we may terminate Mr. Labella’s employment at any time for Cause upon written notice to Mr. Labella. In the event Mr. Labella’s employment is terminated at any time for Cause, Mr. Labella will not receive Severance Benefits or any other severance compensation or benefits, except that, pursuant to our standard payroll policies, we shall pay to Mr. Labella the Accrued Obligations. Mr. Labella may resign from his employment with us at any time upon not less than 30 days’ advance written notice to us of such resignation. In the event Mr. Labella resigns from employment with us for any reason (other than a resignation for Good Reason), Mr. Labella will not receive Severance Benefits or any other severance compensation or benefits, except that we shall pay and provide the Accrued Obligations.

Mr. Labella’s entitlement to receive certain Severance Benefits is conditioned upon, among other things, his obligation to sign and deliver an effective Release (as that term is defined in the New Labella Agreement) in a form acceptable to us by the 60th day following such termination or such earlier date as set forth in the Release.

Karen A. Cashmere

On September 13, 2022, we entered into an executive employment agreement with Karen Cashmere (the “Cashmere Employment Agreement”), pursuant to which we agreed to continue to retain Ms. Cashmere as our Chief Commercial Officer following the closing of the Acquisition Merger, subject to the terms and conditions of the Cashmere Employment Agreement. The Cashmere Employment Agreement shall become effective at the effective time of the Acquisition Merger. Under the Cashmere Employment Agreement, the conditions of Ms. Cashmere’s employment include, among other things, her agreement and execution of a Proprietary Information & Restrictive Covenant Agreement.

Under the terms of the Cashmere Employment Agreement, Ms. Cashmere will hold the position of Chief Commercial Officer and receive a base salary of $320,000 annually, subject to our standard payroll practices. Ms. Cashmere’s base salary and future increases in compensation are subject to periodic review and approval by the board of directors. In addition, Ms. Cashmere is eligible to receive an annual performance-based cash bonus, with a target amount equal to thirty percent (30%) of Ms. Cashmere’s base salary, subject to review and adjustment by the board of directors based upon Ms. Cashmere’s achievement of certain performance goals. Ms. Cashmere’s receipt of an annual bonus is also contingent upon Ms. Cashmere’s continued employment with us at the time such bonus is to be paid, otherwise the annual bonus is forfeited. In addition, pursuant to the terms of the Cashmere Employment Agreement, Ms. Cashmere may be eligible for certain grants of equity awards of our common stock, subject to vesting and other terms and conditions of our equity plan to which the award is granted and an agreement to be provided by us and entered into with Ms. Cashmere. Ms. Cashmere is also eligible to participate on the same basis as similarly situated employees in our benefit plans in effect from time during her employment.

Pursuant to the Cashmere Employment Agreement, we may terminate Ms. Cashmere’s employment at any time without Cause (as that term is defined in the Cashmere Employment Agreement) upon written notice to Ms. Cashmere. Provided Ms. Cashmere has not previously been notified of our intention to terminate her employment, Ms. Cashmere may resign from her employment with us for Good Reason (as that term is defined in the Cashmere Employment Agreement) upon 30 days written notice to us, upon which notice we have 30 days to cure the conditions that Ms. Cashmere considers to be Good Reason, subject to certain conditions set forth in the Cashmere Employment Agreement. In the event Ms. Cashmere resigns for Good Reason, and provided that such termination constitutes a Separation from Service (as that term is defined in the Cashmere Employment Agreement), then subject to Ms. Cashmere’s compliance with her obligations under the Cashmere Employment Agreement, Ms. Cashmere shall be eligible to receive the Severance Benefits (as that term is defined in the Cashmere Employment Agreement) on the same terms and conditions as she would be entitled for our termination of her employment without Cause.

In the event we terminate Ms. Cashmere’s employment at any time without Cause, or if Ms. Cashmere resigns for Good Reason, provided that such termination constitutes a Separation from Service, then Ms. Cashmere shall be entitled to receive the Accrued Obligations (as that term is defined in the Cashmere Employment Agreement) and, subject to Ms. Cashmere’s compliance with her obligations under the Cashmere Employment Agreement, Ms. Cashmere shall also be entitled to receive the following Severance Benefits: (i) an amount equal to Ms. Cashmere’s then current base salary for 12 months, paid in equal instalments on our regularly scheduled payroll dates following the Release Effective Date (as that term is defined in the Cashmere Employment Agreement); (ii) an amount equal to any unpaid bonus earned for the preceding year in which Ms. Cashmere’s termination occurs, paid in a single lump sum payment within 60 days following Ms. Cashmere’s termination; and (iv) if elected, we will reimburse Ms. Cashmere for certain COBRA health benefits for up to 12 months, subject in each case to the terms and conditions of the Cashmere Employment Agreement and applicable laws and regulations.

Notwithstanding the above, if we (or any surviving or acquiring corporation) terminate Ms. Cashmere’s employment without Cause or Ms. Cashmere resigns for Good Reason within 90 days before and 24 months following the effective date of a Change of Control (as defined in the Cashmere Employment Agreement), then Ms. Cashmere will be entitled to receive the Accrued Obligations and, subject to Ms. Cashmere’s compliance with her obligations under the Cashmere Employment Agreement, Ms. Cashmere shall be eligible to receive the Severance Benefits on the same conditions as she would be entitled for our termination of her employment without Cause and each of the following, provided, however, that if the Change in Control is a change in ownership of a corporation, a change in the effective control of a corporation, or a change in ownership of a substantial portion of a corporation’s assets, the cumulative amount of the severance payments payable (or remaining payable) for such termination shall be paid in a single lump sum on or within 30 days following such Change in Control: (i) Ms. Cashmere shall receive a bonus for the year in which her termination occurs equal to thirty percent (30%) of Ms. Cashmere’s base salary, paid as a single lump sum payment within 60 days following Ms. Cashmere’s termination; and (ii) in the event that any equity awards issued by us to Ms. Cashmere are outstanding as of the closing of such Change in Control are assumed or continued (in accordance with their terms) by the surviving entity in such Change in Control, then 100% of the unvested portion of such equity awards shall become vested as of Ms. Cashmere’s termination.

Pursuant to the Cashmere Employment Agreement, we may terminate Ms. Cashmere’s employment at any time for Cause upon written notice to Ms. Cashmere. In the event Ms. Cashmere’s employment is terminated at any time for Cause, Ms. Cashmere will not receive Severance Benefits or any other severance compensation or benefits, except that, pursuant to our standard payroll policies, we shall pay to Ms. Cashmere the Accrued Obligations. Ms. Cashmere may resign from her employment with us at any time upon not less than 30 days’ advance written notice to us of such resignation. In the event Ms. Cashmere resigns from employment with us for any reason (other than a resignation for Good Reason), Ms. Cashmere will not receive Severance Benefits or any other severance compensation or benefits, except that we shall pay and provide the Accrued Obligations.

Ms. Cashmere’s entitlement to receive certain Severance Benefits is conditioned upon, among other things, her obligation to sign and deliver an effective Release (as that term is defined in the Cashmere Employment Agreement) in a form acceptable to us by the 60th day following such termination or such earlier date as set forth in the Release.

Peter Wolfe

On September 13, 2022, we entered into an executive employment agreement with Peter Wolfe (the “Wolfe Employment Agreement”), pursuant to which we agreed to continue to retain Mr. Wolfe as our Chief Financial Officer following the closing of the Acquisition Merger, subject to the terms and conditions of the Wolfe Employment Agreement. The Wolfe Employment Agreement shall become effective at the effective time of the Acquisition Merger. Under the Wolfe Employment Agreement, the conditions of Mr. Wolfe’s employment include, among other things, his agreement and execution of a Proprietary Information & Restrictive Covenant Agreement.

Under the terms of the Wolfe Employment Agreement, Mr. Wolfe will hold the position of Chief Financial Officer and receive a base salary of $395,000 annually, subject to our standard payroll practices. Mr. Wolfe’s base salary and future increases in compensation are subject to periodic review and approval by the board of directors. In addition, Mr. Wolfe is eligible to receive an annual performance-based cash bonus, with a target amount equal to forty percent (40%) of Mr. Wolfe’s base salary, subject to review and adjustment by the board of directors based upon Mr. Wolfe’s achievement of certain performance goals. Mr. Wolfe’s receipt of an annual bonus is also contingent upon Mr. Wolfe’s continued employment with us at the time such bonus is to be paid, otherwise the annual bonus is forfeited. In addition, pursuant to the terms of the Wolfe Employment Agreement, Mr. Wolfe may be eligible for certain grants of equity awards of our common stock, subject to vesting and other terms and conditions of our equity plan to which the award is granted and an agreement to be provided by us and entered into with Mr. Wolfe. Mr. Wolfe is also eligible to participate on the same basis as similarly situated employees in our benefit plans in effect from time during his employment.

Pursuant to the Wolfe Employment Agreement, we may terminate Mr. Wolfe’s employment at any time without Cause (as that term is defined in the Wolfe Employment Agreement) upon written notice to Mr. Wolfe. Provided Mr. Wolfe has not previously been notified of our intention to terminate his employment, Mr. Wolfe may resign from his employment with us for Good Reason (as that term is defined in the Wolfe Employment Agreement) upon 30 days written notice to us, upon which notice we have 30 days to cure the conditions that Mr. Wolfe considers to be Good Reason, subject to certain conditions set forth in the Wolfe Employment Agreement. In the event Mr. Wolfe resigns for Good Reason, and provided that such termination constitutes a Separation from Service (as that term is defined in the Wolfe Employment Agreement), then subject to Mr. Wolfe’s compliance with his obligations under the Wolfe Employment Agreement, Mr. Wolfe shall be eligible to receive the Severance Benefits (as that term is defined in the Wolfe Employment Agreement) on the same terms and conditions as he would be entitled for our termination of his employment without Cause.

In the event we terminate Mr. Wolfe’s employment at any time without Cause, or if Mr. Wolfe resigns for Good Reason, provided that such termination constitutes a Separation from Service, then Mr. Wolfe shall be entitled to receive the Accrued Obligations (as that term is defined in the Wolfe Employment Agreement) and, subject to Mr. Wolfe’s compliance with his obligations under the Wolfe Employment Agreement, Mr. Wolfe shall also be entitled to receive the following Severance Benefits: (i) an amount equal to Mr. Wolfe’s then current base salary for 12 months, paid in equal instalments on our regularly scheduled payroll dates following the Release Effective Date (as that term is defined in the Wolfe Employment Agreement); (ii) an amount equal to any unpaid bonus earned for the preceding year in which Mr. Wolfe’s termination occurs, paid in a single lump sum payment within 60 days following Mr. Wolfe’s termination; and (iv) if elected, we will reimburse Mr. Wolfe for certain COBRA health benefits for up to 12 months, subject in each case to the terms and conditions of the Wolfe Employment Agreement and applicable laws and regulations.

Notwithstanding the above, if we (or any surviving or acquiring corporation) terminate Mr. Wolfe’s employment without Cause or Mr. Wolfe resigns for Good Reason within 90 days before and 24 months following the effective date of a Change of Control (as defined in the Wolfe Employment Agreement), then Mr. Wolfe will be entitled to receive the Accrued Obligations and, subject to Mr. Wolfe’s compliance with his obligations under the Wolfe Employment Agreement, Mr. Wolfe shall be eligible to receive the Severance Benefits on the same conditions as he would be entitled for our termination of his employment without Cause and each of the following, provided, however, that if the Change in Control is a change in ownership of a corporation, a change in the effective control of a corporation, or a change in ownership of a substantial portion of a corporation’s assets, the cumulative amount of the severance payments payable (or remaining payable) for such termination shall be paid in a single lump sum on or within 30 days following such Change in Control: (i) Mr. Wolfe shall receive a bonus for the year in which his termination occurs equal to forty percent (40%) of Mr. Wolfe’s base salary, paid as a single lump sum payment within 60 days following Mr. Wolfe’s termination; and (ii) in the event that any equity awards issued by us to Mr. Wolfe are outstanding as of the closing of such Change in Control are assumed or continued (in accordance with their terms) by the surviving entity in such Change in Control, then 100% of the unvested portion of such equity awards shall become vested as of Mr. Wolfe’s termination.

Pursuant to the Wolfe Employment Agreement, we may terminate Mr. Wolfe’s employment at any time for Cause upon written notice to Mr. Wolfe. In the event Mr. Wolfe’s employment is terminated at any time for Cause, Mr. Wolfe will not receive Severance Benefits or any other severance compensation or benefits, except that, pursuant to our standard payroll policies, we shall pay to Mr. Wolfe the Accrued Obligations. Mr. Wolfe may resign from his employment with us at any time upon not less than 30 days’ advance written notice to us of such resignation. In the event Mr. Wolfe resigns from employment with us for any reason (other than a resignation for Good Reason), Mr. Wolfe will not receive Severance Benefits or any other severance compensation or benefits, except that we shall pay and provide the Accrued Obligations.

Mr. Wolfe’s entitlement to receive certain Severance Benefits is conditioned upon, among other things, his obligation to sign and deliver an effective Release (as that term is defined in the Wolfe Employment Agreement) in a form acceptable to us by the 60th day following such termination or such earlier date as set forth in the Release.

Incentive Arrangements

2014 Equity Incentive Plan

We are authorized to issue awards under our 2014 Equity Incentive Plan (the “2014 Plan”), as amended on October 9, 2018, February 2, 2019 and February 2, 2021. Under the 2014 Plan, 10,000,000 shares of our common stock of are authorized for issuance as of December 31, 2021. The number of shares of common stock available for issuance under the 2014 Plan shall automatically increase on the first trading day of January each calendar year during the term of the 2014 Plan, beginning with calendar year 2019, by an amount equal to five percent (5%) of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 100,000 shares of common stock. The 2014 Plan provides for the issuance of incentive stock options, non-statutory stock options, rights to purchase common stock, stock appreciation rights, restricted stock and restricted stock units to employees, directors and consultants of ours and our affiliates. The 2014 Plan requires the exercise price of stock options to be not less than the fair value of our common stock on the date of grant. As of December 31, 2021, there were 1,068,154 shares available for future issuance under the 2014 Plan.

Potential Payments upon Termination or Change in Control

See the disclosure of payments due to our Named Executive Officers upon termination or change in control pursuant to each of the Glover Employment Agreement, the New Glover Agreement, the Labella Employment Agreement, the New Labella Agreement, the Cashmere Employment Agreement and the Wolfe Employment Agreement.

Employee Benefits

In addition to any individual benefits set forth in each Named Executive Officer’s employment agreement (described above), the Named Executive Officers are generally eligible to participate in our executive and employee health and other employee benefit programs on the same basis as other employees of ZyVersa, subject to applicable law.

Post-Business Combination Company Executive Compensation

Following the completion of the Business Combination, the Combined Entity intends to develop an executive compensation program that is designed to align compensation with the Combined Entity’s business objectives and the creation of stockholder value, while enabling the Combined Entity to attract, motivate and retain individuals who contribute to the long-term success of the Combined Entity Decisions on the executive compensation program will be made by the compensation committee of the board of directors of the Combined Entity. In addition, in connection with the consummation of the Business Combination, each ZyVersa Option held by a Named Executive Officer will be treated as provided in the Business Combination Agreement.

Outstanding Equity Awards at 2021 Year-End

The following table summarizes, for each of our Named Executive Officers, the number of shares of our common stock underlying outstanding stock options held as of December 31, 2021:

	Option Awards(1)
Name	Grant Date	Securities underlying unexercised options exercisable (#)		Securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date
Stephen C. Glover	4/11/2014	700,000	(2)	—		1.00	4/11/2024
Co-Founder, Chief Executive	10/28/2016	850,000	(6)			1.00	10/28/2026
Officer, and Chairman	4/2/2019	889,275	(9)	444,638	(9)	2.30	4/2/2029
	2/8/2021	—		635,320	(10)	3.25	2/8/2031
Nicholas A. LaBella, Jr.	4/11/2014	100,000	(2)	—		1.00	4/11/2024
Chief Scientific Officer and	6/9/2015	200,000	(4)	—		1.00	6/8/2025
Sr. Vice-President of	10/31/2017	300,000	(7)	—		1.00	10/31/2027
Research and Development	4/2/2019	133,333	(9)	66,667	(9)	2.30	4/2/2029
	2/8/2021	—		150,000	(10)	3.25	2/8/2031
Karen A. Cashmere	9/10/2014	50,000	(3)	—		1.00	8/22/2024
Chief Commercial Officer	10/31/2017	100,000	(7)	—		1.00	10/31/2027
	4/2/2019	100,000	(9)	50,000	(9)	2.30	4/2/2029
	2/8/2021	—		110,000	(10)	3.25	2/8/2031
Peter Wolfe	10/21/2015	50,000	(5)	—		1.00	10/21/2025
Senior Vice President,	10/31/2017	50,000	(8)	—		1.00	10/31/2027
Finance and Administration	4/2/2019	133,333	(9)	66,667	(9)	2.30	4/2/2029
	2/8/2021	—		110,000	(10)	3.25	2/8/2031

____________

(1)      All of the outstanding stock option awards described in this table (the “ZyVersa Options”) were granted under the ZyVersa 2014 Stock Plan (the “2014 Plan”) and are exercisable for shares of ZyVersa common stock. Certain of the options are subject to acceleration upon certain events as described in “— Severance and Potential Payments Upon Termination or a Change in Control.”

(2)      On April 11, 2014, we granted ten-year stock options to purchase an aggregate of 800,000 shares of common stock, which vest in equal annual installments over three years and have an exercise price of $1.00 per share, which represents the market price of our common stock on the date of grant.

(3)      On September 10, 2014, we granted ten-year stock options to purchase an aggregate of 50,000 shares of common stock, which vest in equal annual installments over three years and have an exercise price of $1.00 per share, which represents the market price of our common stock on the date of grant.

(4)      On June 9, 2015, we granted ten-year stock options to purchase 200,000 shares of common stock, which vest in equal annual installments over three years and have an exercise price of $1.00 per share, which represents the market price of our common stock on the date of grant.

(5)      On October 21, 2015, we granted ten-year stock options to purchase 50,000 shares of common stock, which vest in equal annual installments over three years and have an exercise price of $1.00 per share, which represents the market price of our common stock on the date of grant.

(6)      On October 26, 2016, we granted ten-year stock options to purchase 850,000 shares of common stock, which vest immediately and have an exercise price of $1.00 per share, which represents the market price of our common stock on the date of grant.

(7)      On October 31, 2017, we granted ten-year stock options to purchase an aggregate of 400,000 shares of common stock, of which one-third vests immediately and the remaining vest in equal annual installments over two years and have an exercise price of $1.00 per share, which represents the market price of our common stock on the date of grant.

(8)      On October 31, 2017, we granted ten-year stock options to purchase an aggregate of 50,000 shares of common stock, of which half vest immediately and the remaining vest in equal annual installments over three years and have an exercise price of $1.00 per share, which represents the market price of our common stock on the date of grant.

(9)      On April 2, 2019, we granted ten-year stock options to purchase an aggregate of 1,883,913 shares of common stock, which vest in equal annual installments over three years and have an exercise price of $2.30 per share, which represents the market price of our common stock on the date of grant.

(10)    On February 8, 2021, we granted ten-year stock options to purchase an aggregate of 1,005,320 shares of common stock, which vest in equal annual installments over three years and have an exercise price of $3.25 per share, which represents the market price of our common stock on the date of grant.

Director Compensation

The following table sets forth information regarding compensation earned by or paid to each person who served as a non-employee member of our board of directors during 2021. In 2021, except as otherwise described below, we did not pay any fees, make any equity awards, or pay any other compensation to any of the other non-employee members of our board of directors. We reimburse members of our board of directors for reasonable travel expenses incurred in connection with attending meetings of the board of directors, however, given that our Board and committee meetings were conducted remotely in 2021, no such expenses were incurred and reimbursed in 2021.

	Fees earned or paid in cash ($)	Option awards(1) ($)	Total ($)
Robert Finizio	36,998	283,935	320,933
Min-Chul Park	17,500	408,518	426,018
Andrew Kim(2)	12,500	283,935	296,435
Jules Musing(3)	57,250	—	57,250

____________

(1)      The amounts reported represent the aggregate grant date fair value of the stock options awarded under our 2014 Equity Incentive Plan to our directors in the year ended December 31, 2021, calculated in accordance with FASB ASC Topic 718. See Note 11 to our financial statements for the assumptions used in calculating the grant date fair value.

(2)      Mr. Kim resigned from the Board on May 31, 2021.

(3)      Mr. Musing resigned from the Board on December 31, 2021.

The options granted to our non-employee directors vest over three years with 33 1/3% of the options vesting and becoming exercisable on the one-year anniversary of the option grant date, 33 1/3% vest and become exercisable on the two-year anniversary of the option grant date and 33 1/3% vest and become exercisable on the three-year anniversary of the option grant date, subject to the non-employee directors remaining on the ZyVersa Board through the applicable vesting dates.

ZyVersa’s Board sets non-employee director compensation which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of ZyVersa stock to further align their interests with those of our stockholders. In 2021, each non-employee director of ZyVersa was eligible to receive an annual fee of $30,000. A Finance Committee member received an additional $7,000 for his service in such role. ZyVersa also granted stock options to its non-employee directors under the 2014 Plan.

In connection with the Business Combination, ZyVersa intends to adopt the 2022 Incentive Plan, under which non-employee directors of the combined company will be subject to an annual compensation limits.

MANAGEMENT OF THE COMBINED ENTITY FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of the Combined Entity following the consummation of the Business Combination.

Name	Age	Position
Stephen C. Glover	62	Chief Executive Officer, Chairman
Nicholas A. LaBella, Jr., M.S.	67	Chief Scientific Officer
Karen A. Cashmere	59	Chief Commercial Officer
Peter Wolfe	55	Chief Financial Officer
Robert G. Finizio	50	Director
Min-Chul Park, Ph.D.	40	Director
Daniel J. O’Connor	57	Director

Executive Officers

Stephen C. Glover.    Mr. Glover is one of our co-founders and has been our Chief Executive Officer and a member of our board of directors since March 2014, and our Chairman since September 2021. Mr. Glover is formerly the Co-Founder of Coherus Biosciences where he was focused on business strategy, partnerships, product development efforts, and capitalization of the company. Prior to Coherus, he was the President of Insmed Therapeutic Proteins (from 2007 to 2010), as well as Chief Business Officer of Insmed Incorporated (from 2007 to 2010). At Insmed, Mr. Glover was responsible for the creation of the biosimilar business unit and the divestiture of the business to Merck. As Chief Business Officer he led Insmed’s strategic review process which resulted in the merger of Insmed and Transave. Prior to Insmed, Mr. Glover held the position of Senior Vice President and General Manager at Andrx Laboratories (from 2004 to 2005) and Andrx Therapeutics (from 2005 to 2006), both divisions of Andrx Corporation. At Andrx Mr. Glover was responsible for the strategy and operation of the Andrx Labs which developed and marketed products in metabolic diseases and Men’s Health, and Andrx Therapeutics which was focused on the development of new controlled release products and contract manufacturing. He earlier held multiple sales, marketing, and operational roles at Hoffman LaRoche from (1984 to 1995), Amgen Inc. (from 1995 to 1998), and IMS Health (from 1998 to 2001). Mr. Glover received his B.S. in Marketing from Illinois State University. Mr. Glover has multifaceted experience in Fortune 100, start up, and entrepreneurial environments and he serves on the Boards of PDS Biotechnology, The Coulter Foundation (University of Miami) and Asclepius Lifesciences. Mr. Glover was selected to serve on the board of the Combined Entity following the Business Combination based on his extensive experience in the therapeutics industry, his deep knowledge of ZyVersa and his ongoing experience as a board member of other life sciences companies. Mr. Glover will be appointed to the board of the Combined Entity by ZyVersa pursuant to the Business Combination Agreement.

Nicholas A. Labella, Jr. M.S.    Mr. LaBella has been the Chief Scientific Officer and Sr. Vice-President of Research and Development since March 2014. From 2010 to 2012, Mr. LaBella served as Chief Scientific Officer at Insmed, Inc. From 2004 to 2009, Mr. LaBella served as VP of Development and Global Regulatory Affairs and Quality Assurance at Cardiokine, Inc. He served as VP of Operations, Phase IV, at Pharmanet from 200 to 2004. He served as Head of Operations at Medex Clinical Trial Services from 1997 to 2001, VP of New Drug Development at Watson Laboratories from 1995 to 1997), and VP of Research and Development at Circa Pharmaceuticals from 1989 to 1995. Mr. LaBella managed a full spectrum of R&D departments, has served on Executive Management Teams, and was a member of the board of director at Somerset Pharmaceuticals. Mr. LaBella’s initial career began in Regulatory Affairs at the Sandoz Research Institute, from 1980-1986, followed by Lorex Pharmaceuticals, from 1986-1989. Mr. LaBella received his Bachelor of Science in Pharmacy from the University of Connecticut School of Pharmacy, and his Master of Science in Drug Information and Communication from Arnold and Marie Schwartz College of Pharmacy, Long Island University. Mr. LaBella is a licensed Pharmacist and with several publications and a patent for a pharmaceutical dosage form. Mr. LaBella’s expertise and core competency spans over 40 years in Pharmaceutical Research and Development, Regulatory Affairs, and Clinical Operations in small molecule pharmaceutical development providing corporate leadership, strategic positioning, FDA interactions, preparation, submission, and approval of NDA, ANDA, and IND applications, and compliance with cGMP, cGCP, and cGLP. He has successfully designed, developed, and executed pharmaceutical development programs in multiple therapeutic indications including cardiovascular, CNS, women’s health, metabolic disease, and anti-infectives.

Karen A. Cashmere.    Ms. Cashmere has served as our Chief Commercial Officer since January 2019, and she served as our Acting Vice President, Development and Marketing beginning in August 2014. Ms. Cashmere has more than 25 years’ experience in business planning and execution for biopharmaceutical and medical device companies ranging in size from start-up to Fortune 100 companies. She formerly led the Marketing Communications function at Mako Surgical Corporation, an emerging robotic orthopedics company, where she was responsible for creating awareness and driving sales of Robotic Arm Systems priced at over $1Million each and their associated implants for partial knee and total hip arthroplasty. Ms. Cashmere also served as Sr. Vice President, New Product Marketing at Auxilium Pharmaceuticals, an emerging pharmaceutical company focused on men’s health and orphan indications. Responsibilities included creation of the New Product Marketing Business Unit, strategic opportunity assessment, pipeline prioritization, commercial oversight of clinical development, and masterminding new product commercialization strategies. Ms. Cashmere led Auxilium’s strategic partnership review process, resulting in out-licensing European rights of a key asset with multiple indications, Xiaflex, to Pfizer. Prior to Auxilium, Ms. Cashmere was Sr. Director, Marketing at Andrx Laboratories, responsible for a newly created business unit focusing on commercialization of pipeline products for men’s health. Earlier she held strategic marketing positions at Noven, Serono, and Abbott.

Peter Wolfe.    Mr. Wolfe has served as our Senior Vice President, Finance and Administration since 2019, and prior to that had served as our Vice President of Finance since October 2015. Mr. Wolfe has spent his career in various financial roles in the financial services, specialty finance, and the pharmaceutical/healthcare industries. Most recently Mr. Wolfe has spent his time cultivating start-up organizations in various healthcare entities, often dealing with complicated business models to develop a financial framework for success for many of these first of their kind businesses. Mr. Wolfe has spent the last 24 years of his career in the healthcare industry with one fourth of that time spent at Kos Pharmaceuticals, a publicly traded, fully-integrated specialty pharmaceutical company. Mr. Wolfe has his BBA from the University of Miami and his MBA from the University of Pittsburgh.

Non-Employee Directors

Upon consummation of the Business Combination, we anticipate the size of the Combined Entity’s Board to be four members. The following individuals are expected to serve as non-employee directors of the Combined Entity:

Robert G. Finizio.    Mr. Finizio has been a member of our board of directors since September 2018. Mr. Finizio is Chief Executive Officer, Co-Founder, and Director of TherapeuticsMD Inc., an innovative women’s health pharmaceutical company. With over 20 years of healthcare experience, Mr. Finizio started his career in an operational role at Endoscopy Specialist, Inc. (ESI), a leader in laparoscopic equipment outsourcing and intraoperative technical support. During his tenure at ESI, Mr. Finizio advanced to a regional management role, eventually leaving to join Omnicell Technologies, a leader in pharmacy automation. While at Omnicell, Mr. Finizio served as a sales director, ultimately leaving the company to co-found CareFusion in 2001. CareFusion was a pioneer in hospital patient safety systems for Medication, Blood, and Specimen verification at the point of care. Mr. Finizio co-founded TherapeuticsMD in 2008, combining his background in women’s healthcare, pharmaceutical technology, clinical software, and patient safety. Mr. Finizio sits on the board of directors for two non-profit organizations, BioFlorida and the Boca Raton Police Foundation. Prior to his healthcare career, Mr. Finizio, a University of Miami graduate who earned a Bachelor of Arts degree majoring in Premed and Psychology, taught English in Osaka, Japan. Mr. Finizio was selected to serve on the board of the Combined Entity following the Business Combination based on his extensive experience with early-stage company development in the healthcare industry. Mr. Finizio will be appointed to the board of the Combined Entity by ZyVersa pursuant to the Business Combination Agreement.

Min-Chul Park, Ph.D.    Dr. Park has been a member of our board of directors since May 2021. Dr. Park is Chief Executive Officer, and Director of Curebio Therapeutics, a biopharmaceutical company in Seoul, Korea, which develops peptide drugs for cancer, alopecia, and wound care. With 10 years in the pharmaceutical industry, Dr. Park has worked in the field of drug target discovery, assay development, and drug candidate optimization. He has expertise in basic and applied molecular and cellular biology. In his current role at Curebio Therapeutics, Dr. Park has led financing and business development deals, including co-development agreements with three pharmaceutical companies, and one in-license deal. Additionally, he has developed cosmetic peptides, and he co-developed antibodies, circulating tumor cell-based diagnostics, and a cancer stem cell assay system. Prior to Curebio, Dr. Park was CEO and Director at Neomics in Seoul, Korea, where he helped expand the contract experiment and biomaterial business, and he led efforts to merge Neomics with Curebio and Bumyoung Bio Co., Ltd to form Curebio. Dr. Park developed cosmetic peptides, and a dermatology peptide drug candidate that he out-licensed. Dr. Park began his career as a Senior Research Associate at

Medicinal Bioconvergence Research Center at Seoul National University, where he developed and led an out-licensing deal for an exosome isolation device, and he was responsible for two out-licensing deals for an anti-tumorigenic peptide. Dr. Park obtained his Ph.D. in pharmaceutical bioscience at the Seoul National University, Department of Pharmacy. Dr. Park was selected to serve on the board of the Combined Entity following the Business Combination based on his in-depth knowledge of the pharmaceutical industry and drug development technology. Dr. Park will be appointed to the board of the Combined Entity by ZyVersa pursuant to the Business Combination Agreement.

Daniel J. O’Connor.    Mr. O’Connor has served as Chair and Chief Executive Officer of Larkspur since its inception. Between September 2017 and June 2021, Mr. O’Connor served as the Chief Executive Officer, President and Director of OncoSec Medical Incorporated, a NJ based biotech company an intratumoral cancer immunotherapy that utilizes IL-12. While CEO of OncoSec, Mr. O’Connor has launched two KEYNOTE studies combining Merck’s Keytruda® in PD-1 checkpoint refractory metastatic melanoma and in late-stage chemo-refractory triple negative breast cancer, raised more than $150 million and in 2019, successfully coordinated a $30 million strategic financing and collaboration with well-established biopharma partners. Prior to OncoSec, Mr. O’Connor served as President, CEO and Director of Advaxis Inc., where he successfully up-listed the company to NASDAQ, implemented a turnaround strategy that resulted in more than $300 million raised in funding and licensing deals and established major partnerships with companies such as Amgen Inc., Merck & Co. and Bristol Myers Squibb. Under his leadership, the company advanced four new cancer immunotherapy drug candidates into clinical trials and several PD-1 combination clinical studies with Keytruda® and Opdivo®, which ultimately transformed Advaxis into a patient-focused, leading cancer immunotherapy company. Earlier in his career, Mr. O’Connor was the General Counsel and Senior Vice President for ImClone Systems where he led the clinical development, launch and commercialization of ERBITUX®, and positioned ImClone for sale to Eli Lilly in 2008. Mr. O’Connor served as General Counsel at PharmaNet (today, Syneos Health) and was part of the senior leadership team that grew PharmaNet from a start-up clinical research organization (CRO) into a well-established leader in clinical research. Mr. O’Connor is a member of the board of directors for Seelos Therapeutics (NASDAQ: SEEL) and was formerly the Chairman of the Audit Committee. Mr. O’Connor was also a member of the Board of Trustees of BioNJ from 2015 to 2021 and previously served as its Vice Chairman and Chairman of its Nominating Committee for several years. In 2015, Ernst & Young named Mr. O’Connor Entrepreneur of the Year® in New Jersey. Also in 2015, he was the “Highly Commended” award winner for the 8th Vaccine Industry Excellence Award (ViE) Best Biotech CEO. In 2017, he was appointed by the governor of New Jersey to serve on the New Jersey Biotechnology Task Force. The Task Force was created to improve communication between State government and the industry to find ways to help retain and attract biotechnology companies to New Jersey. In 2018, he received Irish American Magazine Healthcare & Life Sciences 50 Honoree. In May, 2021, he was named a finalist for the Ernst & Young Entrepreneur of the Year® in New Jersey. He is a 1995 graduate of the Penn State University’s Dickinson School of Law in Carlisle, Pennsylvania and previously served as a Trusted Advisor to its Dean. Mr. O’Connor graduated from the United States Marines Corps Officer Candidate School in 1988 and was commissioned as a Lieutenant in the U.S. Marines, attaining the rank of Captain and was deployed to Saudi Arabia for Operation Desert Shield. Prior to his career in drug development, Mr. O’Connor was a former criminal prosecutor in Somerset County, New Jersey. Mr. O’Connor was selected to serve on the board of the Combined Entity following the Business Combination based on his in-depth knowledge of the pharmaceutical industry and drug development. Mr. O’Connor will be appointed to the board of the Combined Entity by Larkspur pursuant to the Business Combination Agreement.

Corporate Governance

The post-combination company will structure its corporate governance in a manner that Larkspur and ZyVersa believe will closely align the post-combination company’s interests with those of its stockholders following the Business Combination. Notable features of this corporate governance include:

•        the post-combination company will have independent director representation on its audit committee immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•        at least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        it will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program.

Role of Board in Risk Oversight

The board of directors will have extensive involvement in the oversight of risk management related to the post-combination company and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the board of directors by periodically reviewing the post-combination company’s accounting, reporting, and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and information technology functions, the audit committee will review and discuss all significant areas of the post-combination company’s business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors will receive periodic detailed operating performance reviews from management.

Composition of the ZyVersa Board of Directors after the Business Combination

The post-combination company’s business and affairs will be managed under the direction of its board of directors. Following the Business Combination, the board of directors will be declassified and the directors of one class will be elected annually. In connection with the consummation of the Business Combination, it is expected that the post-combination company’s board of directors will initially be set at four members.

Board Committees

After the completion of the Business Combination, the standing committees of the post-combination company board of directors will consist of an audit committee and a compensation committee. The post-combination company board of directors may from time to time establish other committees.

The post-combination company’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit and the compensation committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the post-combination company board of directors will provide appropriate risk oversight of the post-combination company’s activities.

Audit Committee

Upon the completion of the Business Combination, we expect the post-combination company to have an audit committee, consisting of Rob G. Finizio, Min-chul Park, Ph.D. and Daniel J. O’Connor, who will be serving as the chairperson. We expect that each member of the audit committee will qualify as an independent director under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, the post-combination company board of directors will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the Nasdaq.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in the post-combination company’s proxy statement/prospectus and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) the post-combination company’s independent registered public accounting firm’s qualifications and independence, (4) the performance of the post-combination company’s internal audit function, if any, and (5) the performance of the post-combination company’s independent registered public accounting firm.

The board of directors will adopt a written charter for the audit committee, which will be available on the post-combination company’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, we expect the post-combination company to have a compensation committee, consisting of Min-chul Park, Ph.D., Daniel J. O’Connor, and Rob G. Finizio who will be serving as the chairperson.

The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting the post-combination company’s compensation program and compensation of its executive officers and directors, (2) monitoring the post-combination company’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in the post-combination company’s proxy statement/prospectus under the rules and regulations of the SEC.

The board of directors will adopt a written charter for the compensation committee, which will be available on the post-combination company’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Matters

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Rob G. Finizio, Min-chul Park, Ph.D. and Daniel J. O’Connor. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Business Conduct

The post-combination company will adopt a new code of business conduct that applies to all of its directors, officers, and employees, including its principal executive officer, principal financial officer, and principal accounting officer, which will be available on the post-combination company’s website upon the completion of the Business Combination. The post-combination company’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The post-combination company will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

No member of the ZyVersa compensation committee was at any time during fiscal year 2021, or at any other time, one of ZyVersa’s officers or employees. None of ZyVersa’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the ZyVersa Board or member of ZyVersa’s compensation committee.

Independence of the Board of Directors

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment, and affiliations, including family relationships, we have determined that Rob G. Finizio, Min-chul Park, Ph.D. and Daniel J. O’Connor, representing three (3) of the post-combination company’s four (4) proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq.

Compensation of Directors and Executive Officers

Overview

Following the Closing of the Business Combination, we expect the post-combination company’s executive compensation program to be consistent with ZyVersa’s existing compensation policies and philosophies, which are designed to:

•        attract, retain and motivate senior management leaders who are capable of advancing ZyVersa’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

•        reward senior management in a manner aligned with ZyVersa’s financial performance; and

•        align senior management’s interests with ZyVersa’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing of the Business Combination, decisions with respect to the compensation of the post-combination company’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for the post-combination company’s executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites, and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites, and severance benefits will be designed to attract and retain senior management talent. The post-combination company will also use cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.

Base Salary

We expect that the post-combination company’s named executive officers’ base salaries in effect prior to the Business Combination will continue as described under “Management of the Combined Entity after the Business Combination — Compensation of Directors and Executive Officers” subject to increases made in connection with ZyVersa’s annual review of its named executive officers’ base salaries, and be reviewed annually by the compensation committee.

Annual Bonuses

We expect that the post-combination company will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities, and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect the post-combination company to use stock-based awards in future years to promote its interests by providing the executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of the post-combination company’s equity holders. Stock-based awards will be awarded in future years under the Incentive Plan, which has been adopted by the Larkspur Board and is being submitted to Larkspur’s stockholders for approval at the Special Meeting. For a description of the Incentive Plan, please see the section entitled “The Omnibus Incentive Plan Proposal.”

Other Compensation

We expect the post-combination company to continue to maintain various broad-based employee benefit plans similar to those in effect prior to the Business Combination, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. We also expect the post-combination company to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by ZyVersa.

Director Compensation

Following the Business Combination, non-employee directors of the post-combination company will receive varying levels of compensation for their services as directors and members of committees of the post-combination company board of directors. The post-combination company anticipates determining director compensation in accordance with industry practice and standards.

BENEFICIAL OWNERSHIP

The following table sets forth information regarding the beneficial ownership regarding (i) the actual beneficial ownership of the common stock of Larkspur as of August 1, 2022 and (ii) expected beneficial ownership of the common stock of the Combined Entity immediately following the Closing, assuming that no public shares are redeemed, and alternatively that 7,767,159 public shares are redeemed, by:

•        each person known to be the beneficial owner of more than 5% of the outstanding common stock of Larkspur as of August 1, 2022;

•        each person who may become the beneficial owner of more than 5% of outstanding common stock of the Combined Entity immediately following the Business Combination;

•        each of Larkspur’s current executive officers and directors;

•        all of Larkspur’s current executive officers and directors as a group;

•        each person who will become an executive officer or a director of the Combined Entity upon consummation of the Business Combination; and

•        all of the executive officers and directors of the Combined Entity as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the record date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the record date or subject to restricted stock units that vest within 60 days of the record date are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The beneficial ownership of shares of common stock prior to the Business Combination is based on 10,029,221 shares of common stock of Larkspur (including 8,087,431 public shares and 1,941,790 founder shares) issued and outstanding as of August 15, 2022.

The expected beneficial ownership of shares of the post-combination company’s common stock after the Business Combination assuming none of the public shares are redeemed (the “no redemption scenario”) has been determined based upon the following: (i) that no public stockholders exercise their Redemption Rights, (ii) that none of the investors set forth in the table below has purchased or purchases additional shares of common stock (prior to or after the Business Combination), (iii) that 1,955,200 shares of common stock are issuable within 60 days of the record date upon conversion of the preferred stock and exercise of the warrants issued to the PIPE Investors, (iv) that 6,719,730 shares of Larkspur common stock are issued to the former ZyVersa stockholders as Merger Consideration (excluding shares issuable within 60 days of the record date upon exercise of certain Combined Entity options and warrants issued to former ZyVersa stockholders), (v) that ZyVersa and/or the Company will raise $10,073,000 in interim financing pursuant to an offering of convertible equity securities prior to the Closing, (vi) that 561,400 shares of common stock are issuable within 60 days of the record date upon conversion of the Series B Preferred Stock and (vii) there will be an aggregate of 16,748,951 shares of the post-combination company’s common stock issued and outstanding at Closing.

The expected beneficial ownership of shares of the post-combination company’s common stock after the Business Combination assuming the maximum number of public shares of Larkspur have been redeemed (the “maximum redemption scenario”) has been determined based on the following: (i) that holders of 7,767,159 public shares of Larkspur exercise their Redemption Rights, (ii) that none of the investors set forth in the table below has purchased or purchases additional shares of common stock (prior to or after the Business Combination), (iii) that 1,955,200 shares of common stock are issuable within 60 days of the record date upon conversion of the preferred stock and exercise of the warrants issued to the PIPE Investors, (iv) that 6,719,730 shares of common stock are issued to the former ZyVersa stockholders as Merger Consideration (excluding shares issuable within

60 days of the record date upon exercise of certain Combined Entity options and warrants issued to former ZyVersa stockholders), (v) that ZyVersa and/or the Company will raise $10,073,000 in interim financing pursuant to an offering of convertible equity securities prior to the Closing, (vi) that 561,400 shares of common stock are issuable within 60 days of the record date upon conversion of the Series B Preferred Stock and (vii) there will be an aggregate of 8,981,792 shares of the post-combination company’s common stock issued and outstanding at Closing.

The share numbers and ownership percentages set forth herein do not take into account (a) the Public Warrants and Private Placement Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing the later of 30 days after the Closing of the Business Combination and 12 months from the closing of the IPO, which occurred on December 20, 2021), (b) the issuance of any shares upon completion of the Business Combination under the Omnibus Incentive Plan or the ZyVersa Plan, (c) the portion of the Merger Consideration that will be allocated to shares underlying issued and outstanding options or warrants to acquire ZyVersa common stock (totaling, in aggregate and after giving effect to the implied exchange ratio, 4,189,817 shares of Larkspur Class A common stock) that may be exercised in the future, except to the extent noted in the footnotes to the table below. If the actual facts are different from the assumptions set forth above, which they are likely to be, the share numbers and ownership percentages in the post-combination company will be different.

In addition, the calculations of the expected number of Combined Entity securities to be issued in the Business Combination under each of the no redemptions and maximum redemption scenarios has been determined based upon the number of shares of ZyVersa common stock and ZyVersa preferred stock that were issued and outstanding as of August 15, 2022, after giving effect to the conversion of each share of ZyVersa preferred stock and ZyVersa convertible notes into shares of ZyVersa common stock.

Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to Larkspur and ZyVersa, respectively, the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

						After the Business Combination
	Before the Business Combination					Assuming No Redemption			Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of shares of Larkspur Class A common stock	% of Class A common stock	Number of shares of Larkspur Class B common stock(1)	% of Class B common stock	% of Total Voting Power**	Number of shares of post- combination company Class A common stock	% of Class A common stock	% of Total Voting Power**	Number of shares of post- combination company Class A common stock	% of Class A common stock	% of Total Voting Power**
Directors and executive officers of Larkspur
Daniel J. O’Connor(2)(3)(4)	42,005	*	201,848	10.38%	2.23%	243,853	1.39%	1.39%	243,853	2.5%	2.5%
David S. Briones(2)(3)(5)	10,752	*	56,123	2.89%	*	66,875	*	*	66,875	*	*
Raj Mehra, Ph.D., J.D.(2)	—	—	8,631	*	*	8,631	*	*	8,631	*	*
Gregory Skalicky(2)	—	—	8,631	*	*	8,631	*	*	8,631	*	*
Christopher Twitty, Ph.D.(2)	—	—	8,631	*	*	8,631	*	*	8,631	*	*
All executive officers, directors and director nominees of Larkspur as a group (5 individuals)	52,757	*	283,864	14.6%	3.35%	336,621	1.92%	1.92%	336,621	3.45%	3.45%
5% beneficial owners of Larkspur
Larkspur Health LLC(2)(3)(6)	236,273	2.92%	1,141,326	58.8%	13,73%	1,377,599	7.86%	7.86%	1,377,599	14.12%	14.12%
Daniel J. O’Connor(2)(3)(4)(6)	42,005	*	201,848	10.38%	2.23%	243,853	1.39%	1.39%	243,853	2.5%	2.5%
A.G.P./Alliance Global Partners(7)	—	—	446,843	23.01%	4.46%	1,006,843	2.86%	2.86%	1,006,843	5.69%	5.69%
Directors and executive officers of the Combined Entity
Stephen C. Glover(8)(9)						1,497,773	8.50%	8.50%	1,497,773	15.20%	15.20%
Min-chul Park, Ph.D.(8)(10)						39,708	*	*	39,708	*	*
Rob G. Finizio(8)(11)						59,563	*	*	59,563	*	*
Peter Wolfe(8)(12)						174,648	1.03%	1.03%	174,648	1.92%	1.92%
Nicholas Labella, Jr.(8)(13)						254,585	1.50%	1.50%	254,585	2.76%	2.76%
Karen Cashmere(8)(14)						103,242	*	*	103,242	1.14%	1.14%
Daniel J. O’Connor(2)(3)(4)(6)						243,853	1.39%	1.39%	248,853	2.5%	2.5%
All executive officers, directors and director nominees as a group (7 individuals)						2,692,066	15.36%	15.36%	2,692,066	27.61%	27.61%
5% beneficial owners of the Combined Entity
Stephen C. Glover(8)(9)						1,497,773	8.50%	8.50%	1,497,773	15.20%	15.20%
INCON Co., Ltd.(15)						1,947,902	11.33%	11.33%	1,947,902	20.65%	20.65%
Nico P. Pronk(16)						648,861	3.87%	3.87%	648,861	7.20%	7.20%
Shawn M. Titcomb(17)						909,624	5.42%	5.42%	909,624	10.09%	10.09%
Larkspur Health LLC(2)(3)(6)	236,273	2.92%	1,141,326	58.8%	13,73%	1,377,599	7.86%	7.86%	1,377,599	14.12%	14.12%

____________

*        Indicates beneficial ownership of less than 1%.

**      Shares of ZyVersa or post-combination company Class A common stock, as the case may be, that a person has the right to acquire within 60 days of August 1, 2022 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers of ZyVersa or the post-combination company, as the case may be, as a group. Percentage of total voting power represents voting power with respect to all shares of post-combination company Class A common stock. For more information about the voting rights of post-combination company common stock after the Business Combination, see “Description of Securities.”

(1)      Interests shown consist solely of founder shares, classified as Larkspur Class B common stock. Such shares will automatically convert into Larkspur Class A common stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment, as described in the section entitled “Description of Securities.”

(2)      Excepted as otherwise noted, the business address of each of these stockholders is c/o Larkspur Health Acquisition Corp., 100 Somerset Corporate Blvd., 2nd Floor, Bridgewater, New Jersey 08807.

(3)      Larkspur Health LLC is the record holder of the 1,141,326 shares of Larkspur Class B common stock reported herein prior to the consummation of the Business Combination. The Manager of Larkspur Health LLC, Daniel J. O’Connor, has voting and investment discretion with respect to the common stock held of record by Larkspur Health LLC. Mr. O’Connor disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)      Represents the shares owned by Mr. O’Connor, a member of Larkspur Health LLC, based on his pro rata share of ownership of Larkspur Health LLC.

(5)      Represents the shares owned by Mr. Briones, a member of Larkspur Health LLC, based on his pro rata share of ownership of Larkspur Health LLC.

(6)      Larkspur Health LLC, one of our sponsors, is the record holder of the securities reported herein. Daniel J. O’Connor is the manager of Larkspur Health LLC. By virtue of this relationship, Mr. O’Connor may be deemed to have beneficial ownership of the securities held of record by Larkspur Health LLC. Mr. O’Connor disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(7)      Consists of Class B common stock beneficially owned by A.G.P. Individuals who have shared voting and investor control over these shares are Raffaele Gambardella, A.G.P.’s Chief Operating Officer/Chief Risk Offer, Craig E. Klein, A.G.P.’s Chief Financial Officer/Principal Financial Officer, Phillip W. Michals, A.G.P.’s Chief Executive Officer, John J. Venezia, A.G.P.’s Chief Compliance Officer, and David A. Bocchi, Trustee of the David Bocchi Family Trust, which is an indirect owner of A.G.P., each of whom disclaims any beneficial ownership of such shares except to the extent of his pecuniary interest.

(8)      Except as otherwise noted, the business address of each of these stockholders is c/o ZyVersa Therapeutics, Inc., 2200 North Commerce Parkway, Suite 208, Weston, Florida 33326.

(9)      Assumes that 627,833 shares of Larkspur Class A common stock are issued to Stephen C. Glover and affiliates as consideration for the cancellation of ZyVersa stock, consisting of (i) 2,261,020 shares of ZyVersa common stock held of record by Stephen C. Glover; (ii) 220,843 shares of ZyVersa common stock held of record by MedicaRx Inc.; (iii) 430,345 shares of ZyVersa common stock held of record by Asclepius Life Sciences Fund, LP; and (iv) 250,000 shares of ZyVersa common stock held of record by Asclepius Master Fund, LTD. Also assumes the exercise of options and warrants exercisable as of or within 60 days of August 1, 2022, for 869,940 shares of Combined Entity common stock. Mr. Glover is the managing director of MedicaRx Inc., the managing director of Asclepius Master Fund, LTD, and the managing member of Asclepius Life Sciences Fund, LP

(10)    Assumes the exercise of options as of or within 60 days of August 1, 2022, for 39,708 shares of Combined Entity common stock.

(11)    Assumes the exercise of options as of or within 60 days of August 1, 2022, for 59,563 shares of Combined Entity common stock.

(12)    Assumes (i) that 41,585 shares of Larkspur Class A common stock are issued to Peter Wolfe as consideration for the cancellation of ZyVersa stock and (ii) the exercise of options and warrants as of or within 60 days of August 1, 2022, for 133,063 shares of Combined Entity common stock.

(13)    Assumes (i) that 18,094 shares of Larkspur Class A common stock are issued to Nicholas Labella, Jr. as consideration for the cancellation of ZyVersa stock. Also assumes the exercise of options and warrants as of or within 60 days of August 1, 2022, for 236,491 shares of Combined Entity common stock.

(14)    Assumes the exercise of options as of or within 60 days of August 1, 2022, for 103,242 shares of Combined Entity common stock.

(15)    Assumes (i) that 1,497,199 shares of Larkspur Class A common stock are issued to INCON Co., Ltd. as consideration for the cancellation of ZyVersa stock and (ii) the exercise of warrants as of or within 60 days of August 1, 2022, for 450,703 shares of Combined Entity common stock. The board of directors of INCON Co., Ltd. possesses the shared power to vote or dispose of the shares reported herein. The natural persons on the INCON Co., Ltd. board of directors are Kim Sung-gon, Choi Yeong-hun, Park Jong-jin, Lee Ju-hyeong, and Lee Jeong-uk. No individual possesses the sole power to vote or dispose of such shares reported herein. The business address for INCON Co., Ltd. is 4/F 16-17 LS-ro 91beon-gil, Dongan-gu Anyang, Gyeonggi, 14042 Republic of Korea.

(16)    Assumes that 619,409 shares of Larkspur Class A common stock are issued to Nico P. Pronk and affiliates as consideration for the cancellation of ZyVersa stock, consisting of (i) 191,035 shares of ZyVersa common stock held of record by Mr. Pronk; (ii) 2,728,750 shares of ZyVersa common stock held of record by Noble Capital Markets, Inc.; and (iii) 200,000 shares of ZyVersa common stock held of record by Nico P. Pronk and Ivonne M. Pronk, as joint tenants with right of survivorship. Also assumes the exercise of options and warrants exercisable as of or within 60 days of August 1, 2022, for 29,452 shares of Combined Entity common stock. The business address for Mr. Pronk and Noble Capital Markets, Inc. is 951 Yamato Road, Suite 210, Boca Raton, Florida 33431.

(17)    Assumes that 874,698 shares of Larkspur Class A common stock are issued to Shawn M. Titcomb and affiliates as consideration for the cancellation of ZyVersa stock, consisting of (i) 3,633,750 shares of ZyVersa common stock held of record by Mr. Titcomb; (ii) 200,000 shares of ZyVersa common stock held of record by INTL FCSTONE C/F Shawn Titcomb IRA; and (iii) 571,853 shares of ZyVersa common stock held of record by Shawn Milemore Titcomb Revocable Trust, over which Mr. Titcomb is the trustee. Also assumes the exercise of options and warrants exercisable as of or within 60 days of August 1, 2022, for 34,926 shares of Combined Entity common stock. The business address for Mr. Titcomb and affiliates is c/o Allele Capital Partners LLC, 900 N. Federal Highway, Suite 400, Boca Raton, FL 33432.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Larkspur Related Person Transactions

On April 4, 2021, Larkspur entered into an agreement (the “Brio Agreement”) with Brio Financial Group (“Brio Financial”), pursuant to which Brio Financial provided certain financial and accounting services to Larkspur, including, but not limited to, assisting Larkspur with developing and documenting a monthly and quarterly accounting closing process, preparing financial statements, maintaining Larkspur’s accounting system and its internal debt and equity ledgers, preparing the MD&A portion of quarterly and annual reports, and evaluating its internal controls over financial reporting. Under the Brio Agreement, Larkspur agreed to pay Brio Financial a fixed price of $15,000 for initial services and a fixed monthly rate of $1,750 for recurring services, which commenced in June 2021. Larkspur also agreed to reimburse Brio Financial for travel and other out-of-pocket costs. The term of the Brio Agreement commenced on April 4, 2021 and will continue in effect until December 31, 2022. Either Larkspur or Brio Financial may terminate the Brio Agreement at any time, for any reason, within 10 days of written notice to the other party. David S. Briones, Larkspur’s Chief Financial Officer, Treasurer, Secretary, and Director, is the managing member of Brio Financial and owns 100% of Brio Financial’s equity interest. The approximately value of the Brio Agreement is $48,250 and the approximate value of David S. Briones’s interest in the Brio Agreement is $48,250.

In connection with the consummation of the Business Combination, Larkspur will into a Securities Purchase Agreement with AGP, an investor in Larkspur Health LLC, (the “AGP SPA”) covering the issuance of an aggregate amount of $5,614,000 of our Series B Convertible Preferred Stock, $0.0001 par value per share, in consideration of AGP’s activities on our behalf, including identifying potential target businesses and performing due diligence on suitable business combinations. For a detailed description of the transaction, please refer to the AGP SPA which is attached to this proxy statement/prospectus as Annex J.

Prior to the closing of Larkspur’s initial public offering, Larkspur Health LLC’s investors agreed to loan Larkspur up to an aggregate of $750,000 to be used for a portion of the expenses of this offering. These loans are non-interest bearing, unsecured and are due at the earlier of December 31, 2021 or the closing of Larkspur’s initial public offering out of the estimated $1,176,000 of offering proceeds that was allocated to the payment of related offering expenses (other than underwriting commissions).

After Larkspur’s initial business combination, members of its management team who remain with the combined company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to its stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Larkspur entered into customary agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

ZyVersa Related Person Transactions

2021 Promissory Note Financing

Between February and March 2021, ZyVersa issued an aggregate of $5.23 million in principal amount of convertible promissory notes (the “2021 Notes”). Incon Co., Ltd., a more than 5% shareholder of ZyVersa, purchased an aggregate principal amount of $2,500,000 of 2021 Notes, and Stephen Glover, ZyVersa’s Chief Executive Officer, purchased an aggregate principal amount of $300,000 of 2021 Notes. The 2021 Notes bear interest at the rate of 6% per annum, compounded daily, and were due on December 31, 2021. In the event ZyVersa commences a debt financing after February 15, 2021 (the “Qualified Debt Financing”), the 2021 Notes shall automatically convert into a promissory note in the same form and with the same terms and conditions as those issued in the Qualified Debt Financing and in a principal amount equal to the then outstanding principal and accrued and unpaid interest under the 2021 Notes (the “Note Obligations”). Upon the Closing by the Company of a minimum of $500,000 equity financing after February 15, 2021 (the “Qualified Equity Financing”), the 2021 Notes shall automatically convert into the equity securities sold in a Qualified Equity Financing (the “Subsequent Round Securities”) at the same price and on the same terms and conditions received by any investor in such Qualified Equity Financing. The number of Subsequent Round Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) an amount equal to the Note Obligations outstanding on the closing of such Qualified Equity Financing by the lowest price per security at which the Subsequent Round Securities are sold in the Qualified Equity Financing (the “Conversion Price”). If at any time before the Qualified Equity Financing, a change of control occurs, an amount equal to the Note Obligations outstanding on the closing of such change of control shall automatically convert simultaneously with the closing of the change of control at the price of $3.25 per share. Upon the closing the Business Combination, the 2021 Notes will be converted into shares of ZyVersa common stock.

Stock Purchase Agreement with Incon, Ltd.

In connection with a financing transaction on November 15, 2018, ZyVersa issued to Incon, Ltd., 4,347,826 shares of ZyVersa common stock for aggregate consideration of $10.0 million (the “2018 Incon Investment”). In connection with the 2018 Incon Investment, Incon appointed a representative to ZyVersa’s board of directors and Incon may request that Stephen Glover, ZyVersa’s Chief Executive Officer, join and serve as a member on Incon’s board of directors.

Registration Rights Agreement

In November 2016, in connection with a private placement of ZyVersa’s common stock (the “2016 ZyVersa Financing”), ZyVersa entered into a Registration Rights Agreement (the “2016 Registration Rights Agreement”) with each investor that participated in the 2016 Financing. Pursuant to the 2016 Registration Rights Agreement, each investor in the 2016 Financing was granted piggyback registration rights whereby if ZyVersa proposes to register any shares of capital stock for sale by ZyVersa under the Securities Act on a form that would allow for the registration of the investors’ shares of common stock, each investor in the 2016 Financing would have the right to include their shares of ZyVersa’s common stock in such registration statement. The 2016 Registration Rights Agreement will terminate upon the closing of the Business Combination.

In the 2016 ZyVersa Offering, Stephen Glover, ZyVersa’s Chief Executive Officer, along with entities associated with Mr. Glover, purchased an aggregate of $550,000 worth of common stock, and an entity associated with Shawn Titcomb, a 5% shareholder of ZyVersa, purchased $200,000 worth of common stock.

2014 ZyVersa Shareholders Agreement

On April 11, 2014, ZyVersa and three 5% shareholders, Shawn Titcomb, Nico Pronk and Nathan Cali, as well as Stephen Glover, ZyVersa’s Chief Executive Officer, entered into a Shareholders Agreement (the “2014 ZyVersa Shareholder Agreement”), whereby each shareholder-party thereto agreed to vote all of their respective voting securities in such a way to ensure that (i) the number of directors of ZyVersa remains at all times at three directors, and (ii) Shawn Titcomb, Nico Pronk and Stephen Glover are elected and continue to serve as ZyVersa directors.

The 2014 ZyVersa Shareholders Agreement also contains certain transfer restrictions on the securities owned by the shareholder-parties thereto, subject to certain customary exceptions. Pursuant to the 2014 ZyVersa Shareholders Agreement, each shareholder-party thereto has a right of first refusal if any other shareholder-party thereto receives a bona fide offer to sell its securities from a third party. On October 28, 2016, Nobel International Investments, Inc., a more than 5% shareholder of ZyVersa’s common stock and an entity affiliated with Mr. Pronk, executed a Joinder Agreement and was made party to the 2014 ZyVersa Shareholders Agreement, pursuant to the same terms as the other parties thereto.

The 2014 ZyVersa Shareholders Agreement will terminate upon the Closing of the Business Combination.

Related Agreements

PIPE Transactions and Related Agreements

PIPE Subscription Agreement

In connection with the Business Combination, Larkspur entered into the PIPE Subscription Agreement, as amended with the PIPE Investors, pursuant to which, among other things, Larkspur agreed to sell to the PIPE Investors, in a private placement to close immediately prior to the Closing of the Business Combination, an aggregate of (i) 10,073 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) for an aggregate purchase price of $10,073,000, convertible into shares of Larkspur’s Common Stock at a conversion price equal to $10.00 per share, subject to certain adjustments, including a downward adjustment based on the public trading price of the Combined Entity’s common shares calculated at 90 days and 150 days following the issuance of such securities; and (ii) common stock purchase warrants (each, a “PIPE Warrant”) to purchase up to a number of shares of Common Stock equal to 100% of the shares of Common Stock issued and issuable upon conversion of the Series A Preferred Stock in accordance with the terms of the Series A Certificate of Designation and the Warrant, with an exercise price equal to $11.50 per share, subject to certain adjustments. The exercise price of the PIPE Warrants will be subject to certain adjustments including those resulting from (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro-rata distributions, (iv) fundamental transactions, (v) certain voluntary adjustments and (vi) issuances of other securities at a price at or below the exercise price then in effect, in each case, in accordance with the terms of the PIPE Warrant. The Series A Certificate of Designation includes the right for the issuer to redeem such shares at 120% of the issue price of the Series A Preferred Stock then outstanding. Additionally, the PIPE Subscription Agreement contains customary representations and warranties, and certain transfer restrictions. The closing of the sale of the Series A Preferred Stock and the PIPE Warrants are conditioned upon, among other things, customary Closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The issuance of the securities pursuant to the PIPE Subscription Agreement will be consummated substantially concurrently with the Closing of the Business Combination.

PIPE Warrant Agreement

In connection with the PIPE Subscription Agreement, Larkspur and the other PIPE Investors will enter into a warrant agreement, pursuant to which Larkspur will issue common stock purchase warrants (each, a “PIPE Warrant”) to purchase up to a number of shares of Common Stock equal to 100% of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, with an exercise price equal to $11.50 per share, subject to certain adjustments. The exercise price of the PIPE Warrants will be subject to certain adjustments including those resulting from (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro-rata distributions, (iv) fundamental transactions, (v) certain voluntary adjustments and (vi) issuances of other securities at a price at or below the exercise price then in effect, in each case, in accordance with the terms of the PIPE Warrant.

Series A Preferred Registration Rights Agreement

In connection with the consummation of the Business Combination, Larkspur and the other the PIPE Investors will enter into a registration rights agreement (the “Series A Preferred Registration Rights Agreement”), pursuant to which Larkspur is to prepare and file with the SEC, no later than 5 business days after the closing date of the Business Combination, an initial registration statement on Form S-1 (or other applicable registration statement) under the Securities Act of 1933, as amended, covering the resale of all of the shares of common stock issuable upon conversion or exercise of the Series A Preferred Stock and the PIPE Warrants issued pursuant to the PIPE Subscription Agreement and the PIPE Warrants. Larkspur is further required to use its best efforts to cause the initial registration statement (and additional registration statements required to be filed under the Registration Rights Agreement), to be declared effective by the SEC as soon as practicable after filing, but in no event later than 20 calendar days thereafter (or, 45 calendar days thereafter in the event of a “full review” by the SEC). In addition, pursuant to the terms of the Series A Preferred Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to certain demand rights that may be exercised, the PIPE Investors shall also have certain “piggy-back” registration rights, subject to certain requirements and customary conditions. Larkspur will bear the expenses incurred in connection with the filing of any such registration statement.

Shareholder Support Agreement

In connection with the Business Combination Agreement, Larkspur, ZyVersa and the Key ZyVersa Shareholders entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), providing that, among other things, the Key ZyVersa Shareholders, whose ownership interests collectively represent the outstanding ZyVersa Common Stock and ZyVersa Series A Preferred Stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of ZyVersa, would support the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, and agree to, among other things, execute and deliver the Written Consent, within 48 hours of the Registration Statement on Form S-4 filed with the SEC in connection with the Business Combination becoming effective. The Shareholder Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms, (c) the adoption by Larkspur and ZyVersa of any material amendment to the Business Combination Agreement, and (d) the written agreement by Larkspur, ZyVersa, and the ZyVersa Key Shareholders terminating the Shareholder Support Agreement (the “Expiration Time”). The Key ZyVersa Shareholders also agreed, until the Expiration Time, to certain transfer restrictions (excluding the Conversion).

Lock-Up Agreement

In connection with the Shareholder Support Agreement, Larkspur and Key ZyVersa Shareholders entered into a lock-up agreement, which we refer to as the “Lock-Up Agreement.” Pursuant to the Lock-Up Agreement, approximately 75% of the aggregate issued and outstanding securities issued to ZyVersa in connection with the Business Combination will be subject to the restrictions described below from the Acquisition Closing until the termination of applicable lock-up periods.

Larkspur and the Key ZyVersa Shareholders have agreed not to, without the prior written consent of the Audit Committee of the Combined Entity’s Board and subject to certain exceptions, during the applicable lock-up period:

•        sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of the Combined Entity’s common stock held by it immediately after the Acquisition Merger Effective Time or issued or issuable to it in connection with the Acquisition Merger (including the Combined Entity’s common stock acquired as part of the PIPE Investment or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE Investment), any shares of the Combined Entity’s common stock issuable upon the exercise of options to purchase shares of the Combined Entity’s common stock held by it immediately after the Acquisition Merger Effective Time, or any securities convertible into or exercisable or exchangeable for the Combined Entity’s common stock held by it immediately after the Acquisition Merger Effective Time (the “Lock-Up Shares”);

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or

•        publicly announce any intention to effect any transaction specified in the foregoing clauses.

Pursuant to the Lock-Up Agreement, Larkspur and the Key ZyVersa Shareholders agreed to the foregoing transfer restrictions during the period beginning on the Closing Date and ending on the date that is the earlier of (x) 180 days after the Closing Date and (y) the date on which the Combined Entity completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares for cash, securities or other property.

Amended and Restated Registration Rights Agreement

In connection with the Business Combination, that certain Registration Rights Agreement, dated December 10, 2021, by and among Larkspur and certain persons and entities holding securities of Larkspur (the “IPO Registration Rights Agreement”), will be amended and restated, and the Combined Entity, the Sponsor, certain persons and entities holding securities of Larkspur prior to the Closing (together with the Sponsor, the “Larkspur Holders”) and certain persons and entities holding securities of ZyVersa prior to the Closing (the “ZyVersa Holders,” together with the Larkspur Holders, the “Registration Rights Holders”) will enter into the Amended and Restated Registration Rights Agreement substantially in the form attached to this proxy statement/ prospectus as Annex D. Pursuant to the Amended and Restated Registration Rights Agreement, the Combined Entity will agree that, (i) the Registration Rights Holders will be allowed certain demand registration rights six months after the consummation of the Business Combination, (ii) the Combined Entity will use its commercially reasonable efforts to file with the SEC (at the Combined Entity’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and (iii) the Combined Entity will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to two underwritten offerings and such holders will be entitled to customary piggyback registration rights. The Amended and Restated Registration Rights Agreement does not provide for the payment of any cash penalties by the Combined Entity if it fails to satisfy any of its obligations under the Amended and Restated Registration Rights Agreement.

Series B Convertible Preferred Stock Purchase Agreement

In connection with the Business Combination, Larkspur has agreed to issue to certain purchasers that have provided services to Larkspur, in a private placement to close immediately prior to the Closing of the Business Combination (“Series B Purchase Agreement”), an aggregate of 561,400 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) for an aggregate purchase price of $5,614,000, convertible into shares of Larkspur’s Common Stock at a conversion price equal to $10.00 per share issuable upon conversion of the Series B Preferred Stock in accordance with the terms of the Series B Certificate of Designation, subject to certain adjustments. The Series B Certificate of Designation includes the right for the issuer to redeem such shares at 120% of the issue price of the Series B Preferred Stock then outstanding. Additionally, the Series B Purchase Agreement contains customary representations and warranties, and certain transfer restrictions. The closing of the sale of the Series B Preferred Stock is conditioned upon, among other things, customary Closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The issuance of the securities will be consummated substantially concurrently with the Closing of the Business Combination.

Series B Preferred Stock Registration Rights Agreement

In connection with the Series B Purchase Agreement, Larkspur and the other the Purchasers will enter into a registration rights agreement (the “Series B Preferred Registration Rights Agreement”), pursuant to which Larkspur is to prepare and file with the SEC. an initial registration statement on Form S-1 (or other applicable registration statement) under the Securities Act of 1933, as amended, covering the resale of all of the shares of common stock issuable upon conversion or exercise of the Series B Preferred Stock issued pursuant to the Series B Purchase Agreement. Larkspur is further required to use its best efforts to cause the initial registration statement (and additional registration statements required to be filed under the Registration Rights Agreement), to be declared effective by the SEC as soon as practicable after filing. In addition, pursuant to the terms of the Series B Preferred Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to certain demand rights that may be exercised, the Purchasers shall also have certain “piggy-back” registration rights, subject to certain requirements and customary conditions. Larkspur will bear the expenses incurred in connection with the filing of any such registration statement.

Other

On May 7, 2021, the Sponsor purchased, pursuant to a written agreement, an aggregate of 320,272 private placement units from Larkspur for a purchase price of $10.00 per whole warrant in a private placement that occurred concurrently with the closing of the IPO and the underwriter’s exercise of their over-allotment option. Each private placement unit consists of one share of Class A common stock and three-fourths of one redeemable private placement warrant. Each private placement warrant entitles the holder to purchase one share of class A common stock at a price of $11.50 per share, subject to adjustment. The underlying shares of common stock and private placement warrants (including the shares of common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of an initial business combination.

On May 7, 2021, Larkspur issued an unsecured promissory notes (the “Promissory Notes”) to the Sponsor’s investors, which were amended and restated on October 7, 2021, pursuant to which Larkspur could borrow up to an aggregate principal amount of $750,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Larkspur’s initial public offering.

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Larkspur’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Larkspur’s audit committee will review on a quarterly basis all payments that were made by Larkspur to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Larkspur’s behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Larkspur’s officers and directors may, but are not obligated to, loan Larkspur funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by the Promissory Notes. The notes may be repaid upon completion of a business combination, without interest. Such Units would be identical to the Private Placement Units. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2022, there were no amounts outstanding under the Working Capital Loans. Larkspur does not expect to seek loans from parties other than the Sponsor, its affiliates or its management team as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Policy for Approval of Related Party Transactions

The audit committee of Larkspur’s board of directors has adopted a charter providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that Larkspur has already committed to, the business purpose of the transaction, and the benefits of the transaction to Larkspur and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Related Party Transaction Policy Following the Business Combination

Upon consummation of the Business Combination, the Combined Entity will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Combined Entity or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of the Combined Entity’s officers or one of the Combined Entity’s directors;

•        any person who is known by the Combined Entity to be the beneficial owner of more than five percent (5%) of its voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

The Combined Entity will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

All of the transactions described in this section were entered into prior to the adoption of this policy. Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

Indemnification

Effective immediately upon the consummation of the Business Combination, we will enter into indemnification agreements with each of the newly elected directors and newly appointed executive officers which provide that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our by-laws.

DESCRIPTION OF THE COMBINED ENTITY’S SECURITIES

The following summary of certain provisions of the Combined Entity’s capital stock does not purport to be complete and is subject to the Proposed Charter, the Proposed Bylaws, and the provisions of applicable law. Copies of the Proposed Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

Proposed Charter

General

The Proposed Charter will authorize the issuance of 111,000,000 shares of capital stock, par value $0.0001 per share, of the Combined Entity, consisting of:

•   111,000,000 shares common stock and

•   1,000,000 shares of preferred stock.

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Charter, the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).

Common Stock

We expect to have approximately 16,700,000 shares of common stock outstanding immediately after the consummation of the Business Combination, assuming that none of Larkspur’s outstanding shares of common stock are redeemed in connection with the Business Combination. We anticipate that, upon completion of the Business Combination, the ownership of the Combined Entity will be as follows: Larkspur’s public stockholders (including A.G.P.) are expected to hold 7,767,159 shares of the Combined Entity’s common stock, or approximately 44.1% of the Combined Entity’s outstanding common stock; the Sponsor is expected to hold 1,941,790 shares of the Combined Entity’s common stock, or approximately 12.8% of the Combined Entity’s outstanding common stock; and the continuing ZyVersa stockholders are expected to hold 7,604,479 shares of the Combined Entity’s common stock, or approximately 43.1% of the Combined Entity’s outstanding common stock. This excludes (i) shares of common stock underlying the public warrants and the private placement warrants, (ii) shares of common stock underlying the preferred stock and warrants issued to the PIPE Investors, (iii) shares of common stock underlying the Series B Preferred Stock and (iv) shares of common stock underlying ZyVersa options and warrants that will be assumed by the Combined Entity following consummation of the Business Combination.

Voting rights.    Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Dividend Rights.    Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time on common stock having dividend rights by our board of directors out of funds legally available therefor.

Rights upon liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of common stock will be entitled to share ratably in all assets remaining after payment of the Combined Entity’s debts and other liabilities, subject to pari passu and prior distribution rights of preferred stock or any class or series of stock having a preference over the common stock, then outstanding, if any.

Other rights.    The holders of common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future.

Preferred Stock

We expect to have approximately 1,000,000 shares of preferred stock outstanding immediately after the consummation of the Business Combination. The Existing Organizational Documents provide, and the Proposed Charter will provide that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Combined Entity or the removal of existing management.

Series A Convertible Preferred Stock.    In connection with the Business Combination, Larkspur entered into the PIPE Subscription Agreement, as amended, with the PIPE Investors, pursuant to which, among other things, Larkspur agreed to sell to the PIPE Investors, in a private placement to close immediately prior to the Closing of the Business Combination, an aggregate of (i) 10,073 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) for an aggregate purchase price of $10,073,000 convertible into shares of Larkspur’s Common Stock at a conversion price equal to $10.00 per share, and (ii) common stock purchase warrants (each, a “Series A Warrant”) to purchase up to a number of shares of Common Stock equal to 100% of the shares of Common Stock issued and issuable upon conversion of the Series A Preferred Stock in accordance with the terms of the Series A Certificate of Designation and the Warrant, with an exercise price equal to $11.50 per share, subject to certain adjustments. The Series A Certificate of Designation includes the right for the issuer to redeem such shares at 120% of the issue price of the Series A Preferred Stock then outstanding. Additionally, the Series A Purchase Agreement contains customary representations and warranties, and certain transfer restrictions. The closing of the sale of the Series A Preferred Stock and the Preferred Warrants are conditioned upon, among other things, customary Closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The issuance of the securities pursuant to the PIPE Subscription Agreement will be consummated substantially concurrently with the Closing of the Business Combination.

Series B Convertible Preferred Stock.    In connection with the Business Combination, Larkspur agreed to issue to certain purchasers that have provided services to Larkspur, in a private placement to close immediately prior to the Closing of the Business Combination (“Series B Purchase Agreement”), an aggregate of 561,400 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) for an aggregate purchase price of $5,614,000, convertible into shares of Larkspur’s Common Stock at a conversion price equal to $10.00 per share issuable upon conversion of the Series B Preferred Stock in accordance with the terms of the Series B Certificate of Designation, with an exercise price equal to $11.50 per share, subject to certain adjustments. The Series B Certificate of Designation includes the right for the issuer to redeem such shares at 120% of the issue price of the Series B Preferred Stock then outstanding. Additionally, the Series B Purchase Agreement contains customary representations and warranties, and certain transfer restrictions. The closing of the sale of the Series B Preferred Stock is conditioned upon, among other things, customary Closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The issuance of the securities will be consummated substantially concurrently with the Closing of the Business Combination.

Warrants

Public Stockholders’ Warrants.    Each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO and 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock.

This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., Eastern time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as promptly as practicable, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of our initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of common stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, but we will use our commercially reasonable efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of warrants when the price per share of common stock equals or exceeds $18.00

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Stockholders’ Warrants — Anti-Dilution Adjustments”) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our shares of common stock over the exercise price of the warrants by (y) the fair market value.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Stockholders’ Warrants — Anti- Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of common stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock issued and outstanding immediately after giving effect to such exercise.

Warrant Proceeds

Following the Acquisition Closing, in the event that the Combined Entity conducts a tender offer or other redemption, termination or cancellation of the assumed Larkspur warrants, each of (x) the Larkspur Founder Stockholders, collectively, and (y) certain members of the Combined Entity’s management, collectively, shall be entitled to receive five percent (5%) of any cash proceeds actually received by the Combined Entity as a result of the exercise of any such assumed Larkspur warrants in connection with such redemption.

Anti-Dilution Adjustments

If the number of outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of shares of common stock entitling holders to purchase shares of common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) and (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of common stock on account of such shares of common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of common stock during the 365- day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the Redemption Rights of the holders of shares of common stock in connection with a proposed initial business combination, (d) to satisfy the Redemption Rights of the holders of shares of common stock in connection with a stockholder vote to amend our Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of our obligation to provide holders of our shares of common stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 12 months from the closing of the initial public offering (unless such date is extended in accordance with the Existing Organizational Documents) or (B) with respect to any other provision relating to the rights of holders of our shares of common stock, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share subdivision, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with Redemption Rights held by stockholders of the company as provided for in our Amended and Restated Certificate of Incorporation or as a result of the redemption of shares of common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on shares of common stock as contemplated by and in accordance with the warrant agreement or adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. A copy of the warrant agreement, which was filed as an exhibit to the registration statement for the IPO, contains a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” means the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent. The reason that Larkspur agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it was not known at the time of the IPO whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination by Larkspur, the Sponsor or an affiliate of the Sponsor or certain of Larkspur’s officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the Combined Entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

PIPE Warrants

In connection with the PIPE Subscription Agreement, Larkspur will issue common stock purchase warrants (each, a “PIPE Warrant”) to purchase up to a number of shares of Common Stock equal to 100% of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, with an exercise price equal to $11.50 per share, subject to certain adjustments. The PIPE Warrants have an exercise period of five years. The exercise price of the PIPE Warrants will be subject to certain adjustments including those resulting from (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro-rata distributions, (iv) fundamental transactions, (v) certain voluntary adjustments and (vi) issuances of other securities at a price at or below the exercise price then in effect, in each case, in accordance with the terms of the Series A Warrant.

The PIPE Warrants do not include any redemption features. The PIPE Warrants may be exercised on a cashless basis (i) in the event there is not an effective registration statement with respect to the common stock underlying the PIPE Warrants and (ii) at the expiration of the PIPE Warrants’ exercise period. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Anti-Takeover Provisions of Delaware Law

Provisions of the DGCL and our Proposed Charter could make it more difficult to acquire the post-combination company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the post-combination company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the common stock.

In addition, our Proposed Charter provides for certain other provisions that may have an anti-takeover effect:

•        no cumulative voting with respect to the election of directors;

•        the Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances.

•        directors may only be removed from the Board for cause.

•        the Board will be classified into three classes of directors and, as a result, a person could gain control of our Board by successfully engaging in a proxy contest at two or more annual meetings;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•        a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•        our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. Our Board is entitled, without further stockholder approval, to designate one or more series of preferred stock and the associated voting rights, preferences and privileges of such series of preferred stock. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

Our Proposed Charter will include a forum selection clause. Our Proposed Charter will provide that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:

•        derivative action or proceeding brought on the Combined Entity’s behalf;

•        action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, or stockholder of the Combined Entity to the Combined Entity or the Combined Entity’s stockholders;

•        action asserting a claim against the Combined Entity or any director, officer, stockholder, employee or agent of the Combined Entity arising pursuant to any provision of the DGCL, our charter or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware:

•        action to interpret, apply, enforce or determine the validity of our charter or bylaws; or

•        other action asserting a claim against the Combined Entity or any current or former director, officer, or stockholder of the Combined Entity that is governed by the internal affairs doctrine.

This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Furthermore, in accordance with the post-combination’s company restated bylaws, unless the Combined Entity consents in writing to the selection of an alternative forum, the federal district courts of the United States will be, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Company intends for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter contains provisions that limit the liability of the Combined Entity’s current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•        any breach of his duty of loyalty to us or our stockholders;

•        acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•        any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Stockholder Registration Rights

Under the terms of the Amended and Restated Registration Rights Agreement, the Combined Entity agrees that, six months after the consummation of the Business Combination, certain holders of registrable securities subject to the Amended and Restated Registration Rights Agreement will have the ability to cause the Combined Entity to file with the SEC a registration statement registering the resale of certain securities held by or issuable to the parties thereto (the “Resale Registration Statement”), and will use its commercially reasonable efforts to have such Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Pursuant to the Amended and Restated Registration Rights Agreement, such holders have been granted certain customary registration rights. The PIPE Investors have also been granted certain customary registration rights pursuant to subscription separate registration rights agreement. The Combined Company will be required under such registration rights agreement to file a registration statement registering the underlying shares with respect to the preferred stock and warrants issued to PIPE Investors with five business days of the consummation of the Business Combination. The holders of the Series B Preferred Stock will also receive separate customary registration rights, including demand and piggy-back rights. See “Certain Relationships and Related Party Transactions.”

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our Revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent and Warrant Agent

The Transfer Agent and registrar for the Combined Entity’s common stock and the Warrant Agent for the Combined Entity’s public warrants and private placement warrants will be Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as Transfer Agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of the Combined Entity for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of the Combined Entity for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of the Combined Entity common stock then outstanding (as of the date of this proxy statement/prospectus, Larkspur has            shares of common stock outstanding); or

•        the average weekly reported trading volume of the Combined Entity’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See “Description of the Combined Entity’s Capital Stock — Stockholder Registration Rights” above.

APPRAISAL RIGHTS

Neither Larkspur stockholders nor Larkspur warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a stockholder, Larkspur’s Existing Organizational Documents provide that the stockholder must give timely notice in proper written form to Larkspur at Larkspur’s principal executive offices and such business must otherwise be a proper matter for stockholder action. Such notice, to be timely, must be received no earlier than 120 calendar days and not later than 90 calendar days prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a stockholder notice must be received not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In No event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a stockholder’s notice.

Stockholder Director Nominees

Nominations of persons for election to the board of directors at any annual general meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Larkspur’s notice of such special meeting, may be made by or at the direction of the board of directors or by certain stockholders of Larkspur.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to Larkspur at Larkspur’s principal executive offices. To be timely, a stockholder’s notice must have been received no earlier than 120 calendar days and not later than 90 calendar days prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a stockholder notice must be received not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In No event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a stockholder’s notice.

In addition, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Larkspur’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Larkspur Health Acquisition Corp. at 100 Somerset Corporate Blvd., 2nd Floor, Bridgewater, New Jersey 08807. Following the Business Combination, such communications should be sent to ZyVersa Therapeutics, Inc. at 2200 N. Commerce Parkway, Suite 208, Weston, FL 33326, Attention: Stephen Glover and Peter Wolfe, with copies to Lowenstein Sandler LLP at One Lowenstein Drive, Roseland, New Jersey 07068, Attention: Michael Lerner and Steven Skolnick. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

VALIDITY OF COMMON STOCK

Alston & Bird LLP has passed upon the validity of the common stock of Larkspur and the warrants of Larkspur offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of ZyVersa Therapeutics, Inc. at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in the Proxy Statement of Larkspur Health Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Larkspur as of December 31, 2021, and for the period from March 17, 2021 (inception) through December 31, 2021 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, which contains an explanatory paragraph relating to substantial doubt about the ability of Larkspur Health Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Larkspur has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to Larkspur and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of Larkspur’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Larkspur files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference herein, or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (203) 658-9395
Email: c.rice@morrowsodali.com

If you are a stockholder of Larkspur and would like to request documents, please do so no later than seven business days before the Special Meeting in order to receive them before the Special Meeting.

If you request available documents from Morrow Sodali, Morrow Sodali, will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Larkspur has been supplied by Larkspur, and all such information relating to ZyVersa has been supplied by ZyVersa. Information provided by one another does not constitute any representation, estimate or projection of the other.

Larkspur Health Acquisition Corp.
INDEX TO FINANCIAL STATEMENTS

Page Number
Report of Independent Registered Public Accounting Firm (PCAOB ID #688)	F-2
Financial Statements:
Balance Sheet as of December 31, 2021	F-3
Statement of Operations for the period from March 17, 2021 (inception) through December 31, 2021	F-4
Statement of Changes in Stockholders’ Equity (Deficit) for the period from March 17, 2021 (inception) through December 31, 2021	F-5
Statement of Cash Flows for the period from March 17, 2021 (inception) through December 31, 2021	F-6
Notes to the Financial Statements	F-7

Condensed Balance Sheet as of June 30, 2022 (Unaudited) and December 31, 2021	F-20

Condensed Statements of Operations (Unaudited) for the Three and Six Months ended June 30, 2022 and for the Three Months ended June 30, 2021 and the period March 17, 2021 (inception) through June 30, 2022

F-21
Condensed Statements of Changes in Shareholders’ Deficit (Unaudited) for the Six Months ended June 30, 2022 and the period March 17, 2021 (inception) through June 30, 2022	F-22
Condensed Statement of Cash Flows for the Six Months ended June 30, 2022 and for the period March 17, 2021 (inception) through June 30, 2022	F-23
Notes to Unaudited Condensed Financial Statements	F-24

ZYVERSA THERAPEUTICS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Larkspur Health Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Larkspur Health Acquisition Corp. (the “Company”) as of December 31, 2021, the related statement of operations, changes in stockholders’ deficit and cash flows for the period from March 17, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from March 17, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination. Management has determined that the combination period is less than one year from the date of the issuance of the financial statements. There is no assurance that the Company’s plans to consummate a business combination will be successful within the combination period. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

New York, NY
April 14, 2022

LARKSPUR HEALTH ACQUISITION CORP.
BALANCE SHEET

December 31, 2021
ASSETS
Current Assets:
Cash	$928,389
Prepaid expenses	251,800
Total Current Assets	1,180,189
Prepaid expenses	213,168
Investments held in Trust Account	75,750,000
Total Assets	$77,143,357

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accrued expenses	$200,247
Derivative liability	76,588
Total Current Liabilities	276,835
Business combination fee payable	3,375,000
Total Liabilities	3,651,835

Commitments and contingencies (Note 6)
Class A common stock subject to possible redemption; 7,500,000 shares (redemption value of $10.10 per share)	75,750,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 317,600 issued and outstanding	32
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 2,156,250 shares issued and outstanding(1)	216
Additional paid-in capital	—
Accumulated deficit	(2,258,726)
Total Stockholders’ Deficit	(2,258,478)
Total Liabilities and Stockholders’ Deficit	$77,143,357

____________

(1)      Includes an aggregate of up to 281,250 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Notes 5 and 7).

The accompanying notes are an integral part of these financial statements.

LARKSPUR HEALTH ACQUISITION CORP.
STATEMENT OF OPERATIONS

For the period from March 17, 2021 (Inception) through December 31, 2021
Formation and operating costs	$235,267
Operating loss	(235,267)

Change in fair value of derivative liability	5,433
Total other expense	5,433

Net loss	$(240,700)

Class A Common Stock – Weighted average shares outstanding, basic and diluted	216,404
Class A Common Stock – Basic and diluted net loss per common share	$(0.12)
Class B Common Stock – Weighted average shares outstanding, basic and diluted(1)	1,875,000
Class B Common Stock – Basic and diluted net loss per common share	$(0.12)

____________

(1)      Excludes an aggregate of up to 281,250 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Notes 5 and 7).

The accompanying notes are an integral part of these financial statements.

LARKSPUR HEALTH ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM MARCH 17, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Subscription Receivables	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, March 17, 2021 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	2,156,250	216	24,784	(24,333)	—	667
Private placement Class A shares	248,150	25	—	—	3,219,027	—	—	3,219,052
Conversion of Note payable to Class A common stock	69,450	7	—	—	719,077	—	—	719,084
Payment for Class B common stock	—	—	—	—	—	24,333	—	24,333
Private placement units proceeds in excess of fair value	—	—	—	—	746,360	—	—	746,360
Public warrants proceeds	—	—	—	—	19,623,313	—	—	19,623,313
Class A common stock accretion to redemption value					(24,332,561)		(2,018,026)	(26,350,587)
Net loss	—	—	—	—	—	—	(240,700)	(240,700)
Balance, December 31, 2021	317,600	$32	2,156,250	$216	$—	$—	$(2,258,726)	$(2,258,478)

____________

(1)      Includes an aggregate of up to 281,250 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Notes 5 and 7).

The accompanying notes are an integral part of these financial statements.

LARKSPUR HEALTH ACQUISITION CORP.
STATEMENT OF CASH FLOWS

For the period from March 17, 2021 (Inception) through December 31, 2021
Cash flows from operating activities:
Net loss	$(240,700)
Changes in operating assets and liabilities:
Prepaid expenses	(464,968)
Derivative liability	76,588
Accrued expenses	200,247
Net cash used in operating activities	(428,833)

Cash flows from investing activities:
Cash deposited into Trust account	(75,750,000)
Net cash used in investing activities	(75,750,000)

Cash flows from financing activities:
Sales of units in public offering	75,000,000
Sales of units in private offering	3,176,000
Payment of offering costs	(1,093,778)
Proceeds from issuance of Class B common stock	25,000
Net cash provided by financing activities	77,107,222

Net change in cash	$928,389
Cash at beginning of period	—
Cash at end of period	$928,389

Non-cash financing activities:
Private placement units proceeds in excess of fair value	$746,360
Initial classification of potentially redeemable Class A common stock	$75,750,000
Business combination fee payable	$3,375,000

The accompanying notes are an integral part of these financial statements.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Larkspur Health Acquisition Corp. (the “Company”) was incorporated in Delaware on March 17, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from March 17, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering (the “Registration Statement”) was declared effective on December 20, 2021. On December 23, 2021, the Company consummated the Initial Public Offering of 7,500,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $75,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 317,600 units (the “Private Placement Units”) at a price of $10.00 per Private Unit in private placements to Larkspur Health LLC (the “Sponsor”).

As of December 23, 2021, transaction costs amounted to $6,639,594 consisting of $500,000 of underwriting fees, $3,375,000 of business combination fee payable (which are held in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”)), $2,179,470 of the excess of fair value over the purchase price of certain founder shares transferred to additional sponsor investors and $593,778 of Initial Public Offering costs. These costs were charged to additional paid-in capital or accumulated deficit to the extent additional paid-in capital is fully depleted upon completion of the Public Offering. As described in Note 6, the $3,375,000 business combination fee is contingent upon the consummation of a Business Combination within 12 months, unless the time period to consummate a Business Combination is extended pursuant to the Company’s amended and restated certificate of incorporation.

Following the closing of the Initial Public Offering on December 23, 2021, an amount of $75,750,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement (as defined in Note 4) was placed in the Trust Account. The funds held in the Trust Account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

“Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.10 per Unit sold in the Initial Public Offering, including proceeds of the Private Placement Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination within 12 months from the closing of the Initial Public Offering (or up to 18 months from the closing of the Initial Public Offering at the election of the Company in two separate three month extensions subject to satisfaction of certain conditions) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Account Standards Update (“ASU”) 2014- 15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the combination period is less than one year from the date of the issuance of the financial statements. There is no assurance that the Company’s plans to consummate a business combination will be successful within the combination period. As a result, there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued or are available to be issued The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.

Investments held in Trust Account

At December 31, 2021, the Company had $75,750,000 in Investments held in the Trust Account.

Offering Costs Associated with a Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs of $593,778 consist principally of costs incurred in connection with formation and preparation for the Public Offering. These costs, together with the underwriter discount of $500,000 and deferred business combination fee payable of $3,375,000, were charged to additional paid-in capital upon completion of the Public Offering.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of stock, which are referred to as Class A Common Stock and Class B Common Stock. Income and losses are shared pro rata between the two classes of stock. Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

The calculation of diluted loss per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):
	For the Period from March 17, 2021 (inception) through December 31, 2021
	Class A Common Stock	Class B Common Stock
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(24,906)	$(215,794)
Denominator:
Basic and diluted weighted average shares outstanding	216,404	1,875,000
Basic and diluted net loss per common share	$(0.12)	$(0.12)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table presents information about the Company’s assets and liabilities that are measured at fair value at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021
Assets:
Investments held in Trust Account	1	$75,750,000

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and is accounted for as a liability pursuant to ASC 480. It is recorded as a $76,588 liability at December 31, 2021. The warrants issued in connection with the initial public offering and the private placement are recorded in equity as they qualify for equity treatment under ASC 815-40.

Class A common stock subject to possible redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered by the Company to be outside of the

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2021, the shares of Class A common stock subject to possible redemption in the amount of $75,750,000 are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”)”, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for the Company on January 1, 2023. The Company does not expect the adoption of the ASU to have a material impact on the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 7,500,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and three-fourths of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4 — PRIVATE PLACEMENTS

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of 317,600 Private Placement Units at a price of $10.00 per Private Placement Unit ($3,176,000) to the Sponsor. Each Private Placement Unit consists of one share of Class A common stock and three-fourths of one redeemable warrant (“Private Warrant”). Each Private Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Units was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. The Private Warrants (including the Class A common stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTIES

Founder Shares

During the period ended December 31, 2021, the Sponsor’s investors received a total of 2,156,250 of the Company’s Class B common stock (as adjusted, the “Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares included an aggregate of up to 281,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTIES (cont.)

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

On November 18, 2021, Larkspur Health LLC transferred 231,423 founder shares to certain additional sponsor investors and the representative transferred 110,723 founder shares to certain additional sponsor investors. The Company accounted for the excess of fair value over the purchase price, which totaled $2,179,470, as an offering cost with an offset to additional paid-in capital or accumulated deficit to the extent additional paid-in capital is fully depleted.

Promissory Note

On May 7, 2021, the Company issued unsecured promissory notes to the Sponsor’s investors, which were amended and restated on October 7, 2021 (see Note 8) (the “Promissory Notes”), pursuant to which the Company may borrow up to an aggregate principal amount of $750,000. The Promissory Notes are non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. As of December 31, 2021, there was no amount outstanding under the Promissory Notes.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by the Promissory Notes. The notes may be repaid upon completion of a Business Combination, without interest. Such Units would be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021, there was no amount outstanding under the Working Capital Loans.

Accounting Services

A firm owned by the Company’s Chief Financial Officer has an agreement to provide accounting and financial consulting services to the Company. The total cost incurred through December 31, 2021 was $15,000. There is no amount outstanding as of December 31, 2021.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,125,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and is accounted for as a liability pursuant to ASC 480. It is recorded as a $76,588 liability at December 31, 2021.

The underwriters are entitled to a cash underwriting discount of $500,000 in the aggregate payable upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a business combination fee of $3,375,000 in the aggregate. The business combination fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of December 31, 2021, there were 317,600 shares of Class A common stock issued or outstanding (excluding 7,500,000 shares accounted for as temporary equity).

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial business combination, we may enter into a stockholders agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of this offering.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Warrants, which are classified as equity, are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the Class A common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Further, there is no redemption rights or liquidating distributions from the trust account with respect to the private shares or private warrants, which will expire worthless if we do not consummate a business combination within 24 months from the closing of this offering.

NOTE 8 — TAXES

The Company’s net deferred tax assets is as follows:
For the Period From March 17, 2021 (Inception) Through December 31, 2021
Deferred tax assets:
Net operating losses	$33,255
Start up costs	16,151
Total deferred tax assets	49,406
Valuation Allowance	(49,406)
Deferred tax asset, net of allowance	$—

Below is breakdown of the income tax provision.
For the Period From March 17, 2021 (Inception) Through December 31, 2021
Federal
Current	$—
Deferred	(49,406)
State and local
Current	—
Deferred	—
Change in valuation allowance	49,406
Income tax provision	$—

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 8 — TAXES (cont.)

As of December 31, 2021, the Company had $158,358 of U.S. federal net operating loss carryovers that do not expire and are available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $49,406.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:
For the Period From March 17, 2021 (Inception) Through December 31, 2021
U.S. federal statutory rate	21.0%
Other	0.5%
Valuation allowance	(20.5)%
Income tax provision	—

The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2021, due to the valuation allowance recorded on the Company’s net operating losses. The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, except as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 6, 2022 the underwriters partially exercised the over-allotment option for 267,159 units. As a result 26,716 private place units were issued. The issuance of the units and private placement units resulted in gross proceeds of $2.9 million. The remaining units expired on February 6, 2022, which resulted in the forfeiture of 214,460 founders shares.

LARKSPUR HEALTH ACQUISITION CORP.
CONDENSED BALANCE SHEETS

(UNAUDITED)

	June 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$340,039	$928,389
Prepaid expenses	226,526	251,800
Total Current Assets	566,565	1,180,189
Prepaid expenses	102,209	213,168
Investments held in Trust Account	78,557,873	75,750,000
Total Assets	$79,226,647	$77,143,357

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accrued expenses	$775,464	$200,247
Derivative liability	—	76,588
Total Current Liabilities	775,464	276,835
Business combination fee payable	3,375,000	3,375,000
Total Liabilities	4,150,464	3,651,835

Commitments and contingencies (Note 6)
Class A common stock subject to possible redemption; 7,767,159 shares and 7,500,000 shares (redemption value of $10.10 per share)	78,448,306	75,750,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 320,272 issued and outstanding	32	32
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 1,941,790 and 2,156,250 shares issued and outstanding	194	216
Additional paid-in capital	22	—
Accumulated deficit	(3,372,371)	(2,258,726)
Total Stockholders’ Deficit	(3,372,123)	(2,258,478)
Total Liabilities and Stockholders’ Deficit	$79,226,647	$77,143,357

The accompanying notes are an integral part of these unaudited condensed financial statements.

LARKSPUR HEALTH ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30, 2022	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2022	For the period from March 17, 2021 (inception) through June 30, 2021
Formation and operating costs	$498,752	$789	$1,299,800	$1,895
Operating loss	(498,752)	(789)	(1,299,800)	(1,895)

Interest income on assets held in Trust	105,113	—	109,567	—
Change in fair value of derivative liability	—	—	76,588	—
Total other income	105,113	—	186,155	—
Net loss	$(393,639)	$(789)	$(1,113,645)	$(1,895)
Class A Common Stock – Weighted average shares outstanding, basic and diluted	8,087,431	—	8,079,936	—
Class A Common Stock – Basic and diluted net loss per common share	$(0.04)	$—	$(0.11)	$—
Class B Common Stock – Weighted average shares outstanding, basic and diluted	1,941,790	1,875,000	1,939,935	1,875,000
Class B Common Stock – Basic and diluted net loss per common share	$(0.04)	$(0.00)	$(0.11)	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements.

LARKSPUR HEALTH ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

For The Period March 17, 2021 (Inception) Through June 30, 2021 and For The Three Months Ended June 30, 2021	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Subscription Receivables	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, March 17, 2021 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	2,156,250	216	24,784	(24,333)	—	667
Net loss	—	—	—	—	—	—	(1,106)	(1,106)
Balance, March 31, 2021	—	—	2,156,250	216	24,784	(24,333)	(1,106)	(439)
Net loss	—	—	—	—	—	—	(789)	(789)
Balance, June 30, 2021	—	$—	2,156,250	$216	$24,784	$(24,333)	$(1,895)	$(1,228)

____________

(1)      Includes an aggregate of up to 281,250 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Notes 5 and 7).

For The Three and Six Months Ended June 30, 2022	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Subscription Receivables	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, January 1, 2022	317,600	$32	2,156,250	$216	$—	$—	$(2,258,726)	$(2,258,478)
Forfeit of shares upon partial exercise of over allotment option	—	—	(214,460)	(22)	22	—		—
Issuance of shares upon partial exercise of over allotment option	2,672	—
Net loss	—	—	—	—	—	—	(720,006)	(720,006)
Balance, March 31, 2022	320,272	32	1,941,790	194	22	—	(2,978,732)	(2,978,484)
Net loss	—	—	—	—	—	—	(393,639)	(393,639)
Balance, June 30, 2022	320,272	$32	1,941,790	$194	$22	$—	$(3,372,371)	$(3,372,123)

The accompanying notes are an integral part of these unaudited condensed financial statements.

LARKSPUR HEALTH ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30, 2022	For the period from March 17, 2021 (Inception) through June 30, 2021
Cash flows from operating activities:
Net loss	$(1,113,645)	$(1,895)
Adjustments to reconcile net loss to net cash used in operating activities
Interest income earned on Trust assets	(109,567)	—
Deferred offering costs paid	—	(47,848)
Changes in operating assets and liabilities:
Accrued formation costs	—	1,668
Prepaid expenses	136,233	—
Derivative liability	(76,588)	—
Accrued expenses	575,217	—
Net cash used in operating activities	(588,350)	(48,075)

Cash flows from investing activities:
Cash deposited into Trust account	(2,698,306)	—
Net cash used in investing activities	(2,698,306)	—

Cash flows from financing activities:
Sales of units in public offering	2,698,306	—
Advance from related party	—	9,410
Proceeds from issuance of note payable – related party	—	719,084
Proceeds from issuance of Class B common stock	—	22,063
Net cash provided by financing activities	2,698,306	750,557

Net change in cash	$(588,350)	$702,482
Cash at beginning of period	928,389	—
Cash at end of period	$340,039	$702,482

Non-cash financing activities:
Deferred offering costs included in accrued offering costs	$—	$272,759
Initial classification of potentially redeemable Class A common stock	$2,698,306	$—
Class B common stock issued for subscription receivables	$—	$2,937

The accompanying notes are an integral part of these financial statements.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Larkspur Health Acquisition Corp. (the “Company”) was incorporated in Delaware on March 17, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2022, the Company had not commenced any operations. All activity for the period from March 17, 2021, and consummation of its initial Business Combination (inception) through June 30, 2022 relates to the Company’s formation, initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering (the “Registration Statement”) was declared effective on December 20, 2021. On December 23, 2021, the Company consummated the Initial Public Offering of 7,500,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $75,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 317,600 units (the “Private Placement Units”) at a price of $10.00 per Private Unit in private placements to Larkspur Health LLC (the “Sponsor”).

As of December 23, 2021, transaction costs amounted to $6,639,594 consisting of $500,000 of underwriting fees, $3,375,000 of business combination fee payable (which are held in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”)), $2,179,470 of the excess of fair value over the purchase price of certain founder shares transferred to additional sponsor investors and $593,778 of Initial Public Offering costs. These costs were charged to additional paid-in capital or accumulated deficit to the extent additional paid-in capital is fully depleted upon completion of the Public Offering. As described in Note 6, the $3,375,000 business combination fee is contingent upon the consummation of a Business Combination within 12 months, unless the time period to consummate a Business Combination is extended pursuant to the Company’s amended and restated certificate of incorporation.

Following the closing of the Initial Public Offering on December 23, 2021, an amount of $75,750,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement (as defined in Note 4) was placed in the Trust Account. The funds held in the Trust Account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On January 6, 2022 the underwriters partially exercised the over-allotment option for 267,159 units. The issuance of the units resulted in gross proceeds of $2.7 million. The remaining units expired on February 6, 2022, which resulted in the forfeiture of 214,460 founders’ shares.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.10 per Unit sold in the Initial Public Offering, including proceeds of the Private Placement Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination within 12 months from the closing of the Initial Public Offering (or up to 18 months from the closing of the Initial Public Offering at the election of the Company in two separate three month extensions subject to satisfaction of certain conditions) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Account Standards Update (“ASU”) 2014- 15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the combination period is less than one year from the date of the issuance of the financial statements. There is no assurance that the Company’s plans to consummate a business combination will be successful within or the Company’s available funds will be sufficient to fund our operations through the combination period. As a result, there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued or are available to be issued as well as the liquidity to fund operations. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows.

The accompanying unaudited financial statements should be read in conjunction with the Company’s Annual Report filed on Form 10-K.

In the opinion of the Company’s management, the unaudited financial statements as of June 30, 2022 and for the three and six months ended June 30, 2022 include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the financial position of the Company as of June 30, 2022 and its results of operations and cash flows for the three and six months ended June 30, 2022. The results of operations for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2022 or any future interim period.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2022.

Investments held in Trust Account

At June 30, 2022, the Company had $78,557,873 in Investments held in the Trust Account. The Company classifies these investments as trading securities which are recorded at fair value with realized and unrealized gains and losses recorded in the statement of operations.

Offering Costs Associated with a Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs of $593,778 consist principally of costs incurred in connection with formation and preparation for the Public Offering. These costs, together with the underwriter discount of $500,000 and deferred business combination fee payable of $3,375,000, were charged to additional paid-in capital upon completion of the Public Offering.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022 or December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of stock, which are referred to as Class A Common Stock and Class B Common Stock. Income and losses are shared pro rata between the two classes of stock. Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

The calculation of diluted loss per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of June 30, 2022 and June 30, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):
	For the Three Months Ended June 30, 2022		For the Six Months Ended June 30, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share Numerator:
Allocation of net loss	(317,424)	(76,214)	(898,034)	(215,611)
Denominator:
Basic and diluted weighted average common shares outstanding	8,087,431	1,941,790	8,079,936	1,939,935
Basic and diluted net loss per common share	$(0.04)	$(0.04)	$(0.11)	$(0.11)

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table presents information about the Company’s assets and liabilities that are measured at fair value at June 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2022	December 31, 2021
Assets:
Investments held in Trust Account	1	$78,557,873	$75,750,000

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and is accounted for as a liability pursuant to ASC 480. The warrants issued in connection with the initial public offering and the private placement are recorded in equity as they qualify for equity treatment under ASC 815-40.

Class A common stock subject to possible redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and are measured at fair value. Conditionally redeemable

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2022 and December 31, 2021, the shares of Class A common stock subject to possible redemption in the amount of $78,448,306 and $75,750,000, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”)”, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for the Company on January 1, 2023. The Company does not expect the adoption of the ASU to have a material impact on the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 7,500,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and three-fourths of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

On January 6, 2022 the underwriters partially exercised the over-allotment option for 267,159 units. The issuance of the units resulted in gross proceeds of $2.7 million. The remaining units expired on February 6, 2022, which resulted in the forfeiture of 214,460 founders’ shares.

NOTE 4 — PRIVATE PLACEMENTS

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of 317,600 Private Placement Units at a price of $10.00 per Private Placement Unit ($3,176,000) to the Sponsor. Each Private Placement Unit consists of one share of Class A common stock and three-fourths of one redeemable warrant (“Private Warrant”). Each Private Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. The Private Warrants (including the Class A common stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until after the completion of an Initial Business Combination, subject to certain exceptions.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTIES

Founder Shares

During the period ended December 31, 2021, the Sponsor’s investors received a total of 2,156,250 of the Company’s Class B common stock (as adjusted, the “Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares included an aggregate of up to 281,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. On January 6, 2022 the underwriters partially exercised the over-allotment option for 267,159 units. The issuance of the units resulted in gross proceeds of $2.7 million. The remaining units expired on February 6, 2022, which resulted in the forfeiture of 214,460 founders shares.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

On November 18, 2021, Larkspur Health LLC transferred 231,423 founder shares to certain additional sponsor investors and the representative transferred 110,723 founder shares to certain additional sponsor investors. The Company accounted for the excess of fair value over the purchase price, which totaled $2,179,470, as an offering cost with an offset to additional paid-in capital or accumulated deficit to the extent additional paid-in capital is fully depleted.

Promissory Note

On May 7, 2021, the Company issued unsecured promissory notes to the Sponsor’s investors, which were amended and restated on October 7, 2021 (the “Promissory Notes”), pursuant to which the Company may borrow up to an aggregate principal amount of $750,000. The Promissory Notes are non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. Upon closing the Initial Public Offering in December the Promissory Notes were converted into Class A Common Stock.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by the Promissory Notes. The notes may be repaid upon completion of a Business Combination, without interest. Such Units would be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2022 and December 31, 2021, there was no amount outstanding under the Working Capital Loans.

Accounting Services

A firm owned by the Company’s Chief Financial Officer has an agreement to provide accounting and financial consulting services $0 and to the Company. The Company did not incur any costs for the period from March 17, 2021 (Inception) through March 31, 2021. The Company incurred $5,250 of costs during the three and six months ended June 30, 2022. There is no amount outstanding as of June 30, 2022 or December 31, 2021.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,125,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and is accounted for as a liability pursuant to ASC 480. It is recorded as a $0 and $76,588 liability at June 30, 2022 and December 31, 2021. On January 6, 2022 the underwriters partially exercised the over-allotment option for 267,159 units. The issuance of the units resulted in gross proceeds of $2.7 million. The remaining units expired on February 6, 2022, which resulted in the forfeiture of 214,460 founders’ shares.

The underwriters are entitled to a cash underwriting discount of $500,000 in the aggregate payable upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a business combination fee of $3,375,000 in the aggregate. The business combination fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of June 30, 2022 and December 31, 2021, there were 317,600 shares of Class A common stock issued and outstanding (excluding 7,767,159 and 7,500,000 shares accounted for as temporary equity).

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2022 and December 31, 2021, there were 1,941,790 and 2,156,250 shares of Class B common stock issued and outstanding. Holders of Class B common stock are entitled to one vote for each share.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial business combination, we may enter into a stockholder agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of this offering.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Warrants, which are classified as equity, are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the Class A common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Further, there is no redemption rights or liquidating distributions from the trust account with respect to the private shares or private warrants, which will expire worthless if we do not consummate a business combination within 24 months from the closing of this offering.

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, except as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Business Combination Agreement

On July 20, 2022, the ZyVersa Therapeutics, Inc. (“ZyVersa”) entered into a Business Combination Agreement, (the “Business Combination Agreement”), with the Company, Larkspur Merger Sub Inc. (“Merger Sub”) and Stephen Glover. Upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Transactions”), Merger Sub will merge with and into the ZyVersa, with the ZyVersa surviving as a wholly owned subsidiary of the Company (the “Business Combination”). The combined company is expected to be named ZyVersa Therapeutics, Inc.

LARKSPUR HEALTH ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 8 — SUBSEQUENT EVENTS (cont.)

The Business Combination Agreement provides that the following transactions will occur:

•        Immediately prior to the Effective Time, each share of the ZyVersa’s Series A Preferred Stock that is issued and outstanding will automatically convert into a number of shares of the ZyVersa’s common stock at the then-effective conversion rate, as calculated pursuant to the ZyVersa’s Articles of Incorporation (the “Conversion”).

At the Effective Time, (a) each share of the ZyVersa’s common stock issued and outstanding (including shares of the ZyVersa’s common stock resulting from the Conversion) will be canceled and converted into a number of shares of the Company’s common stock, as determined pursuant to the terms of the Business Combination Agreement; and (b) each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of ZyVersa.

•        Effective as of the Effective Time, each ZyVersa warrant, to the extent then outstanding and unexercised, will automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire a number of shares of the Registrant’s common stock at an adjusted exercise price per share, in each case, as determined pursuant to the terms of the Business Combination Agreement.

•        Each ZyVersa stock option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, will be assumed and converted into an option to purchase a number of shares of the Registrant’s common stock, as determined pursuant to the terms of the Business Combination Agreement.

•        Each ZyVersa note that is outstanding as of immediately prior to the Effective Time which by its terms will not convert into the ZyVersa’s common stock in connection with the Transactions, if any, will be assumed by the Company and will remain outstanding pursuant to the terms and conditions then in effect.

The consummation of the Transactions is subject to the satisfaction or waiver of certain customary closing conditions contained in the Business Combination Agreement, including, among other things, the consummation of a private placement of at least $7.0 million of convertible preferred stock and warrants by the Company. In addition, a condition of the Company private placement agreement requires the ZyVersa to obtain at least $3.0 million of commitments to invest in the ZyVersa’s Series A Preferred Stock Financing or the Company’s private placement.

The parties to the Business Combination Agreement have made customary representations and warranties, and have agreed to certain customary covenants in the Business Combination Agreement, including, among others, covenants with respect to the conduct of the Company, ZyVersa and Merger Sub, and their subsidiaries, prior to the closing of the Transactions.

The Business Combination Agreement may be terminated by the Company or ZyVersa, under certain circumstances, including, among others, (i) by mutual written consent of the Company and ZyVersa, (ii) by either the Company or the ZyVersa if the Effective Time shall not have occurred prior to December 15, 2022, (iii) by either the Company or ZyVersa if any Governmental Order has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions, (iv) by either the Company or ZyVersa if any of the required proposals fail to receive the requisite vote for approval at the Company’s Shareholders’ Meeting, (v) by the Company, in the event that the ZyVersa’s shareholders don’t consent to the Transactions, (vi) by the Company upon ZyVersa breaching any representation, covenant or agreement; or (vii) by ZyVersa upon the Company breaching any representation, covenant or agreement.

The Company expects to account for the Business Combination as a reverse recapitalization, whereby the ZyVersa is deemed to be the accounting acquirer.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of ZyVersa Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ZyVersa Therapeutics, Inc. (the Company) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ deficiency and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Miami, Florida
April 8, 2022

ZYVERSA THERAPEUTICS, INC.
BALANCE SHEETS

	December 31,
	2021	2020
Assets

Current Assets:
Cash	$328,581	$174,670
Prepaid expenses and other current assets	483,201	164,440
Total Current Assets	811,782	339,110
Equipment, net	27,733	38,133
Security deposit	46,659	58,324
Vendor deposit	240,000	250,000

Total Assets	$1,126,174	$685,567

Liabilities, Temporary Equity and Stockholders’ Deficiency

Current Liabilities:
Accounts payable	$2,000,100	$2,311,962
Accrued expenses and other current liabilities	1,914,101	2,325,459
Derivative liability	560,600	788,700
Convertible notes payable – current portion (net of $39,492 and $140,633 debt discount as of December 31, 2021 and 2020, respectively)	5,976,508	2,024,867
Convertible notes payable related parties – current portion	3,175,000	—
Note payable – current portion	—	105,227
Total Current Liabilities	13,626,309	7,556,215
Convertible notes payable – non-current portion (net of $216,692 debt discount as of December 31, 2020)	—	1,553,808
Convertible notes payable related parties – non-current portion	—	25,000
Note payable – non-current portion	—	108,254
Total Liabilities	13,626,309	9,243,277

Commitments and contingencies (Note 10)

Redeemable Common Stock, subject to possible redemption, 331,331 shares outstanding as of December 31, 2021 and 2020	331,331	331,331

Stockholders’ Deficiency:
Preferred stock, $0.00001 par value, 5,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.00001 par value, 75,000,000 shares authorized; 24,167,257 shares issued and outstanding as of December 31, 2021 and 2020	242	242
Additional paid-in capital	40,065,109	35,923,373
Accumulated deficit	(52,896,817)	(44,812,656)
Total Stockholders’ Deficiency	(12,831,466)	(8,889,041)
Total Liabilities, Temporary Equity and Stockholders’ Deficiency	$1,126,174	$685,567

The accompanying notes are an integral part of these financial statements.

ZYVERSA THERAPEUTICS, INC.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2021	2020
Operating Expenses:
Research and development	$2,124,277	$6,468,887
General and administrative	5,580,099	5,364,171
Total Operating Expenses	7,704,376	11,833,058
Loss From Operations	(7,704,376)	(11,833,058)

Other (Income) Expense:
Interest expense	821,366	516,450
Change in fair value of derivative liability	(228,100)	333,658
Gain on forgiveness of PPP Loan	(213,481)	—
Net Loss	$(8,084,161)	$(12,683,166)

Net Loss Per Share – Basic and Diluted	$(0.33)	$(0.54)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	24,167,257	23,636,577

The accompanying notes are an integral part of these financial statements.

ZYVERSA THERAPEUTICS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

For the Years Ended December 31, 2021 and 2020

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficiency)
	Shares	Amount
Balance – December 31, 2019	23,208,933	$232	$29,057,026	$(32,129,490)	$(3,072,232)
Issuance of common stock in private placement	923,076	9	2,999,991	—	3,000,000
Stock-based compensation
Options	—	—	3,677,453	—	3,677,453
Warrants	—	—	153,324	—	153,324
Exercise of warrant	20,248	1	20,248	—	20,249
Issuance of put option	—	—	331	—	331
Exercise of stock option	15,000	—	15,000	—	15,000
Net loss	—	—	—	(12,683,166)	(12,683,166)

Balance – December 31, 2020	24,167,257	242	35,923,373	(44,812,656)	(8,889,041)
Stock-based compensation:
Options	—	—	4,141,736	—	4,141,736
Net loss	—	—	—	(8,084,161)	(8,084,161)
Balance – December 31, 2021	24,167,257	$242	$40,065,109	$(52,896,817)	$(12,831,466)

The accompanying notes are an integral part of these financial statements.

ZYVERSA THERAPEUTICS, INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2021	2020
Cash Flows From Operating Activities:
Net loss	$(8,084,161)	$(12,683,166)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation
Options	4,141,736	3,677,453
Warrants	—	153,324
Amortization of debt discount	317,833	288,366
Gain on forgiveness of PPP Loan	(213,481)	—
Change in fair value of derivative liability	(228,100)	333,658
Depreciation of fixed assets	10,400	10,400
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(318,761)	823,859
Security deposit	11,665	23,328
Vendor deposits	10,000	229,000
Accounts payable	(311,862)	(601,474)
Accrued expenses and other current liabilities	(411,358)	2,635,419

Net Cash Used In Operating Activities	(5,076,089)	(5,109,833)

Cash Flows From Financing Activities:
Issuance of common stock in private placement	—	3,000,000
Issuance of put option	—	331
Proceeds from issuance of convertible notes payable	5,230,000	1,473,000
Payment of debt issuance costs	—	(141,735)
Proceeds from issuance of note payable	—	213,481
Proceeds from exercise of stock option	—	15,000
Net Cash Provided By Financing Activities	5,230,000	4,560,077
Net Increase (Decrease) in Cash	153,911	(549,756)

Cash – Beginning of Year	174,670	724,426
Cash – End of Year	$328,581	$174,670

Supplemental Disclosures of Cash Flow Information:
Non-cash financing activities:
Gain on forgiveness of PPP Loan	$213,481	$—
Bifurcated embedded redemption feature recorded as debt discount	$—	$211,559
Acceptance of notes receivable	$—	$351,579
Investor deposits exchanged for convertible notes payable	$—	$322,500

The accompanying notes are an integral part of these financial statements.

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Business Organization, Nature of Operations and Risks and Uncertainties

Organization and Operations

ZyVersa Therapeutics, Inc. (“ZyVersa” or the “Company”) was organized as a corporation under the laws of the State of Florida on March 11, 2014 as Variant Pharmaceuticals, Inc. On April 25, 2019, the Company changed its name to ZyVersa Therapeutics, Inc.

ZyVersa is a clinical stage biopharmaceutical company whose focus is on patients with inflammatory or renal disease who have high unmet medical needs.

Risks and Uncertainties

In early 2020, it became evident that there was a global outbreak of SARS-CoV-2, a novel strain of coronavirus that causes Coronavirus disease (COVID-19). At the onset, the Company experienced significant negative impacts on many aspects of its business. These effects included a delay in the launch of the VAR 200 Phase 2a trials as potential patient participants would not be willing to risk going into a facility for the trials. In addition, the private funding markets faltered, which deprived the Company of the necessary liquidity to fund the business. As a result, management implemented significant cost reduction measures to continue until economic conditions improved. In 2021, the Company secured additional funding by issuing new unsecured convertible promissory notes. In early 2022, the Company began reviewing additional financing strategies, fundings and deals with other investors, although there can be no assurance that the Company will be successful in closing any such deals. The full extent of COVID-19’s future impact on the Company’s operations and financial condition remains uncertain. A prolonged COVID-19 outbreak could have a material adverse impact on the Company’s results of operations, financial condition and liquidity, including the timing and ability of the Company to progress its clinical development initiatives. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Going Concern and Management’s Plans

The Company has not yet achieved profitability and expects to continue to incur cash outflows from operations. It is expected that its research and development and general and administrative expenses will continue to increase and, as a result, the Company will eventually need to generate significant product revenues to achieve profitability. These conditions indicate that there is substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statement issuance date.

The Company’s cash flow needs include the planned costs to operate its business, including amounts required to fund research and development, working capital, and capital expenditures. The Company’s future capital requirements and the adequacy of its available funds will depend on many factors, including the Company’s ability to successfully commercialize its products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings. We intend to raise additional capital in the future to fund operations. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustment that might become necessary should the Company be unable to continue as a going concern.

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and the amounts disclosed in the related notes to the financial statements. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, fair value calculations for equity securities, derivative liabilities and share based compensation as well as establishment of valuation allowances for deferred tax assets. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents in the financial statements. As of December 31, 2021 and 2020, the Company had no cash equivalents.

The Company has cash deposits which, at times, may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company has not experienced losses in such accounts and periodically evaluates the creditworthiness of its financial institutions.

Equipment, Net

Equipment is stated at cost, net of accumulated depreciation, which is recorded commencing at the in-service date using the straight- line method at rates sufficient to charge the cost of depreciable assets to operations over their estimated useful lives, which is 5 years. As of December 31, 2021 and 2020, equipment consisted of $52,000 of medical equipment, placed in service on September 1, 2019, less accumulated depreciation of $24,267 and $13,867 as of December 31, 2021 and 2020, respectively. During the years ended December 31, 2021 and 2020, the Company recognized depreciation expense of $10,400 in each year, which was included in general and administrative expenses in the statements of operations.

Financing Costs

Debt issuance costs, which primarily consist of direct, incremental professional fees incurred in connection with a debt financing, are reported as a direct deduction from the face amount of the notes payable and are amortized over the contractual term of the underlying notes payable using the effective interest method.

Convertible Promissory Notes

The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for in accordance with Topic 815 “Derivatives and Hedging” (“ASC 815”) of the Financial Accounting Standards Board (“FASB”)” Accounting Standards Codification (“ASC”). The accounting treatment of derivative financial instruments requires that the Company record any bifurcated embedded features at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded in earnings each period as non-operating, non-cash income or expense. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. Bifurcated embedded features are recorded at their initial fair values which create additional debt discount to the host instrument.

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Prior to the January 1, 2021 adoption of Accounting Standards Update (“ASU”) 2020-06, if the embedded conversion options did not require bifurcation, the Company then evaluated for the existence of a beneficial conversion feature by comparing the fair value of the Company’s underlying stock as of the commitment date to the effective conversion price of the instrument (the intrinsic value). The host instrument is measured at amortized cost with the carrying value being accreted to the stated principal amount of contractual maturity using the effective-interest method with a corresponding charge to interest expense. After the January 1, 2021 adoption of ASU 2020-06, the Company is no longer required to evaluate for the existence of a beneficial conversion feature.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities;

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

The carrying amounts of the Company’s financial instruments, such as cash, accounts payable and investor deposits approximate fair values due to the short-term nature of these instruments.

See Note 9 — Derivative Liabilities for additional details regarding the valuation technique and assumptions used in valuing Level 3 inputs.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

The Company utilizes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Research and Development

Research and development expenses are charged to operations as incurred.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. The fair value of the award is measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Fair Value of Stock Options and Warrants

The Company has computed the fair value of stock options and warrants granted using the Black-Scholes option pricing model. Option forfeitures are accounted for at the time of occurrence. During 2021, the fair value of the Company’s common stock was determined by management with the assistance of a third-party valuation specialist using an income approach. During 2020, the fair value of the Company’s common stock was determined using a market approach based on recent sales of the Company’s common stock to third parties. The expected term used for options is the estimated period of time that options granted are expected to be outstanding. The expected term used for warrants is the contractual life. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” option grants. The Company does not currently have a public trading history for the common shares to support its historical volatility calculations. Accordingly, the Company is utilizing an expected volatility figure based on a review of the historical volatility of six comparable entities over a period of time equivalent to the expected life of the instrument being valued. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of vested common shares outstanding during the period. Diluted net income per common share is computed by dividing net income by the weighted average number of common and dilutive common-equivalent shares outstanding during each period.

The following table sets forth the outstanding potentially dilutive securities that have been excluded from the calculation of diluted net loss per share because to do so would be anti-dilutive:

	December 31,
	2021	2020
Warrants(1)	2,154,352	2,154,352
Options	8,755,179	7,196,250
Convertible notes payable(2)	3,400,187	1,294,063
Total potentially dilutive shares	14,309,718	10,644,665

____________

(1)      As part of the InflamaCORE, LLC license agreement, warrants to purchase 600,000 shares of common stock are to be issued upon the satisfaction of certain milestones and, accordingly, are not included in the amount currently reported. See Note 10 — Commitments and Contingencies — License Agreements for details.

(2)      The Company’s convertible notes payable have embedded conversion options that result in the automatic issuance of common stock upon the consummation of certain qualifying transactions. The conversion price is a function of the implied common stock price associated with the qualifying transaction. For the purpose of disclosing the potentially dilutive securities in the table above, we used the number of shares of common stock issuable if a qualifying transaction occurred with an implied common stock price equal to the fair value of the common stock of $3.25 per share on December 31, 2021 and 2020.

Reclassifications

Certain prior year balances have been reclassified in order to conform to current year presentation. These reclassifications had no effect on previously reported results of operations or loss per share.

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“The FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. This amendment is effective for private entities for fiscal years beginning after December 15, 2021, including interim periods within fiscal years beginning after December 15, 2022. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” and ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” in July 2018, and ASU No. 2018-20 “Leases (Topic 842) — Narrow Scope Improvements for Lessors” in December 2018. ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company does not expect the adoption of ASU 2016-02 to have a significant impact on its statements of operations and cash flows. Management believes the primary effect of adopting the new standard will be to record right-of-use assets and obligations for current operating leases. The company intends to adopt ASU 2016-02 in its fiscal year ended December 31, 2022 and for interim periods during the year ended December 31, 2023.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021. The Company does not expect the adoption of this standard to have a material effect on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This new standard provides clarification and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (such as warrants) that remain equity classified after modification or exchange. This standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Companies should apply the new standard prospectively to modifications or exchanges occurring after the effective date of the new standard. Early adoption is permitted, including adoption in an interim period. If a Company elects to early adopt the new standard in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. The Company does not expect the adoption of this standard to have a material effect on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” which simplifies the accounting for convertible instruments by eliminating certain accounting models when the conversion features are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in-capital. Under this ASU, certain debt instruments with embedded conversion features will be accounted for as a single liability measured at its amortized cost. Additionally, this ASU eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments. The new guidance is effective for annual periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company early adopted ASU 2020-06 effective January 1, 2021 which eliminated the need to assess whether a beneficial conversion feature needed to be recognized upon either (a) the 2021 issuance of new convertible notes; or (b) the 2021 resolution of any contingent beneficial conversion features.

Note 4 — Note Receivable

On December 13, 2020, in connection with the warrant exercise by L&F Research LLC (“L&F”) described in Note 11 — Stockholders’ Permanent and Temporary Equity, the Company and L&F entered into a promissory note agreement (“L&F Note Agreement”) whereby the Company agreed to accept a note receivable in the principal amount of $351,579 from L&F (“L&F Note”). The L&F Note bears interest at a rate of 1.17% per annum, payable annually, and matures on the earliest of (a) the date on which the Company demands payment of all amounts outstanding under the L&F Note following an event of default and (b) December 15, 2025. L&F is

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 4 — Note Receivable (cont.)

required to immediately prepay the L&F Note and all accrued and unpaid interest on the L&F Note with the following: (a) 100% of the proceeds of the second $500,000 of milestone payments paid by ZyVersa to L&F pursuant to the terms of the license agreement (See Note 10- Commitments and Contingencies), (b) 100% of the gross proceeds from the sale of common stock by L&F to ZyVersa pursuant to the terms of the Put Option (See Note 11 — Stockholders’ Permanent and Temporary Equity), (c) 100% of the gross proceeds in excess of $1.00 per share from the sale of ZyVersa common stock by L&F to any party other than ZyVersa and (d) proceeds received in connection with certain liquidation events as defined in the agreement.

Commencing on December 13, 2021 and, so long as the principal amount of the L&F Note remains outstanding, on each December 13 through December 13, 2025, the Company will pay L&F an annual administrative fee equal to $6,000. The L&F Note was outstanding as of December 31, 2021 as the Company had not received payment from L&F of the amount due, nor had the Company made any required payments to L&F in connection with the license agreement described in Note 10 — Commitments and Contingencies, and such amount was recorded as a contra-liability against the milestone payments due to L&F in connection with the license agreement, which was included in accrued expenses and other current liabilities. In recording the L&F Note receivable as a contra-liability, the Company considered the commercial substance, the intent of the parties and the overall contractual agreements between ZyVersa and L&F Research, which afford both parties the legal right to set-off the milestone liability owed by the Company to L&F Research with the L&F Note receivable to the Company. The Company determined that the amounts could be offset in the balance sheet because i) the amounts owed by and to the Company are determinable, ii) the Company has a legal right to set off the milestone liability owed to L&F Research by the amount of the L&F Note due to the Company, iii) the Company intends to set off the L&F Note receivable against the milestone liability, and iv) the set off right is enforceable by law.

Note 5 — Accrued Expenses and Other Current Liabilities

As of December 31, 2021 and 2020, accrued expenses and other current liabilities consisted of the following:

	December 31,
	2021	2020
L&F milestone payment liability	$1,500,000	$1,500,000
L&F Note (see Note 4)	(351,579)	(351,579)
L&F, net	1,148,421	1,148,421
Payroll accrual	—	911,737
Accrued interest	748,767	244,706
Deferred rent	16,913	20,502
Other	—	93
Total accrued expenses and other current liabilities	$1,914,101	$2,325,459

Note 6 — Convertible Notes Payable

Unsecured Convertible Promissory Notes

Between October 2019 and July 2020, the Company issued 24-month Unsecured Convertible Promissory Notes (“the Notes”) to investors and brokers in the aggregate principal amount of $3,961,000 (of which $1,795,500 related to 2020 issuances). Of the total, $25,000 of Notes were issued to a related party (a member of the Company management team). The Notes bear interest at a rate equal to 6% per annum and shall be due on the earlier of (i) twenty-four months following the initial closing, as defined; (ii) when, upon or after the occurrence of an event of default; or (iii) upon the occurrence of any change of control of the Company. In the event of the Company closing a Qualified Offering, defined as; (i) an initial public offering that results in gross proceeds of at least $20 million or becoming an entity whose shares of common stock are listed on a qualified exchange, (ii) a reverse merger with a publicly traded company, (iii) a Reg. A offering of the Company’s equity securities that results in gross proceeds of at least $20 million, or (iv) an offering of the Company’s equity securities resulting in gross proceeds of not less than $20 million, the principal and accrued interest due under the Notes shall automatically convert on the same terms and conditions received by the investors in

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Convertible Notes Payable (cont.)

such Qualified Offering. The automatic conversion price shall equal the lesser of (A) $3.25 per share or (B) 80% of the price per share of the (i) in the case of an Initial Public Offering (“IPO”) or Reg A Offering, the lowest price per share of the qualified offering securities issued, (ii) in the case of a reverse merger, the gross price per share of common stock payable to the Company’s stockholders, or (iii) in the case of a private placement, the price per share of the conversion shares (the “Redemption Feature Conversion Price”). The Company analyzed the embedded features of the Notes and determined that the Notes contained (i) an automatic conversion upon a Qualified Offering at a fixed price of $3.25 per share which did not contain a beneficial conversion feature, (ii) a redemption feature upon default which did not require bifurcation, (iii) a redemption feature upon a Qualified Offering at the Redemption Feature Conversion Price with an aggregate fair value of $373,000 ($170,500 related to 2020 issuances) which was bifurcated from the debt host and recorded with a credit to derivative liabilities and a debit to debt discount, and (iv) a put option triggered upon a change of control with a fair value of $64,342 ($41,058 related to 2020 issuances) which was bifurcated from the debt host and recorded with a credit to derivative liabilities and a debit to debt discount. The debt discount is being amortized over the term of the Notes using the effective interest method and the derivative liabilities are marked-to-market at each reporting date. See Note 9 — Derivative Liabilities for additional details.

During February and March 2021, the Company issued new Unsecured Convertible Promissory Notes (“2021 Notes”) with an aggregate principal balance of $5,230,000, of which $3,150,000 were issued to related parties of the Company (including members of the Company’s management team, a founder and a significant stockholder). The 2021 Notes bear interest at the rate of 6% per annum, compounded daily, and were due on December 31, 2021. In the Event the Company commences a debt financing after February 15, 2021 (the “Qualified Debt Financing”), the 2021 Notes shall automatically convert into a promissory note in the same form and with the same terms and conditions as those issued in the Qualified Debt Financing and in a principal amount equal to the then outstanding principal and accrued and unpaid interest under the 2021 Notes (the “Note Obligations”). Upon the Closing by the Company of a minimum of $500,000 equity financing after February 15, 2021 (the “Qualified Equity Financing”), the 2021 Notes shall automatically convert into the equity securities sold in a Qualified Equity Financing (the “Subsequent Round Securities”) at the same price and on the same terms and conditions received by any investor in such Qualified Equity Financing. The number of Subsequent Round Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) an amount equal to the Note Obligations outstanding on the closing of such Qualified Equity Financing by the lowest price per security at which the Subsequent Round Securities are sold in the Qualified Equity Financing (the “Conversion Price”). If at any time before the Qualified Equity Financing, a change of control occurs, an amount equal to the Note Obligations outstanding on the closing of such change of control shall automatically convert simultaneously with the closing of the change of control at the price of $3.25 per share. The Company analyzed the embedded features of the 2021 Notes and determined that the 2021 Notes contained (i) an automatic conversion upon a Qualified Debt Financing which did not require bifurcation, (ii) an automatic conversion upon a Qualified Equity Financing at a fixed price of $3.25 per share which did not require bifurcation, (iii) an automatic conversion upon a Change of Control at a fixed price of $3.25 per share which did not require bifurcation, and (iv) a redemption feature upon default which did not require bifurcation.

A summary of the outstanding convertible promissory notes as of December 31, 2021 and 2020 is as follows:

	As of December 31,
	2021	2020
Convertible notes payable – current portion	$6,016,000	$2,165,500
Deferred debt discount – current portion	(39,492)	(140,633)
Total convertible notes payable-current portion, net	$5,976,508	$2,024,867
Convertible notes payable – related parties-current portion	$3,175,000	$25,000
Convertible notes payable – non-current portion	$—	$1,770,500
Deferred debt discount – non-current portion	—	(216,692)
Total convertible notes payable – non-current portion, net	$—	$1,553,808
Total convertible notes payable, net	$9,151,508	$3,603,675

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Convertible Notes Payable (cont.)

As of December 31, 2021, $2,165,500 of Notes were past due and all of the 2021 Notes became due. The remaining $1,795,500 of Notes are due during 2022, with the latest maturity date being during July 2022. See Note 13 — Subsequent Events for information related to the extension of the maturity dates of all of the Notes and 2021 Notes to December 31, 2022.

The Company is required to pay a cash fee equal to 8% of the aggregate gross proceeds to the extent the placement agent first identified and brought to the Company any investor in the Notes financing. In connection with Notes financing, the Company incurred an aggregate of $228,236 ($141,735 related to 2020 issuances and the remainder related to 2019 issuances) of placement agent and legal fees which were recorded as debt discount which are being amortized over the term of the Notes using the effective interest method.

During the years ended December 31, 2021 and 2020, the Company recorded amortization of debt discount as interest expense in the statements of operations of $317,833 and $288,366, respectively, related to the Notes.

Note 7 — Note Payable

On April 22, 2020, the Company received cash proceeds of $213,481 pursuant to a loan provided in connection with the Paycheck Protection Program under the CARES Act (the “PPP Loan”). The PPP Loan bears interest at a fixed rate of 1.00% per annum.

Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, the Company was eligible to apply for and receive forgiveness for all or a portion of its PPP Loan. The Company applied for and received notification on September 10, 2021 that it had received approval for full forgiveness of the PPP loan in the amount of $213,481. The Company has recorded this gain from extinguishment as other income in the statement of operations.

Note 8 — Income Taxes

The Company is subject to United States federal and state income taxes.

The provision for income taxes consists of the following (benefits) provisions:

	For the Years Ended December 31,
	2021	2020
Deferred tax benefit:
Federal	$(1,480,472)	$(2,454,779)
State	(763,612)	(388,462)
	(2,244,084)	(2,843,241)
Change in valuation allowance	2,244,084	2,843,241
Provision for income taxes	$—	$—

The provision for income taxes differs from the Federal statutory rate as follows:

	For the Years Ended December 31,
	2021	2020
Federal statutory rate	21.0%	21.0%
State tax rate, net of federal benefit	3.7%	2.5%
Permanent items	(0.9)%	0.5%
Nondeductible basis difference	0.1%	(1.0)%
Effect of change in state rate	3.9%	0.0%
Prior period adjustments and other	0.0%	(0.6)%
Change in valuation allowance	(27.8)%	(22.4)%
Effective income tax rate	0.0%	0.0%

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Income Taxes (cont.)

Deferred tax assets and liabilities consist of the following:

	As of December 31,
	2021	2020
Net operating loss carryforwards	$4,930,055	$3,409,822
Stock-based compensation expense	3,220,799	2,096,968
Capitalized research and development costs	2,199,126	2,668,412
Capitalized start-up costs	620,016	644,460
Capitalized licensing costs	735,485	745,555
Derivative liabilities	6,388	55,138
Deferred debt discounts	—	—
Capitalized patents	235,065	143,867
Warrants	239,307	228,297
Contributions carryforward	2,840	2,709
Deferred rent	4,176	4,830
Deferred tax assets	12,193,257	10,000,058
Valuation allowance	(12,180,021)	(9,935,937)
	13,236	64,121

Deferred debt discount	(6,388)	(55,138)
Fixed assets	(6,848)	(8,983)
Deferred tax liabilities	(13,236)	(64,121)
Deferred tax assets, net	$—	$—

At December 31, 2021 and 2020, the Company had approximately $20,446,000 and $14,290,000 Federal net operating loss (“NOL”) carryforwards and $14,644,000 and $9,412,000 of State NOLs that may be available to offset future Federal and State taxable income, respectively. Such NOL carryforwards do not expire. However, their use to offset future taxable income may be subject to limitations under Section 382 of the Internal Revenue Code and similar state statutes as a result of ownership changes.

The Company has assessed the likelihood that deferred tax assets will be realized and considers all available positive and negative evidence, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. A valuation allowance is established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. After the performance of such a review as of December 31, 2021 and 2020, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowances as of that date. Thus, the Company recorded an increase in the valuation allowance of $2,244,084 and $2,843,241 in connection with the tax provisions for the years ended December 31, 2021 and 2020, respectively.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2021 and 2020. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

No tax audits were commenced or were in process during the years ended December 31, 2021 and 2020 and no tax related interest or penalties were incurred during those years. The Company’s tax returns beginning with the year ended December 31, 2018 remain subject to examination.

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 9 — Derivative Liabilities

During the years ended December 31, 2020 and 2019, the Company recorded new Level 3 derivative liabilities that were measured at fair value at issuance, related to the redemption features and put options of certain convertible notes payable. See Note 6 — Convertible Notes Payable for additional details. The redemption features were valued using a combination of a discounted cash flow and a Black-Scholes valuation technique.

The following table sets forth a summary of the changes in the fair value of Level 3 derivative liabilities that are measured at fair value on a recurring basis:

Beginning balance as of January 1, 2020	$243,483
Issuance of derivative liabilities	211,559
Change in fair value of derivative liabilities	333,658
Ending balance as of December 31, 2020	788,700
Issuance of derivative liabilities	—
Change in fair value of derivative liabilities	(228,100)
Ending balance as of December 31, 2021	$560,600

For the issuances during the year ended December 31, 2020, the significant unobservable inputs used in the discounted cash flow at the respective issuance date were a discount rate of 25%, the probability of a Qualified Offering occurring between 68% to 71% and the probability of a change of control between 1% to 5%. For the valuations of issuances during the year ended December 31, 2020 the Black-Scholes assumptions were as follows:

For the Year Ended December 31, 2020
Fair value of common stock on date of issuance	$3.25
Risk free interest rate	0.14% – 1.55%
Expected term (years)	0.11 – 0.91
Expected volatility	130% – 142%
Expected dividends	0.00%

For the derivative liability valuation, as of December 31, 2021, the significant unobservable inputs used in the discounted cash flow were a discount rate of 25%, the probability of a Qualified Offering occurring of 85% and the probability of a change of control occurring of 0%. As of December 31, 2020, the significant unobservable inputs used in the discounted cash flow were a discount rate of 25%, the probability of a Qualified Offering occurring of 75% and the probability of a change of control occurring of 5%. For the valuations as of December 31, 2021 and 2020, the Black-Scholes assumptions were as follows:

	December 31,
	2021	2020
Fair value of common stock on date of issuance	$3.25	$3.25
Risk free interest rate	0.06% – 0.19%	0.09% – 0.10%
Expected term (years)	0.00 – 0.50	0.16 – 0.67
Expected volatility	75%	142%
Expected dividends	0.00%	0.00%

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 10 — Commitments and Contingencies

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company records contingent liabilities resulting from such claims, if any, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable.

License Agreements

L&F Research LLC

On December 15, 2015, the Company entered into a license agreement with L&F whereby L&F granted to ZyVersa an exclusive license for certain technology, based on the terms and conditions set forth in the agreement. The term of the license agreement shall commence on the effective date and, unless earlier terminated in accordance with the terms of the agreement, continue until the expiration of the last-to-expire of all royalty payment obligations of licensee.

The license agreement contains an up-front cash payment of $200,000 (paid and recognized as research and development expense in 2015), $21.5 million in aggregate milestone cash payments (the Company will recognize expense associated with the milestone cash payments when such milestones become probable of being achieved; $1,500,000 of expense was recognized during 2020 (of which, $500,000 was originally due and payable in 2021) related to the U.S. Food and Drug Administration (“FDA”) acceptance of an investigational new drug application as well as commencement of Phase 2a clinical trials; the next milestone of $2,500,000 is earned upon a positive end of Phase 2 meeting with the FDA), royalties ranging from 5%-10% on sales of the product when it comes to market (the Company will recognize royalty expense if and when sales occur; none recognized to-date) and warrants to purchase an aggregate of 878,947 shares of common stock at an exercise price of $1.00 per share that were issued in 2015 with a grant date fair value of $766,384 that become exercisable for a period of five years from the date of achievement of specified milestones (a warrant to purchase 351,579 shares of common stock was exercisable upon its issuance in 2015 and, accordingly, the Company recognized its grant date fair value of $306,411 during 2015 as research and development expense with a corresponding credit to additional paid-in capital; the Company will recognize expense associated with the remaining warrants when it is probable that the associated performance conditions will be achieved; a warrant to purchase 175,789 shares of common stock became exercisable in January 2020 upon the FDA acceptance of an investigational new drug application for a compound or product, as defined, at which time the Company recognized expense equal to the grant date fair value of $153,324; warrants to purchase 351,578 shares of common stock were not exercisable as of December 31, 2021 as the milestones were not achieved). For the consideration above that has yet to have been expensed or paid, the Company will recognize associated expense when such items become both probable of being achieved and such value is estimable.

On January 9, 2020, an amendment was entered into to the license agreement that provided for the following amendments: (i) partially extended the timing of payment of $1,000,000 of milestone cash payments associated with the successful completion of Phase 1 clinical trials ($500,000 payable upon commencement of Phase 2a clinical trials (the “Phase 1/2 Milestone”) and $500,000 payable upon the one year anniversary of the Phase 1/2 Milestone (“First Anniversary Milestone”); and (ii) upon the condition that L&F exercises its warrant upon achievement of the Phase 1/2 Milestone, the $351,579 exercise price is to be withheld from the cash payment due to L&F in connection with the Phase ½ Milestone. See Note 4 — Note Receivable for further details around promissory note agreement entered into upon the exercise of warrants by L&F and Note 11 — Stockholders’ Equity — Put Option for discussion about the put option agreement entered into by the Company and L&F in connection with the L&F Note Agreement.

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 10 — Commitments and Contingencies (cont.)

On March 7, 2022, the Company and L&F executed a Waiver Agreement that waives L&F’s right to terminate the license agreement or any other remedies, for non-payment of the $1,500,000 of milestone payments, until August 31, 2022. All other terms of the license agreement remain in effect.

InflamaCORE

On April 18, 2019, the Company entered into a license agreement with InflamaCORE, LLC (“InflamaCORE”) whereby InflamaCORE agreed to grant the Company an exclusive license to the InflamaCORE Program Technology. The term of the license agreement shall commence on the effective date and, unless earlier terminated in accordance with the terms of the agreement, continue until the expiration of the last-to-expire of all royalty payment obligations of licensee. In conjunction with this license agreement, InflamaCORE entered into an agreement with the University of Miami to aggregate all of the intellectual property and technology developed by InflamaCORE scientists, who are all employees of the University of Miami, under the InflamaCORE umbrella. The term of the agreement shall commence on the effective date and shall remain in effect until the later of (a) the date on which all issued patents and filed patent applications within the patent rights have expired or been abandoned and no royalties are due or (b) twenty (20) years, unless earlier terminated in accordance with the terms of the agreement. The two agreements were executed with the understanding that ZyVersa will further develop the intellectual property and technology under the license agreement.

In consideration for the license, the Company agreed to pay an up-front fee to InflamaCORE in the amount of $346,321 to cover the patent cost reimbursement to the University of Miami. InflamaCORE is also entitled to six milestone payments totaling $22,500,000 (the first milestone payment of $200,000 is triggered by the submission of an investigational new drug application for the first indication of a therapeutic licensed product). ZyVersa is required to pay sales royalties to InflamaCORE between 5% and 10%, which expire upon the latest of: (a) expiration of the last-to-expire of a patent or (b) expiration of regulatory exclusivity, as defined in the agreement. ZyVersa is required to pay sales royalties to the University of Miami between 3% and 6%. Finally, InflamaCORE will receive five-year warrants to purchase an aggregate of 1,000,000 shares of ZyVersa common stock, of which, a warrant to purchase 400,000 shares of common stock, with an issue date fair value of $815,822, which was recorded as research and development expenses, was issued at the execution of the agreement at an exercise price of $2.30 per share and the remaining warrants to purchase 600,000 shares of common stock are to be issued at a price per share equal to the fair value of the Company’s common stock at the time of issuance upon the satisfaction of certain milestones, unless the Company closes an initial public offering, at which point all warrants will be issued. If the Company completes its IPO within the three-year period immediately prior to the expiration date, the expiration date shall automatically be extended until the third anniversary of the effective date of the Company’s IPO. The University of Miami also received 200,000 shares of ZyVersa common stock, with a grant date fair value of $460,000, which was recorded as research and development expenses, under the agreement. As of December 31, 2021, the Company did not pay or owe any royalties, the performance milestones associated with the cash payments and issuance of warrants were not achieved and the Company did not accrue for any payments or issue the remaining warrants associated with the license agreement.

Operating Leases

On January 18, 2019, the Company entered into a lease agreement for approximately 3,500 square feet of office space in Weston, Florida for a term of five years. Under the lease agreement, the annual base rent, which excludes the Company’s share of taxes and operating costs, is approximately $89,000 for the first year and increases approximately 3% every year thereafter for a total base rent lease commitment of approximately $497,000. As of December 31, 2021, the landlord is holding a security deposit of $58,323, of which $11,665 will be refunded in March 2022 and is included in prepaid expenses and other current assets on the balance sheet.

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 10 — Commitments and Contingencies (cont.)

On May 1, 2019, the Company entered into a sublease agreement for approximately 3,450 square feet of office space in West Conshohocken, Pennsylvania for a term of one year and seven months. Under the sublease agreement, the monthly base rent, which excludes utilities, is $7,475 per month for a total base rent lease commitment of $142,025. The lease ended on November 30, 2020 and was not renewed.

The Company recognized rent expense in connection with its operating leases of $148,125 and $247,592 during the years ended December 31, 2021 and 2020, respectively.

Future minimum payments under these operating lease agreements are as follows:

For the Year Ended December 31,	Amount
2022	$101,173
2023	104,211
2024	8,705
$214,089

Note 11 — Stockholders’ Permanent and Temporary Equity

Authorized Capital

The Company is authorized to issue 75,000,000 shares of common stock, par value of $0.00001 per share, and 5,000,000 shares of preferred stock, par value of $0.00001 per share. The holders of the Company’s common stock are entitled to one vote per share.

2014 Equity Incentive Plan

The Company is authorized to issue awards under its 2014 Equity Incentive Plan (the “2014 Plan”), as amended on October 9, 2018, February 2, 2019 and February 2, 2021. Under the 2014 Plan, 10,000,000 shares of common stock of the Company are authorized for issuance as of December 31, 2021. The number of shares of common stock available for issuance under the 2014 Plan shall automatically increase on the first trading day of January each calendar year during the term of the 2014 Plan, beginning with calendar year 2019, by an amount equal to five percent (5%) of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 100,000 shares of common stock. The 2014 Plan provides for the issuance of incentive stock options, non-statutory stock options, rights to purchase common stock, stock appreciation rights, restricted stock and restricted stock units to employees, directors and consultants of the Company and its affiliates. The 2014 Plan requires the exercise price of stock options to be not less than the fair value of the Company’s common stock on the date of grant. As of December 31, 2021, there were 1,068,154 shares available for future issuance under the 2014 Plan.

Common Stock

On February 5, 2020, the Company closed on a private placement of 923,076 shares of its common stock with Incon Co. at a purchase price of $3.25 per share for gross proceeds of $3,000,000.

Put Option

On December 13, 2020 (the “Effective Date”), in connection with the L&F Note Agreement (see Note 4 — Note Receivable for details), the Company and L&F entered into an agreement to provide L&F with a put option to cause the Company to purchase up to 331,331 shares of common stock (“Put Shares”) at a price of $1.00 per share (“Put Option”). The put option expires at the earlier of (A) the date that the L&F Note is repaid in full; or (B) the fifth (5th) anniversary of the Effective Date. The parties agreed that, in the event of an exercise by L&F, in lieu of paying L&F for the Put Shares, the Company shall reduce the amount of the receivable then owed by L&F to the Company under the L&F Note Agreement. The Put Option was sold to L&F for total consideration of $331, which was recorded within additional paid-in capital.

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 11 — Stockholders’ Permanent and Temporary Equity (cont.)

Stock-Based Compensation

For the year ended December 31, 2021, the Company recorded stock-based compensation expense of $4,141,736 (of which, $944,525 was included in research and development and $3,197,211 was included in general and administrative expense) related to options issued to employees and consultants. As of December 31, 2021, there was $3,075,292 of unrecognized stock-based compensation expense, which the Company expects to recognize over a weighted average period of 1.8 years.

For the year ended December 31, 2020, the Company recorded stock-based compensation expense of $3,677,453 (of which, $1,277,273 was included in research and development and $2,400,180 was included in general and administrative expense) related to options issued to employees and consultants and also related to warrants issued to non-employees per the L&F license agreement as further discussed in Note 10 — Commitments and Contingencies.

Stock Options

In applying the Black-Scholes option pricing model to stock options granted, the Company used the following assumptions:

	For the Years Ended December 31,
	2021	2020
Fair value of common stock on date of grant	$3.25	$3.25
Risk free interest rate	0.66% – 1.26%	0.36% – 0.38%
Expected term (years)	5.00 – 6.00	5.00
Expected volatility	118% – 125%	122% – 124%
Expected dividends	0.00%	0.00%

During 2021, the fair value of the Company’s common stock was determined by management with the assistance of a third-party valuation specialist using an income approach. During 2020, the fair value of the Company’s common stock was determined using a market approach based on recent sales of the Company’s common stock to third parties. The 2021 options had a contractual term of ten years and requisite service period of zero to three years. The 2020 options had a contractual term of ten years and a requisite service period of zero years. The weighted average estimated grant date fair value of the stock options granted during the years ended December 31, 2021 and 2020 was approximately $2.81 and $2.87 per share, respectively.

A summary of the option activity during the years ended December 31, 2021 and 2020 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Aggregate Intrinsic Value
Outstanding, January 1, 2020	7,022,680	$1.68
Granted	188,570	3.25
Exercised	(15,000)	1.00
Outstanding, January 1, 2021	7,196,250	1.72
Granted	1,720,596	3.25
Forfeited	(161,667)	3.03
Outstanding, December 31, 2021	8,755,179	$2.00	6.4	$10,962,859
Exercisable, December 31, 2021	6,289,107	$1.69	5.7	$9,812,645

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 11 — Stockholders’ Permanent and Temporary Equity (cont.)

The following table presents information related to stock options as of December 31, 2021:

Options Outstanding		Options Exercisable
Exercise Price	Outstanding Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$1.00	3,338,767	4.1	3,338,767
$2.30	3,632,246	7.3	2,421,494
$3.25	1,784,166	9.3	528,846
	8,755,179	5.7	6,289,107

Stock Warrants

On December 13, 2020, L&F exercised a warrant to purchase 351,579 shares of common stock at an exercise price of $1.00 per share (“L&F Warrant Exercise”). In connection with the L&F Warrant Exercise, L&F and the Company entered into the L&F Note Agreement (see Note 4 — Note Receivable for details) in order to facilitate the payment of the aggregate exercise price of $351,579 in connection with the L&F Warrant Exercise.

A summary of the warrant activity during the years ended December 31, 2021 and 2020 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Aggregate Intrinsic Value
Outstanding, January 1, 2020	2,505,931	$1.84
Issued	—	—
Exercised	(351,579)	1.00
Outstanding, January 1, 2021	2,154,352	1.98
Issued	—	—
Outstanding, December 31, 2021	2,154,352	$1.98	1.5	$2,732,212
Exercisable, December 31, 2021	1,802,774	$2.17	1.8	$1,941,161

The following table presents information related to stock warrants as of December 31, 2021:

Warrants Outstanding		Warrants Exercisable
Exercise Price	Outstanding Number of Warrants	Weighted Average Remaining Life In Years	Exercisable Number of Warrants
$1.00	527,367	0.0	175,789
$2.30	1,626,985	2.0	1,626,985
	2,154,352	1.8	1,802,774

Note 12 — Related Party Transactions

During the years ended December 31, 2021 and 2020, the Company paid $50,000 and $118,240, respectively, in broker fees to an investment banker who is a part owner of the Company.

During the years ended December 31, 2021 and 2020, the Company received $3,150,000 and $25,000, respectively, from members of the Company’s management team, a founder, and significant stockholder for the purchase of the 2021 Notes. See Note 6 — Convertible Notes Payable for further discussion on the 2021 Notes.

ZYVERSA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 13 — Subsequent Events

The Company has evaluated subsequent events through April 8, 2022, the date the financial statements were issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as discussed below.

Unsecured Convertible Promissory Notes

During January 2022, the Company and its convertible note holders agreed to extend the maturity of the Notes and the 2021 Notes to December 31, 2022.

Stock Options

Subsequent to December 31, 2021, the Company granted ten-year stock options to purchase an aggregate of 920,000 shares of common stock to employees and Board members under the 2014 Plan. The stock options vest annually over three years and have an exercise price of $3.25 per share.

In March 2022, the Company granted ten-year stock options to purchase an aggregate of 109,142 shares of common stock to consultants under the 2014 Plan. The stock options vest immediately and have an exercise price of $3.25 per share.

Preferred Series A Financing

On March 31, 2022, the Company sold 133,541 shares of Series A Preferred Stock to investors at a price of $3.14 per share for net proceeds of $392,301, of which $100,000 was from related parties.

The Series A Preferred Stock is convertible, at the option of the holder, at any time into shares of common stock on a one-to-one basis, subject to standard antidilution adjustments. In addition, in the event of any non-exempt issuances by the Company for less than the in-force conversion price, the Series A Preferred Stock conversion price shall be reduced on a weighted average basis. Each share of Series A Preferred Stock shall automatically be converted into shares of common stock at the then effective conversion price concurrently with (i) the closing of a Public Transaction or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred stock. A Public Transaction represents either (a) a firm commitment underwritten public offering; or (b) the closing of a transaction with a special purpose acquisition company (“SPAC”) listed on the Nasdaq Stock Market in which the Company would become a wholly owned subsidiary of the SPAC.

The Series A Preferred stockholders shall vote together with the common stockholders on an as-converted basis and dividends will only be paid on an as-converted basis when, and if paid to common Stock. In the event of any liquidation, dissolution or winding up of the Company or upon a Deemed Liquidation Event, the Series A Preferred stockholders will be entitled to be paid, out of the assets of the Company available for distribution before any payments are made to common stockholders, one times the original purchase price, plus declared and unpaid dividends on each share of Series A Preferred Stock or, if greater, the amount that the Series A Preferred Stock holders would receive on an as-converted basis. The balance of any proceeds shall be distributed pro rata to the common stockholders. The Series A Preferred Stock is not mandatorily redeemable.

ZYVERSA THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current Assets:
Cash	$31,465	$328,581
Restricted cash	297,350	—
Prepaid expenses and other current assets	1,418,054	483,201
Total Current Assets	1,746,869	811,782
Equipment, net	22,533	27,733
Security deposit	46,659	46,659
Vendor deposit	120,000	240,000
Total Assets	$1,936,061	$1,126,174

Liabilities, Temporary Equity and Stockholders’ Deficiency
Current Liabilities:
Accounts payable	$4,204,506	$2,000,100
Accrued expenses and other current liabilities	2,715,933	1,914,101
Derivative liabilities	753,100	560,600
Convertible notes payable – current portion (net of $3,023 and $39,942 debt discount as of June 30, 2022 and December 31, 2021 respectively)	6,012,977	5,976,508
Convertible notes payable related parties – current portion	3,175,000	3,175,000
Investor deposits	296,400	—
Total Current Liabilities	17,157,916	13,626,309
Commitments and contingencies (Note 8)
Redeemable Common Stock, subject to possible redemption, 331,331 shares outstanding as of June 30, 2022 and December 31, 2021	331,331	331,331
Stockholders’ Deficiency:
Preferred stock, $0.00001 par value, 5,000,000 shares authorized; 133,541 and 0 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	1	—
Common stock, $0.00001 par value, 75,000,000 shares authorized; 24,167,257 shares issued and outstanding as of June 30, 2022 and December 31, 2021	242	242
Additional paid-in capital	43,096,095	40,065,109
Accumulated deficit	(58,649,524)	(52,896,817)
Total Stockholders’ Deficiency	(15,553,186)	(12,831,466)
Total Liabilities, Temporary Equity and Stockholders’ Deficiency	$1,936,061	$1,126,174

The accompanying notes are an integral part of these condensed financial statements.

ZYVERSA THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Six Months Ended June 30,
	2022	2021
Operating Expenses:
Research and development	$1,786,357	$1,083,361
General and administrative	3,465,382	2,730,011
Total Operating Expenses	5,251,739	3,813,372
Loss From Operations	(5,251,739)	(3,813,372)

Other (Income) Expense:
Interest expense	308,468	391,163
Change in fair value of derivative liabilities	192,500	30,607
Net Loss	(5,752,707)	(4,235,142)
Deemed dividend to preferred stockholders	(331,200)	—
Net Loss Attributable to Common Stockholders	$(6,083,907)	$(4,235,142)

Net Loss Per Share
– Basic and Diluted	$(0.25)	$(0.18)

Weighted Average Number of Common Shares Outstanding
– Basic and Diluted	24,167,257	24,167,257

The accompanying notes are an integral part of these condensed financial statements.

ZYVERSA THERAPEUTICS, INC.
CONDENSED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY
(Unaudited)

	For the Six Months Ended June 30, 2022
	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficiency
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	24,167,257	$242	$40,065,109	$(52,896,817)	$(12,831,466)
Issuance of preferred stock in private placement(1)	133,541	1	—	—	393,300	—	393,301
Stock-based compensation:	—	—	—	—	1,941,746	—	1,941,746
Net loss	—	—	—	—	—	(3,748,495)	(3,748,495)
Balance – March 31, 2022	133,541	1	24,167,257	242	42,400,155	(56,645,312)	(14,244,914)
Stock-based compensation:	—	—	—	—	695,940	—	695,940
Net loss	—	—	—	—	—	(2,004,212)	(2,004,212)
Balance – June 30, 2022	133,541	$1	24,167,257	$242	$43,096,095	$(58,649,524)	$(15,553,186)
	For the Six Months Ended June 30, 2021
	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficiency
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	24,167,257	$242	$35,923,373	$(44,812,656)	$(8,889,041)
Stock-based compensation:	—	—	—	—	896,229	—	896,229
Net loss	—	—	—	—	—	(2,140,110)	(2,140,110)
Balance – March 31, 2021	—	—	24,167,257	242	36,819,602	(46,952,766)	(10,132,922)
Stock-based compensation:	—	—	—	—	1,025,218	—	1,025,218
Net loss	—	—	—	—	—	(2,095,032)	(2,095,032)
Balance – June 30, 2021	—	$—	24,167,257	$242	$37,844,820	$(49,047,798)	$(11,202,736)

____________

(1)      Includes gross proceeds of $419,320 less issuance costs of $26,019

The accompanying notes are an integral part of these condensed financial statements.

ZYVERSA THERAPEUTICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30,
	2022	2021
Cash Flows From Operating Activities:
Net loss	$(5,752,707)	$(4,235,142)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation Options	2,637,686	1,921,447
Amortization of debt discount	36,469	165,061
Change in fair value of derivative liability	192,500	30,607
Depreciation of fixed assets	5,200	5,200
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(934,853)	56,733
Security deposit	—	11,665
Vendor deposits	120,000	(366,272)
Accounts payable	2,204,406	(664,434)
Accrued expenses and other current liabilities	801,832	(686,404)
Net Cash Used In Operating Activities	(689,467)	(3,761,539)
Cash Flows From Financing Activities:
Proceeds from issuance of preferred stock in private placement	419,320	—
Proceeds from investor deposits	296,400	—
Payment of equity issuance costs	(26,019)	—
Proceeds from issuance of convertible notes payable	—	5,230,000
Net Cash Provided By Financing Activities	689,701	5,230,000
Net Increase in Cash and Restricted Cash	234	1,468,461
Cash and restricted cash – Beginning of Period	328,581	174,670
Cash and restricted cash – End of Period	$328,815	$1,643,131
Cash and restricted cash consisted of the following:
Cash	$31,465	$1,643,131
Restricted Cash	297,350	—
	$328,815	$1,643,131

The accompanying notes are an integral part of these condensed financial statements.

ZYVERSA THERAPEUTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — Business Organization, Nature of Operations, Basis of Presentation and Risks and Uncertainties

Organization and Operations

ZyVersa is a clinical stage biopharmaceutical company whose focus is on patients with inflammatory or renal disease who have high unmet medical needs.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for annual financial statements. For additional information, these unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Financial Statements for the year ended December 31, 2021 included within this filing.

In the opinion of management, the accompanying condensed financial statements include all adjustments which are considered necessary for a fair presentation of the unaudited condensed financial statements of the Company as of June 30, 2022, and for the six months ended June 30, 2022 and 2021. The results of operations for the six months ended June 30, 2022 are not necessarily indicative of the operating results for the full year ending December 31, 2022 or any other period.

Risks and Uncertainties

In early 2020, it became evident that there was a global outbreak of SARS-CoV-2, a novel strain of coronavirus that causes Coronavirus disease (COVID-19). At the onset, the Company experienced significant negative impacts on many aspects of its business. These effects included a delay in the launch of the VAR 200 Phase 2a trials as potential patient participants would not be willing to risk going into a facility for the trials. In addition, the private funding markets faltered, which deprived the Company of the necessary liquidity to fund the business. As a result, management implemented significant cost reduction measures to continue until economic conditions improved. In 2021, the Company secured additional funding by issuing new unsecured convertible promissory notes. In early 2022, the Company began reviewing additional financing strategies, fundings and deals with other investors, although there can be no assurance that the Company will be successful in closing any such deals. The full extent of COVID-19’s future impact on the Company’s operations and financial condition remains uncertain. A prolonged COVID-19 outbreak could have a material adverse impact on the Company’s results of operations, financial condition, and liquidity, including the timing and ability of the Company to progress its clinical development initiatives. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Going Concern and Management’s Plans

The Company has not yet achieved profitability and expects to continue to incur cash outflows from operations. It is expected that its research and development and general and administrative expenses will continue to increase and, as a result, the Company will eventually need to generate significant product revenues to achieve profitability. These conditions indicate that there is substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statement issuance date.

The Company’s cash flow needs include the planned costs to operate its business, including amounts required to fund research and development, working capital, and capital expenditures. The Company’s future capital requirements and the adequacy of its available funds will depend on many factors, including the Company’s ability to successfully commercialize its products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or

ZYVERSA THERAPEUTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 2 — Going Concern and Management’s Plans (cont.)

complement our product and service offerings. We intend to raise additional capital in the future to fund operations. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash.

The accompanying unaudited condensed financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The unaudited condensed financial statements do not include any adjustment that might become necessary should the Company be unable to continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Since the date the Company’s December 31, 2021 financial statements were issued in its 2021 Annual Financial Statements, there have been no material changes to the Company’s significant accounting policies, except as disclosed below.

Restricted Cash

Restricted cash consists of cash that is held in an escrow account and was received in April and June of 2022 from investors for the purchase of preferred stock and warrants, which did not close until July 2022 See Note 10 — Subsequent Events for information related to the additional Series A Preferred Stock financing.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021. This standard was adopted on January 1, 2022 and did not have a material impact on the Company’s condensed financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This new standard provides clarification and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (such as warrants) that remain equity classified after modification or exchange. This standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Companies should apply the new standard prospectively to modifications or exchanges occurring after the effective date of the new standard. This standard was adopted on January 1, 2022 and did not have a material impact on the Company’s condensed financial statements.

Note 4 — Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of vested common shares outstanding during the period. Diluted net income per common share is computed by dividing net income by the weighted average number of common and dilutive common-equivalent shares outstanding during each period.

ZYVERSA THERAPEUTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 4 — Net Loss Per Common Share (cont.)

The following table sets forth the outstanding potentially dilutive securities that have been excluded from the calculation of diluted net loss per share because to do so would be anti-dilutive:

	For the Six Months Ended June 30,
	2022	2021
Warrants(1)(2)	2,305,184	2,154,352
Options	10,039,348	8,693,024
Series A Convertible Preferred Stock	150,832	—
Convertible notes payable(3)	4,992,076	3,305,434
Total potentially dilutive shares	17,487,440	14,152,810

____________

(1)    As part of the InflamaCORE, LLC license agreement, warrants to purchase 600,000 shares of common stock are to be issued upon the satisfaction of certain milestones and, accordingly, are not included in the amount currently reported.

(2)      Includes warrants to purchase 150,832 shares of common stock which are contingently issuable upon the automatic conversion of the Series A Preferred Stock that was outstanding at June 30, 2022, which occurs upon the closing of the Business Combination. See Note 9 — Stockholders’ Deficiency for additional details on the Series A Preferred Stock financing and Note 10 — Subsequent Events for additional details on the business combination agreement.

(3)    The Company’s convertible notes payable have embedded conversion options that result in the automatic issuance of common stock upon the consummation of certain qualifying transactions. The conversion price is a function of the implied common stock price associated with the qualifying transaction. For the purpose of disclosing the potentially dilutive securities in the table above, we used the number of shares of common stock issuable if a qualifying transaction occurred with an implied common stock price equal to the fair value of the common stock of $2.27 and $3.25 per share as of June 30, 2022 and 2021, respectively.

Note 5 — Accrued Expenses and Other Current Liabilities

As of June 30, 2022 and December 31, 2021, accrued expenses and other current liabilities consisted of the following:

	June 30, 2022	December 31, 2021
L&F milestone payment liability	$1,501,415	$1,500,000
L&F Note (see Note 4)	(351,579)	(351,579)
L&F, net	1,149,836	1,148,421
Payroll accrual	530,097	—
Accrued interest	1,022,230	748,767
Deferred rent	13,769	16,913
Total accrued expenses and other current liabilities	$2,715,932	$1,914,101

Note 6 — Convertible Notes Payable

Unsecured Convertible Promissory Notes

A summary of the outstanding convertible promissory notes as of June 30, 2022 and December 31, 2021 is as follows:

	June 30, 2022	December 31, 2021
Convertible notes payable – current portion	$6,016,000	$6,016,000
Deferred debt discount – current portion	(3,023)	(39,492)
Total convertible notes payable – current portion, net	$6,012,977	$5,976,508
Convertible notes payable – related parties – current portion	$3,175,000	$3,175,000
Deferred debt discount – current portion	—	—
Total convertible notes payable – related parties – current portion, net	$3,175,000	$3,175,000
Total convertible notes payable, net	$9,187,977	$9,151,508

ZYVERSA THERAPEUTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 6 — Convertible Notes Payable (cont.)

Between October 2019 and July 2020, the Company issued 24-month Unsecured Convertible Promissory Notes (“the Notes”) to investors and brokers in the aggregate principal amount of $3,961,000 (of which $1,795,500 related to 2020 issuances). Of the total, $25,000 of Notes were issued to a related party (a member of the Company management team).

During February and March 2021, the Company issued new Unsecured Convertible Promissory Notes (the “2021 Notes”) with an aggregate principal balance of $5,230,000, of which $3,150,000 were issued to related parties of the Company (including members of the Company’s management team, a founder and a significant stockholder).

During January 2022, the Company and its convertible note holders agreed to extend the maturity of the Notes and the 2021 Notes to December 31, 2022. The extensions qualified as modifications because the terms were not substantially different. Accordingly, the extended notes were treated as a continuation of the original Notes and 2021 Notes.

During the six months ended June 30, 2022, the Company recorded $273,464 of interest expense in the unaudited condensed statements of operations related to the Notes, including amortization of debt discount of $36,469. During the six months ended June 30, 2021, the Company recorded $226,064 of interest expense in the unaudited condensed statements of operations related to the Notes, including amortization of debt discount of $165,061.

Note 7 — Derivative Liabilities

The following table sets forth a summary of the changes in the fair value of Level 3 derivative liabilities that are measured at fair value on a recurring basis:

	For the Six Months Ended June 30,
	2022	2021
Beginning balance as of January 1	$560,600	$788,700
Change in fair value of derivative liabilities	212,100	7,507
Ending balance as of March 31	$772,700	$796,207
Change in fair value of derivative liabilities	(19,600)	23,100
Ending balance as of June 30	$753,100	$819,307

For the derivative liability valuations, as of June 30, 2022, the significant unobservable inputs used in the discounted cash flow were a discount rate of 25%, the probability of a Qualified Offering occurring of 75%, the probability of a change of control occurring of 0%, the probability of a renegotiation of the terms of 15% and the probability of dissolution of 10%. As of June 30, 2021, the significant unobservable inputs used in the discounted cash flow were a discount rate of 25%, the probability of a Qualified Offering occurring of 75%, the probability of a change of control occurring of 5%, the probability of a renegotiation of the terms of 5% and the probability of dissolution of 15%. For the valuations as of June 30, 2022 and 2021, the Black-Scholes assumptions were as follows:

	June 30,
	2022	2021
Fair value of common stock	$2.27	$3.25
Risk free interest rate	1.72%	0.05% – 0.06%
Expected term (years)	0.34 – 0.5	0.25 – 0.5
Expected volatility	97%	85%
Expected dividends	0.00%	0.00%

ZYVERSA THERAPEUTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 8 — Commitments and Contingencies

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company records contingent liabilities resulting from such claims, if any, when a loss is assessed to be probable and the amount of the loss is reasonably estimable.

License Agreements

L&F Research LLC

On March 7, 2022, the Company and L&F executed a Waiver Agreement that waives L&F’s right to terminate the license agreement or any other remedies, for non-payment of the $1,500,000 of milestone payments, until August 31, 2022. All other terms of the license agreement remain in effect. See Note 10 — Subsequent Events for additional extension to waiver period signed on August 26, 2022.

Operating Leases

The Company recognized rent expense in connection with its operating leases of $76,294 and $74,277 during the six months ended June 30, 2022 and 2021, respectively.

Note 9 — Stockholders’ Deficiency

Series A Preferred Stock Financing

On March 31, 2022, the Company sold 133,541 shares of Series A Preferred Stock to investors at a price of $3.14 per share, generating $419,320 in gross proceeds ($393,301 net proceeds), of which $100,000 was from related parties. Escrow and placement agent fees were $26,019, which were recorded as a reduction of additional paid-in capital.

The Series A Preferred Stock is convertible, at the option of the holder, at any time into shares of common stock on a one-to-one basis, subject to standard antidilution adjustments. In addition, in the event of any non-exempt issuances by the Company for less than the in-force conversion price, the Series A Preferred Stock conversion price shall be reduced on a weighted average basis. Each share of Series A Preferred Stock shall automatically be converted into shares of common stock at the then effective conversion price concurrently with (i) the closing of a Public Transaction or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred stock. A Public Transaction represents either (a) a firm commitment underwritten public offering; or (b) the closing of a transaction with a special purpose acquisition company (“SPAC”) listed on the Nasdaq Stock Market in which the Company would become a wholly owned subsidiary of the SPAC.

The Series A Preferred stockholders shall vote together with the common stockholders on an as-converted basis and dividends will only be paid on an as-converted basis when and if paid to common stockholders. In the event of any liquidation, dissolution or winding up of the Company or upon a Deemed Liquidation Event, the Series A Preferred stockholders will be entitled to be paid, out of the assets of the Company available for distribution before any payments are made to common stockholders, one times the original purchase price, plus declared and unpaid dividends on each share of Series A Preferred Stock or, if greater, the amount that the Series A Preferred Stock holders would receive on an as-converted basis. The balance of any proceeds shall be distributed pro rata to the common stockholders. Deemed Liquidation Events include (a) a merger or consolidation in which ZyVersa or a subsidiary thereof is a constituent party which results in a change-of-control (a “Merger Event”); or (b) the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of ZyVersa (a “Disposition Event”).

The Series A Preferred Stock is not mandatorily redeemable and therefore it is not subject to classification as a liability. The Company determined that the Deemed Liquidation Events were within the control of the Company and, therefore, the Series A Preferred Stock should be classified as permanent equity. Specifically, Merger Events and Disposition Events require the approval of the board of directors pursuant to state law and the ZyVersa preferred stockholders are unable to control the vote of the board of directors. The Company determined that the embedded conversion options were clearly and closely related to the preferred stock host and, therefore, the embedded conversion options need not be bifurcated. However,

ZYVERSA THERAPEUTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 9 — Stockholders’ Deficiency (cont.)

if the conversion price is reset in connection with a subsequent issuance of securities, the Company will need to assess the accounting for the price reset. Due to the Company’s adoption of ASU 2020-06 on January 1, 2021, it wasn’t necessary to assess the embedded conversion options for a beneficial conversion feature.

On May 10, 2022, the Company obtained the requisite approvals and amended the Series A Preferred Stock Designation within the Company’s Certificate of Incorporation, which reduced the effective conversion price of the Series A Preferred Stock from $3.14 per share of common stock to $2.78 per share of common stock. Furthermore, the Company has been authorized to issue warrants to purchase a quantity of common stock that is equal to the quantity of common stock into which the Series A Preferred Stock is convertible, initially an aggregate of 150,832 shares of common stock to the March 2022 Series A Preferred Stock purchasers, upon the automatic conversion of the Series A Preferred Stock, which occurs upon the closing of the Business Combination. The warrants are exercisable at 115% of the Series A Preferred Stock conversion price, representing an initial exercise price of $3.20 per share of common stock (subject to reduction upon completion of a Public Transaction, if the deemed offering price is less than the current exercise price) and expire in five years (the “Series A Warrants”) or upon an earlier change of control that doesn’t meet the definition of a Public Transaction. The Company determined that the Series A Warrants qualified to be equity-classified, without subsequent remeasurement. The Company also determined that the reduction of the Series A Preferred Stock conversion price, combined with the contingent issuance of the Series A Warrants, represented a significant change requiring the application of extinguishment accounting. While the reduced conversion price resulted in a de minimis increase in the value of the embedded conversion option, it was necessary to record the $331,200 value of the new Series A Warrants as a deemed dividend for the purpose of calculating loss per share.

See Note 10 — Subsequent Events for additional details regarding the Series A Preferred Stock and Series A Warrants.

Stock Options

On January 28, 2022 and February 3, 2022, the Company granted ten-year stock options to purchase an aggregate of 920,000 shares of common stock to employees and Board members under the 2014 Plan. The stock options vest annually over three years and have an exercise price of $3.25 per share.

On March 8, 2022 and March 31, 2022, the Company granted ten-year stock options to purchase an aggregate of 111,122 shares of common stock to consultants under the 2014 Plan. The stock options vest immediately and have an exercise price of $3.25 per share.

On March 8, 2022, the Company granted an aggregate of 161,667 shares of common stock (of which 36,667 have an exercise price of $2.30 per share and expire in 7.1 years and 125,000 have an exercise price of $3.25 and expire in 8.9 years) to a former Board member under the 2014 Plan. The stock options vest immediately.

On April 15, 2022, and June 30, 2022, the Company granted ten-year stock options to purchase an aggregate of 91,380 shares of common stock to consultants under the 2014 Plan. The stock options vest immediately and 30,000 have exercise prices of $3.25 per share and 61,380 have exercise prices of $2.25 per share.

A summary of the option activity during the six months ended June 30, 2022 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Aggregate Intrinsic Value
Outstanding, January 1, 2022	8,755,179	$2.00
Granted	1,284,169	3.18
Outstanding, June 30, 2022	10,039,348	$2.15	6.4	$4,241,462
Exercisable, June 30, 2022	8,258,023	$1.91	5.8	$4,241,462

ZYVERSA THERAPEUTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 9 — Stockholders’ Deficiency (cont.)

The following table presents information related to stock options as of June 30, 2022:

Options Outstanding		Options Exercisable
Exercise Price	Outstanding Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$1.00	3,338,767	3.6	3,338,767
$2.25	61,380	10.0	61,380
$2.30	3,668,913	6.8	3,644,468
$3.25	2,970,288	8.8	1,213,408
	10,039,348	5.8	8,258,023

For the six months ended June 30, 2022, the Company recorded stock-based compensation expense of $2,637,686 (of which, $551,756 was included in research and development and $2,085,930 was included in general and administrative expense) related to options issued to employees, consultants, Board members and former Board members.

For the six months ended June 30, 2021, the Company recorded stock-based compensation expense of $1,921,447 (of which, $470,285 was included in research and development and $1,451,162 was included in general and administrative expense) related to options issued to employees, consultants and Board members.

As of June 30, 2022, there was $3,945,093 of unrecognized stock-based compensation expense, which the Company expects to recognize over a weighted average period of 2.1 years.

In applying the Black-Scholes option pricing model to stock options granted, the Company used the following assumptions:

	For the Six Months Ended June 30th,
	2022	2021
Fair value of common stock on date of grant	$2.27 – $3.00	$3.25
Risk free interest rate	1.68% – 3.01%	0.66% – 0.92%
Expected term (years)	3.53 – 6.00	5.00 – 6.00
Expected volatility	111% – 119%	124% – 125%
Expected dividends	0.00%	0.00%

During the six months ended June 30, 2022, the fair value of the Company’s common stock was determined using a market approach based on the status of the business combination agreement arm’s length discussions with the acquirer at each valuation date and which agreement was ultimately entered into on July 20, 2022 with a Company valuation of $85 million. The options granted during the six months ended June 30, 2022 had a contractual term between seven and ten years and requisite service period of zero to three years.

During the six months ended June 30, 2021, the fair value of the Company’s common stock was determined by management with the assistance of a third-party valuation specialist using an income approach. The options granted during the six months ended June 30, 2021 had a contractual term of ten years and requisite service period of zero to three years.

The weighted average estimated grant date fair value of the stock options granted during the six months ended June 30, 2022 and 2021 were approximately $2.48 and $2.83 per share, respectively.

ZYVERSA THERAPEUTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 10 — Subsequent Events

The Company has evaluated subsequent events through September 27, 2022, the date the condensed financial statements were issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as discussed below.

Additional Series A Preferred Stock Financing

On July 8, 2022, the Company sold an additional 94,393 shares of Series A Preferred Stock to investors at a price of $3.14 per share of Series A Preferred Stock, generating $296,400 in gross proceeds. In addition, Series A Warrants to purchase an aggregate of 106,616 shares of common stock will be issued to the holders upon the automatic conversion of the Series A Preferred Stock, which occurs upon the closing of the Business Combination. Placement agent fees of $21,200 plus additional issuance costs were recorded as a reduction of additional paid-in capital.

On September 16, 2022, the Company sold an additional 222,929 shares of Series A Preferred Stock to investors at a price of $3.14 per share of Series A Preferred Stock, generating $700,000 in gross proceeds. In addition, Series A Warrants to purchase an aggregate of 251,798 shares of common stock will be issued to the holders upon the automatic conversion of the Series A Preferred Stock, which occurs upon the closing of the Business Combination, Placement agent fees of $16,000 were recorded as a reduction of additional paid-in-capital.

Automatic Conversion of the 2021 Notes

On July 8, 2022, as a result of the Additional Series A Preferred Stock Financing (which resulted in a Qualified Equity Financing with cumulative gross proceeds that exceeded $500,000), the 2021 Notes consisting of $5,230,000 of principal and $428,888 of accrued interest, automatically converted into 1,802,194 shares of Series A Preferred Stock, plus Series A Warrants to purchase 2,035,571 shares of common stock, at an effective conversion price of $2.78 per share of Series A Preferred Stock.

Amendment of Series A Preferred Stock Designation

On September 22, 2022, the Company filed with the Florida Department of State an amendment to the Series A Preferred Stock Designation within the Company’s Certificate of Incorporation, which reduced the conversion price of the Series A Preferred Stock from $2.78 per share of common stock to $1.19 per share of common stock.

Pursuant to the terms of the Series A Warrants, due to the reduction of the Series A Preferred Stock conversion price, the exercise price of the Series A Warrants was reduced from $3.20 per share to $1.37 per share and the underlying share quantity of common stock into which the Series A Warrants are exercisable increased from an aggregate of 2,544,817 shares to 5,945,045 shares.

License Agreements

L&F Research LLC

On August 26, 2022, the Company and L&F executed a Waiver Agreement that waives L&F’s right to terminate the license agreement or any other remedies, for non-payment of the $1,500,000 of milestone payments, until January 3, 2023. All other terms of the license agreement remain in effect.

Business Combination Agreement

On July 20, 2022, the Company entered into a Business Combination Agreement, (the “Business Combination Agreement”), with Larkspur Health Acquisition Corp. (“Larkspur” or the “Registrant”), a blank-check special purpose acquisition company, Larkspur Merger Sub Inc. (“Merger Sub”) and Stephen Glover. Upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Transactions”), Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Larkspur (the “Business Combination”). The combined company is expected to be named ZyVersa Therapeutics, Inc.

ZYVERSA THERAPEUTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 10 — Subsequent Events (cont.)

The Business Combination Agreement provides that the following transactions will occur:

•        Immediately prior to the Effective Time, each share of the Company’s Series A Preferred Stock that is issued and outstanding will automatically convert into a number of shares of the Company’s common stock at the then-effective conversion rate, as calculated pursuant to the Company’s Articles of Incorporation (the “Conversion”).

•        At the Effective Time, (a) each share of the Company’s common stock issued and outstanding (including shares of the Company’s common stock resulting from the Conversion) will be canceled and converted into a number of shares of the Registrant’s common stock, as determined pursuant to the terms of the Business Combination Agreement; and (b) each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of the Company.

•        Effective as of the Effective Time, each Company warrant, to the extent then outstanding and unexercised, will automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire a number of shares of the Registrant’s common stock at an adjusted exercise price per share, in each case, as determined pursuant to the terms of the Business Combination Agreement.

•        Each Company stock option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, will be assumed and converted into an option to purchase a number of shares of the Registrant’s common stock, as determined pursuant to the terms of the Business Combination Agreement.

•        Each Company note that is outstanding as of immediately prior to the Effective Time which by its terms will not convert into the Company’s common stock in connection with the Transactions, if any, will be assumed by the Registrant and will remain outstanding pursuant to the terms and conditions then in effect.

The consummation of the Transactions is subject to the satisfaction or waiver of certain customary closing conditions contained in the Business Combination Agreement, including, among other things, the consummation of a private placement of at least $7.0 million of convertible preferred stock and warrants by Larkspur. In addition, a condition of the Larkspur private placement agreement requires the Company to obtain at least $3.0 million of commitments to invest in the Company’s Series A Preferred Stock Financing or Larkspur’s private placement.

The parties to the Business Combination Agreement have made customary representations and warranties, and have agreed to certain customary covenants in the Business Combination Agreement, including, among others, covenants with respect to the conduct of Larkspur, the Company and Merger Sub, and their subsidiaries, prior to the closing of the Transactions.

The Business Combination Agreement may be terminated by Larkspur or the Company, under certain circumstances, including, among others, (i) by mutual written consent of Larkspur and the Company, (ii) by either Larkspur or the Company if the Effective Time shall not have occurred prior to December 15, 2022, (iii) by either Larkspur or the Company if any Governmental Order has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions, (iv) by either Larkspur or the Company if any of the required proposals fail to receive the requisite vote for approval at Larkspur’s Shareholders’ Meeting, (v) by Larkspur, in the event that the Company’s shareholders don’t consent to the Transactions, (vi) by Larkspur upon the Company breaching any representation, covenant or agreement; or (vii) by the Company upon Larkspur breaching any representation, covenant or agreement.

The Company expects to account for the Business Combination as a reverse recapitalization, whereby the Company is deemed to be the accounting acquirer.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

LARKSPUR HEALTH ACQUISITION CORP.,

LARKSPUR MERGER SUB INC.

and

ZYVERSA THERAPEUTICS, INC.

Dated as of July 20, 2022

Annex A-i

Annex A-ii

Exhibit A	Form of A&R Company Articles of Incorporation
Exhibit B	Form of A&R Company Bylaws
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Amended and Restated Registration Rights Agreement
Exhibit E	Form of Written Consent
Exhibit F	Non-Continuing SPAC Officers and Directors
Exhibit G	Form of Shareholder Support Agreement
Exhibit H	Form of Joinder to Lock-Up Agreement
Exhibit I	[Reserved]
Exhibit J	Form of Employment Agreement
Schedule A	Company Knowledge Parties
Schedule B	Key Company Shareholders
Schedule C	[Reserved]
Schedule D	Key Company Employees

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of July 20, 2022 (this “Agreement”), is entered into by and among Larkspur Health Acquisition Corp., a Delaware corporation (the “SPAC”), Larkspur Merger Sub Inc., a Delaware corporation and wholly owned direct Subsidiary of the SPAC (“Merger Sub”), Stephen Glover, in his capacity as the representative of the shareholders of the Company (the “Securityholder Representative”) and ZyVersa Therapeutics, Inc., a Florida corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Florida Business Corporation Act (the “FBCA”), the SPAC and the Company will enter into a business combination transaction pursuant to which, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of the SPAC (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Subsidiary Corporation”);

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which the SPAC, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code; and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Merger) are fair to, and in the best interests of, the Company and its shareholders, (b) approved and adopted this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s shareholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of the SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Merger and the Private Placement) are fair to, and in the best interests of, the SPAC, (b) approved and adopted this Agreement and the Transactions (including the Merger and the Private Placement) and declared their advisability, and (c) recommended that the shareholders of the SPAC approve and adopt this Agreement and approve the Transactions (including the Merger and the Private Placement), and directed that this Agreement and the Transactions (including the Merger and the Private Placement) be submitted for consideration by the shareholders of the SPAC at the SPAC Shareholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and adopted this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, within three (3) Business Days of the execution and delivery of this Agreement, the SPAC, the Company and the Key Company Shareholders, as Company shareholders holding shares of Company Stock sufficient to constitute the Requisite Company Shareholder Approval, are entering into the Shareholder Support Agreement, dated as of the date hereof in the form attached hereto as Exhibit G (the “Shareholder Support Agreement”), providing that, among other things, the Key Company Shareholders will vote their shares of Company Stock in favor of this Agreement and the Transactions (including the Merger) in accordance with the FBCA and the Organizational Documents of the Company;

WHEREAS, within three (3) Business Days of the execution and delivery of this Agreement, the SPAC and the Key Company Shareholders are entering into the Lock-Up Agreement, dated as of the date hereof in the form attached hereto as Exhibit C (the “Lock-Up Agreement”);

WHEREAS, in connection with the Closing, certain stockholders of the SPAC and certain shareholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D;

Annex A-1

WHEREAS, prior to the filing of the Registration Statement (as defined herein), the SPAC and each Key Company Employee is entering into an Employment Agreement, to be effective immediately after the Effective Time, dated as of the date hereof in the form attached hereto as Exhibit J (the “Employment Agreements”);

WHEREAS, the SPAC, concurrently with the execution and delivery of this Agreement, is entering into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors (“Private Placement Investors”) pursuant to which Private Placement Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase at least $7.0 million of convertible preferred shares (the “Convertible Preferred”) and warrants in a private placement transaction (the “Private Placement”) to be consummated on the Closing Date prior to the Effective Time;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Allocation Statement” means a statement setting forth in reasonable detail (A) the Fully-Diluted Share Number, (B) the number of shares of SPAC Class A Common Stock issuable to each shareholder of the Company pursuant to this Agreement in respect of the Per Share Consideration, (C) the number of shares of SPAC Class A Common Stock into which each Exchanged Option will be exercisable immediately following the Effective Time, together with the exercise price of each such Assumed Option, and (D) the number of shares of SPAC Class A Common Stock into which each Assumed Warrant will be exercisable immediately following the Effective Time, together with the exercise price of each such Assumed Warrant.

“Ancillary Agreements” means the Registration Rights Agreement, the Shareholder Support Agreement, the Written Consent, the Employment Agreements, the Lock-Up Agreement, and all other agreements, certificates and instruments executed and delivered by the SPAC, Merger Sub, the Securityholder Representative, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company from time to time.

“Bridge Financing” means the sale of Company Stock to investors during the period from March 15, 2022 to the Closing Date resulting in proceeds to the Company in an amount not to exceed $7.0 million.

“Business Combination” has the meaning ascribed to such term in the SPAC Certificate of Incorporation.

“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), communications and telecommunications networks, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” or installed on premises, that are owned or used in the conduct of the business of the Company.

Annex A-2

“Company Articles of Incorporation” means the Articles of Incorporation of the Company dated March 11, 2014, as amended, supplemented or modified from time to time.

“Company Common Stock” means the shares of the Company’s common stock, par value $0.00001 per share.

“Company Equity Incentive Plan” means the Company’s 2014 Equity Incentive Plan as such may have been amended, supplemented or modified from time to time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company and used in the conduct or the business of the Company.

“Company Material Adverse Effect” means any effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (x) has had a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or (y) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company); (e) any actions taken or not taken by the Company as required by this Agreement or with the prior written consent of the SPAC; (f) any effect attributable to the public announcement, pendency, negotiation, or consummation of the Merger or any of the other Transactions (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions) (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); or (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such effect is not otherwise excluded from this definition of Company Material Adverse Effect), provided, that any event, occurrence, fact, condition, or change referred to in clauses (a) through (d) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates or conducts its businesses.

“Company Notes” means all outstanding notes of the Company convertible into shares of Company Common Stock.

“Company Options” means all outstanding options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the Company Equity Incentive Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include any “Company Warrants.”

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share.

“Company Stockholders Agreement” means that certain Stockholders Agreement dated April 11, 2014 by and among the Company (f/k/a Varian Pharmaceuticals, Inc.) and the Company shareholders named therein, as amended or supplemented.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

Annex A-3

“Company Transaction Expenses” means the aggregate fees, costs and expenses incurred by, or attributable to, the Company in connection with this Agreement and the Transactions, including: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Company (or its equity holders) through the Closing Date in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; (b) any liability of the Company in the nature of compensation under any sale, change-of-control, “stay around,” retention, “single trigger” severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the Company solely as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, as well as the employer share of any payroll, social security, unemployment or other Taxes with respect thereto;

“Company Valuation” means (a) $85,000,000, plus (b) the aggregate amount of cash consideration received by the Company in the Bridge Financing, to the extent any such cash consideration remains on the Company’s balance sheet at the Effective Time.

“Company Warrants” means the outstanding and unexercised warrants to purchase shares of Company Common Stock immediately prior to the Effective Time.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company that is not already generally available to the public, or (b) any Suppliers or customers of the Company, in each case that either (x) the Company is bound to keep confidential or (y) with respect to clause (a), the Company purports to maintain as a trade secret under applicable Laws.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “work from home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, and any bonus, stock option, stock purchase, restricted stock, other equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten, other than, in any case, any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

Annex A-4

“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets and allowances of any kind, howsoever entitled, resulting from, or attributable to, the renewable nature of electricity production or the avoidance of the emission of any gas, chemical, or other substance to the environment, including (but not limited to) the avoidance of lifecycle greenhouse gas emissions, including (but not limited to) credits associated with California’s Low Carbon Fuel Standard.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) Releases or threatened Releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, registration, storage, disposal, remediation or other management of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, natural resources or human health and safety; (iv) land use; or (v) the characterization of products or services as renewable, green, sustainable, or similar such claims.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

“Exchange Ratio” means the following ratio (rounded down to the nearest whole number): (i) the Merger Shares divided by (ii) the Fully-Diluted Share Number.

“FDA” means the U.S. Food and Drug Administration.

“Fully-Diluted Share Number” means, without duplication, the sum of (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon the Conversion, plus (b) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Warrants outstanding as of immediately prior to the Effective Time, plus (c) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options that are outstanding as of immediately prior to the Effective Time plus (d) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Notes outstanding as of immediately prior to the Effective Time.

“Fundamental Representations” means the representations and warranties in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.14, and Section 4.24.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (iv) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how

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(including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) all other intellectual property or proprietary rights of any kind or description, and (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Key Company Employees” means the persons listed on Schedule D.

“Key Company Shareholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of each persons listed on Schedule A after due inquiry of the individuals with operational responsibility in the functional area of such person, and in the case of the SPAC, the actual knowledge of Daniel O’Connor and David Briones after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Letter Agreement” means that certain Letter Agreement, dated December 20, 2021, among the SPAC, its officers and directors, and the SPAC Founder Shareholders.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Merger Shares” means a number of shares of SPAC Common Stock equal to (i) the Company Valuation divided by (ii) $10.00.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified, or supplemented from time to time.

“Open Source Software” means any software that is distributed (a) as “free software” (as defined by the Free Software Foundation), (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), (c) under any similar licensing or distribution model, or (d) under a license that requires disclosure of source code or requires derivative works based on such software to be made publicly available under the same license.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any entity, any charter or similar document adopted or filed in connection with the creation, formation, or organization of such entity (including the limited liability company agreement, stockholders’ or shareholders’ agreement, right of first refusal and co-sale agreement, voting agreement, or investors’ rights agreement); (c) any amendment, supplement, or other modification to any of the foregoing; and (d) with respect to any entity, any resolutions or consents by any governing body (including equity holders and board of directors or managers) that approve, authorize, ratify, or otherwise have an impact on, such entity’s capital structure (including by authorizing, approving, or granting any class or type of equity or other securities (including equity-derived securities), in such entity to any person) or the composition of such entity’s governing body (including the replacement of directors and the creation of and delegation of powers or duties to Board committees).

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

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“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Share Consideration” means, with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time, a number of SPAC Common Stock equal to the Exchange Ratio.

“Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens or (ii) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means all data and information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked directly or indirectly to an identified individual, household or device (e.g., name, address, telephone number, IP address, email address, financial account number, government-issued identifier) or otherwise is subject to any applicable Privacy/Data Security Laws related to the privacy or security of information associated with an individual, household or device.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, Processing, sharing, security, disclosure, destruction or disposal, or transfer of Personal Information, including, the following Laws and their implementing regulations: the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the General Data Protection Regulation (EU) 2016/679, Children’s Online Privacy Protection Act, California Consumer Privacy Act (the “CCPA”), and state data breach notification Laws.

“Private Placement Investment Amount” means the amount paid by the Private Placement Investors in exchange for the securities to be issued pursuant to the Securities Purchase Agreement.

“Processing” shall mean any operation or set of operations which is performed on Personal Information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, transfer or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Article IX of the SPAC Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration) with a Governmental Authority or domain name registrar, including domain names.

“Related Person” means, with respect to any specified person, any former, current or future (a) affiliate, equity holder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of such specified person or (b) any affiliate, equity holder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of any person described in the preceding clause (a).

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration in the indoor or outdoor environment, including movement through or in the air, soil, surface water, ground water or property.

“Requisite Company Shareholder Approval” means the requisite consent of the Company’s shareholders under the FBCL and the Company’s Organizational Documents of the Company to approve this Agreement and the Transactions (including the Merger), which shall require the affirmative vote of (a) the holders of a majority of the outstanding shares of Company Stock, voting together as a single class on an as-converted basis, (b) the holders of a

Annex A-7

majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis and (c) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class on an as-converted basis.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar Governmental Authority with jurisdiction over the Company from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, as amended.

“Service Provider” means any person that is an employee, officer, director, or consultant of the Company.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode, or source code format) and related documentation and materials.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the SPAC as filed with the SEC on December 9, 2021.

“SPAC Class A Shares” means the shares of Class A common stock of the SPAC, par value $0.0001 per share.

“SPAC Class B Shares” means the shares of Class B common stock of the SPAC, par value $0.0001 per share, held by the SPAC Founder Stockholders.

“SPAC Common Stock” means the shares of the SPAC’s common stock, par value $0.0001 per share.

“SPAC Founder Stockholders” means the Sponsor, A.G.P./Alliance Global Partners, M2B Funding Corporation, Apollo Management Group, Inc., Alpha Capital Ansalt, Range Ventures, LLC, Nicholas Kovacevich, Francis Knuettel II, Thomas Poletti, Raj Mehra, Christopher Twitty, and Gregory Skalicky.

“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of the SPAC or (ii) would prevent, materially delay or materially impede the performance by the SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company); (e) any actions taken or not taken by the SPAC or Merger Sub as required by this Agreement or at the request of, or with the written consent of, the Company; (f) any effect attributable to the announcement, pendency, or consummation of the Merger or any of the other Transactions (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) the accounting treatment of the SPAC Warrants (except in the cases of clauses (a) through (d) and clause (g), to the extent that the SPAC is disproportionately affected thereby as compared with

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other special purpose acquisition blank-check companies or other similarly situated participants in the industry in which SPAC operates). Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, the Amended and Restated Bylaws of the SPAC as filed with the SEC on September 16, 2021, the Trust Agreement and the SPAC Warrant Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Preferred Stock” means the shares of the SPAC’s preferred stock, par value $0.0001 per share.

“SPAC Transaction Expenses” means the aggregate fees, costs and expenses incurred by, or attributable to, the SPAC in connection with the Transactions, including: (a) only to the extent the SPAC is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the SPAC through the Closing Date in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the Transactions contemplated hereby and thereby (including due diligence), in connection with SPAC’s initial public offering (including any deferred underwriting fees) or in connection with SPAC’s pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; (b) any fees, costs and expenses incurred or payable by the SPAC or the Company, in connection with entry into the Securities Purchase Agreement and the consummation of the Transactions contemplated by the Securities Purchase Agreement and in connection with the negotiation, preparation and execution of the Private Placement, including any commitment or other fees or other inducements related thereto; (c) all fees, costs and expenses paid or payable pursuant to the SPAC Tail Policy; (d) all filing fees paid or payable to a Governmental Authority in connection with any filing made under the Antitrust Laws, if required; and (d) all Transfer Taxes.

“SPAC Unit” means one share of Class A SPAC Common Stock and three-fourths of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated December 20, 2021, by and between the SPAC and the Trustee, as amended, modified, or supplemented from time to time.

“SPAC Warrants” means whole warrants to purchase SPAC Class A Shares as contemplated under the Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Share at an exercise price of $11.50.

“Sponsor” means Larkspur Health LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, any federal, state, local or non-United States net income, estimated, alternative minimum, gross income, business, occupation, corporate, capital, profits, branch, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, compensation, utility, social security (or similar), premium, disability, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, unclaimed property, abandoned property, escheat, capital stock, goods and services, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

Annex A-9

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Trading Day” means any day on which shares of SPAC Common Stock are actually traded on the principal securities exchange or securities market on which shares of SPAC Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
A&R Company Articles of Incorporation	§ 2.04(a)
A&R Company Bylaws	§ 2.04(b)
A&R Company Organizational Documents	§ 2.04(b)
Action	§ 4.09
Agreement	Preamble
Alston	§ 11.11
Alternative Transaction	§ 7.01(a)
Alternative Transaction Structure	§ 7.14(a)
Antitrust Laws	§ 7.12(a)
Assumed Warrant	§ 3.01(c)
Audited Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)
cGMP	§ Section 4.25
Claims	§ 6.03
Closing	§ 2.02(c)
Closing Date	§ 2.02(c)
COBRA	§ 4.10(e)
Code	§ 3.02(g)
Companies Act	Recitals
Company	Preamble
Company Board	Recitals
Company Closing Statement	§ 2.02(a)
Company D&O Insurance	§ 7.07(c)
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	§ 4.21
Company Permit	§ 4.06
Company Recommendation	Recitals
Company Source Code	§ 4.13(f)
Confidentiality Agreement	§ 7.05(b)
Contracting Parties	§ 11.10
Conversion	§ 3.01(a)
Data Security Requirements	§ 4.13(h)
D&O Indemnitees	§ 7.07(a)

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Defined Term	Location of Definition
D&O Insurance	§ 7.07(a)
DGCL	Recitals
Effective Time	§ 2.02(a)
Employment Agreements	Recitals
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(d)
FBCA	Recitals
Financial Statements	§ 4.07(b)
GAAP	§ 4.07(a)
GCP	§ Section 4.25
GLP	§ Section 4.25
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(j)
Insurer	§ 4.22(a)
IRS	§ 4.10(b)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ Section 3.02(b)(i)
Lock-Up Agreement	Recitals
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Materials	§ 7.02(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Most Recent Balance Sheet	§ 4.07(b)
Nonparty Affiliates	§ 11.10
Outside Date	§ 9.01(b)
Plans	§ 4.10(a)
PPACA	§ 4.10(j)
Private Placement	Recitals
Private Placement Investors	Recitals
Producer	§ 4.06
Proxy Statement	§ 7.02(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
Required SPAC Proposals	§ 7.02(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Securities Purchase Agreement	Recitals
Securityholder Representative	Preamble
Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Alternative Transaction	§ 7.01(d)

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Defined Term	Location of Definition
SPAC Board	Recitals
SPAC Certificate of Incorporation	§ 2.04(a)
SPAC D&O Indemnitees	§ 7.07(b)
SPAC D&O Insurance	§ 7.07(b)
SPAC Disclosure Schedule	Article V
SPAC Founder Shareholders	Recitals
SPAC Material Contracts	§ 5.18(a)
SPAC Organizational Documents	§ 2.04(b)
SPAC Recommendation	§ 7.04(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Shareholders’ Meeting	§ 7.02(a)
SPAC Tail Policy	§ 7.02(a)
Sponsor	Recitals
Sponsor Group	§ 11.11
Surviving Subsidiary Corporation	Recitals
Terminating Company Breach	§ 9.01(f)
Terminating SPAC Breach	§ 9.01(g)
Transfer Taxes	§ 7.14(b)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12
Unaudited Financial Statements	§ 4.07(b)
Written Consent	§ 7.03(a)
Written Consent Failure	§ 7.03(a)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” or language of similar import when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to July 11, 2022.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

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ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the FBCA, on the Closing Date at the Effective Time:

(a) Merger Sub shall be merged with and into the Company.

(b) The Exchange Agent shall issue the Per Share Consideration to the holders of Company Common Stock pursuant to Section 3.02.

(c) As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (provided that references to the Company for periods after the Effective Time shall include the Surviving Subsidiary Corporation) as a wholly owned Subsidiary of the SPAC.

Section 2.02 Effective Time; Closing.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to the SPAC a statement (the “Company Closing Statement”) setting forth in good faith (i) a capitalization table containing the information set forth in Section 4.03(a) and, with respect to each holder of Company Options, Company Notes or Company Warrants, the information set forth in Section 4.03(c) of the Company Disclosure Schedule, in each case, as of the date the Company Closing Statement is delivered to the SPAC and (ii) the Allocation Statement. From and after delivery of the Company Closing Statement until the Closing, the Company shall (i) use reasonable best efforts to cooperate with and provide the SPAC and its Representatives all information (including the books and records of the Company and its personnel and work papers) requested by the SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with the SPAC’s review of the Company Closing Statement and (ii) consider in good faith any comments to the Company Closing Statement provided by the SPAC, which comments the SPAC shall deliver to the Company no later than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

(b) No later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing (i) a certificate of merger with the Secretary of State of the State of Delaware and (ii) articles of merger with the Department of State of the State of Florida, in each case, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL or the FBCA, as applicable, and mutually agreed by the parties (the date and time of the filing of such certificate of merger and such articles of merger (or such later time as may be agreed by each of the parties hereto and specified in each of the certificate of merger and the articles of merger) being the “Effective Time”).

(c) Immediately prior to such filing of the materials in accordance with Section 2.02(a), the closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables and Release of signatures (email pdf files being acceptable to the parties) for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. Notwithstanding the foregoing, the Closing may occur at such other time, date, and location as the parties may agree in writing (the day on which the Closing takes place, the “Closing Date”).

(d) For the avoidance of doubt, on the Closing Date, the Private Placement shall be consummated prior to the Merger and the Effective Time.

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Subsidiary Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Subsidiary Corporation.

Annex A-13

Section 2.04 Organizational Documents and Directors of Surviving Subsidiary Corporation.

(a) Upon the Closing, the SPAC shall file articles of incorporation in substantially the form attached as Exhibit A hereto (the “A&R Company Articles of Incorporation”) with the Department of State of the State of Delaware, and the A&R Company Articles of Incorporation shall be adopted as the articles of incorporation of the SPAC until thereafter amended as provided by the DGCL and such articles of incorporation (subject to Section 7.07).

(b) Upon the Closing, the bylaws in substantially the form attached as Exhibit B hereto (the “A&R Company Bylaws” and together with the A&R Company Articles of Incorporation, the “A&R Company Organizational Documents”) shall be adopted as the bylaws of the SPAC until thereafter amended as provided by the DGCL and the A&R Company Organizational Documents (subject to Section 7.07).

(c) The parties will take all requisite action such that the initial directors of the Surviving Subsidiary Corporation immediately after the Effective Time shall be the individuals designated by the Company prior to the Closing, each to hold office in accordance with the provisions of the FBCA and the certificate of incorporation and bylaws of the Surviving Subsidiary Corporation and until their respective successors are, duly elected or appointed and qualified.

Section 2.05 Transaction Expenses. Upon the terms and subject to the conditions set forth in this Article II, on the Closing Date, the Surviving Subsidiary Corporation shall pay or cause to be paid by wire transfer of immediately available funds all SPAC Transaction Expenses and all Company Transaction Expenses for which invoices have been delivered in accordance with Section 8.02(k) and Section 8.03(h), respectively.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01 Conversion of Securities.

(a) On the Closing Date and immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time, if any, shall automatically convert into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Articles of Incorporation (the “Conversion”). After the Conversion, all of the shares of Company Preferred Stock outstanding, if any, shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock, if any, shall thereafter cease to have any rights with respect to such securities.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the SPAC, Merger Sub, the Company, or the holders of any securities in any of the foregoing:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the Conversion) shall be canceled and converted into the right to receive the Per Share Consideration, without interest;

(ii) all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Subsidiary Corporation.

(c) Effective as of the Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire a number of shares of SPAC Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(c) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions. Accordingly, effective as of the

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Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of SPAC Common Stock; (b) the number of shares of SPAC Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Warrant immediately prior to the Effective Time multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of SPAC Common Stock; and (c) the per share exercise price for the SPAC Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. The SPAC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of SPAC Common Stock for delivery upon the exercise of such Assumed Warrants.

(d) Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, shall be assumed and converted into an option to purchase a number of shares of SPAC Common Stock (such option, an “Exchanged Option”) equal to (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (such product rounded down to the nearest whole share), at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of SPAC Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of SPAC Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger, the Transactions, or any related transactions.

(e) Each Company Note that is outstanding as of immediately prior to the Effective Time (if any) and by its terms will not convert into Company Common Stock in connection with the Transactions shall be assumed by the SPAC and remain outstanding pursuant to the terms and conditions then in effect.

(f) At or prior to the Effective Time, the parties hereto and their respective Boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Common Stock pursuant to Section 3.01(b), the treatment of the Company Warrants pursuant to Section 3.01(c), the treatment of the Company Options pursuant to Section 3.01(d), the treatment of Company Notes pursuant to Section 3.01(e) or to cause any disposition or acquisition of equity securities of the SPAC pursuant to Section 3.01(b), Section 3.01(c), Section 3.01(d), or Section 3.01(e) or pursuant to the Private Placement, as applicable, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to the SPAC or who will (or is reasonably expected to) become subject to such reporting requirements with respect to the SPAC to be exempt under Rule 16b-3 under the Exchange Act.

Section 3.02 Exchange of Company Common Stock.

(a) Exchange Agent. Prior to the Closing Date, the SPAC shall cause to be transferred or deposited into a balance account (or the applicable equivalent), with an exchange agent designated by the SPAC in consultation with the Company (the “Exchange Agent”), for the benefit of the holders of the Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)), for exchange in accordance with this Article III, the number of shares of SPAC Common Stock sufficient to deliver the aggregate Per Share Consideration payable pursuant to this Agreement (such shares of SPAC Common Stock, together with any dividends or distributions with respect thereto pursuant to Error! Reference source not found., being hereinafter referred to as the “Exchange Fund”). The SPAC shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Error! Reference source not found. hereof, the Exchange Fund shall not be used for any other purpose.

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(b) Exchange Procedures for Company Stock.

(i) As promptly as practicable after the Effective Time, if required by the Exchange Agent, the Securityholder Representative shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock entitled to receive the applicable Per Share Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to the SPAC (the “Letter of Transmittal”). Prior to the Effective Time, the SPAC shall enter into an agreement with the Exchange Agent providing that the holders of Company Common Stock, following their delivery of a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, together with such other documents as may be required pursuant to such instructions, shall be entitled to receive, and the Exchange Agent shall deliver, the applicable Per Share Consideration in accordance with the provisions of Section 3.01.

(ii) The SPAC and the Securityholder Representative shall use their reasonable best efforts to cause the Exchange Agent to issue to the holders of Company Common Stock, all of whom are represented solely by book entry, the applicable Per Share Consideration in accordance with the provisions of Section 3.01, without such holder being required to deliver a certificate evidencing ownership of Company Common Stock to the Exchange Agent.

(c) No Further Rights in Company Common Stock. The Per Share Consideration payable upon conversion of the Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(d) Adjustments to Per Share Consideration. The Per Share Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Common Stock or the Company Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that this Section 3.02(d) shall not be construed to permit the SPAC or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for one year after the Effective Time shall be delivered to the SPAC upon demand, and any holders of Company Stock who have not theretofore complied with this Section 3.02(e) shall thereafter look only to the SPAC for the Per Share Consideration, as the case may be. Any portion of the Exchange Fund remaining unclaimed by holders of the Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the SPAC free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, the SPAC, or the Surviving Subsidiary Corporation shall be liable to any holder of SPAC Common Stock, SPAC Units or Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) for any SPAC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the SPAC, Merger Sub and the Exchange Agent and each of their respective affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are deducted or withheld consistent with this Section 3.02(g) and paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made; provided, however, that prior to any payments required to be made hereunder, any of the SPAC, Merger Sub and the Surviving Subsidiary Corporation and their respective affiliates and agents or their designees shall, to the extent practicable, (i) notify the Securityholder Representative of anticipated withholding from the amounts payable hereunder, (ii) consult with the Securityholder Representative in good faith to determine whether such deduction and withholding is required under applicable Law, and (iii) cooperate with the Securityholder Representative in good

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faith to minimize the amount of any applicable withholding in each case. The parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms, or other documents to reduce or eliminate any such deduction or withholding).

(h) Fractional Shares. No certificates or scrip or shares representing fractional shares of SPAC Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the SPAC or a holder of shares of SPAC Common Stock. In lieu of any fractional share of SPAC Common Stock to which any holder of Company Common Stock would otherwise be entitled in connection with the payment of the Per Share Consideration, the Exchange Agent shall round up or down to the nearest whole share of SPAC Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law.

Section 3.04 Appraisal and Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the FBCA and/or any other applicable Laws, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 607.1321 and Section 607.1323 of the FBCA and/or any other applicable Laws, and otherwise complied with all of the provisions of the FBCA and/or any other applicable Laws relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such shareholders shall have no right to receive, the applicable Per Share Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the FBCA and/or any other applicable Laws. Any shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 607.1321 or Section 607.1323 of the FBCA and/or any other applicable Laws, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Consideration, without any interest thereon.

(b) Prior to the Closing Date, the Securityholder Representative shall give the SPAC (i) prompt notice of any demands for appraisal received by the Company or the Securityholder Representative and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the FBCA and/or any other applicable Laws. The Company shall not, except with the prior written consent of the SPAC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that each section of the Company Disclosure Schedule qualifies the correspondingly numbered representation or warranty specified therein and any other representation or warranty where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the SPAC and Merger Sub as follows:

Section 4.01 Organization and Qualification; No Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction

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where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity or person.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to the SPAC a complete and correct copy of Organizational Documents, each as amended to date, of the Company. Such Organizational Documents are in full force and effect. The Company is not in violation of any of the provisions of any of its Organizational Documents.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of July 11, 2022, (i) 24,498,588 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Preferred Stock are issued and outstanding except for 133,541 shares of Series A Preferred Stock, (iii) 50,501,412 shares of Company Common Stock are held in the treasury of the Company, (iv) 10,085,000 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Equity Incentive Plan, (v) 2,754,353 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants, and 3,747,239 shares of Company Common Stock are reserved for future issuance pursuant to the Company Notes. Attached to Section 4.03(a) of the Company Disclosure Schedule is a true, complete and accurate capitalization table of the Company setting forth each holder of Company Common Stock, Company Warrants, Company Notes, Company Preferred Stock, and Company Options outstanding as of July 11, 2022.

(b) Other than as set forth in Section 4.03(c) of the Company Disclosure Schedule, (i) the Company Options, (ii) the Company Preferred Stock, (iii) the rights provided in the Stockholders Agreement, (iv) outstanding Company Warrants to purchase an aggregate of 2,754,353 shares of Company Common Stock, and (v) outstanding Company Notes convertible into an aggregate of 3,747,239 shares of Company Common Stock, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company. The Company is not a party to, or otherwise bound by, or has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party, or to the Company’s knowledge, among any holder of Company Stock, or any other equity interests or other securities of the Company to which the Company is not a party, with respect to the voting of the Company Stock or any of the equity interests or other securities of the Company.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Option, each Company Note, and each Company Warrant outstanding as of July 11, 2022, as applicable: (i) the name of the Company Option recipient or the name of the holder of the Company Warrant or the name of the holder of the Company Note; (ii) the number of shares of Company Common Stock subject to such Company Option, Company Note or Company Warrant; (iii) the exercise or purchase price of such Company Option or Company Warrant; (iv) the date on which such Company Option, Company Note or Company Warrant was granted; (v) the vesting schedule applicable to such Company Option; (vi) the date on which such Company Option or Company Warrant expires; and (v) the date when or circumstances under which the Company Notes shall become convertible into Company Common Stock or otherwise due and payable. The Company has made available to the SPAC accurate and complete copies of the Company Equity Incentive Plan or other applicable document (including Company Board resolutions) pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options. No Company Option was granted with an exercise price per share less than the fair market value of the underlying

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Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the proposed Transactions herein and (ii) all outstanding Company Stock, all outstanding Company Options, all outstanding Company Notes, and all outstanding Company Warrants have been issued and granted in material compliance in all respects with (A) all applicable securities Laws and other applicable Laws, including, with respect to Company Options, Section 409A of the Code, and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Organizational Documents of the Company.

(f) Immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into Company Common Stock at the then effective conversion rate as calculated pursuant to the Company Articles of Incorporation. Section 4.03(f) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to the applicable Organizational Document of the Company. After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock (other than the right to receive the shares of Company Common Stock issuable pursuant to the Conversion with respect thereto). Subject to and upon receipt of the Requisite Company Shareholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the SPAC and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that any restrictions on control-share acquisitions set forth in Section 607.0902 the FBCA shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the Transactions. No other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and, subject to receipt of the filing and recordation of appropriate merger documents as required by the FBCA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other filings, waivers, approvals, consents, authorizations and notices required in connection with the Merger or the Transactions, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate any of the Organizational Documents of the Company, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the

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Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which Company or any of its properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the FBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, approvals, registrations, listings and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business, in each case, except for any franchise, grant, authorization, license, permit, easement, variance, exception, consent, certificate, approval or order the lack of which would not reasonably be expected to be material to the Company (each, a “Company Permit”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company is not in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected (including all applicable requirements regarding the marketing and advertising of insurance Products, all applicable prohibitions on the use of unfair methods of competition and deceptive acts or practices, and all applicable requirements regulating the underwriting, rating, non-renewal, cancellation or replacement of insurance policies), (b) any Company Permit or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which Company or any of its properties or assets are bound or affected, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company.

Section 4.07 Financial Statements.

(a) Attached as Section 4.07(a) of the Company Disclosure Schedule are true and complete copies of the audited balance sheet of the Company as of the years ended December 31, 2020, and December 31, 2021 and the related audited consolidated statements of operations, cash flows and shareholders’ equity of the Company for the years then ended (collectively, the “Audited Financial Statements”). The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly and accurately present, in all material respects, the financial position, results of operations and cash flows of the Company as of the date thereof and for the periods indicated therein, except as otherwise noted therein.

(b) Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited balance sheet of the Company as of March 31, 2022 (the “Most Recent Balance Sheet”), and the related unaudited statements of operations, cash flows and shareholders’ equity of the Company for the three-month period then ended (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Unaudited Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly and accurately present, in all material respects, the financial position, results of operations and cash flows of the Company as of the date thereof and for the periods indicated therein, except (x) as otherwise noted therein and (y) for the absence of footnotes and disclosures required by GAAP and the absence of year-end adjustments required by GAAP (none of which will be material, individually or in the aggregate).

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(c) Except as and to the extent set forth on the Financial Statements, the Company has no liability or obligation required to be set forth on a balance sheet of the Company that is prepared in accordance with GAAP except for: (i) liabilities that were incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party, (iii) liabilities for Company Transaction Expenses, or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Since January 1, 2018, (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company has provided or is providing information to any Governmental Agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

Section 4.08 Business Activities; Absence of Certain Changes or Events. Since the date of the Most Recent Balance Sheet or on or otherwise prior to the date of this Agreement, except as otherwise reflected in the Financial Statements or as expressly contemplated by this Agreement, (i) the Company has conducted its business in all material respects in the ordinary course consistent with past practice, other than due to any actions taken due to COVID-19 Measures, (ii) the Company has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including material Company-Owned IP) other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business consistent with past practice, (iii) there has not been a Company Material Adverse Effect, and (iv) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b).

Section 4.09 Absence of Litigation. There is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by any Governmental Authority or other person (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, in each case, that would reasonably be expected to involve an amount in controversy (not counting insurance deductibles) in excess of $100,000 individually, and neither the Company nor any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company for the benefit of any current or former Service Provider or under which the Company has or would reasonably expect to incur any material liability (contingent or otherwise) (whether or not disclosed in Section 4.10(a) of the Company Disclosure Schedule, collectively, the “Plans”); provided that Section 4.10(a) of the Company Disclosure Schedule shall not include (i) any employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the form(s) made available to the SPAC, and (ii) any at-will contract or agreement that permit(s) termination of employment or service: (x) by the Company with no more than thirty (30) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company.

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(b) With respect to each Plan subject to the laws of the United States, the Company has made available to the SPAC, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. As of the date hereof, the Company does not have any express commitment to modify, change or terminate a Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is, nor does the Company nor any ERISA Affiliate have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) The Company is not nor will be obligated, whether under any Plan or otherwise, to provide any Service Provider with separation pay, severance, termination or similar benefits to any person as a result of the consummation of any Transaction contemplated by this Agreement, nor will the consummation of any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Service Provider. The consummation of the Transactions contemplated hereby could not reasonably be expected to be the direct or indirect cause of any amount paid or payable by the Company to any Service Provider being characterized as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company have any obligation to provide, retiree medical to any current or former Service Provider after termination of employment or service, except as (i) may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law (“COBRA”), (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) with respect to reimbursement of COBRA premiums.

(f) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) each Plan is and has been within the past six (6) years in compliance in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) the Company and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan, and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxes under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) To the knowledge of the Company, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable event (within the meaning of Section 4043 of ERISA) with respect to any Plan that, in any case, would reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, there have been no acts or omissions by the Company or any ERISA Affiliate thereof that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any such ERISA Affiliate may be liable.

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(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the financial statements of the Company, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

(j) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been during the past three years in compliance with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such liability for penalties or excise Taxes under Code Sections 4980D or 4980H or any other provision of the PPACA.

(k) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in material compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(l) The Company and its ERISA Affiliates have timely made all contributions and satisfied all obligations with respect to any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority covering current or former Service Providers, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.11 Labor and Employment Matters.

(a) The Company has made available to the SPAC a true, correct and complete list of all employees of the Company as of the date hereof and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position and location of employment; (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (iv) whether classified as exempt or non-exempt under the Fair Labor Standards Act and analogous Laws; and (v) commission, bonus or other incentive-based compensation eligibility for the current calendar year. The Company has also made available to the SPAC a true, correct and complete list of all workers classified by the Company as independent contractors who have provided services related to the operation of the Company’s business in the last twelve (12) months, and sets forth for each such worker the following: (A) name; (B) start date; (C) end date (if applicable); (D) services provided; and (E) fee arrangements.

(b) No employee or other Service Provider of the Company is, and since January 1, 2018 has not been, represented by a labor union, works council, trade union, or similar representative of employees with respect to their employment with the Company, and the Company is not a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2018 there have not been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or other Service Providers or the Company and there have been no union certification or representation petitions or demands with respect to the Company or any of its employees or other Service Providers and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company or any of its employees or other Service Providers.

(c) There are no, and since January 1, 2018 there have not been, material Actions pending or, to the knowledge of the Company, threatened against the Company by or on behalf of any of their respective current or former employees or other Service Providers.

(d) Except as would not reasonably be expected to constitute a Company Material Adverse Effect, the Company is and has been since January 1, 2018 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements. Each employee

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of the Company and any other individual who has provided services with respect to the Company has been paid (and as of the Closing will have been paid) all material wages, bonuses, compensation and other sums owed and due to such individual as of such date. To the extent that any independent contractors are used or engaged by the Company, the Company has, to its knowledge, properly classified and treated such independent contractors in accordance with applicable Laws. To the knowledge of the Company, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly so classified.

Section 4.12 Real Property; Title to Assets.

(a) The Company does not own any real property nor is a party to or bound by or subject to any agreement, contract, commitment, or any option to purchase any real or immovable property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property in respect of which the Company is required to make payments in excess of $5,000 per month, and sets forth a list, as of the date of this Agreement, of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses any real property and pursuant to which the Company is required to make payments in excess of $5,000 per month (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct, and complete copies of all Lease Documents have been made available to the SPAC. There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company the right to use or occupy any Leased Real Property, and except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, all such Leases are in full force and effect, are valid, legal, binding and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party to such Leases.

(c) Other than due to any actions taken due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property for the purposes for which it is currently being used, except as would not, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) agreements for unmodified, commercially available, “off-the-shelf” Software, (B) commercially available service agreements to Business Systems, (C) agreements with employees or contractors of the Company that contain customary licenses related to use “background IP” or “pre-existing IP” incorporated by such employees or contractors into work product developed for the Company, (D) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (E) feedback and similar licenses that are not material to the business); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the operation of the business of the Company as currently conducted or as contemplated to be conducted as of the date hereof. The Company IP is sufficient in all material respects for the operation of the business of the Company as currently conducted.

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(b) The Company solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement). To the knowledge of the Company, all Registered Intellectual Property constituting Company-Owned IP is subsisting, valid and enforceable.

(c) The Company has taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company. To the knowledge of the Company, the Company has not disclosed any trade secrets or other material Confidential Information that relates to the Products or is otherwise material to the business of the Company to any other person other than (i) pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or (ii) intentionally in the ordinary course of business, through marketing materials made available by the Company, which such marketing materials do not contain trade secrets of the Company or any other sensitive or proprietary information of the Company.

(d) Since January 1, 2018, there have been no claims filed and served, against the Company in any forum, by any person (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP (other than office actions received from the US Patent and Trademark Office and its foreign counterparts in the course of registering any Company-Owned IP), or (ii) alleging any infringement, misappropriation of, or other violation by the Company of, any Intellectual Property rights of other persons (including any unsolicited written demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company (including the Products) has not and does not infringe, misappropriate or violate such Intellectual Property of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; (iv) the Company has not sent any notice to or asserted or threatened in writing any action or claim against any person involving or relating to any Company-Owned IP, other than any such actions, claims or matters that have been resolved; (v) the Company is not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, Release, or other contract related to the Company’s rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell, or otherwise exploit the Company IP; and (vi) since January 1, 2018, the Company has not received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) Except as would not be material to the Company, all persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written agreements with the Company substantially in the form(s) made available to Merger Sub or the SPAC and pursuant to which such persons presently assigned to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) The Company does not use and have not used any Open Source Software in a manner that would obligate the Company to license or provide the source code to any of the Software constituting Company-Owned IP (“Company Source Code”) for any purpose, or to make available for redistribution to any person the source code to any of the Software constituting Company-Owned IP at no or minimum charge.

(g) The Company maintains commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures designed to (i) provide continuous monitoring and alerting of any problems or issues with the Business Systems owned by the Company, and (ii) monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems owned by the Company. There has not been any material failure with respect to any of the Business Systems that has materially disrupted the business of the Company or has caused a widespread outage of the Products for any period of time.

(h) Since January 1, 2018, the Company has complied with: (i) all Privacy/Data Security Laws applicable to the Company, (ii) any applicable external privacy policies of the Company concerning the collection, dissemination, storage, Processing or use of Personal Information, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company, (iii) all contractual commitments that

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the Company has entered into with respect to privacy and/or data security, (iv) PCI DSS; and (v) all advertising and marketing materials regarding information privacy, protection or security or Processing of Personal Information by the Company (collectively, the “Data Security Requirements”). None of the disclosures or statements made by the Company regarding the collection, use, Processing, storage, transfer or security of Personal Information has been inaccurate, misleading, or deceptive. The Company does not sell Personal Information (as contemplated by the CCPA). The Company’s employees receive reasonable training on information security issues to the extent required by Privacy/Data Security Laws. The Company has commercially reasonable administrative, technical, and physical safeguards to protect the confidentiality, privacy, and security of Personal Information. To the Company’s knowledge, there are no Disabling Devices in any of the Business Systems or Product components. Since January 1, 2018 to the date hereof, the Company has not (x) experienced any material data security breaches, material unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption or alteration of any Business Data or Personal Information or (y) received written notice of any Action by any Governmental Authority, or received any written claims or complaints from any Person regarding the collection, dissemination, storage, use, or other Processing of Personal Information, or the violation of any applicable Data Security Requirements. The Company has not provided or, to the Company’s knowledge, been legally required to provide any notice to data owners in connection with any unauthorized access, use or disclosure or other Processing of Personal Information.

(i) The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, and (ii) with respect to Business Data that does not constitute Company-Owned IP, has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the SPAC or the Surviving Subsidiary Corporation, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date.

(j) The Company is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company-Owned IP.

(k) None of the Company or any other party acting on behalf of the Company has disclosed or delivered to any third party, or permitted the disclosure or delivery by any escrow agent or other party of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company or any other party acting on behalf of Company to any third party of any Company Source Code. Neither the execution of the Transaction Documents nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the Release of any Company Source Code from escrow.

Section 4.14 Taxes.

(a) The Company: (i) has duly filed (taking into account any extension of time within which to file) all material Tax Returns it is required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is otherwise obligated to pay, regardless of whether shown on a Tax Return, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the Financial Statements, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, has not waived any statute of limitations with respect to the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) does not have any deficiency, assessment, examination, or other Action in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

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(b) The Company is not a party to or bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or Losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale, open transaction or other disposition or transaction made on or prior to the Closing; (iv) “intercompany transaction” or any “excess loss account” within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively (or any corresponding or similar provision of state, local or non-U.S. Tax Law) occurring or arising with respect to any transaction on or prior to the Closing; (v) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business; (vi) use of an improper method of accounting for a Tax period on or prior to the Closing Date; or (vii) the application of Section 965 of the Code (including as a result of any election under Section 965(h) of the Code).

(d) The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent or of which the Company is the only member).

(f) The Company has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g) The Company has (i) no request for a material ruling in respect of Taxes pending between the Company, on the one hand, and any Tax authority, on the other hand or (ii) not entered into any closing agreements as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) The Company has not been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions contemplated by this Agreement.

(i) The Company has not engaged in or entered into a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted or, to the knowledge of the Company, has threatened to assert against the Company any deficiency or claim for material Taxes.

(k) There are no Tax Liens upon any assets of the Company except for Permitted Liens.

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(l) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) The Company (i) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code and (ii) has not received notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) The Company has not received notice of any claim from a Tax authority in a jurisdiction in which the Company does not file Tax Returns stating that the Company is or may be subject to material Taxes in such jurisdiction.

(o) The Company is classified as a C corporation for U.S. federal income Tax purposes.

(p) The Company is a Tax resident only in its jurisdiction of formation.

(q) As of the date hereof, to the knowledge of the Company, there are no current facts or circumstances that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Company has not taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Environmental Matters. (a) The Company has not violated since January 1, 2017, nor is in violation of, applicable Environmental Law, including all material registration, recordkeeping, and other obligations required to generate, hold, trade, and sell Environmental Attributes; (b) to the Company’s knowledge, none of the properties currently or formerly owned, leased or operated by the Company (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company pursuant to Environmental Laws; (c) the Company’s knowledge, the Company is not actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all material permits, licenses and other authorizations required of the Company and under applicable Environmental Law (“Environmental Permits”); (e) the Company and its Products are in compliance with Environmental Laws and Environmental Permits; and (f) the Company is not the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, except in each case of the foregoing as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company has provided the SPAC all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) in effect as of the date of this Agreement to which the Company is a party or bound (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed in Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements with consideration paid or payable to the Company of more than $100,000, in the aggregate, over any 12-month period;

(ii) all contracts and agreements with Suppliers to the Company, including those relating to the design, development, manufacture or sale of Products of the Company, for expenditures paid or payable by the Company of more than $100,000, in the aggregate, over any 12-month period;

(iii) all management contracts (excluding contracts for employment) and contracts with other consultants, in each case, with compensation paid or payable by the Company of more than $100,000, in the aggregate, over any 12-month period;

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(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party that provide for payments by the Company or to the Company in excess of $100,000, in the aggregate, over any 12-month period;

(v) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;

(vi) all contracts and agreements evidencing indebtedness for borrowed money and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a security interest in or Lien on any of the property or assets of the Company, and all agreements or instruments guarantying the debts or other obligations of any person, in each case, in an amount greater than $100,000;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company is a party that involve payments by the Company in excess of $100,000, in the aggregate, over any 12-month period;

(ix) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company or its business;

(xi) all contracts and agreements relating to the purchase of engineering or design services that involve more than $100,000, other than those contracts and agreements under which no further services are due;

(xii) all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xiii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xiv) all contracts which involve the license or grant of rights by the Company to a third party of material Company-Owned IP other than (A) agreements with contractors of the Company to use Company-Owned IP to the extent necessary for such contractor’s performance of services for the Company, (B) non-exclusive licenses granted to Company’s customers in the ordinary course of business, (C) non-disclosure agreements entered into in the ordinary course of business or (D) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including contracts that include an incidental license to use the trademarks of the Company for marketing or advertising purposes;

(xv) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier, or other person on a preferred Supplier or “most favored Supplier” basis;

(xvi) all agreements for the development of material Company-Owned IP that is embodied in or distributed with a Product or otherwise material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and consulting agreements entered into on the Company’s standard forms of such agreements made available to the SPAC);

(xvii) all contracts and agreements that relate to the direct or indirect acquisition or the disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise) in each case, involving payments of $100,000 or more, other than contracts and agreements in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

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(xviii) all contracts and agreements relating to a Company Interested Party Transaction; and

(xix) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $100,000 or impose continuing obligations on the Company, including injunctive or other non-monetary relief.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and the Company is not in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) during the last twelve (12) months, the Company has not received any notice or claim of any such breach, violation or default under any such Material Contract, except in each case of the foregoing as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company has made available to the SPAC true and complete copies of all Material Contracts, including any amendments, modifications, and supplements thereto that are material in nature.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer and the principal insured, (ii) the policy number and the policy type, (iii) the period and limits of coverage and (iv) the premium most recently charged.

(b) Except as would not be material to the Company, with respect to each material insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, nor has there been any failure to give notice of or present any claim under such policies in a due and timely fashion; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) all deductible or self-insured retention amounts, as applicable, are commercially reasonable; (v) the Company has not received any disclaimer of coverage other than reservation rights notices received in the ordinary course of business; (vi) no carrier has provided written notice of any material claim, notice of circumstance, refusal of any coverage, limitation in coverage or rejection of any material claim, insurance carrier litigation or dispute pending in connection with such policy; and (vii) there is no written threatened termination or invalidation of such policy.

(c) The Company maintains, and has maintained, insurance policies and coverage in such amounts and against such risk (i) as is reasonable and customary, (ii) as is sufficient for compliance with all contracts to which the Company is a party or by which it is bound, (iii) as is sufficient for compliance with all applicable Laws, and (iv) as is sufficient to cover the expected liabilities of the Company.

Section 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (i) determined that this Agreement and the Transactions (including the Merger) are fair to, and in the best interests of, the Company and its shareholders, (ii) approved and adopted this Agreement and the Transactions (including the Merger) and declared their advisability, and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s shareholders. The Requisite Company Shareholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Shareholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

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Section 4.19 Certain Business Practices.

(a) Since January 1, 2017, none of the Company or any of its directors or officers, or to the Company’s knowledge, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) Since January 1, 2017, none of the Company or any of its directors or officers, or to the Company’s knowledge, employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and since January 1, 2017, there have not been, any internal or external Actions pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, or any of its officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.20 Warranties. The Company has not made any warranties or guarantees with respect to the quality of or absence of defects in its services or the Products used in its services that are in force as of the date hereof, other than warranties provided by the Company consistent with standard industry terms in all material respects. There are no claims pending, or to the Company’s knowledge, anticipated or threatened against the Company with respect to the quality of or absence of defects in its services or the Products used in its services. Section 4.20 of the Company Disclosure Schedule sets forth a true, correct and complete summary of all warranty and indemnification claims and all credits and allowances for defective Products and services given to customers since January 1, 2018.

Section 4.21 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business consistent with past practice, no director, officer or other affiliate of the Company has or has had, directly or indirectly (i) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule or (ii) any contractual or other arrangement with the Company, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”). The Company has not, since January 1, 2018, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company and any family member of any director, officer or other affiliate of the Company.

Section 4.22 Undisclosed Liabilities.

(a) The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Most Recent Balance Sheet as of the date thereof, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet and which are not, individually or in the aggregate, material in amount.

Section 4.23 Exchange Act. The Company is not currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.24 Brokers. Except for Noble Capital Markets and Benchmark Capital, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided the SPAC with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Noble Capital Markets and Benchmark Capital, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future and no fee or commission is or will be due or payable in connection with the Transactions or otherwise.

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Section 4.25 FDA. The Company and at all times since January 1, 2018 has been, in compliance, as applicable, with the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the regulations promulgated thereunder, and all other applicable laws and regulations of the relevant Government Authority in the countries in which the Company develops, distributes, or markets its Products, including but not limited to (i) the requirement for and the terms of all necessary Permits, including, without limitation, approvals, clearances, exemptions, and licenses, (ii) current Good Manufacturing Practices (“cGMP”), (iii) establishment registration and product listing, (iv) labeling, promotion, and advertising, (v) Good Clinical Practices (“GCP”) and Good Laboratory Practices (“GLP”), (vi) payment of all application, product, and establishment fees, and (vii) recordkeeping and reporting requirements other than those applicable to cGMP, GCP, and GLP. The Company, as applicable, conducts clinical trials in accordance with the principles set forth in the International Conference on Harmonisation (ICH) Guideline for Good Clinical Practice (E6) and FDA GCP requirements, including Institutional Research Board-approved study protocols, valid informed consent, monitoring and auditing plans, adverse event reporting, proper documentation, and valid data collection and reporting procedures.

Section 4.26 Debarment, Disqualification, Exclusion. No officer, employee or agent of the Company has been, or has been threatened to be: (a) debarred under FDA proceedings under 21 U.S.C. § 335a; (b) disqualified under FDA investigator disqualification proceedings; (c) subject to FDA’s Application Integrity Policy; or (d) subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001.

Section 4.27 Paycheck Protection Program. Any funds received by the Company under the Paycheck Protection Program pursuant to the Coronavirus Aid, Relief, and Economic Security Act in response to the COVID-19 pandemic have been paid or forgiven in full.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in the SPAC SEC Reports or the SPAC’s disclosure schedule delivered by the SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (provided that each section of the SPAC Disclosure Schedule qualifies the correspondingly numbered representation or warranty specified therein and any such other representations, warranties or covenants where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation, warranty or covenant is reasonably apparent on the face of such disclosure and to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) and assuming the truth and correctness of the representations and warranties of the Company set forth in Article IV, the SPAC hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Except to the extent expressly contemplated by the Transactions, each of the SPAC and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except to the extent expressly contemplated by the Transactions, each of the SPAC and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Merger Sub is the only Subsidiary of the SPAC. Except for Merger Sub, the SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Organizational Documents. As of the date hereof, each of SPAC and Merger Sub has furnished to the Company complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents. Except to the extent expressly contemplated by the Transactions, the SPAC

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Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither the SPAC nor Merger Sub is in violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the SPAC consists of (i) 220,000,000 SPAC Common Stock and (ii) 1,000,000 SPAC Preferred Stock. As of the date of this Agreement (iii) 9,692,600 shares of SPAC Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iv) no shares of SPAC Common Stock are held in the treasury of the SPAC, (v) 5,863,200 SPAC Warrants are issued and outstanding, and (vi) 5,863,200 shares of SPAC Common Stock are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding SPAC Units, SPAC Common Stock and SPAC Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(d) Except for the Securities Purchase Agreement, this Agreement and the SPAC Warrants, the SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, the SPAC. All shares of SPAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither the SPAC nor Merger Sub is a party to, or otherwise bound by, or has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, the SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of shares of SPAC Common Stock or any of the equity interests or other securities of the SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of the SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. There are no outstanding contractual obligations of the SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of the SPAC and Merger Sub have all necessary corporate or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of the SPAC and Merger Sub and the consummation by each of the SPAC and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the SPAC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the approval of the holders of a majority of the then-outstanding SPAC Common Stock who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting). This Agreement has been duly and validly executed and delivered by the SPAC and Merger Sub and constitutes a legal, valid and binding obligation of the SPAC or Merger Sub, enforceable against the SPAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on Business Combinations set forth in the SPAC Organizational Documents shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

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Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the SPAC and Merger Sub do not, and the performance of this Agreement by each of the SPAC and Merger Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of the SPAC or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of the SPAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of the SPAC or Merger Sub is a party or by which each of the SPAC or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the SPAC and Merger Sub do not, and the performance of this Agreement by each of the SPAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the FBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither the SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to the SPAC or Merger Sub or by which any property or asset of the SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the SPAC or Merger Sub is a party or by which the SPAC or Merger Sub or any property or asset of the SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect. Each of the SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley Act.

(a) The SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since May 13, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). The SPAC has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by the SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by the SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in

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all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of the SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). The SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c) Except as and to the extent set forth in the SPAC SEC Reports, neither the SPAC nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of SPAC’s and Merger Sub’s business.

(d) The SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e) There are no outstanding loans or other extensions of credit made by the SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the SPAC, and the SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither the SPAC (including, to the knowledge of the SPAC, any employee thereof) nor the SPAC’s independent auditors has identified or been made aware of (i) any fraud that involves the SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the SPAC or (ii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(g) As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of the SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(h) Notwithstanding anything to the contrary in this Section 5.07, no representation or warranty is made in this Agreement as to the accounting treatment of (i) the SPAC Warrants or (ii) the SPAC Common Stock.

Section 5.08 Business Activities; Absence of Certain Changes or Events.

(a) Since its incorporation, the SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon the SPAC or to which the SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the SPAC or any acquisition of property by the SPAC or the conduct of business by the SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Except for this Agreement and the Transactions, the SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, the SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in the Merger Sub Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon the Merger Sub or to which the Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property or assets by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(d) Merger Sub does not own or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

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(e) Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(f) Since August 30, 2021 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) the SPAC has conducted its business in all material respects in the ordinary course, other than due to any actions taken due to any COVID-19 Measures, (ii) the SPAC has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been a SPAC Material Adverse Effect, and (iv) the SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09 Absence of Litigation. (a) As of the date of this Agreement, there is no Action pending or, to the knowledge of the SPAC, threatened against the SPAC, or any property or asset of the SPAC, before any Governmental Authority, and (b) as of the Closing, there is no Action pending or, to the knowledge of the SPAC, threatened against the SPAC, or any property or asset of the SPAC, before any Governmental Authority that would reasonably be expected to have a SPAC Material Adverse Effect. Neither the SPAC nor any material property or asset of the SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the SPAC, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The SPAC Board has duly (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the SPAC, (ii) approved and adopted this Agreement and the Transactions (including the Merger and the Private Placement) and declared their advisability, (iii) recommended that the shareholders of the SPAC approve and adopt this Agreement and approve the Transactions (including the Merger and the Private Placement), and directed that this Agreement and the Transactions (including the Merger and the Private Placement), be submitted for consideration by the shareholders of the SPAC at the SPAC Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of share capital of the SPAC necessary to approve the Merger and, as applicable, the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares SPAC Common Stock who, being eligible to do so, vote in person or by proxy at the SPAC Shareholders’ Meeting.

(c) The Merger Sub Board has duly (i) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions (including the Merger) and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only votes of the holders of any class or series of capital stock or membership interests of Merger Sub that are necessary to approve this Agreement, the Merger and the other Transactions are the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11 Brokers. Except for A.G.P./Alliance Global Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the SPAC or Merger Sub. The SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with A.G.P./Alliance Global Partners, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 5.12 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $75,750,000 in the trust fund established by the SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $3,375,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at Continental Stock Transfer & Trust Company (the “Trust Account”). The monies of such Trust Account are invested in United States Government

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securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 20, 2021, between the SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. The SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between the SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of the SPAC who shall have elected to redeem their SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To the SPAC’s knowledge, as of the date of this Agreement, following the Effective Time, no shareholder of the SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of the SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, the SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, Release to the SPAC as promptly as practicable, the funds in the Trust Fund in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of the SPAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of the SPAC who shall have exercised their Redemption Rights, (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to the SPAC in connection with its efforts to effect the Merger. As of the date hereof, the SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC at the Effective Time.

Section 5.13 Employees. The SPAC and Merger Sub each have no (and have not at any point had any) employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by the SPAC’s officers and directors in connection with activities on the SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by the SPAC outside of the Trust Account, the SPAC has no unsatisfied material liability with respect to any officer or director. The SPAC and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee of or independent contractor to the SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by the SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such person or (ii) result in forgiveness of indebtedness with respect to any employee of the SPAC. The consummation of the Transactions contemplated hereby could not reasonably be expected to be the direct or indirect cause of any amount paid or payable by SPAC or Merger Sub to any employee, officer, director, or individual consultant or advisor of SPAC and/or Merger Sub being characterized as an “excess parachute payment” under Section 280G of the Code.

Section 5.14 Taxes.

(a) The SPAC and Merger Sub: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, regardless of whether shown on a Tax Return, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the financial statements contained in the SPAC SEC Reports, and no material penalties or charges are due with respect to

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the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, examination, or other Action in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b) Neither the SPAC nor Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or Losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) Neither the SPAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) “intercompany transaction” or any “excess loss account” within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively (or any corresponding or similar provision of state, local or non-U.S. Tax Law) occurring or arising with respect to any transaction on or prior to the Closing; (v) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business; (vi) use of an improper method of accounting for a Tax period on or prior to the Closing Date; or (vii) the application of Section 965 of the Code (including as the result of any election under Section 965(h) of the Code).

(d) Each of the SPAC and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) Neither the SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the SPAC is the common parent).

(f) Neither the SPAC nor Merger Sub has any material liability for the Taxes of any person (other than the SPAC or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g) Neither the SPAC nor Merger Sub has (i) any request for a material ruling in respect of Taxes pending between the SPAC or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) Neither the SPAC nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions contemplated by this Agreement.

(i) Neither the SPAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b) or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

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(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the SPAC, has threatened to assert against the SPAC or Merger Sub any deficiency or claim for material Taxes.

(k) There are no Tax Liens upon any assets of the SPAC or Merger Sub except for Permitted Liens.

(l) Neither the SPAC nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Neither the SPAC nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of any applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the SPAC nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which the SPAC or Merger Sub does not file Tax Returns stating that the SPAC or Merger Sub (as applicable) is or may be subject to material Taxes in such jurisdiction.

(o) Each of the SPAC and the Merger Sub is classified as a C corporation for U.S. federal income Tax purposes.

(p) The SPAC has no Subsidiaries (and has not had any Subsidiary) other than Merger Sub.

(q) Each of the SPAC and Merger Sub is a Tax resident only in its jurisdiction of formation.

(r) As of the date hereof, to the knowledge of the SPAC, there are no current facts or circumstances that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither SPAC, nor Merger Sub has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.15 Registration and Listing. As of the date hereof, the issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “LSPRU”; the issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “LSPR”; and the issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “LSPRW.” The SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market. As of the date hereof, there is no Action pending or, to the knowledge of the SPAC, threatened in writing against the SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Shares or the SPAC Warrants or terminate the listing of the SPAC on the Nasdaq Capital Market. As of the date hereof, none of the SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Shares or the SPAC Warrants under the Exchange Act.

Section 5.16 Insurance. Except for directors’ and officers’ liability insurance, the SPAC does not maintain any insurance policies.

Section 5.17 Intellectual Property. Neither the SPAC nor Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. To the knowledge of the SPAC, neither the SPAC nor Merger Sub infringes, misappropriates or violates any Intellectual Property of any other person.

Section 5.18 Agreements; Contracts and Commitments.

(a) Section 5.18(a) of the SPAC Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which the SPAC or Merger Sub is party, including contracts by and among the SPAC or Merger Sub, on the one hand, and any director, officer, stockholder or affiliate of such parties (the “SPAC Material Contracts”), on the other hand, other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.

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(b) Neither the SPAC nor, to the knowledge of the SPAC, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any SPAC Material Contract.

Section 5.19 Title to Property. Neither the SPAC nor Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which the SPAC or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

Section 5.20 Investment Company Act. Neither the SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.21 Private Placement.

(a) As of the date hereof, (i) the SPAC has delivered to the Company a true, correct and complete copy of the Securities Purchase Agreement entered into by the SPAC with the applicable Private Placement Investors named therein, pursuant to which the Private Placement Investors have committed to provide the Private Placement Investment Amount; (ii) to the knowledge of the SPAC, with respect to each Private Placement Investor, the Securities Purchase Agreement with such Private Placement Investors is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect (it being understood that a change of or to one or more entities or individuals with respect to a Private Placement Investor shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by the SPAC; (iii) the Securities Purchase Agreement is a legal, valid and binding obligation of the SPAC and, to the knowledge of the SPAC, each Private Placement Investor, and neither the execution or delivery by the SPAC thereto nor the performance of the SPAC’s obligations under any such Securities Purchase Agreement violates any Laws; (iv) there are no other agreements, side letters, or arrangements between the SPAC and any Private Placement Investor relating to the Securities Purchase Agreement that would affect the obligation of such Private Placement Investor to contribute to the SPAC the applicable portion of the Private Placement Investment Amount set forth in the Securities Purchase Agreement to which such Private Placement Investor is a party, and the SPAC does not know of any facts or circumstances that would result in any of the conditions set forth in the Securities Purchase Agreement not being satisfied, or the Private Placement Investment Amount not being available to the SPAC, on the Closing Date; and (v) no event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of the SPAC under any term or condition of the Securities Purchase Agreement and the SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in the Securities Purchase Agreement.

(b) No fees, consideration (other than SPAC Common Stock issued in connection with the Private Placement Investment Amount) or other discounts are payable or have been agreed by the SPAC (including, from and after the Closing, the Company and Merger Sub) to any Private Placement Investor in respect of its portion of the Private Placement Investment Amount.

Section 5.22 SPAC’s and Merger Sub’s Investigation and Reliance. Each of the SPAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by the SPAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. The SPAC, Merger Sub and their Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither the SPAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(d). Neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to the SPAC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to the SPAC or Merger Sub or any of their Representatives, whether orally or in writing, in any Confidential Information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. The SPAC and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate

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delivered by the Company pursuant to this Agreement, neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth in Section 6.01(a) of the Company Disclosure Schedule, and (iii) required by applicable Law, unless the SPAC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice (taking into account recent past practice in light of COVID-19, including COVID-19 Measures by the Company taken prior to the date hereof); provided that any action taken, or omitted to be taken, that is required by applicable Law (including COVID-19 Measures) shall be deemed to be in the ordinary course of business; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, Suppliers and other persons with which the Company has significant business relations in all material respects.

(b) By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, (ii) set forth in Section 6.01(b) of the Company Disclosure Schedule, (iii) required by applicable Law (including COVID-19 Measures) and (iv) in connection with the Bridge Financing, the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the SPAC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change any of the Organizational Documents of the Company;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company, provided that (1) the exercise or settlement of any Company Options or Company Warrants in effect on the date of this Agreement and (2) the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock and the Company Warrants, in each case, in effect on the date of this Agreement, in each case, shall not require the consent of the SPAC; or (B) any material assets of the Company, except for (1) dispositions of obsolete or worthless equipment and (2) the sale or provision of good or services to customers in the ordinary course of business consistent with past practice;

(iv) acquire any equity interest in, or enter into a joint venture with, any other entity;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

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(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than acquisitions of any such capital stock or other Company securities in connection with the exercise of Company Options or Company Warrants, or the conversion of the Company Notes (if applicable);

(vii) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other Business Combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $50,000 individually or $100,000 in the aggregate; or (B) incur any indebtedness for borrowed money having a principal or stated amount in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets, except for advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of the Company not to exceed $100,000;

(viii) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each case, in excess of $100,000, individually or in the aggregate, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) advances to employees or officers of the Company in the ordinary course of business or (B) prepayments and deposits paid to Suppliers of the Company in the ordinary course of business;

(ix) make any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to SPAC;

(x) acquire any fee interest in real property;

(xi) except as required by applicable Law or the terms of any existing Plans as in effect on the date hereof, (A) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former Service Provider (other than executive officers), except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider (other than executive officers) (and any corresponding bonus opportunity increases); (B) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business with new hires permitted pursuant to subsection (E) below); (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Company Options; (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of Company employees; (E) hire any new employees of the Company unless (1) necessary to replace an employee whose employment has ended, as permitted hereunder (and in which case such hiring shall be on terms substantially similar to the terms applicable to the employment of the employee being replaced) or (2) such employees are hired with an annual base salary below $200,000, provided this subclause (E) shall not apply if the Company hires a Chief Financial Officer or a Chief Medical Officer; or (F) terminate the employment of any employee with an annual base salary at or above $200,000, other than any such termination for cause or due to death or disability; except that, in each case and without limiting the generality of the foregoing subclauses (A) – (F), the Company may (1) take action as required under any Plan or other employment or consulting agreement (or offer letter) in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice and in accordance with the bonus or commission plans applicable to employees with an annual base salary below $200,000;

(xii) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or liabilities on the part of the Company under the federal Work Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” Law;

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(xiii) pay, distribute or advance any assets or property to any of its officers, directors, employees, partners, shareholders or other affiliates, other than payments or distributions in the ordinary course of business consistent with past practice;

(xiv) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by this Agreement or the Transactions or (B) required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xv) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, enter into any Tax closing agreement or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, (E) surrender any right to claim a material refund of income or other material Taxes, or (F) change its jurisdiction of Tax residence, in each case that is reasonably likely to result in an increase to Tax liability to the Company;

(xvi) (A) materially amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of, any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, in each case of the foregoing, except in the ordinary course of business consistent with past practice;

(xvii) fail to use reasonable efforts to protect the confidentiality of any material trade secrets constituting Company-Owned IP;

(xviii) enter into any contract, agreement or arrangement that obligates the Company to develop any Intellectual Property related to the business of the Company or the Products, which such Intellectual Property would be owned by a third party;

(xix) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in material items of Company-Owned IP;

(xx) waive, Release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $500,000 in the aggregate, in each case in excess of insurance proceeds;

(xxi) enter into any new line of business that is materially different from the general nature of the business currently conducted by the Company as of the date of this Agreement;

(xxii) voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its assets and properties or change coverage in a manner materially detrimental to the Company any material insurance policy insuring the business of the Company;

(xxiii) fail to use reasonable best efforts to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit material to the conduct of the business of the Company; or

(xxiv) enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from the SPAC to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law (including any COVID-19 Measures), and nothing contained in this Section 6.01 shall give to the SPAC, directly or indirectly, the right to control the Company

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prior to the Closing Date. Prior to the Closing Date, except as provided in this Agreement, each of the SPAC, Merger Sub, and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02 Conduct of Business by SPAC and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Securities Purchase Agreement and consummating the Private Placement) and except as required by applicable Law, the SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the SPAC shall use reasonable best efforts to, and shall cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Securities Purchase Agreement and consummating the Private Placement) and as required by applicable Law, neither the SPAC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed;

(a) amend or otherwise change the SPAC Organizational Documents, the Merger Sub Organizational Documents or form any Subsidiary of SPAC other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants except for redemptions from the Trust Fund;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SPAC or Merger Sub;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other Business Combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, enter into any Tax closing agreement, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, (E) surrender any right to claim a refund of income or other material Taxes, or (F) change its jurisdiction of Tax residence;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of the SPAC or Merger Sub;

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(j) amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(k) (i) hire any employee or (ii) adopt or enter into any Employee Benefit Plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual Service Provider of the SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional Service Providers engaged by the SPAC)); or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law (including any COVID-19 Measures), and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control the SPAC or Merger Sub at any time.

Section 6.03 Claims Against Trust Account. Each of the Company and the Securityholder Representative agree that, notwithstanding any other provision contained in this Agreement, neither the Company nor the Securityholder Representative has now, nor shall at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and the SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company and the Securityholder Representative hereby irrevocably waive any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against the SPAC, Merger Sub or any other person (a) for legal relief against monies or other assets of the SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for the SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or (b) for damages for breach of this Agreement against the SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and the SPAC consummates a Business Combination transaction with another party. In the event that either the Company or the Securityholder Representative commences any Action against or involving the Trust Fund in violation of the foregoing, the SPAC shall be entitled to recover from the Company or the Securityholder Representative, as applicable, the associated reasonable legal fees and costs in connection with any such action, in the event the SPAC prevails in such Action.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (x) sale of 15% or more of the assets of the Company, other than in the ordinary course of business consistent with past practice (y) sale of 15% or more of the outstanding capital stock of the Company, or (z) merger, consolidation, liquidation, dissolution or similar transaction involving the Company, in each case, other than with the SPAC and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or Release under any standstill or similar agreement with respect to any class of equity securities of the Company in connection with any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership

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agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall direct its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each special purpose acquisition company or corporation that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of the Company prior to the date hereof.

(b) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify the SPAC promptly in writing after receipt by the Company or any of its Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or for access to the business, properties, assets, personnel, books or records of the Company by any third party, in each case that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep the SPAC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c) If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits the Company from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or its affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, except as otherwise required by applicable Law (including, for the avoidance of doubt, the fiduciary duties of the members of the SPAC Board) each of the SPAC and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or respond to or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other Business Combination involving the SPAC and any other corporation, partnership or other business organization other than the Company (a “SPAC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a SPAC Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any SPAC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of the SPAC and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any SPAC Alternative Transaction; provided, however, for the avoidance of doubt, nothing in this Section 7.01 shall limit the rights of any affiliate of SPAC, including the Sponsor or the other SPAC Founder Shareholders, or any of their Representatives with respect to any transaction involving any person (other than the SPAC) and any corporation, partnership or other business organization (other than the Company). The parties agree that any violation of the restrictions set forth in this Section 7.01 by the SPAC or Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the SPAC and Merger Sub.
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(e) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the SPAC shall notify the Company promptly after receipt by the SPAC or any of its Representatives of any inquiry or proposal with respect to a SPAC Alternative Transaction, any inquiry that would reasonably be expected to lead to a SPAC Alternative Transaction or any request for non-public information relating to the SPAC or for access to the business, properties, assets, personnel, books or records of the SPAC by any third party, in each case that is related to an inquiry or proposal with respect to a SPAC Alternative Transaction. In such notice, the SPAC shall identify the third party making any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The SPAC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f) If the SPAC or any of its Representatives receives any inquiry or proposal with respect to a SPAC Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, then the SPAC shall promptly notify such person in writing that the SPAC is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

Section 7.02 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, (i) the SPAC (with the assistance and cooperation of the Company as reasonably requested by the SPAC) shall prepare and file with the SEC mutually acceptable materials which shall include a proxy statement / prospectus containing a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) to be filed with the SEC as part of the Registration Statement and sent to the SPAC’s shareholders relating to the meeting of the SPAC’s shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held to consider (A) approval and adoption of this Agreement and the Merger and the other Transactions contemplated by this Agreement, including the adoption of the A&R Company Organizational Documents, in the forms attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by the SPAC and the Company) effective as of the Closing and any separate or unbundled proposals as are required to implement the foregoing, (B) approval of the issuance of SPAC Common Stock as contemplated by this Agreement and the Securities Purchase Agreement, (C) adoption of an Omnibus Incentive Plan, (D) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, and (E) any other proposals the parties deem necessary to effectuate the Merger (clauses (A), (B), (C), (D) and (E) collectively, the “Required SPAC Proposals”), and (ii) the Company and the SPAC shall jointly prepare and the SPAC shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Merger Shares and any additional shares of SPAC Common Stock to be issued or issuable in the Merger to the shareholders of the SPAC as of immediately prior to the Closing and the shareholders of the Company pursuant to this Agreement. Each of the Company and the SPAC shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials. The SPAC and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable, and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, the SPAC shall take all actions necessary to cause the Merger Materials to be mailed to its shareholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and the SPAC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the SPAC shall cause the officers and employees of the SPAC and its Subsidiaries to be reasonably available to the Company and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

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(b) No filing of, or amendment or supplement to the Merger Materials will be made by the SPAC without the approval the Company (such approval not to be unreasonably withheld, conditioned or delayed). The SPAC will advise the Company, as promptly as practicable after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the SPAC Common Stock to be issued in connection with the Transactions pursuant to this Agreement. The SPAC will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by the SPAC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the Company, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) The SPAC represents that the information supplied by the SPAC for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the SPAC or Merger Sub, or their respective officers or directors, should be discovered by the SPAC which should be set forth in an amendment or a supplement to the Merger Materials, the SPAC shall promptly inform the Company.

(d) The Company represents that the information supplied by it for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform the SPAC.

(e) Prior to distributing materials to be provided to the shareholders of the Company in connection with soliciting consent from such persons to the Transactions, the Company shall provide a draft copy of such materials to the SPAC and shall consider in good faith any comments or suggested changes that the SPAC proposes with respect to such materials.

Section 7.03 Company Shareholder Approval; Lock-Up Agreement.

(a) The Company shall (i) obtain and deliver to the SPAC, the Requisite Company Shareholder Approval, (A) in the form of a written consent attached hereto as Exhibit E (the “Written Consent”) executed by each of the Key Company Shareholders (pursuant to the Shareholder Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective, and (B) in accordance with the terms and subject to the conditions of the Company’s Organizational Documents, and (ii) take all other action necessary or advisable to secure the Requisite Company Shareholder Approval and, if applicable, any additional consents or approvals of its shareholders related thereto. If the Company fails to deliver the Written Consent to SPAC within 48 hours of the Registration Statement becoming effective (a “Written Consent Failure”), the SPAC shall have the right to terminate this Agreement as set forth in Section 9.01(e).

(b) Prior to the Closing, the Company shall use its best efforts to deliver to the SPAC copies of joinders to the Lock-Up Agreement, in the form attached as Exhibit H thereto, duly executed by (i) all members of the Company’s executive management who hold securities of the Company and (ii) the securityholders of the Company, who, together with the Key Company Shareholders and such management securityholders, hold at least 75% of the aggregate issued and outstanding equity securities, or securities otherwise convertible into or exchanged for equity (including debt and derivative securities), of the Company.

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(c) Within three (3) Business Days following the execution and delivery of this Agreement, the Company shall cause to be delivered to the SPAC fully executed (by all parties thereto, other than the SPAC) copies of the Lock-Up Agreement and the Shareholder Support Agreement. If the Company fails to deliver executed copies of the Lock-Up Agreement or the Shareholder Support Agreement within three (3) Business Days following the execution and delivery of this Agreement, the SPAC shall have the right to terminate this Agreement as set forth in Section 9.01(e).

Section 7.04 SPAC Shareholders’ Meeting; Merger Sub Stockholder’s Approval.

(a) The SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Required SPAC Proposals, and the SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that the SPAC may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the SPAC Shareholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the SPAC Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Required SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.09. The SPAC shall use its reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Required SPAC Proposals after the date on which the Registration Statement becomes effective, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The SPAC Board shall recommend to its shareholders that they approve the Required SPAC Proposals (the “SPAC Recommendation”) and shall include the SPAC Recommendation in the Proxy Statement. Neither the SPAC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the SPAC Recommendation, or fail to include the SPAC Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any SPAC Alternative Transaction.

(b) Notwithstanding (i) the making of any inquiry or proposal with respect to a SPAC Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall the SPAC or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or terminate this Agreement in connection therewith and (B) the SPAC and Merger Sub shall otherwise remain subject to the terms of this Agreement, including the SPAC’s obligation to use reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting in accordance with Section 7.04(a).

(c) Promptly following the execution of this Agreement, the SPAC shall approve and adopt this Agreement and approve the Merger and the other Transactions as the sole stockholder of Merger Sub.

Section 7.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and the SPAC shall: (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor the SPAC shall be required to provide access to or disclose information where the access or disclosure would eliminate the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such elimination or contravention), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or the SPAC, as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19.

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(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated January 5, 2022 (the “Confidentiality Agreement”), between the SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.06 Authorization of Securityholder Representative.

(a) By approving this Agreement and the Transactions contemplated hereby and by executing and delivering the Letter of Transmittal or, as applicable, by exercising or converting any Company Options, Company Notes or Company Warrants at any time after the date hereof and prior to the Closing Date, each shareholder of the Company and each holder of Company Options, Company Notes and Company Warrants shall have irrevocably made, authorized and appointed the Securityholder Representative as such person’s true, lawful, and exclusive representative and attorney-in-fact for and in such person’s name, place, and stead and for its use and benefit to prepare, execute, certify, acknowledge, swear to, file, deliver or record any and all agreements, instruments or other documents, and to act on behalf of such person with respect to this Agreement and any other Transaction Document and to take any and all actions and make any decisions required or permitted to be taken by the Securityholder Representative pursuant to this Agreement or any Transaction Document, including the exercise of the full and exclusive power to:

(i) give and receive notices and communications on behalf of any such person;

(ii) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(iii) make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(iv) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Securityholder Representative in complying with its duties and obligations under any of the Transaction Documents; and

(v) take all actions necessary or appropriate in the good faith judgment of the Securityholder Representative for the accomplishment of the foregoing.

(b) The SPAC shall be entitled to deal exclusively with the Securityholder Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any shareholder of the Company or any holder of Company Options, Company Notes or Company Warrants by Securityholder Representative, and on any other action taken or purported to be taken on behalf of any such person by Securityholder Representative, as being fully binding upon such person. Notices or communications to or from Securityholder Representative shall constitute notice to or from each shareholder of the Company or each holder of Company Options, Company Notes or Company Warrants. Any decision or action by the Securityholder Representative hereunder, including any agreement between the Securityholder Representative and the SPAC relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all shareholders of the Company and all holders of Company Options, Company Notes or Company Warrants and shall be final, binding and conclusive upon each such person. All decisions and actions by the Securityholder Representative (to the extent authorized by this Agreement) shall be binding upon all such persons, and no shareholder of the Company or holder of Company Options, Company Notes or Company Warrants shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 7.06, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest, are being granted in part as an inducement to the parties hereto to enter into this Agreement, and shall not be terminated by any act of any shareholder of the Company or any holder of Company Options, Company Notes or Company Warrants, or by operation of Law, whether by death or other event.

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(c) In the event the Securityholder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the shareholders of the Company (acting by the vote of a majority of the equity interests then-outstanding in the Company) shall select another representative reasonably satisfactory to the SPAC to fill the vacancy of the Securityholder Representative, and, from the date that notice is given to the SPAC and the Partnership of the filling of such vacancy, such substituted representative shall be deemed to be the Securityholder Representative for all purposes under this Agreement and the other Transaction Documents.

(d) (A) The SPAC shall be entitled to rely exclusively upon the communications and actions or omissions of the Securityholder Representative relating to the foregoing as the communications and actions or omissions of the shareholders of the Company and the holder of Company Options, Company Notes and Company Warrants; (B) no such person shall institute any Action against the SPAC or its affiliates alleging that the Securityholder Representative did not have the authority to act as the Securityholder Representative on their behalf; and (C) the SPAC shall not be held liable or accountable in any manner for any act or omission of the Securityholder Representative in such capacity.

Section 7.07 Directors’ and Officers’ Indemnification.

(a) The A&R Company Organizational Documents shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Company Articles of Incorporation or the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (the “D&O Indemnitees”), unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, the SPAC shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, or the Company Articles of Incorporation or the bylaws of the Company (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) The A&R Company Organizational Documents shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the Organizational Documents of the SPAC and Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the SPAC (the “SPAC D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the SPAC Organizational Documents as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement to SPAC D&O Indemnitees, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the SPAC D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, the SPAC shall indemnify and hold harmless each present and former director and officer of the SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the SPAC would have been permitted under applicable Law, the SPAC Organizational Documents, the Organizational Documents of Merger Sub, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six years after the Effective Time, the SPAC shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are (i) currently covered by the Company’s directors’ and officers’ liability insurance policy and (ii) at or after the Closing Date on the board of directors of the SPAC (true, correct and complete copies of which have been heretofore made available to the SPAC or its agents or Representatives) (the “Company D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage.

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(d) Prior to the Effective Time, the SPAC may purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by the SPAC’s directors’ and officers’ liability insurance policies (the “SPAC D&O Insurance”). If the SPAC elects to purchase such SPAC Tail Policy prior to the Effective Time, the SPAC will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor the SPAC’s obligations thereunder.

(e) With respect to any claims that may be made under the Company D&O Insurance or the SPAC D&O Insurance or any applicable “tail” policies, (i) prior to the Effective Time, the SPAC and the Company shall cooperate with the other party as reasonably requested by such other party, and (ii) after the Effective Time, the SPAC shall cooperate with any person insured by such policies as reasonably requested by such person. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Effective Time shall be an expense of the SPAC following the Closing.

(f) The provisions of this Section 7.07 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each SPAC D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.07; and (ii) are in addition to any rights such D&O Indemnitees or SPAC D&O Indemnitees may have under the SPAC Organizational Documents or under any applicable contracts or Laws and not intended to, nor shall be construed or shall Release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the SPAC or its Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution of any such claims under such policies).

(g) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.07 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the SPAC and all successors and assigns of the SPAC. In the event that the SPAC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the SPAC shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.07(g) all of the obligations set forth in this Section 7.07.

(h) On the Closing Date, the SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and the SPAC with the directors and officers of the SPAC following the Closing, which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the directors and officers of the SPAC prior to the Closing in effect as of the date hereof and listed in Section 7.07(h) of the SPAC Disclosure Schedule shall continue to be effective following the Closing, and the SPAC shall continue to honor the SPAC’s obligations thereunder.

(i) After the Effective Time, the SPAC shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance with a carrier and in an amount determined in good faith as necessary or desirable.

Section 7.08 Notification of Certain Matters. The Company shall give prompt notice to the SPAC, and the SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the

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Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to this Agreement or the Transactions and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement and the Transactions unless it consults with the other parties in advance and, to the extent practicable and permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, the SPAC shall use its reasonable best efforts to consummate the Private Placement in accordance with the Securities Purchase Agreement, including using its reasonable best efforts to enforce its rights under the Securities Purchase Agreement to cause the Private Placement Investors to pay to (or as directed by) the SPAC the applicable purchase price under each Private Placement Investor’s applicable Securities Purchase Agreement in accordance with its terms, and the Company shall use its reasonable best efforts to cooperate with the SPAC in such efforts. The SPAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, the Securities Purchase Agreement.

(d) Prior to the Closing, the Company shall have (i) delivered to the SPAC copies of notices sent to third parties set forth in Section 7.09(d)(i) of the Company Disclosure Schedule, in each case in a form reasonably acceptable to the SPAC and (ii) obtained any required consents, approvals, and waivers to the Merger of the third parties set forth in Section 7.09(d)(ii) of the Company Disclosure Schedule.

Section 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of the SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party; provided that no party shall be required to obtain consent pursuant to this Section 7.10 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.10. Furthermore, nothing contained in this Section 7.10 shall prevent the SPAC or the Company and/or its respective affiliates or Representatives from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

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Section 7.11 Stock Exchange Listing. Each of the SPAC and the Company will use its reasonable best efforts to cause the SPAC Common Stock to be issued in connection with the Transactions (including the Merger Shares and the Private Placement) to be approved for listing on the Nasdaq Capital Market at the Closing. During the period from the date hereof until the Closing, the SPAC shall use its reasonable best efforts to keep the SPAC Units, the SPAC Common Stock, and the SPAC Warrants listed for trading on the Nasdaq Capital Market.

Section 7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than ten (10) Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or to obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) The SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates and Representatives in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (vi) to remove references concerning the valuation of the Company, and (vii) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.13 Trust Account. As of the Effective Time, the obligations of the SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Certificate of Incorporation will be terminated and the SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of the SPAC by reason of the consummation of the Merger or otherwise, and no shareholder of the SPAC shall be entitled to receive any amount from the Trust Account. As soon as commercially practicable and reasonable prior to the Effective Time, the SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to the SPAC (to be held as available cash for immediate use on the balance sheet of the SPAC, and to be

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used (a) to pay unpaid Company Transaction Expenses and unpaid SPAC Transaction Expenses and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.14 Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the SPAC, Merger Sub, and the Company shall (i) use its respective reasonable best efforts to: (A) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which the SPAC, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code, and (B) not (and not permit or cause any of their affiliates, Subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code as described above, and (ii) report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as described above unless otherwise required by Law or pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. Each of the SPAC and the Company will use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to the SPAC or the Company of advice or an opinion relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant Tax advisor a certificate (dated as of the necessary date and signed by an officer of the SPAC or the Company, or their respective affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such purposes. To the extent any Company Warrants will be repurchased or otherwise settled in cash in connection with the Transactions (or immediately prior to the Transactions), the SPAC and the Company agree that the cash consideration for such settlement shall be furnished by solely the Company (and not by the SPAC or Merger Sub), and the Company and the SPAC will cooperate to document such arrangement. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to receipt of the approval of the Required SPAC Proposals, the Company and the SPAC mutually determine (acting reasonably and in good faith) that the Merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the parties to this Agreement shall use commercially reasonable efforts to restructure the Transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify or, where such may not be possible, to minimize the aggregate amount of gain recognized for U.S. federal income Tax purposes as a result of the Merger, including, with respect to the Merger, by adding a merger to take place immediately after the Merger whereby the Surviving Subsidiary Corporation in the Merger would merge with and into another wholly owned Subsidiary of the SPAC that is a limited liability company disregarded as separate from the SPAC for U.S. federal income Tax purposes, with the new wholly owned Subsidiary of the SPAC being the surviving company in such merger.

(b) The SPAC and Merger Sub will cause the Company to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business within the meaning of Section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company’s historic business assets and historic business, respectively.

(c) All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement (“Transfer Taxes”) shall be paid by the SPAC and shall be deemed to be SPAC Transaction Expenses for purposes of this Agreement.

(d) At least five (5) days prior to the Closing, the Company shall deliver to the SPAC, in a form reasonably acceptable to the SPAC, a properly executed certification that shares of Company Common Stock are not “United States real property interests” within the meaning of Section 897(C) of the Code in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the SPAC with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. In no way will any failure to deliver the certifications described in this Section 7.14(d) give rise to any failure of the conditions to Closing described in Article VIII.

Section 7.15 Directors. The Company and the SPAC shall take all necessary action so that immediately after the Effective Time, the board of directors of the SPAC immediately after the Effective Time is comprised of seven directors, which shall initially include (a) six director nominees designated by the Company or

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the Securityholder Representative (provided that no less than four of such directors shall be “independent” within the meaning of applicable listing rules and regulations of the Nasdaq Capital Market) and (b) one director nominee designated by the SPAC, each to hold office in accordance with the provisions of the DGCL and the A&R Company Organizational Documents and until their respective successors are, duly elected or appointed and qualified.

Section 7.16 SPAC Public Filings. From the date hereof through the Closing, the SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.17 Litigation.

(a) In the event that any litigation related to this Agreement or the Transactions contemplated hereby is brought, or, to the knowledge of the SPAC, threatened in writing, against the SPAC or the SPAC Board by any of the SPAC’s shareholders prior to the Closing, the SPAC shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. The SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) With respect to (i) any Action disclosed in Section 4.09 of the Company Disclosure Schedule or (ii) any Action brought after the date of this Agreement that would have been required to be disclosed in Section 4.09 of the Company Disclosure Schedule had such Action been brought prior to the date of this Agreement, the Company shall, (x) to the extent not already disclosed in Section 4.09 of the Company Disclosure Schedule, promptly notify the SPAC of any such Action and (y) keep the SPAC reasonably informed with respect to the status of any such Action and provide the SPAC with all material correspondence, pleadings and updates regarding such Action. The Company shall consult with the SPAC regarding the defense of any such Action (including regarding the choice of any counsel to defend such Action to the extent counsel has not already been engaged with respect to such Action prior to the date of this Agreement), shall give due consideration to the SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party for the Closing. The obligations of the Company, the SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent, constituting the Requisite Company Shareholder Approval, shall have been delivered to the SPAC.

(b) SPAC Shareholders’ Approval. The Required SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of the SPAC in accordance with the Proxy Statement, the DGCL, the FBCA, the SPAC Certificate of Incorporation and the rules and regulations of the Nasdaq Capital Market.

(c) No Order. No Governmental Authority shall have enacted, issued, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other Action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

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(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no Actions for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The shares of SPAC Common Stock to be issued pursuant to this Agreement and the Securities Purchase Agreement shall have been approved for listing on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof.

(g) SPAC Net Tangible Assets. Either the SPAC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents and after giving effect to the Private Placement or the SPAC Class A Shares shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(h) Securities Purchase Agreement. The Private Placement and other transactions contemplated under the Securities Purchase Agreement shall have been consummated.

Section 8.02 Conditions to the Obligations of SPAC and Merger Sub. The obligations of the SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The Fundamental Representations of the Company shall each be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date). All other representations and warranties of the Company shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had a Company Material Adverse Effect.

(b) Ancillary Agreements. The Company and the Securityholder Representative, as applicable, shall have delivered to the SPAC:

(i) a copy of the Registration Rights Agreement duly executed by the shareholders of the Company party thereto;

(ii) a copy of the Lock-Up Agreement and joinders thereto duly executed by Key Company Shareholders, the Securityholder Representative, and the other Company shareholders signatories thereto, a list of which shall be delivered by the SPAC to the Company no later than 10 days prior to the Closing Date; and

(iii) (A) all other documents, instruments or certificates required to be delivered by the Company, the Company’s shareholders (including the Key Company Shareholders), or the Securityholder Representative at or prior to the Closing pursuant to this Agreement; and (B) such other documents or certificates as shall reasonably be required by the SPAC in order to consummate the Transaction.

(c) No Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect after the date of this Agreement the material adverse effects of which are continuing.

(d) Officer Certificate. The Company shall have delivered to the SPAC a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(i) and Section 8.02(c).

(e) [Reserved].

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(f) Third Party Consents and Notices. The Company shall have (i) delivered to the SPAC all notices to the third parties set forth in Section 7.09(d)(i) of the Company Disclosure Schedule and (ii) obtained the consents, approvals, and waivers of the third parties set forth in Section 7.09(d)(ii) of the Company Disclosure Schedule.

(g) Terminations. Effective as of the Closing, each of the agreements set forth on Section 8.02(g) of the Company Disclosure Schedule shall have been terminated, in each case in a form and substance reasonably acceptable to the SPAC.

(h) Secretary’s Certificate. The Company shall have delivered to the SPAC a certificate of the Secretary of the Company dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Company and (ii) the resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions, as applicable.

(i) Other Agreements and Covenants. The Company and the Securityholder Representative, as applicable, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(j) Non-Continuing Company Officers and Directors. The Company shall have delivered resignation letters, in form and substance reasonably satisfactory to the SPAC of the directors and officers of the Company set forth in Section 8.02(j) of the Company Disclosure Schedule.

(k) Company Transaction Expenses. At least three (3) Business Days prior to the Closing Date, the Company shall have delivered to the SPAC copies of all invoices for the Company Transaction Expenses (whether payable on, prior to or after the Closing Date), as well as a certificate, duly executed and certificated by duly authorized officer of the Company, setting forth in reasonable detail the Company’s good faith calculation of the aggregate amount of the Company Transaction Expenses and any W-9 or other Tax forms reasonably requested by the SPAC in connection with payment thereof.

(l) D&O Tail. The Company shall have purchased a prepaid “tail” policy with respect to the Company D&O Insurance in accordance with Section 7.07(c).

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the SPAC and Merger Sub contained in (i) Section 5.01, Section 5.03(b), Section 5.03(c), Section 5.04 and Section 5.11 shall each be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(f)(iii) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a) and Section 5.03(d) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, the SPAC, Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

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(b) Ancillary Agreements. The SPAC and Merger Sub, as applicable, shall have delivered to the Company or the Securityholder Representative, as applicable:

(i) a copy of the Registration Rights Agreement duly executed by the SPAC and the stockholders of the SPAC party thereto;

(ii) a copy of the Lock-Up Agreement duly executed by the SPAC; and

(iii) (A) all other documents, instruments or certificates required to be delivered by the SPAC at or prior to the Closing pursuant to this Agreement; and (B) such other documents or certificates as shall reasonably be required by the Securityholder Representative or the Company in order to consummate the Transactions.

(c) Officer Certificate. The SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(f).

(d) Trust Fund. The SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds in the Trust Fund disbursed to the SPAC prior to the Effective Time, and all such funds released from the Trust Account shall be available to the SPAC in respect of all or a portion of the payment obligations set forth in Section 7.13 and the payment of the SPAC’s fees and expenses incurred in connection with this Agreement and the Transactions.

(e) Redemption. The SPAC shall have provided the holders of SPAC Common Stock with the opportunity to redeem their SPAC Common Stock in connection with the Transactions.

(f) Other Agreements and Covenants. The SPAC and Merger Sub, as applicable, shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; provided, that for purposes of this Section 8.03(f), a covenant or agreement of the SPAC or Merger Sub shall only be deemed to have not been performed if the SPAC or Merger Sub, as applicable, has materially breached such covenant or agreement and failed to cure within five (5) days after written notice of such breach has been delivered to the SPAC (or if earlier, the Outside Date).

(g) Non-Continuing SPAC Officers and Directors. Those SPAC officers and directors set forth on Exhibit F shall have resigned or otherwise been removed effective as of or prior to the Closing.

(h) SPAC Transaction Expenses. At least three (3) Business Days prior to the Closing Date, the SPAC shall have delivered to the Company copies of all invoices for the SPAC Transaction Expenses (whether payable on, prior to or after the Closing Date), as well as a certificate, duly executed and certificated by an officer of the SPAC, setting forth in reasonable detail the SPAC’s good faith calculation of the aggregate amount of the SPAC Transaction Expenses and any W-9 or other Tax forms reasonably requested by the Securityholder Representative in connection with payment thereof.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or SPAC, as follows:

(a) by mutual written consent of the SPAC and the Company;

(b) by either SPAC or the Company if the Effective Time shall not have occurred prior to December 15, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

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(c) by either the SPAC or the Company if any Governmental Order has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Merger;

(d) by either the SPAC or the Company if any of the Required SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting);

(e) by the SPAC, in the event of a Written Consent Failure; provided, that the SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable best efforts to cure such Written Consent Failure, unless such Written Consent Failure is not cured within five (5) Business Days after notice of such Written Consent Failure is provided by the SPAC to the Company;

(f) by the SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company or the Securityholder Representative, in each case as set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(i) would not be satisfied (“Terminating Company Breach”); provided, that the SPAC has not waived such Terminating Company Breach and the SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, the SPAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the SPAC to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of the SPAC or Merger Sub set forth in this Agreement, or if any representation or warranty of the SPAC or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(f) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating SPAC Breach is curable by the SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as the SPAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to the SPAC.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 7.05(b) (Continued Effect of Confidentiality Agreement), this Section 9.02 (Effect of Termination) and Article XI (General Provisions) and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a party hereto occurring prior to such termination.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement (including but not limited to Section 2.05), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that the SPAC and the Company shall each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act, if applicable. For the avoidance of doubt, subject to the consummation of the Transactions, the Surviving Subsidiary Corporation shall bear and shall pay or cause to be paid all Company Transaction Expenses and all SPAC Transaction Expenses.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, but subject to applicable Law, (a) the SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any

Annex A-60

obligation or other act of the SPAC or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the SPAC or Merger Sub contained herein or in any document delivered by the SPAC or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the SPAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

[RESERVED]

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to the SPAC or Merger Sub:

Larkspur Health Acquisition Corp.
217 W Main St.
Somerville, NJ 08876
Attention:	Daniel J. O’Connor
David Briones
Email:	doconnor@lsprhealth.com
dbriones@briofinancial.com

with a copy to:

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attention:	Matthew W. Mamak
Email:	matthew.mamak@alston.com
if to the Company, to:

ZyVersa Therapeutics, Inc.
2200 N. Commerce Parkway, Suite 208
Weston, FL 33326
Attention:	Stephen Glover
Peter Wolfe
Email:	sglover@zyversa.com
pwolfe@zyversa.com

with copies to:

Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, New Jersey 07068
Attention:	Michael Lerner
Steven Skolnick
Email:	mlerner@lowenstein.com
sskolnick@lowenstein.com

Annex A-61

Section 11.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.03 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 11.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 7.07, Section 11.10 and Section 11.11 (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons); (ii) Section 7.15 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons and the Sponsor); and (iii) Section 9.03 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons and the Sponsor), in each case of the foregoing, taken together with this Article XI and any corresponding definitions set forth in Article I.

Section 11.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts without giving effect to its conflict of Law principles, provisions or rules which would require the application of any other Law. All legal Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the courts located in the borough of Manhattan, New York, New York; provided, that if jurisdiction is not then available in such courts, then any such legal Action may be brought in any federal court located in the State of New York or any other New York state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.06 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the others hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.06.

Annex A-62

Section 11.07 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.08 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.09 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the courts set forth in Section 11.05 without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

Section 11.10 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 11.10. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct, gross negligence, or common law fraud against the person who committed such willful misconduct, gross negligence, or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and Releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.10. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the Transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

Annex A-63

Section 11.11 Conflicts and Privilege. Each of the parties hereto, on its own behalf and on behalf of its Related Persons (including, after the Closing Date, the Surviving Subsidiary Corporation), hereby agree that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Closing Date between or among (x) the Sponsor, the equity holders of the SPAC or the equity holders of the Sponsor and/or or any of their respective directors, members, partners, officers, employees or affiliates (other than the SPAC and the Surviving Subsidiary Corporation) (collectively, the “Sponsor Group”), on the one hand, and (y) the SPAC, the Surviving Subsidiary Corporation, and/or any of their Related Persons, on the other hand, any legal counsel, including Alston & Bird LLP (“Alston”), that represented the SPAC and/or any member of the Sponsor Group prior to the Closing Date may represent any member of the Sponsor Group in such dispute even though the interests of such persons may be directly adverse to the SPAC, the Surviving Subsidiary Corporation, and/or any of their Related Persons and even though such counsel may have represented the SPAC and/or any member of the Sponsor Group in a matter substantially related to such dispute, or may be handling ongoing matters for the SPAC, the Surviving Subsidiary Corporation, and/or any member of the Sponsor Group. The SPAC and the Company, on behalf of their respective successors and assigns and their Related Persons (including, after the Closing Date, the Surviving Subsidiary Corporation), further agree that, as to all legally privileged communications prior to the Closing Date (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions) between or among the SPAC and/or any member of the Sponsor Group, on the one hand, and Alston, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the Sponsor Group after the Closing Date, and shall not pass to or be claimed or controlled by the SPAC or the Surviving Subsidiary Corporation.

[Signature Page Follows.]

Annex A-64

IN WITNESS WHEREOF, the SPAC, Merger Sub, the Securityholder Representative, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPAC:
LARKSPUR HEALTH ACQUISITION CORP.
By:	/s/ Daniel J. O’Connor
	Name:	Daniel J. O’Connor
	Title:	Chief Executive Officer

(Signature Page — Business Combination Agreement)

Annex A-65

MERGER SUB:
LARKSPUR HEALTH MERGER SUB, INC.
By:	/s/ Daniel J. O’Connor
	Name:	Daniel J. O’Connor
	Title:	Chief Executive Officer & President

(Signature Page — Business Combination Agreement)

Annex A-66

COMPANY:
ZYVERSA THERAPEUTICS, INC.
By:	/s/ Stephen C. Glover
	Name:	Stephen C. Glover
	Title:	Chief Executive Officer

(Signature Page — Business Combination Agreement)

Annex A-67

SECURITYHOLDER REPRESENTATIVE:
STEPHEN GLOVER
By:	/s/ Stephen Glover
	Name:	Stephen Glover
	Title:	Chief Executive Officer

[ZyVersa Therapeutics, Inc. Disclosure Schedule to the Business Combination Agreement]

Annex A-68

Annex B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ZYVERSA THERAPEUTICS, INC.

ARTICLE I
NAME

The name of the corporation is ZyVersa Therapeutics, Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805, in the County of New Castle; and the name of the registered agent of the corporation at such address is Vcorp Services, LLC.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITALIZATION

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 111,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 110,000.000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 1,000,000, having a par value of $0.0001 per share.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (“A&R Certificate of Incorporation”) (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this A&R Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Annex B-1

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this A&R Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this A&R Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Except as otherwise expressly provided by the DGCL or this A&R Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.

B. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this A&R Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first

Annex B-2

annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this A&R Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this A&R Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VII, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this A&R Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

H. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI
STOCKHOLDER ACTION

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided

Annex B-3

by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VII
APPLICATION OF DGCL SECTION 203

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of this Article VII(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).

B. The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66⅔%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. The restrictions contained in the foregoing Article VII(B) shall not apply if:

(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(2) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article VII(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or

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consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article VII(C)(2).

D. For purposes of this Article VII, references to:

(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article VII is not applicable to the surviving entity;

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d. any transaction involving the Corporation or any direct or indirect majority- owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

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e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority- owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article VII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.

(6) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a. beneficially owns such stock, directly or indirectly;

b. has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Stockholder Party” means any stockholder of the Corporation.

(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any

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such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE VIII
LIABILITY; INDEMNIFICATION

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this A&R Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of any director and officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article VIII. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this A&R Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article VIII by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this A&R Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is

Annex B-7

a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE IX
FORUM

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this A&R Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

D. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX.

ARTICLE X
AMENDMENTS; INVALIDITY

A. Notwithstanding anything contained in this A&R Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this A&R Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article IV(B), Article V, Article VI, Article VII, Article VIII, Article IX and this Article X.

B. If any provision or provisions of this A&R Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this A&R Certificate of Incorporation (including, without limitation, each portion of any paragraph of this A&R Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or

Annex B-8

unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this A&R Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this A&R Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, ZyVersa Therapeutics, Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

By:
Name:
Title:

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ANNEX C

Amended and Restated

Bylaws
of
ZyVersa Therapeutics, Inc.

Article I — Corporate Offices

           1.1     Registered Office.

The address of the registered office of ZyVersa Therapeutics, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s amended and restated certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

           1.2     Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II — Meetings of Stockholders

           2.1    Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

           2.2     Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

           2.3     Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

           2.4     Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall

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mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation

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or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange

Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(v) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or security holders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

           2.5     Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

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(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

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(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

           2.6    Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(v) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

           2.7     Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

           2.8      Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of thirty-three and one-third percent (33⅓%) of the voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

           2.9     Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

           2.10   Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the

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meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

            2.11   Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. There shall be no cumulative voting in the election of directors. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

            2.12   Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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           2.13   Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

            2.14   List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

           2.15   Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

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            2.16   Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III — Directors

           3.1     Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

           3.2     Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

           3.3     Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

           3.4     Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

           3.5     Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

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           3.6     Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

           3.7     Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

             (i)      delivered personally by hand, by courier or by telephone;

             (ii)     sent by United States first-class mail, postage prepaid;

             (iii)    sent by facsimile or electronic mail; or

             (iv)     sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

           3.8     Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

           3.9     Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

            3.10   Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

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Article IV — Committees

           4.1     Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

           4.2     Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

             (i) Section 3.5 (place of meetings; meetings by telephone);

             (ii) Section 3.6 (regular meetings);

             (iii) Section 3.7 (special meetings; notice);

             (iv) Section 3.9 (board action without a meeting); and

             (v) Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

           4.3     Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V — Officers

           5.1     Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

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           5.2     Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

           5.3     Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

           5.4     Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

           5.5     Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

           5.6     Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

           5.7     Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

           5.8     Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record

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transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Article VII — General Matters

           7.1     Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

           7.2     Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

           7.3     Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

           7.4     Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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           7.5     Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

           7.6     Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

           7.7     Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

           7.8     Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

           7.9     Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

            7.10   Transfer of Stock.

Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

            7.11   Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

 7.12   Registered Stockholders. The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

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            7.13   Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

            7.14  Transfer Agents and Registrars.

The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

7.15. Conflict with Certificate of Incorporation or Applicable Law.

These bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

Article VIII — Notice

           8.1     Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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Article IX — Indemnification

           9.1    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

           9.2    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

           9.3     Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

           9.4     Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct

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was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

           9.5     Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

           9.6     Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

           9.7     Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

           9.8    Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

           9.9     Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or

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officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

            9.10   Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

            9.11   Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

            9.12   Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

            9.13   Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

Article X — Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

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Article XI — Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique username or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Annex D

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [_], 2022, is made and entered into by and among [_] (the “Company”), Larkspur Health Acquisition Corp., a Delaware corporation (the “SPAC”), Larkspur Health LLC, a Delaware limited liability company (the “Sponsor”), certain initial investors comprised of [INSERT NAME(S)] (“[_]”) (such investors collectively with the Sponsor, the “Initial Investors”), [INSERT NAME] (“the “Representative”), and the undersigned parties listed under Holders on the signature page hereto (each such party, together with the Initial Investors and any other parties listed on the signature pages hereto and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, being referred to herein as a “Holder” and collectively as the “Holders”).

RECITALS

WHEREAS, the Company, the SPAC, and Larkspur Merger Sub, Inc. a Delaware corporation (“Merger Sub”) are parties to that certain Business Combination Agreement dated as of the date hereof (as such agreement may be amended, supplemented, restated or otherwise modified from time to time (the “Business Combination Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) inter alia, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of the SPAC;

WHEREAS, the Initial Investors and the SPAC entered into that certain Registration Rights Agreement dated December 20, 2021 (as such agreement may be amended, supplemented, restated or otherwise modified from time to time until the consummation of the Business Combination, the “Existing Agreement”); and

WHEREAS, upon consummation of the Business Combination, each party to the Existing Agreement desires to amend and restate the Existing Agreement in its entirety as set forth herein and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public. “Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities, involving the Company.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

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“Company Common Stock” shall mean the Company’s common stock, par value $0.00001 per share.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.

“Founder Shares” shall mean the aggregate of [•] shares of the SPAC Class B Common Stock (as defined below) issued to the Sponsor prior to the SPAC’s initially public offering, including: (a) the sale of 2,156,250 Founds Shares by the SPAC on May 7, 2021 to the following Holders for an aggregate purchase price of $25,000, or approximately $0.012 per share: (i) 1,494,998 Founder Shares to the Sponsor; (ii) 632,500 Founder Shares to the Representative (the “Representative Shares”); (iii) 9,584 Founder Shares to Raj Mehra; (iv) 9,584 Founder Shares to Christopher Twitty; and (v) 9,584 Founder Shares to Gregory Skalicky; (b) the 21,777 Founder Shares forfeited by the Represented on September 11, 2021 for no consideration; (c) the transfer of (i) 231,423 Founder Shares by the Sponsor on [•], 2021, (ii) 110,723 Founder Shares by the Representative on [•], 2021, and (iii) 21,777 Founder Shares reissued to the Initial Investors on November 4, 2021; (d) up to 281,250 Founder Shares forfeited by the Holders (including up to 60,723 Founder Shares forfeited by the Representative) depending on the extent to which the underwriters of the SPAC’s initial public offering exercise their over-allotment option; and (e) the transfer of an additional 4,494 Founder Shares by the Representative to the Initial Investors if the underwriters’ over-allotment option is not exercised. The Founder Shares shall be deemed to include the shares of SPAC Common Stock issuable upon conversion thereof.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the period ending on the earlier of (A) 180 days after the completion of the initial Business Combination and (B) subsequent to the Business Combination, (x) if the reported last sale price of the Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property. Notwithstanding the foregoing, the Initial Investors shall have the right to transfer their ownership in the Founder Shares at any time to the extent that they determine, in good faith, that such transfer is necessary to ensure that they and/or any of their parents, subsidiaries or affiliates are in compliance with the Investment Company Act of 1940.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of [ ], 2021, by and among the SPAC, the Initial Investors, the Representative and each of the SPAC’s officers, directors, director nominees and advisors.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period, under the Insider Letter, this Agreement and any other applicable agreement between such Holder and the SPAC and/or the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

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“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of the Company Common Stock and other equity securities convertible or exercisable or exchangeable for shares of the Company Common Stock held by the Holders, and the shares of Company Common Stock underlying such equity securities, including (a) the Founder Shares and the shares of SPAC Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Representative Shares (including the shares of SPAC Common Stock issued or issuable upon conversion of the Representative Shares), (c) any outstanding shares of the SPAC Common Stock or any other equity security (including the shares of SPAC Common Stock issued or issuable upon the exercise of any other equity security) of the SPAC held by a Holder as of the date of this Agreement, (d) the Private Warrants, and (e) any other equity security of the SPAC issued or issuable with respect to any such share of the SPAC Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)  all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Company Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Representative” shall have the meaning given in the Recitals hereto.

“Representative Shares Lock-up Period” shall mean, with respect to the Representative Shares that are held by the Representative, the period ending 180 days after the effective date of the Registration Statement.

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“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“SPAC Common Stock” shall mean the SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” shall mean the SPAC’s Class B common stock, par value $0.0001 per share.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Private Unit Purchase Agreements” shall mean those certain Private Unit Purchase Agreements entered into by and between the SPAC and the Initial Investors dated as of [•], pursuant to which the Initial Investors agreed to purchase an aggregate of 317,600 units (or 328,850 units if the underwriters’ over-allotment option is exercised) of the Company (“Private Units”), each Private Unit comprised of one share of the SPAC Common Stock, and three-fourths of one warrant to purchase one share of the SPAC Common Stock (“Private Warrant”), for an aggregate purchase price of $3,176,000 (or $3,288,500 if the underwriters’ over-allotment option is exercised), or $10.00 per Private Unit, in private placement transactions occurring simultaneously with the closing of the SPAC’s initial public offering.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATIONS

2.1  Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date that is one hundred and eighty (180) days from the date hereof, the Holders of at least a majority in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2  Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, at any time and from time to time on or after the date that is one hundred and eighty (180) days from the date hereof, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand

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Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5)  days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which such Underwriter(s) shall be reasonably acceptable to the Company.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Company Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Company Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

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2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date the Company consummates a Business Combination, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Company Common Stock that the Company desires to sell, taken together with (i) the shares of Company Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Company Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy- back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)  If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Company Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third,

Annex D-6

to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3  Registrations on Form S-3. Any Holder of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000.

2.4  Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

Annex D-7

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date the Company consummates a Business Combination the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

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3.1.9  notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12  on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); provided that the Company will be deemed to have satisfied such requirement to the extent such information is filed on the Commission’s EDGAR or any successor system.

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2  Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

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3.3  Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock- up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5  Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Company Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) the Representative may not exercise its rights under Sections 2.1 and 2.2 hereunder after five (5) and seven (7) years after the effective date of the registration statement relating to the Business Combination, respectively, and (ii) the Representative may not exercise its rights under Section 2.1 more than one time.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5  If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The

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parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1  Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 2200 N. Commerce Parkway, Suite 208, Weston, FL 33326, Attention: Stephen C. Glover, Chief Executive Officer, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2  Prior to the expiration of the Founder Shares Lock-up Period or the Representative Shares Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4  This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5  No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW

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PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5  Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6  Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under without registration pursuant to Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

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Annex E

ZYVERSA THERAPEUTICS, INC.

2022 OMNIBUS EQUITY INCENTIVE PLAN

1.      Establishment and Purpose

1.1 The purpose of the ZyVersa Therapeutics, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”) is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company (as defined herein) and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Company, by means of the Plan, seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Subsidiaries.

1.2 The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and Other Stock-Based Awards. This Plan shall become effective upon the date set forth in Section 17.1 hereof.

1.3 The Plan shall be effective upon completion of the transactions contemplated by the Agreement and Plan of Merger dated as of __________, 2022, among the Company, __________________ (“_________ Sub”) and ____________ Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will merge with and into ___________ Sub, with ___________ Sub surviving the merger as a wholly-owned subsidiary of the combined company (such transactions referred to as the “Merger”), provided that the Plan is approved by stockholders of the Company.

2.      Definitions

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

2.1 “Affiliate” means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such Person.

2.2 “Applicable Law” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction that applies to Awards.

2.3 “Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Incentive Bonus Award, Other Cash-Based Award and/or Other Stock-Based Award granted under the Plan.

2.4 “Award Agreement” means either (i) a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means a Participant’s (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of Awardee’s employment or other service; (iii) use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any

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duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its Affiliates (other than due to a disability), which refusal, if curable, is not cured within fifteen (15) days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within fifteen (15) days after the delivery of written notice thereof; (vi) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; or (vii) any material breach of any policy of the Company or its Affiliates or any action that the Board, in its sole discretion, determines is reasonably likely to cause the Company or its Affiliates disgrace or disrepute. Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

2.7 “Change in Control” shall be deemed to have occurred if any one of the following events shall occur:

(i) Any Person becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of Common Stock representing more than 50% of the total number of votes that may be cast for the election of directors of the Company; or

(ii) The consummation of any (a) merger or other business combination of the Company, (b) sale of all or substantially all of the Company’s assets or (c) combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity or a parent entity; or

(iii) Within any twelve (12)-month period beginning on or after the Effective Date, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board (or the board of directors of any successor to the Company); provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Rule 14a-11 promulgated under the Exchange Act or any successor provision; or

(iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (1) no event or condition shall constitute a Change in Control to the extent that, if it were, a penalty tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such penalty tax and (2) no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in the Plan or any Award Agreement shall exist, to the extent that the Board so determines by resolution adopted and not rescinded prior to the Change in Control; provided, however, that no such determination by the Board shall be effective if it would cause a Participant to be subject to a penalty tax under Section 409A of the Code.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.9 “Committee” means the committee of the Board delegated with the authority to administer the Plan, or the full Board, as provided in Section 3 of the Plan. With respect to any decision relating to a Reporting Person, the Committee shall consist solely of two or more directors who are disinterested within the meaning of Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision. The fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate an Award if the Award is otherwise validly made under the Plan. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill vacancies on the Committee however caused.

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2.10 “Common Stock” means the Company’s Common Stock, par value $0.0001 per share.

2.11 “Company” means ZyVersa Therapeutics, Inc., a Delaware corporation, and any successor thereto as provided in Section 15.8.

2.12 “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, director or consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Committee in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a director will not constitute an interruption of Continuous Service. To the extent permitted by Applicable Law, the Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Company or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s (or an Affiliate’s) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by Applicable Law or permitted by the Committee. Unless the Committee provides otherwise, in its sole discretion, or as otherwise required by Applicable Law, vesting of Awards shall be tolled during any unpaid leave of absence by a Participant.

2.13 “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, or the power to appoint directors of the Company, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

2.14 “Date of Grant” means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

2.15 “Disability” means a Participant being considered “disabled” within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-3(i)(4), as well as any successor regulation or interpretation.

2.16 “Effective Date” means the date set forth in Section 17.1 hereof.

2.17 “Eligible Person” means any person who is an employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19 “Fair Market Value” of a share of Common Stock shall be, as applied to a specific date (i) the closing price of a share of Common Stock as of such date on the principal established stock exchange or national market system on which the Common Stock is then traded (or, if there is no trading in the Common Stock as of such date, the closing price of a share of Common Stock on the most recent date preceding such date on which trades of the Common Stock were recorded), or (ii) if the shares of Common Stock are not then traded on an established stock exchange or national market system but are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market as of such date (or, if there are no closing bid and asked prices for the shares of Common Stock as of such date, the average of the closing bid and the asked prices for the shares of Common Stock on the most recent date preceding such date on which such closing bid and asked prices are available on such over-the-counter market), or (iii) if the shares of Common Stock are not then listed on a national securities exchange or national market system or traded in an over-the-counter market, the price of a share of Common Stock as determined by the Committee in its discretion in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A-1(b)(5)(iv), as well as any successor regulation or interpretation.

2.20 “Incentive Bonus Award” means an Award granted under Section 12 of the Plan.

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2.21 “Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

2.22 “Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

2.23 “Other Cash-Based Award” means a contractual right granted to an Eligible Person under Section 13 hereof entitling such Eligible Person to receive a cash payment at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.24 “Other Stock-Based Award” means a contractual right granted to an Eligible Person under Section 13 representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions as are set forth in the Plan and the applicable Award Agreement.

2.25 “Outside Director” means a director of the Board who is not an employee of the Company or a Subsidiary.

2.26 “Participant” means any Eligible Person who holds an outstanding Award under the Plan.

2.27 “Person” shall mean, unless otherwise provided, any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Common Stock, such partnership, limited partnership, syndicate or group shall be deemed a “Person”.

2.28 “Performance Goals” shall mean performance goals established by the Committee as contingencies for the grant, exercise, vesting, distribution, payment and/or settlement, as applicable, of Awards.

2.29 “Performance Shares” means a contractual right granted to an Eligible Person under Section 10 hereof representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.30 “Performance Unit” means a contractual right granted to an Eligible Person under Section 11 hereof representing a notional dollar interest as determined by the Committee to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.31 “Plan” means this ZyVersa Therapeutics, Inc. 2022 Omnibus Equity Incentive Plan, as it may be amended from time to time.

2.32 “Reporting Person” means an officer, director or greater than ten (10) percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

2.33 “Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.

2.34 “Restricted Stock Unit Award” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.35 “Securities Act” means the Securities Act of 1933, as amended.

2.36 “Stock Appreciation Right” or “SAR” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, upon the exercise of such right, in such amount and at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.37 “Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

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2.38 “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.      Administration

3.1 Committee Members. The Plan shall be administered by the Committee; provided that the entire Board may act in lieu of the Committee on any matter, subject to Section 16b-3 Award requirements referred to in Section 2.9 of the Plan. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards). Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or employees of the Company or its Subsidiaries.

3.2 Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have authority to amend the terms of an Award in any manner that is not inconsistent with the Plan (including without limitation to determine, add, cancel, waive, amend or otherwise alter any restrictions, terms or conditions of any Award, or extend the post-termination exercisability period of any Stock Option and/or Stock Appreciation Right); provided that neither the Board nor the Committee may, without shareholder approval, reduce or reprice the exercise price of any Stock Option and/or Stock Appreciation Right that exceeds the Fair Market Value of a share of Common Stock on the date of such repricing; and provided further that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent (for purposes of the foregoing, any action that causes an Incentive Stock Option to be treated as a Nonqualified Stock Option shall not be considered to have adversely affected a Participant’s rights). The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

3.3 No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan or any Award or Award Agreement. The Company and its Subsidiaries shall pay or reimburse any member of the Committee, as well as any other Person who takes action on behalf of the Plan, for all reasonable expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Company with respect to the Plan.  The Company and its Subsidiaries may, but shall not be required to, obtain liability insurance for this purpose.

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4.      Shares Subject to the Plan

4.1 Plan Share Limitation.

(a) Subject to adjustment pursuant to Section 4.3 and any other applicable provisions hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be [___________] shares; all of which may, but need not, be issued in respect of Incentive Stock Options.

(b) The number of shares of Common Stock available for issuance under the Plan shall automatically increase on January 1st of each year commencing with the January 1 following the Effective Date and on each January 1 thereafter until the Expiration Date (as defined in Section 17.2 of the Plan), in an amount equal to [___] percent (__%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For avoidance of doubt, none of the additional shares of Common Stock available for issuance pursuant to this Section 4.1(b) shall be issued in respect of Incentive Stock Options.

(c) Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. To the extent that any Award payable in shares of Common Stock is forfeited, canceled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Awards settled in cash shall not count against the foregoing maximum share limitation. Shares of Common Stock that otherwise would have been issued upon the exercise of a Stock Option or SAR or in payment with respect to any other form of Award, but are surrendered in payment or partial payment of the exercise price thereof and/or taxes withheld with respect to the exercise thereof or the making of such payment, will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.

4.2 Outside Director Limitation. Subject to adjustment as provided in Section 4.3, the accounting value of Awards granted under the Plan to any Outside Director during any calendar year shall not exceed [$________] (inclusive of any cash awards to an Outside Director for such year that are not made pursuant to the Plan); provided that in the case of a new Outside Director, such amount shall be increased to [$________] for the initial year of the Outside Director’s term.

4.3 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum numbers and kind of shares provided in Section 4.1 hereof, (ii) the numbers and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iii) the price for each share or unit or other right subject to then outstanding Awards, (iv) the performance measures or goals relating to the vesting of an Award, and (v) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

5.      Participation and Awards

5.1 Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted

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and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. To the extent deemed appropriate by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 15.1 hereof.

6.      Stock Options

6.1 Grant of Stock Option. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.6 hereof and Section 422 of the Code, each Stock Option shall be designated, in the sole discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.3.

6.3 Vesting of Stock Options. The Committee shall in its sole discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. Unless otherwise provided by the Committee, no Stock Option shall provide for vesting or exercise earlier than one year after the Date of Grant. The requirements for vesting and exercisability of a Stock Option may be based on the Continuous Service of the Participant for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting or exercisability of any Stock Option at any time. The Committee, in its sole discretion, may allow a Participant to exercise unvested Nonqualified Stock Options, in which case the shares of Common Stock then issued shall be Restricted Stock having analogous vesting restrictions to the unvested Nonqualified Stock Options.

6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Continuous Service for any reason, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in Continuous Service. Notwithstanding the foregoing, unless an Award Agreement provides otherwise:

(a) If a Participant’s Continuous Service terminates by reason of his or her death, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by such Participant’s estate or any Person who acquires the right to exercise such Stock Option by bequest or inheritance at any time in accordance with its terms for up to one (1) year after the date of such Participant’s death (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such one-year period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(b) If a Participant’s Continuous Service terminates by reason of his or her Disability, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by the Participant or his or her personal representative at any time in accordance with its terms for up to one (1) year after the date of such Participant’s termination of Continuous Service (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such one-year period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

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(c) If a Participant’s Continuous Service terminates for any reason other than death, Disability or Cause, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by the Participant up until ninety (90) days following such termination of Continuous Service (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such 90-day period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(d) To the extent that a Stock Option of a Participant whose Continuous Service terminates is not exercisable, such Stock Option shall be deemed forfeited and canceled on the ninetieth (90th) day after such termination of Continuous Service or at such earlier time as the Committee may determine.

6.5 Stock Option Exercise. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, and payment of the aggregate exercise price by certified or bank check, or such other means as the Committee may accept. As set forth in an Award Agreement or otherwise determined by the Committee, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made: (i) in the form of shares of Common Stock that have been held by the Participant for such period as the Committee may deem appropriate for accounting purposes or otherwise, valued at the Fair Market Value of such shares on the date of exercise; (ii) by surrendering to the Company shares of Common Stock otherwise receivable on exercise of the Option; (iii) by a cashless exercise program implemented by the Committee in connection with the Plan; (iv) subject to the approval of the Committee, by a full recourse, interest bearing promissory note having such terms as the Committee may, in its sole discretion, permit and/or (v) by such other method as may be approved by the Committee and set forth in an Award Agreement. Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment of the exercise price and satisfaction of any applicable tax withholding pursuant to Section 16.5, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount based upon the number of shares of Common Stock purchased under the Option. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or shares of Common Stock, as applicable.

6.6 Additional Rules for Incentive Stock Options.

(a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee under Treasury Regulation §1.421-1(h) of the Company or any Subsidiary.

(b) Annual Limits. No Incentive Stock Option shall be granted to an Eligible Person as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.

(c) Ten Percent Stockholders. If a Stock Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent (10%) or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (i) the Stock Option exercise price per share shall in no event be less than 110% of the Fair Market Value of the Common Stock on the date of such grant and (ii) such Stock Option shall not be exercisable after the expiration of five (5) years following the date such Stock Option is granted.

(d) Termination of Employment. An Award of an Incentive Stock Option shall provide that such Stock Option may be exercised not later than three (3) months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one (1) year following death or a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to be necessary to comply with the requirements of Section 422 of the Code.

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(e) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two (2) years following the Date of Grant or one (1) year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

7.      Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.

7.2 Base Price. The base price of a Stock Appreciation Right shall be determined by the Committee in its sole discretion; provided, however, that the base price for any grant of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.3.

7.3 Vesting Stock Appreciation Rights. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. Unless otherwise provided by the Committee, no Stock Appreciation Right shall provide for vesting or exercise earlier than one (1) year after the Date of Grant. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the Continuous Service of a Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting or exercisability of any Stock Appreciation Right at any time.

7.4 Term of Stock Appreciation Rights. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Appreciation Right may be exercised, provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. A Stock Appreciation Right may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Continuous Service for any reason, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Except as otherwise provided in this Section 7 or in an Award Agreement, as such agreement may be amended from time to time upon authorization of the Committee, no Stock Appreciation Right may be exercised at any time during the term thereof unless the Participant is then in Continuous Service.

7.5 Payment of Stock Appreciation Rights. Subject to such terms and conditions as shall be specified in an Award Agreement, a vested Stock Appreciation Right may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company and payment of any exercise price. Upon the exercise of a Stock Appreciation Right and payment of any applicable exercise price, a Participant shall be entitled to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised. Payment of the amount determined under the immediately preceding sentence may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements set forth in Section 16.5. If Stock Appreciation Rights are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

8.      Restricted Stock Awards

8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award. If any dividends or distributions are paid in stock while a Restricted Stock Award is subject to restrictions under Section 8.3 of the Plan, the dividends or other

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distributions shares shall be subject to the same restrictions on transferability as the shares of Common Stock to which they were paid unless otherwise set forth in the Award Agreement. The Committee may also subject the grant of any Restricted Stock Award to the execution of a voting agreement with the Company or with any Affiliate of the Company.

8.2 Vesting Requirements. The restrictions imposed on shares of Common Stock granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Upon vesting of a Restricted Stock Award, such Award shall be subject to the tax withholding requirement set forth in Section 16.5. The requirements for vesting of a Restricted Stock Award may be based on the Continuous Service of the Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting of a Restricted Stock Award at any time. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.

8.3 Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant to whom a Restricted Stock Award is made shall have all rights of a stockholder with respect to the shares granted to the Participant under the Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted.

8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company (directed to the Secretary thereof) and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9.      Restricted Stock Unit Awards

9.1 Grant of Restricted Stock Unit Awards. A Restricted Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each stock unit under a Restricted Stock Unit Award is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. A Restricted Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Restricted Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its sole discretion. If any dividend equivalents are paid while a Restricted Stock Unit Award is subject to restrictions under Section 9 of the Plan, the Committee may, in its sole discretion, provide in the Award Agreement for such dividend equivalents to immediately be paid to the Participant holding such Restricted Stock Unit Award or pay such dividend equivalents subject to the same restrictions on transferability as the Restricted Stock Units to which they relate.

9.2 Vesting of Restricted Stock Unit Awards. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to a Restricted Stock Unit Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit Award may be based on the Continuous Service of the Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate

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the vesting of a Restricted Stock Unit Award at any time. A Restricted Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with rules established by the Committee.

9.3 Payment of Restricted Stock Unit Awards. A Restricted Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit Award may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof as described in the Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Any cash payment of a Restricted Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, any Restricted Stock Unit, whether settled in Common Stock or cash, shall be paid no later than two-and-a-half (2 ½) months after the later of the calendar year or fiscal year in which the Restricted Stock Units vest. If Restricted Stock Unit Awards are settled in shares of Common Stock, then as soon as practicable following the date of settlement, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

10.    Performance Shares

10.1 Grant of Performance Shares. Performance Shares may be granted to any Eligible Person selected by the Committee. A Performance Share Award shall be subject to such restrictions and condition as the Committee shall specify. A Performance Share Award may be granted with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its sole discretion.

10.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, shall determine the number of Performance Shares that shall be paid to a Participant.

10.3 Earning of Performance Shares. After the applicable time period has ended, the number of Performance Shares earned by the Participant over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its sole discretion, waive any performance or vesting conditions relating to a Performance Share Award.

10.4 Form and Timing of Payment of Performance Shares. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, all Performance Shares shall be paid no later than two-and-a-half (2 ½) months following the later of the calendar year or fiscal year in which such Performance Shares vest. Any shares of Common Stock paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Shares are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

11.    Performance Units

11.1 Grant of Performance Units. Performance Units may be granted to any Eligible Person selected by the Committee. A Performance Unit Award shall be subject to such restrictions and condition as the Committee shall specify in a Participant’s Award Agreement.

11.2 Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, will determine the number of Performance Units that shall be settled and paid to the Participant.

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11.3 Earning of Performance Units. After the applicable time period has ended, the number of Performance Units earned by the Participant, and the amount payable in cash, in shares or in a combination thereof, over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its sole discretion, waive any performance or vesting conditions relating to a Performance Unit Award.

11.4 Form and Timing of Payment of Performance Units. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, all Performance Units shall be paid no later than two-and-a-half (2 ½) months following the later of the calendar year or fiscal year in which such Performance Units vest. Any shares of Common Stock paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Units are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

12.    Incentive Bonus Awards

12.1 Incentive Bonus Awards. The Committee, at its discretion, may grant Incentive Bonus Awards to such Participants as it may designate from time to time. The terms of a Participant’s Incentive Bonus Award shall be set forth in the Participant’s Award Agreement. Each Award Agreement shall specify such general terms and conditions as the Committee shall determine.

12.2 Incentive Bonus Award Performance Criteria. The determination of Incentive Bonus Awards for a given year or years may be based upon the attainment of specified levels of Company or Subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Committee. The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Bonus Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Bonus Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Bonus Award relates, to the extent applicable, and while the outcome of the performance goals and targets is uncertain.

12.3 Payment of Incentive Bonus Awards.

(a) Incentive Bonus Awards shall be paid in cash or Common Stock, as set forth in a Participant’s Award Agreement. Payments shall be made following a determination by the Committee that the performance targets were attained and shall be made within two and one-half months after the later of the end of the fiscal or calendar year in which the Incentive Award is no longer subject to a substantial risk of forfeiture.

(b) The amount of an Incentive Bonus Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

13.    Other Cash-Based Awards and Other Stock-Based Awards

13.1 Other Cash-Based and Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to a Participant, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. In addition, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

13.2 Value of Cash-Based Awards and Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee, in its sole discretion. Each Other Cash-Based Award shall specify a payment amount or payment

Annex E-12

range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Other Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

13.3 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to Other Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or shares of Common Stock as the Committee determines.

14.    Change in Control

14.1 Effect of a Change in Control.

(a) The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a “Change in Control” on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. To the extent necessary for compliance with Section 409A of the Code, an Award Agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control shall only become payable to the extent that the requirements for a “change in control” for purposes of Section 409A have been satisfied.

(b) Notwithstanding anything to the contrary set forth in the Plan, unless otherwise provided by an Award Agreement, upon or in anticipation of any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Stock Options and Stock Appreciation Rights held by Participants affected by the Change in Control to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Award and any other Award held by Participants affected by the Change in Control to become non-forfeitable, in whole or in part; (iii) cancel any Stock Option or Stock Appreciation Right in exchange for a substitute option in a manner consistent with the requirements of Treasury Regulation. §1.424-1(a) or §1.409A-1(b)(5)(v)(D), as applicable (notwithstanding the fact that the original Stock Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units held by a Participant in exchange for restricted stock or performance shares of or stock or performance units in respect of the capital stock of any successor corporation; (v) redeem any Restricted Stock held by a Participant affected by the Change in Control for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted share of Common Stock on the date of the Change in Control; (vi) terminate any Award in exchange for an amount of cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Change in Control (the “Change in Control Consideration”); provided, however that if the Change in Control Consideration with respect to any Option or Stock Appreciation Right does not exceed the exercise price of such Option or Stock Appreciation Right, the Committee may cancel the Option or Stock Appreciation Right without payment of any consideration therefor; and/or (vii) take any other action necessary or appropriate to carry out the terms of any definitive agreement controlling the terms and conditions of the Change in Control. Any such Change in Control Consideration may be subject to any escrow, indemnification and similar obligations, contingencies and encumbrances applicable in connection with the Change in Control to holders of Common Stock. Without limitation of the foregoing, if as of the date of the occurrence of the Change in Control the Committee determines that no amount would have been attained upon the realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The Committee may cause the Change in Control Consideration to be subject to vesting conditions (whether or not the same as the vesting conditions applicable to the Award prior to the Change in Control) and/or make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

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(c) The Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same or similar post-closing purchase price adjustments, escrow terms, offset rights, holdback terms and similar conditions as the other holders of Common Stock, and (iii) execute and deliver such documents and instruments as the Committee may reasonably require for the Participant to be bound by such obligations. The Committee will endeavor to take action under this Section 14 in a manner that does not cause a violation of Section 409A of the Code with respect to an Award.

15.    General Provisions

15.1 Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Continuous Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

15.2 Forfeiture Events/Representations. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Continuous Service for Cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation. Notwithstanding the foregoing, the confidentiality restrictions set forth in an Award Agreement shall not, and shall not be interpreted to, impair a Participant from exercising any legally protected whistleblower rights (including under Rule 21 of the Exchange Act). In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any “clawback” policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing condition.

15.3 No Assignment or Transfer; Beneficiaries.

(a) Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

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(b) Limited Transferability Rights. Notwithstanding anything else in this Section 15.3 to the contrary, the Committee may in its discretion provide in an Award Agreement that an Award in the form of a Nonqualified Stock Option, share-settled Stock Appreciation Right, Restricted Stock, Performance Share or share-settled Other Stock-Based Award may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

15.4 Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued shares of Common Stock covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.3 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.

15.5 Employment or Continuous Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in Continuous Service, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

15.6 Fractional Shares. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment.

15.7 Other Compensation and Benefit Plans. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

15.8 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries. In addition, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15.9 Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

15.10 No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

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15.11 Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee or the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board or Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

15.12 Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of the Participant’s services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

15.13 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any shares of Common Stock subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.

16.    Legal Compliance

16.1 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares. All Common Stock issued pursuant to the terms of this Plan shall constitute “restricted securities,” as that term is defined in Rule 144 promulgated pursuant to the Securities Act, and may not be transferred except in compliance herewith and with the registration requirements of the Securities Act or an exemption therefrom. Certificates representing Common Stock acquired pursuant to an Award may bear such legend as the Company may consider appropriate under the circumstances.

16.2 Incentive Arrangement. The Plan is designed to provide an on-going, pecuniary incentive for Participants to produce their best efforts to increase the value of the Company. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is thus intended not to be a pension or welfare benefit plan that is subject to Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be construed accordingly. All interpretations and determinations hereunder shall be made on a basis consistent with the Plan’s status as not an employee benefit plan subject to ERISA.

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16.3 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

16.4 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code or an exemption thereto, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in the event that any provision of the Plan or an Award Agreement is determined by the Committee, in its sole discretion, to not comply with the requirements of Section 409A of the Code or an exemption thereto, the Committee shall, in its sole discretion, have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary, regardless of whether such actions, interpretations, or changes shall adversely affect a Participant, subject to the limitations, if any, of applicable law. If an Award is subject to Section 409A of the Code, any payment made to a Participant who is a “specified employee” of the Company or any Subsidiary shall not be made before the date that is six (6) months after the Participant’s “separation from service” to the extent required to avoid the adverse consequences of Section 409A of the Code. For purposes of this Section 16.4, the terms “separation from service” and “specified employee” shall have the meanings set forth in Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

16.5 Tax Withholding.

(a) The Company shall have the power and the right to deduct or withhold, or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, but in no event shall such deduction or withholding or remittance exceed the minimum statutory withholding requirements unless permitted by the Company and such additional withholding amount will not cause adverse accounting consequences and is permitted under Applicable Law.

(b) Subject to such terms and conditions as shall be specified in an Award Agreement, a Participant may, in order to fulfill the withholding obligation, (i) tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes; and/or (ii) utilize the broker-assisted exercise procedure described in Section 6.5 to satisfy the withholding requirements related to the exercise of a Stock Option.

(c) Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; (ii) such withholding would constitute a violation of the provisions of any law or regulation, or (iii) such withholding would cause adverse accounting consequences for the Company.

16.6 No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee nor any other Person make any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any Participant or any other Person hereunder.

16.7 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

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16.8 Stock Certificates; Book Entry Form. Notwithstanding any provision of the Plan to the contrary, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, any obligation set forth in the Plan pertaining to the delivery or issuance of stock certificates evidencing shares of Common Stock may be satisfied by having issuance and/or ownership of such shares recorded on the books and records of the Company (or, as applicable, its transfer agent or stock plan administrator).

16.9 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

17.    Effective Date, Amendment and Termination

17.1 Effective Date. The effective date of the Plan shall be the date on which the Plan is approved by the requisite percentage of the holders of the Common Stock of the Company; provided, however, that Awards granted under the Plan subsequent to the approval of the Plan by the Board shall be valid if such stockholder approval occurs within one (1) year of the date on which such Board approval occurs.

17.2 Amendment; Termination. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary; provided, however, that (a) no such amendment, suspension or termination shall materially and adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant, provided that no modification or amendment of any Incentive Stock Option shall require a Participant’s consent as a result of such modification or amendment causing such Incentive Stock Option (i) to become a Nonqualified Stock Option or (ii) to be considered granted as of the date of such modification or amendment pursuant to Section 424 of the Code and Treasury Regulations Section 1.424-1(e), (b) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (c) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares of Common Stock available for issuance under the Plan, or (ii) changes the persons or class of persons eligible to receive Awards. The Plan will continue in effect until terminated in accordance with this Section 17.2; provided, however, that no Award will be granted hereunder on or after the 10th anniversary of the date of the Plan’s initial adoption by the Board (the “Expiration Date”); but provided further, that Awards granted prior to such Expiration Date may extend beyond that date.

INITIAL BOARD APPROVAL: ______________, 2022

INITIAL STOCKHOLDER APPROVAL: _________________, 2022

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Annex F

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with [***] to indicate where redactions have been made. The marked information has been excluded from the Exhibit because it both (i) is not material and (ii) would be competitively harmful to the Company if publicly disclosed. The Company agrees to furnish supplementally an unredacted copy of this Exhibit to the SEC upon request.

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of July 20, 2022, between Larkspur Health Acquisition Corp., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.7.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Certificate of Designation” means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Delaware, in the form of Exhibit A attached hereto.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

Annex F-1

“Closing Statement” means the Closing Statement in the form on Annex A attached hereto.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Class A common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Alston & Bird LLP, with offices located at 90 Park Avenue, 15th Floor, New York, NY 10016.

“Conversion Price” shall have the meaning ascribed to such term in the Certificate of Designation.

“Conversion Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Disclosure Time” means, (i) if this Agreement is signed on a day that is not a Trading Day or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any Trading Day, 9:01 a.m. (New York City time) on the Trading Day immediately following the date hereof, unless otherwise instructed as to an earlier time by the Placement Agent, and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any Trading Day, no later than 9:01 a.m. (New York City time) on the date hereof, unless otherwise instructed as to an earlier time by the Placement Agent.

“Disqualification Event” shall have the meaning ascribed to such term in Section 3.1(ee).

“Effective Date” means the earlier of the date that (a) the initial Registration Statement has been declared effective by the Commission registering all of the Underlying Shares by the holders of Preferred Stock (assuming for such purposes the Conversion Price equals the Floor Price (as defined in the Certificate of Designation), (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement of the sale of such shares to be in compliance without volume or manner-of-sale restrictions, (c) the first date following the one year anniversary of the Closing Date on which no holder of Underlying Shares or Preferred Stock is an Affiliate of the Company, or (d) all of the Underlying Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Company Counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Underlying Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers, directors, consultants, contractors, vendors or other agents of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with

Annex F-2

stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, (d) any Future Equity Issuance, and (e) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (x) primarily for the purpose of raising capital, including an at-the-market offering, (y) to an entity whose primary business is investing in securities or (z) at a price equal to or less than the Floor Price.

“Escrow Agent” means an escrow agent that is mutually acceptable to the Placement Agent and the Company.

“Escrow Agreement” means the escrow agreement to be entered into by and among the Company, the Escrow Agent and the Placement Agent pursuant to which the Purchasers shall deposit Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder, in such form as the parties may agree prior to Closing.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Future Equity Issuance” means the issuance of shares of Common Stock or securities convertible into Common Stock in an amount not to exceed $35.0 million in the aggregate; provided that the proceeds of such issuance are used to redeem the Preferred Stock pursuant to the terms of the Certificate of Designation.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above
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“Insider Letter” means that certain Letter Agreement, dated December 20, 2021, by and among the Company, its officers and directors, and the Sponsor.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Issuer Covered Person” and “Issuer Covered Person” shall have the meaning ascribed to such term in Section 3.1(ee).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Lock-Up Agreement” means the Lock-Up Agreement, dated as of the date hereof, by and among the Company and such person set forth on Schedule I attached hereto, in the form of Exhibit E attached hereto.

“Management Presentation” means the PowerPoint presentation dated July 20, 2022 detailing the transactions contemplated by the Merger Agreement.

“Material Adverse Effect” means (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.17.

“Merger Agreement” means the Business Combination Agreement dated the date hereof between the Company and ZyVersa.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Placement Agent” means Alliance Global Partners, LLC.

“Preferred Stock” means the 7,000 shares of the Company’s Series A Convertible Preferred Stock issued hereunder having the rights, preferences and privileges set forth in the Certificate of Designation, in the form of Exhibit A hereto.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Public Information Failure” shall have the meaning ascribed to such term in Section 4.3(b).

“Public Information Failure Payments” shall have the meaning ascribed to such term in Section 4.3(b).

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.10.

“Redemption” means the possible redemption by the stockholders of the Company of any Common Stock or Common Stock Equivalents, as contemplated in the Company’s prospectus in connection with the Company’s initial public offering.

“Registration Rights Agreement” means the Registration Rights Agreement among the Company and the Purchasers, in the form of Exhibit B attached hereto.

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“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Purchaser as provided for in the Registration Rights Agreement.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants or conversion in full of all shares of Preferred Stock (assuming on such date the shares of Preferred Stock are converted in full based upon the Floor Price (as defined in the Certificate of Designation)), ignoring any conversion or exercise limits set forth therein, and assuming that any previously unconverted shares of Preferred Stock are held until the third anniversary of the Closing Date.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Preferred Stock, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Approval” means: (i) the 19.9% Approval (as defined below), (ii) the approval of the stockholders of the Company to the Business Combination and (ii) such stockholder approval as may be required to ensure the Company has sufficient authorized capital stock to issue the Securities pursuant to this Agreement, the Certificate of Designation and the Warrants.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Stock or any transaction marked “short exempt”).

“Sponsor” means Larkspur Health LLC.

“Stated Value” means $1,000 per share of Preferred Stock.

“Subscription Amount” shall mean, as to each Purchaser, the aggregate amount to be paid for the Preferred Stock purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“target” means ZyVersa.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Certificate of Designation, the Warrants, the Registration Rights Agreement, the Escrow Agreement, and all exhibits and schedules thereto.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

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“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if not listed on a Trading Market, but quoted on OTCQB or OTCQX, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to 5 years, in the form of Exhibit C attached hereto.

“Warrant Agreement” means the warrant agreement dated December 20, 2021 between the Company and the Transfer Agent.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

“ZyVersa” means ZyVersa Therapeutics, Inc., a Florida corporation.

ARTICLE II.

PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, an aggregate of $7,000,000 of shares of Preferred Stock with an aggregate Stated Value for each Purchaser equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser, and Warrants as determined pursuant to Section 2.2(a). The aggregate number of shares of Preferred Stock sold hereunder shall be 7,000. The Company shall provide written notice (which may be via email) to each Purchaser (the “Closing Notice”) that the Company reasonably expects the Closing to occur (and the conditions thereto to be satisfied) on a date specified in the notice (the “Scheduled Closing Date”) not less than five (5) business days after the date of the Closing Notice, which Closing Notice shall contain the Flow of Funds Letter (as defined below) with the Company’s wire instructions for the Escrow Account. The failure of the Closing to occur on the Scheduled Closing Date shall not terminate this Agreement or otherwise relieve any party of any of its obligations hereunder. Provided that the Closing Notice is timely delivered in accordance with the foregoing, no later than two (2) business days prior to Closing, each Purchaser shall deliver to the Escrow Agent, via wire transfer or a certified check, immediately available funds equal to such Purchaser’s Subscription Amount. At the Closing, the Company shall deliver to each Purchaser its respective shares of Preferred Stock and Warrants as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of Company Counsel or such other location as the parties shall mutually agree and the Placement Agent shall deliver to the Escrow Agent the Form of Escrow Release Notice (as defined in the Escrow Agreement), duly executed, which shall cause the release of the funds in the Escrow Account to the Company. If this Agreement is terminated prior to the Closing and any funds have already been sent by any Purchaser to the Escrow Account, or the Closing Date does not occur within five (5) business days after the Scheduled Closing Date specified in the Closing Notice, the Company shall or shall cause the Escrow Agent to promptly (but not later than seven (7) business days after the Scheduled Closing Date specified in the Closing Notice), return the funds delivered by any Purchaser for payment of such Purchaser’s Subscription Amount by wire transfer in immediately available funds to the account specified in writing by such Purchaser (provided, that the failure of the Closing Date to occur within such seven (7) business day period and the return of the relevant funds

Annex F-6

shall not relieve such Purchaser from its obligations under this Agreement for a subsequently rescheduled Closing Date determined by the Company in good faith and indicated to such Purchaser in a timely delivered subsequent Closing Notice).

2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a copy of the Irrevocable Transfer Agent Instructions, in the form acceptable to such Purchaser, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent;

(iii) a legal opinion of Company Counsel in a form reasonably acceptable to the Placement Agent with respect to the exemption from registration under the Securities Act applicable to the transactions contemplated by this Agreement;

(iv) a certificate evidencing (or reasonable evidence of issuance by book entry, as applicable, of) such aggregate number of shares of Preferred Stock equal to such Purchaser’s Subscription Amount divided by the Stated Value, registered in the name of such Purchaser and evidence of the filing and acceptance of the Certificate of Designation from the Secretary of State of Delaware;

(v) a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 100% of such Purchaser’s Conversion Shares, with an exercise price equal to $11.50, subject to adjustment therein;

(vi) a certificate duly executed by a Chief Executive Officer of the Company, dated as of the Closing Date, certifying that each and every representation and warranty of the Company shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing Date;

(i) a certificate duly executed by the Chief Executive Officer of the Target, dated as of the Closing Date, in a form reasonably acceptable to such Purchaser, certifying that each and every representation and warranty of the Target shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Target shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Target at or prior to the Closing Date;

(ii) a certificate executed by the Secretary of the Company, in a form reasonably acceptable to such Purchaser, and dated as of the Closing Date, as to (i) the resolutions with respect to the transactions contemplated hereby and pursuant to the Merger Agreement as adopted by the Company’s board of directors, (ii) the certificate of incorporation of the Company and (iii) the bylaws of the Company, each as in effect at the Closing;

(iii) a certificate executed by the Secretary of the Target, in a form reasonably acceptable to such Purchaser, and dated as of the Closing Date, as to (i) the resolutions with respect to the transactions contemplated hereby and pursuant to the Merger Agreement as adopted by the Target’s board of directors, (ii) the certificate of formation of the Target and (iii) the bylaws of the Target, each as in effect at the Closing;

Annex F-7

(iv) a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding on the Closing Date immediately prior to the Closing;

(v) a letter on the letterhead of the Company, duly executed by the Chief Executive Officer of the Company, setting forth the wire amounts of each Purchaser and the wire transfer instructions of the Company (the “Flow of Funds Letter”);

(vi) the Lock-Up Agreements; and

(viii) the Registration Rights Agreement duly executed by the Company.

(b) On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company or the Escrow Agent, as applicable, the following:

(i) this Agreement duly executed by such Purchaser; and

(ii) the Registration Rights Agreement duly executed by such Purchaser.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i) ZyVersa shall have received commitments by August 31, 2022 of at least $3.0 million in connection with the sale of Securities pursuant this Agreement or a private placement of its common stock;

(ii) the closing of the Business Combination;

(iii) all conditions precedent to the closing of the Business Combination, including, without limitation, the approval of the Company’s stockholders, shall have been satisfied (as determined by the parties to the Merger Agreement, and other than those conditions which, by their nature, are to be satisfied at the closing of the Business Combination) or waived in writing by the party entitled to the benefit thereof under the Merger Agreement, and the closing of the Business Combination shall be scheduled to occur concurrently with the Closing;

(iv) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(v) all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed;

(vi) the Stockholder Approval being obtained by the Company; and

(vii) the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b) The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i) ZyVersa shall have received commitments by August 31, 2022 of at least $3.0 million in connection with the sale of Securities pursuant to this Agreement or a private placement of its common stock;

(ii) the closing of the Business Combination;

(iii) the Stockholder Approval being obtained by the Company;

(iv) all conditions precedent to the closing of the Business Combination set forth in the Merger Agreement shall have been satisfied or waived in writing by the party entitled to the benefit thereof under the Merger Agreement, and the closing of the Business Combination shall be scheduled to occur concurrently with the Closing;

Annex F-8

(v) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(vi) all obligations, covenants and agreements of the Company required to be performed, satisfied or complied at or prior to the Closing Date shall have been performed;

(vii) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(viii) the Merger Agreement shall not have been amended or modified, nor shall any provisions thereunder have been waived, in any case, in a manner that would reasonably be expected to adversely affect the economic benefits that any Purchaser (in its capacity as such) would reasonably expect to receive under this Agreement or the liabilities that such Purchaser would reasonably expect to incur under this Agreement without the written consent of such Purchaser (which, subject to the conditions of this clause (iii) shall not be unreasonably withheld);

(ix) there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(x) there has been no Target Material Adverse Effect (as defined below) with respect to the Target since the date hereof;

(xi) the Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the sale of the Securities, including without limitation, those required by any Trading Market, if any;

(xii) the Company shall have obtained approval of the Nasdaq Capital Market to list or designate for quotation (as the case may be) the Underlying Shares; and

(xiii) from the date hereof to the Closing Date, trading in the Common Stock shall not have been continuously halted or suspended by the Commission or the Company’s principal Trading Market and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been continuously suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, for more than 11.25 consecutive hours over any two consecutive Trading Days nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Purchaser as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) Organization and Qualification. The Company is an entity duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is not in violation nor default of any of the provisions of its Organizational Documents in any material respect. The Company is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has no subsidiaries as of the date of this Agreement.

Annex F-9

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against, as applicable, the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s Organizational Documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings as contemplated by this Agreement, (ii) the filings required to be made with the Commission pursuant to the Registration Rights Agreement, (iii) the notice and/or application(s), if any, to each applicable Trading Market for the issuance and sale of the Securities and the listing of the Underlying Shares for trading thereon in the time and manner required thereby, (iv) the filing with the Commission of a Form D and a proxy statement on Schedule 14A to be filed in connection with the Business Combination, and such filings as are required to be made under applicable requirements, if any, of the Exchange Act or applicable state securities laws, (v) the filing with the Federal Trade Commission of any notice and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to be filed in connection with the Business Combination, and (vi) Stockholder Approval (collectively, the “Required Approvals”).

(e) Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Underlying Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Company will include a shareholder proposal in the proxy statement on Schedule 14A to be filed in connection with the Business Combination to approve an increase in authorized capital stock

Annex F-10

such that, immediately prior to Closing, it will have reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares at least equal to the Required Minimum on the date hereof.

(f) Capitalization. The issued and outstanding capital stock of the Company as of the date hereof is as set forth in the SEC Reports on, which shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities pursuant to this Agreement or as set forth in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. Other than as expressly set forth in the Merger Agreement, as set forth in this Agreement, or in the SEC Reports, the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers). Other than as set forth in the SEC Reports, there are no outstanding securities or instruments of the Company with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company. Other than the Redemption, as expressly set forth in the Warrant Agreement, or in the SEC Reports, there are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company. Except as set forth in the SEC Reports, the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in the SEC Reports, here are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders. The Company has not entered into any side letter or similar agreement with any Purchaser or any other investor in connection with such Purchaser’s or investor’s direct or indirect investment in the Company.

(g) SEC Reports; Financial Statements. The Company, since its initial public offering, has filed all reports, schedules, registration statements, proxy statements, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. As of their respective dates, none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial

Annex F-11

statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports and except as disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, or pursuant to existing Company stock option plans. Except as disclosed in the SEC Reports, the Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its business, prospects, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed (in the SEC Reports or otherwise) at least one Trading Day prior to the date that this representation is made.

(i) Compliance. The Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is not, nor has been, in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(j) Litigation. Except as set forth in the SEC Reports there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, “Actions”). Additionally, except as set forth in the SEC Reports, there is no Action that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. The Company is not, nor has been, the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Except as set forth in the SEC Reports, there has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(k) Transactions with Affiliates and Employees. Except as described in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such

Annex F-12

employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(l) Sarbanes-Oxley; Internal Accounting Controls. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company.

(m) Certain Fees. Other than to the Placement Agent or as set forth in the SEC Reports, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(n) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. Subject to Stockholder Approval requirements, the issuance and sale of the Securities hereunder will not contravene the rules and regulations of the Trading Market.

(o) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities and consummation of the Business Combination, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(p) Registration Rights. Other than each of the Purchasers and as disclosed in the SEC Reports, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(q) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

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(r) Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(s) Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents and the Management Presentation, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby is true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(t) No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable stockholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(u) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(v) No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. Assuming the accuracy of the Purchaser’s representations and warranties under this Agreement, the Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(w) Foreign Corrupt Practices. Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of FCPA.

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(x) Accountants. The Company’s accounting firm is Marcum LLP. To the knowledge and belief of the Company, such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending December 31, 2021.

(y) No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(z) Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(aa) Acknowledgment Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.2(g), 4.12 and 4.15 hereof), it is understood and acknowledged by the Company that: (i) none of the Purchasers has been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may have a “short” position in the Common Stock and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that, except as set forth in Section 4.12 hereof, (y) one or more Purchasers and their Affiliates may engage in hedging activities at various times at any time after the date hereof, including during the period that the Securities are outstanding, and including, without limitation, during the periods that the value of the Underlying Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(bb) Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

(cc) Office of Foreign Assets Control. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(dd) Money Laundering. The operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action

Annex F-15

or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ee) No Disqualification Events. With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

(ff) Other Covered Persons. Other than the Placement Agent, the Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(gg) Notice of Disqualification Events. The Company will notify the Purchasers and the Placement Agent in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any Issuer Covered Person.

3.2 Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a) Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities at any time pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

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(c) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants or converts any shares of Preferred Stock, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Purchaser is not subject to any Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Purchaser is not an entity formed for the specific purpose of acquiring the Securities and is an “institutional account” as defined by FINRA Rule 4512(c).

(d) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) General Solicitation. Such Purchaser became aware of this offering of Securities solely by means of direct contact between Purchaser and the Company and/or Target, or their respective representatives or affiliates, or by means of contact from the Placement Agent on behalf of the Company, and the Securities were offered to Purchaser solely by direct contact between Purchaser and the Company and/or Target, or their respective affiliates. Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to Purchaser, by any other means. Such Purchaser is not, to such Purchaser’s knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

(f) Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto), the Management Presentation, and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities, the transactions contemplated by the Merger Agreement, and the merits and risks of investing in the Securities; (ii) access to information about the Company, Target and its financial condition, results of operations, business, properties, management and prospects as such Purchaser and its advisor(s) have deemed sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Such Purchaser acknowledges and agrees that neither the Placement Agent nor any Affiliate of the Placement Agent has provided such Purchaser with any information or advice with respect to the Securities nor is such information or advice necessary or desired. Neither the Placement Agent nor any Affiliate has made or makes any representation as to the Company or the quality of the Securities and the Placement Agent and any Affiliate may have acquired non-public information with respect to the Company which such Purchaser agrees need not be provided to it. Purchaser further acknowledges that there have not been, and Purchaser hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Purchaser by the Company, the Placement Agent, any of their respective Affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the transactions contemplated hereby or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Agreement, the Merger Agreement and the other Transaction Documents. In connection with the issuance of the Securities to such Purchaser, neither the Placement Agent nor any of its Affiliates has acted as a financial advisor or fiduciary to such Purchaser.

(g) Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to

Annex F-17

the execution hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement or to such Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, for the avoidance of doubt, and except as set forth in Section 4.12 herein, nothing contained in this Section 3.2 or anywhere else in this Agreement shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

3.3 Representations and Warranties of the Target. The Target hereby makes (x) each of the following representations and warranties and (y) each of the representations and warranties of the Target set forth in the Merger Agreement (as if such representations and warranties were initially made to each Purchaser and set forth in this Agreement in their entirety, mutatis mutandis), in each case, as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) Organization and Qualification. The Target is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. The Target is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Target Material Adverse Effect (as defined below). The Target has no subsidiaries. As used in this Agreement, “Target Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Target, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Target to perform any of its obligations under any of the Transaction Documents (as defined below). The Target has no subsidiaries as of the date of this Agreement.

(b) Authorization; Enforcement; Validity. The Target has the requisite power and authority to enter into and perform its obligations under the Merger Agreement, this Agreement and the other Transaction Documents. The execution and delivery of the Merger Agreement, this Agreement and the other Transaction Documents by the Target, and the consummation by the Target of the transactions contemplated hereby and thereby have been duly authorized by the Target’s board of directors, and no further filing, consent or authorization is required by the Target, its board of directors or its stockholders or other governing body. The Merger Agreement and this Agreement have been, and the other Transaction Documents to which it is a party will be prior to the Closing, duly executed and delivered by the Target, and each constitutes the legal, valid and binding obligations of the Target, enforceable against the Target in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

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(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Target and the consummation by the Target of the transactions contemplated hereby and thereby will not (i) result in a violation of the Organizational Documents of the Target, or any capital stock or other securities of the Target, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Target is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations) applicable to the Target or by which any property or asset of the Target is bound or affected.

(d) Consents. The Target is not required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Target is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing Date, and the Target is not aware of any facts or circumstances which might prevent the Target from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents.

(e) Material Liabilities; Financial Information.

(i) Material Liabilities. Except as set forth on Schedule 3.3(e)(i), the Target has no liabilities or obligations, absolute or contingent (individually or in the aggregate) in excess of $250,000 individually, or in the aggregate. Except as disclosed on Schedule 3.3(e)(i), the Target (i) has no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Target or by which the Target is or may become bound, (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Target Material Adverse Effect, (iii) has no financing statements securing obligations in any amounts filed in connection with the Target; (iv) is not in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Target Material Adverse Effect, and (v) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Target’s officers, has or is expected to have a Target Material Adverse Effect.

(ii) Unaudited Financial Information. The unaudited consolidated financial statements of the Target, consisting of the consolidated balance sheet of the Target as of March 31, 2022, and the related unaudited consolidated income statement and statement of cash flows for the three months then ended, delivered to the Purchasers on or prior to the date hereof and attached hereto as Schedule 3.3(e)(ii) (collectively, the “Unaudited Target Financials”), fairly present in all material respects the financial position of the Target, at the respective dates thereof, subject to adjustments which are not expected to have a Target Material Adverse Effect.

(iii) Audited Financial Information. The consolidated balance sheets of the Target as of December 31, 2020 and December 31, 2021, and the related consolidated audited income statements, changes in stockholder or member equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Target Financials”), fairly present in all material respects the financial position of the Target at the respective dates thereof, subject to adjustments which are not expected to have a Target Material Adverse Effect. The forecasts and projections, if any, contained in the Audited Target Financials will have been prepared in good faith and on the basis of assumptions that are fair and reasonable in light of current and reasonably foreseeable circumstances.

(iv) No Misstatements or Omissions; No Restatements. No information provided by or on behalf of the Target to any of the Purchasers contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading,

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in the light of the circumstance under which they are or were made. The Target is not currently contemplating to amend or restate any of the Target Financial Statements, nor is the Target currently aware of facts or circumstances which would require the Target to amend or restate any of the Target Financial Statements, in each case, in order for any of the Target Financials Statements to be in compliance with GAAP. The Target has not been informed by its independent accountants that they recommend that the Target amend or restate any of the Target Financial Statements or that there is any need for the Target to amend or restate any of the Target Financial Statements.

(f) Absence of Certain Changes. Since the date of the last Target Financial Statements, there has been no Target Material Adverse Effect. Specifically, since the date of the last Target Financial Statements, the Target has not:

(i) declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock of the Target or any direct or indirect redemption, purchase or other acquisition of any such shares;

(ii) sold, assigned, pledged, encumbered, transferred or other disposed of any tangible asset of the Target (other than sales or the licensing of its products to customers in the ordinary course of business consistent with past practice), or sold, assigned, pledged, encumbered, transferred or other disposed of any Target Intellectual Property (other than licensing of products of the Target in the ordinary course of business and on a non-exclusive basis);

(iii) entered into any licensing or other agreement with regard to the acquisition or disposition of any patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses and which the failure to so have could have a Target Material Adverse Effect (collectively, the “Target Intellectual Property”) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed with respect to any Governmental Entity;

(iv) made any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Target’s annual capital expenditure budget for periods following the date of this Agreement, made available to the Purchasers;

(v) incurred any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) in excess of $250,000 individually, other than obligations under customer contracts, current obligations and liabilities, in each case incurred in the ordinary course of business and consistent with past practice;

(vi) incurred any Lien on any property of the Target;

(vii) made any payment, discharge, satisfaction or settlement of any suit, action, claim, arbitration, proceeding or obligation of the Target, except in the ordinary course of business and consistent with past practice;

(viii) completed any split, combination or reclassification of any equity securities;

(ix) incurred any material loss, destruction or damage to any property of the Target, whether or not insured;

(x) made any acceleration or prepayment of any Indebtedness (as defined below) for borrowed money or the refunding of any such Indebtedness;

(xi) experienced any labor trouble involving the Target or any material change in their personnel or the terms and conditions of employment;

(xii) made any waiver of any valuable right, whether by contract or otherwise;

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(xiii) made any loan or extension of credit to any officer or employee of the Target;

(xiv) experienced any change in the independent public accountants of the Target or any material change in the accounting methods or accounting practices followed by the Target, or any material change in depreciation or amortization policies or rates;

(xv) experienced any resignation or termination of any officer, key employee or group of employees of the Target;

(xvi) made any change in any compensation arrangement or agreement with any employee, officer, director or shareholder that would result in the aggregate compensation to such Person in such year to exceed $200,000, except as permitted by the Merger Agreement;

(xvii) any material increase in the compensation of employees of the Target (including any increase pursuant to any written bonus, pension, profit sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, shareholder, director, consultant or agent of the Target having an annual salary or remuneration in excess of $200,000, except as permitted by the Merger Agreement;

(xviii) any revaluation of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets other than in the ordinary course of business;

(xix) any acquisition or disposition of any material assets (or any contract or arrangement therefor), or any other material transaction by the Target otherwise than for fair value in the ordinary course of business;

(xx) cancelled any debts or claims or any material amendment, termination or waiver of any rights of the Target; or

(xxi) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xx).

The Target has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Target have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Target is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Target Insolvent (as defined below). For purposes of this Section 3.3(f), “Target Insolvent” means (A) the present fair saleable value of the Target’s assets is less than the amount required to pay the Target’s total Indebtedness (as defined below), (B) the Target is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Target intends to incur or believes that it will incur debts that would be beyond their ability to pay as such debts mature. The Target has not engaged in any business or in any transaction, and is not about to engage in any business or in any transaction, for which the Target’s remaining assets constitute unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(g) No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Target, or any of its businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) could have a material adverse effect on any Purchaser’s investment hereunder or (ii) could have a Target Material Adverse Effect. The reserves, if any, established by the Target or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Target on the date hereof and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by the Target in its financial statements or otherwise.

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(h) Foreign Corrupt Practices. Neither the Target, the Target’s subsidiary or any director, officer, agent, employee, nor any other person acting for or on behalf of the foregoing (individually and collectively, a “Target Affiliate”) have violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption laws, nor has any Target Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of

(i) (A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or

(ii) assisting the Target in obtaining or retaining business for or with, or directing business to, the Target.

(i) Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship to which the Target is a party that is required to be disclosed by the Target in its Target Financial Statements and is not so disclosed or that otherwise could be reasonably likely to have a Target Material Adverse Effect.

(j) Illegal or Unauthorized Payments; Political Contributions. Neither the Target nor, to the best of the Target’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Target has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Target.

(k) Money Laundering. The Target is in compliance with, and has not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

(l) Management. During the past five-year period, no current or former officer or director or, to the knowledge of the Target, no current ten percent (10%) or greater shareholder of the Target has been the subject of:

(i) a petition under bankruptcy laws or any other insolvency or moratorium law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two years before the time of the filing of such petition or such appointment;

(ii) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

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(iii) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

(A) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(B) Engaging in any particular type of business practice; or

(C) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;

(iv) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than sixty (60) days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;

(v) a finding by a court of competent jurisdiction in a civil action or by the SEC or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or

(vi) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

(m) No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Target to arise, between the Target and the accountants and lawyers formerly or presently employed by the Target and the Target is current with respect to any fees owed to its accountants and lawyers which could affect the Target’s ability to perform any of its obligations under any of the Transaction Documents. In addition, on or prior to the date hereof, the Target had discussions with its accountants about its financial statements. Based on those discussions, the Target has no reason to believe that it will need to restate any such financial statements or any part thereof.

(n) Cybersecurity. The Target’s information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Target as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants that would reasonably be expected to have a Material Adverse Effect on the Target’s business. The Target has implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including “Personal Data,” used in connection with their businesses. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679); (iv) any information which would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”); and (v) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. There have

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been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person or such, nor any incidents under internal review or investigations relating to the same except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Target is presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(o) Compliance with Data Privacy Laws. The Target is, and since January 1, 2018 has been, in compliance with all applicable state and federal data privacy and security laws and regulations, including without limitation HIPAA, and the Target has taken commercially reasonable actions to prepare to comply with, and since May 25, 2018, has been and currently are in compliance with, the GDPR (EU 2016/679) (collectively, the “Privacy Laws”) except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To ensure compliance with the Privacy Laws, the Target has in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of Personal Data (the “Policies”). The Target has at all times made all disclosures to users or customers required by applicable laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, to the knowledge of the Target, been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect. The Target further certifies that it: (i) has not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law.

(p) U.S. Real Property Holding Corporation. The Target is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Target shall so certify upon Purchaser’s request.

(q) Bank Holding Company Act. The Target is not subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Target does not own or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. The Target does not exercise a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(r) Other Covered Persons. Other than the Placement Agent, the Target is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(s) Disclosure. No statement made by the Target in this Agreement, the Merger Agreement, the Management Presentation, any other Transaction Document or the exhibits and schedules attached hereto or in any certificate or schedule furnished or to be furnished by or on behalf of the Target to the Investors or any of their representatives in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. The due diligence materials previously provided by or on behalf of the Target to each Purchaser (if any) (the “Due Diligence Materials”), have been prepared in a good faith effort by the Target to describe the Target’s present and proposed products, and projected growth of the Target and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, except that with respect to assumptions, projections and expressions of opinion or predictions contained in the Due Diligence Materials, the Target represents

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only that such assumptions, projections, expressions of opinion and predictions were made in good faith and that the Target believes there is a reasonable basis therefor. The Target acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of a Purchaser under this Agreement and the Registration Rights Agreement.

(b) The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders (as defined in the Registration Rights Agreement) thereunder.

(c) Certificates evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144 (assuming cashless exercise of the Warrants), (iii) if such Underlying Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants),

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without volume or manner-of-sale restrictions, (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission), or (v) as otherwise provided in the Certificate of Designation. The Company shall cause its counsel to issue a legal opinion to the Transfer Agent or the Purchaser promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by a Purchaser, respectively. If all or any shares of Preferred Stock are converted or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144, or if the Underlying Shares may be sold under Rule 144 (assuming cashless exercise of the Warrants) without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) or as provided in the Certificate of Designation or Warrants, then such Underlying Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend.

(d) In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Underlying Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 4.1(c), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to a Purchaser by the Legend Removal Date a certificate representing the Securities so delivered to the Company by such Purchaser that is free from all restrictive and other legends and (b) if after the Legend Removal Date such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that such Purchaser anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of such Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (x) such number of Underlying Shares that the Company was required to deliver to such Purchaser by the Legend Removal Date multiplied by (y) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such Purchaser to the Company of the applicable Underlying Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

(e) Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

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4.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. In addition, the Purchaser acknowledges that the Sponsor is entitled, pursuant to certain anti-dilution rights granted to it, to receive additional shares of Common Stock at the closing of the Business Combination. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3 Furnishing of Information; Public Information.

(a) Until the earliest of the time that no Purchaser owns Securities, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act or any other applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

(b) At any time during the period commencing from the one (1) year anniversary of the Closing Date and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) in the event the Company has not kept a registration statement available as required pursuant to the terms of the Registration Rights Agreement, then, in addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the aggregate Subscription Amount of such Purchaser’s Securities on the day of a Public Information Failure and on every thirtieth (30th) day (pro-rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the Purchasers to transfer the Underlying Shares pursuant to Rule 144. The payments to which a Purchaser shall be entitled pursuant to this Section 4.3(b) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.4 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.5 Conversion and Exercise Procedures. Each of the form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Certificate of Designation set forth the totality of the procedures required of the Purchasers in order to exercise the Warrants or convert the Preferred Stock. Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to exercise the Warrants or convert the Preferred Stock. No additional legal opinion, other information or instructions shall be required of the Purchasers to exercise their Warrants or convert their Preferred Stock. The Company shall honor exercises of the Warrants and conversions of the Preferred Stock and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

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4.6 Securities Laws Disclosure; Publicity. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents and the Management Presentation as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company, the Target or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of the Purchasers or any of their Affiliates on the other hand, shall terminate. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, neither the Company nor the Target shall publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b).

4.7 Stockholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.8 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents and information contained in the Management Presentation, which shall be disclosed pursuant to Section 4.6, the Company and the Target each covenant and agree that neither it, nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes, or the Company or the Target reasonably believes constitutes, material non-public information, unless prior thereto such Purchaser shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. Each of the Company and the Target understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that the Company, the Target or any of their respective officers, director, agents, employees or Affiliates delivers any material, non-public information to a Purchaser without such Purchaser’s consent, each of the Company and the Target hereby covenants and agrees that such Purchaser shall not have any duty of trust or confidentiality to the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates not to trade while aware of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or the Target, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. Each of the Company and the Target understands and confirms that each Purchaser shall be relying on the foregoing covenants and the covenants set forth in Section 4.6 hereof in effecting transactions in securities of the Company.

4.9 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for general corporate and working capital purposes.

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4.10 Indemnification of Purchasers. Subject to the provisions of this Section 4.10, each of the Company and the Target will, severally, indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company or the Target in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company or the Target who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is solely based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company and the Target in writing, and either the Company or the Target shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company or the Target in writing, (ii) the Company or the Target has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company or the Target and the position of such Purchaser Party, in which case the Company and the Target shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. Neither the Company nor the Target will be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s or the Target’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.10 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company, the Target or others and any liabilities the Company or the Target may be subject to pursuant to law.

4.11 Reservation and Listing of Securities.

(a) Commencing on the Closing Date, the Company shall maintain a reserve of the Required Minimum from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents.

(b) If, on any date following the Closing Date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 150% of (i) the Required Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to the Transaction Documents, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 75th day after such date, provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents.

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(c) The Company shall, as applicable: (i) promptly after the Closing Date and in connection with the registration with the Commission of the Underlying Shares, in the manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps reasonably necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as practicable thereafter and to provide to the Purchasers evidence of such listing or quotation and (iii) use reasonable best efforts to maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer. In addition, prior to the Closing Date, the Company shall hold a special meeting of stockholders (which may also be at the annual meeting of stockholders) providing for the approval of the issuance of all of the Securities in compliance with the rules and regulations of the principal Trading Market (without regard to any limitation on conversion or exercise thereof) (the “19.9% Approval”), with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal.

4.12 Reserved.

4.13 Subsequent Equity Sales.

(a) Except pursuant to an Exempt Issuance, from the date hereof until twenty-four (24) months after the Effective Date, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents at a price per share below $2.00, or (ii) file any registration statement (other than a customary universal shelf registration statement on Form S-3) or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement or to register for resale the shares underlying the Company’s outstanding warrants.

(b) From the date hereof until such time as no Purchaser holds any of the Preferred Shares, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. For the avoidance of doubt, a Variable Rate Transaction shall not be considered an Exempt Issuance. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

(c) In the event the Company proposes to enter into a Future Equity Issuance, the Purchasers shall receive the right to participate on a pro rata basis in such Future Equity Issuance on the same terms as proposed by the parties to such Future Equity Issuance. The Company shall give notice to each Purchaser, stating (i) its bona fide intention of a Future Equity Issuance, (ii) the number of such securities to be offered, and (iii) the price and terms, if any, of the Future Equity Issuance. The Purchasers shall have ten (10) Business Days to exercise the right to participate in the proposed Future Equity Issuance, at the price and on the terms specified in such notice, up to that portion of such securities to be offered and issued in the

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Future Equity Issuance which equals the proportion that the Common Stock then held by such Purchaser (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Securities then held by such Purchaser) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Securities then then held by the Purchaser). If so exercised, the Company and the Purchasers electing to participate in such Future Equity Issuance shall negotiate in good faith the definitive documents with respect to such Future Equity Issuance. If the Purchasers elect not to participate in the proposed Future Equity Issuance within the period set forth above, the Company shall be permitted to proceed with the Future Equity Issuance on the proposed terms without any additional consent from the Purchasers.

4.14 Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.15 Certain Transactions and Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 4.6, such Purchaser will maintain the confidentiality of the existence and terms of this transaction. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that, (i) no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6, (ii) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6 and (iii) no Purchaser shall have any duty of trust or confidentiality or duty not to trade in the securities of the Company to the Company after the issuance of the initial press release as described in Section 4.6. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.16 Form D; Blue Sky Filings. To the extent required by applicable law, the Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

4.17 Capital Changes. From the date hereof until one year after the Effective Date, the Company shall not undertake a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of the Purchasers holding a majority in interest of the shares of Preferred Stock unless such split or reclassification is required to maintain the listing of Company Common Stock on a Trading Market.

4.18 Lock-up Agreements. The Company shall at no time enter into, or allow, any amendment to or modification of the Lock-Up Agreements, the Insider Letter or any lock-up or similar agreement entered into with any of the stockholders of Target or any other Person or directly or indirectly waive or release any such Person subject to any of the foregoing from any of the restrictions imposed therein (including by shortening any applicable

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lock-up period). If any party to a Lock-Up Agreement, Insider Letter or any lock-up or similar agreement breaches any provision of a Lock-Up Agreement, the Company shall promptly use its best efforts to seek specific performance of the terms of such Lock-Up Agreement, Insider Letter and such other lock-up or similar agreement.

4.19 Additional Covenants. Until the Closing Date, the Target hereby covenants to each Purchaser such covenants set forth in the Merger Agreement as if such covenants were incorporated by reference into this Agreement, mutatis mutandis. For the avoidance of doubt, this Section 4.19 shall not relieve the Company and/or any of its Subsidiaries of any of its obligations pursuant to this Section 4 with respect to the Company and/or any of its Subsidiaries or any of their respective securities, as applicable.

ARTICLE V.

MISCELLANEOUS

5.1 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of either party in respect thereof, upon the earlier to occur of (a) the mutual written agreement of the parties hereto to terminate this Agreement, or (b) the termination (for any reason) of the Merger Agreement by any party to the same. Additionally, (i) the Company may terminate this Agreement with respect to any Purchaser if any of the conditions set forth in Section 2.3(a) applicable to such Purchaser shall have become incapable of fulfillment, and shall not have been waived by the Company; and (ii) any Purchaser may terminate this Agreement (with respect to itself only) if (X) any of the conditions set forth in Section 2.3(b) shall have become incapable of fulfillment, and shall not have been waived by such Purchaser or (Y) the Closing shall not have occurred on or prior to December 31, 2022. Notwithstanding the foregoing, nothing herein will relieve any party from liability for any intentional breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach; provided, that in the event that the Merger Agreement is ever terminated by the Company and/or Target for any reason, each of the Purchasers hereby agrees (1) not to indirectly assert a claim against Target by funding the Company or any other party to assert any such claim, and (2) that Target shall have third party beneficiary rights to enforce its rights under this Section.

5.2 Fees and Expenses. At, or prior to, the Closing, the Company shall reimburse Dominion Capital for any fees and expenses, if any, incurred during the period commencing on the date hereof through the Closing in connection with the closing of the transactions contemplated hereby and the Business Combination and any regulatory filings related thereto. The Company shall deliver to each Purchaser, prior to the Closing, a completed and executed copy of the Closing Statement, attached hereto as Annex A. Except as expressly set forth in Schedule 5.2 and in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the e-mail address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

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5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or a group of Purchasers which purchased at least 67% in interest of the Preferred Stock based on the initial Subscription Amounts hereunder (or, prior to the Closing, the Company and each Purchaser) or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any amendment, modification or waiver disproportionately and adversely impacts a Purchaser (or group of Purchasers), the consent of such disproportionately impacted Purchaser (or group of Purchasers) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any proposed amendment or waiver that disproportionately, materially and adversely affects the rights and obligations of any Purchaser relative to the comparable rights and obligations of the other Purchasers shall require the prior written consent of such adversely affected Purchaser. Any amendment effected in accordance with this Section 5.5 shall be binding upon each Purchaser and holder of Securities and the Company. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver effected in accordance with this Section 5.5.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8 No Third-Party Beneficiaries. The Placement Agent shall be the third-party beneficiary of the representations and warranties of the Company in Section 3.1 hereof and with respect to the representations and warranties of the Purchasers in Section 3.3 hereof. Target shall be a third-party beneficiary of Sections 5.1 and 5.22 hereof, and each of the parties named in Section 5.22 hereof shall also be third party beneficiaries of such Section 5.22 hereof and each such beneficiary of Sections 5.1 or 5.22 hereof shall have the independent ability to enforce such provision. For purposes of clarification, each of the parties hereto acknowledges that Target and the parties referenced in Section 5.22 shall have the third-party beneficiary rights contained herein. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 5.8.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents (other than the Certificate of Designation, which shall be governed by Delaware law) shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (other than the Certificate of Designation) (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents, other than the Certificate of Designation), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner

Annex F-33

permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.10, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that, in the case of (x) a rescission of a conversion of the Preferred Stock, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion or (y) a recission of an exercise of a Warrant, the applicable Purchaser shall be required to return any shares of Common Stock subject to any exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to

Annex F-34

the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

5.18 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. For reasons of administrative convenience only, each Purchaser and its respective counsel have chosen to communicate with the Company through Loeb. Loeb does not represent any of the Purchasers and only represents the Placement Agent. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

5.19 Liquidated Damages. The Company’s obligations to pay any liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.20 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.21 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context,

Annex F-35

any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement.

5.22 Trust Account Waiver. Each Purchaser hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Purchaser hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in or distributions from the Trust Account, and shall not make any claim against the Trust Account, with respect to any claim based upon, arising out of, resulting from, in connection with or relating to the Transaction Documents or the transactions contemplated hereby, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account or distributions therefrom now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any Released Claims. Notwithstanding the foregoing, nothing in this Section 5.22 shall be deemed to limit any Purchaser’s right, title, interest or claim to any monies held in or distributions from the Trust Account by virtue of its record or beneficial ownership of any shares of Common Stock acquired in the open market and outstanding on the date hereof (whether acquired by such Purchaser prior to, on or after the date hereof), pursuant to a validly exercised redemption right with respect to any such shares of Common Stock, and, for the avoidance of doubt, nothing contained herein shall limit any Purchaser’s rights, if any, in respect of the Transaction Documents and the transactions contemplated thereby.

5.23 NO LIABILITY UPON GOOD FAITH TERMINATION. OTHER THAN WITH RESPECT TO ANY LIABILITIES ARISING PURSUANT TO SECTION 4.10 AND/OR SECTION 5.2 ABOVE, NONE OF THE COMPANY, TARGET OR ANY AFFILIATE OF TARGET, OR ANY OTHER PARTY TO THE MERGER AGREEMENT, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, STOCKHOLDERS, MANAGERS, MEMBERS, ADVISORS OR LEGAL COUNSEL SHALL HAVE ANY LIABILITY (INCLUDING, BUT NOT LIMITED TO, AS A RESULT OF POTENTIAL LOST PROFITS AND OPPORTUNITIES) TO ANY PURCHASER AS A RESULT OF THE TERMINATION OF THIS AGREEMENT AS A RESULT OF THE GOOD FAITH TERMINATION OF THE MERGER AGREEMENT BECAUSE OF A FAILURE OF A CLOSING CONDITION TO BE MET (SOLELY TO THE EXTENT SUCH FAILURE IS OUTSIDE OF THE CONTROL OF THE TARGET OR THE COMPANY, BUT REGARDLESS OF WHETHER THE MERGER AGREEMENT IS TERMINATED BY THE COMPANY OR TARGET).

5.24 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

Annex F-36

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LARKSPUR HEALTH ACQUISITION CORP.		Address for Notice: 100 Somerset Corporate Blvd., 2nd Floor Bridgewater, New Jersey 08807 Email: doconnor@lsprhealth.com
By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Chief Executive Officer
With a copy to (which shall not constitute notice):
Alston & Bird
Attn: Matthew W. Mamak
Facsimile: (212) 922-3952
Email: matthew.mamak@alston.com

Acknowledged and agreed by:

zyversa Therapeutics, Inc.

By:	/s/ Stephen Glover
Name:	Stephen Glover
Title:	Chief Executive Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

Annex F-37

[PURCHASER SIGNATURE PAGES TO LARKSPUR HEALTH ACQUISITION CORP. SPA]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:    Dominion Capital LLC

Signature of Authorized Signatory of Purchaser:    /s/ Mikhail Gurevich

Name of Authorized Signatory:    Mikhail Gurevich

Title of Authorized Signatory:    [***]

Email Address of Authorized Signatory:    [***]

Address for Notice to Purchaser:    [***]

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount:    $ 1,000,000

Shares of Preferred Stock:    1,000

Warrant Shares:    100,000 Beneficial Ownership Blocker ☐ 4.99% or ☐ 9.99%

EIN Number:    [***]

[SIGNATURE PAGES CONTINUE]

Annex F-38

[PURCHASER SIGNATURE PAGES TO LARSKPUR HEALTH ACQUISITION CORP. SPA]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:    Hudson Bay Master Fund Ltd.

Signature of Authorized Signatory of Purchaser:    /s/ Richard Allison

Name of Authorized Signatory:    Richard Allison

Title of Authorized Signatory:    [***]*

Email Address of Authorized Signatory:    [***]

Address for Notice to Purchaser:

c/o Hudson Bay Capital Management LP
[***]
[***]

Address for Delivery of Securities to Purchaser (if not same as address for notice):

For physical certificates only:

Fidelity Investments
[***]
[***]
[***]

Subscription Amount:    $1,000,000

Shares of Preferred Stock:    1,000

Warrant Shares:    100,000             Beneficial Ownership Blocker ☒ 4.99% or ☐ 9.99%

EIN Number:   [***]

*[***]

[SIGNATURE PAGES CONTINUE]

Annex F-39

[PURCHASER SIGNATURE PAGES TO LARSKPUR HEALTH ACQUISITION CORP. SPA]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:    Walleye Opportunities Master Fund Ltd

Signature of Authorized Signatory of Purchaser:    /s/ William England

Name of Authorized Signatory:    William England

Title of Authorized Signatory:    [***]

Email Address of Authorized Signatory:    [***]

Address for Notice to Purchaser:    [***]

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount:    $1,000,000.00

Shares of Preferred Stock:    1,000

Warrant Shares:    100,000 Beneficial Ownership Blocker ☒ 4.99% or ☐ 9.99%

EIN Number:    N/A

[SIGNATURE PAGES CONTINUE]

Annex F-40

[PURCHASER SIGNATURE PAGES TO LARSKPUR HEALTH ACQUISITION CORP. SPA]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:    SHN Financial Investments Ltd

Signature of Authorized Signatory of Purchaser:    /s/ Nir Shamir

Name of Authorized Signatory:    Nir Shamir

Title of Authorized Signatory:    [***]

Email Address of Authorized Signatory:    [***]

Address for Notice to Purchaser:    [***]

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount:    $ 300,000

Shares of Preferred Stock: ____________

Warrant Shares: ________________ Beneficial Ownership Blocker ☒ 4.99% or ☐ 9.99%

EIN Number: _______________________

[SIGNATURE PAGES CONTINUE]

Annex F-41

[PURCHASER SIGNATURE PAGES TO LARSKPUR HEALTH ACQUISITION CORP. SPA]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:    L1 Capital Global Opportunities Master Fund

Signature of Authorized Signatory of Purchaser:    /s/ David Feldman

Name of Authorized Signatory:    David Feldman

Title of Authorized Signatory:    [***]

Email Address of Authorized Signatory:    [***]

Address for Notice to Purchaser:    [***]

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount:    $ 600,000

Shares of Preferred Stock:    600

Warrant Shares:    60,000 Beneficial Ownership Blocker ☐ 4.99% or ☐ 9.99%

EIN Number:    [***]

[SIGNATURE PAGES CONTINUE]

Annex F-42

[PURCHASER SIGNATURE PAGES TO LARSKPUR HEALTH ACQUISITION CORP. SPA]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:    Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B

Signature of Authorized Signatory of Purchaser:    /s/ Waqas Khatri

Name of Authorized Signatory:    Waqas Khatri

Title of Authorized Signatory:    [***]

Email Address of Authorized Signatory:    [***]

Address for Notice to Purchaser:
C/o Ayrton Capital LLC
[***]
[***]

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount:    $1,000,000

Shares of Preferred Stock:    1,000

Warrant Shares:    100,000

Beneficial Ownership Blocker ☒ 4.99% or ☐ 9.99%

EIN Number:    [***]

[SIGNATURE PAGES CONTINUE]

Annex F-43

[PURCHASER SIGNATURE PAGES TO LARSKPUR HEALTH ACQUISITION CORP. SPA]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:    Alpha Capital Anstalt

Signature of Authorized Signatory of Purchaser:    /s/ Nicola Feuerstein

Name of Authorized Signatory:    Nicola Feuerstein

Title of Authorized Signatory:    [***]

Email Address of Authorized Signatory:    [***]

Address for Notice to Purchaser:    [***]

Address for Delivery of Securities to Purchaser (if not same as address for notice):	LH Financial Services Corp.
510 Madison Avenue
Suite 1400
New York N.Y. 10022

Subscription Amount:    $ 800,000

Shares of Preferred Stock: ____________

Warrant Shares: ________________ Beneficial Ownership Blocker ☒ 4.99% or ☐ 9.99%

EIN Number: _______________________

[SIGNATURE PAGES CONTINUE]

Annex F-44

[PURCHASER SIGNATURE PAGES TO LARSKPUR HEALTH ACQUISITION CORP. SPA]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:    3i, LP

Signature of Authorized Signatory of Purchaser:    /s/ Maier J. Tarlow

Name of Authorized Signatory:    Maier J. Tarlow

Title of Authorized Signatory:    [***]

Email Address of Authorized Signatory:    [***]

Address for Notice to Purchaser:    [***]

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount:    $1,000,000

Shares of Preferred Stock:    1,000

Warrant Shares:    100,000 Beneficial Ownership Blocker ☒ 4.99% or ☐ 9.99%

EIN Number:    [***]

Annex F-45

Annex G

LETTERHEAD OF CASSEL SALPETER & CO., LLC

July 14, 2022

Larkspur Health Acquisition Corp.
217 W. Main St.
Somerville NJ 08876
Attention: The Board of Directors

Members of the Board of Directors:

We have been advised that Larkspur Health Acquisition Corp. (the “SPAC”) intends to enter into a Business Combination Agreement (the “Agreement”), by and among the SPAC, Larkspur Merger Sub Inc., a wholly owned Subsidiary of the SPAC (“Merger Sub”), Stephen Glover (“Securityholder Representative”), and ZyVersa Therapeutics, Inc. (the “Company”). We have been further advised that pursuant to the Agreement, among other things, (i) Merger Sub will merge with and into the Company (the “Merger”), (ii) the Company will become a wholly owned Subsidiary of the SPAC and (iii) each issued and outstanding share of common stock, par value $0.0001 per share (“Company Common Stock”), of the Company, including shares of Company Common Stock to be issued in the Company Preferred Stock Conversion (as defined below), will be converted into the right to receive a number of shares (the “Merger Shares”) of Class A common stock, par value $0.0001 per share (“SPAC Class A Stock”), of SPAC equal to the quotient determined by dividing (a) $85,000,000, divided by $10.00, subject to adjustment as provided by the Agreement (as to which adjustment we express no view or opinion) by (b) the sum of (i) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the closing of the Merger, including the number of shares of Company Common Stock issuable upon the Company Preferred Stock Conversion, plus (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of all warrants to purchase Company Common Stock outstanding as of immediately prior to the closing of the Merger, plus (iii) the aggregate number of shares of Company Common Stock issuable upon exercise of all options to purchase Company Common Stock that are outstanding as of immediately prior to the closing of the Merger, plus (iv) the aggregate number of shares of Company Common Stock issuable upon conversion of all convertible notes outstanding as of immediately prior to the closing of the Merger. We also understand that the SPAC will enter into subscription agreements with certain investors pursuant to which such investors will subscribe for and purchase immediately prior to the Merger shares of SPAC’s Series A Convertible Preferred Stock at a price of $10.00 per share (the “Private Placement”). We in addition understand that, immediately prior to the Merger, each share of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of the Company will be converted (the “Company Preferred Stock Conversion”) into a number of shares of Company Common Stock based on the then-effective conversion rate contemplated by the Company’s Articles of Incorporation.

You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Board of Directors of the SPAC (the “Board”) as to whether, as of the date of this Opinion, the Merger Shares to be issued by the SPAC, in the aggregate, in the Merger pursuant to the Agreement is fair, from a financial point of view, to the SPAC.

Annex G-1

For purposes of our analyses and this Opinion we have, at your direction, assumed that (i) each share of SPAC Class A Stock has a value equal to $10.00 (with such $10.00 value being based on the approximate cash per outstanding share of SPAC Class A Stock (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of Class B common stock, par value $0.0001 per share (“SPAC Class B Stock”), of the SPAC, that were not issued in the SPAC’s initial public offering or any warrants to purchase SPAC common stock), and (ii) the Merger Shares will consist of 8,500,000 shares of SPAC Class A Stock with an aggregate value of $85,000,000.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•        Reviewed a draft, dated July 13, 2022, of the Agreement.

•        Reviewed certain publicly available financial information and other data with respect to the SPAC and Company that we deemed relevant.

•        Reviewed certain other information and data with respect to the SPAC and the Company made available to us by the SPAC and the Company, including projections for the years ending December 31, 2022, 2023 and 2024 with respect to the Company prepared by management of the Company (the “Projections”) and other internal financial information furnished to us by or on behalf of the SPAC and the Company.

•        Considered and compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed relevant.

•        Considered the publicly available financial terms of certain transactions that we deemed relevant.

•        Discussed the business, operations, and prospects of the Company and the proposed Merger with the SPAC’s and the Company’s management and certain of the SPAC’s and the Company’s representatives.

•        Conducted such other analyses and inquiries, and considered such other information and factors as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, the Merger Shares to be issued in the Merger pursuant to the Agreement is fair, from a financial point of view, to the SPAC. It does not address any other terms, aspects, or implications of the Merger or the Agreement or any related or other transaction or agreement, including, without limitation, (i) other than assuming the consummation thereof, the Private Placement or the Preferred Stock Conversion; (ii) the Shareholder Support Agreement, the Lock-Up Agreement, and the Registration Rights Agreement to be entered into in connection with, and as described in, the Agreement, (iii) any term or aspect of the Merger that is not susceptible to financial analysis, (iv) the fairness of the Merger, or all or any portion of the Merger Shares, to any security holders of the SPAC, the Company or any other person or any creditors or other constituencies of the SPAC, the Company or any other person, (v) the appropriate capital structure of the SPAC or the Company or whether the SPAC should be issuing debt or equity securities or a combination of both in the Merger, (vi) any capital raising or financing transaction contemplated by the SPAC or the Company, including, without limitation, the Private Placement, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Merger Shares, or otherwise. We are not expressing any opinion as to what the value of shares of the SPAC Class A Stock, the SPAC’s Class B Stock or any other security of the SPAC actually will be when issued in the Merger or the prices at which shares of the SPAC Class A Stock, SPAC Class B Stock, or any other securities of the SPAC or the Company may trade, be purchased or sold at any time.

This Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for the SPAC, or the merits of the underlying decision by the Board or the SPAC to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving the SPAC.

Annex G-2

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the SPAC’s and the Company’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We also have relied upon, without independent verification, the assessments of the management of the SPAC and the Company as to the Company’s existing and future technology, Products, projects, and services (including, without limitation, the development, testing, marketing, and life of such technology, Products, projects, and services), and we have assumed, at your direction, that there will be no developments with respect to any such matters that would adversely affect our analysis and this Opinion. We are not legal, Tax, accounting, environmental, regulatory, technology or science advisors, and we do not express any views or opinions as to any legal, Tax, accounting, environmental, regulatory, technology or science matters relating to the SPAC, the Company, the Merger, or otherwise. We understand and have assumed that the Board has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, Tax, accounting, environmental, regulatory, technology, science and other professionals, that such advice is sound and reasonable and that the Board and the SPAC has acted or will act in accordance therewith.

You have also advised us and we have assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of the Company and we have assumed, at your direction, that the Projections provide a reasonable basis upon which to analyze and evaluate the Company and form an opinion. At your direction, have used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. In reaching our conclusions hereunder, we did not perform a risk-adjusted net present value analysis of the Company, because as you have advised us and we have assumed, forecasts with respect to the future financial performance of the Company reflecting the best currently available estimates and judgments of the management of the Company or the SPAC were not available for the period beyond December 31, 2024 or for any period with sufficient detail to conduct a risk-adjusted net present value analysis. We have not evaluated the solvency or creditworthiness of the SPAC, the Company or any other party to the Merger, the fair value of the SPAC, the Company or any of their respective assets or liabilities, or whether the SPAC or the Company or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the SPAC, the Company or any other party to the Merger to pay its obligations when they come due. We have not physically inspected the SPAC’s or the Company’s properties or facilities and have not made or obtained any evaluations or appraisals of the SPAC’s or the Company’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the SPAC and the Company have good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, the SPAC, or any other party.

We have assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the SPAC, the Company or the Merger. We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any respect from the draft we have reviewed that would impact our analysis or this Opinion and that the Merger will be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that would impact our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. We offer no opinion as to the contractual terms of, or other implications to, the Agreement (other than as expressly provided in the final paragraph below) or any related transaction or the likelihood that the conditions to the consummation of the Merger set forth in the Agreement will be satisfied. You have also advised us, and we have assumed, that for U.S. federal Tax income purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

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We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Merger, the securities, assets, businesses or operations of the SPAC, the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Board, the SPAC or any other party with respect to alternatives to the Merger. Our analyses and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof and upon certain assumptions regarding such financial, economic, market, and other conditions, which are currently subject to unusual volatility and which, if different than assumed, could have a material impact on our analyses and this Opinion. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Merger. This Opinion is not intended to and does not constitute advice or a recommendation to any of the SPAC’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise, including without limitation, whether any such stockholder should redeem their shares or any party should participate in the Private Placement.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, the SPAC has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Merger Shares to be issued by the SPAC, in the aggregate, in the Merger pursuant to the Agreement is fair, from a financial point of view, to the SPAC.

Very truly yours,

/s/ Cassel Salpeter & Co., LLC

Annex G-4

Annex H

SHAREHOLDER SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of July [  ], 2022, is entered into by and among Larkspur Health Acquisition Corp., a Delaware corporation (“SPAC”), ZyVersa Therapeutics, Inc., a Florida corporation (the “Company”), and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (each a “Stockholder”, and such stockholders collectively, the “Stockholders”, and SPAC, the Company and the Stockholders, each a “Party”, and collectively, the “Parties”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (the “Business Combination Agreement”) among SPAC, Larkspur Merger Sub Inc., a Delaware corporation and wholly owned direct Subsidiary of the SPAC (“Merger Sub”), Stephen Glover, in his capacity as the representative of the shareholders of the Company, and the Company.

RECITALS

WHEREAS, concurrently herewith, the parties thereto are entering into the Business Combination Agreement, pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of the SPAC (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and is entitled to dispose of and vote, the number of shares of Company Common Stock and Company Preferred Stock set forth below such Stockholder’s name on such Stockholder’s counterpart signature page to this Agreement (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”; and such Owned Shares, together with (1) any additional shares of Company Common Stock and Company Preferred Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock or Company Preferred Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Common Stock and Company Preferred Stock with respect to which such Stockholder has the right to vote through a proxy, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of SPAC and Merger Sub to enter into the Business Combination Agreement, the Company and the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, SPAC and each Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3 and the last paragraph of this Section 1, the Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Stockholder’s Covered Shares, to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, on (and effective as of) the date that is the second day following the date that the consent solicitation statement/prospectus included in the Registration Statement is disseminated to the Company’s stockholders (following the effective date of the Registration Statement), a written consent in respect of all of the Stockholder’s Covered Shares approving the Merger, the Business Combination Agreement, the other transactions contemplated thereby and any other matters necessary or reasonably requested by the Company or SPAC in connection therewith. In addition, subject to the last paragraph of this Section 1, prior to the Termination Date (as defined herein), the Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and

Annex H-1

whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Merger, the Business Combination Agreement, the other transactions contemplated thereby and any other matters necessary or reasonably requested by the Company in connection with therewith;

(c) in any other circumstances upon which a consent or other approval is required under the Company’s Organizational Documents or otherwise sought with respect to the Merger, the Business Combination Agreement or the other transactions contemplated by the Business Combination Agreement, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof; and

(d) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Alternative Transaction (other than as contemplated by the Business Combination Agreement); (ii) any proposal that would result in a change in the business, management or the board of directors of the Company (other than as contemplated by the Business Combination Agreement); and (iii) any proposal, action or agreement that would be reasonably expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of the Company or the board of directors of the Company has previously recommended the Merger but changed such recommendation.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms, (iii) the adoption by the SPAC and the Company of any material amendment to the Business Combination Agreement and (iv) the time this Agreement is terminated upon the written agreement of the Company, SPAC and the Stockholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement; provided, that the provisions set forth in Sections 10 through 21 shall survive the termination of this Agreement.

4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly as to itself only) to the SPAC as follows:

(a) Such Stockholder is the sole beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote such shares, such Stockholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement, liens, encumbrances, and restrictions arising by reason of the federal securities laws, and applicable state “blue sky” and comparable securities laws or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company)). As of the date hereof, other than the Owned Shares set forth below such

Annex H-2

Stockholder’s name on such Stockholder’s counterpart signature page to this Agreement, such Stockholder does not own beneficially or of record any shares of Company Common Stock or Company Preferred Stock (or any securities convertible into shares of Company Common Stock or Company Preferred Stock) or any interest therein.

(b) Such Stockholder in each case except as provided in this Agreement, the Stockholders Agreement or the Company’s organizational documents (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) Such Stockholder affirms that (i) if the Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby, and (ii) if the Stockholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each other Party hereto, constitutes a legally valid and binding agreement of such Stockholder enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws or other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger or the other transactions contemplated by the Business Combination Agreement.

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Merger and the other transactions contemplated by the Business Combination Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any material contract legally binding upon such Stockholder, except, in the case of clauses (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Business Combination Agreement.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

Annex H-3

(g) The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Business Combination Agreement and has independently and based on such information as the Stockholder has deemed appropriate, made his/her/its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by the Stockholder are irrevocable.

(h) Such Stockholder understands and acknowledges that SPAC is entering into the Business Combination Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SPAC or the Company is or could be liable in connection with the Business Combination Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder.

5. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 6 hereof, prior to the Termination Date, the Stockholder shall not, and, to the extent applicable, shall cause its affiliates and subsidiaries not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Alternative Transaction, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to his/her/its properties, books and records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Alternative Transaction or (v) resolve or agree to do any of the foregoing. Such Stockholder also agrees that immediately following the execution of this Agreement such Stockholder shall, and, to the extent applicable, shall cause each of its affiliates and subsidiaries to, and shall use such Stockholder’s reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Alternative Transaction or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Alternative Transaction. Such Stockholder shall promptly (and in any event within one Business Day) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Company Business Combination, which notice shall include a summary of the material terms of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request).

Such Stockholder shall promptly (and in any event within 24 hours) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Alternative Transaction (including any material changes thereto and copies of any additional written materials received by such Stockholder, the Company, its subsidiaries or their respective affiliates or Representatives).

Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof), any subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the

Annex H-4

Company of its obligations under Section 7.11 of the Business Combination Agreement shall not be considered a breach of this Section 5(a) (it being understood that, for the avoidance of doubt, such Stockholder or his, her or its Representatives (other than any such Representative that is a Company Related Party) shall remain responsible for any breach by such Stockholder or his, her or its Representatives of this Section 5(a)).

(b) Each Stockholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to (i) an affiliate of the Stockholder, (ii) if the undersigned is not a natural person, to its managers, partners, members or other direct or indirect equity holders or to any of its other affiliates or any subsidiary, employee, officer, director, investment fund controlled or managed by the undersigned or its affiliates, or commonly controlled or managed investment fund, (iii) to the immediate family members (including spouses, significant others, lineal descendants, brothers and sisters) of the undersigned, (iv) to a family trust, foundation or partnership established for the exclusive benefit of the undersigned, its equity holders or any of their respective immediate family members, or (v) to a charitable foundation controlled by the undersigned, its affiliates, partners, members or other direct or indirect equityholders or any of their respective immediate family members (each, a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to SPAC, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to the Stockholder’s Covered Shares shall be null and void.

(c) Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

6. Further Assurances. From time to time, at SPAC’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by the Business Combination Agreement and this Agreement. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SPAC, SPAC’s affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby, including but not limited to any claims of conflict of interest and self-dealing.

7. Disclosure. Such Stockholder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

8. Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Common Stock or Company Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or Company Preferred Stock or (iii) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock or Company Preferred Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Company, SPAC and the applicable Stockholder.

Annex H-5

10. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as FedEx, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11):

(a) if to the Stockholder, to the address or email address set forth below such Stockholder’s name on such Stockholder’s counterpart signature page to this Agreement, or in the absence of such address or email address being set forth below such Stockholder’s name on such Stockholder’s counterpart signature page to this Agreement, the address or email address set forth in the Company’s books and records, or to such other address or email address or to the attention of such other person as such Stockholder has specified by prior written notice to the sending Party, with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attention: Michael Lerner

Steven Skolnick

Email:       mlerner@lowenstein.com

sskolnick@lowenstein.com

(b) if to SPAC, to it at:

Larkspur Health Acquisition Corp.

217 W Main St.

Somerville, NJ 08876

Attention: Daniel J. O’Connor

David Briones

Email:       doconnor@lsprhealth.com

dbriones@briofinancial.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

Attention: Matthew W. Mamak

Email:       matthew.mamak@alston.com

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and SPAC shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

13. Entire Agreement. This Agreement and the Business Combination Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

14. No Third-Party Beneficiaries. The Stockholder hereby agrees that his/her/its representations, warranties and covenants set forth herein are solely for the benefit of SPAC in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the Parties any

Annex H-6

rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto; provided that the Company shall be an express third-party beneficiary with respect to Section 4 and Section 5(b).

15. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the laws of another jurisdiction other than the State of Delaware.

(b) In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of law or otherwise) without the prior written consent of SPAC and the Company or (b) be assigned by SPAC or the Company in whole or in part (whether by operation of law or otherwise) without the prior written consent of (i) the Company or SPAC, respectively, and (ii) the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

17. Enforcement. The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

18. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole,

Annex H-7

are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

21. Capacity as a Stockholder or Proxy Holder. Notwithstanding anything herein to the contrary, the Stockholder or proxy holder signs this Agreement solely in the Stockholder’s or proxy holder’s capacity as a stockholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Stockholder, proxy holder or any affiliate, employee or designee of the Stockholder or proxy holder, or any of their respective affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Stockholder that is also a Party hereto and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

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Annex H-8

Annex I

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of July 20, 2022, between the parties listed on Schedule A hereto (each such party, a “Key Company Shareholder” and collectively, the “Key Company Shareholders”) and Larkspur Health Acquisition Corp., a Delaware corporation (the “SPAC”). The Key Company Shareholders and the SPAC are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the SPAC, Larkspur Merger Sub Inc., Stephen Glover and ZyVersa Therapeutics, Inc. entered into that certain Business Combination Agreement, dated July 20, 2022 (as it may be amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate the Transactions, and upon consummation of the Transactions, each Key Company Shareholder will hold such number of shares of SPAC Common Stock, Assumed Warrants and Exchanged Options set forth beside such Key Company Shareholder’s name on Schedule A hereto (such shares, warrants and options, together with any shares that are issuable upon the exercise or conversion of the warrants or options, any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Securities”); and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by each Key Company Shareholder thereunder, the SPAC and the Key Company Shareholders desire to enter into this Agreement, pursuant to which the Securities shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. For the purposes of this Agreement:

(a) the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and stepchildren and parents) of such person and his or her spouses and siblings;

(b) the term “Lock-Up Securities” means the Securities and, for the avoidance of any doubt, shall exclude SPAC Common Stock acquired in the public market after the Closing Date;

(c) the term “Permitted Transferees” means any Person to whom the Key Company Shareholder is permitted to Transfer (as defined below) Lock-Up Securities prior to the expiration of the Lock-Up Period (as defined below), as the case may be, pursuant to Section 2(a);

(d) the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is 180 days following the Closing Date;

(e) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2. Lock-Up Provisions.

(a) Notwithstanding the provisions set forth in Section 2(b), each Key Company Shareholder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Securities during the Lock-Up Period:

(i) to such Key Company Shareholder’s officers, directors, management committee members or members;

Annex I-1

(ii) to any affiliate(s) of such Key Company Shareholder or any affiliate(s) of Key Company Shareholder’s officers, directors, management committee members or members;

(iii) in the case of an individual referred to in (i) or (ii) above, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization or by virtue of laws of descent and distribution upon death of such individual;

(iv) any personalized portfolio bond issued by an insurance company that is beneficially owned by any individual referred to in (i) or (ii) above and in relation to which such person has the ability to direct the management assets comprising the bond portfolio;

(v) by virtue of any binding law or order of a governmental entity or by virtue of such Key Company Shareholder’s Organizational Documents upon liquidation or dissolution of such Key Company Shareholder;

(vi) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of SPAC Common Stock, involving a change of control (including negotiating and entering into an agreement providing for any such transaction), or

(vii) bona fide pledges of Lock-Up Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by a Key Company Shareholder; provided however, that in the case of clauses (i) through (vi), these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).

(b) Each Key Company Shareholder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Securities during the Lock-Up Period (the “Transfer Restriction”).

(c) During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF JULY 20, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDERS NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the Transfer Restriction ceasing to apply in respect of the of Lock-Up Securities in accordance with Section 2(b), the SPAC shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Securities, including issuing new certificates in respect of the relevant Lock-Up Securities.

(d) For the avoidance of any doubt, each Key Company Shareholder shall retain all of its rights as a shareholder of the SPAC with respect to the Lock-Up Securities during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Securities.

3. Miscellaneous.

(a) Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of the SPAC by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b) Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and the SPAC shall refuse to recognize any such transferee of the Lock-Up Securities as one of its equity holders for any purpose. In order to enforce this Section 3(b), the SPAC may impose stop-transfer instructions with respect to any relevant Lock-Up Securities (and any Permitted Transferees and assigns thereof), as applicable, until the end of the Lock-Up Period.

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(c) Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such Party.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each Party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).

(h) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and

Annex I-3

drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(i) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e- mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the SPAC, to:	With copies to (which shall not constitute notice):

Larkspur Health Acquisition Corp.
100 Somerset Corporate Blvd., 2nd Floor	Alston & Bird LLP
Bridgewater, NJ 08807	90 Park Avenue
Attention: Daniel J. O’Connor	New York, NY 10016
David Briones	Attention: Matthew W. Mamak
Email: doconnor@lsprhealth.com	Email: matthew.mamak@alston.com
dbriones@briofinancial.com

If to a Key Company Shareholder, to the address set forth beside such Key Company Shareholder’s name on Schedule A hereto.

(j) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the SPAC and the Key Company Shareholders that own seventy-five percent (75%) or more of the Lock-Up Securities of the Key Company Shareholders; provided, however that notwithstanding the foregoing, any amendment hereto or waiver hereto that adversely affects one or more Key Company Shareholders in a manner that is materially different from the other Key Company Shareholders (in such capacity) shall require the consent of the adversely affected Key Company Shareholders that own a majority of the Lock-Up Securities owned by such adversely affected Key Company Shareholders. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(l) Specific Performance. Each Key Company Shareholder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Key Company Shareholder, money damages will be inadequate and the SPAC will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Key Company Shareholder in accordance with their specific terms or were otherwise breached. Accordingly, the SPAC shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by such Key Company Shareholder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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(m) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the SPAC or any of the obligations of the Key Company Shareholders under any other agreement between any Key Company Shareholder and the SPAC, or any certificate or instrument executed by any Key Company Shareholder in favor of the SPAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the SPAC or any of the obligations of the Key Company Shareholders under this Agreement.

(n) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Annex I-5

SCHEDULE A

Key Company Shareholder	Address	Number of shares of SPAC Common Stock, Assumed Warrants or Exchanged Options
INCON Co., Ltd.
Nico Pronk
Nathan Cali
Stephen C. Glover
Shawn M. Titcomb

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Annex J

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of [•], 2022, between Larkspur Health Acquisition Corp., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Purchaser has provided services to the Company in connection with the Business Combination (the “Services”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below), and Rule 506 promulgated thereunder, the Company desires to issue in consideration for the Services to each Purchaser, and each Purchaser, severally and not jointly, desires to receive from the Company in exchange for providing the Services, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“AGP” means Alliance Global Partners, LLC.

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.7.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Certificate of Designation” means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Delaware, in the form of Exhibit A attached hereto.

“Closing” means the closing of the purchase and issuance of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

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“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Class A common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Alston & Bird LLP, with offices located at 90 Park Avenue, 15th Floor, New York, NY 10016.

“Conversion Price” shall have the meaning ascribed to such term in the Certificate of Designation.

“Conversion Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Disclosure Time” means, (i) if this Agreement is signed on a day that is not a Trading Day or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any Trading Day, 9:01 a.m. (New York City time) on the Trading Day immediately following the date hereof, unless otherwise instructed as to an earlier time by AGP, and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any Trading Day, no later than 9:01 a.m. (New York City time) on the date hereof, unless otherwise instructed as to an earlier time by AGP.

“Disqualification Event” shall have the meaning ascribed to such term in Section 3.1(ee).

“Effective Date” means the earlier of the date that (a) the initial Registration Statement has been declared effective by the Commission registering all of the Underlying Shares by the holders of Preferred Stock (assuming for such purposes the Conversion Price equals the Floor Price (as defined in the Certificate of Designation), (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement of the sale of such shares to be in compliance without volume or manner-of-sale restrictions, (c) the first date following the one year anniversary of the Closing Date on which no holder of Underlying Shares or Preferred Stock is an Affiliate of the Company, or (d) all of the Underlying Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Company Counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Underlying Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers, directors, consultants, contractors, vendors or other agents of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, (d) any Future Equity Issuance, and (e) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that such securities are

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issued as “restricted securities” (as defined in Rule 144) and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (x) primarily for the purpose of raising capital, including an at-the-market offering, (y) to an entity whose primary business is investing in securities or (z) at a price equal to or less than the Floor Price.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Future Equity Issuance” means the issuance of shares of Common Stock or securities convertible into Common Stock in an amount not to exceed $35.0 million in the aggregate; provided that the proceeds of such issuance are used to redeem the Preferred Stock pursuant to the terms of the Certificate of Designation.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Investor Purchase Agreement” means the Securities Purchase Agreement dated as of July 20, 2022 between the Company and the purchasers named on the signature pages thereto, as such may be amended or supplemented from time to time

“Issuer Covered Person” and “Issuer Covered Person” shall have the meaning ascribed to such term in Section 3.1(ee).

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“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Management Presentation” means the PowerPoint presentation dated July 20, 2022 detailing the transactions contemplated by the Merger Agreement.

“Material Adverse Effect” means (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.17.

“Merger Agreement” means the Business Combination Agreement dated as of July 20, 0222 between the Company and Zyversa.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the shares of the Company’s Series B Convertible Preferred Stock issued hereunder having the rights, preferences and privileges set forth in the Certificate of Designation, in the form of Exhibit A hereto.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Public Information Failure” shall have the meaning ascribed to such term in Section 4.3(b).

“Public Information Failure Payments” shall have the meaning ascribed to such term in Section 4.3(b).

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.10.

“Redemption” means the possible redemption by the stockholders of the Company of any Common Stock or Common Stock Equivalents, as contemplated in the Company’s prospectus in connection with the Company’s initial public offering.

“Registration Rights Agreement” means the Registration Rights Agreement among the Company and the Purchasers, in the form of Exhibit B attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Purchaser as provided for in the Registration Rights Agreement.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including conversion in full of all shares of Preferred Stock (assuming on such date the shares of Preferred Stock are converted in full based upon the Floor Price (as defined in the Certificate of Designation)), ignoring any conversion or exercise limits set forth therein, and assuming that any previously unconverted shares of Preferred Stock are held until the third anniversary of the Closing Date.

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“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Preferred Stock and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Approval” means: (i) the 19.9% Approval (as defined below), (ii) the approval of the stockholders of the Company to the Business Combination and (ii) such stockholder approval as may be required to ensure the Company has sufficient authorized capital stock to issue the Securities pursuant to this Agreement and the Certificate of Designation.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Stock or any transaction marked “short exempt”).

“Sponsor” means Larkspur Health LLC.

“Stated Value” means $1,000 per share of Preferred Stock.

“Subscription Amount” means, as to each Purchaser, the aggregate amount due and owed to Purchaser in consideration for the Services and to be paid for with the Preferred Stock issued to Purchaser in such exchange pursuant to the Purchase Agreement, as specified below such Purchaser’s name on the signature page hereof and next to the heading “Subscription Amount”.

“target” means Zyversa.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Certificate of Designation, the Registration Rights Agreement, and all exhibits and schedules thereto.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the Conversion Shares.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if not listed on a Trading Market, but quoted on OTCQB or OTCQX, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices),

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the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrant Agreement” means the warrant agreement dated December 20, 2021 between the Company and the Transfer Agent.

“Zyversa” means Zyversa Therapeutics, Inc., a Florida corporation.

ARTICLE II.

PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to receive in exchange for the Services provided by such Purchaser to the Company, shares of Preferred Stock with an aggregate Stated Value for each Purchaser equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser. The aggregate number of shares of Preferred Stock sold hereunder shall be [•].

2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a copy of the Irrevocable Transfer Agent Instructions, in the form acceptable to such Purchaser, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent;

(iii) a legal opinion of Company Counsel in a form reasonably acceptable to the Purchasers with respect to the exemption from registration under the Securities Act applicable to the transactions contemplated by this Agreement;

(iv) a certificate evidencing (or reasonable evidence of issuance by book entry, as applicable, of) such aggregate number of shares of Preferred Stock equal to such Purchaser’s Subscription Amount divided by the Stated Value, registered in the name of such Purchaser and evidence of the filing and acceptance of the Certificate of Designation from the Secretary of State of Delaware;

(v) a certificate duly executed by a Chief Executive Officer of the Company, dated as of the Closing Date, certifying that each and every representation and warranty of the Company shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing Date;

(vi) a certificate duly executed by the Chief Executive Officer of the Target, dated as of the Closing Date, in a form reasonably acceptable to such Purchaser, certifying that each and every representation and warranty of the Target shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Target shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Target at or prior to the Closing Date;

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(vii) a certificate executed by the Secretary of the Company, in a form reasonably acceptable to such Purchaser, and dated as of the Closing Date, as to (i) the resolutions with respect to the transactions contemplated hereby and pursuant to the Merger Agreement as adopted by the Company’s board of directors, (ii) the certificate of incorporation of the Company and (iii) the bylaws of the Company, each as in effect at the Closing;

(viii) a certificate executed by the Secretary of the Target, in a form reasonably acceptable to such Purchaser, and dated as of the Closing Date, as to (i) the resolutions with respect to the transactions contemplated hereby and pursuant to the Merger Agreement as adopted by the Target’s board of directors, (ii) the certificate of formation of the Target and (iii) the bylaws of the Target, each as in effect at the Closing;

(ix) a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding on the Closing Date immediately prior to the Closing; and

(x) the Registration Rights Agreement duly executed by the Company.

(b) On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by such Purchaser; and

(ii) the Registration Rights Agreement duly executed by such Purchaser.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i) (x) the Company shall have received commitments of at least $10.0 million in connection with the sale of Securities pursuant this Agreement and (y) Zyversa shall have received commitments in connection with (1) the sale of Securities pursuant to this Agreement, (2) the sale of its securities pursuant to a private placement of its common stock or (3) the issuance of securities in exchange for fees or payables owed by Zyversa in an amount that, in the aggregate between (x) and (y) (after taking into account any available funds in the Trust Account (as defined below) following the closing of the Business Combination), permits the Company to satisfy the condition in Section 2(b)(xii) of this Agreement;

(ii) the closing of the Business Combination;

(iii) all conditions precedent to the closing of the Business Combination, including, without limitation, the approval of the Company’s stockholders, shall have been satisfied (as determined by the parties to the Merger Agreement, and other than those conditions which, by their nature, are to be satisfied at the closing of the Business Combination) or waived in writing by the party entitled to the benefit thereof under the Merger Agreement, and the closing of the Business Combination shall be scheduled to occur concurrently with the Closing;

(iv) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(v) all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed;

(vi) the Stockholder Approval being obtained by the Company; and

(vii) the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

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(b) The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i) (x) the Company shall have received commitments of at least $10.0 million in connection with the sale of Securities pursuant this Agreement and (y) Zyversa shall have received commitments in connection with (1) the sale of Securities pursuant to this Agreement, (2) the sale of its securities pursuant to a private placement of its common stock or (3) the issuance of securities in exchange for fees or payables owed by Zyversa in an amount that, in the aggregate between (x) and (y) (after taking into account any available funds in the Trust Account (as defined below) following the closing of the Business Combination), permits the Company to satisfy the condition in Section 2(b)(xii) of this Agreement;

(ii) the closing of the Business Combination;

(iii) the Stockholder Approval being obtained by the Company;

(iv) all conditions precedent to the closing of the Business Combination set forth in the Merger Agreement shall have been satisfied or waived in writing by the party entitled to the benefit thereof under the Merger Agreement, and the closing of the Business Combination shall be scheduled to occur concurrently with the Closing;

(v) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(vi) all obligations, covenants and agreements of the Company required to be performed, satisfied or complied at or prior to the Closing Date shall have been performed;

(vii) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(viii) the Merger Agreement shall not have been amended or modified, nor shall any provisions thereunder have been waived, in any case, in a manner that would reasonably be expected to adversely affect the economic benefits that any Purchaser (in its capacity as such) would reasonably expect to receive under this Agreement or the liabilities that such Purchaser would reasonably expect to incur under this Agreement without the written consent of such Purchaser (which, subject to the conditions of this clause (iii) shall not be unreasonably withheld);

(ix) there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(x) there has been no Target Material Adverse Effect (as defined below) with respect to the Target since the date hereof;

(xi) the Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities, including without limitation, those required by any Trading Market, if any;

(xii) the Company shall have obtained approval of the Nasdaq Capital Market to list or designate for quotation (as the case may be) the Underlying Shares; and

(xiii) from the date hereof to the Closing Date, trading in the Common Stock shall not have been continuously halted or suspended by the Commission or the Company’s principal Trading Market and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been continuously suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, for more than 11.25 consecutive hours over any two consecutive Trading Days nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other

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national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Purchaser as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) Organization and Qualification. The Company is an entity duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is not in violation nor default of any of the provisions of its Organizational Documents in any material respect. The Company is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has no subsidiaries as of the date of this Agreement.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against, as applicable, the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s Organizational Documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

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(d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings as contemplated by this Agreement, (ii) the filings required to be made with the Commission pursuant to the Registration Rights Agreement, (iii) the notice and/or application(s), if any, to each applicable Trading Market for the issuance and sale of the Securities and the listing of the Underlying Shares for trading thereon in the time and manner required thereby, (iv) the filing with the Commission of a Form D and a proxy statement on Schedule 14A to be filed in connection with the Business Combination, and such filings as are required to be made under applicable requirements, if any, of the Exchange Act or applicable state securities laws, (v) the filing with the Federal Trade Commission of any notice and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to be filed in connection with the Business Combination, and (vi) Stockholder Approval (collectively, the “Required Approvals”).

(e) Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Underlying Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Company will include a shareholder proposal in the proxy statement on Schedule 14A to be filed in connection with the Business Combination to approve an increase in authorized capital stock such that, immediately prior to Closing, it will have reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares at least equal to the Required Minimum on the date hereof.

(f) Capitalization. The issued and outstanding capital stock of the Company as of the date hereof is as set forth in the SEC Reports on, which shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities pursuant to this Agreement or as set forth in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. Other than as expressly set forth in the Merger Agreement, as set forth in this Agreement, or in the SEC Reports, the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers). Other than as set forth in the SEC Reports, there are no outstanding securities or instruments of the Company with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company. Other than the Redemption, as expressly set forth in the Warrant Agreement, or in the SEC Reports, there are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company. Except as set forth in the SEC Reports, the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in the SEC Reports,

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here are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders. The Company has not entered into any side letter or similar agreement with any Purchaser or any other investor in connection with such Purchaser’s or investor’s direct or indirect investment in the Company.

(g) SEC Reports; Financial Statements. The Company, since its initial public offering, has filed all reports, schedules, registration statements, proxy statements, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. As of their respective dates, none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports and except as disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, or pursuant to existing Company stock option plans. Except as disclosed in the SEC Reports, the Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its business, prospects, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed (in the SEC Reports or otherwise) at least one Trading Day prior to the date that this representation is made.

(i) Compliance. The Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is not, nor has been, in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

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(j) Litigation. Except as set forth in the SEC Reports there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, “Actions”). Additionally, except as set forth in the SEC Reports, there is no Action that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. The Company is not, nor has been, the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Except as set forth in the SEC Reports, there has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(k) Transactions with Affiliates and Employees. Except as described in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(l) Sarbanes-Oxley; Internal Accounting Controls. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company.

(m) Certain Fees. Other than as provided for in the Investor Purchase Agreement or as set forth in the SEC Reports, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(n) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. Subject to Stockholder Approval requirements, the issuance and sale of the Securities hereunder will not contravene the rules and regulations of the Trading Market.

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(o) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities and consummation of the Business Combination, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(p) Registration Rights. Other than each of the Purchasers and as disclosed in the SEC Reports, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(q) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(r) Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(s) Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents and the Management Presentation, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby is true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(t) No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable stockholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

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(u) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(v) No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. Assuming the accuracy of the Purchaser’s representations and warranties under this Agreement, the Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(w) Foreign Corrupt Practices. Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of FCPA.

(x) Accountants. The Company’s accounting firm is Marcum LLP. To the knowledge and belief of the Company, such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending December 31, 2021.

(y) No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(z) Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(aa) Acknowledgment Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.2(g), 4.12 and 4.15 hereof), it is understood and acknowledged by the Company that: (i) none of the Purchasers has been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may have a “short” position in the Common Stock and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s

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length counter-party in any “derivative” transaction. The Company further understands and acknowledges that, except as set forth in Section 4.12 hereof, (y) one or more Purchasers and their Affiliates may engage in hedging activities at various times at any time after the date hereof, including during the period that the Securities are outstanding, and including, without limitation, during the periods that the value of the Underlying Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(bb) Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

(cc) Office of Foreign Assets Control. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(dd) Money Laundering. The operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ee) No Disqualification Events. With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

(ff) Other Covered Persons. Other than as set forth in the Investor Purchase Agreement, the Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(gg) Notice of Disqualification Events. The Company will notify the Purchasers in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any Issuer Covered Person.

3.2 Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a) Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and

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authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities at any time pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it converts any shares of Preferred Stock, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Purchaser is not subject to any Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Purchaser is not an entity formed for the specific purpose of acquiring the Securities and is an “institutional account” as defined by FINRA Rule 4512(c).

(d) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) General Solicitation. Such Purchaser became aware of this offering of Securities solely by means of direct contact between Purchaser and the Company and/or Target, or their respective representatives or affiliates, and the Securities were offered to Purchaser solely by direct contact between Purchaser and the Company and/or Target, or their respective affiliates. Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to Purchaser, by any other means. Such Purchaser is not, to such Purchaser’s knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

(f) Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto), the Management Presentation, and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities, the transactions contemplated by the Merger Agreement, and the merits and risks of investing in the Securities; (ii) access to information about the Company, Target and its financial condition, results of operations, business, properties, management and prospects as such Purchaser and

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its advisor(s) have deemed sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Purchaser further acknowledges that there have not been, and Purchaser hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Purchaser by the Company, any of its Affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the transactions contemplated hereby or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Agreement, the Merger Agreement and the other Transaction Documents.

(g) Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement or to such Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, for the avoidance of doubt, and except as set forth in Section 4.12 herein, nothing contained in this Section 3.2 or anywhere else in this Agreement shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

3.3 Representations and Warranties of the Target. The Target hereby makes (x) each of the following representations and warranties and (y) each of the representations and warranties of the Target set forth in the Merger Agreement (as if such representations and warranties were initially made to each Purchaser and set forth in this Agreement in their entirety, mutatis mutandis), in each case, as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) Organization and Qualification. The Target is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. The Target is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Target Material Adverse Effect (as defined below). The Target has no subsidiaries. As used in this Agreement, “Target Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Target, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Target to perform any of its obligations under any of the Transaction Documents (as defined below). The Target has no subsidiaries as of the date of this Agreement.

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(b) Authorization; Enforcement; Validity. The Target has the requisite power and authority to enter into and perform its obligations under the Merger Agreement, this Agreement and the other Transaction Documents. The execution and delivery of the Merger Agreement, this Agreement and the other Transaction Documents by the Target, and the consummation by the Target of the transactions contemplated hereby and thereby have been duly authorized by the Target’s board of directors, and no further filing, consent or authorization is required by the Target, its board of directors or its stockholders or other governing body. The Merger Agreement and this Agreement have been, and the other Transaction Documents to which it is a party will be prior to the Closing, duly executed and delivered by the Target, and each constitutes the legal, valid and binding obligations of the Target, enforceable against the Target in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Target and the consummation by the Target of the transactions contemplated hereby and thereby will not (i) result in a violation of the Organizational Documents of the Target, or any capital stock or other securities of the Target, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Target is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations) applicable to the Target or by which any property or asset of the Target is bound or affected.

(d) Consents. The Target is not required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Target is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing Date, and the Target is not aware of any facts or circumstances which might prevent the Target from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents.

(e) Material Liabilities; Financial Information.

(i) Material Liabilities. Except as set forth on Schedule 3.3(e)(i), the Target has no liabilities or obligations, absolute or contingent (individually or in the aggregate) in excess of $250,000 individually, or in the aggregate. Except as disclosed on Schedule 3.3(e)(i), the Target (i) has no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Target or by which the Target is or may become bound, (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Target Material Adverse Effect, (iii) has no financing statements securing obligations in any amounts filed in connection with the Target; (iv) is not in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Target Material Adverse Effect, and (v) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Target’s officers, has or is expected to have a Target Material Adverse Effect.

(ii) Unaudited Financial Information. The unaudited consolidated financial statements of the Target, consisting of the consolidated balance sheet of the Target as of March 31, 2022, and the related unaudited consolidated income statement and statement of cash flows for the three months then ended, delivered to the Purchasers on or prior to the date hereof and attached hereto as Schedule 3.3(e)(ii) (collectively, the “Unaudited Target Financials”), fairly present in all material respects the financial position of the Target, at the respective dates thereof, subject to adjustments which are not expected to have a Target Material Adverse Effect.

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(iii) Audited Financial Information. The consolidated balance sheets of the Target as of December 31, 2020 and December 31, 2021, and the related consolidated audited income statements, changes in stockholder or member equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Target Financials”), fairly present in all material respects the financial position of the Target at the respective dates thereof, subject to adjustments which are not expected to have a Target Material Adverse Effect. The forecasts and projections, if any, contained in the Audited Target Financials will have been prepared in good faith and on the basis of assumptions that are fair and reasonable in light of current and reasonably foreseeable circumstances.

(iv) No Misstatements or Omissions; No Restatements. No information provided by or on behalf of the Target to any of the Purchasers contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. The Target is not currently contemplating to amend or restate any of the Target Financial Statements, nor is the Target currently aware of facts or circumstances which would require the Target to amend or restate any of the Target Financial Statements, in each case, in order for any of the Target Financials Statements to be in compliance with GAAP. The Target has not been informed by its independent accountants that they recommend that the Target amend or restate any of the Target Financial Statements or that there is any need for the Target to amend or restate any of the Target Financial Statements.

(f) Absence of Certain Changes. Since the date of the last Target Financial Statements, there has been no Target Material Adverse Effect. Specifically, since the date of the last Target Financial Statements, the Target has not:

(i) declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock of the Target or any direct or indirect redemption, purchase or other acquisition of any such shares;

(ii) sold, assigned, pledged, encumbered, transferred or other disposed of any tangible asset of the Target (other than sales or the licensing of its products to customers in the ordinary course of business consistent with past practice), or sold, assigned, pledged, encumbered, transferred or other disposed of any Target Intellectual Property (other than licensing of products of the Target in the ordinary course of business and on a non-exclusive basis);

(iii) entered into any licensing or other agreement with regard to the acquisition or disposition of any patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses and which the failure to so have could have a Target Material Adverse Effect (collectively, the “Target Intellectual Property”) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed with respect to any Governmental Entity;

(iv) made any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Target’s annual capital expenditure budget for periods following the date of this Agreement, made available to the Purchasers;

(v) incurred any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) in excess of $250,000 individually, other than obligations under customer contracts, current obligations and liabilities, in each case incurred in the ordinary course of business and consistent with past practice;

(vi) incurred any Lien on any property of the Target;

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(vii) made any payment, discharge, satisfaction or settlement of any suit, action, claim, arbitration, proceeding or obligation of the Target, except in the ordinary course of business and consistent with past practice;

(viii) completed any split, combination or reclassification of any equity securities;

(ix) incurred any material loss, destruction or damage to any property of the Target, whether or not insured;

(x) made any acceleration or prepayment of any Indebtedness (as defined below) for borrowed money or the refunding of any such Indebtedness;

(xi) experienced any labor trouble involving the Target or any material change in their personnel or the terms and conditions of employment;

(xii) made any waiver of any valuable right, whether by contract or otherwise;

(xiii) made any loan or extension of credit to any officer or employee of the Target;

(xiv) experienced any change in the independent public accountants of the Target or any material change in the accounting methods or accounting practices followed by the Target, or any material change in depreciation or amortization policies or rates;

(xv) experienced any resignation or termination of any officer, key employee or group of employees of the Target;

(xvi) made any change in any compensation arrangement or agreement with any employee, officer, director or shareholder that would result in the aggregate compensation to such Person in such year to exceed $200,000, except as permitted by the Merger Agreement;

(xvii) any material increase in the compensation of employees of the Target (including any increase pursuant to any written bonus, pension, profit sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, shareholder, director, consultant or agent of the Target having an annual salary or remuneration in excess of $200,000, except as permitted by the Merger Agreement;

(xviii) any revaluation of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets other than in the ordinary course of business;

(xix) any acquisition or disposition of any material assets (or any contract or arrangement therefor), or any other material transaction by the Target otherwise than for fair value in the ordinary course of business;

(xx) cancelled any debts or claims or any material amendment, termination or waiver of any rights of the Target; or

(xxi) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xx).

The Target has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Target have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Target is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Target Insolvent (as defined below). For purposes of this Section 3.3(f), “Target Insolvent” means (A) the present fair saleable value of the Target’s assets is less than the amount required to pay the Target’s total Indebtedness (as defined below), (B) the Target is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Target intends to incur or believes that it will incur debts that would be beyond their ability to

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pay as such debts mature. The Target has not engaged in any business or in any transaction, and is not about to engage in any business or in any transaction, for which the Target’s remaining assets constitute unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(g) No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Target, or any of its businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) could have a material adverse effect on any Purchaser’s investment hereunder or (ii) could have a Target Material Adverse Effect. The reserves, if any, established by the Target or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Target on the date hereof and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by the Target in its financial statements or otherwise.

(h) Foreign Corrupt Practices. Neither the Target, the Target’s subsidiary or any director, officer, agent, employee, nor any other person acting for or on behalf of the foregoing (individually and collectively, a “Target Affiliate”) have violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption laws, nor has any Target Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of

(i) (A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or

(ii) assisting the Target in obtaining or retaining business for or with, or directing business to, the Target.

(i) Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship to which the Target is a party that is required to be disclosed by the Target in its Target Financial Statements and is not so disclosed or that otherwise could be reasonably likely to have a Target Material Adverse Effect.

(j) Illegal or Unauthorized Payments; Political Contributions. Neither the Target nor, to the best of the Target’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Target has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Target.

(k) Money Laundering. The Target is in compliance with, and has not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

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(l) Management. During the past five year period, no current or former officer or director or, to the knowledge of the Target, no current ten percent (10%) or greater shareholder of the Target has been the subject of:

(i) a petition under bankruptcy laws or any other insolvency or moratorium law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two years before the time of the filing of such petition or such appointment;

(ii) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(iii) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

(A) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(B) Engaging in any particular type of business practice; or

(C) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;

(iv) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than sixty (60) days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;

(v) a finding by a court of competent jurisdiction in a civil action or by the SEC or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or

(vi) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

(m) No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Target to arise, between the Target and the accountants and lawyers formerly or presently employed by the Target and the Target is current with respect to any fees owed to its accountants and lawyers which could affect the Target’s ability to perform any of its obligations under any of the Transaction Documents. In addition, on or prior to the date hereof, the Target had discussions with its accountants about its financial statements. Based on those discussions, the Target has no reason to believe that it will need to restate any such financial statements or any part thereof.

(n) Cybersecurity. The Target’s information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Target as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants that would reasonably be expected to have a Material Adverse Effect on the Target’s business. The Target has implemented and maintained commercially

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reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including “Personal Data,” used in connection with their businesses. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679); (iv) any information which would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”); and (v) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. There have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person or such, nor any incidents under internal review or investigations relating to the same except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Target is presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(o) Compliance with Data Privacy Laws. The Target is, and since January 1, 2018 has been, in compliance with all applicable state and federal data privacy and security laws and regulations, including without limitation HIPAA, and the Target has taken commercially reasonable actions to prepare to comply with, and since May 25, 2018, has been and currently are in compliance with, the GDPR (EU 2016/679) (collectively, the “Privacy Laws”) except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To ensure compliance with the Privacy Laws, the Target has in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of Personal Data (the “Policies”). The Target has at all times made all disclosures to users or customers required by applicable laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, to the knowledge of the Target, been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect. The Target further certifies that it: (i) has not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law.

(p) U.S. Real Property Holding Corporation. The Target is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Target shall so certify upon Purchaser’s request.

(q) Bank Holding Company Act. The Target is not subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Target does not own or contros, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. The Target does not exercise a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

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(r) Other Covered Persons. Other than as provided in the Investor Securities Agreement, the Target is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(s) Disclosure. No statement made by the Target in this Agreement, the Merger Agreement, the Management Presentation, any other Transaction Document or the exhibits and schedules attached hereto or in any certificate or schedule furnished or to be furnished by or on behalf of the Target to the Investors or any of their representatives in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. The due diligence materials previously provided by or on behalf of the Target to each Purchaser (if any) (the “Due Diligence Materials”), have been prepared in a good faith effort by the Target to describe the Target’s present and proposed products, and projected growth of the Target and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, except that with respect to assumptions, projections and expressions of opinion or predictions contained in the Due Diligence Materials, the Target represents only that such assumptions, projections, expressions of opinion and predictions were made in good faith and that the Target believes there is a reasonable basis therefor. The Target acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of a Purchaser under this Agreement and the Registration Rights Agreement.

(b) The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor

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shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders (as defined in the Registration Rights Agreement) thereunder.

(c) Certificates evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144, (iii) if such Underlying Shares are eligible for sale under Rule 144, without volume or manner-of-sale restrictions, (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission), or (v) as otherwise provided in the Certificate of Designation. The Company shall cause its counsel to issue a legal opinion to the Transfer Agent or the Purchaser promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by a Purchaser, respectively. If all or any shares of Preferred Stock are converted at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144, or if the Underlying Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) or as provided in the Certificate of Designation, then such Underlying Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend.

(d) In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Underlying Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 4.1(c), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to a Purchaser by the Legend Removal Date a certificate representing the Securities so delivered to the Company by such Purchaser that is free from all restrictive and other legends and (b) if after the Legend Removal Date such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that such Purchaser anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of such Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (x) such number of Underlying Shares that the Company was required to deliver to such Purchaser by the Legend Removal Date multiplied by

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(y) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such Purchaser to the Company of the applicable Underlying Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

(e) Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

4.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. In addition, the Purchaser acknowledges that the Sponsor is entitled, pursuant to certain anti-dilution rights granted to it, to receive additional shares of Common Stock at the closing of the Business Combination. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3 Furnishing of Information; Public Information.

(a) Until the earliest of the time that no Purchaser owns Securities, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act or any other applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

(b) At any time during the period commencing from the one (1) year anniversary of the Closing Date and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) in the event the Company has not kept a registration statement available as required pursuant to the terms of the Registration Rights Agreement, then, in addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the aggregate Subscription Amount of such Purchaser’s Securities on the day of a Public Information Failure and on every thirtieth (30th) day (pro-rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the Purchasers to transfer the Underlying Shares pursuant to Rule 144. The payments to which a Purchaser shall be entitled pursuant to this Section 4.3(b) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.4 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities

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or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.5 Conversion Procedures. The form of Notice of Conversion included in the Certificate of Designation set forth the totality of the procedures required of the Purchasers in order to convert the Preferred Stock. Without limiting the preceding sentences, no ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required in order to convert the Preferred Stock. No additional legal opinion, other information or instructions shall be required of the Purchasers to convert their Preferred Stock. The Company shall honor conversions of the Preferred Stock and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6 Securities Laws Disclosure; Publicity. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents and the Management Presentation as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company, the Target or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of the Purchasers or any of their Affiliates on the other hand, shall terminate. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, neither the Company nor the Target shall publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b).

4.7 Stockholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.8 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents and information contained in the Management Presentation, which shall be disclosed pursuant to Section 4.6, the Company and the Target each covenant and agree that neither it, nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes, or the Company or the Target reasonably believes constitutes, material non-public information, unless prior thereto such Purchaser shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. Each of the Company and the Target understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that the Company, the Target or any of their respective officers, director, agents, employees or Affiliates delivers any material, non-public information to a Purchaser without such Purchaser’s consent, each of the Company and the Target hereby covenants and agrees that such Purchaser shall not have any duty of trust or confidentiality to the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates not to trade while

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aware of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or the Target, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. Each of the Company and the Target understands and confirms that each Purchaser shall be relying on the foregoing covenants and the covenants set forth in Section 4.6 hereof in effecting transactions in securities of the Company.

4.9 Reserved.

4.10 Indemnification of Purchasers. Subject to the provisions of this Section 4.10, each of the Company and the Target will, severally, indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company or the Target in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company or the Target who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is solely based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company and the Target in writing, and either the Company or the Target shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company or the Target in writing, (ii) the Company or the Target has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company or the Target and the position of such Purchaser Party, in which case the Company and the Target shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. Neither the Company nor the Target will be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s or the Target’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.10 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company, the Target or others and any liabilities the Company or the Target may be subject to pursuant to law.

4.11 Reservation and Listing of Securities.

(a) Commencing on the Closing Date, the Company shall maintain a reserve of the Required Minimum from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents.

(b) If, on any date following the Closing Date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 150% of (i) the Required Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to the Transaction Documents, then

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the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 75th day after such date, provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents.

(c) The Company shall, as applicable: (i) promptly after the Closing Date and in connection with the registration with the Commission of the Underlying Shares, in the manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps reasonably necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as practicable thereafter and to provide to the Purchasers evidence of such listing or quotation and (iii) use reasonable best efforts to maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer. In addition, prior to the Closing Date, the Company shall hold a special meeting of stockholders (which may also be at the annual meeting of stockholders) providing for the approval of the issuance of all of the Securities in compliance with the rules and regulations of the principal Trading Market (without regard to any limitation on conversion or exercise thereof) (the “19.9% Approval”), with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal.

4.12 Reserved.

4.13 Subsequent Equity Sales.

(a) Except pursuant to an Exempt Issuance, from the date hereof until twenty-four (24) months after the Effective Date, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents at a price per share below $2.00, or (ii) file any registration statement (other than a customary universal shelf registration statement on Form S-3) or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement, the Registration Rights Agreement entered into pursuant to the Investor Purchase Agreement or to register for resale the shares underlying the Company’s outstanding warrants.

(b) From the date hereof until such time as no Purchaser holds any of the Preferred Shares, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. For the avoidance of doubt, a Variable Rate Transaction shall not be considered an Exempt Issuance. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

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(c) In the event the Company proposes to enter into a Future Equity Issuance, the Purchasers shall receive the right to participate on a pro rata basis in such Future Equity Issuance on the same terms as proposed by the parties to such Future Equity Issuance. The Company shall give notice to each Purchaser, stating (i) its bona fide intention of a Future Equity Issuance, (ii) the number of such securities to be offered, and (iii) the price and terms, if any, of the Future Equity Issuance. The Purchasers shall have ten (10) Business Days to exercise the right to participate in the proposed Future Equity Issuance, at the price and on the terms specified in such notice, up to that portion of such securities to be offered and issued in the Future Equity Issuance which equals the proportion that the Common Stock then held by such Purchaser (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Securities then held by such Purchaser) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Securities then then held by the Purchaser). If so exercised, the Company and the Purchasers electing to participate in such Future Equity Issuance shall negotiate in good faith the definitive documents with respect to such Future Equity Issuance. If the Purchasers elect not to participate in the proposed Future Equity Issuance within the period set forth above, the Company shall be permitted to proceed with the Future Equity Issuance on the proposed terms without any additional consent from the Purchasers.

4.14 Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.15 Certain Transactions and Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 4.6, such Purchaser will maintain the confidentiality of the existence and terms of this transaction. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that, (i) no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6, (ii) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6 and (iii) no Purchaser shall have any duty of trust or confidentiality or duty not to trade in the securities of the Company to the Company after the issuance of the initial press release as described in Section 4.6. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.16 Form D; Blue Sky Filings. To the extent required by applicable law, the Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.
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4.17 Capital Changes. From the date hereof until one year after the Effective Date, the Company shall not undertake a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of the Purchasers holding a majority in interest of the shares of Preferred Stock unless such split or reclassification is required to maintain the listing of Company Common Stock on a Trading Market.

4.18 Additional Covenants. Until the Closing Date, the Target hereby covenants to each Purchaser such covenants set forth in the Merger Agreement as if such covenants were incorporated by reference into this Agreement, mutatis mutandis. For the avoidance of doubt, this Section 4.19 shall not relieve the Company and/or any of its Subsidiaries of any of its obligations pursuant to this Section 4 with respect to the Company and/or any of its Subsidiaries or any of their respective securities, as applicable.

ARTICLE V.

MISCELLANEOUS

5.1 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of either party in respect thereof, upon the earlier to occur of (a) the mutual written agreement of the parties hereto to terminate this Agreement, or (b) the termination (for any reason) of the Merger Agreement by any party to the same. Additionally, (i) the Company may terminate this Agreement with respect to any Purchaser if any of the conditions set forth in Section 2.3(a) applicable to such Purchaser shall have become incapable of fulfillment, and shall not have been waived by the Company; and (ii) any Purchaser may terminate this Agreement (with respect to itself only) if (X) any of the conditions set forth in Section 2.3(b) shall have become incapable of fulfillment, and shall not have been waived by such Purchaser or (Y) the Closing shall not have occurred on or prior to December 31, 2022. Notwithstanding the foregoing, nothing herein will relieve any party from liability for any intentional breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach; provided, that in the event that the Merger Agreement is ever terminated by the Company and/or Target for any reason, each of the Purchasers hereby agrees (1) not to indirectly assert a claim against Target by funding the Company or any other party to assert any such claim, and (2) that Target shall have third party beneficiary rights to enforce its rights under this Section.

5.2 Fees and Expenses. Except as expressly set forth in Schedule 5.2 and in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.3 Entire Agreement. The Transaction Documents and any agreement between the Company and a Purchaser with respect to the Services, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the e-mail address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

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5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or a group of Purchasers which purchased at least 67% in interest of the Preferred Stock based on the initial Subscription Amounts hereunder (or, prior to the Closing, the Company and each Purchaser) or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any amendment, modification or waiver disproportionately and adversely impacts a Purchaser (or group of Purchasers), the consent of such disproportionately impacted Purchaser (or group of Purchasers) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any proposed amendment or waiver that disproportionately, materially and adversely affects the rights and obligations of any Purchaser relative to the comparable rights and obligations of the other Purchasers shall require the prior written consent of such adversely affected Purchaser. Any amendment effected in accordance with this Section 5.5 shall be binding upon each Purchaser and holder of Securities and the Company. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver effected in accordance with this Section 5.5.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8 No Third-Party Beneficiaries. Target shall be a third party beneficiary of Sections 5.1 and 5.22 hereof, and each of the parties named in Section 5.22 hereof shall also be third party beneficiaries of such Section 5.22 hereof and each such beneficiary of Sections 5.1 or 5.22 hereof shall have the independent ability to enforce such provision. For purposes of clarification, each of the parties hereto acknowledges that Target and the parties referenced in Section 5.22 shall have the third party beneficiary rights contained herein. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 5.8

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents (other than the Certificate of Designation, which shall be governed by Delaware law) shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (other than the Certificate of Designation) (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents, other than the Certificate of Designation), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction

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Documents, then, in addition to the obligations of the Company under Section 4.10, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that, in the case of a rescission of a conversion of the Preferred Stock, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion.

5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Annex J-33

5.17 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

5.18 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

5.19 Liquidated Damages. The Company’s obligations to pay any liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.20 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.21 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement.

Annex J-34

5.22 Trust Account Waiver. Each Purchaser hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Purchaser hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in or distributions from the Trust Account, and shall not make any claim against the Trust Account, with respect to any claim based upon, arising out of, resulting from, in connection with or relating to the Transaction Documents or the transactions contemplated hereby, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account or distributions therefrom now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any Released Claims. Notwithstanding the foregoing, nothing in this Section 5.22 shall be deemed to limit any Purchaser’s right, title, interest or claim to any monies held in or distributions from the Trust Account by virtue of its record or beneficial ownership of any shares of Common Stock acquired in the open market and outstanding on the date hereof (whether acquired by such Purchaser prior to, on or after the date hereof), pursuant to a validly exercised redemption right with respect to any such shares of Common Stock, and, for the avoidance of doubt, nothing contained herein shall limit any Purchaser’s rights, if any, in respect of the Transaction Documents and the transactions contemplated thereby.

5.23 NO LIABILITY UPON GOOD FAITH TERMINATION. OTHER THAN WITH RESPECT TO ANY LIABILITIES ARISING PURSUANT TO SECTION 4.10 AND/OR SECTION 5.2 ABOVE, NONE OF THE COMPANY, TARGET OR ANY AFFILIATE OF TARGET, OR ANY OTHER PARTY TO THE MERGER AGREEMENT, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, STOCKHOLDERS, MANAGERS, MEMBERS, ADVISORS OR LEGAL COUNSEL SHALL HAVE ANY LIABILITY (INCLUDING, BUT NOT LIMITED TO, AS A RESULT OF POTENTIAL LOST PROFITS AND OPPORTUNITIES) TO ANY PURCHASER AS A RESULT OF THE TERMINATION OF THIS AGREEMENT AS A RESULT OF THE GOOD FAITH TERMINATION OF THE MERGER AGREEMENT BECAUSE OF A FAILURE OF A CLOSING CONDITION TO BE MET (SOLELY TO THE EXTENT SUCH FAILURE IS OUTSIDE OF THE CONTROL OF THE TARGET OR THE COMPANY, BUT REGARDLESS OF WHETHER THE MERGER AGREEMENT IS TERMINATED BY THE COMPANY OR TARGET).

5.24 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

Annex J-35

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LARKSPUR HEALTH ACQUISITION CORP.	Address for Notice:
100 Somerset Corporate Blvd., 2nd Floor
By:	Bridgewater, New Jersey 08807
Name:
Title:	Email:
With a copy to (which shall not constitute notice):
Alston & Bird Attn: Facsimile: Email:

Acknowledged and agreed by:
zyversa Therapeutics, Inc.

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO LARSKPUR HEALTH ACQUISITION CORP. SPA]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: ___________________________________________________________

Signature of Authorized Signatory of Purchaser: ____________________________________

Name of Authorized Signatory: __________________________________________________

Title of Authorized Signatory: ___________________________________________________

Email Address of Authorized Signatory: ___________________________________________

Address for Notice to Purchaser:_________________________________________________

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount: $________________________________________________________

Shares of Preferred Stock: ______________________________________________________

Beneficial Ownership Blocker ☐ 4.99% or ☐ 9.99%

EIN Number: ________________________________________________________________

[SIGNATURE PAGES CONTINUE]

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Larkspur’s Existing Organizational Documents provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. Larkspur has also entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation. Larkspur has also purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Larkspur against its obligations to indemnify its officers and directors.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, Larkspur has been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Combined Entity will be governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”). Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had No reasonable cause to believe that his conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Registrant’s Proposed Charter and Proposed Bylaws provide that the Combined Entity will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, is or was a director or officer of Larkspur, or is or was a director or officer of the Combined Entity serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Registrant’s Proposed Bylaws provide for mandatory indemnification to the fullest extent permitted by DGCL against all expenses (including attorney’s fees), judgments, fines, ERISA excise Taxes or penalties and amounts paid in settlements.

The Registrant’s Proposed Charter eliminates the liability of a director of the Combined Entity to the fullest extent under applicable law. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

The Registrant’s directors and executive officers are covered by insurance maintained the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, Larkspur has entered into contracts with its directors and executive officers providing indemnification of such directors and executive officers by Larkspur to the fullest extent permitted by law, subject to certain limited exceptions.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1†*

Business Combination Agreement, dated as of July 20, 2022 (as it may be amended and/or restated from time to time), by and among Larkspur Health Acquisition Corp., Larkspur Merger Sub Inc., Stephen Glover and ZyVersa Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 to Larkspur’s Current Report on Form 8-K filed with the SEC on July 22, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

2.2*	Side Letter to Business Combination Agreement, dated November 3, 2022, by and among Larkspur Health Acquisition Corp., Larkspur Merger Sub Inc., Stephen Glover and ZyVersa Therapeutics, Inc.
3.1

Amended and Restated Certificate of Incorporation of Larkspur Health Acquisition Corp. (incorporated by reference to Exhibit 3.1 to Larkspur’s Current Report on Form 8-K, filed with the SEC on December 23, 2021).

3.2	Amended and Restated Bylaws of Larkspur Health Acquisition Corp. (incorporated by reference to Exhibit 3.3 to Larkspur’s Form S-1/A, filed with the SEC on December 7, 2021).
3.3*	Form of Certificate of Incorporation of the Combined Entity (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.4***

Form of Certificate of Designation of Larkspur Health Acquisition Corp. relating to the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to Larkspur’s Form S-4/A, filed with the SEC on September 27, 2022).

3.5*	Form of Bylaws of the Combined Entity (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).
3.6*	Form of Certificate of Designation of Larkspur Health Acquisition Corp. relating to the Series B Convertible Preferred Stock.
4.1

Form of Warrant Agreement, by and between Larkspur and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Larkspur’s Current Report on Form 8-K filed on December 23, 2021).

4.2***	Form of Warrant to be issued by the Registrant to each Private Placement Investor.
4.3***	Form of Warrant pursuant to License Agreement, dated April 18, 2019, by and between InflamaCORE, LLC and Variant Pharmaceuticals, Inc.
4.4***	Form of Warrant pursuant to License Agreement, dated December 15, 2015, by and between L&F Research LLC and Variant Pharmaceuticals, Inc.
5.1*	Opinion of Alston & Bird LLP as to the validity of the shares of common stock and warrants.
8.1*	Tax Opinion of Lowenstein Sandler LLP
10.1

Form of Lock-Up Agreement, by and among Larkspur Health Acquisition Corp. and the parties listed on Schedule A thereto (incorporated by reference to Exhibit 10.4 to Larkspur’s Current Report on Form 8-K filed with the SEC on July 22, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).

10.2

Form of Amended and Restated Registration Rights Agreement, by and among Larkspur Health Acquisition Corp. and each purchaser identified on the signature pages thereto. (incorporated by reference to Exhibit 10.2 to Larkspur’s Current Report on Form 8-K filed with the SEC on July 22, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).

Exhibit No.	Description
10.3

Securities Purchase Agreement, dated as of July 20, 2022, by and among Larkspur Health Acquisition Corp. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to Larkspur’s Current Report on Form 8-K filed with the SEC on July 22, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).

10.5

Form of Shareholder Support Agreement, by and among Larkspur Health Acquisition Corp., ZyVersa Therapeutics, Inc. and certain of the stockholders of ZyVersa Therapeutics, Inc, whose names appear on the signature pages thereto (incorporated by reference to Exhibit 10.3 to Larkspur’s Current Report on Form 8-K filed with the SEC on July 22, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).

10.6+*	Form of Combined Entity 2022 Omnibus Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
10.6.1+***	Form of Incentive Stock Option Grant Agreement under the Combined Entity 2022 Omnibus Incentive Plan
10.6.2+***	Form of Restricted Stock Unit Award Agreement under the Combined Entity 2022 Omnibus Incentive Plan
10.6.3+***	Form of Non-Qualified Stock Option Grant Agreement under the Combined Entity 2022 Omnibus Incentive Plan
10.7+***	Variant Pharmaceuticals, Inc. 2014 Equity Incentive Plan
10.8+

Indemnity Agreement, dated December 20, 2021, by and among the Company each of its officers and directors (incorporated by reference to Exhibit 10.6 to Larkspur’s Current Report on Form 8-K, filed with the SEC on December 23, 2021)

10.9

Letter Agreement, dated December 20, 2021, by and among the Company and its officers, directors, Sponsors, and the other parties named therein (incorporated by reference to Exhibit 10.1 to Larkspur’s Current Report on Form 8-K, filed with the SEC on December 23, 2021)

10.10

Business Combination Advisor Agreement, dated December 20, 2021, by and between the Company and A.G.P. (incorporated by reference to Exhibit 1.2 to Larkspur’s Current Report on Form 8-K, filed with the SEC on December 23, 2021)

10.11

Investment Management Trust Agreement, dated December 20, 2021, by and between the Company and CST&T (incorporated by reference to Exhibit 10.2 to Larkspur’s Current Report on Form 8-K, filed with the SEC on December 23, 2021)

10.12

Private Units Purchase Agreement, dated December 20, 2021, by and between the Company and Larkspur Health (incorporated by reference to Exhibit 10.4 to Larkspur’s Current Report on Form 8-K, filed with the SEC on December 23, 2021)

10.13

Private Units Purchase Agreement, dated December 20, 2021, by and between the Company and the Sponsor Investors (incorporated by reference to Exhibit 10.5 to Larkspur’s Current Report on Form 8-K, filed with the SEC on December 23, 2021)

10.14†#***	License Agreement, dated April 18, 2019, by and between InflamaCORE, LLC and Variant Pharmaceuticals, Inc.
10.15†#***	License Agreement, dated December 15, 2015, by and between L&F Research LLC and Variant Pharmaceuticals, Inc.
10.16†#***	First Amendment to License Agreement, dated January 9, 2020, by and between L&F Research LLC and Variant Pharmaceuticals, Inc.
10.17*

Form of Securities Purchase Agreement, relating to Series B Preferred Stock by and among Larkspur Health Acquisition Corp. and each purchaser identified on the signature pages thereto. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex J)

10.18***	Form of Registration Rights Agreement, relating to Series B Preferred Stock by and among Larkspur Health Acquisition Corp. and each purchaser identified on the signature pages thereto.
10.19*	Form of Amendment #1 to the Securities Purchase Agreement, by and among Larkspur Health Acquisition Corp. and each purchaser identified on the signature pages thereto.
10.20+***	Executive Employment Agreement, dated as of September 13, 2022, by and between Stephen Glover and ZyVersa Therapeutics, Inc.
10.21+***	Executive Employment Agreement, dated as of September 13, 2022, by and between Nicholas LaBella and ZyVersa Therapeutics, Inc.
10.22+***	Executive Employment Agreement, dated as of September 13, 2022, by and between Karen Cashmere and ZyVersa Therapeutics, Inc.

Exhibit No.	Description
10.23+***	Executive Employment Agreement, dated as of September 13, 2022, by and between Peter Wolfe and ZyVersa Therapeutics, Inc.
23.1*	Consent of Marcum LLP, independent registered public accounting firm of Larkspur Health Acquisition Corp.
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm of ZyVersa Therapeutics, Inc.
23.3*	Consent of Alston & Bird LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to the proxy statement/prospectus which forms part of this registration statement).
99.1**	Form of Preliminary Proxy Card.
99.2***	Consent of Stephen C. Glover to be named as a Director.
99.3***	Consent of Robert G. Finizio to be named as a Director.
99.4***	Consent of Min-Chul Park, Ph.D. to be named as a Director.
99.5***	Consent of Daniel J. O’Connor to be named as a Director.
99.6*	Consent of Cassel Salpeter & Co., LLC
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table

____________

*        Filed herewith.

**      To be filed by amendment.

***    Previously Filed

+        Management contract or compensatory plan or arrangement.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#        Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent No more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)     That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)     That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one Business Day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(10)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on the 3rd day of November, 2022.

LARKSPUR HEALTH ACQUISITION CORP.
By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints each of Daniel J. O’Connor and David S. Briones, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
By:	/s/ DANIEL J. O’CONNOR	Chairman, Chief Executive Officer, and Director	November 3, 2022
	Daniel J. O’Connor	(Principal Executive Officer) and Director
By:	*	Chief Financial Officer and Treasurer, and Director	November 3, 2022
	David S. Briones	(Principal Financial Officer and Principal Accounting Officer)
By:	*	Director	November 3, 2022
Raj Mehra, Ph.D., J.D.
By:	*	Director	November 3, 2022
Gregory Skalicky
By:	*	Director	November 3, 2022
Christopher Twitty, Ph.D.
* /s/ DANIEL J. O’CONNOR
Attorney-in-fact